     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 9, 1998
                                                     REGISTRATION NO. 333-
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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                ---------------
                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                ---------------
                            WESTERN RESOURCES, INC.
                                   NKC, INC.

         (EXACT NAME OF THE REGISTRANTS AS SPECIFIED IN THEIR CHARTER)

          KANSAS                     4911                    48-0290150
          KANSAS                     4911                    48-1201698
     (STATE OR OTHER          (PRIMARY STANDARD           (I.R.S. EMPLOYER
     JURISDICTION OF      INDUSTRIAL CLASSIFICATION    IDENTIFICATION NUMBER)
     INCORPORATION OR            CODE NUMBER)
      ORGANIZATION)           818 KANSAS AVENUE
                             TOPEKA, KANSAS 66612
                                (785) 575-6300
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                ---------------
                              RICHARD D. TERRILL
                            WESTERN RESOURCES, INC.
                               818 KANSAS AVENUE
                             TOPEKA, KANSAS 66612
                                (785) 575-6300
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                ---------------
                                  COPIES TO:

   FRANCIS J. AQUILA        RICHARD D. TERRILL         JEANIE SELL LATZ          NANCY A. LIEBERMAN
  SULLIVAN & CROMWELL     WESTERN RESOURCES, INC.     KANSAS CITY POWER &      SKADDEN, ARPS, SLATE,
    125 BROAD STREET         818 KANSAS AVENUE           LIGHT COMPANY           MEAGHER & FLOM LLP
NEW YORK, NEW YORK 10004   TOPEKA, KANSAS 66612           1201 WALNUT             919 THIRD AVENUE
                                                  KANSAS CITY, MISSOURI 64106 NEW YORK, NEW YORK 10022

                                ---------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: AS SOON AS
     PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

                                ---------------

  If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]
  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
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                        CALCULATION OF REGISTRATION FEE
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                                           PROPOSED
                                           MAXIMUM         PROPOSED
 TITLE OF EACH CLASS OF      AMOUNT     OFFERING PRICE      MAXIMUM
       SECURITIES             TO BE      PER SHARE OF      AGGREGATE          AMOUNT OF
    TO BE REGISTERED      REGISTERED(1)  COMMON STOCK  OFFERING PRICE(2) REGISTRATION FEE(3)
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Western Resources, Inc.
 Common Stock, par value
 $5.00 per share.......    44,698,100        N.A.       $1,805,041,770       $532,487.32
NKC, Inc. Common Stock,
 without par value.....    61,908,726

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(1) The maximum number of shares of common stock, par value $5.00 per share ("Western Resources Common Stock"), of Western Resources, Inc. ("Western Resources") that may be issued and contributed to Kansas Gas and Electric Company ("KGE") and subsequently distributed to shareholders of Kansas
    City Power & Light Company ("KCPL"), and shares of common stock, without par value ("Westar Energy Common Stock"), of NKC, Inc. (to be renamed Westar Energy, Inc.) to be issued, pursuant to the Amended and Restated Agreement and Plan of Merger (the "Merger Agreement") to which this Registration Statement relates, based on a total number of outstanding shares of common stock, without par value, of KCPL ("KCPL Common Stock") of 61,908,726 on June 8, 1998 multiplied by the maximum conversion ratio of 0.722 shares of Western Resources Common Stock for each share of KCPL Common Stock and assuming the exchange of one share of Westar Energy
    Common Stock for each share of KCPL Common Stock.
(2) Pursuant to Rules 457(f)(1) and 457(c) under the Securities Act and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price is equal to the market value of the KCPL Common Stock to be canceled pursuant to the Merger Agreement and is based upon $29.1565, the average of the high and low sale prices of KCPL Common Stock on the New York Stock Exchange Composite Tape on June 2, 1998.
(3) Computed in accordance with Rule 457(f) under the Securities Act to be $532,487.32, which is .000295 multiplied by the proposed maximum aggregate offering price $1,805,041,770. In accordance with Rule 429, the fee of $555,076.70 previously paid by Western Resources upon the filing of its Registration Statement on Form S-4 (Reg. No. 333-02711) on April 22, 1996 and Amendment No. 1 to such Registration Statement on June 19, 1996 has been credited against the registration fee payable in connection with this filing.

                                ---------------
  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT FILES A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT WILL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT BECOMES EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

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                           LOGO WESTERN RESOURCES/R/

                                                                   June 9, 1998

Dear Western Resources Shareowner:

  We are pleased to invite you to join us at the Special Meeting of Shareowners of Western Resources, Inc. (the "Special Meeting"). This meeting will be held on July 30, 1998 at the Bradbury Thompson Center located at 1700 SW Jewell on the Washburn University Campus, Topeka, Kansas, commencing at 10:00 a.m., local time.

  At this meeting, you will be asked to vote on proposals relating to the business combination (the "Combination") between your company and Kansas City Power & Light Company ("KCPL"). As a result of the proposed Combination, Western Resources will own (i) approximately 80.1% of the outstanding common stock of a newly formed company to be named Westar Energy, Inc. ("Westar Energy") consisting of KCPL, Kansas Gas and Electric Company, a wholly owned subsidiary of Western Resources ("KGE"), and the electric utility business conducted by Western Resources through its KPL division ("KPL") and (ii) all of the outstanding shares of KLT, Inc., a wholly owned subsidiary of KCPL consisting of KCPL's unregulated businesses. In the proposed Combination, KCPL shareholders will receive approximately 19.9% of the outstanding common stock of Westar Energy and approximately 35% of the outstanding common stock of Western Resources. You will continue to hold your Western Resources shares after the proposed Combination which, in the aggregate, will represent approximately 65% of the outstanding common stock of Western Resources.

  Your Board of Directors believes that the proposed Combination will enable Western Resources to remain competitive in a rapidly changing energy marketplace. Adding KCPL to the Western Resources corporate structure will result in an enterprise with more than 2 million energy and security customers, $11 billion in assets and more than 8,000 megawatts of electric generation resources.

  I will serve as chairman of the Westar Energy Board of Directors and Drue Jennings, KCPL's chairman, president and chief executive officer, will become chief executive officer of Westar Energy. After the proposed Combination, the Board of Directors of Westar Energy will consist of six persons designated by Western Resources, and four persons selected from the KCPL Board of Directors by KCPL. In addition, Western Resources will nominate three current KCPL directors to its Board of Directors. The executive headquarters of Westar Energy will be in Kansas City, Missouri, the customer services headquarters will be in Wichita, Kansas and the field operations headquarters will be in Topeka, Kansas.

  In connection with the proposed Combination, you will be asked to (A) approve and adopt an Amended and Restated Agreement and Plan of Merger among your company, KGE, Westar Energy and KCPL (the "Merger Agreement"), (B) approve an amendment to Western Resources Restated Articles of Incorporation to increase the number of authorized shares from 85,000,000 to 300,000,000 in order to effect the proposed Combination and for general corporate purposes,
(C) approve the issuance of a number of shares of Western Resources common stock equal to the Issuance Number, which will be contributed by Western Resources to KGE, and subsequently distributed to KCPL shareholders pursuant to the Merger Agreement, and (D) approve the transfer by Western Resources to KGE of (i) KPL and (ii) shares of Western Resources common stock equal to the Issuance Number. The term "Issuance Number" means the product of (x) that number of shares of KCPL common stock (other than shares of KCPL Common Stock beneficially owned by Western Resources or KCPL, Dissenting Shares (as defined in the accompanying Joint Proxy Statement/Prospectus) and shares (or any portion thereof) of KCPL Common Stock in respect of which cash is to be paid in lieu of fractional shares) outstanding immediately before such contribution multiplied by (y) a conversion ratio equal to $23.50 divided by the average price of Western Resources common stock over a 20-day averaging period described in the Merger Agreement, subject to a collar ranging from a low of $29.78 to a high of $58.47 (or a maximum of 0.722 and a minimum equal to that fraction of a share of Western Resources common stock equal to $30.00 in value for each KCPL share). Assuming that the average price of Western Resources common stock for the 20-day averaging period is equal to the closing price of Western Resources on June 8 1998, the conversion ratio would be 0.60743, the implied per share value of the Western Resources Common Stock for each share of KCPL Common Stock would be $23.50 and the Issuance Number would be 37,583,465. The transfer of KPL and KGE to Westar Energy constitutes the transfer of substantially all of the assets of Western Resources.

  Your Board of Directors has received the written opinion of its financial advisor, Salomon Smith Barney, that the Aggregate Consideration (as defined in the accompanying Joint Proxy Statement/Prospectus) is fair from a financial point of view to Western Resources.

  Western Resources, in its capacity as sole shareowner of KGE and Westar Energy, has approved the merger of KCPL with and into Westar Energy (the "KCPL Merger") and the merger of KGE with and into Westar Energy (the "KGE Merger") pursuant to the Merger Agreement. However, these mergers will not be consummated unless the shareowners of Western Resources approve all of the items listed above. Accordingly, a vote in favor of such items will in effect be a vote in favor of the KCPL Merger and the KGE Merger. The proposed Combination is also subject to regulatory approvals and other conditions, including approval of the Merger Agreement and the KCPL Merger by the KCPL shareholders. It is presently anticipated that all required approvals will be received and that the proposed Combination will be effective within the first half of 1999.

  Each of the proposals for your consideration is more fully described in the accompanying Notice of Special Meeting and Joint Proxy Statement/Prospectus and its various attachments. I encourage you to read these materials carefully.

  YOUR BOARD OF DIRECTORS HAS CAREFULLY REVIEWED AND CONSIDERED THE TERMS AND CONDITIONS OF THE MATTERS TO BE VOTED UPON AND BELIEVES THAT THEY ARE IN THE BEST INTERESTS OF WESTERN RESOURCES AND ITS SHAREOWNERS AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" EACH OF THE PROPOSALS DESCRIBED IN THE ATTACHED NOTICE OF SPECIAL MEETING AND JOINT PROXY STATEMENT/PROSPECTUS.

  Since the proposals to be voted on at the Special Meeting require the affirmative vote of a majority of the outstanding shares of Western Resources common stock, it is very important that all Western Resources shareowners vote their shares at the Special Meeting. Please keep in mind that the failure to vote, abstentions and broker non-votes will have the same effect as votes cast against the proposals to be voted on.

  Pursuant to the Merger Agreement, Western Resources has agreed to call for redemption, prior to the effective time of the KGE Merger, all outstanding shares of 4 1/2% Series Preferred Stock, par value $100 per share, 4 1/4% Series Preferred Stock, par value $100 per share and 5% Series Preferred Stock, par value $100 per share (together, the "Western Resources Preferred Stock") at a redemption price equal to the amount set forth in the Articles of Incorporation of Western Resources, together with all dividends accrued and unpaid to the date of such redemption.

  Shareowners of Western Resources Common Stock do not have dissenters' rights with respect to the proposed Combination.

  WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, I URGE YOU TO COMPLETE PROMPTLY AND MAIL YOUR PROXY IN THE ENCLOSED SELF-ADDRESSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. A PROMPT REPLY WILL AVOID EXPENSES ASSOCIATED WITH FOLLOW-UP LETTERS TO SHAREOWNERS WHO HAVE NOT RESPONDED. IF YOU DO ATTEND AND WISH TO VOTE IN PERSON, YOU CAN REVOKE YOUR PROXY BY GIVING WRITTEN NOTICE TO THE SECRETARY OF WESTERN RESOURCES OR BY CASTING YOUR BALLOT IN PERSON.

  I look forward to seeing you at the Special Meeting. In the meantime, please review the Joint Proxy Statement/Prospectus and exercise your right to vote.

                                          Sincerely,

                                          /s/ John E. Hayes, Jr.
                                          John E. Hayes, Jr.
                                          Chairman of the Board and
                                          Chief Executive Officer

                            WESTERN RESOURCES, INC.
                               818 KANSAS AVENUE
                             TOPEKA, KANSAS 66612

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                   NOTICE OF SPECIAL MEETING OF SHAREOWNERS
                          TO BE HELD ON JULY 30, 1998

  Notice is hereby given that a Special Meeting of Shareowners of Western Resources, Inc. ("Western Resources") will be held at the Bradbury Thompson Center located at 1700 SW Jewell on the Washburn University Campus, Topeka, Kansas on July 30, 1998, commencing at 10:00 a.m., local time (the "Meeting"). At the Meeting, shareowners will be asked to consider and vote upon the following proposals, which are more fully described in the accompanying Joint Proxy Statement/Prospectus:

    1. A proposal to approve and adopt the Amended and Restated Agreement and Plan of Merger, dated as of March 18, 1998 (the "Merger Agreement"), by and among Western Resources, Kansas Gas and Electric Company, a wholly owned subsidiary of Western Resources ("KGE"), NKC, Inc. (to be renamed Westar Energy, Inc.), currently a wholly owned subsidiary of Western Resources ("Westar Energy"), and Kansas City Power & Light Company ("KCPL") and the transactions contemplated thereby providing, among other things, for the merger of KCPL with and into Westar Energy and the merger of KGE with and into Westar Energy, in each case with Westar Energy as the surviving corporation (the "KCPL Merger" and the "KGE Merger," respectively); the issuance of a number of shares of common stock, par value $5.00 per share, of Western Resources (the "Western Resources Common Stock" and such issuance the "Western Resources Share Issuance") pursuant to the Merger Agreement equal to the product of (x) the number of shares of common stock, without par value, of KCPL ("KCPL Common Stock") (other than shares of KCPL Common Stock beneficially owned by Western Resources, KCPL, Dissenting Shares (as defined in the accompanying Joint Proxy Statement/Prospectus) and shares (or any portion thereof) of KCPL Common Stock in respect of which cash is to be paid in lieu of fractional shares) issued and outstanding immediately prior to the Western Resources Share Issuance multiplied by (y) a conversion ratio providing for a maximum of 0.722 and a minimum equal to that fraction of a share of Western Resources Common Stock equal to $30.00 in value, determined as set forth in the Merger Agreement (the "Issuance Number"); and the transfer by Western Resources to KGE of
  (i) all of the right, title and interest of Western Resources in the assets of its KPL division and the assumption by KGE of all liabilities relating to the KPL division and an additional principal amount of debt of Western Resources so that aggregate total indebtedness for borrowed money (including preferred stock) of KGE equals $1.9 billion and (ii) Western Resources Common Stock equal to the Issuance Number (collectively, the "Contributions" and, together with the KCPL Merger and the KGE Merger and certain other related transactions, the "Combination"). The transfer of KPL and KGE to Westar Energy constitutes the transfer of substantially all of the assets of Western Resources.

    A copy of the Merger Agreement is attached as Annex A to the accompanying Joint Proxy Statement/Prospectus. As a result of the transactions contemplated by the Merger Agreement, Western Resources will own, assuming there are no Dissenting Shares, 80.1%, on a diluted basis, of the outstanding Common Stock of Westar Energy and 100% of the outstanding Common Stock of KLT, Inc., a subsidiary of KCPL. KCPL shareholders will own, assuming there are no Dissenting Shares, 19.9%, on a diluted basis, of the outstanding Common Stock of Westar Energy and approximately 35% of the outstanding Common Stock of Western Resources.

    2. A proposal to approve an amendment to the Restated Articles of Incorporation of Western Resources to increase, immediately prior to the Western Resources Share Issuance, the number of authorized shares of Western Resources Common Stock from 85,000,000 shares to 300,000,000 shares (the "Articles Amendment");

    3. A proposal to grant discretionary power to the proxies to adjourn or postpone the Meeting in order to solicit additional votes for proposals 1 and 2; and

    4. Such other matters, if any, as may properly come before the Meeting or any adjournment or postponement thereof.

  Holders of Western Resources Common Stock of record at the close of business on June 11, 1998 (the "Record Date") will be entitled to notice of and to vote at the Meeting or at any adjournment or postponement thereof. Approval of the Merger Agreement and the transactions contemplated thereby, including the Western Resources Share Issuance, the Contributions, and the transfer of substantially all of the Western Resources assets to Westar Energy, and the Articles Amendment requires the affirmative vote of a majority of the outstanding shares of Western Resources Common Stock. Each share of Western Resources Common Stock entitles the holder of record thereof at the close of business on the Record Date to one vote at the Meeting. Holders of Western Resources Common Stock are not entitled to dissenters' rights with respect to any of the proposals to be voted on at the Meeting.

  Approval of the Merger Agreement and the transactions contemplated thereby, including the Western Resources Share Issuance, the Contributions, and the transfer of substantially all of the Western Resources assets to Westar Energy, and the Articles Amendment is required in order to effect the Combination and certain other related transactions. Consummation of the Combination is also subject to the approval of the holders of KCPL Common Stock, certain required regulatory approvals and satisfaction of other conditions.

  YOUR BOARD OF DIRECTORS, BY A UNANIMOUS VOTE, HAS APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING AMONG OTHERS THE WESTERN RESOURCES SHARE ISSUANCE, THE CONTRIBUTIONS AND THE ARTICLES AMENDMENT AND RECOMMENDS THAT SHAREOWNERS VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE WESTERN RESOURCES SHARE ISSUANCE, THE CONTRIBUTIONS, AND THE TRANSFER OF SUBSTANTIALLY ALL OF THE WESTERN RESOURCES ASSETS TO WESTAR ENERGY, AND THE ARTICLES AMENDMENT.

                                          By Order of the Board of Directors,

                                          /s/ Richard D. Terrill

                                          Richard D. Terrill
                                          Secretary

TOPEKA, KANSAS
June 9, 1998

  YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN THE ACCOMPANYING PROXY USING THE ENCLOSED, SELF-ADDRESSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. FAILURE TO VOTE, ABSTENTIONS AND BROKER NON-VOTES WILL HAVE THE SAME EFFECT AS VOTES CAST AGAINST THE PROPOSALS TO BE VOTED ON. A PROMPT REPLY WILL AVOID EXPENSES ASSOCIATED WITH FOLLOW-UP LETTERS TO SHAREOWNERS WHO HAVE NOT RESPONDED. IF FOR ANY REASON YOU SHOULD DESIRE TO REVOKE YOUR PROXY, YOU MAY DO SO AT ANY TIME BEFORE IT IS VOTED AT THE MEETING.

                                 LOGO KCPL/SM/

                                                                   June 9, 1998

Dear Shareholder:

  We are pleased to invite you to join us at a Special Meeting of Shareholders of Kansas City Power & Light Company (the "Special Meeting"). The Special Meeting will be held at 10:00 a.m., local time on July 30, 1998, at the Gem Theater, 1615 E. 18th Street, Kansas City, Missouri.

  At the Special Meeting you will be asked to consider and vote upon a proposal to approve an Amended and Restated Agreement and Plan of Merger (the "Merger Agreement"), dated as of March 18, 1998, by and among your Company, Western Resources, Inc. ("Western Resources"), NKC, Inc. (to be renamed Westar Energy, Inc.) ("Westar Energy") and Kansas Gas and Electric Company, a wholly owned subsidiary of Western Resources ("KGE").

  Pursuant to the Merger Agreement, and as more fully described in the attached proxy statement, Western Resources will contribute shares of Western Resources Common Stock and substantially all of the assets and liabilities of its KPL division ("KPL") to KGE, which along with KCPL will then be merged into Westar Energy (the "KCPL Merger" and collectively, the "Transactions").

  In the Transactions, for each share of KCPL Common Stock you presently own, you will receive a fractional share of Western Resources common stock worth not less than $21.50 and not more than $26.50 pursuant to a collar adjustment mechanism which is described in greater detail on page 73 of the enclosed Joint Proxy Statement/Prospectus, and one share of the common stock of Westar Energy with an estimated trading value of between approximately $10 and $11 based on current market conditions as further described in the enclosed Joint Proxy Statement/Prospectus. Based on the closing price of Western Resources Common Stock on June 8, 1998, the latest practicable date prior to the date of this letter and the accompanying Joint Proxy Statement/Prospectus, you would receive 0.60743 shares of Western Resources Common Stock which would have a value of $23.50 per share and one share of Westar Energy Common Stock for each share of KCPL Common Stock you own. Following the Transactions, current KCPL shareholders will own approximately 19.9% of the outstanding Common Stock of Westar Energy (which will own all of the electric utility businesses of KCPL, KGE and KPL) and approximately 35% of the outstanding Common Stock of Western Resources. Western Resources will own approximately 80.1% of the outstanding Common Stock of Westar Energy and substantially all of KCPL's unregulated businesses.

  Details of the proposed Transactions and other important information are set forth in the accompanying Joint Proxy Statement/Prospectus, which you are urged to read carefully. Your Board of Directors has carefully reviewed and considered the terms and conditions of the proposed Transactions. Your Board believes that the Transactions enable your Company to remain competitive in a rapidly changing energy marketplace and are very important steps in realizing KCPL's vision of becoming a premier regional utility. More importantly, your Board of Directors believes that the Transactions are in your best interest because as stockholders of Western Resources and Westar Energy, you will have the opportunity to participate in the growth potential and the long-term financial capability of a larger and more diversified corporate structure, while retaining a separate equity interest in your Company's successor. In summary, your Board of Directors believes that these factors combine to offer opportunities for increased earnings and diversification of risk.

  I will serve as Chief Executive Officer of Westar Energy and John E. Hayes, Jr., Western Resources' Chairman of the Board and Chief Executive Officer, will become Chairman of the Westar Energy Board of Directors. After the Transactions, the Board of Directors of Westar Energy will consist of six persons designated by Western Resources and four persons selected from the KCPL Board. In addition, Western Resources will nominate three current KCPL Directors, William H. Clark, Robert J. Dineen and Robert H. West, to its Board of Directors. Westar Energy's executive headquarters will be in Kansas City, Missouri, customer service headquarters will be in Wichita, Kansas, and field operation headquarters will be in Topeka, Kansas.

  Your Board of Directors has received the written opinion of its financial advisor, Merrill Lynch, Pierce, Fenner & Smith Incorporated, to the effect that the aggregate consideration KCPL shareholders will receive in the Transactions is fair from a financial point of view to KCPL shareholders. You should note that because the Transaction will occur at a future date, the value of the Western Resources common stock you will receive cannot be guaranteed. In addition, since there will be no trading history for Westar Energy Common Stock and the Transactions will occur at a future date, the value of the Westar Energy Common Stock you will receive cannot be guaranteed.

  Consummation of the Transactions is also subject to certain regulatory approvals and satisfaction of other conditions, including approval of Western Resources stockholders at a Special Meeting of Western Resources stockholders to be held on July 30, 1998. It is presently anticipated that all required approvals will be received and the Transactions will be effective during the first half of 1999.

  The enclosed Notice of Special Meeting and Joint Proxy Statement/Prospectus provide specific information regarding the proposed Transactions and the Special Meeting. I encourage you to study these materials carefully.

  YOUR BOARD OF DIRECTORS HAS CAREFULLY REVIEWED AND CONSIDERED THE TERMS AND CONDITIONS OF THE MERGER AGREEMENT, THE KCPL MERGER AND THE TRANSACTIONS CONTEMPLATED THEREBY AND BELIEVES THAT THEY ARE IN THE BEST INTERESTS OF KCPL AND ITS SHAREHOLDERS AND UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE MERGER AGREEMENT, THE KCPL MERGER AND THE TRANSACTIONS CONTEMPLATED THEREBY, AS DESCRIBED IN THE ATTACHED NOTICE OF SPECIAL MEETING AND JOINT PROXY STATEMENT/PROSPECTUS.

  BECAUSE A TWO-THIRDS SUPERMAJORITY VOTE OF ALL OUTSTANDING SHARES OF KCPL COMMON STOCK ENTITLED TO VOTE IS REQUIRED TO APPROVE THE MERGER AGREEMENT, THE KCPL MERGER AND THE TRANSACTIONS CONTEMPLATED THEREBY, YOUR VOTE IS VERY IMPORTANT. PLEASE KEEP IN MIND THAT UNDER MISSOURI LAW, THE FAILURE TO VOTE, ABSTENTIONS AND BROKER NON-VOTES WILL HAVE THE SAME EFFECT AS VOTES CAST AGAINST APPROVAL OF THE MERGER AGREEMENT, THE KCPL MERGER AND THE TRANSACTIONS CONTEMPLATED THEREBY. THEREFORE, TO ENSURE YOUR SHARES WILL BE REPRESENTED AT THE SPECIAL MEETING, WHETHER OR NOT YOU PLAN TO ATTEND, I URGE YOU TO VOTE YOUR SHARES BY FOLLOWING THE INSTRUCTIONS FOR CONVENIENT VOTING BY TELEPHONE AS SET FORTH ON THE ENCLOSED PROXY CARD, OR BY MAILING IN YOUR PROXY IN THE ENCLOSED SELF-ADDRESSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU DO ATTEND AND WISH TO VOTE IN PERSON, YOU CAN REVOKE YOUR PROXY BY GIVING WRITTEN NOTICE TO THE SECRETARY OF KCPL OR BY CASTING YOUR BALLOT.

  Holders of KCPL common stock are entitled to appraisal rights, as described in the accompanying Joint Proxy Statement/Prospectus. A shareholder who wishes to exercise appraisal rights with respect to the KCPL Merger must not vote "FOR" the Merger Agreement, the KCPL Merger and the transactions contemplated thereby and must comply with the other procedural requirements described in the accompanying Joint Proxy Statement/Prospectus. If no instructions are indicated on a signed proxy, such proxy (unless revoked) will be voted "FOR" the Merger Agreement, the KCPL Merger and the transactions contemplated thereby.

  The other directors and I look forward to meeting you at the Special Meeting. In the meantime, please review the Joint Proxy Statement/Prospectus and take advantage of your right to vote.

                                          Sincerely,

                                          /s/ Drue Jennings
                                          Drue Jennings
                                          Chairman of the Board, President and
                                            Chief Executive Officer

                       KANSAS CITY POWER & LIGHT COMPANY
                                  1201 WALNUT
                          KANSAS CITY, MISSOURI 64106

                               ----------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON JULY 30, 1998

  Notice is hereby given that a Special Meeting of Shareholders of Kansas City Power & Light Company ("KCPL") will be held at the Gem Theater, 1615 E. 18th Street, Kansas City, Missouri, on July 30, 1998, commencing at 10:00 a.m., local time (the "Meeting"). At the Meeting, shareholders will be asked to consider and vote upon the following proposal, which is more fully described in the accompanying Joint Proxy Statement/Prospectus:

    1. A proposal to approve and adopt the Amended and Restated Agreement and Plan of Merger, dated as of March 18, 1998 (the "Merger Agreement"), by and among Western Resources, Inc. ("Western Resources"), Kansas Gas and Electric Company, a wholly owned subsidiary of Western Resources ("KGE"), NKC, Inc. (to be renamed Westar Energy, Inc.), a wholly owned subsidiary of Western Resources ("Westar Energy") and KCPL, providing, among other things, for (i) the transfer by Western Resources to KGE of all of the right, title and interest of Western Resources in the assets of its KPL division ("KPL") and the assumption by KGE of all liabilities relating to the KPL division and an additional principal amount of debt of Western Resources so that aggregate total indebtedness for borrowed money (including preferred stock) of KGE equals $1.9 billion, (ii) the contribution by Western Resources to KGE of that number of shares of Western Resources common stock, par value $5.00 per share ("Western Resources Common Stock"), equal to the product of (x) the number of shares of common stock, without par value, of KCPL ("KCPL Common Stock") (other than shares of KCPL Common Stock beneficially owned by Western Resources, KCPL, Dissenting Shares (as defined in the accompanying Joint Proxy Statement/Prospectus) and shares (or any portion thereof) of KCPL Common Stock in respect of which cash is to be paid in lieu of fractional shares) issued and outstanding immediately prior to the contribution multiplied by
  (y) a conversion ratio with a maximum of 0.722 and a minimum equal to that fraction of a share of Western Resources Common Stock equal to $30.00 in value, determined as set forth in the Merger Agreement, (iii) the merger of KCPL with and into Westar Energy, with Westar Energy as the surviving corporation (the "KCPL Merger") (as described below), (iv) the merger of KGE with and into Westar Energy, with Westar Energy as the surviving corporation (the "KGE Merger") and (v) the distribution to KCPL's shareholders of the Western Resources Common Stock contributed to KGE, in accordance with the Merger Agreement. A copy of the Merger Agreement is attached as Annex A to the accompanying Joint Proxy Statement/Prospectus. As a result of the transactions contemplated by the Merger Agreement, KCPL shareholders will own, assuming there are no Dissenting Shares, 19.9%, on a diluted basis, of the outstanding Common Stock of Westar Energy and approximately 35% of the outstanding Common Stock of Western Resources. Western Resources will own, assuming there are no Dissenting Shares, 80.1%, on a diluted basis, of the outstanding Common Stock of Westar Energy and 100% of the outstanding Common Stock of KLT, Inc., a subsidiary of KCPL. In connection with the foregoing, shareholders are also voting to approve the KCPL Merger, pursuant to which each outstanding share of KCPL Common Stock (other than shares beneficially owned by KCPL or any of its subsidiaries and Dissenting Shares), will be converted into one share of Series A Common Stock, without par value, of Westar Energy; and

    2. Such other matters, if any, as may properly come before the Meeting or any adjournment or postponement thereof.

  Shareholders of record at the close of business on June 11, 1998, will be entitled to notice of and to vote at the Meeting or at any adjournment or postponement thereof. Approval of the Merger Agreement and the KCPL Merger requires the affirmative vote of the holders of two-thirds of the outstanding shares of KCPL Common Stock entitled to vote.

  KCPL shareholders' approval of the Merger Agreement and the KCPL Merger is a condition to the consummation of the KGE Merger and the other transactions contemplated by the Merger Agreement. The consummation of the KGE Merger and the related transactions is also subject to the affirmative vote of a majority of the outstanding shares of Western Resources Common Stock, certain required regulatory approvals and the satisfaction of other conditions.

  Holders of KCPL Common Stock are entitled to appraisal rights with respect to the KCPL Merger, as described in the accompanying Joint Proxy
Statement/Prospectus.

  YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT, THE KCPL MERGER AND THE TRANSACTIONS CONTEMPLATED THEREBY AND RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT, THE KCPL MERGER AND THE TRANSACTIONS CONTEMPLATED THEREBY.

                                          By Order of the Board of Directors,


                                          /s/ Jeanie Sell Latz

                                          Jeanie Sell Latz
                                          Secretary

Kansas City, Missouri
June 9, 1998

  YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE PROMPTLY VOTE YOUR SHARES BY TELEPHONE OR BY MARKING, SIGNING, DATING AND PROMPTLY RETURNING THE ACCOMPANYING PROXY USING THE ENCLOSED, SELF-ADDRESSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. A PROMPT REPLY WILL AVOID EXPENSES ASSOCIATED WITH FOLLOW-UP LETTERS TO SHAREHOLDERS WHO HAVE NOT RESPONDED. IF FOR ANY REASON YOU SHOULD DESIRE TO REVOKE YOUR PROXY, YOU MAY DO SO AT ANY TIME BEFORE IT IS VOTED AT THE MEETING.

LOGO WESTERN RESOURCES/R/                                       LOGO KCPL/SM/
                             JOINT PROXY STATEMENT

                               ----------------

                            WESTERN RESOURCES, INC.

                                      AND

                              WESTAR ENERGY, INC.

                                   PROSPECTUS

                               ----------------

  This Joint Proxy Statement/Prospectus relates to, among other things, the proposed mergers and certain related transactions contemplated by the Amended and Restated Agreement and Plan of Merger, dated as of March 18, 1998 (the "Merger Agreement"), by and among Western Resources, Inc., a Kansas corporation ("Western Resources"), Kansas Gas and Electric Company, a Kansas corporation and a wholly owned subsidiary of Western Resources ("KGE"), and NKC, Inc. (to be renamed Westar Energy, Inc.), a Kansas corporation and a wholly owned subsidiary of Western Resources ("Westar Energy"), on the one hand, and Kansas City Power & Light Company, a Missouri corporation ("KCPL"), on the other hand. Pursuant to the Merger Agreement, among other things, (i) Western Resources will transfer to KGE (x) all of the assets and related liabilities of its rate-regulated electric business, the KPL Division ("KPL") and (y) shares of common stock of Western Resources, par value $5.00 per share ("Western Resources Common Stock" and the issuance in connection with such contribution of Western Resources Common Stock by Western Resources, the "Western Resources Share Issuance"), as described below (the "Contributions") and (ii) KCPL will be merged with and into Westar Energy and KGE will be merged with and into Westar Energy, in each case with Westar Energy as the surviving corporation (the "KCPL Merger" and the "KGE Merger," respectively, and together, the "Mergers"). As a result of the Contributions and the Mergers, Westar Energy will conduct the business of KCPL, KGE and KPL and Western Resources will own, assuming there are no Dissenting Shares (as defined below), 80.1% of the diluted outstanding shares of Westar Energy Common Stock (as defined below) and Western Resources shareowners will own approximately 65% of the outstanding Western Resources Common Stock and KCPL shareholders will own, assuming there are no Dissenting Shares, 19.9% of the diluted outstanding shares of Westar Energy Common Stock and approximately 35% of the outstanding Western Resources Common Stock.

                                   --------

  SEE "RISK FACTORS" BEGINNING ON PAGE 26 FOR A DESCRIPTION OF CERTAIN FACTORS RELATING TO WESTERN RESOURCES, KCPL AND WESTAR ENERGY THAT SHOULD BE CONSIDERED BY SHAREOWNERS OF WESTERN RESOURCES AND KCPL IN EVALUATING THE TRANSACTIONS CONTEMPLATED HEREIN.

                                   --------


  This Joint Proxy Statement/Prospectus also constitutes (i) the prospectus of Western Resources with respect to up to approximately 44.7 million shares of Western Resources Common Stock to be issued and contributed to KGE pursuant to the Stock Contribution (as defined below) and subsequently distributed upon consummation of the KGE Merger to the holders of Westar Energy Series A Common Stock, and (ii) the prospectus of Westar Energy with respect to approximately
61.9 million shares of Westar Energy Series A Common Stock to be issued upon consummation of the KCPL Merger to the holders of KCPL Common Stock.

                                   --------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS JOINT PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                   --------

  The date of this Joint Proxy Statement/Prospectus is June 9, 1998. This Joint Proxy Statement/Prospectus is first being mailed to the shareowners of Western Resources and KCPL on or about June 12, 1998.

  The Mergers and the related transactions will be consummated on the terms and subject to the conditions set forth in the Merger Agreement. Pursuant to the Merger Agreement, the following transactions (the "Transactions") will be effected:

    (A) initially, Western Resources will transfer, or cause to be transferred to KGE, (i) all of the assets of KPL (the "KPL Assets" and such contribution the "Asset Contribution") other than securities, the corporate headquarters of Western Resources and those assets necessary for the operation of Western Resources as a holding company after the Closing Date (as defined below) (the "Non-KPL Assets") and (ii) a number of shares of Western Resources Common Stock (the "Stock Contribution") equal to the Issuance Number (as defined below). Concurrently with the Asset Contribution, KGE will (i) assume and agree to pay, perform and discharge when due all liabilities and obligations that arise out of, or relate to or are generated by, the KPL Assets or the operations of KPL, whether arising before or after the Asset Contribution and whether known or unknown, fixed or contingent, other than certain retained liabilities, and (ii) assume an aggregate principal amount of debt of Western Resources so that aggregate total indebtedness for borrowed money (including preferred stock) of KGE equals $1.9 billion immediately prior to the KGE Effective Time (as defined below) (together, the "Assumed Liabilities"); provided, however, that the Assumed Liabilities shall not include indebtedness for borrowed money of Western Resources if KGE immediately prior to the KGE Effective Time (as defined below) already has indebtedness for borrowed money (including preferred stock) of $1.9 billion, it being understood between the parties that in no case will the indebtedness for borrowed money (including preferred stock) of KGE exceed $1.9 billion immediately prior to the KGE Effective Time. The term "Issuance Number" means the product of (x) the number of shares of common stock, without par value, of KCPL ("KCPL Common Stock") (other than shares of KCPL Common Stock beneficially owned by Western Resources or KCPL, Dissenting Shares and shares (or any portion thereof) of KCPL Common Stock in respect of which cash is to be paid in lieu of fractional shares) outstanding immediately prior to the Stock Contribution multiplied by (y) the Conversion Ratio (as defined below);

    (B) immediately after the Contributions and pursuant to the KCPL Merger, KCPL will merge with and into Westar Energy, with Westar Energy being the surviving corporation (the effective time of such merger, the "KCPL Effective Time"), as a result of which each issued and outstanding share of KCPL Common Stock (other than shares of KCPL Common Stock beneficially owned by KCPL either directly or through a wholly owned subsidiary and shares of KCPL Common Stock ("Dissenting Shares") that are owned by shareholders exercising appraisal rights in the KCPL Merger pursuant to
  Section 351.455 of the Missouri General and Business Corporation Law, as amended (the "MGBCL")), will represent one fully paid and nonassessable share of Series A common stock, without par value, of Westar Energy ("Westar Energy Series A Common Stock") representing in the aggregate, assuming there are no Dissenting Shares, 19.9% of the diluted outstanding shares of Westar Energy Common Stock after consummation of the Transactions;

    (C) immediately after consummation of the Contributions and the KCPL Merger, KGE will, pursuant to the KGE Merger, merge with and into Westar Energy, with Westar Energy being the surviving corporation (the "Surviving Corporation" and the effective time of such merger, the "KGE Effective Time") (the Asset Contribution and the KGE Merger constituting the transfer of substantially all of the assets of Western Resources), as a result of which all of the issued and outstanding shares of common stock, without par value, of KGE ("KGE Common Stock") will be converted into and become such number of shares of Series B common stock, without par value, of Westar Energy ("Westar Energy Series B Common Stock" and, together with the Westar Energy Series A Common Stock, "Westar Energy Common Stock"), representing, assuming there are no Dissenting Shares, 80.1% of the diluted outstanding shares of Westar Energy Common Stock after consummation of the Transactions. In addition to its interest in Westar Energy, Western Resources will continue to hold, after the Transactions, its interest in ONEOK Inc. and Protection One, Inc.;

    (D) immediately after the KGE Effective Time, Westar Energy will, in connection with the KGE Merger, distribute to holders of Westar Energy Series A Common Stock, for each share of such stock that

                                     (ii)
  they own, a number of the shares of Western Resources Common Stock equal to
  (a) the number of shares of Western Resources Common Stock contributed to KGE pursuant to the Stock Contribution (the "Western Resources Stock Distribution") multiplied by (b) a quotient, the numerator of which is 1 and the denominator of which is the total number of shares of Westar Energy Series A Common Stock issued and outstanding immediately after the KCPL Effective Time. In addition, immediately after the KGE Effective Time, Westar Energy will distribute to Western Resources all of the outstanding shares of capital stock of KLT, Inc., a Missouri corporation and wholly owned subsidiary of KCPL ("KLT"); and

    (E) immediately after the Western Resources Stock Distribution, each share of Westar Energy Series B Common Stock owned by Western Resources will automatically represent one fully paid and nonassessable share of Westar Energy Series A Common Stock (the "Series B Conversion").

See "THE TRANSACTIONS--Graphical Presentation," and "THE MERGER AGREEMENT--The Transactions," "--The Contributions," "--Conversion of KCPL Common Stock," "-- The KCPL Merger," "--The KGE Merger" and "--Additional Transactions."

  The term "Conversion Ratio" means the quotient (rounded to the nearest 1/100,000) determined by dividing $23.50 by the Western Resources Index Price (as defined below); provided, however, that if the Western Resources Index Price (i) is greater than $58.46, the Conversion Ratio shall be fixed at 0.449, provided that if 0.449 multiplied by the Western Resources Index Price exceeds $30.00, the Conversion Ratio shall mean the quotient (rounded to the nearest 1/100,000) obtained by dividing $30.00 by the Western Resources Index Price, (ii) is greater than $55.03 but less than or equal to $58.46, the Conversion Ratio shall mean the quotient (rounded to the nearest 1/100,000) obtained by dividing $26.25 by the Western Resources Index Price, (iii) is greater than $52.41 but less than or equal to $55.03, the Conversion Ratio shall be fixed at 0.477, (iv) is greater than $50.00 but less than or equal to $52.41, the Conversion Ratio shall mean the quotient (rounded to the nearest 1/100,000) determined by dividing $25.00 by the Western Resources Index Price,
(v) is greater than $47.00 but less than or equal to $50.00, the Conversion Ratio shall be fixed at 0.500, (vi) is greater than $35.01 but less than or equal to $38.27, the Conversion Ratio shall be fixed at 0.614, (vii) is greater than $29.78 but less than or equal to $35.01, the Conversion Ratio shall mean the quotient (rounded to the nearest 1/100,000) obtained by dividing $21.50 by the Western Resources Index Price or (viii) is less than or equal to $29.78, the Conversion Ratio shall be fixed at 0.722. The term "Western Resources Index Price" means the aggregate of the average of the high and low sales prices of Western Resources Common Stock (as reported on the New York Stock Exchange (the "NYSE") Composite Transactions reporting system as published in The Wall Street Journal or, if not published therein, in another authoritative source) on each of the twenty consecutive NYSE trading days ending the tenth NYSE trading day immediately preceding the KGE Effective Time, divided by twenty. Because the KGE Effective Time will occur at a future date, the value of the Western Resources Common Stock to be contributed to KGE in the Stock Contribution and subsequently distributed to holders of KCPL Common Stock may be significantly higher or lower than the value of the Western Resources Common Stock that would be issued if the Western Resources Index Price were equal to the closing price per share of Western Resources Common Stock of $38.6875 on June 8, 1998. See "SUMMARY--Conversion of KCPL Common Stock." KCPL shareholders may call (800) 621-0518 at any time on or after the date hereof for the exact number of shares to be issued to them in the Transactions based on the most recent Western Resources Index Price. No certificates or scrip representing fractional shares of Western Resources Common Stock will be contributed to KGE in the Stock Contribution. See "THE MERGER AGREEMENT--The Contributions" and "--Conversion of KCPL Common Stock."

  Based on the closing price of Western Resources Common Stock on June 8, 1998, the latest practicable date prior to the date of this Joint Proxy Statement/Prospectus (and assuming that the Western Resources Index Price is equal to that closing price and that there are no Dissenting Holders (as defined below)), 0.60743 shares of Western Resources Common Stock would be contributed to Westar Energy for each outstanding share of KCPL Common Stock. At that Conversion Ratio, former KCPL shareholders would receive an aggregate of 37,583,465 shares of Western Resources Common Stock, representing approximately 35% of the outstanding Western Resources Common Stock. Western Resources shareowners would, in the aggregate, hold approximately 65% of the outstanding Western Resources Common Stock.

                                     (iii)

  KCPL has agreed under the Merger Agreement to call for redemption, before the KCPL Effective Time, all of its outstanding shares of preferred stock at the applicable redemption prices, together with all dividends accrued and unpaid through the applicable redemption dates.

  Western Resources has agreed under the Merger Agreement to call for redemption before the KGE Effective Time all of its outstanding shares of Western Resources Preferred Stock (as defined below) at the applicable redemption prices, together with all dividends accrued and unpaid through the applicable redemption dates.

  Holders of shares of KCPL Common Stock who properly demand and perfect their appraisal rights ("Dissenting Holders") will not have their shares of KCPL Common Stock converted into shares of Westar Energy Common Stock in the KCPL Merger and after the KCPL Effective Time such shares of KCPL Common Stock will represent only the right to receive such consideration as is determined to be due such Dissenting Holders pursuant to the MGBCL. KCPL Common Stock outstanding immediately prior to the KCPL Effective Time and held by a shareholder who withdraws his demand for appraisal rights or fails to perfect such rights will be deemed to be converted at the KCPL Effective Time into the right to receive shares of Westar Energy Common Stock, without interest. Holders of Western Resources Common Stock and Western Resources Preferred Stock will not have dissenters' rights under the Kansas General Corporation Code (the "KGCC") with respect to the Transactions. See "THE TRANSACTIONS-- Dissenters' Rights."

  There is currently no public trading market for the shares of Westar Energy Common Stock; however, it is expected that a "when-issued" trading market will develop for the Westar Energy Common Stock prior to the KGE Merger. Westar Energy will apply for listing of the Westar Energy Common Stock on the NYSE. See "RISK FACTORS--Uncertainty Regarding Trading Prices of Westar Energy Common Stock Following the Transactions."

  This Joint Proxy Statement/Prospectus is being furnished to the holders of Western Resources Common Stock in connection with the solicitation of proxies by the board of directors of Western Resources (the "Western Resources Board") for use at a special meeting of Western Resources shareowners (the "Western Resources Meeting") to be held at the Bradbury Thompson Center, 1700 SW Jewell on the Washburn University Campus, Topeka, Kansas on July 30, 1998, commencing at 10:00 a.m., local time, and at any adjournment or postponement thereof. At the Western Resources Meeting, in addition to voting upon a proposal to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Contributions, the Western Resources Share Issuance and the transfer of substantially all of the assets of Western Resources to Westar Energy, holders of Western Resources Common Stock will also consider and vote upon a proposal with respect to an amendment of Western Resources' Restated Articles of Incorporation (the "Western Resources Articles") to increase, immediately prior to the Western Resources Share Issuance, the authorized number of shares of Western Resources Common Stock.

  This Joint Proxy Statement/Prospectus is being furnished to the holders of shares of KCPL Common Stock in connection with the solicitation of proxies by the board of directors of KCPL (the "KCPL Board") for use at a special meeting of KCPL shareholders (the "KCPL Meeting") to be held at the Gem Theater, 1615
E. 18th Street, Kansas City, Missouri on July 30, 1998, commencing at 10:00 a.m., local time, and at any adjournment or postponement thereof. At the KCPL Meeting, holders of KCPL Common Stock will consider and vote upon a proposal to approve and adopt the Merger Agreement, the KCPL Merger and the transactions contemplated thereby.

  All information contained herein with respect to KCPL has been furnished by KCPL and all information herein with respect to Western Resources, KGE and Westar Energy has been furnished by Western Resources.

  No person is authorized to give any information or to make any representation other than those contained or incorporated by reference in this Joint Proxy Statement/Prospectus, and, if given or made, such information or representation should not be relied upon as having been authorized. This Joint Proxy Statement/Prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this Joint Proxy

                                     (iv)

Statement/Prospectus, or the solicitation of a proxy, in any jurisdiction, to or from any person to whom or from whom it is unlawful to make such offer, solicitation of an offer or proxy solicitation in such jurisdiction. Neither the delivery of this Joint Proxy Statement/Prospectus nor any distribution of securities pursuant to this Joint Proxy Statement/Prospectus shall, under any circumstances, create an implication that there has been no change in the affairs of KCPL, Westar Energy, Western Resources or KGE or in the information set forth herein since the date of this Joint Proxy Statement/Prospectus.

  This Joint Proxy Statement/Prospectus does not cover any resale of the securities to be received by shareowners of KCPL, Westar Energy and Western Resources upon consummation of the Transactions and no person is authorized to make any use of this Joint Proxy Statement/Prospectus in connection with any such resale.

                                      (v)

           CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

  THIS JOINT PROXY STATEMENT/PROSPECTUS CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS AND ANALYSES WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE "EXCHANGE ACT"). FORWARD-LOOKING STATEMENTS ARE STATEMENTS OTHER THAN HISTORICAL INFORMATION OR STATEMENTS OF CURRENT CONDITION. SOME FORWARD-LOOKING STATEMENTS MAY BE IDENTIFIED BY USE OF TERMS SUCH AS "BELIEVES," "ANTICIPATES," "INTENDS," "ESTIMATES" OR "EXPECTS." THESE FORWARD-LOOKING STATEMENTS RELATE TO THE PLANS AND OBJECTIVES OF WESTERN RESOURCES AND WESTAR ENERGY FOR FUTURE OPERATIONS. IN LIGHT OF THE RISKS AND UNCERTAINTIES INHERENT IN ALL FUTURE PROJECTIONS, THE INCLUSION OF FORWARD-LOOKING STATEMENTS IN THIS JOINT PROXY STATEMENT/PROSPECTUS SHOULD NOT BE CONSIDERED A REPRESENTATION BY WESTERN RESOURCES OR WESTAR ENERGY OR ANY OTHER PERSON THAT THE OBJECTIVES OR PLANS OF WESTERN RESOURCES OR WESTAR ENERGY WILL BE ACHIEVED. NUMEROUS FACTORS COULD CAUSE WESTERN RESOURCES' OR WESTAR ENERGY'S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE IN THE FORWARD-LOOKING STATEMENTS, INCLUDING THE
FOLLOWING: (I) THE OCCURRENCE OF CATASTROPHIC EVENTS WITH A FREQUENCY OR SEVERITY EXCEEDING WESTERN RESOURCES' OR WESTAR ENERGY'S ESTIMATES; (II) AN UNFORESEEABLE MATERIAL DECREASE IN THE LEVEL OF DEMAND FOR ELECTRIC SERVICES;
(III) LOSS OF SERVICES OF ANY ONE OF WESTERN RESOURCES' OR WESTAR ENERGY'S EXECUTIVE OFFICERS; (IV) THE PASSAGE OF FEDERAL OR STATE REGULATION CURTAILING THE PERMISSIBLE ACTIVITIES OF ELECTRIC PROVIDERS; (V) FUTURE ECONOMIC CONDITIONS; (VI) DEVELOPMENTS IN THE LEGISLATIVE, REGULATORY AND COMPETITIVE ENVIRONMENTS IN WHICH WESTERN RESOURCES AND WESTAR ENERGY OPERATE; (VII) THE SUCCESS OF DIVERSIFICATION EFFORTS; OR (VIII) OTHER CIRCUMSTANCES AFFECTING ANTICIPATED OPERATIONS, REVENUES AND COSTS, INCLUDING INVESTMENTS IN NATURAL GAS AND SECURITY BUSINESSES. THE FOREGOING REVIEW OF FACTORS SHOULD NOT BE CONSTRUED AS EXHAUSTIVE. WESTERN RESOURCES AND WESTAR ENERGY UNDERTAKE NO OBLIGATION TO RELEASE PUBLICLY THE RESULTS OF ANY FUTURE REVISIONS THEY MAY MAKE TO FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER THE DATE HEREOF OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS. FURTHER INFORMATION ON OTHER FACTORS WHICH COULD AFFECT THE FINANCIAL RESULTS OF WESTERN RESOURCES OR WESTAR ENERGY AFTER THE TRANSACTIONS IS INCLUDED IN SECURITIES AND EXCHANGE COMMISSION ("SEC") FILINGS INCORPORATED BY REFERENCE HEREIN.

                             AVAILABLE INFORMATION

  Western Resources, KGE and KCPL are subject to the informational requirements of the Exchange Act, and in accordance therewith file reports, proxy statements and other information with the SEC. Reports, proxy statements and other information filed by Western Resources, KGE and KCPL with the SEC may be inspected and copied at the public reference facilities maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the public reference facilities in the SEC's Regional Offices at Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of information may be obtained from the Public Reference Room of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Because Western Resources, KGE and KCPL each files certain documents electronically with the SEC, reports, proxy and information statements and other information regarding Western Resources, KGE and KCPL may also be obtained at prescribed rates from the SEC at the SEC's Web site, http//:www.sec.gov. The Western Resources Common Stock and the KCPL Common Stock are listed and traded on the NYSE and the KCPL Common Stock is also listed on the Chicago Stock Exchange (the "CSE"). Reports, proxy statements and other information filed by Western Resources and KCPL with the SEC may be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005 and, concerning KCPL only, at the offices of the CSE, 440 South LaSalle Street, Chicago, Illinois 60605.

  Western Resources and Westar Energy have filed a registration statement on Form S-4 (together with all amendments, schedules and exhibits thereto, the "Registration Statement") with the SEC pursuant to the Securities Act, with respect to the shares of Western Resources Common Stock and Westar Energy Common Stock to be issued in the Transactions. This Joint Proxy Statement/Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the SEC. The Registration Statement is available for inspection and copying at the SEC's principal office in Washington, D.C. Statements contained in this Joint Proxy Statement/Prospectus as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and, in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference.

                                     (vi)

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  THIS JOINT PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. COPIES OF THOSE DOCUMENTS (EXCLUDING EXHIBITS UNLESS SPECIFICALLY INCORPORATED BY REFERENCE THEREIN) ARE AVAILABLE, WITHOUT CHARGE, UPON WRITTEN OR ORAL REQUEST FROM, IN THE CASE OF DOCUMENTS RELATING TO WESTERN RESOURCES AND KGE, MR. RICHARD D. TERRILL, CORPORATE SECRETARY AND ASSOCIATE GENERAL COUNSEL, WESTERN RESOURCES, INC., 818 SOUTH KANSAS AVENUE, TOPEKA, KANSAS 66612-1203, (785) 575-6322, AND IN THE CASE OF DOCUMENTS RELATING TO KCPL, MS. JEANIE SELL LATZ, SENIOR VICE PRESIDENT-CORPORATE SERVICES, CORPORATE SECRETARY AND CHIEF LEGAL OFFICER, KANSAS CITY POWER & LIGHT COMPANY, 1201 WALNUT, KANSAS CITY, MISSOURI 64106-2124, (816) 556-2200. IN ORDER TO ENSURE TIMELY DELIVERY OF WESTERN RESOURCES AND KCPL DOCUMENTS, ALL REQUESTS FOR SUCH DOCUMENTS SHOULD BE MADE BY JULY 23, 1998.

  The following documents, previously filed with the SEC by Western Resources (SEC File No. 1-3523), KGE (SEC File No. 1-7324) and KCPL (SEC File No. 1-707) pursuant to the Exchange Act, are hereby incorporated by reference:

    1. Western Resources' Annual Report on Form 10-K/A for the year ended December 31, 1997.

    2. KCPL's Annual Report on Form 10-K for the year ended December 31,
  1997.

    3. KGE's Annual Report on Form 10-K for the year ended December 31, 1997.

    4. Western Resources' Current Reports on Form 8-K filed January 5, 1998, February 13, 1998 and March 23, 1998.

    5. KCPL's Current Report on Form 8-K filed January 6, 1998 and March 23,
  1998.

    6. Western Resources' Annual Proxy Statement for the 1998 Annual Meeting of Shareowners held on May 11, 1998.

    7. KCPL's Annual Proxy Statement for the 1998 Annual Meeting of Shareholders held on May 22, 1998.

    8. Western Resources' Quarterly Report on Form 10-Q for the quarter ended March 31, 1998.

    9. KCPL's Quarterly Report on Form 10-Q for the quarter ended March 31,
  1998.

    10. KGE's Quarterly Report on Form 10-Q for the quarter ended March 31,
  1998.

  The information relating to Western Resources, KGE, Westar Energy and KCPL contained in this Joint Proxy Statement/Prospectus does not purport to be comprehensive and should be read together with the information in the documents incorporated by reference herein.

  All documents filed by Western Resources, KGE and KCPL pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the date of the Western Resources Meeting, and any adjournment or postponement thereof, or the KCPL Meeting, and any adjournment or postponement thereof, respectively, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Joint Proxy Statement/Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Joint Proxy Statement/Prospectus.

                                     (vii)

                               TABLE OF CONTENTS

                                                                         PAGE
                                                                         -----
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS...............   (vi)
AVAILABLE INFORMATION...................................................   (vi)
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE......................... (viii)
TABLE OF CONTENTS....................................................... (viii)
INDEX OF SELECTED DEFINED TERMS.........................................   (xi)
SUMMARY ................................................................     1
 Western Resources......................................................     1
 KCPL...................................................................     1
 Westar Energy..........................................................     2
 Risk Factors...........................................................     2
 The Western Resources Meeting..........................................     2
 Recent Development.....................................................     3
 The KCPL Meeting.......................................................     3
 Graphical Presentation.................................................     4
 Background of the Transactions.........................................     4
 Reasons for the Transactions...........................................     4
 Recommendations of the Boards of Directors.............................     4
 Opinions of Financial Advisors.........................................     5
 Interests of Certain Persons in the Transactions.......................     5
 Dividend Reinvestment Plan.............................................     7
 Certain Federal Income Tax Consequences................................     7
 Accounting Treatment...................................................     7
 Stock Exchange Listing of the Westar Energy Common Stock and Western
  Resources Common Stock................................................     7
 Federal Securities Law Consequences....................................     8
 Dissenters' Rights.....................................................     8
 Regulatory Matters.....................................................     8
 Plans for Western Resources and Westar Energy Following the
  Transactions..........................................................     9
 Control of Westar Energy Following the Transactions....................    10
 The Contributions......................................................    10
 Conversion of KCPL Common Stock........................................    11
 The KCPL Merger........................................................    12
 The KGE Merger.........................................................    12
 Additional Transactions................................................    12
 Representations, Warranties and Covenants..............................    12
 Operations of Westar Energy Following the Transactions.................    13
 Tax-Free Status........................................................    13
 Conditions to Each Party's Obligation to Effect the KGE Merger and the
  KCPL Merger...........................................................    13

                                                                           PAGE
                                                                           ----
 Rights to Terminate, Amend or Waive Conditions...........................  15
 Amendment to the Western Resources Articles..............................  16
 Comparison of Shareowner Rights..........................................  16
 Selected Historical and Pro Forma Data...................................  16
 Selected Historical Financial Data of Western Resources..................  17
 Selected Historical Financial Data of KCPL...............................  18
 Selected Historical Financial Data of Western Resources Electric
  Business................................................................  19
 Western Resources Selected Unaudited Pro Forma Combined Financial
  Information.............................................................  20
 Westar Energy Selected Unaudited Pro Forma Combined Financial
  Information.............................................................  21
 Western Resources and KCPL Pro Forma Comparative Per Share Information...  22
 KCPL and Westar Energy Pro Forma Comparative Per Share Information.......  23
 Comparative Market Prices and Dividends..................................  24
FORWARD-LOOKING STATEMENTS................................................  25
RISK FACTORS..............................................................  26
 Uncertainty Regarding Trading Prices of Westar Energy Common Stock
  Following the Transactions..............................................  26
 No Operating History as an Independent Company...........................  26
 Uncertainty Regarding Volatility of Western Resources Common Stock
  Price...................................................................  26
 Uncertainty Regarding Western Resources' Regulatory Status...............  26
 Uncertainty Regarding Future Dividend Policies...........................  27
 Regulated Industry.......................................................  27
 Control by the Principal Shareowner of Westar Energy.....................  27
 Stranded Costs...........................................................  28
MEETINGS, VOTING AND PROXIES..............................................  29
 The Western Resources Meeting............................................  29
 The KCPL Meeting.........................................................  30
RECENT DEVELOPMENTS.......................................................  32
THE TRANSACTIONS..........................................................  32
 Graphical Presentation...................................................  33
 Background of the Transactions...........................................  34
 Reasons for the Transactions; Recommendations of the Boards of
  Directors...............................................................  42

                                     (viii)

                                                                           PAGE
                                                                           ----
 Operational and Structural Benefits......................................  48
 Components of Anticipated Cost Savings...................................  49
 Opinion of Western Resources' Financial Advisor..........................  51
 Opinion of KCPL's Financial Advisor......................................  56
 Interests of Certain Persons in the Transactions.........................  63
 Dividend Reinvestment Plan...............................................  66
 Certain Federal Income Tax Consequences..................................  66
 Accounting Treatment.....................................................  67
 Stock Exchange Listing of the Westar Energy Common Stock and Western
  Resources Common Stock..................................................  67
 Federal Securities Law Consequences......................................  67
 Dissenters' Rights.......................................................  68
 Regulatory Matters.......................................................  69
 Plans for Western Resources and Westar Energy Following the
  Transactions............................................................  71
 Control of Westar Energy Following the Transactions......................  71
THE MERGER AGREEMENT......................................................  72
 The Transactions.........................................................  72
 The Contributions........................................................  72
 Conversion of KCPL Common Stock..........................................  73
 The KCPL Merger..........................................................  74
 The KGE Merger...........................................................  74
 Additional Transactions..................................................  75
 Subsidiaries.............................................................  75
 Representations and Warranties...........................................  75
 Certain Covenants........................................................  76
 Additional Agreements....................................................  78
 Directors' and Officers' Indemnification.................................  78
 Certain Employment Agreements and Workforce Matters......................  79
 Employee Benefit Plans...................................................  79
 Stock Options............................................................  79
 No Solicitations.........................................................  80
 Operations of Westar Energy Following the Transactions...................  80
 Tax-Free Status..........................................................  81
 Redemption of Western Resources Preferred Stock..........................  81
 Conditions to Each Party's Obligation to Effect the KGE Merger and the
  KCPL Merger.............................................................  81
 Amendment and Waiver.....................................................  83
 Termination..............................................................  84
 Termination Fees.........................................................  85
 Expenses.................................................................  85

                                                                           PAGE
                                                                           ----
 Standstill Arrangements..................................................  86
AMENDMENT TO THE WESTERN RESOURCES ARTICLES...............................  87
 Proposed Amendment.......................................................  87
 Vote Required for Approval...............................................  87
DESCRIPTION OF WESTAR ENERGY CAPITAL STOCK................................  88
 Authorized Capital Stock.................................................  88
 Westar Energy Common Stock...............................................  88
 Westar Energy Preferred Stock............................................  88
 Anti-Takeover Effect of Certain Provisions of the Westar Energy Articles
  and the Westar Energy Bylaws............................................  88
 Transfer Agent and Registrar.............................................  88
 Stock Exchange Listing; Delisting and Deregistration of KCPL Common
  Stock...................................................................  89
 Other Terms..............................................................  89
COMPARISON OF SHAREOWNER RIGHTS...........................................  90
 Special Meetings of Shareowners..........................................  90
 Number of Directors......................................................  90
 Advance Notice of Shareowner Nominations of Directors....................  91
 Shareowner Proposal Procedures...........................................  92
 Classification of Board of Directors.....................................  93
 Voting/Cumulative Voting.................................................  93
 Removal of Directors; Filling Vacancies on the Board of Directors........  93
 Shareowner Action by Written Consent.....................................  94
 Preemptive Rights........................................................  95
 Amendment of Articles....................................................  95
 Amendment of Bylaws......................................................  96
 Business Combinations....................................................  96
 Voting Rights in Connection with Mergers and Consolidations..............  98
 Dissenters' Rights.......................................................  98
 Missouri Control Share Acquisition Statute...............................  99
 Kansas Control Share Acquisition Provision............................... 100
 Missouri Business Combination Statute.................................... 101
 Kansas Business Combination Statute...................................... 103
 Other Constituency Statute............................................... 103
 Indemnification.......................................................... 104
 Dividends; Declarations and Payments..................................... 105
 Shareowner Inspection.................................................... 105
EXPERTS................................................................... 107


                                      (ix)

                                                                            PAGE
                                                                            ----
VALIDITY OF WESTERN RESOURCES COMMON STOCK AND WESTAR ENERGY COMMON
 STOCK....................................................................  107
FUTURE SHAREOWNER PROPOSALS...............................................  107
SELECTED INFORMATION CONCERNING WESTERN RESOURCES AND KCPL................  107
 Business of Western Resources............................................  107
 Business of KCPL.........................................................  108
BUSINESS OF WESTAR ENERGY FOLLOWING THE TRANSACTIONS......................  108
MATERIAL CONTACTS BETWEEN KCPL AND WESTERN RESOURCES......................  108
THE WESTERN RESOURCES ELECTRIC BUSINESS...................................  109
 General..................................................................  109
 Capacity.................................................................  110
 Future Capacity..........................................................  111
 Fuel Mix.................................................................  111
 Nuclear..................................................................  111
 Coal.....................................................................  112
 Natural Gas..............................................................  113
 Oil......................................................................  113
 Other Fuel Matters.......................................................  114
 Environmental Matters....................................................  114
 Regulation and Rates.....................................................  115
 Employee Relations.......................................................  115
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
 OPERATIONS OF WESTERN RESOURCES ELECTRIC BUSINESS........................  116
 Cautionary Statement Regarding Forward-Looking Statements................  116
 Overview.................................................................  116
 Financial Condition......................................................  116
 Results of Operations....................................................  117
 Liquidity and Capital Resources..........................................  120
 Other Information........................................................  121
UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION..............  124
 The Transactions.........................................................  124

                                                                          PAGE
                                                                          ----
WESTERN RESOURCES UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET... 126
WESTERN RESOURCES UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF
 INCOME.................................................................. 127
WESTERN RESOURCES UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF
 INCOME.................................................................. 128
WESTAR ENERGY UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET....... 129
WESTAR ENERGY UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF
 INCOME.................................................................. 130
WESTAR ENERGY UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF
 INCOME.................................................................. 131
NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION.... 132
INDEX TO WREB FINANCIAL STATEMENTS....................................... F-1
Annex A Amended and Restated Agreement and Plan of Merger................ A-1
Annex B Opinion of Salomon Smith Barney.................................. B-1
Annex C Opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated.... C-1
Annex D Section 351.455 of the Missouri General and Business Corporation
        Law.............................................................. D-1
Annex E Form of Certificate of Amendment to Restated Articles of
        Incorporation, as Amended, of Western Resources, Inc............. E-1
Annex F Amended and Restated Articles of Incorporation of NKC, Inc....... F-1
Annex G Bylaws of NKC, Inc............................................... G-1

                                      (x)

                        INDEX OF SELECTED DEFINED TERMS

DEFINED TERM          PAGE NO.
------------          --------
1935 Act............       9
1995 Engagement
 Letter.............      56
Acquisition
 Proposal...........      80
Aggregate
 Consideration......      75
Alternate Case DCF..      60
AMAX................     112
Amended UtiliCorp
 Agreement..........      36
Antitrust Division..      69
Application.........      69
Articles Amendment
 ...................       2
Asset Contribution..    (ii)
Assumed
 Liabilities........    (ii)
Atomic Energy Act...       8
Base Case DCF.......      60
BNSF................     112
change in control...      65
CLC.................      35
Closing.............      72
Closing Date........      72
Code................      13
Contributions.......     (i)
Conversion Ratio....   (iii)
CSE.................    (vi)
CT..................      37
DCF.................      58
Deloitte
 Consulting.........      35
Dissenting Holders..    (iv)
Dissenting Shares...    (ii)
District Court......      36
DOE.................     111
Draft Merger
 Agreement..........      41
Empire..............     111
EPA.................     114
EPS.................      52
ERISA...............      76
Exchange Act........    (vi)
Expected Savings and
 Synergies..........      56
FERC................       8
First Call..........      58
Forward EPS.........      59
FTC.................      69
Hanover.............      56
HSR Act.............       9
Incumbent Board.....      66
Indemnified
 Liabilities........      78
Indemnified Party...      78
Investments.........      44
Issuance Number.....    (ii)
JEC.................     112
Kansas Acquiring
 Person Statement...     101
Kansas Business
 Combination
 Statute............     103
Kansas Commission...      46
Kansas Control Share
 Acquisition........     100
Kansas Control Share
 Acquisition
 Provision..........     100
Kansas Control
 Shares.............     100
Kansas Interested
 Shares.............     101
Kansas Interested
 Stockholder........     103
Kansas Issuing
 Public
 Corporation........     100
KCPL................     (i)
KCPL Articles.......       4
KCPL Alternate
 Case...............      61
KCPL Benefits.......      44
KCPL Board..........    (iv)
KCPL Business
 Combination........      96
KCPL Bylaws.........       4
KCPL Common Stock...    (ii)
KCPL Continuing
 Director...........      96
KCPL Custom Index...      52
KCPL Effective
 Time...............    (ii)
KCPL Employees......      44
KCPL Fair Market
 Value..............      97

DEFINED TERM          PAGE NO.       DEFINED TERM          PAGE NO.
------------          --------       ------------          --------
KCPL Interested                      Salomon Smith Barney
 Shareholder........      96          Opinion............      50
KCPL Management                      SEC.................    (vi)
 Case...............      61         Securities Act......    (vi)
KCPL Material                        Selected Acquisition
 Adverse Effect.....      14          Transactions.......      52
KCPL Meeting........    (iv)         Selected Utility
KCPL Merger.........     (i)          Companies..........      52
KCPL Record Date....       3         Series B
KCPL Regulated                        Conversion.........   (iii)
 Business...........      57         Skadden Arps........       7
KCPL Severance                       SPP.................     110
 Agreements.........      64         Stock Contribution..    (ii)
KCPL Shareholder                     Subsidiary..........      75
 Approval...........      72         Surviving
KCPL Stock Options..       6          Corporation........    (ii)
KCPL Subsidiary.....      75         Synergies Base
KCPL Substantial                      Case...............      61
 Part...............      97         Synergies
KCPL Tax Condition..      15          Sensitivity Case...      61
KCPL Unregulated                     Task Force..........     122
 Business...........      51         Termination Date....      84
KCPL Utility                         Transactions........    (ii)
 Segment............      51         UP..................     112
KDHE................     114         UtiliCorp...........      18
KGCC ...............    (iv)         WCNOC...............       1
KGE.................     (i)         Westar Capital......       1
KGE Common Stock....    (ii)         Westar Energy.......     (i)
KGE Effective Time                   Westar Energy
 ...................    (ii)          Articles...........      16
KGE Merger..........     (i)         Westar Energy
KLT.................   (iii)          Bylaws.............      16
KLT Stock                            Westar Energy Common
 Distribution.......      12          Stock..............    (ii)
KPL.................     (i)         Westar Energy Series
KPL Assets..........    (ii)          A Common Stock.....    (ii)
LeBoeuf, Lamb.......      34         Westar Energy Series
LTM EBIT............      52          B Common Stock.....    (ii)
LTM EBITA...........      52         Western Resources...     (i)
Market Cap/EBITDA...      58         Western Resources
Market Value/BV.....      58          Alternate Case.....      61
Merger Agreement....     (i)         Western Resources
Mergers.............     (i)          Articles ..........    (iv)
Merrill Lynch.......       5         Western Resources
MGBCL...............    (ii)          Board..............    (iv)
Missouri Business                    Western Resources
 Combination........     102          Bylaws.............       2
Missouri Business                    Western Resources
 Combination                          Business
 Statute............     101          Combination........      97
Missouri Control                     Western Resources
 Share Acquisition..      99          Common Stock.......     (i)
Missouri Control                     Western Resources
 Share Acquisition                    Companies..........       9
 Statute............      99         Western Resources
Missouri Interested                   Continuing
 Shares.............      99          Director...........      97
Missouri Interested                  Western Resources
 Shareholder........     102          Custom Index.......      53
Missouri Issuing                     Western Resources
 Public                               Fair Market Value..      97
 Corporation........      99         Western Resources
Missouri Stock                        Index Price .......   (iii)
 Acquisition Date...     102         Western Resources
MPSC................      46          Interested
MWE.................     111          Shareholder........      97
Non-KPL Assets......    (ii)         Western Resources
NRC.................      70          Management Case....      61
NRC Operating                        Western Resources
 License............      70          Material Adverse
NRC Possession                        Effect.............      14
 License............      70         Western Resources
NYSE................   (iii)          Meeting............    (iv)
ONEOK...............       1         Western Resources
ONEOK Comparables...      60          Offer..............      36
Original Merger                      Western Resources
 Agreement..........      40          Preferred Stock....       3
Original Proposal...      35         Western Resources
Original UtiliCorp                    Record Date........       2
 Agreement..........      34         Western Resources
Plan................      65          Regulated
Preferred Stock.....      87          Business...........      59
Protection One......       1         Western Resources
Qualifying                            Selected Utility
 Termination........      65          Companies..........      53
Registration                         Western Resources
 Statement..........    (vi)          Severance
Regulated Business                    Agreements.........      65
 Comparables........      58         Western Resources
Representatives.....      80          Share Issuance.....     (i)
Reserve Report......      56         Western Resources
Reserve Engineer....      56          Shareowner
Revised Merger                        Approval...........      72
 Agreement..........      41         Western Resources
S&P 500 Index.......      58          Stock
S&P Electric Utility                  Distribution.......   (iii)
 Index..............      58         Western Resources
Salomon Brothers....       5          Subsidiary.........      75
Salomon Smith                        Western Resources
 Barney.............       5          Substantial Part...      97
                                     Western Resources
                                      Unregulated
                                      Businesses.........      53
                                     Western Resources
                                      Utility Segment....      55
                                     Wolf Creek..........       1
                                     WREB................      16
                                     WSPP................     110

                                      (xi)

                                    SUMMARY

  The following is a summary of certain important terms and conditions of the Transactions and related information. This summary does not purport to be complete and is qualified in its entirety by reference to the more detailed information appearing in this Joint Proxy Statement/Prospectus, the annexes and the documents incorporated herein by reference. Certain statements in this Joint Proxy Statement/Prospectus constitute "forward-looking" statements under the Securities Act and the Exchange Act. As used herein, the terms "Western Resources" and "KCPL" refer to such entity and, unless the context otherwise requires, its subsidiaries. SHAREOWNERS ARE URGED TO READ THIS JOINT PROXY STATEMENT/PROSPECTUS AND THE ANNEXES HERETO IN THEIR ENTIRETY.

WESTERN RESOURCES

  Western Resources' primary business activities are providing electric generation, transmission and distribution services to approximately 614,000 customers in Kansas; providing security alarm monitoring services to over one million customers located throughout the United States, providing natural gas transmission and distribution services to approximately 1.4 million customers in Oklahoma and Kansas through its investment in ONEOK Inc. ("ONEOK") and investing in international power projects. Rate regulated electric service is provided by KPL and KGE. Security services are primarily provided by Protection One, Inc. ("Protection One"), a publicly traded, approximately 82%-owned subsidiary of Western Resources. KGE owns 47% of Wolf Creek Nuclear Operating Corporation ("WCNOC"), the operating company for Wolf Creek Generating Station ("Wolf Creek"). Other Western Resources subsidiaries include Westar Capital, Inc., a private investment company wholly owned by Western Resources, with investments in energy-related and technology-oriented businesses ("Westar Capital"), The Wing Group Ltd., an unregulated subsidiary which develops international power projects.

  Following the Transactions, Western Resources will be a holding company with its regulated electric utility operations (KPL, KGE and KCPL) held in a publicly traded approximately 80.1%-owned subsidiary, Westar Energy, and its unregulated operations held in other wholly and partially owned subsidiaries. See "--Operations of Westar Energy Following the Transactions" below and "BUSINESS OF WESTAR ENERGY FOLLOWING THE TRANSACTIONS."

  Western Resources was incorporated under the laws of the State of Kansas in 1924. Western Resources' corporate headquarters is located at 818 South Kansas Avenue, Topeka, Kansas 66612-1203 and its telephone number is (785) 575-6300. See "SELECTED INFORMATION CONCERNING WESTERN RESOURCES AND KCPL--Business of Western Resources."

KCPL

  KCPL is a low-cost electric power producer providing energy-related products and services to customers in its service territory and worldwide. Headquartered in Kansas City, Missouri, KCPL serves the electric power needs of over 445,000 customers in and around the metropolitan Kansas City area. Included in a diverse customer base are about 391,000 residences, 51,000 commercial firms and 3,000 industrial firms, municipalities and other electric utilities. Low fuel costs and superior plant performance enable KCPL to serve its customers well while maintaining a leadership position in the bulk power market. KLT, a wholly owned unregulated subsidiary of KCPL, pursues opportunities in primarily energy-related ventures. KCPL's commitment to KLT and its holdings reflect KCPL's plans to enhance shareholder value by capturing growth opportunities in energy-related markets outside KCPL's regulated core utility business. KCPL owns a 47% interest in WCNOC and a 50% interest in the LaCygne generating station. The principal executive offices of KCPL are located at 1201 Walnut, Kansas City, Missouri 64106-2124 and KCPL's telephone number is (816) 556-2200. See "SELECTED INFORMATION CONCERNING WESTERN RESOURCES AND KCPL--Business of KCPL."

WESTAR ENERGY

  Westar Energy was initially formed as a wholly owned subsidiary of Western Resources solely for the purpose of effecting the Transactions. Prior to the KCPL Effective Time, Westar Energy will not engage in any activity other than activities related to the Transactions. Following the Transactions, Westar Energy will be the new regulated electric utility operating entity of Western Resources, combining the operating assets of KGE, KPL and KCPL. Westar Energy will continue to use the trade names KGE for its electric utility operations in southeastern Kansas, including the Wichita metropolitan area, KPL in central and northeastern Kansas and KCPL in the Kansas City metropolitan area. Westar Energy will operate in the States of Kansas and Missouri, with more than one million customers and more than 8,000 megawatts of electric generation resources. Westar Energy will continue its existence under the laws of Kansas. See "THE TRANSACTIONS--Plans for Western Resources and Westar Energy Following the Transactions" and "BUSINESS OF WESTAR ENERGY FOLLOWING THE TRANSACTIONS."

RISK FACTORS

  SHAREOWNERS OF KCPL AND WESTERN RESOURCES SHOULD CONSIDER THE FACTORS DISCUSSED UNDER "RISK FACTORS" IN EVALUATING THE PROPOSED TRANSACTIONS.

THE WESTERN RESOURCES MEETING

  Purpose. At the Western Resources Meeting, holders of Western Resources Common Stock will be asked to consider and vote upon: (i) a proposal to approve and adopt the Merger Agreement and the transactions contemplated thereby including, among others, the Western Resources Share Issuance, the Contributions and the transfer of substantially all of the assets of Western Resources to Westar Energy as a result of the Asset Contribution and the KGE Merger; (ii) a proposal to approve an amendment to the Western Resources Articles to increase, immediately prior to the Western Resources Share Issuance, the number of authorized shares of Western Resources Common Stock from 85,000,000 shares to 300,000,000 shares (the "Articles Amendment"); and
(iii) such other matters, if any, as may properly come before the Western Resources Meeting or any adjournment or postponement thereof. The consummation of the Transactions is conditioned upon approval of proposals (i) and (ii) above.

  THE WESTERN RESOURCES BOARD, BY A UNANIMOUS VOTE, HAS APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY INCLUDING, AMONG OTHERS, THE WESTERN RESOURCES SHARE ISSUANCE, THE CONTRIBUTIONS, AND THE TRANSFER OF SUBSTANTIALLY ALL OF THE ASSETS OF WESTERN RESOURCES TO WESTAR ENERGY, AND THE ARTICLES AMENDMENT AND RECOMMENDS THAT WESTERN RESOURCES SHAREOWNERS VOTE "FOR" THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE WESTERN RESOURCES SHARE ISSUANCE, THE CONTRIBUTIONS, AND THE TRANSFER OF SUBSTANTIALLY ALL OF THE ASSETS OF WESTERN RESOURCES TO WESTAR ENERGY, AND THE ARTICLES AMENDMENT.

  Date, Place and Time; Record Date. The Western Resources Meeting is scheduled to be held at the Bradbury Thompson Center, 1700 SW Jewell on the Washburn University Campus, Topeka, Kansas, at 10:00 a.m., local time, on July 30, 1998. Holders of record of shares of Western Resources Common Stock at the close of business on June 11, 1998 (the "Western Resources Record Date") will be entitled to notice of and to vote at the Western Resources Meeting. At the close of business on the Western Resources Record Date, 65,562,074 shares of Western Resources Common Stock were issued and outstanding and entitled to vote. The Western Resources Meeting may be adjourned or postponed to another date and/or place for any proper purpose (including, without limitation, for the purpose of soliciting additional proxies).

  Voting Rights; Quorum; Required Vote. Each outstanding share of Western Resources Common Stock is entitled to one vote upon each matter presented at the Western Resources Meeting. A majority of the voting power of the shares issued and outstanding and entitled to vote, present in person or by proxy, shall constitute a quorum for the transaction of business at the Western Resources Meeting.

  As provided under the KGCC, the Western Resources Articles, the bylaws of Western Resources (the "Western Resources Bylaws") and the rules of the NYSE, as applicable, approval and adoption of the Merger

Agreement and the transactions contemplated thereby, including the Western Resources Share Issuance, the Contributions, and the transfer of substantially all of the assets of Western Resources to Westar Energy, and the Articles Amendment requires the affirmative vote of a majority of the outstanding shares of Western Resources Common Stock. Abstentions and broker non-votes will have the same effect as votes cast against approval and adoption of the Merger Agreement and the transactions contemplated thereby, including the Western Resources Share Issuance, the Contributions, and the transfer of substantially all of the assets of Western Resources to Westar Energy, and the Articles Amendment.

  Western Resources in its capacity as sole shareowner of KGE and Westar Energy has approved the Contributions, the KGE Merger and the KCPL Merger. However, the KGE Merger will not be consummated unless the shareowners of Western Resources approve all of the items listed above. Accordingly, a vote in favor of such items will in effect be a vote in favor of the KGE Merger and the transfer of substantially all of the assets of Western Resources to Westar Energy.

  As of the Western Resources Record Date, the directors and executive officers of Western Resources, together with their affiliates as a group, beneficially own less than 1% of the issued and outstanding shares of Western Resources Common Stock entitled to vote at the Western Resources Meeting.

  Western Resources has agreed under the Merger Agreement to call for redemption before the KGE Effective Time all of its outstanding shares of 5% Series Preferred Stock, par value $100 per share, 4 1/2% Series Preferred Stock, par value $100 per share, and 4 1/4% Series Preferred Stock, par value $100 per share (collectively, the "Western Resources Preferred Stock"), at the applicable redemption prices, together with all dividends accrued and unpaid through the applicable redemption dates. Accordingly, the Western Resources Preferred Stock shall not be entitled to vote upon any matter to be considered at the Western Resources Meeting.

  See "MEETINGS, VOTING AND PROXIES--The Western Resources Meeting."

RECENT DEVELOPMENT

  At the 1998 Western Resources Annual Meeting held on May 11, 1998, Western Resources announced that John E. Hayes, Jr. would retire from his position as Chief Executive Officer on July 1, 1998 and David C. Wittig would become the new Chief Executive Officer.

THE KCPL MEETING

  Purpose. At the KCPL Meeting, the holders of KCPL Common Stock will be asked to consider and vote upon (i) a proposal to approve and adopt the Merger Agreement, the KCPL Merger and the transactions contemplated thereby; and (ii) such other matters, if any, as may properly come before the KCPL Meeting or any adjournment or postponement thereof. The consummation of the KCPL Merger is conditioned upon approval of proposal (i) above.

  THE KCPL BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT, THE KCPL MERGER AND THE TRANSACTIONS CONTEMPLATED THEREBY, HAS AUTHORIZED THE EXECUTION AND DELIVERY OF THE MERGER AGREEMENT, AND RECOMMENDS THAT KCPL SHAREHOLDERS VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT, THE KCPL MERGER AND THE TRANSACTIONS CONTEMPLATED THEREBY.

  Date, Place and Time; Record Date. The KCPL Meeting is scheduled to be held at the Gem Theater, 1615 E. 18th Street, Kansas City, Missouri, at 10:00 a.m., local time, on July 30, 1998. Holders of record of shares of KCPL Common Stock at the close of business on June 11, 1998 (the "KCPL Record Date") will be entitled to notice of and to vote at the KCPL Meeting. At the close of business on the KCPL Record Date, 61,872,915 shares of KCPL Common Stock were issued and outstanding and entitled to vote. The KCPL Meeting may be adjourned or postponed to another date and/or place for any proper purpose (including, without limitation, for the purpose of soliciting additional proxies).

  Voting Rights; Quorum; Required Vote. Each outstanding share of KCPL Common Stock is entitled to one vote upon each matter presented at the KCPL Meeting. A majority of the voting power of the shares issued, outstanding and entitled to vote, present in person or by proxy, shall constitute a quorum for the transaction of business at the KCPL Meeting.

  As provided under the MGBCL, the Restated Articles of Consolidation of KCPL (the "KCPL Articles"), the bylaws of KCPL (the "KCPL Bylaws") and the rules of the NYSE, as applicable, the affirmative vote of the holders of two-thirds of the outstanding shares of KCPL Common Stock entitled to vote is required to approve and adopt the Merger Agreement, the KCPL Merger and the transactions contemplated thereby.

  SINCE A TWO-THIRDS SUPERMAJORITY VOTE OF ALL OUTSTANDING SHARES OF KCPL COMMON STOCK ENTITLED TO VOTE IS REQUIRED TO APPROVE AND ADOPT THE MERGER AGREEMENT, THE KCPL MERGER AND THE TRANSACTIONS CONTEMPLATED THEREBY, YOUR VOTE IS IMPORTANT. UNDER MISSOURI LAW, THE FAILURE TO VOTE, ABSTENTIONS AND BROKER NON-VOTES WILL HAVE THE SAME EFFECT AS VOTES CAST AGAINST APPROVAL AND ADOPTION OF THE MERGER AGREEMENT, THE KCPL MERGER AND THE TRANSACTIONS CONTEMPLATED THEREBY.

  As of the KCPL Record Date, the directors and executive officers of KCPL, together with their affiliates as a group, beneficially own less than 1% of the issued and outstanding shares of KCPL Common Stock entitled to vote at the KCPL Meeting. As of the KCPL Record Date, Western Resources did not beneficially own any shares of KCPL Common Stock.

  KCPL has agreed under the Merger Agreement to call for redemption before the KCPL Effective Time all of its outstanding shares of preferred stock at the applicable redemption prices therefor, together with all dividends accrued and unpaid through the applicable redemption dates. Accordingly, the shares of preferred stock of KCPL shall not be entitled to vote upon any matter at the KCPL Meeting.

  See "MEETINGS, VOTING AND PROXIES--The KCPL Meeting."

GRAPHICAL PRESENTATION

  For a graphical presentation of the Transactions, see "THE TRANSACTIONS-- Graphical Presentation."

BACKGROUND OF THE TRANSACTIONS

  For a description of the background of the Transactions, see "THE TRANSACTIONS--Background of the Transactions."

REASONS FOR THE TRANSACTIONS

  Western Resources and KCPL believe that the Transactions offer significant strategic and financial benefits to each company and to their respective shareowners, as well as to their employees and customers and the communities which they serve. These benefits include, among others: significant potential synergies and cost savings as a result of the Transactions; a share price premium for KCPL shareholders; increased opportunities for expansion into unregulated product markets and diverse geographic markets; greater financial strength for the combined entities and concentration of Western Resources electric utility operations into a single entity focusing solely on that line of business. See "THE TRANSACTIONS--Reasons for the Transactions; Recommendations of the Boards of Directors." For information regarding estimates of synergies and cost savings that may result from the Transactions, see "THE TRANSACTIONS--Operational and Structural Benefits" and "--Components of Anticipated Cost Savings."

RECOMMENDATIONS OF THE BOARDS OF DIRECTORS

  KCPL. The KCPL Board has unanimously approved the Merger Agreement, the KCPL Merger and the transactions contemplated thereby, has authorized the execution and delivery of the Merger Agreement, and recommends that KCPL shareholders vote "FOR" approval and adoption of the Merger Agreement, the KCPL Merger and the transactions contemplated thereby. The KCPL Board approved the Merger Agreement, the KCPL Merger and the transactions contemplated thereby after consideration of a number of factors described under the heading "THE TRANSACTIONS--Reasons for the Transactions; Recommendations of the Boards of Directors--KCPL."

  Western Resources. The Western Resources Board, by a unanimous vote, has approved the Merger Agreement and the transactions contemplated thereby, the Western Resources Share Issuance, the Contributions and the Articles Amendment, believes that the terms of the Transactions are fair to, and in the best interests of, Western Resources' shareowners and recommends that the shareowners of Western Resources vote "FOR" approval and adoption of the Merger Agreement and the transactions contemplated thereby, including the Western Resources Share Issuance, the Contributions, and the transfer of substantially all of the assets of Western Resources to Westar Energy, and the Articles Amendment. The Western Resources Board approved and adopted the Merger Agreement and the transactions contemplated thereby after consideration of a number of factors described under the heading "THE TRANSACTIONS--Reasons for the Transactions; Recommendations of the Boards of Directors--Western Resources."

OPINIONS OF FINANCIAL ADVISORS

  Western Resources. On March 18, 1998, Salomon Brothers Inc ("Salomon Brothers") and Smith Barney Inc. (collectively doing business and referred to herein as "Salomon Smith Barney") delivered its oral opinion, which opinion was subsequently confirmed in a written opinion dated as of March 20, 1998 and a further written opinion dated the date of this Joint Proxy Statement/Prospectus, to the effect that, as of such dates, and subject to the assumptions made, matters considered and limits of the review undertaken, as set forth in such opinions, the Aggregate Consideration (as defined below) was fair to Western Resources from a financial point of view. A copy of the written opinion of Salomon Smith Barney dated as of the date of this Joint Proxy Statement/Prospectus, which sets forth assumptions made, matters considered and limits of the review undertaken in connection with the opinion, is attached hereto as Annex B. WESTERN RESOURCES SHAREOWNERS ARE URGED TO, AND SHOULD, READ SUCH OPINION IN ITS ENTIRETY. See "THE TRANSACTIONS--Opinion of Western Resources' Financial Advisor" and Annex B.

  KCPL. On March 18, 1998, Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch") delivered its oral opinion, which opinion was subsequently confirmed in written opinions dated as of such date and as of the date of this Joint Proxy Statement/Prospectus, to the KCPL Board to the effect that, as of such dates, and based upon the assumptions made, matters considered and limits of review as set forth in such opinions, the Aggregate Consideration was fair to such holders from a financial point of view. The full text of the written opinion of Merrill Lynch dated as of the date of this Joint Proxy Statement/Prospectus, which sets forth the assumptions made, matters considered and limits of the review undertaken in connection with such opinion, is attached hereto as Annex C. HOLDERS OF SHARES OF KCPL COMMON STOCK ARE URGED TO, AND SHOULD, READ SUCH OPINION IN ITS ENTIRETY. See "THE TRANSACTIONS-- Opinion of KCPL's Financial Advisor" and Annex C.

INTERESTS OF CERTAIN PERSONS IN THE TRANSACTIONS

  In considering the recommendations of the boards of directors and managements of Western Resources and KCPL, shareowners should be aware that certain members of the Western Resources Board and the KCPL Board and certain members of the managements of Western Resources and KCPL have certain interests in the Transactions that are in addition to or different from those as shareowners of Western Resources and KCPL generally. See "THE TRANSACTIONS--Interests of Certain Persons in the Transactions."

  Board of Directors. The Merger Agreement provides that, at the KGE Effective Time, the Western Resources Board shall appoint three named members of the KCPL Board to the Western Resources Board. In addition, each of the eleven current members of the Western Resources Board will continue in office following the KGE Effective Time. The Merger Agreement also provides that at the KGE Effective Time, Western Resources will cause the initial Board of Directors of Westar Energy to be comprised of six members designated by Western Resources and four members selected from the KCPL Board, as of the date of the Merger Agreement, designated by KCPL. Thereafter, directors of Westar Energy will be nominated and elected in accordance with the procedures set forth in the Westar Energy Articles (as defined below) and Westar Energy Bylaws (as defined below).

  Management of Westar Energy Following the Transactions. Following the Transactions, John E. Hayes, Jr. will be the Chairman of the Westar Energy Board and Drue Jennings will be Chief Executive Officer of Westar Energy.

  KCPL Stock Options. The Merger Agreement provides that prior to the KCPL Effective Time, KCPL will take such actions as may be necessary such that immediately prior to the KCPL Effective Time, each option to purchase shares of KCPL Common Stock and any accrued dividend rights granted on such KCPL Common Stock (collectively, the "KCPL Stock Options") which are outstanding, whether or not then exercisable, will be canceled and the holder of any then exercisable KCPL Stock Options will be entitled, upon surrender of all outstanding KCPL Stock Options, to receive in consideration of such cancellation an amount in cash from KCPL equal to the result of multiplying the number of shares of KCPL Common Stock previously subject to such KCPL Stock Option by the difference between (i) the sum of (x) the fair market value of the number of shares of Western Resources Common Stock (as determined by the average closing price of the Western Resources Common Stock for the five (5) consecutive trading day period occurring immediately following the Western Resources Stock Distribution) that such optionee would have received if such optionee had exercised a KCPL Stock Option to purchase one (1) share of KCPL Common Stock immediately prior to the KCPL Effective Time and (y) the fair market value of the number of shares of Westar Energy Series A Common Stock (as determined by the average closing price of the Westar Energy Series A Common Stock for the five (5) consecutive trading day period occurring immediately following the Western Resources Stock Distribution) that such optionee would have received if such optionee had exercised a KCPL Stock Option to purchase for one (1) share of KCPL Common Stock immediately prior to the KCPL Effective Time and (ii) the per share exercise price of such KCPL Stock Options. See "THE TRANSACTIONS--Interests of Certain Persons in the Transactions--KCPL Stock Options" and "THE MERGER AGREEMENT--Stock Options."

  The value of the outstanding KCPL Stock Options held by interested persons, as of the last practicable date prior to the mailing of this Joint Proxy Statement/Prospectus, is contained in the following chart:

                                                            OPTIONS     TOTAL
SHAREHOLDER                                                   (1)     VALUE (2)
-----------                                                ---------- ----------
Drue Jennings............................................. 95,819.186 $1,718,825
Bernard Beaudoin.......................................... 31,128.381 $  601,063
Ronald Wasson............................................. 25,873.818 $  464,507
J. Turner White........................................... 23,106.986 $  382,000
Marcus Jackson............................................ 21,005.160 $  327,378

--------
  The aggregate amount of cash that KCPL would be required to pay in consideration of cancellation of all KCPL Stock Options including those in the above chart is $5,640,116.

(1) Total number of shares represented by unexercised KCPL Stock Options and amounts equivalent to accrued dividends on options.
(2) Value of options is based on (a) the price of Western Resources Common Stock as of June 8, 1998, the last practicable date prior to the date of this Joint Proxy Statement/Prospectus which would result in distribution to KCPL's shareholders of $23.50 worth of Western Resources Common Stock for each share of KCPL Common Stock; and (b) a value of $12.00 per share of Series A Westar Energy Common Stock to be distributed to KCPL's shareholders for each share of KCPL Common Stock.

  Western Resources Stock Options. The Transactions will not affect the vesting period or exercisability of any outstanding options to purchase Western Resources Common Stock.

  KCPL Severance Agreements. Under certain agreements entered into by KCPL, certain officers of KCPL and certain officers of subsidiaries of KCPL may be entitled to payment of certain severance benefits upon termination of employment following consummation of the Transactions. See "THE TRANSACTIONS-- Interests of Certain Persons in the Transactions--KCPL Severance Agreements."

  Western Resources Severance Agreements. Under certain agreements entered into by Western Resources, certain officers of Western Resources may be entitled to payment of certain severance benefits upon termination of employment following consummation of the Transactions. See "THE TRANSACTIONS--Interests of Certain Persons in the Transactions--Western Resources Severance Agreements."

  Indemnification. Pursuant to the Merger Agreement, Westar Energy has agreed to indemnify each present and former director and officer of Western Resources, Westar Energy, KGE and KCPL against liabilities or expenses incurred in connection with claims relating to matters prior to the KGE Effective Time, and to maintain in effect directors' and officers' liability insurance for the benefit of the directors and officers of KCPL. See "THE TRANSACTIONS--Interests of Certain Persons in the Transactions--Indemnification" and "THE MERGER AGREEMENT--Directors' and Officers' Indemnification."

DIVIDEND REINVESTMENT PLAN

  The letter of transmittal to be delivered to KCPL shareholders will provide that KCPL shareholders who hold their shares through the KCPL dividend reinvestment plan will have the option to place the shares of Western Resources Common Stock they will receive in the Western Resources Stock Distribution directly into the Western Resources direct stock purchase plan and the shares of Westar Energy they will receive in the KCPL Merger directly into a dividend reinvestment plan intended to be established by Westar Energy at the KCPL Effective Time.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  In the opinion of Skadden, Arps, Slate, Meagher & Flom, LLP ("Skadden Arps") and Sullivan & Cromwell no gain or loss will be recognized by holders of KCPL Common Stock who exchange their KCPL Common Stock for Westar Energy Common Stock and Western Resources Common Stock in connection with the KCPL Merger and the KGE Merger (except to the extent that cash is received in lieu of fractional shares of Western Resources Common Stock). See "THE TRANSACTIONS-- Certain Federal Income Tax Consequences," "THE MERGER AGREEMENT--Conditions to Each Party's Obligation to Effect the KGE Merger and the KCPL Merger."

  SHAREOWNERS OF WESTERN RESOURCES AND KCPL ARE URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE TRANSACTIONS, INCLUDING THE APPLICATION TO THEM AND POSSIBLE EFFECT UPON THEM OF ANY PENDING LEGISLATION, THE ALTERNATIVE MINIMUM TAX AND STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS.

ACCOUNTING TREATMENT

  Westar Energy will account for the KGE Merger as a transfer of net assets between companies under common control. The assets and liabilities transferred would be accounted for at historical cost. Westar Energy will account for the KCPL Merger using the purchase method of accounting. See "THE TRANSACTIONS-- Accounting Treatment."

STOCK EXCHANGE LISTING OF THE WESTAR ENERGY COMMON STOCK AND WESTERN RESOURCES COMMON STOCK

  Westar Energy and Western Resources will apply for the listing on the NYSE of the Westar Energy Common Stock and the Western Resources Common Stock to be issued and distributed in the KCPL Merger and the Western Resources Stock Distribution. It is a condition to the consummation of the KGE Merger and the KCPL Merger that the Western Resources Common Stock and the Westar Energy Common Stock be approved for listing on the NYSE, subject to official notice of issuance. See "THE TRANSACTIONS--Stock Exchange Listing of the Westar Energy Common Stock and Western Resources Common Stock."

FEDERAL SECURITIES LAW CONSEQUENCES

  All shares of Westar Energy Common Stock and Western Resources Common Stock issued in the Transactions will be freely transferable (except shares of Westar Energy Common Stock distributed to Western Resources), except that shares of Westar Energy Common Stock and Western Resources Common Stock received by persons who are deemed to be "affiliates" (as such term is defined under the Securities Act) of KCPL prior to the Mergers may be resold by them only in transactions permitted by the resale provisions of Rule 145 promulgated under the Securities Act (or Rule 144, in the case of such persons who become affiliates of Western Resources) or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of KCPL or Western Resources generally include individuals or entities that control, are controlled by, or are under common control with, such party and may include certain officers and directors of such party as well as principal shareowners of such party. The Merger Agreement requires KCPL to use all reasonable efforts to cause each of its affiliates to execute a written agreement to the effect that such affiliate will not offer or sell or otherwise dispose of (i) any shares of KCPL Common Stock during the period beginning 30 days prior to the KGE Effective Time and continuing until such time as results covering at least 30 days of post-KGE Effective Time operations of Western Resources have been published or (ii) any of the shares of Westar Energy Common Stock and Western Resources Common Stock issued to such affiliate in or pursuant to the Mergers in violation of the Securities Act or the rules and regulations promulgated by the SEC thereunder. See "THE TRANSACTIONS--Federal Securities Law Consequences."

  This Joint Proxy Statement/Prospectus does not cover resales of Westar Energy Common Stock or Western Resources Common Stock received in the Transactions by any person who may be deemed to be an affiliate of KCPL or Western Resources.

DISSENTERS' RIGHTS

  Holders of Western Resources Common Stock and Western Resources Preferred Stock do not have dissenters' rights under the KGCC with respect to the Transactions.

  Under the MGBCL, each holder of KCPL Common Stock who dissents from the KCPL Merger has the right to have the fair value of such Dissenting Holder's shares appraised by judicial determination and paid to him or her in cash. In order to perfect such appraisal rights, Dissenting Holders must comply with the procedural requirements of the MGBCL, including, without limitation, filing a written objection to the KCPL Merger with KCPL prior to the KCPL Meeting, not voting in favor of the Merger Agreement, the KCPL Merger and the transactions contemplated thereby and, within 20 days after the KCPL Effective Time, making a written demand for payment of the fair value of the shares held by such Dissenting Holder. If the Dissenting Holder and KCPL do not agree on the fair value to be paid, the Dissenting Holder may petition an appropriate court for a determination of such value.

  Shares of KCPL Common Stock held by Dissenting Holders will not be converted into shares of Westar Energy Common Stock in the KCPL Merger and after the KCPL Effective Time will represent only the right to receive such consideration as is determined to be due such Dissenting Holders pursuant to the MGBCL. KCPL Common Stock outstanding immediately prior to the KCPL Effective Time and held by a shareholder who withdraws his demand for appraisal rights or fails to perfect such rights will be deemed to be converted at the KCPL Effective Time into the right to receive shares of Westar Energy Common Stock, without interest. Western Resources and Westar Energy have agreed to distribute shares of Western Resources Common Stock and Westar Energy Common Stock on the same basis as to other former KCPL shareholders to Dissenting Holders who withdraw their demands for appraisal after the KCPL Effective Time.

  See "THE TRANSACTIONS--Dissenters' Rights" and Annex D.

REGULATORY MATTERS

  The approval of the Nuclear Regulatory Commission under the Atomic Energy Act of 1954, as amended (the "Atomic Energy Act"), the Federal Energy Regulatory Commission (the "FERC") under the Federal Power Act, as well as the approval of the utility regulatory commissions in Missouri and Kansas under applicable state laws and the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), are required in order to consummate the Transactions. The receipt of all of these approvals is presently anticipated to occur within the first half of 1999.

  Public Utility Holding Company Act. Western Resources is a "holding company" for purposes of the Public Utility Holding Company Act of 1935 (the "1935 Act") and is currently exempt under Section 3(a)(1) of the 1935 Act pursuant to Rule 2 promulgated thereunder from all provisions of the 1935 Act except Section 9(a)(2), which generally requires approval of the SEC prior to the direct or indirect acquisition of 5% or more of the voting securities of an electric or gas utility company by any person that already owns, directly or indirectly, 5% or more of the voting securities of one or more gas or electric utility companies. KCPL is an electric utility company within the meaning of the 1935 Act, and is exempt from all provisions of the 1935 Act except Section 9(a)(2). Western Resources and KCPL anticipate that no approval of the SEC under Section 9(a)(2) of the 1935 Act will be required for the Transactions because, upon consummation of the Transactions, each of KCPL and KGE will be merged with and into Westar Energy and Western Resources will own 5% or more of the voting securities of the same number of public utility companies (Westar Energy and ONEOK), within the meaning of the 1935 Act, as it did prior to consummation of the Transactions. Western Resources anticipates that, following consummation of the Transactions, it will continue to be exempt from all provisions of the 1935 Act except Section 9(a)(2). It is a condition to Western Resources' obligation to effect the closing of the Transactions that Western Resources be reasonably satisfied that as of the KGE Effective Time, Western Resources will be exempt from all of the provisions of the 1935 Act other than Section 9(a)(2) thereof. See "RISK FACTORS--Uncertainty Regarding Western Resources' Regulatory Status," "THE MERGER AGREEMENT--Conditions to Each Party's Obligation to Effect the KGE Merger and the KCPL Merger--Conditions to the Obligations of Western Resources, KGE and Westar Energy to Effect the KGE Merger" and "THE TRANSACTIONS-- Regulatory Matters."

  Other. KCPL, KGE and Western Resources possess municipal franchises and environmental and other permits and licenses that (i) require the licensor to consent to the transfer of such franchises, permits and licenses and (ii) may need to be renewed or replaced as a result of the Transactions. Neither Western Resources nor KCPL anticipates any difficulties at the present time in obtaining such consents, renewals, replacements or transfers.

  General. Under the Merger Agreement, Western Resources, KGE, Westar Energy and KCPL have agreed to use all commercially reasonable efforts to obtain all governmental authorizations necessary or advisable to consummate or effect the Transactions. Various parties may seek intervention in these proceedings to oppose the Transactions or to have conditions imposed upon the receipt of necessary approvals. While Western Resources and KCPL believe that they will receive the requisite regulatory approvals for the Transactions, there can be no assurance as to the timing of such approvals or the ability of such parties to obtain such approvals on satisfactory terms or otherwise. It is a condition to the consummation of the Transactions that final orders approving the Transactions be obtained from the various federal and state regulators described above on terms and conditions which would not have, or insofar as reasonably can be foreseen would not be likely to have, a material adverse effect on the business, assets, financial condition or results of operations of the combined company and its subsidiaries taken as a whole. It is a further condition to Western Resources' obligation to effect the Transactions that such final orders would not have, or insofar as reasonably can be foreseen would not be likely to have, a material adverse effect on the benefits anticipated by Western Resources in the Transactions. There can be no assurance that any such approvals will be free from terms or conditions that cause such approvals to fail to satisfy such conditions to the consummation of the Transactions.

  See "THE TRANSACTIONS--Regulatory Matters," "THE MERGER AGREEMENT--Conditions to Each Party's Obligation to Effect the KGE Merger and the KCPL Merger" and "RISK FACTORS--Uncertainty Regarding Western Resources' Regulatory Status."

PLANS FOR WESTERN RESOURCES AND WESTAR ENERGY FOLLOWING THE TRANSACTIONS

  Following the Transactions, Western Resources will be the holding company for the group of Western Resources companies that includes, among others, Westar Energy, ONEOK and Protection One (the "Western

Resources Companies"). Western Resources will have no operating assets and the Western Resources Companies will be organized into regulated and unregulated lines of business. See "--Control of Westar Energy Following the Transactions," "THE TRANSACTIONS--Control of Westar Energy Following the Transactions," "THE TRANSACTIONS--Plans for Western Resources and Westar Energy Following the Transactions" and "SELECTED INFORMATION CONCERNING WESTERN RESOURCES AND KCPL-- Business of Western Resources."

  Western Resources has advised KCPL that it currently intends to maintain ownership of not less than 80.1% of the diluted outstanding shares of Westar Energy Common Stock immediately following the Transactions. For a description of certain restrictions imposed by the Merger Agreement on Western Resources' ability to purchase additional shares of Westar Energy Common Stock in the public market, see "--Control of Westar Energy Following the Transactions" and "THE TRANSACTIONS--Control of Westar Energy Following the Transactions."

  Following the Transactions, the shares of Westar Energy Common Stock will trade on the NYSE. There can be no assurance that an active trading market for the shares of Westar Energy Common Stock will develop after consummation of the Transactions. The Westar Energy Common Stock may also be subject to price volatility following the Transactions until trading values become established. See "RISK FACTORS--Uncertainty Regarding Trading Prices of Westar Energy Common Stock Following the Transactions."

  Following the Transactions, Westar Energy will be the new regulated electricity utility operating entity of the Western Resources Companies, combining the operating assets of KGE, KPL and KCPL. Westar Energy will continue its existence under the laws of Kansas. See "BUSINESS OF WESTAR ENERGY FOLLOWING THE TRANSACTIONS."

CONTROL OF WESTAR ENERGY FOLLOWING THE TRANSACTIONS

  Immediately following the Transactions, Western Resources will control Westar Energy through Western Resources' ownership, assuming there are no Dissenting Shares, of 80.1% of the diluted outstanding shares of Westar Energy Common Stock. Although as a result of the Transactions Western Resources will have the ability to elect the entire Board of Directors of Westar Energy and to approve any matter requiring the approval of Westar Energy shareowners, Western Resources has agreed to certain arrangements relating to the election of directors of Westar Energy after the Closing. See "THE TRANSACTIONS--Interests of Certain Persons in the Transactions." In addition, during the 10-year period following the Closing, the Merger Agreement provides that Western Resources may not, directly or indirectly, propose to enter into a merger or other business combination with Westar Energy or purchase, directly or indirectly, all or substantially all of the assets of Westar Energy. Notwithstanding the foregoing, the Merger Agreement provides that Western Resources may in any manner acquire up to 85% of the outstanding shares of Westar Energy Common Stock on a diluted basis and that Western Resources may make a tender offer or exchange offer for all the outstanding shares of Westar Energy Common Stock or enter into any merger or other business combination with Westar Energy if, in general, such action is at a price and on terms that are fair to the shareowners of Westar Energy and approved by a majority of the independent directors.

  See "THE MERGER AGREEMENT--Standstill Arrangements," "THE TRANSACTIONS-- Control of Westar Energy Following the Transactions" and "RISK FACTORS--Control by the Principal Shareowner of Westar Energy."

THE CONTRIBUTIONS

  The Contributions and the other Transactions will be consummated on the terms and subject to the conditions set forth in the Merger Agreement (which is attached hereto as Annex A and incorporated herein by reference). Pursuant to the Merger Agreement, immediately prior to the KCPL Effective Time and as a condition precedent to the Mergers, Western Resources will effect the Contributions.

  See "THE TRANSACTIONS" and "THE MERGER AGREEMENT--The Contributions."

CONVERSION OF KCPL COMMON STOCK

  The chart below sets forth a range of Western Resources Index Prices, the corresponding Conversion Ratio, the corresponding value of Western Resources Common Stock to be issued for each share of KCPL Common Stock in the Western Resources Stock Distribution and the estimated range of value for each share of Westar Energy Common Stock to be issued in the KCPL Merger. KCPL shareholders may call (800) 621-0518 for the exact number of shares to be issued to them based on the most recent Western Resources Index Price. As shown in the chart and as discussed in "THE TRANSACTIONS," the total consideration to be received by KCPL shareholders will include shares of Westar Energy Common Stock; however, there can be no assurance as to the prices at which such Westar Energy Common Stock will trade once listed on the NYSE. See "RISK FACTORS--Uncertainty Regarding Trading Prices of Westar Energy Common Stock Following the Transactions."

                                           VALUE OF
                                       WESTERN RESOURCES               ESTIMATED
  WESTERN                                COMMON STOCK              VALUE PER SHARE OF
 RESOURCES        CONVERSION           PER SHARE OF KCPL             WESTAR ENERGY
INDEX PRICE        RATIO(1)              COMMON STOCK               COMMON STOCK(2)
-----------       ----------           -----------------           ------------------
  $58.47            0.449                   $26.25                   $10.00 - 12.00
-------------------------------------------------------------------------------------
   58.46            0.449                    26.25                    10.00 - 12.00
   58.00            0.453                    26.25                    10.00 - 12.00
   57.00            0.461                    26.25                    10.00 - 12.00
   56.00            0.469                    26.25                    10.00 - 12.00
   55.04            0.477                    26.25                    10.00 - 12.00
-------------------------------------------------------------------------------------
   55.03            0.477                    26.25                    10.00 - 12.00
   54.00            0.477                    25.76                    10.00 - 12.00
   53.00            0.477                    25.28                    10.00 - 12.00
   52.42            0.477                    25.00                    10.00 - 12.00
-------------------------------------------------------------------------------------
   52.41            0.477                    25.00                    10.00 - 12.00
   52.00            0.481                    25.00                    10.00 - 12.00
   51.00            0.490                    25.00                    10.00 - 12.00
   50.01            0.500                    25.00                    10.00 - 12.00
-------------------------------------------------------------------------------------
   50.00            0.500                    25.00                    10.00 - 12.00
   49.00            0.500                    24.50                    10.00 - 12.00
   48.00            0.500                    24.00                    10.00 - 12.00
   47.01            0.500                    23.51                    10.00 - 12.00
-------------------------------------------------------------------------------------
   47.00            0.500                    23.50                    10.00 - 12.00
   46.00            0.511                    23.50                    10.00 - 12.00
   45.00            0.522                    23.50                    10.00 - 12.00
   44.00            0.534                    23.50                    10.00 - 12.00
   43.00            0.547                    23.50                    10.00 - 12.00
   42.00            0.560                    23.50                    10.00 - 12.00
   41.00            0.573                    23.50                    10.00 - 12.00
   40.00            0.588                    23.50                    10.00 - 12.00
   39.00            0.603                    23.50                    10.00 - 12.00
   38.28            0.614                    23.50                    10.00 - 12.00
-------------------------------------------------------------------------------------
   38.27            0.614                    23.50                    10.00 - 12.00
   38.00            0.614                    23.33                    10.00 - 12.00
   37.00            0.614                    22.72                    10.00 - 12.00
   36.00            0.614                    22.10                    10.00 - 12.00
   35.02            0.614                    21.50                    10.00 - 12.00
-------------------------------------------------------------------------------------
   35.01            0.614                    21.50                    10.00 - 12.00
   34.00            0.632                    21.50                    10.00 - 12.00
   33.00            0.652                    21.50                    10.00 - 12.00
   32.00            0.672                    21.50                    10.00 - 12.00
   31.00            0.694                    21.50                    10.00 - 12.00
   29.79            0.722                    21.50                    10.00 - 12.00
-------------------------------------------------------------------------------------
   29.78            0.722                    21.50                    10.00 - 12.00

--------
(1) If the Western Resources Index Price is greater than $58.46, the Conversion Ratio will be fixed at 0.449 provided that if 0.449 multiplied by the Western Resources Index Price exceeds $30.00, the Conversion Ratio will mean the quotient (rounded to the nearest 1/100,000) obtained by dividing $30.00 by the Western Resources Index Price.
(2) Estimated based on analysis by KCPL and Western Resources assuming an expected initial dividend for the first year of operation of Westar Energy of $0.72 and a normal electric utility payout ratio of approximately 85%. The actual dividend policy of Westar Energy will be dependent upon numerous factors including current economic conditions, earnings and profitability. Based on current market conditions and comparable publicly traded electric utilities' dividend yields and price-to-earnings ratios, KCPL and Western Resources calculated an estimated value range of $10.00 to $12.00 per share of Westar Energy Common Stock based on a range of dividend yields above and below 6.5%, and a range of price-to-earnings ratios above and below 13.0x earnings. The estimated value per share of Westar Energy Common Stock is based upon an estimated aggregate enterprise valuation range for Westar Energy. There can be no assurance, however, as to the actual prices at which such Westar Energy Common Stock will trade once listed on the NYSE. Actual prices could be significantly higher or lower than the estimated range.

THE KCPL MERGER

  Pursuant to the Merger Agreement, at the KCPL Effective Time and as a condition precedent to the KGE Merger, the KCPL Merger will be consummated pursuant to which each outstanding share of KCPL Common Stock (other than shares of KCPL Common Stock beneficially owned by KCPL either directly or through a wholly owned subsidiary and Dissenting Shares), will represent one share of Westar Energy Series A Common Stock. Immediately after consummation of the KCPL Merger and the KGE Merger, former KCPL shareholders will also receive shares of Western Resources Common Stock in the Western Resources Stock Distribution. The consummation of the KCPL Merger is subject to the satisfaction or waiver of all conditions to the KGE Merger and consummation of the Contributions.

  See "THE TRANSACTIONS" and "THE MERGER AGREEMENT--The KCPL Merger."

THE KGE MERGER

  Pursuant to the Merger Agreement, at the KGE Effective Time, the KGE Merger will be consummated pursuant to which each outstanding share of KGE Common Stock will be converted into and become such number of shares of Westar Energy Series B Common Stock representing, assuming there are no Dissenting Shares, 80.1% of the diluted outstanding shares of Westar Energy. The consummation of the KGE Merger is subject to consummation of the KCPL Merger. See "THE TRANSACTIONS" and "THE MERGER AGREEMENT--The KGE Merger."

ADDITIONAL TRANSACTIONS

  Immediately after the KGE Effective Time, Westar Energy will, in connection with the KGE Merger, effect the Western Resources Stock Distribution pursuant to which the holder of each share of Westar Energy Series A Common Stock (i.e., each former KCPL shareholder) will be entitled to receive a distribution of that number of shares of Western Resources Common Stock equal to (a) the number of shares of Western Resources Common Stock contributed to KGE pursuant to the Stock Contribution multiplied by (b) a quotient, the numerator of which is 1 and the denominator of which is the total number of shares of Westar Energy Series A Common Stock issued and outstanding immediately after the KCPL Effective Time. No certificates or scrip representing fractional shares of Western Resources Common Stock will be distributed. A holder of Westar Energy Series A Common Stock who would otherwise have been entitled to a fractional share of Western Resources Common Stock will be entitled to receive a cash payment in lieu of such fractional share in an amount equal to the product of such fraction multiplied by the Western Resources Index Price, without any interest thereon.

  Immediately after the KGE Effective Time, Westar Energy will distribute to Western Resources all of the outstanding shares of capital stock of KLT (the "KLT Stock Distribution").

  Immediately after the Western Resources Stock Distribution, without any action on the part of Western Resources, each share of Westar Energy Series B Common Stock owned by Western Resources will automatically represent one fully paid and nonassessable share of Westar Energy Series A Common Stock.

  See "THE MERGER AGREEMENT--Additional Transactions."

REPRESENTATIONS, WARRANTIES AND COVENANTS

  Each of KCPL, on the one hand, and Western Resources, KGE and Westar Energy, on the other hand, has made a number of representations and warranties in the Merger Agreement regarding, among other things and subject to certain qualifications, its respective business, operations, financial condition and capital structure. Western Resources has also made representations as to the title and condition of the KPL Assets. The Merger

Agreement also provides for certain covenants including, among other things, KCPL's covenant to carry on its business in the ordinary course consistent with prior practice, KCPL's covenant (subject to certain conditions) not to declare dividends other than regular quarterly dividends (except to the extent consistent with good business judgment and KCPL's past dividend practice) and not to make any capital expenditures in excess of certain budgeted amounts and covenants of KCPL, on the one hand, and Western Resources, KGE and Westar Energy, on the other hand, (subject to certain conditions) to refrain from taking any action reasonably likely to materially breach the Merger Agreement or any of its representations and warranties. See "THE MERGER AGREEMENT-- Representations and Warranties" and "--Certain Covenants."

OPERATIONS OF WESTAR ENERGY FOLLOWING THE TRANSACTIONS

  The Merger Agreement provides as follows with respect to certain operational matters of Westar Energy following the Transactions.

  Principal Corporate Offices. At the KGE Effective Time, (i) the executive headquarters of Westar Energy shall be in Kansas City, Missouri, (ii) the customer service headquarters of Westar Energy shall be in Wichita, Kansas, and
(iii) the field operation headquarters of Westar Energy shall be in Topeka, Kansas.

  Charities. After the KGE Effective Time, Westar Energy currently intends to provide charitable contributions and community support within the service areas of KCPL and Western Resources at annual levels substantially comparable to the annual levels of charitable contributions and community support provided by KCPL and Western Resources within their service areas during 1994 and 1995.

  Dividends. Upon the KGE Effective Time, the dividend policy of Westar Energy shall be set by the Board of Directors of Westar Energy so as to achieve a payout ratio that is consistent with comparable electric utility companies.

  See "THE MERGER AGREEMENT--Operations of Westar Energy Following the Transactions."

TAX-FREE STATUS

  The Merger Agreement provides that none of the parties will take any actions which would, or would be reasonably likely to, adversely affect the ability of the KCPL Merger or the KGE Merger to qualify for tax-free treatment under the Internal Revenue Code of 1986, as amended (the "Code"), both to the parties and to their respective shareholders (except for cash received in lieu of fractional shares), and each party shall use reasonable efforts to achieve such result.

CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE KGE MERGER AND THE KCPL
MERGER

  Mutual Conditions. The respective obligations of each party to effect the KGE Merger or the KCPL Merger, as the case may be, are subject to, among other things, the following mutual conditions: (a) the necessary approvals by the shareowners of KCPL and of Western Resources will have been obtained; (b) no temporary restraining order, preliminary or permanent injunction or other order will be in effect that prevents consummation of the KGE Merger or the KCPL Merger; (c) the Registration Statement of which this Joint Proxy Statement/Prospectus forms a part will have become effective and will not be the subject of a stop order; (d) the shares of Western Resources Common Stock issuable in the Stock Contribution and the Western Resources Stock Distribution and the shares of Westar Energy Common Stock issuable in the KCPL Merger and the KGE Merger will have been approved for listing on the NYSE upon official notice of issuance; (e) all material governmental authorizations, permits, consents, orders or approvals will have been obtained; (f) all required licenses, permits or other authorizations will have been transferred or reissued to the Surviving Corporation on or before the Closing Date and (g) Western Resources will have received confirmation from the Kansas tax authorities that no sales or use tax is payable in connection with the Asset Contribution.

  Conditions to the Obligations of Western Resources, KGE and Westar Energy to Effect the KGE Merger. The obligations of Western Resources, KGE and Westar Energy to effect the KGE Merger are subject to the following additional conditions, among others, specified in the Merger Agreement: (a) KCPL will have performed in all material respects its agreements and covenants required to be performed at or prior to the KGE Effective Time; (b) KCPL's representations and warranties set forth in the Merger Agreement shall be true and correct as of the date of execution of the Merger Agreement and as of the Closing Date (except for those that expressly speak only as of a specific date or time, which need only be true and correct as of such date or time), except as would not reasonably be likely to result in a material adverse effect on the business, assets, financial condition, results of operations or prospects of KCPL and its subsidiaries taken as a whole ("KCPL Material Adverse Effect");
(c) Western Resources shall have received from KCPL a certificate dated the Closing Date to the effect that the foregoing two conditions have been satisfied; (d) no KCPL Material Adverse Effect shall have occurred; (e) KCPL will have obtained certain third-party consents the lack of which would cause a KCPL Material Adverse Effect; (f) Western Resources will be reasonably satisfied that, following the KGE Effective Time, it will be exempt from all provisions of the 1935 Act other than Section 9(a)(2) thereof; (g) Western Resources will be reasonably satisfied that Final Orders relating to certain government approvals of the transactions contemplated by the Merger Agreement do not impose terms or conditions that would have or are reasonably likely to have a material adverse effect on the Surviving Corporation or the benefits anticipated by Western Resources as a result of the consummation of the transactions contemplated by the Merger Agreement; (h) Western Resources shall have received an opinion from Sullivan & Cromwell to the effect that the KCPL Merger and the KGE Merger will each qualify as a reorganization within the meaning of Section 368 of the Code and that no gain or loss will be recognized by the shareowners of KGE or Western Resources as a result of the KGE Merger;
(i) the aggregate number of Dissenting Shares shall be no greater than 5.5% of the outstanding shares of KCPL Common Stock as of the KCPL Effective Time; (j) the KCPL Merger shall have been consummated; and (k) Western Resources shall have received agreements from the affiliates of KCPL with respect to transactions in securities of KCPL and Western Resources. For a detailed discussion of certain conditions, see "THE MERGER AGREEMENT--Mutual Conditions--Kansas Sales and Use Tax Condition," "--Conditions to the Obligations of Western Resources, KGE and Westar Energy to Effect the KGE Merger--Exemption from the 1935 Act" and "--Obtaining Statutory Approval Satisfactory to Western Resources."

  Conditions to the Obligations of KCPL to Effect the KCPL Merger. The obligation of KCPL to effect the KCPL Merger is subject to the following additional conditions, among others, specified in the Merger Agreement: (a) Western Resources, KGE and Westar Energy will have performed in all material respects its agreements and covenants required to be performed at or prior to the KGE Effective Time; (b) the representations and warranties of Western Resources, KGE and Westar Energy set forth in the Merger Agreement shall be true and correct as of the date of execution of the Merger Agreement and as of the Closing Date (except for those that expressly speak only as of a specific date or time, which need only be true and correct as of such date or time), except as would not reasonably be likely to result in a material adverse effect on the business, assets, financial condition, results of operations or prospects of Western Resources, KGE and Western Resources' subsidiaries taken as a whole ("Western Resources Material Adverse Effect"); (c) KCPL shall have received from Western Resources a certificate dated the Closing Date to the effect that the foregoing two conditions have been satisfied; (d) no Western Resources Material Adverse Effect shall have occurred; (e) Western Resources, KGE and Westar Energy will have obtained certain third-party consents the lack of which would cause a Western Resources Material Adverse Effect; (f) KCPL shall be reasonably satisfied that Final Orders relating to certain government approvals of the transactions contemplated by the Merger Agreement do not impose terms or conditions that would have or are reasonably likely to have a material adverse effect on the Surviving Corporation; (g) KCPL shall have received an opinion from Skadden Arps to the effect that the KCPL Merger and KGE Merger will each qualify as a reorganization under Section 368(a) of the Code and that, other than in respect of cash paid in lieu of fractional shares, no gain or loss will be recognized by the shareowners of KCPL or Westar Energy as a result of either the KCPL Merger or the KGE Merger; and (h) the Asset Contribution and the Stock Contribution will have been consummated and all conditions to Western Resources' and Westar Energy's obligations to effect the KGE Merger have been satisfied or waived.

  See "THE MERGER AGREEMENT--Conditions to Each Party's Obligation to Effect the KGE Merger and the KCPL Merger."

RIGHTS TO TERMINATE, AMEND OR WAIVE CONDITIONS

  The Merger Agreement may be terminated under certain circumstances, including: by mutual consent of Western Resources and KCPL; by any party if the KCPL Merger is not consummated by the Termination Date (as defined below); by any party if the requisite shareowner approvals are not obtained on or before August 31, 1998 or if any state or federal law or court order prohibits consummation of the KGE Merger; by either party if the KCPL Board withdraws its support for the Merger Agreement or recommends the acquisition of KCPL by a party other than Western Resources; by a non-breaching party if there occurs a material breach of the Merger Agreement which is not cured within 20 days; by KCPL, under certain circumstances, as a result of a more favorable third-party tender offer or business combination proposal with respect to KCPL; or by either party, under certain circumstances relating to a decline in the price of Western Resources Common Stock. See "THE MERGER AGREEMENT--Termination." The Merger Agreement requires that termination fees be paid (i) in the amount of either $50 million by KCPL to Western Resources if, under certain circumstances, KCPL enters into or consummates a business combination with a third party within two and one-half years of the termination of the Merger Agreement or expenses of up to $5 million by KCPL to Western Resources if the condition relating to no gain or loss being recognized by holders of KCPL Common Stock who exchange such stock for Westar Energy Common Stock and Western Resources Common Stock in connection with the KCPL Merger and the KGE Merger (except to the extent that cash is received in lieu of fractional shares of Western Resources Common Stock) (the "KCPL Tax Condition") is not satisfied and KCPL declines to waive such condition and (ii) in amounts ranging from $5 million to $35 million by Western Resources to KCPL, if certain conditions to Western Resources' obligation to consummate the KGE Merger are not satisfied as of the Termination Date and Western Resources declines to waive such conditions. See "THE MERGER AGREEMENT--Termination" and "--Termination Fees."

  Except as set forth above, all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring the expense, except that those expenses incurred in connection with the printing and filing of the Registration Statement of which this Joint Proxy Statement/Prospectus forms a part, as well as the filing fee relating thereto, will be shared equally by KCPL and Western Resources. See "THE MERGER AGREEMENT--Expenses."

  The Merger Agreement may be amended by the boards of directors of the parties thereto at any time before or after approval thereof by the shareowners of KCPL and Western Resources and prior to the KGE Effective Time, but after such approvals no such amendment will alter or change the amount or kind of shares, rights or manner of exchange of shares as provided in the Merger Agreement, or alter or change any of the terms and conditions of the Merger Agreement if any of the alterations or changes, alone or in the aggregate, would have a material adverse effect on the rights of holders of KCPL Common Stock or Western Resources Common Stock, except for alterations or changes that could otherwise be adopted by the board of directors of the Surviving Corporation without the further approval of such shareowners. See "THE MERGER AGREEMENT--Amendment and Waiver."

  At any time prior to the KGE Effective Time, to the extent permitted by applicable law, Western Resources and KCPL may, with respect to the other party, (i) extend the time for the performance of any obligations or other acts, (ii) waive any inaccuracies in the representations and warranties, and
(iii) waive compliance with any
of the agreements or conditions. Either party's agreement to such an extension or waiver is valid only if set forth in a written instrument signed on behalf of such party. See "THE MERGER AGREEMENT--Amendment and Waiver."

AMENDMENT TO THE WESTERN RESOURCES ARTICLES

  At the Western Resources Meeting, the holders of Western Resources Common Stock will be asked to consider and vote upon the Articles Amendment, which would increase, immediately prior to the Western Resources Share Issuance, the number of authorized shares of Western Resources Common Stock from 85,000,000 shares to 300,000,000 shares. Depending on the Conversion Ratio, a maximum of 44,698,100 shares may be used to consummate the Stock Contribution, and the remaining shares will be available, if and when needed, for issuance for any proper corporate purpose approved by the Western Resources Board, subject to the shareholder voting requirements. Approval of the Articles Amendment is required in order to consummate the Merger Agreement and the transactions contemplated thereby. The Western Resources Board believes that the Articles Amendment is in the best interests of the Western Resources shareowners and by a unanimous vote recommends that the shareowners vote "FOR" the approval and adoption of the Articles Amendment. See "AMENDMENT TO THE WESTERN RESOURCES ARTICLES."

COMPARISON OF SHAREOWNER RIGHTS

  As a result of the Transactions, holders of the common stock of KCPL, a Missouri corporation (other than Dissenting Holders), will become shareowners of Western Resources, a Kansas corporation, and Westar Energy, also a Kansas corporation. Such shareowners will have certain rights as Western Resources shareowners and Westar Energy shareowners that are different from those they had as shareholders of KCPL, both because of the differences between the KCPL Articles and the KCPL Bylaws, on the one hand, and the Western Resources Articles, the Western Resources Bylaws, the articles of incorporation of Westar Energy (the "Westar Energy Articles") and the bylaws of Westar Energy (the "Westar Energy Bylaws"), on the other hand, and because of differences between Missouri and Kansas corporation law. For a comparison of Missouri and Kansas law and the articles of incorporation and bylaw provisions of KCPL, Western Resources and Westar Energy, see "COMPARISON OF SHAREOWNER RIGHTS."

SELECTED HISTORICAL AND PRO FORMA DATA

  The summary below sets forth selected historical financial and market data and selected unaudited pro forma financial data. This information should be read in conjunction with the historical consolidated financial statements and notes thereto contained in Western Resources' Quarterly Reports on Form 10-Q for the three months ended March 31, 1998 and 1997, and Annual Reports on Form 10-K for each of the five fiscal years in the period ended December 31, 1997 and KCPL's Quarterly Reports on Form 10-Q for the three months ended March 31, 1998 and 1997, and Annual Reports on Form 10-K for each of the five fiscal years in the period ended December 31, 1997, the historical financial statements of Western Resources Electric Business ("WREB") and notes thereto as of and for the three months ended March 31, 1998 and for the three months ended March 31, 1997 and for each of the three fiscal years in the period ended December 31, 1997, included elsewhere in this Joint Proxy Statement/Prospectus, and the unaudited pro forma combined condensed financial statements and notes thereto included elsewhere in this Joint Proxy Statement/Prospectus. WREB is comprised of KPL, a rate regulated electric utility division of Western Resources, KGE, a rate regulated electric utility and wholly owned subsidiary of Western Resources, and certain debt obligations of Western Resources identifiable to the KPL division. See "THE WESTERN RESOURCES ELECTRIC BUSINESS" and "UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION."

SELECTED HISTORICAL FINANCIAL DATA OF WESTERN RESOURCES

  The selected historical financial data of Western Resources set forth below has been derived from the consolidated financial statements of Western Resources as they appeared in Western Resources' Quarterly Reports on Form 10-Q for the three months ended March 31, 1998 and 1997 and Annual Reports on Form 10-K for each of the five fiscal years in the period ended December 31, 1997. The results of operations for the three months ended March 31, 1998 and 1997 are not necessarily indicative of the results to be expected for the entire fiscal year or any other interim period.

                              THREE MONTHS
                             ENDED MARCH 31,                               YEARS ENDED DECEMBER 31,
                          -------------------------     -------------------------------------------------------------------
                             1998           1997        1997(1),(2),(3)    1996        1995      1994(4)       1993
                          ----------     ----------     --------------- ----------  ----------  ----------  ----------
                                         (DOLLARS IN THOUSANDS, EXCEPT RATIO AND PER SHARE DATA)
WESTERN RESOURCES
Income Statement Data:
 Sales................... $  382,343     $  626,198       $2,151,765    $2,046,827  $1,744,274  $1,764,769  $2,028,411
 Income from operations..     66,586        103,297          142,925       388,553     373,721     370,672     370,338
 Net income..............     30,468         41,033          494,094       168,950     181,676     187,447     177,370
 Earnings available for
  common stock...........     29,238         39,803          489,175       154,111     168,257     174,029     163,864
 Basic earnings per
  common share........... $     0.45     $     0.61       $     7.51    $     2.41  $     2.71  $     2.82  $     2.76
 Dividends declared per
  common share........... $    0.535     $    0.525       $     2.10    $     2.06  $     2.02  $     1.98  $     1.94
 Ratio of earnings to
  fixed charges(5).......       4.17x(7)       2.06x(7)         4.31x         2.16x       2.41x       2.65x       2.36x
 Ratio of earnings to
  fixed charges plus
  preferred dividend
  requirements(6)........       4.04x(7)       1.90x(7)         4.17x         1.96x       2.18x       2.37x       2.14x
Balance Sheet Data (end
 of period):
 Total assets............ $7,206,889     $6,588,670       $6,976,960    $6,647,781  $5,490,677  $5,371,029  $5,412,048
 Long-term debt (net)....  2,162,470      1,407,450        2,181,855     1,681,583   1,391,263   1,357,028   1,523,988
 Company-obligated
  mandatorily redeemable
  preferred securities...    220,000        220,000          220,000       220,000     100,000         --          --
 Preferred and preference
  stock..................     74,858         74,858           74,858        74,858     174,858     174,858     174,858
 Common stock equity.....  2,017,161      1,637,827        2,014,207     1,624,680   1,553,110   1,474,455   1,422,175
 Book value per common
  share.................. $    30.84     $    25.25       $    30.79    $    25.14  $    24.71  $    23.93  $    23.08

--------
(1) In November 1997, Western Resources acquired an approximate 82.4% equity interest in Protection One. Western Resources paid approximately $258 million in cash and contributed the majority of its existing security alarm monitoring business net assets to Protection One in connection with this acquisition.
(2) In November 1997, Western Resources acquired a 45% ownership interest in ONEOK, Inc. in exchange for contributing substantially all of its regulated and unregulated natural gas business to ONEOK, Inc.
(3) During the third quarter of 1997, Western Resources sold its investment in Tyco International Ltd. and recorded a gain of approximately $519 million net of tax.
(4) Information reflects the sale of the Missouri natural gas properties on January 31, 1994.
(5) For purposes of computing the ratio of earnings to fixed charges, "earnings" consists of net income plus interest charges, income taxes, and the estimated interest component of rents. "Fixed charges" consists of interest charges and the estimated interest component of rents.
(6) For purposes of computing the ratio of earnings to fixed charges plus preferred dividend requirements, "earnings" consists of net income plus interest charges, income taxes, and the estimated interest component of rents. "Fixed charges" consists of interest charges and the estimated interest component of rents. "Preferred dividend requirements" consists of the calculated pre-tax preferred dividend requirements.
(7) Represents ratios for the 12-month periods ended March 31.

SELECTED HISTORICAL FINANCIAL DATA OF KCPL

  The selected historical financial data of KCPL set forth below has been derived from the consolidated financial statements of KCPL as they appeared in KCPL's Quarterly Reports on Form 10-Q for the three months ended March 31, 1998 and 1997 and Annual Reports on Form 10-K for each of the five fiscal years in the period ended December 31, 1997. The results of operations for the three months ended March 31, 1998 and 1997 are not necessarily indicative of the results to be expected for the entire fiscal year or any other interim period.

                             THREE MONTHS
                            ENDED MARCH 31,                           YEARS ENDED DECEMBER 31,
                         -------------------------     ----------------------------------------------------------
                            1998         1997(1)        1997(1)     1996(2)       1995      1994(3)       1993
                         ----------     ----------     ----------  ----------  ----------  ----------  ----------
                                   (DOLLARS IN THOUSANDS, EXCEPT RATIO AND PER SHARE DATA)
KCPL
Income Statement Data:
 Sales.................. $  195,635     $  194,744     $  895,943  $  903,919  $  885,955  $  868,272  $  857,450
 Income from operations
  before income taxes...     38,167         36,619        233,835     245,968     244,110     220,640     225,804
 Net income.............     14,366        (15,132)        76,560     108,171     122,586     104,775     105,772
 Earnings available for
  common stock..........     13,376        (16,087)        72,771     104,381     118,575     101,318     102,619
 Basic earnings per
  common share.......... $     0.22     $    (0.26)    $     1.18  $     1.69  $     1.92  $     1.64  $     1.66
 Dividends declared per
  common share.......... $    0.405     $    0.405     $     1.62  $     1.59  $     1.54  $     1.50  $     1.46
 Ratio of earnings to
  fixed charges(4)......       2.58x(6)       2.03x(6)       2.03x       3.06x       3.94x       4.07x       3.80x
 Ratio of earnings to
  fixed charges plus
  preferred dividend
  requirements(5).......       2.44x(6)       1.92x(6)       1.93x       2.85x       3.59x       3.69x       3.51x
Balance Sheet Data (end
 of period):
 Total assets........... $3,006,252     $2,973,586     $3,058,033  $2,914,512  $2,882,506  $2,770,397  $2,755,068
 Long-term debt (net)...    941,412      1,018,136        934,007     944,136     835,713     798,470     733,664
 Company-obligated
  mandatorily
  redeemable preferred
  securities............    150,000            --         150,000         --          --          --          --
 Preferred stock........     89,062         89,062         89,062      89,062      90,436      90,596      90,756
 Common stock equity....    868,833        864,486        878,420     910,449     897,938     874,699     866,151
 Book value per common
  share................. $    14.03     $    13.96     $    14.19  $    14.71  $    14.50  $    14.13  $    13.99

--------
(1) On September 18, 1996, KCPL announced that it had terminated its agreement to merge with UtiliCorp United, Inc. ("UtiliCorp") due to the failure of KCPL shareholders to approve the transaction. See "THE TRANSACTIONS-- Background of the Transactions." In February 1997, KCPL paid UtiliCorp $53 million for agreeing to combine with Western Resources within two and one-half years from the termination of KCPL's agreement to merge with UtiliCorp. After taxes, the payment reduced 1997 net income by $32 million and earnings per common share by $0.52.
(2) During 1996, costs of $18 million associated with the unsuccessful merger with UtiliCorp and $13 million incurred to defend against Western Resources' unsolicited exchange offer were expensed.
(3) In 1994, KCPL recorded a $22.5 million expense for a voluntary early retirement program.
(4) For purposes of computing the ratio of earnings to fixed charges, "earnings" consists of net income plus interest charges, income taxes, and the estimated interest component of rents. "Fixed charges" consists of interest charges and the estimated interest component of rents.
(5) For purposes of computing the ratio of earnings to fixed charges plus preferred dividend requirements, "earnings" consists of net income plus interest charges, income taxes, and the estimated interest component of rents. "Fixed charges" consists of interest charges and the estimated interest component of rents. "Preferred dividend requirements" consists of the calculated pre-tax preferred dividend requirements.
(6) Represents ratios for the 12-month periods ended March 31.

SELECTED HISTORICAL FINANCIAL DATA OF WESTERN RESOURCES ELECTRIC BUSINESS

  The selected historical financial data of WREB set forth below has been derived from the records of WREB for the three months ended March 31, 1998 and 1997 and for each of the five fiscal years in the period ended December 31, 1997. The results of operations for the three months ended March 31, 1998 and 1997 are not necessarily indicative of the results to be expected for the entire fiscal year or any other interim period.

                              THREE MONTHS
                             ENDED MARCH 31,                             YEARS ENDED DECEMBER 31,
                          -------------------------     ---------------------------------------------------------------
                             1998           1997           1997        1996        1995        1994        1993
                          ----------     ----------     ----------  ----------  ----------  ----------  ----------
                                      (DOLLARS IN THOUSANDS, EXCEPT RATIO AND PER SHARE DATA)
WESTERN RESOURCES ELEC-
 TRIC BUSINESS
Statements of Operations
 Data:
 Sales................... $  305,235     $  268,308     $1,229,984  $1,197,441  $1,146,869  $1,121,781  $1,104,537
 Income from operations..     59,307         59,075        211,084     352,715     356,577     390,216     354,549
 Net income..............     29,228         21,872         76,976     169,660     176,604     197,892     184,028
 Ratio of earnings to
  fixed charges(1).......       1.69x(2)       2.44x(2)       1.66x       2.45x       2.60x       2.93x       2.61x
Statements of Financial Position
 Data (end of period):
 Total assets............ $4,535,448     $4,554,568     $4,537,168  $4,568,876  $4,611,108  $4,459,627  $4,474,444
 Long-term debt (net)....  1,340,892      1,341,395      1,340,898   1,341,393   1,341,262   1,357,109   1,409,479
 Equity in net assets....  1,462,110      1,500,027      1,363,455   1,331,838   1,473,395   1,395,840   1,080,478

--------
(1) For purposes of computing the ratio of earnings to fixed charges, "earnings" consists of net income plus interest charges, income taxes, and the estimated interest component of rents. "Fixed charges" consists of interest charges and the estimated interest component of rents.
(2) Represents ratios for the 12-month periods ended March 31.

WESTERN RESOURCES SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

  The following selected unaudited pro forma combined financial information combines the consolidated balance sheets and income statements of Western Resources and KCPL as if the transactions had occurred for the period presented and were accounted for under the purchase method of accounting. The selected pro forma information does not reflect any estimated cost savings or revenue enhancements that may result from the Transactions. The selected pro forma information is presented for illustrative purposes only and is not necessarily indicative of the financial position or results of operations that might have occurred had the Transactions actually taken place on the dates indicated, nor is it necessarily indicative of future results of operations or financial position. See "UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION."

                                        THREE MONTHS ENDED      YEAR ENDED
                                          MARCH 31, 1998   DECEMBER 31, 1997(2)
                                        ------------------ --------------------
                                                (DOLLARS IN THOUSANDS,
                                           EXCEPT RATIO AND PER SHARE DATA)
WESTERN RESOURCES PRO FORMA COMBINED
Income Statement Data:
 Sales.................................    $   577,978          $3,047,708
 Income from operations................         98,039             349,904
 Net income............................         30,368             516,535
 Earnings available for common stock...         29,420             512,745
 Basic earnings per common share.......    $      0.29          $     4.99
 Ratio of earnings to fixed charges....           3.54(1)             3.53x
 Ratio of earnings to fixed charges
  plus preferred dividend
  requirements.........................           3.48(1)             3.46x
Balance Sheet Data (end of period):
 Total assets..........................    $11,281,471
 Long-term debt (net)..................      3,219,101
 Preference stock......................         50,000
 Company-obligated mandatorily
  redeemable preferred securities......        370,000
 Common stock equity...................      3,408,960
 Book value per common share...........    $     33.10

--------
(1) Represents ratios for the 12-month period ended March 31, 1998.
(2) It should also be noted that the selected pro forma income statement data for the year ended December 31, 1997 includes special non-recurring charges totaling approximately $108 million.

WESTAR ENERGY SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

  The following selected unaudited pro forma combined financial information combines the consolidated balance sheet and income statement of KCPL and the statement of financial position and statement of operations of WREB as if the transactions had occurred for the period presented and were accounted for under the purchase method of accounting. The selected pro forma information does not reflect any estimated cost savings or revenue enhancements that may result from the Transactions. The selected pro forma information is presented for illustrative purposes only and is not necessarily indicative of the financial position or results of operations that might have occurred had the Transactions actually taken place on the dates indicated, nor is it necessarily indicative of future results of operations or financial position. See "UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION."

                                        THREE MONTHS ENDED      YEAR ENDED
                                          MARCH 31, 1998   DECEMBER 31, 1997(2)
                                        ------------------ --------------------
                                                (DOLLARS IN THOUSANDS,
                                           EXCEPT RATIO AND PER SHARE DATA)
WESTAR ENERGY PRO FORMA COMBINED
Income Statement Data:
 Sales.................................     $  500,870          $2,125,927
 Income from operations................         91,938             422,776
 Net income............................         28,892             109,592
 Earnings available for common stock...         28,892             109,592
 Basic earnings per common share.......     $     0.09          $     0.35
 Ratio of earnings to fixed charges....           1.82x(1)            1.67x
Balance Sheet Data (end of period):
 Total assets..........................     $8,070,761
 Other debt............................         12,000
 Long-term debt (net)..................      2,318,000
 Company-obligated mandatorily
  redeemable preferred securities......        370,000
 Common stock equity...................      2,733,995
 Book value per common share...........     $     8.79

--------
(1) Represents the ratio for the 12-month period ended March 31, 1998.
(2) It should also be noted that the selected pro forma income statement data for the year ended December 31, 1997 includes special non-recurring charges totaling approximately $108 million.

WESTERN RESOURCES AND KCPL PRO FORMA COMPARATIVE PER SHARE INFORMATION

  The following table sets forth per share information of Western Resources and KCPL on a historical basis and Western Resources on a pro forma combined basis. This table should be read in conjunction with the historical consolidated financial statements and notes thereto contained in Western Resources' Quarterly Report on Form 10-Q for the three months ended March 31, 1998 and Annual Report on Form 10-K for the fiscal year ended December 31, 1997 and KCPL's Quarterly Report on Form 10-Q for the three months ended March 31, 1998 and Annual Report on Form 10-K for the fiscal year ended December 31, 1997, and in conjunction with the Western Resources unaudited pro forma combined condensed financial information and notes thereto appearing elsewhere in this Joint Proxy Statement/Prospectus. The comparative per share information does not reflect any estimated cost savings or revenue enhancements that may result from the Transactions. The comparative per share information is presented for illustrative purposes only and is not necessarily indicative of the financial position or results of operations that might have occurred had the Transactions actually taken place on the dates indicated, nor is it necessarily indicative of future results of operations or financial position of the stand-alone or combined entities. See "UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION."

                                          THREE MONTHS ENDED    YEAR ENDED
                                            MARCH 31, 1998   DECEMBER 31, 1997
                                          ------------------ -----------------
WESTERN RESOURCES
Book value per common share..............      $30.84             $30.79
Basic earnings per common share..........        0.45               7.51
Dividends declared per common share......        0.535              2.10
KCPL
Book value per common share..............      $14.03             $14.19
Basic earnings per common share..........        0.22               1.18
Dividends declared per common share......        0.405              1.62
WESTERN RESOURCES PRO FORMA COMBINED
 (UNAUDITED)
Book value per common share(1)...........      $33.10             $33.15
Basic earnings per common share(1).......        0.29               4.99
Dividends per common share(2)............        0.535              2.14
WESTERN RESOURCES EQUIVALENT PRO FORMA
 COMBINED (UNAUDITED)(3)
Book value per equivalent common share...      $20.11             $20.14
Basic earnings per equivalent common
 share...................................        0.18               3.03
Dividends per equivalent common share....        0.32               1.30

--------
(1) Calculated assuming a Conversion Ratio of 0.60743 based on the closing price per share of Western Resources Common Stock on June 8, 1998 (the most recent date for which it is practicable to obtain market price data prior to printing this Joint Proxy Statement/Prospectus). The actual Conversion Ratio will be based on a 20-day average of the high and low prices of Western Resources Common Stock ending on the tenth NYSE trading day immediately preceding the KGE Effective Time.
(2) The pro forma dividends are based on Western Resources' current indicated annual dividend for 1998 of $2.14.
(3) Equates pro forma combined per share amounts to the respective values for one share of KCPL Common Stock by applying the Conversion Ratio of 0.60743 to pro forma combined per share amounts.

KCPL AND WESTAR ENERGY PRO FORMA COMPARATIVE PER SHARE INFORMATION

  The following table sets forth per share information of KCPL on a historical basis and Westar Energy on a pro forma combined basis. This table should be read in conjunction with the historical consolidated financial statements and the notes thereto contained in KCPL's Quarterly Report on Form 10-Q for the three months ended March 31, 1998 and Annual Report on Form 10-K for the fiscal year ended December 31, 1997, the statement of financial position and the statement of operations of WREB for the three months ended March 31, 1998 and the year ended December 31, 1997, and in conjunction with the Westar Energy unaudited pro forma combined condensed financial information and notes thereto appearing elsewhere in this Joint Proxy Statement/Prospectus. The comparative per share information does not reflect any estimated cost savings or revenue enhancements that may result from the Transactions. The comparative per share information is presented for illustrative purposes only and is not necessarily indicative of the financial position or results of operations that might have occurred had the Transactions actually taken place on the dates indicated, nor is it necessarily indicative of future results of operations or financial position of the stand-alone or combined entities. See "UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION."

                                          THREE MONTHS ENDED    YEAR ENDED
                                            MARCH 31, 1998   DECEMBER 31, 1997
                                          ------------------ -----------------
KCPL
Book value per common share..............       $14.03            $14.19
Basic earnings per common share..........         0.22              1.18
Dividends per common share...............        0.405              1.62
WESTAR ENERGY PRO FORMA COMBINED
 (UNAUDITED)
Book value per common share(1)...........       $ 8.79            $ 8.83
Basic earnings per average common
 share(1)................................         0.09              0.35
Dividends per common share(2)............          N/A               N/A
WESTAR ENERGY EQUIVALENT PRO FORMA
 COMBINED (UNAUDITED)(3)
Book value per equivalent common share...       $ 8.79            $ 8.83
Basic earnings per average equivalent
 common share............................         0.09              0.35
Dividends per equivalent common
 share(2)................................          N/A               N/A

--------
(1) Calculated assuming current KCPL shareholders receive one share of Westar Energy Common Stock for each share of KCPL Common Stock currently held for an aggregate interest of 19.9% in Westar Energy. Based on current KCPL Common Shares outstanding, Westar Energy will have approximately 311 million shares of common stock outstanding immediately following the Transactions.
(2) Westar Energy anticipates an initial annual dividend of $0.72 per common share. The actual dividend policy of Westar Energy will be dependent upon economic conditions, profitability and other factors.
(3) Equates pro forma combined per share amounts to the respective values for one share of KCPL Common Stock.

COMPARATIVE MARKET PRICES AND DIVIDENDS

  Western Resources Common Stock is traded on the NYSE under the symbol "WR." KCPL Common Stock is traded on the NYSE under the symbol "KLT." The following table sets forth, for the periods indicated, the high and low sales prices of KCPL Common Stock and Western Resources Common Stock as reported on the NYSE Composite Tape and dividends declared on such stock.

                                      KCPL                WESTERN RESOURCES
                            ------------------------- -------------------------
                             HIGH     LOW   DIVIDENDS  HIGH     LOW   DIVIDENDS
                            ------- ------- --------- ------- ------- ---------
1995
  First Quarter............ $24.500 $22.125  $0.380   $33.375 $28.625  $0.505
  Second Quarter...........  24.125  22.125   0.380    32.500  30.250   0.505
  Third Quarter............  24.375  21.125   0.390    32.875  29.750   0.505
  Fourth Quarter...........  26.625  23.500   0.390    34.000  31.000   0.505
1996
  First Quarter............ $27.250 $24.000  $0.390   $34.875 $29.250  $0.515
  Second Quarter...........  27.750  23.625   0.390    30.750  28.000   0.515
  Third Quarter............  28.375  26.250   0.405    30.750  28.250   0.515
  Fourth Quarter...........  29.375  26.500   0.405    31.750  28.625   0.515
1997
  First Quarter............ $29.750 $28.000  $0.405   $31.500 $30.000  $0.525
  Second Quarter...........  29.125  27.375   0.405    32.750  29.750   0.525
  Third Quarter............  29.813  28.438   0.405    35.000  32.250   0.525
  Fourth Quarter...........  29.938  27.375   0.405    43.438  33.625   0.525
1998
  First Quarter............ $31.625 $28.313  $0.405   $44.188 $40.000  $0.535
  Second Quarter (through
   June 8, 1998)...........  31.500  28.063   0.405    42.688  36.875   0.535

  The following table sets forth the closing prices per share of Western Resources Common Stock and KCPL Common Stock as reported on the NYSE composite transactions tape on March 18, 1998, the last full NYSE trading day before public announcement of the Merger Agreement, and on June 8, 1998, the most recent date for which it was practicable to obtain market price data prior to printing this Joint Proxy Statement/Prospectus.

                                                  WESTERN RESOURCES     KCPL
                                                    COMMON STOCK    COMMON STOCK
                                                  ----------------- ------------
   March 18, 1998................................      $43.125        $30.688
   June 8, 1998..................................       38.688         29.625

  The market prices of the KCPL Common Stock and the Western Resources Common Stock are subject to fluctuation. KCPL shareholders and Western Resources shareowners are urged to obtain current market quotations for the KCPL Common Stock and the Western Resources Common Stock.

                          FORWARD-LOOKING STATEMENTS

  Certain statements contained in this Joint Proxy Statement/Prospectus, including any forecasts, projections, descriptions of anticipated synergies, evaluations of trading values of newly issued securities referred to herein, any statements preceded by, followed by or that include the words "believes," "expects," "anticipates," "intends," "estimates," "projects," and similar expressions, and other statements contained or incorporated by reference herein regarding matters that are not historical facts, are or may constitute forward-looking statements (as such term is defined in the Securities Act and the Exchange Act). Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. All subsequent written and oral forward-looking statements attributable to Western Resources, Westar Energy or KCPL (or persons acting on their respective behalfs) are expressly qualified in their entirety by the cautionary statements set forth in this paragraph. Investors are cautioned not to place undue reliance on such statements, which speak only as of the date hereof. Neither Western Resources nor Westar Energy undertakes any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. See also "CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS."

                                 RISK FACTORS

  The following are certain factors that should be considered, in conjunction with the other information included in this Joint Proxy Statement/Prospectus, by the holders of KCPL Common Stock and Western Resources Common Stock in evaluating the Transactions.

UNCERTAINTY REGARDING TRADING PRICES OF WESTAR ENERGY COMMON STOCK FOLLOWING THE TRANSACTIONS

  Upon consummation of the Transactions, holders of KCPL Common Stock as of the KCPL Effective Time will receive, among other things, shares of Westar Energy Common Stock in exchange for shares of KCPL Common Stock. There has been no public trading market for the shares of Westar Energy Common Stock. Westar Energy and Western Resources will apply for listing of the Westar Energy Common Stock on the NYSE. However, there can be no assurance that an active trading market will develop or, if a trading market develops, that such market will be maintained, nor can there be any assurance of the prices at which the Westar Energy Common Stock will trade and such trading prices may be higher or lower than those indicated by a public market valuation analysis or a discounted cash flow valuation analysis. The trading price of the Westar Energy Common Stock will be determined in the marketplace and may be influenced by many factors, including, among others, Westar Energy's performance, investor expectations for Westar Energy, investor expectations of the dividend payout of comparable electric utility companies, the trading volume in Westar Energy Common Stock, interest rates and general economic and market conditions. The fact that Westar Energy is controlled by a significant shareholder may cause Westar Energy to trade at a discount to its valuation.

NO OPERATING HISTORY AS AN INDEPENDENT COMPANY

  Westar Energy does not have an operating history as a unified entity. Westar Energy also will have a new management team comprised primarily of members of management of KPL, KCPL and KGE, in place at the commencement of its operation as a public company. KPL and KGE have historically relied on Western Resources for various financial and administrative services. After the Transactions, Westar Energy will require its own lines of credit, banking relationships and administrative functions. Although Western Resources and KCPL each believe that Westar Energy will operate efficiently as a public corporation following consummation of the Transactions, there can be no such assurance.

UNCERTAINTY REGARDING VOLATILITY OF WESTERN RESOURCES COMMON STOCK PRICE

  There may be a significant time delay between the date on which the shareowners of Western Resources and KCPL vote for approval of the matters presented at their respective special meetings and the date of the Western Resources Stock Distribution. During this time delay, the Western Resources Common Stock price may be affected by general market conditions and other economic and business factors causing the Conversion Ratio and the related value of the Western Resources Common Stock per share of KCPL Common Stock to fluctuate. Assuming that the Western Resources Index Price ranges from $29.78 to $58.47, the Conversion Ratio per share could range from 0.722 to 0.449 and the implied value per share of the Western Resources Common Stock to holders of KCPL Common Stock could range from $21.50 to $26.25.

UNCERTAINTY REGARDING WESTERN RESOURCES' REGULATORY STATUS

  It is a condition to Western Resources' obligation to consummate the KGE Merger that Western Resources be reasonably satisfied that following the KGE Effective Time, it will be exempt from all of the provisions of the 1935 Act other than Section 9(a)(2). Western Resources anticipates that, following consummation of the Transactions, it will be exempt under Section 3(a)(1) of the 1935 Act pursuant to Rule 2 thereunder from all provisions of the 1935 Act except Section 9(a)(2). To qualify for an exemption under Section 3(a)(1) of the 1935 Act, Westar Energy must be predominantly intrastate in character and carry on its utility business substantially in the state in which both Westar Energy and Western Resources are incorporated, Kansas. As a result of the Transactions, Westar Energy will derive utility revenues from outside of the state of Kansas in an amount at the high-end of the range of out-of-state utility revenues of utility subsidiaries of holding companies that have claimed exemption from the 1935 Act under Section 3(a)(1) pursuant to Rule 2, which permits a company to claim exemption by making an annual filing with the Commission. Although Western Resources anticipates that after the Transactions it will qualify for an exemption under Section 3(a)(1) of the 1935 Act pursuant to Rule 2, there can be no assurance that the SEC will not challenge Western Resources' filing pursuant to Rule 2. Nothing in the Merger Agreement would prevent Western Resources from becoming a registered holding company following the consummation of the Transactions. If Western Resources were to become a registered holding company, Western Resources and its subsidiary companies would be subject, in whole or in part, to extensive regulatory and reporting requirements under the 1935 Act, relating to, among other things, the issue and sale of securities, various charter amendments, the acquisition of any securities or utility assets or any interest in another business, the disposition of utility assets, certain proxy solicitations, intrasystem financings and other affiliated transactions. See "THE MERGER AGREEMENT-- Conditions to Each Party's Obligation to Effect the KGE Merger and the KCPL Merger--Conditions to the Obligations of Western Resources, KGE and Westar Energy to Effect the KGE Merger."

UNCERTAINTY REGARDING FUTURE DIVIDEND POLICIES

  Pursuant to the Merger Agreement, the dividend policy of Westar Energy will initially be set by the Westar Energy Board so as to achieve a payout ratio that is consistent with comparable electric utility companies. There can be no assurance, however, as to the level of Westar Energy dividend following the Transactions. The dividend policy of Westar Energy will also be dependent upon economic conditions, profitability and other factors which will be considered by the Westar Energy Board from time to time. Moreover, the Western Resources Board will set that company's dividend policy and there can be no assurance as to the level of Western Resources' dividend following the Transactions.

REGULATED INDUSTRY

  Electric utilities have historically operated in a rate-regulated environment. Federal and state regulatory agencies having jurisdiction over the rates and services of Western Resources, KCPL and other utilities are initiating steps that are expected to result in a more competitive environment for utilities services. Increased competition may create greater risks to the stability of utility earnings. In a deregulated environment, formerly regulated utility companies that are not responsive to a competitive energy marketplace may suffer erosion in market share, revenues and profits as competitors gain access to their service territories. This anticipated increased competition for retail electricity sales may in the future reduce Westar Energy's earnings. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF WESTERN RESOURCES ELECTRIC BUSINESS--Other Information--Competition and Enhanced Business Opportunities."

  In addition, consummation of the Transactions requires the approval of certain regulatory authorities, including the FERC. Western Resources and KCPL currently contemplate that the Transactions could be completed in the first half of 1999; however, there can be no assurance that they will have received all requisite regulatory approvals prior to such time. Nor can there be any assurance that the Transactions will be consummated or, if consummated, that they will occur by the first half of 1999. See "THE TRANSACTIONS--Regulatory Matters."

CONTROL BY THE PRINCIPAL SHAREOWNER OF WESTAR ENERGY

  Upon consummation of the Transactions, Western Resources will own, assuming there are no Dissenting Shares, 80.1% of the diluted outstanding shares of Westar Energy Common Stock. As a result of the Transactions, Western Resources will generally be able to control the vote on all matters submitted to a vote of the holders of shares of outstanding Westar Energy Common Stock, including the election of Westar Energy's directors, amendments to the Westar Energy Articles and Westar Energy Bylaws and approval of significant corporate transactions and other actions pertaining to Westar Energy which require approval of Westar Energy's shareowners. Notwithstanding this fact, Western Resources has agreed to certain arrangements relating to the election of directors of Westar Energy after the Closing. See "THE MERGER AGREEMENT-- Standstill

Arrangements." Additionally, Western Resources will be in a position to prevent a takeover of Westar Energy by one or more third parties, which could deprive Westar Energy's shareowners of a control premium that might otherwise be realized by them in connection with an acquisition of Westar Energy.

STRANDED COSTS

  The definition of stranded costs for a utility business is the investment in and carrying costs on property, plant and equipment and other regulatory assets which exceed the amount that can be recovered in a competitive market. Western Resources and KCPL currently apply accounting standards that recognize the economic effects of rate regulation and record regulatory assets and liabilities related to their electric generation, transmission and distribution operations. It is presently expected that Westar Energy will apply these same accounting standards. If Western Resources, Westar Energy, or KCPL, determine that they no longer meet the criteria of Statement of Financial Accounting Standards No. 71, "Accounting for the Effects of Certain Types of Regulation" (SFAS 71), they may have a material extraordinary non-cash charge to operations. Reasons for discontinuing SFAS 71 accounting treatment include increasing competition that restricts a company's ability to charge prices needed to recover costs already incurred and a significant change by regulators from a cost-based rate regulation to another form of rate regulation. Western Resources and KCPL periodically review SFAS 71 criteria and believe their net regulatory assets, including those related to generation, are probable for future recovery. If Western Resources, Westar Energy or KCPL discontinue SFAS 71 accounting treatment based upon competitive or other events, it may significantly impact the value of Western Resources', Westar Energy's and KCPL's net regulatory assets and Western Resources', Westar Energy's and KCPL's utility plant investments, particularly the Wolf Creek facility. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF WESTERN RESOURCES ELECTRIC BUSINESS-- Other Information--Competition and Enhanced Business Opportunities" for initiatives taken to restructure the electric industry in Kansas and KCPL's 1998 Annual Report on Form 10-K for further discussion.

  Regulatory changes, including competition, could adversely impact Western Resources', Westar Energy's and KCPL's ability to recover their investment in these assets. As of December 31, 1997, Western Resources and KCPL have recorded regulatory assets of approximately $380 million and $153 million, respectively, which are currently subject to recovery in future rates. Of this amount, approximately $213 million and $123 million, respectively, are receivables for future income tax benefits previously passed on to customers. The remainder of the regulatory assets are items that may give rise to stranded costs including coal contract settlement costs, deferred plant costs and debt issuance costs.

  In a competitive environment, Western Resources, Westar Energy and KCPL may not be able to fully recover their entire investment in Wolf Creek. Western Resources and KCPL each presently owns 47% of Wolf Creek, and following the Transactions, Westar Energy will own 94% of Wolf Creek. Western Resources may also have stranded costs from an inability to recover its environmental remediation costs and long-term fuel contract costs in a competitive environment. If Western Resources, KCPL or Westar Energy determines that it has stranded costs and cannot recover its investment in these assets, its future net utility income may be lower than its historical net utility income unless it can compensate for the loss of such income with other measures.

                         MEETINGS, VOTING AND PROXIES

  This Joint Proxy Statement/Prospectus is being furnished to (i) the holders of KCPL Common Stock in connection with the solicitation of proxies by the KCPL Board from the holders of KCPL Common Stock for use at the KCPL Meeting and (ii) the holders of Western Resources Common Stock in connection with the solicitation of proxies by the Western Resources Board from the holders of Western Resources Common Stock for use at the Western Resources Meeting. This Joint Proxy Statement/Prospectus is also being furnished to the holders of KCPL Common Stock in connection with the issuance of the Western Resources Common Stock and the Westar Energy Common Stock in the Transactions.

THE WESTERN RESOURCES MEETING

  Purpose. At the Western Resources Meeting, holders of Western Resources Common Stock will be asked to consider and vote upon: (i) a proposal to approve and adopt the Merger Agreement and the transactions contemplated thereby including, among others, the Western Resources Share Issuance, the Contributions and the transfer of substantially all of the assets of Western Resources to Westar Energy as a result of the Asset Contribution and the KGE Merger; (ii) a proposal to approve the Articles Amendment; and (iii) such other matters, if any, as may properly come before the Western Resources Meeting or any adjournment or postponement thereof. The Western Resources Board does not know, as of the date of mailing of this Joint Proxy Statement/Prospectus, of any other business to be brought before the Western Resources Meeting. The enclosed proxy card authorizes the voting of shares represented by the proxy on all other matters that may properly come before the Western Resources Meeting, and any adjournment or postponement thereof, and it is the intention of the proxy holders to take such action in connection therewith as shall be in accordance with their best judgment. Pursuant to the Merger Agreement, the consummation of the Transactions is conditioned upon approval of proposals (i) through (ii) above.

  THE WESTERN RESOURCES BOARD, BY A UNANIMOUS VOTE, HAS APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY INCLUDING, AMONG OTHERS, THE WESTERN RESOURCES SHARE ISSUANCE, THE CONTRIBUTIONS, AND THE TRANSFER OF SUBSTANTIALLY ALL OF THE ASSETS OF WESTERN RESOURCES TO WESTAR ENERGY, AND THE ARTICLES AMENDMENT AND RECOMMENDS THAT WESTERN RESOURCES SHAREOWNERS VOTE "FOR" THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE WESTERN RESOURCES SHARE ISSUANCE, THE CONTRIBUTIONS, AND THE TRANSFER OF SUBSTANTIALLY ALL OF THE ASSETS OF WESTERN RESOURCES TO WESTAR ENERGY, AND THE ARTICLES AMENDMENT.

  In considering the recommendation of the Western Resources Board with respect to the Transactions, shareowners should be aware that certain members of Western Resources' management and the Western Resources Board have certain interests in the Transactions that are in addition to those of shareowners of Western Resources generally. See "THE TRANSACTIONS--Interests of Certain Persons in the Transactions."

  Date, Place and Time; Record Date. The Western Resources Meeting is scheduled to be held at the Bradbury Thompson Theater, 1700 SW Jewell on the Washburn University Campus, Topeka, Kansas, at 10:00 a.m., local time, on July 30, 1998. Holders of record of shares of Western Resources Common Stock at the close of business on the Western Resources Record Date will be entitled to notice of and to vote at the Western Resources Meeting. At the close of business on the Western Resources Record Date, 65,562,074 shares of Western Resources Common Stock were issued and outstanding and entitled to vote. The Western Resources Meeting may be adjourned or postponed to another date and/or place for any proper purpose (including, without limitation, for the purpose of soliciting additional proxies).

  Voting Rights; Quorum; Required Vote. Each outstanding share of Western Resources Common Stock is entitled to one vote upon each matter presented at the Western Resources Meeting. A majority of the voting power of the shares issued and outstanding and entitled to vote, present in person or by proxy, shall constitute a quorum for the transaction of business at the Western Resources Meeting.

  As provided under the KGCC, the Western Resources Articles, the Western Resources Bylaws and the rules of the NYSE, as applicable, approval and adoption of the Merger Agreement and the transactions contemplated thereby, including the Western Resources Share Issuance, the Contributions, and the transfer of substantially all of the assets of Western Resources to Westar Energy, and the Articles Amendment requires the affirmative vote of a majority of the outstanding shares of Western Resources Common Stock. Abstentions and broker non-votes will have the same effect as votes cast against approval and adoption of the Merger Agreement and the transactions contemplated thereby, including the Western Resources Share Issuance, the Contributions, and the transfer of substantially all of the assets of Western Resources to Westar Energy, and the Articles Amendment.

  Western Resources in its capacity as sole shareowner of KGE and Westar Energy has approved the Contributions, the KGE Merger and the KCPL Merger. However, the KGE Merger will not be consummated unless the shareowners of Western Resources approve all of the items listed above. Accordingly, a vote in favor of such items will in effect be a vote in favor of the KGE Merger.

  As of the Western Resources Record Date, the directors and executive officers of Western Resources, together with their affiliates as a group, beneficially owned less than 1% of the issued and outstanding shares of Western Resources Common Stock entitled to vote at the Western Resources Meeting.

  Western Resources has agreed under the Merger Agreement to call for redemption before the KGE Effective Time all of the outstanding shares of Western Resources Preferred Stock at the applicable redemption price therefor, together with all dividends accrued and unpaid through the applicable redemption dates. Accordingly, the Western Resources Preferred Stock shall not be entitled to vote upon any matter to be considered at the Western Resources Meeting.

  Proxies. Holders of Western Resources Common Stock may vote either in person or by properly executed proxy. By completing and returning the form of proxy, the Western Resources shareowner authorizes the persons named therein to vote all the Western Resources shareowner's shares on his or her behalf. All properly executed Western Resources proxies returned will be voted in accordance with the instructions indicated on such proxies. If no instructions are given, the Western Resources proxies will be voted "FOR" approval and adoption of the Merger Agreement, the Western Resources Share Issuance, the Contributions and the Articles Amendment. A Western Resources proxy may be revoked by voting in person at the Western Resources Meeting, by written notice to Western Resources' Corporate Secretary or by delivery of a later-dated proxy, in each case prior to the closing of the polls for voting at the Western Resources Meeting. Attendance at the Western Resources Meeting will not in itself constitute revocation of a proxy.

  Western Resources will bear the cost of the solicitation of proxies for the Western Resources Meeting, except that KCPL and Western Resources shall share equally expenses incurred in connection with printing and filing this Joint Proxy Statement/Prospectus. See "THE MERGER AGREEMENT--Expenses." Proxies may be solicited by certain officers and employees of Western Resources or its subsidiaries by mail, by telephone, personally or by other communication, without compensation apart from their normal salaries. Western Resources has retained Georgeson & Company Inc. to assist in the solicitation of proxies from Western Resources shareowners, including brokers' accounts, at a fee for such services of approximately $11,500 plus reasonable out-of-pocket expenses.

THE KCPL MEETING

  Purpose. At the KCPL Meeting, the holders of KCPL Common Stock will be asked to consider and vote upon: (i) a proposal to approve and adopt the Merger Agreement, the KCPL Merger and the transactions contemplated thereby; and (ii) such other matters, if any, as may properly come before the KCPL Meeting or any adjournment or postponement thereof. The KCPL Board does not know, as of the date of mailing of this Joint Proxy Statement/Prospectus, of any other business to be brought before the KCPL Meeting. The enclosed proxy card authorizes the voting of shares represented by the proxy on all other matters that may properly come before the KCPL Meeting, and any adjournment or postponement thereof, and it is the intention of the proxy holders to take such action in connection therewith as shall be in accordance with their best judgment. Pursuant to the Merger Agreement, the consummation of the KGE Merger is conditioned upon approval of proposal (i) above.

  THE KCPL BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT, THE KCPL MERGER AND THE TRANSACTIONS CONTEMPLATED THEREBY, HAS AUTHORIZED THE EXECUTION AND DELIVERY OF THE MERGER AGREEMENT, AND RECOMMENDS THAT KCPL SHAREHOLDERS VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT, THE KCPL MERGER AND THE TRANSACTIONS CONTEMPLATED THEREBY.

  In considering the recommendation of the KCPL Board with respect to the Transactions, shareholders should be aware that certain members of KCPL's management and the KCPL Board have certain interests in the Transactions that are in addition to or different from those of shareholders of KCPL generally. See "THE TRANSACTIONS--Interests of Certain Persons in the Transactions."

  Date, Place and Time; Record Date. The KCPL Meeting is scheduled to be held at the Gem Theater, 1615 E. 18th Street, Kansas City, Missouri, at 10:00 a.m., local time, on July 30, 1998. Holders of record of shares of KCPL Common Stock at the close of business on the KCPL Record Date will be entitled to notice and to vote at the KCPL Meeting. At the close of business on the KCPL Record Date, 61,872,915 shares of KCPL Common Stock were issued and outstanding and entitled to vote. The KCPL Meeting may be adjourned or postponed to another date and/or place for any proper purpose (including, without limitation, for the purpose of soliciting additional proxies).

  Voting Rights; Quorum; Required Vote. Each outstanding share of KCPL Common Stock is entitled to one vote upon each matter presented at the KCPL Meeting. A majority of the voting power of the shares issued, outstanding and entitled to vote, present in person or by proxy, shall constitute a quorum for the transaction of business at the KCPL Meeting.

  As provided under the MGBCL, the KCPL Articles, the KCPL Bylaws and the rules of the NYSE, as applicable, the affirmative vote of the holders of two-thirds of the outstanding shares of KCPL Common Stock entitled to vote is required to approve and adopt the Merger Agreement and the KCPL Merger.

  SINCE A TWO-THIRDS SUPERMAJORITY VOTE OF ALL OUTSTANDING SHARES OF KCPL COMMON STOCK ENTITLED TO VOTE IS REQUIRED TO APPROVE AND ADOPT THE MERGER AGREEMENT, THE KCPL MERGER AND THE TRANSACTIONS CONTEMPLATED THEREBY, YOUR VOTE IS IMPORTANT. UNDER MISSOURI LAW, THE FAILURE TO VOTE, ABSTENTIONS AND BROKER NON-VOTES WILL HAVE THE SAME EFFECT AS VOTES CAST AGAINST APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE KCPL MERGER.

  As of the KCPL Record Date, the directors and executive officers of KCPL, together with their affiliates as a group, beneficially own less than 1% of the issued and outstanding shares of KCPL Common Stock entitled to vote at the KCPL Meeting. As of the KCPL Record Date, Western Resources did not beneficially own any shares of KCPL Common Stock.

  KCPL has agreed under the Merger Agreement to call for redemption before the KCPL Effective Time all of its outstanding shares of preferred stock at the applicable redemption prices, together with all dividends accrued and unpaid through the applicable redemption dates. Accordingly, the holders of shares of preferred stock of KCPL (who do not also own shares of KCPL Common Stock) shall not be entitled to vote upon any matter at the KCPL Meeting.

  Proxies. Holders of KCPL Common Stock may vote either in person or by properly executed proxy. By completing and returning the form of proxy, the KCPL shareholder authorizes the persons named therein to vote all of the KCPL shareholder's shares on his or her behalf. Issued and outstanding shares of KCPL Common Stock, which are represented by properly executed proxies, will, unless such proxies have been revoked, be voted in accordance with the instructions indicated in such proxies. If no instructions are indicated, such shares will be voted "FOR" approval and adoption of the Merger Agreement and the KCPL Merger. A KCPL shareholder may revoke a proxy at any time prior to the KCPL Meeting by delivering to the Secretary of KCPL a notice of revocation or a duly executed proxy bearing a later date or by attending the KCPL Meeting and voting in person. Attendance at the KCPL Meeting will not in itself constitute revocation of a proxy.

  KCPL will bear the cost of soliciting proxies for the KCPL Meeting, except that KCPL and Western Resources shall share equally expenses incurred in connection with printing and filing this Joint Proxy Statement/Prospectus and the Registration Statement. See "THE MERGER AGREEMENT--Expenses." In addition to soliciting proxies by mail, officers and employees of KCPL, without receiving additional compensation therefor, may solicit proxies by telephone, by telecopy, by telegram or in person. KCPL has retained Morrow & Company to aid in the solicitation of proxies from the KCPL shareholders. The fee for such services will be approximately $50,000 plus an additional fee for each shareholder contact and reimbursement for reasonable out-of-pocket expenses.

                              RECENT DEVELOPMENT

  At the 1998 Western Resources Annual Meeting held on May 11, 1998, Western Resources announced that John E. Hayes, Jr. would retire from his position as Chief Executive Officer on July 1, 1998 and David C. Wittig would become the new Chief Executive Officer.

                               THE TRANSACTIONS

  Pursuant to the Merger Agreement, immediately prior to the KCPL Effective Time and as a condition precedent to the Mergers, Western Resources will transfer, or cause to be transferred, to KGE, (i) all of the right, title and interest of Western Resources in, to and under the KPL Assets other than the Non-KPL Assets, and (ii) an amount of Western Resources Common Stock equal to the Issuance Number. No certificates or scrip representing fractional shares of Western Resources Common Stock shall be contributed to KGE in the Contributions. Concurrently with the Contributions, KGE will assume the Assumed Liabilities; provided, however, that the Assumed Liabilities shall not include indebtedness for borrowed money of Western Resources if KGE immediately prior to the KGE Effective Time already has indebtedness for borrowed money (including preferred stock) of $1.9 billion, it being understood by the parties that in no case shall the indebtedness for borrowed money (including preferred stock) of KGE exceed $1.9 billion immediately prior to the KGE Effective Time.

  As of the KCPL Effective Time and as a condition precedent to the KGE Merger, KCPL will be merged with and into Westar Energy, the separate corporate existence of KCPL will cease, Westar Energy will be the surviving corporation and Westar Energy will continue its corporate existence under the laws of Kansas. As of the KCPL Effective Time, each outstanding share of KCPL Common Stock (other than shares of KCPL Common Stock beneficially owned by KCPL either directly or through a wholly owned subsidiary and Dissenting Shares) will represent one share of Westar Energy Series A Common Stock. Immediately after consummation of the Mergers, the outstanding shares of Westar Energy Series A Common Stock to be issued in the KCPL Merger will constitute, assuming there are no Dissenting Shares, 19.9% of the diluted outstanding shares of Westar Energy Common Stock.

  As of the KGE Effective Time which will occur immediately after the KCPL Effective Time, KGE will be merged with and into Westar Energy, the separate corporate existence of KGE will cease, Westar Energy will be the surviving corporation and Westar Energy will continue its corporate existence under the laws of Kansas. Each outstanding share of KGE Common Stock will be converted into and become such number of shares of Westar Energy Series B Common Stock representing, assuming there are no Dissenting Shares, 80.1% of the diluted outstanding shares of Westar Energy.

  Immediately after the KGE Effective Time, Westar Energy will, in connection with the KGE Merger, distribute to holders of Westar Energy Series A Common Stock (i.e., the former KCPL shareholders) shares of the Western Resources Common Stock previously contributed to KGE in the Stock Contribution pursuant to the Western Resources Stock Distribution. No certificates or scrip representing fractional shares of Western Resources Common Stock will be distributed and a holder of Westar Energy Series A Common Stock who would otherwise have been entitled to a fractional share of Western Resources Common Stock will be entitled to receive a cash payment in lieu of such fractional share. In addition, immediately after the KGE Effective Time, Westar Energy will distribute to Western Resources all of the outstanding shares of capital stock of KLT. Immediately after the Western Resources Stock Distribution, each share of Westar Energy Series B Common Stock owned by Western Resources will automatically represent one fully paid and nonassessable share of Westar Energy Series A Common Stock.

        The graphical presentation of the Transaction which appears on page 33 depicts the following events:


1. Western Resources will transfer shares of Western Resources Common Stock equal to the issuance number and its entire interest in the KPL assets other than the non-KPL assets to KGE in exchange for KGE Common Stock.

2. KCPL will be merged with and into Westar Energy, the separate corporate existence of KCPL will cease, Westar Energy will be the surviving corporation and Westar Energy will continue its existence under the laws of Kansas. As a result of the Transactions, each outstanding share of KCPL Common Stock will represent one share of Westar Energy Series A Common Stock, giving former KCPL shareholders ownership of 19.9% of the diluted outstanding shares of Westar Energy Common Stock.

3. KGE will be merged with and into Westar Energy, the separate corporate existence of KGE will cease, Westar Energy will be the surviving corporation and Westar Energy will continue its corporate existence under the laws of Kansas. Each outstanding share of KGE Common Stock will be converted into shares of Westar Energy Series B Common Stock representing 80.1% of the diluted outstanding shares of Westar Energy. Immediately after the Western Resources Stock Distribution, each share of Westar Energy Series B Common Stock owned by Western Resources will automatically represent one fully paid and nonassessable share of Westar Energy Series A Common Stock.

4. Westar Energy will, in connection with the KGE Merger, distribute to holders of Westar Energy Series A Common Stock (i.e., the former KCPL shareholders) shares of the Western Resources Common Stock previously contributed to KGE in the Stock Contribution pursuant to the Western Resources Stock Distribution.

5. Immediately after the KGE Effective Time, Westar Energy will distribute to Western Resources all of the outstanding shares of capital stock of KLT.


        Immediately following the Transactions, current KCPL shareholders will own, assuming there are no Dissenting Shares, 19.9% of the diluted outstanding shares of Westar Energy Common Stock and approximately 35% of the outstanding Western Resources Common Stock. Current Western Resources shareowners will own, assuming there are no Dissenting Shares, 80.1% of the diluted outstanding shares of Westar Energy Common Stock and retain ownership of approximately 65% of the outstanding Western Resources Common Stock.

BACKGROUND OF THE TRANSACTIONS

  In October 1993, executives of KCPL and UtiliCorp and their respective advisors participated in a number of meetings regarding a business combination involving the two companies. After an exchange and review of confidential data, the two companies mutually agreed to cease consideration of a business combination at that time.

  KCPL and Western Resources had discussed the possibility of a merger at various times over the last four years. In June 1994, KCPL and Western Resources exchanged confidential information in connection with preliminary discussions regarding a possible business combination. Upon review of such confidential information, KCPL advised Western Resources that it was not interested in pursuing a business combination with Western Resources. However, Western Resources continued to believe that a combination with KCPL would yield substantial benefits for the shareowners, employees and ratepayers of both companies. In February 1995 and again in May 1995, John Hayes, Chairman and Chief Executive Officer of Western Resources, wrote to Drue Jennings, Chairman, President and Chief Executive Officer of KCPL, expressing Western Resources' continued interest in a combination with KCPL. In each case, Mr. Jennings responded that KCPL was not interested in pursuing discussions with Western Resources.

  During 1995, KCPL and UtiliCorp executives had several meetings to discuss the formation of joint ventures. In October 1995, the discussions between KCPL and UtiliCorp led the two companies to consider a possible business combination. In November 1995, the boards of directors of each of KCPL and UtiliCorp authorized the continuation of discussions relating to a business combination and the companies retained legal and financial advisors, executed a mutual confidentiality agreement and began conducting due diligence and detailed negotiations.

  During December 1995, UtiliCorp and KCPL continued their negotiations and due diligence investigations. During this process KCPL was assisted by its financial advisor, Merrill Lynch, its legal advisor, Skadden Arps, and its synergies consultant, Ernst & Young, in evaluating and structuring a merger with UtiliCorp. On December 14, 1995, Mr. Hayes sent letters to each of Mr. Jennings and Mr. Richard C. Green, Jr., Chairman, President and Chief Executive Officer of UtiliCorp, stating that Western Resources believed that KCPL and UtiliCorp were in discussions concerning a possible combination and requesting an opportunity to meet with Mr. Jennings and Mr. Green regarding a possible combination.

  On January 19, 1996, the boards of each of KCPL and UtiliCorp met and, following discussions with their respective legal, financial and synergies advisors, approved a merger agreement (the "Original UtiliCorp Agreement") providing for the merger of KCPL and UtiliCorp into a newly formed holding company. In the merger, KCPL shareholders would receive one share and UtiliCorp shareholders would receive 1.096 shares in the new company in exchange for each share held in KCPL and UtiliCorp, respectively.

  On the day of announcement of the KCPL/UtiliCorp Merger, Mr. Jennings telephoned Mr. Hayes to inform him of this development. Mr. Hayes offered to meet with Mr. Jennings and discuss the possibility of a combination with Western Resources, but such offer was declined by Mr. Jennings.

  On April 9, 1996, KCPL and UtiliCorp mailed a joint proxy statement/prospectus relating to their proposed merger to the shareholders of both companies. Included in such joint proxy statement/prospectus were notices of annual meetings of stockholders of KCPL and UtiliCorp establishing May 22, 1996 as the date on which both KCPL and UtiliCorp would have their respective annual meetings to consider and vote upon, among other things, the merger of KCPL and UtiliCorp and related matters. Such joint proxy statement/prospectus disclosed that, pursuant to the MGCBL, the affirmative vote of two-thirds of the outstanding shares of KCPL Common Stock was required to approve the KCPL/UtiliCorp merger.

  In early 1996, Western Resources, with the assistance of its financial advisor, Salomon Brothers, and its legal advisors, Sullivan & Cromwell and LeBoeuf, Lamb, Greene & MacRae, L.L.P. ("LeBoeuf, Lamb"), continued to explore the benefits of a combination with KCPL. In January 1996, Western Resources had engaged

Deloitte & Touche Consulting Group LLC ("Deloitte Consulting") to assist its management in the identification and quantification of potential synergies that might result from a merger between Western Resources and KCPL.

  At an April 13, 1996 meeting of the Western Resources Board, following discussions by Western Resources management, Salomon Brothers, Sullivan & Cromwell and LeBoeuf, Lamb, after which a representative of Deloitte Consulting made brief comments regarding management's synergies analysis, the Western Resources Board approved making a merger proposal (the "Original Proposal") to the KCPL Board pursuant to which each outstanding share of KCPL Common Stock would be exchanged for $28.00 of Western Resources Common Stock, subject to a collar fixing a minimum of 0.833 and a maximum of 0.985 shares of Western Resources Common Stock to be exchanged for each share of KCPL Common Stock.

  On April 14, 1996, Mr. Hayes telephoned Mr. Jennings to inform him that he was having delivered to Mr. Jennings that afternoon a letter to the KCPL Board setting forth the terms of the Original Proposal and outlining the benefits which Western Resources believed would be realized by a merger of KCPL and Western Resources. Western Resources also publicly announced that it had made the Original Proposal to KCPL.

  A meeting of the KCPL Board was held on April 19, 1996 and reconvened on April 21, 1996 to consider the Original Proposal. At this meeting, the KCPL Board received presentations concerning such proposal and background information concerning Western Resources' business and operations from KCPL's management and its financial, legal and synergies advisors. On April 21, 1996, the KCPL Board, based upon the presentations given, the advice received and the considerations discussed at the meeting of the KCPL Board, determined that further exploration of the Western Resources proposal was not in the best interests of KCPL, its shareholders, its employees and its customers. Also on such date, the KCPL Board reaffirmed its approval of the Original UtiliCorp Agreement.

  On April 22, 1996, Mr. Jennings delivered to Mr. Hayes a letter stating that the KCPL Board had considered and rejected Western Resources' proposal. Mr. Jennings also telephoned Mr. Hayes to inform him of the decision of the KCPL Board. On that same day, Western Resources announced its intention to commence an offer to exchange shares of Western Resources Common Stock for shares of KCPL Common Stock on the terms set forth in the Original Proposal. As part of such announcement, Western Resources also stated that it had filed a proxy statement with the SEC for use in soliciting proxies from KCPL shareholders against the approval and adoption of the merger agreement between KCPL and UtiliCorp. On May 3, 1996, Western Resources' proxy statement became final and Western Resources began soliciting proxies against the KCPL/UtiliCorp merger.

  On May 6, 1996, the Western Resources Board met and, after discussions with management, Salomon Brothers, Sullivan & Cromwell and LeBoeuf, Lamb, approved a proposal to provide greater price protection to KCPL shareholders in the event that the price of Western Resources Common Stock increased. As amended, the Western Resources offer provided that KCPL shareholders would receive not less than 0.910 nor greater than 0.985 shares of Western Resources Common Stock in exchange for each share of KCPL Common Stock.

  On May 9, 1996, the KCPL Board met in order to review the status of the Original UtiliCorp Agreement and the revised Western Resources proposal. At such meeting, the KCPL Board received presentations from its management and financial and legal advisors regarding the recent developments and the financial and legal terms of the Western Resources proposal. In addition, representatives from the Palmer Bellevue practice of Coopers & Lybrand Consulting ("CLC"), which had been retained by KCPL shortly after the announcement of the Western Resources proposal, presented their analysis of Western Resources' estimate of the cost savings which could be obtained in a merger of KCPL and Western Resources and compared such savings with Ernst & Young's analysis of the savings obtainable in a merger of KCPL and UtiliCorp.

  During the period beginning on May 10, 1996 and ending on May 19, 1996, various meetings were held between executives of KCPL and UtiliCorp to discuss a possible revision of the exchange ratios in the KCPL/UtiliCorp merger, certain changes to the structure of such merger and other possible changes to the terms of such merger. On May 18, 1996, representatives of KCPL and UtiliCorp agreed to recommend to their respective Boards of Directors an amended merger agreement (the "Amended UtiliCorp Agreement") which provided that a subsidiary of KCPL would be merged with and into UtiliCorp, followed by a subsequent merger of UtiliCorp with and into KCPL. In the Amended UtiliCorp Agreement, UtiliCorp shareholders would receive one share of KCPL Common Stock in exchange for each share of UtiliCorp common stock and KCPL shareholders would retain their shares without change.

  On May 20, 1996, the KCPL Board met to consider the Amended UtiliCorp Agreement. At this meeting, KCPL's senior management and financial and legal advisors discussed the material aspects of the proposed merger with UtiliCorp. After considering and discussing the various presentations that were made at the meeting and at prior meetings as well as the recommendation of KCPL's management, the KCPL Board approved the Amended UtiliCorp Agreement and the transactions contemplated thereby and directed that the proposals to approve the Original UtiliCorp Agreement and related transactions be removed from the agenda of the KCPL annual meeting of shareholders to be held on May 22, 1996.

  Also on May 20, 1996, the UtiliCorp board of directors approved the Amended UtiliCorp Agreement and the parties announced that they had entered into such agreement. Accordingly, on May 20, 1996, KCPL withdrew the Original UtiliCorp Agreement from consideration at the May 22, 1996 KCPL annual meeting and announced that KCPL shareholders would vote on the issuance of KCPL Common Stock necessary to effect the restructured KCPL/UtiliCorp merger at a special meeting of KCPL shareholders. In such announcement, KCPL stated that the affirmative vote of a majority of the shares of KCPL Common Stock would be necessary to approve the issuance of shares of KCPL Common Stock required to effect the restructured KCPL/UtiliCorp merger.

  In addition, on May 20, 1996, KCPL instituted a legal proceeding in the United States District Court for the Western District of Missouri (the "District Court") against Western Resources seeking, among other things, a declaration as to the validity of the Amended UtiliCorp Agreement. On June 7, 1996, Western Resources filed an answer to KCPL's complaint as well as a counterclaim seeking, among other things, a declaration that the MGBCL requires the approval of the Amended UtiliCorp Agreement by the affirmative vote of two-thirds of the outstanding shares of KCPL Common Stock.

  On June 12, 1996, the Western Resources Board met and, following discussions with Western Resources' management, Salomon Brothers, Sullivan & Cromwell and LeBoeuf, Lamb, approved management's proposal to increase the offer to KCPL shareholders to $31.00 of Western Resources Common Stock per share of KCPL Common Stock, subject to a minimum of 0.933 and a maximum of 1.100 shares of Western Resources Common Stock for each share of KCPL Common Stock (the "Western Resources Offer").

  Mr. Hayes made this revised proposal on behalf of Western Resources in a letter to Mr. Jennings dated June 17, 1996. Also on June 17, 1996, Western Resources released a supplement to its proxy statement soliciting the votes of KCPL shareholders against the Amended UtiliCorp Agreement.

  The KCPL Board met on June 24, 1996 to consider Western Resources' revised proposal and, following presentations by KCPL's management and KCPL's legal advisors, determined not to accept such proposal. Accordingly, on such date, Mr. Jennings had delivered to Mr. Hayes a letter stating that the KCPL Board had rejected the Western Resources Offer. After delivery of the letter, Mr. Jennings telephoned Mr. Hayes to inform him of the decision of the KCPL Board.

  On June 29, 1996 and July 1, 1996, respectively, KCPL and UtiliCorp mailed a revised joint proxy statement/prospectus to their respective shareholders announcing that KCPL shareholders would vote on the Amended UtiliCorp Agreement at a meeting to be held on August 7, 1996 and UtiliCorp stockholders would vote on such agreement at a meeting to be held on August 16, 1996.

  On July 3, 1996, Western Resources' Registration Statement on Form S-4 containing the Western Resources prospectus relating to its exchange offer to KCPL shareholders was declared effective by the SEC. On July 8, 1996, Western Resources formally launched its exchange offer for shares of KCPL Common Stock by filing with the SEC a Tender Offer Statement on Schedule 14D-1. The Western Resources Offer was scheduled to expire on September 20, 1996.

  The KCPL Board reviewed and deliberated the terms of the Western Resources Offer with its legal and financial advisors at its board meeting on July 9, 1996, and thereafter, by unanimous vote of those directors present, determined that the Western Resources Offer was not in the best interests of KCPL and its shareholders, customers, employees and other constituencies. Accordingly, the KCPL Board recommended that KCPL shareholders reject the Western Resources Offer and not tender their shares. On July 9, 1996, KCPL filed a Solicitation/Recommendation Statement on Schedule 14D-9 setting forth KCPL's recommendation that KCPL shareholders not tender their shares into the Western Resources Offer and vote their shares in favor of the Amended UtiliCorp Agreement at the KCPL special meeting.

  On August 2, 1996, the District Court held that the Amended UtiliCorp Agreement required the affirmative vote of two-thirds of the outstanding shares of KCPL Common Stock, rather than the vote of a majority of shares of KCPL Common Stock represented at a meeting at which a quorum is present.

  In order to provide KCPL shareholders additional time to consider the District Court's ruling, KCPL announced on August 5, 1996 that it would postpone the scheduled August 7, 1996 special shareholder meeting for consideration of the Amended UtiliCorp Agreement.

  The KCPL Board met on August 6, 1996. At this meeting, representatives of Skadden Arps discussed the implications of the District Court's ruling and the SEC's requirement that the August 7, 1996 special meeting be postponed in order to give KCPL shareholders time to consider the District Court's ruling. In addition, representatives of D.F. King & Co., KCPL's proxy solicitor, reported on the status of the solicitation process. The KCPL Board thereafter decided to postpone the special shareholder meeting until August 16, 1996, at which time the Amended UtiliCorp Agreement would be considered for adoption and approval.

  At the special meeting of UtiliCorp stockholders held on August 14, 1996, the UtiliCorp stockholders approved the Amended UtiliCorp Agreement. The special meeting of KCPL shareholders to vote on the Amended UtiliCorp Agreement was duly held in Kansas City, Missouri on August 16, 1996. The shareholder votes cast at the KCPL special meeting were tallied by The Corporation Trust Company ("CT"), an independent inspector of corporate elections. The results of the vote on such agreement were not immediately known.

  On August 30, 1996, Western Resources announced the extension of its exchange offer to October 25, 1996 and disclosed that 1.2 million shares of KCPL Common Stock had been tendered into the Western Resources Offer.

  On September 10, 1996, the KCPL Board met to discuss the status of the Western Resources Offer and the Amended UtiliCorp Agreement. At this meeting, representatives of Skadden Arps advised the KCPL Board of its obligations under the Amended UtiliCorp Agreement in the event that shareholder approval of the Amended UtiliCorp Agreement was not obtained, and Merrill Lynch discussed with the KCPL Board certain strategic alternatives which might be available to KCPL in the event that such approval was not obtained.

  On September 12, 1996, CT announced the results of its preliminary tally of the shareholder votes at the August 16, 1996 KCPL special meeting. According to figures provided by CT, the Amended UtiliCorp Agreement did not receive the required shareholder approval. CT's final tabulation, released on September 17, 1996, confirmed this preliminary tally. On September 18, 1996, KCPL announced that it had terminated the Amended UtiliCorp Agreement in accordance with the terms thereof.

  On October 27, 1996, Western Resources announced the extension of its exchange offer to November 15, 1996, and disclosed that more than 27.1 million shares, or 44% of the total number of outstanding shares, of KCPL Common Stock had been tendered into the Western Resources Offer.

  At a meeting of the KCPL Board held on November 5, 1996, the KCPL Board discussed the Western Resources Offer and concluded that Mr. Jennings and representatives of the KCPL Board should meet with Mr. Hayes and representatives of the Western Resources Board. The KCPL Board discussed the proposed meeting with representatives of Skadden Arps and Merrill Lynch.

  On November 15, 1996, Mr. Jennings and representatives of the KCPL Board met with Mr. Hayes and representatives of the Western Resources Board. Topics of discussion included, among other things, Western Resources' business and prospects and Western Resources' proposal to combine with KCPL. At the conclusion of this meeting, Mr. Jennings invited Mr. Hayes to speak to the KCPL Board regarding such matters. On November 15, 1996, subsequent to this meeting, Western Resources and KCPL issued a joint press release stating that their representatives had met and that they had a cordial discussion regarding a proposed transaction between the two companies and agreed to meet again in the near future.

  On November 18, 1996, Western Resources extended the expiration date of its exchange offer to December 6, 1996, and announced that 29.2 million shares, or 47% of the total number of outstanding shares, of KCPL Common Stock had been tendered into the Western Resources Offer.

  A meeting of the KCPL Board was held on November 25, 1996, to meet with representatives of Western Resources. The meeting was attended by Mr. Hayes and representatives of the Western Resources Board. Mr. Hayes discussed certain financial and other relevant information. Thereafter, Mr. Hayes and the other Western Resources representatives left the meeting and the KCPL Board, after discussing the information presented, determined that additional financial information was necessary in order to fully evaluate Western Resources' proposal and requested Merrill Lynch's assistance in such evaluation.

  At a special meeting of the KCPL Board held on December 5, 1996, a Merrill Lynch representative presented to the KCPL Board publicly available financial and business information regarding Western Resources. The KCPL Board discussed this information with its advisors and authorized Merrill Lynch to begin a due diligence review of Western Resources' financial information. The KCPL Board also identified certain issues that needed to be resolved prior to entering into a confidentiality agreement with Western Resources and directed Mr. Jennings to contact Mr. Hayes to initiate discussions regarding these issues.

  Over the weekend of December 6, 1996, Mr. Jennings and Mr. Hayes began to discuss the price that would be paid per share of KCPL Common Stock in a negotiated merger agreement between the two companies, the collar that would apply to such price, and KCPL's desire to secure the right to terminate any such merger agreement in the event that Western Resources' stock price fell below the limit of the collar. Mr. Jennings reported on these conversations at a special meeting of the KCPL Board held on December 9, 1996. The KCPL Board, after reviewing the information discussed by Mr. Jennings, authorized the officers of KCPL to enter into an appropriate confidentiality agreement with Western Resources and to begin a due diligence review of Western Resources.

  On December 7, 1996, Western Resources provided to KCPL an initial draft of a merger agreement providing for the merger of KCPL with and into Western Resources.

  On December 9, 1996, Western Resources announced the extension of its exchange offer to December 13, 1996, and that 29.5 million shares, or 47.6% of the total number of outstanding shares, of KCPL Common Stock had been tendered into the Western Resources Offer. The companies also announced on December 9, 1996 that merger discussions were in progress.

  On December 13, 1996, Western Resources announced the extension of the expiration date of its exchange offer to January 15, 1997, and that 29.6 million shares, or approximately 48% of the total number of outstanding shares, of KCPL Common Stock, had been tendered into the Western Resources Offer. Western Resources' announcement also stated that merger discussions between KCPL and Western Resources had continued during the prior week and that Western Resources would refrain from actively soliciting further tenders of KCPL shares.

  On December 20, 1996, KCPL and Western Resources executed a reciprocal confidentiality agreement.

  On January 8, 1997, representatives of Western Resources and KCPL and their respective legal and financial advisors met in Kansas City, Missouri to discuss the draft merger agreement. Following this meeting, the parties continued to negotiate the draft merger agreement.

  A meeting of the KCPL Board was held on January 14, 1997, to discuss the status of the merger negotiations with Western Resources. Mr. Jennings reported on certain outstanding issues on which the negotiations were focused, and representatives of Skadden Arps summarized the terms and implications of the draft merger agreement. Representatives of Merrill Lynch reviewed for the KCPL Board various financial and other information regarding the financial terms of the draft merger agreement and Western Resources' business and recent strategic transactions. The KCPL Board discussed transactions announced by Western Resources during the preceding month and the KCPL Board requested that Merrill Lynch continue its review and evaluation of such transactions. Mr. Jennings pointed out that Western Resources' entry into the home security industry was transforming Western Resources into a more diversified and dynamic company and, therefore, a more attractive merger partner.

  On January 15, 1997, Western Resources and KCPL announced that their merger negotiations were continuing and that Western Resources would extend the expiration date of its exchange offer to February 5, 1997. Western Resources also disclosed that 30.2 million shares, or approximately 49% of the total number of outstanding shares, of KCPL Common Stock had been tendered into the Western Resources Offer.

  During the period from January 27, 1997 to January 31, 1997, representatives of Western Resources, KCPL and their respective legal and financial advisors continued their negotiations.

  On February 4, 1997, the Western Resources Board met to consider the draft merger agreement. At this meeting Salomon Brothers reviewed the economic and financial position of Western Resources and KCPL, the financial impact on Western Resources of the proposed merger and certain other information and provided its oral opinion to the Western Resources Board that as of such date and based upon the assumptions made, matters considered and the limits of review as set forth in such opinion, the conversion ratio was fair to Western Resources from a financial point of view. In addition, at the meeting Sullivan & Cromwell reviewed certain legal aspects of the draft merger agreement, Deloitte Consulting discussed the synergy estimates for the merger of KCPL and Western Resources made by the management of Western Resources, and the management of Western Resources reviewed the strategic rationale for the proposed merger and the regulatory process required to gain approval for the proposed merger. Following such meetings, the Western Resources Board approved the draft merger agreement in the form presented to it and authorized the management of Western Resources to execute and deliver the merger agreement, subject to the satisfactory resolution of certain outstanding issues.

  On February 4, 1997, the KCPL Board met and reviewed the status of the negotiations with Western Resources. Representatives of Merrill Lynch reviewed for the KCPL Board various financial and other information and representatives of Skadden Arps summarized the terms of the draft merger agreement and discussed certain issues that remained unresolved.

  On February 6, 1997, KCPL and Western Resources jointly announced that merger negotiations were continuing between the two companies and that Western Resources was extending the expiration date of its exchange offer to February 7, 1997. As of February 6, 1997, 30.3 million shares, or approximately 49% of the total number of outstanding shares, of KCPL Common Stock had been tendered into the Western Resources Offer. KCPL and Western Resources representatives continued to negotiate certain unresolved issues on the evening of February 6, 1997. Ultimately, the parties reached agreement on these remaining points.

  On February 7, 1997, a telephonic meeting of the KCPL Board was held. At such meeting, Mr. Jennings described to the KCPL Board the resolution of those issues that were still open as of the KCPL Board's February 4, 1997 meeting. Merrill Lynch representatives delivered an oral opinion to the KCPL Board, which opinion was subsequently confirmed in a written opinion dated as of February 7, 1997, to the effect that, as of such date and based upon the assumptions made, matters considered and the limits of review as set forth in such opinion, the conversion ratio was fair to the holders of KCPL Common Stock (other than Western Resources and its affiliates) from a financial point of view. After discussing the issues raised at such meeting as well as the recommendation of KCPL's management, the KCPL Board unanimously approved the proposed merger agreement with Western Resources and the transactions contemplated thereby and authorized the execution of such merger agreement. The merger agreement was executed by both parties on February 7, 1997 (the "Original Merger Agreement").

  From April 28, 1997 through August 29, 1997, KCPL, Western Resources and their respective legal and financial advisors met on various occasions to discuss the possibility of restructuring the transactions contemplated by the Original Merger Agreement to create a holding company structure. On August 29, 1997, after a telephone conversation between Messrs. Hayes and Jennings, the parties agreed to discontinue such discussions and to proceed with the structure set forth in the Original Merger Agreement.

  In September 1997, Western Resources and KCPL prepared and filed with the SEC preliminary proxy materials for their respective shareowner meetings pursuant to the Original Merger Agreement. In late October 1997, Western Resources and KCPL received written comments from the SEC on the preliminary proxy materials. From late October until early November, Western Resources and KCPL worked together to revise the preliminary proxy materials in response to the SEC comments. On November 7, 1997, Western Resources and KCPL filed revised preliminary proxy materials with the SEC. In mid-November 1997, Western Resources and KCPL each set record dates for their respective shareowner meetings to be held on January 21, 1998.

  On December 10, 1997, representatives of Western Resources notified KCPL that representatives of Salomon Smith Barney had indicated that they believed it was unlikely that Salomon Smith Barney would be in a position to issue the updated fairness opinion that was a condition to the mailing of the proxy materials to the shareowners of Western Resources and KCPL. Consequently, Western Resources' representatives proposed new economic terms and a new structure for the transaction.

  On December 10, 1997, the KCPL Board held a meeting to review and evaluate the new transaction terms proposed by Western Resources. The KCPL Board concluded that further discussions were necessary with Western Resources and Salomon Smith Barney to evaluate more fully the reasons for the likelihood that Salomon Smith Barney would be unable to issue an updated fairness opinion pursuant to the Original Merger Agreement before altering the economic terms or structure of the transactions contemplated by the Original Merger Agreement.

  During the period from December 10, 1997 to December 19, 1997, representatives of Western Resources, KCPL, Salomon Smith Barney and Merrill Lynch had numerous discussions and meetings, including meetings between Salomon Smith Barney and Merrill Lynch at which representatives of Salomon Smith Barney discussed the various analyses Salomon Smith Barney performed that caused such representatives to indicate that they would not recommend to the fairness committee of Salomon Smith Barney that Salomon Smith Barney render an updated fairness opinion on the terms of the Original Merger Agreement and that made it unlikely, in the representatives' view, that Salomon Smith Barney would be able to render such updated fairness opinion on the terms of the Original Merger Agreement. Such analyses included: (i) relative valuations of Western Resources and KCPL, including relative public market valuations, taking into account a control premium for KCPL and the present value of identified synergies, and relative discounted cash flow valuations considering the present value of such synergies; (ii) an analysis of the increase in strength of Western Resources' future earnings relative to those of KCPL; (iii) an analysis of changes in the business mix of Western Resources since execution of the Original Merger Agreement, including the increasing size of Western Resources' unregulated businesses and the growth prospects and valuation of those businesses relative to the traditional regulated businesses of Western Resources and KCPL; (iv) an analysis of the implications for Western Resources of its investment in ONEOK, including the increased market value; (v) an analysis of the implications for Western Resources of its acquisition of Protection One, which resulted in Western Resources becoming the second largest monitored security company in the United States; (vi) an analysis of the impact on Western Resources of the liquidation of its investment in Tyco International; and (vii) an analysis of the impact of the terms of the Original Merger Agreement on Western Resources' future earnings. After discussing such analyses, the representatives of Salomon Smith Barney expressed serious doubt that, based on its work to date, Salomon Smith Barney would be able to render the necessary updated fairness opinion. Based upon such discussions, Merrill Lynch advised KCPL of its determination that Salomon Smith Barney would not render such an updated fairness opinion. Thereafter, Western Resources and KCPL agreed to consider whether the transaction could be restructured in a manner acceptable to both parties.

  On December 19, 1997, Western Resources and KCPL jointly announced that representatives of Salomon Smith Barney had indicated that they believed it was unlikely that Salomon Smith Barney would be in a position to issue a fairness opinion with respect to the terms of the merger contemplated by the Original Merger Agreement if the issue of the fairness of such transaction to Western Resources were formally submitted to the fairness committee of Salomon Smith Barney and that they had canceled their respective January 21, 1998 shareowner meetings. Western Resources and KCPL at that time stated that they would meet in good faith to discuss the matter and work together constructively to resolve the matter on a basis that would be fair to shareowners of both companies.

  On December 29, 1997, the senior managements of Western Resources and KCPL met in New York to discuss further the material aspects of possible revisions to the Original Merger Agreement.

  During the period beginning on January 10, 1998 and ending on February 19, 1998, representatives of Western Resources and KCPL met in person and exchanged various correspondence in which they discussed possible transaction structures which would achieve the shared strategic goals of Western Resources and KCPL while at the same time providing terms which would be fair to Western Resources and its shareowners on the one hand and to KCPL and its shareholders on the other hand.

  On February 19, 1998, Western Resources delivered to KCPL a draft amended and restated merger agreement (the "Draft Merger Agreement") which addressed most of the issues Western Resources and KCPL had decided were crucial to a mutually beneficial transaction. On February 26, 1998, the KCPL Board met to review the Draft Merger Agreement. At this meeting, KCPL's legal advisors from Skadden Arps reviewed and discussed with the KCPL Board the material terms, conditions and other legal aspects of the Draft Merger Agreement. Additionally, Skadden Arps also reviewed and discussed with the KCPL Board the various regulatory approvals necessary to consummate the Transactions in their revised form and the process that could be necessary to gain such approvals. After consultation with KCPL's management and legal and financial advisors, the KCPL Board authorized further negotiation of the few issues the KCPL Board identified as remaining open. During the period from February 26, 1998 to March 17, 1998, Western Resources and KCPL and their respective legal counsel and financial advisors negotiated the remaining open issues in the Draft Merger Agreement and drafted a revised Draft Merger Agreement (the "Revised Draft Merger Agreement").

  On March 18, 1998, the Western Resources Board met to consider the Revised Draft Merger Agreement and the terms of the consideration, including the conversion ratios and collar provisions, proposed to be paid to KCPL shareholders. The Western Resources Board considered the terms of the proposed consideration on the whole and did not specifically identify or discuss any particular conversion ratio, collar range or Western Resources Index Price. At this meeting, Salomon Smith Barney reviewed the economic and financial position of Western Resources and KCPL, the financial impact on Western Resources and Westar Energy of the proposed Transactions and certain other information. At such meeting, Salomon Smith Barney provided its oral opinion to the Western Resources Board, which was confirmed in writing, that as of such date and based upon the assumptions made, matters considered and the limits of review as set forth in such opinion, the Aggregate Consideration was fair to Western Resources from a financial point of view. In addition, at the meeting Sullivan & Cromwell reviewed certain legal aspects of the Revised Draft Merger Agreement. Western Resources management reviewed with the Western Resources Board the strategic rationale for the proposed Transactions, certain terms of the Revised Draft Merger Agreement and the regulatory process required to gain approval for the proposed Transactions. Following such presentations, the Western Resources Board unanimously approved the Revised Draft Merger Agreement in substantially the form to it and authorized the management of Western Resources to execute and deliver the Revised Draft Merger Agreement.

  On March 18, 1998, the KCPL Board met to review the Revised Draft Merger Agreement and the terms of the consideration, including the conversion ratios and collar provisions, proposed to be paid by Western Resources to be certain all outstanding issues had been addressed. At the meeting, Skadden Arps reviewed with the KCPL Board how various open issues in the Draft Merger Agreement were resolved. Representatives of Merrill Lynch made a presentation to the KCPL Board that included a discussion of its valuation methodologies and analyses used in arriving at its opinion. Merrill Lynch also delivered its oral opinion, which opinion was subsequently confirmed in a written opinion dated as of March 18, 1998, to the KCPL Board to the effect that, as of such date, and based upon the assumptions made, matters considered and limits of review as set forth in such opinion, the proposed Aggregate Consideration was fair to such holders from a financial point of view. The KCPL Board considered the terms of the proposed consideration on the whole and did not specifically identify or discuss any particular conversion ratio, collar range or Western Resources Index Price. However, in making its determination, the KCPL Board considered the analyses of Merrill Lynch summarized below under "--Opinion of KCPL's Financial Advisor" which included, among other things, an evaluation of the Aggregate Consideration implied by a range of trading values of the Western Resources Common Stock, including those values implied by the high and low end of the collar mechanism, and also considered the opinion of Merrill Lynch to the effect that, as of the date of such opinion, the proposed Aggregate Consideration to be received by the holders of KCPL Common Stock (other than Western Resources and its affiliates) was fair to such holders from a financial point of view. The KCPL Board, having concluded that the Revised Draft Merger Agreement and the transactions contemplated thereby were in the best interests of KCPL and its shareholders, unanimously approved the same and decided to recommend to the KCPL shareholders that they vote "FOR" approval and adoption of the Revised Draft Merger Agreement (which, in its approved form, became the Merger Agreement), the KCPL Merger and the transactions contemplated thereby.

REASONS FOR THE TRANSACTIONS; RECOMMENDATIONS OF THE BOARDS OF DIRECTORS

  In considering the recommendations of the Western Resources Board and the KCPL Board with respect to the Transactions, shareowners should be aware that certain members of Western Resources, and KCPL's respective managements and Boards of Directors have certain interests in the Transactions that are in addition to their interests as shareowners of Western Resources and KCPL. See "SUMMARY--Interests of Certain Persons in the Transactions."

  KCPL. The KCPL Board has unanimously concluded that the Transactions are fair to, and in the best interests of, KCPL, its shareholders and other constituencies, and unanimously recommends that KCPL shareholders vote "FOR" the Merger Agreement and the KCPL Merger. The KCPL Board believes that the transactions contemplated by the Merger Agreement will provide an opportunity for KCPL shareholders to participate, through their ownership of Western Resources Common Stock, in the growth of a larger, more diversified and strategically positioned holding company. The growth at Western Resources is expected to derive from diversification into unregulated businesses, including Western Resources' investment in Protection One, which is the second largest security alarm monitoring service provider in the U.S. and its investment in ONEOK, which provides natural gas transmission and distribution services in Oklahoma and Kansas and is the eighth-largest natural gas distribution company in the U.S.; reduced regulatory and business risk due to such diversification; and the long-term financial capability of a larger company. The growth at Westar Energy is expected to derive from operating efficiencies obtained from economies of scale resulting from the combination of KCPL's electric utility operations with KPL and KGE. The KCPL Board believes that these factors will combine to offer shareholders improved opportunities for earnings while diversifying the risks to which KCPL is currently subject.

  In reaching its decision to approve and adopt the Merger Agreement, the KCPL Board considered a number of factors including, but not limited to, those listed below.

 . Merrill Lynch, KCPL's financial advisor, delivered to the KCPL Board its oral opinion, which opinion was subsequently confirmed in a written opinion dated as of March 18, 1998, to the effect that, as of such date and based upon the assumptions made, matters considered and limits of review as set forth in such opinion, the proposed Aggregate Consideration was fair to the holders of KCPL Common Stock (other than Western Resources and its affiliates) from a financial point of view. See "SUMMARY--Opinions of Financial Advisors--KCPL" and "THE TRANSACTIONS--Opinion of KCPL's Financial Advisor." A copy of Merrill Lynch's opinion is attached hereto as Annex C and KCPL shareholders are urged to read such opinion in its entirety.

 . The KCPL Board believes that the electric utility industry is being transformed by consumer demand and legislative and regulatory reforms that are leading to greater competition. As a result, public utility companies face increased business risks and limits to their ability to grow earnings through rate base increases and must pursue opportunities that reduce risk and create new avenues for earnings growth. The KCPL Board believes that Western Resources is pursuing a diversification strategy that, if successful, will enable Western Resources to compete effectively in the evolving electric utility industry while developing significant market share in various non-utility industries, and that Western Resources is therefore an attractive merger partner. For example, Western Resources has combined its gas distribution business with ONEOK in exchange for ONEOK common and convertible preferred stock equal to 45% of ONEOK's outstanding equity, which the KCPL Board believes will result in a more efficient allocation of Western Resources' natural gas assets. In addition, Western Resources has purchased Protection One which makes Western Resources an important presence in the home security industry further helping Western Resources to diversify into unregulated industries. Thus, the Transactions will permit KCPL shareholders to participate in a more diversified holding company (Western Resources) and a regulated electric utility company (Westar Energy).

 .  The KCPL Board believes that the unique structure KCPL and Western
   Resources have created for the Transactions offers KCPL shareholders a high degree of flexibility because KCPL shareholders will have an investment in a diversified unregulated holding company (Western Resources) and an investment in a regulated electric utility company (Westar Energy). While the KCPL Board believes that diversification into unregulated businesses is crucial to the future success of utility companies, different investors may want to balance their investments in the rate regulated and unregulated portions of the business in different proportions. The KCPL Board believes the structure of the Transactions allows KCPL shareholders to accomplish this objective.

 . The KCPL Board reviewed, with the assistance of Merrill Lynch, the strategies, businesses, operations, earnings and financial conditions of both KCPL and Western Resources, on both a historical and a prospective basis. While the KCPL Board believes that Western Resources' investment strategies are not without risk, the KCPL Board also believes that Western Resources' history of enhancing shareholder value is most impressive and that shareholder value at both Western Resources and Westar Energy could be even more significantly enhanced if Western Resources implements its strategies.

 . The estimated valuation per share of Westar Energy Common Stock was based on the following assumptions: (i) a dividend for the first year of operation of Westar Energy of $0.72 and (ii) a payout ratio of approximately 85%. Based on dividend yields ranging from 6.0% to 7.0% and price-to-earnings ratios ranging from 12.0x to 14.0x earnings for a group of publicly traded electric utility companies deemed comparable in certain respects to Westar Energy, the per share valuation of Westar Energy Common Stock was estimated ranging from approximately $10.00 to $11.00. The estimated value range per share of Westar Energy Common Stock was based upon an estimated aggregate enterprise valuation range for Westar Energy as of December 31, 1997. Estimated aggregate enterprise valuation as of a specified date means the intrinsic worth of an enterprise determined by subtracting total debt from the fair market value of the assets of such enterprise as of such specified date. Moreover, Merrill Lynch provided the KCPL Board with a table of illustrative trading prices for Westar Energy based on the potential trading prices per share of Westar Energy Common Stock assuming consummation of the Transactions as of December 31, 1998. As in the case of the estimated aggregate enterprise valuation range for Westar Energy, the Merrill Lynch table of illustrative trading prices for Westar Energy Common Stock indicated that such stock could trade at $10.00 to $11.00 per share as of December 31, 1998. There can be no assurance, however, as to the actual prices at which such Westar Energy Common Stock will trade once listed on the NYSE. In considering the estimated valuations set forth above, the KCPL Board did not evaluate or attempt to quantify how or whether Western Resources' ownership of approximately 80% of the outstanding shares of Westar Energy Common Stock following the consummation of the Transactions would affect the trading value of Westar Energy Common Stock. In addition, none of the publicly traded electric utility companies deemed comparable in certain respects to Westar Energy and reviewed by KCPL and Western Resources in arriving at a range of estimated valuations of Westar Energy as set forth above were controlled by a significant or a controlling shareholder. However, in order to reflect the discount at which the Westar Energy Common Stock might trade as a result of Western Resources' ownership of 80.1% thereof, the range of dividend yields from 6.0% to 7.0% used in the estimated per share valuation of the Westar Energy Common Stock set forth above was higher than the range of dividend yields for the group of publicly traded electric utility companies reviewed (which ranged from 4.1% to 6.7%, with a mean of 5.5% and a median of 5.7%), and the range of price-to-earnings ratios from 12.0x to 14.0x earnings used in the estimated per share valuation of the Westar Energy Common Stock set forth above was lower than the range of price-to-earnings ratios for the group of publicly traded electric utility companies reviewed (which ranged from 13.3x to 15.8x earnings, with a mean of 14.3x earnings and a median of 14.1x earnings). Furthermore, taking into account the foregoing information, including the range of dividend yields and price-to-earnings ratios presented on an illustrative basis by Merrill Lynch, the KCPL Board believed that the trading value of the shares of Westar Energy Common Stock to be issued to KCPL shareholders in the KCPL Merger would range from approximately $10.00 to $11.00 per share of KCPL Common Stock and the value of the shares of Western Resources Common Stock to be issued to KCPL shareholders would range from $21.50 to $26.50 (pursuant to a collar mechanism more fully described in "THE MERGER AGREEMENT--Conversion of KCPL Common Stock"). Therefore, the KCPL Board did consider a trading value which combined two types of consideration, Westar Energy Common Stock and Western Resources Common Stock, to be issued to KCPL shareholders in the Transactions and the combined values of such stock ranged from $31.50 to $37.50 per share of KCPL Common Stock. It should be emphasized that there can be no assurances as to the prices at which such Westar Energy Common Stock will trade once listed on the NYSE. Actual prices could be significantly higher or lower than the price range mentioned above.

 . The KCPL Board, in making its decision to approve the Merger Agreement, considered such analyses and estimated valuations along with the valuation analyses performed by its financial advisor which are summarized under "-- Opinion of KCPL'S Financial Advisor".

 . Because the actual prices at which Westar Energy Common Stock may trade could be significantly higher or lower than anticipated, there can be no assurance that shareholders of KCPL will receive the estimated value per share of Westar Energy Common Stock. The actual dividend policy of Westar Energy will be dependent upon numerous factors including current economic conditions, earnings and profitability. In addition, there can be no assurance as to the actual prices at which Westar Energy Common Stock will trade once listed on the NYSE. Actual prices could be significantly higher or lower than the estimated valuation per share of Westar Energy Common Stock.

 . Since the regulatory approval process for any business combination between rate-regulated utility companies could take in excess of one year from the date of reaching an agreement, the KCPL Board was particularly concerned that KCPL have maximum flexibility to operate its business during the pendency of the regulatory approval process. The KCPL Board believes that the Merger Agreement allows KCPL sufficient flexibility for its interim operations during this period. The Merger Agreement provides that KCPL may make capital expenditures, acquisitions and/or incur debt ("Investments") during any six-month period in an amount equal to $75 million until the Transactions are consummated. To the extent Investments are not made during any six-month period, the unused portion may be carried forward for use in the future. Additionally, the Merger Agreement allows the KCPL Board discretion to make changes (including increases) in the KCPL dividend consistent with past practice exercising good business judgment.

 . The Merger is expected to be treated as a tax-free reorganization to KCPL shareholders and to KCPL.

 . The Merger Agreement contains various provisions intended to protect the interests of KCPL's employees and other constituencies, including: (i) that at the Closing Date (as defined below), the executive headquarters of Westar Energy will be Kansas City, Missouri; (ii) the KCPL employees who hold options to purchase KCPL Stock under employee stock option plans will receive the full cash value of all such options; (iii) a commitment by Western Resources to treat Westar Energy's employees after consummation of the Mergers as a single workforce and to use its best efforts to conduct its employee management practices on a fair and equitable basis; and (iv) a commitment (a) to provide Westar Energy's employees who formerly were employed by KCPL ("KCPL Employees"), for one year after the Closing Date, with benefits that are no less favorable in the aggregate than the benefits provided to such employees as of the execution of the Merger Agreement ("KCPL Benefits"), (b) between the first and second anniversaries of the Closing Date, to either provide KCPL Employees with KCPL Benefits or to provide KCPL Employees with benefits on the same terms as those applicable to other similarly situated employees who were formerly employees of Western Resources' subsidiary, KGE and (c) after the second anniversary of the Closing Date, to provide KCPL Employees with benefits comparable to benefits provided to similarly situated employees who were former KGE employees. See "THE MERGER AGREEMENT--Employee Benefit Plans."

 .  The Merger Agreement provides that, if on or before the Termination Date
   (as defined below), all of the conditions to closing the Transactions shall have been satisfied other than certain conditions to Western Resources' obligation to consummate the KGE Merger, which conditions Western Resources shall decline to waive, then Western Resources shall reimburse KCPL for KCPL's expenses incurred in connection with the Transactions, up to a maximum reimbursement of (i) $35 million, if the unsatisfied condition relates to the failure to qualify for the necessary exemption under the 1935 Act, (ii) $25 million, if the unsatisfied condition relates to the failure to obtain satisfactory FERC approval or (iii) $5 million, if the unsatisfied condition relates to the failure to obtain certain satisfactory statutory approvals or an opinion of Western Resources' counsel that the Transactions will be treated for tax purposes as a tax-free reorganization. See "THE MERGER AGREEMENT--Termination Fees."

 . Synergies resulting from the Transactions are expected to result in significant savings for Westar Energy. See "--Operational and Structural Benefits" and "--Components of Anticipated Cost Savings" below for a description of the various components of such synergies.

 . No third parties have contacted KCPL to express an interest in pursuing a merger with KCPL on terms comparable or superior to those offered by Western Resources.

 . Since October 1993, KCPL has been exploring different strategies for responding to the changing electric utility industry and enhancing KCPL shareholder value. The KCPL Board and management have spent considerable time considering various alternatives. The KCPL Board believes that it has identified and reviewed those options which are reasonably available for KCPL's future and that the Transactions constitute a superior choice among those that have been, are or would be likely to be open to KCPL. Moreover, further delay in implementing a strategy would be likely to have serious negative effects on KCPL and its relationships with its customers, suppliers, creditors, management and employees.

  In determining that the transactions contemplated by the Merger Agreement are fair to and in the best interests of KCPL and its shareholders, the KCPL Board considered the above factors as a whole and did not assign specific or relative weights to them.

  THE KCPL BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT, THE KCPL MERGER AND THE TRANSACTIONS CONTEMPLATED THEREBY, BELIEVES THAT THE TERMS OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY ARE FAIR TO, AND IN THE BEST INTERESTS OF, KCPL AND ITS SHAREHOLDERS AND RECOMMENDS A VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT, THE KCPL MERGER AND THE TRANSACTIONS CONTEMPLATED THEREBY.

  Western Resources. The Western Resources Board believes that the terms of the Transactions are fair to, and in the best interests of, Western Resources, its shareowners, employees, customers and the communities it serves. Accordingly, the Western Resources Board, by a unanimous vote, has adopted the Merger Agreement and the transactions contemplated thereby and approved the Articles Amendment and recommends their approval by the holders of Western Resources Common Stock. Western Resources believes that the energy markets in the U.S. and around the world are undergoing a period of dynamic change. The impact of deregulation and new technology is reshaping the energy industry, requiring energy companies to rethink their strategies for the new competitive marketplace. Western Resources believes that there are four pillars of success for utility companies in the new energy industry: reaching a critical mass of retail customers, controlling costs to keep rates competitive, focusing on customer service and satisfaction, and strategically expanding into new product and geographic markets.

  Western Resources believes that the combination of KCPL and Western Resources will help both companies achieve these objectives. First, the Transactions will help achieve critical mass, with the combined company becoming the 33rd largest electric utility in the nation, with more than 2 million security and energy customers, $11 billion in assets and more than 8,000 megawatts of electric generation resources.

  Second, based on its examination of the business and operations of the two companies, Western Resources believes that the Transactions offer significant synergies. See "--Operational and Structural Benefits" and "--Components of Anticipated Cost Savings" below for a description of the various components of such synergies.

  Third, the strength of the combined company will allow it to build upon Western Resources' and KCPL's long tradition of quality customer service, both in retail energy distribution and in the provision of new services such as monitored security and other energy related services.

  Fourth, combining the electric utility operations of Western Resources and KCPL into a single entity will allow the management of Westar Energy to concentrate on that line of business while allowing Western Resources' management to continue to explore new products and markets.

  Finally, Western Resources believes that the combined company's increased economies of scale and scope will allow it to accelerate both companies' current activities in the provision of unregulated services.

  In addition to the strategic benefits noted above, the Western Resources Board at its March 18, 1998 meeting also weighed the following considerations in making its decision to approve the Transactions:

  . The opinion of Salomon Smith Barney to the effect that the Aggregate Consideration is fair to Western Resources from a financial point of view. The Western Resources Board also considered the valuation analyses performed by Salomon Smith Barney with respect to Westar Energy, which indicated that the value of the Westar Energy Common Stock could range from $8.50 to $11.50 based on a discounted cash flow analysis. See "-- Opinion of Western Resources Financial Advisor." The estimated value range per share of Westar Energy Common Stock was based upon an estimated aggregate enterprise valuation range for Westar Energy. There can be no assurance, however, as to the actual prices at which such Westar Energy Common Stock will trade once listed on the NYSE.

  . The terms and conditions of the proposed Merger Agreement, which contain appropriate representations, warranties, covenants and conditions to closing that protect the interests of Western Resources' shareowners and allow Western Resources to pursue its business plan during the period between the signing of the Merger Agreement and the consummation of the Mergers.

  . The proposed structure of the Mergers as a tax-free transaction for Western Resources and its shareowners.

  . Western Resources' belief that the State Corporation Commission of the State of Kansas (the "Kansas Commission"), the Missouri Public Service Commission (the "MPSC") and the FERC will approve the Transactions on reasonable terms and conditions which will preserve the benefits which Western Resources believes can be obtained in the Transactions.

  . The potential impact of the Transactions on the earnings per share of Western Resources Common Stock based on the historical performance of Western Resources and WREB and cost savings anticipated from the Transactions as described below in "--Components of Anticipated Cost Savings."

  . The potential impact of the Transactions on Western Resources' ability to pay dividends based on the historical performance of Western Resources and WREB and cost savings anticipated from the Transactions as described below in "--Components of Anticipated Cost Savings."

  . The potential benefits of a holding company structure in responding to increasing competition in the electric utility industry, as more fully described below.

  . Western Resources' belief that the Transactions will provide a market value, based on utility fundamentals, for Westar Energy, and therefore for KPL and KGE which are not currently publicly traded.

  Formation of Holding Company Structure. The principal reason to structure Western Resources as a non-utility holding company is to respond to the changing business environment in the electric utility industry. Western Resources believes such a structure will be in the best interests of Western Resources and its shareowners, and the customers of Western Resources and KCPL. The proposed restructuring will allow Western Resources to operate its regulated electric utility business efficiently through Westar Energy while providing, through the structure of a holding company with other subsidiaries of Western Resources, an organization which permits separation of the other businesses of the company from such regulated utility business, allowing such separate businesses to concentrate on their specialties.

  Western Resources believes that it is appropriate and necessary to maintain a separation between regulated and unregulated activities. Western Resources believes that the costs incurred on one side should not be charged to the other, nor should the results of operations of one affect the results of the other. Financially, the separation should also be beneficial since Westar Energy will have assets on which debt may be issued, while Western Resources may wish to use other forms of financing less suitable to regulated operations. Western Resources believes that the holding company structure will best achieve the flexibility of the operations of Western Resources and Westar Energy in the future.

  Historically, Western Resources and KCPL have operated predominantly as traditional utilities, responsible for constructing and operating the generation, transmission and distribution facilities needed to serve their customers. However, both regulation of utilities and the markets which Western Resources and KCPL have traditionally served are continually evolving. As elements of the traditional utility business which were once regulated, such as electric generation, become less regulated and more competitive, the energy options for customers, particularly large industrial users of energy, are expanding.

  Western Resources believes that the corporate separation afforded by a holding company structure will permit Westar Energy to respond effectively to increasing competition in the energy business. Separation will facilitate the development of such unregulated businesses while protecting Westar Energy's customers from the risks associated with those activities. Following the restructuring, any liabilities of the direct subsidiaries of Western Resources other than Westar Energy will not constitute liabilities of Westar Energy. Accordingly, any risks, benefits or detriments of such subsidiaries will flow to the security holders of Western Resources and not to the security holders of Westar Energy.

  As indicated above, Western Resources also believes that the holding company structure will permit the use of financing techniques that are more directly suited to the particular requirements, characteristics and risks of non-utility operations without any impact on the capital structure or credit of Westar Energy. Management anticipates that (i) Western Resources, in addition to receiving dividends from Westar Energy (and other direct subsidiaries of Western Resources), may obtain funds through debt or equity financings, (ii) Westar Energy may obtain funds through its own financings (which may include the issuance of bonds or preferred stock), and (iii) the non-utility businesses may obtain funds from Western Resources, from other non-utility affiliates or from their own outside financings. Any financings will depend upon the financial and other conditions of the entities involved and on market conditions.

  In determining that the Transactions are fair to and in the best interests of Western Resources and its shareowners, the Western Resources Board considered the above factors as a whole and did not assign specific or relative weights to them.

  THE WESTERN RESOURCES BOARD, BY A UNANIMOUS VOTE, HAS APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING AMONG OTHERS THE WESTERN RESOURCES SHARE ISSUANCE, THE CONTRIBUTIONS, AND THE TRANSFER OF SUBSTANTIALLY ALL OF THE ASSETS OF WESTERN RESOURCES TO WESTAR ENERGY, AND THE ARTICLES AMENDMENT AND RECOMMENDS THAT WESTERN RESOURCES SHAREOWNERS VOTE "FOR" THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE WESTERN RESOURCES SHARE ISSUANCE, THE CONTRIBUTIONS, AND THE TRANSFER OF SUBSTANTIALLY ALL OF THE ASSETS OF WESTERN RESOURCES TO WESTAR ENERGY, AND THE ARTICLES AMENDMENT.

OPERATIONAL AND STRUCTURAL BENEFITS

  The analyses discussed below include forward-looking statements that involve judgments, assumptions and other uncertainties beyond the control of Western Resources, Westar Energy, KCPL or any other party. As such, there can be no assurance that the operational and structural benefits will be realized at the times or in the amounts referred to herein and actual benefits may be more or less than those projected. Such judgments, assumptions and uncertainties are discussed more fully below.

  Western Resources and KCPL believe that the shareowners, customers, employees and communities of Western Resources and KCPL will realize significant benefits from the Transactions.

  Operational Coordination. The geographic locations of the respective electric utility service territories of Western Resources and KCPL, which both operate in eastern Kansas and whose headquarters are within 60 miles of each other, provide an opportunity to integrate efficiently all aspects of their utility operations.

  Western Resources, along with KGE, already has numerous substantial electrical interconnections with KCPL. The combined system is expected to benefit because it can be operated as part of a single, larger cohesive system, with virtually no modification needed with respect to existing generating and transmission facilities. At present, Western Resources and KCPL maintain joint interests in approximately 2,448 megawatts of generation capacity that is operated by either WCNOC or KCPL and accounts for more than $2 billion in assets.

  Unregulated Business Opportunities. The unregulated businesses of Western Resources and KCPL, such as independent power development, complement each other well. The combined customer bases of Western Resources and KCPL will provide more opportunities for earnings growth from other consumer service-oriented businesses, such as Western Resources' rapidly growing monitored security services business.

  A Financially Stronger Company and a Larger Service Territory. The combined company would be financially stronger than Western Resources or KCPL as independent entities. The larger size and financial strength of a Western Resources/KCPL combination will enhance the combined company's flexibility to deal with new industry developments. In addition, the combined company's electric utility service territory would be larger than the electric utility service territory of either Western Resources or KCPL as independent entities. The increased size of the electric utility service territory will improve the mix of commercial, industrial, agricultural and residential customers and reduce the exposure to changes in economic or climatic conditions in any given segment of the combined service territory.

  Economic Development Opportunities. The combined company would be able to concentrate its economic development programs and activities which would enhance the ability of the combined company to attract to or retain within Kansas and Missouri potential customers or industry groups.

  Capital Structure. In accordance with the Merger Agreement, Western Resources is contributing $1.9 billion of debt and KCPL is contributing $800 million of debt to Westar Energy. The debt contributed by both companies will consist primarily of long-term debt and company-obligated mandatorily redeemable preferred securities. The debt contribution by Western Resources represents approximately 79% of Western's total long-term debt and preferred securities and equates to 26% of Western Resources' total assets. Western Resources will assume KCPL's debt in excess of $800 million following the Transactions.

  The ability of Westar Energy to pay future dividends and obtain favorable debt ratings will be based, in part, on Westar Energy's capital structure and its ability to obtain competitive rates in the capital markets. The capitalization of Westar Energy following the Transactions will be comparable to that of both Western Resources and KCPL.

                                                     KCPL      WESTAR ENERGY
                               WESTERN RESOURCES     AS OF     PRO FORMA AS
                                AS OF MARCH 31,    MARCH 31,   OF MARCH 31,
                                     1998            1998          1998
                                 (000'S)     %    (000'S)   %   (000'S)   %
                               ----------- ----- --------- --- --------- ---
   Long-term debt, net........   2,162,470    48   941,412  46 2,330,000  43
   Company-obligated
    mandatorily redeemable
    preferred securities......     220,000     5   150,000   7   370,000   7
   Preferred and preference
    stock.....................      74,858     2    89,062   4         0
   Common stock equity........   2,017,161    45   868,833  43 2,733,995  50
                               -----------       ---------     ---------
   Total capitalization.......   4,474,489       2,049,307     5,433,995

  It is expected that this capital structure will allow Westar Energy access to the capital markets. Western Resources and KCPL anticipate that Westar Energy's cash flows should be adequate to fund an anticipated indicated annual dividend rate of $0.72 in the first year following the Transactions. The actual dividend policy of Westar Energy will be dependent upon economic conditions, profitability and other factors.

  Potential Synergies and Cost Savings. Western Resources and KCPL, based upon analyses performed by their employees with the advice of their synergies consultants, estimate that the Transactions are likely to result in significant cost savings and synergies for Westar Energy in the following categories: corporate and field labor savings; facilities savings; corporate programs savings; purchasing savings; and production savings. These savings are estimated at $904 million over ten years. Westar Energy's anticipated annual cost savings and synergies beginning in mid-1999 through 2009 net of costs to achieve are as follows (in millions): $14 in 1999, $55 in 2000, $62 in 2001, $73 in 2002, $80 in 2003, $92 in 2004, $96 in 2005, $102 in 2006,
$125 in 2007, $135 in 2008, and $70 in 2009.

  There can be no assurance that any of the estimated synergies and cost savings referred to in the preceding paragraph will be achieved. If any of such synergies and cost savings are achieved, there can be no assurance that they will be achieved in the amounts and at the times estimated by Western Resources and KCPL. See "FORWARD-LOOKING STATEMENTS" and "RISK FACTORS." The major components of the anticipated cost savings are summarized below.

COMPONENTS OF ANTICIPATED COST SAVINGS

  The components of anticipated cost savings discussed below include forward-looking statements that involve judgments, assumptions and other uncertainties beyond the control of Western Resources, Westar Energy, KCPL or any other party. As such, there can be no assurance that the anticipated cost savings will be realized at the times or in the amounts referred to herein and actual cost savings may be more or less than estimated. Because the accuracy of such assumptions is inherently uncertain, being based upon numerous factors and events beyond the control of Western Resources, KCPL, Westar Energy and their respective advisors, none of such parties assumes responsibility if the assumptions upon which the anticipated cost savings are based are not correct.

 GENERATION

  Integration of Dispatching and Production Operations. The combined company could obtain fuel savings from joint dispatch of generating capacity that is not available when the two companies' electric utility operations are operated as two separate systems. Fuel savings result from an improved ability to schedule and commit each of the base load, intermediate and peaking facilities of the combined company in a more economically efficient manner.

  Avoidance or Deferral of Future Capital Expenditures. The combined company would have the ability to reduce future expenditures for generating capacity by coordinating and optimizing planning for future resources. The combination of the two companies' electric utility operations would result in system diversity due to differences in the timing of peak demands. This system makes available amounts of generating capacity which result in the delay or elimination of additional capacity now planned by the two stand-alone companies. The delay or elimination of these additional facilities also reduces the operations and maintenance expense associated with the total combined generation capacity.

  Integration of Generation and Technical Support Functions. The combined company would be able to eliminate redundant functions in the areas of generation support, such as system planning and fuels management.

 FIELD OPERATIONS

  Integration of Distribution Operations. The combined company would have the ability to consolidate certain electric utility customer business offices and service centers in the eastern Kansas area where Western Resources and KCPL have contiguous service territories. The close proximity of these operations also enables customer service functions such as service initiation, service scheduling, etc. to be combined. The close proximity of the two companies would enable work to be reconfigured and resources to be shared in electric utility operations areas and with respect to customer calls and inquiries.

  Integration of Field and Technical Support Functions. The combined company would be able to eliminate redundant functions in the area of electric utility distribution support, such as engineering, construction, operation and maintenance.

 PURCHASING ECONOMIES

  Streamlining of Inventories and Purchasing Economies. The combined company can achieve savings through the centralization of purchasing and inventory functions related to construction, operation and maintenance at generating plants, service centers, warehouses and headquarters. The greater purchasing power and the relative quantity discounts that can be obtained as a result of the combination of the two companies would provide additional cost savings.

 CORPORATE AND ADMINISTRATIVE

  Integration of Facilities. The combined company would be able to consolidate certain duplicative facilities and provide opportunities to consolidate energy control centers, service centers and warehouses.

  Integration of Corporate Management and Administrative Functions. The combined company would be able to eliminate or reduce redundant functions in the areas of finance, accounting, purchasing, shareowner relations, human resources, corporate planning, public relations and administration, among other areas. The payroll costs of such functions are relatively fixed and do not vary directly with an increase or decrease in the number of customers served.

  Concentration of Corporate Programs and Expenditures. The combined company would integrate corporate and administrative functions, thereby reducing certain non-labor costs, including insurance, audit and consulting fees, professional and trade association dues, stock transfer and other fees, vehicle expenses and various license fees, among others.

  There can be no assurance that any of the estimated synergies and cost savings referred to in the preceding paragraphs will be achieved. If any of such synergies and cost savings are achieved, there can be no assurance that they will be achieved in the amounts and at the times estimated by Western Resources, Westar Energy and KCPL. The major components of the anticipated cost savings are summarized below. See "FORWARD-LOOKING STATEMENTS" and "RISK FACTORS."

OPINION OF WESTERN RESOURCES' FINANCIAL ADVISOR

  At the meeting of the Western Resources Board held on March 18, 1998, Salomon Smith Barney delivered its oral opinion, which opinion was subsequently confirmed in a written opinion dated as of March 20, 1998, to the effect that, as of such dates and subject to the assumptions made, matters considered and limits of the review undertaken, as set forth in such opinion, the Aggregate Consideration was fair to Western Resources from a financial point of view. Salomon Smith Barney has further confirmed such opinion by delivery of a written opinion dated as of the date of this Joint Proxy Statement/Prospectus (the "Salomon Smith Barney Opinion").

  WESTERN RESOURCES SHAREOWNERS ARE URGED TO READ THE SALOMON SMITH BARNEY OPINION IN ITS ENTIRETY FOR INFORMATION WITH RESPECT TO THE PROCEDURES FOLLOWED, ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITS OF THE REVIEW MADE BY SALOMON SMITH BARNEY IN RENDERING THE SALOMON SMITH BARNEY OPINION. REFERENCES TO THE SALOMON SMITH BARNEY OPINION HEREIN AND THE SUMMARY OF THE SALOMON SMITH BARNEY OPINION SET FORTH BELOW ARE QUALIFIED BY REFERENCE TO THE FULL TEXT OF THE SALOMON SMITH BARNEY OPINION, WHICH IS ATTACHED HERETO AS ANNEX B. THE SALOMON SMITH BARNEY OPINION DOES NOT CONSTITUTE A RECOMMENDATION CONCERNING HOW HOLDERS OF WESTERN RESOURCES COMMON STOCK OR KCPL COMMON STOCK SHOULD VOTE WITH RESPECT TO THE MERGER AGREEMENT OR ANY OTHER MATTER RELATING TO THE TRANSACTIONS.

  In connection with rendering the Salomon Smith Barney Opinion, Salomon Smith Barney reviewed certain publicly available information concerning Western Resources and KCPL and certain other financial information concerning Western Resources and KCPL, including financial forecasts that were provided to Salomon Smith Barney by Western Resources and KCPL, respectively. Salomon Smith Barney discussed the past and current business operations, financial condition and prospects of Western Resources and KCPL with certain officers and employees of Western Resources and KCPL. Salomon Smith Barney also considered such other information, financial studies, analyses, investigations and financial, economic and market criteria that it deemed relevant.

  In its review and analysis and in arriving at the Salomon Smith Barney Opinion, Salomon Smith Barney assumed the consummation of, and took into account, the Western Resources Stock Distribution, the KLT Stock Distribution and the Series B Conversion. Salomon Smith Barney also assumed and relied upon the accuracy and completeness of the information reviewed by it for the purpose of the Salomon Smith Barney Opinion and Salomon Smith Barney did not assume any responsibility for independent verification of such information. With respect to the financial forecasts of Western Resources and KCPL, Salomon Smith Barney was advised by the respective managements of Western Resources or KCPL that such forecasts were reasonably prepared on bases reflecting their best currently available estimates and judgments, and Salomon Smith Barney expressed no opinion with respect to such forecasts or the assumptions on which they are based. Salomon Smith Barney did not assume any responsibility for any independent evaluation or appraisal of any of the assets (including properties and facilities) or liabilities of Western Resources or KCPL. Salomon Smith Barney assumed that no gain or loss for federal income tax purposes would be recognized by (i) Western Resources, (ii) KGE, (iii) KCPL,
(iv) Westar Energy or (v) the shareowners of KGE or Western Resources as a result of the Transactions and that each of the KCPL Merger and the KGE Merger would qualify as a reorganization within the meaning of Section 368(a) of the Code.

  The Salomon Smith Barney Opinion was necessarily based upon conditions as they existed on the date of such opinion and can be evaluated only as of such date. The Salomon Smith Barney Opinion did not imply any conclusion as to the likely trading range for Western Resources Common Stock or Westar Energy Series A Common Stock following the consummation of the Transactions, which may vary depending upon, among other factors, changes in interest rates, dividend rates, market conditions, general economic conditions and other factors that generally influence the prices of securities. The Salomon Smith Barney Opinion was directed only to the fairness to Western Resources, from a financial point of view, of the Aggregate Consideration and does not address Western Resources' underlying business decision to effect the Transactions.

  At the March 18, 1998 meeting of the Western Resources Board, Salomon Smith Barney reviewed with the members of the Western Resources Board the financial, industry and market information with respect to Western Resources and KCPL used by Salomon Smith Barney in its analysis as described below and the procedures used and the analyses underlying its opinion. The preparation of a fairness opinion is a complex process that is not purely mathematical and is not necessarily susceptible to partial analyses or summary description. It involves complex considerations and judgments. Western Resources shareowners and KCPL shareholders are encouraged to read the Salomon Smith Barney Opinion in its entirety.

 KCPL VALUATION

  Salomon Smith Barney obtained a valuation for KCPL by analyzing the values of KCPL's regulated utility business (the "KCPL Utility Segment") and unregulated businesses operated by KLT (the "KCPL Unregulated Businesses"). Salomon Smith Barney analyzed the KCPL Utility Segment by performing a public market valuation and a discounted cash flow valuation. Salomon Smith Barney analyzed the KCPL Unregulated Businesses by performing various discounted cash flow analyses, public market valuations, estimated after-tax proceeds analyses, percentage of unlevered book value analyses and multiples of net property, plant and equipment analyses. For the consolidated KCPL, Salomon Smith Barney analyzed stock price performance, public and private market valuations and discounted cash flow. In performing certain of its analyses, Salomon Smith Barney considered forecasts for KCPL prepared and provided by the management of KCPL, which forecasts incorporated a variety of assumptions and estimates made by KCPL reflecting its best judgments regarding its business and were not prepared with a view to public disclosure. In general, such forecasts included estimates for the performance of the KCPL Utility Segment and the KCPL Unregulated Businesses. In total, revenues for KCPL were projected to grow at a compound annual growth rate (1998 to 2002) of approximately 2.3% and operating income including other income and deductions (net of taxes) was projected to grow at a compound annual growth rate (1998 to 2002) of approximately 9.8%.

  Stock Price Performance. Salomon Smith Barney reviewed the share price performance of KCPL Common Stock for the period from January 1, 1997 through March 13, 1998, as compared to the performance of the S&P Utilities Index and an index (the "KCPL Custom Index") comprised of The Detroit Edison Company, MidAmerican Energy Company, Ameren Corporation and Wisconsin Energy Corporation (collectively, the "Selected Utility Companies"). Salomon Smith Barney noted that on average the price of KCPL Common Stock for the period was 102% of its price at January 1, 1997, with a high of 108% and a low of 96%. On March 13, 1998, the price of KCPL Common Stock was 107% of the January 1, 1997 price. In comparison, the S&P Utilities Index averaged 104% of its January 1, 1997 price, had a low of 91%, and ended the period at its high of 120% on March 13, 1997. The KCPL Custom Index averaged 97% of its price at January 1, 1997, with a high of 112% and a low of 87%, and ended the period at 110% on March 13, 1998.

  Public Market Valuation. Salomon Smith Barney reviewed certain historical and projected financial and operating data relating to KCPL on a stand-alone basis and reviewed the financial and operating performance of the KCPL Utility Segment as well as KCPL on a consolidated basis relative to the Selected Utility Companies. The data reviewed by Salomon Smith Barney for the Selected Utility Companies included (i) multiples of stock trading prices as of March 13, 1998 to estimated 1998 and 1999 earnings per share ("EPS") (with the mean multiples for the Selected Utility Companies being 14.0x for 1998 and 13.3x for 1999 and the corresponding multiples for KCPL representing a 2.7% and 1.5% premium for 1998 and 1999, respectively, to such multiples),

(ii) indicated dividend payout (with the mean payout for the Selected Utility Companies being 82% and the corresponding payout for KCPL representing a 5.9% discount to such payout), (iii) EPS five year growth rate (with the mean rate for the Selected Utility Companies being 3% and the corresponding rate for KCPL representing a 33.3% discount to such rate), (iv) firm value as a multiple of last twelve months earnings before interest and taxes ("LTM EBIT") (with the mean LTM EBIT multiple for the Selected Utility Companies being 10.9x and the corresponding multiple for KCPL representing a 19.4% premium to such multiple) and (v) firm value as a multiple of last twelve months earnings before interest, taxes, depreciation and amortization ("LTM EBITDA") (with the mean LTM EBITDA multiple for the Selected Utility Companies being 6.8x and the corresponding multiple for KCPL representing a 30.3% premium to such multiple). Salomon Smith Barney also valued the KCPL Unregulated Businesses using the various analyses described herein. Based on these analyses, Salomon Smith Barney derived a per share public market valuation range for KCPL of $26.00 to $29.00.

  Salomon Smith Barney also analyzed the separate effects on the public market valuation range of a control premium and potential synergies from the Transactions identified by the managements of Western Resources and KCPL. After taking into account an analysis of the offer price to market price multiples of the Selected Acquisition Transactions (as defined below), Salomon Smith Barney derived a per share public market valuation range for KCPL of $34.50 to $38.50. After analyzing the present value of the potential synergies identified by the managements of Western Resources and KCPL over a range of discount rates (8.75% to 9.75%) and a range of terminal EBITDA multiples (6.25x to 7.25x), Salomon Smith Barney derived a public market valuation range for KCPL including the impact of synergies of $32.50 to $37.00.

  Private Market Valuation. Salomon Smith Barney reviewed and analyzed selected acquisition transactions that it deemed relevant involving other companies in the utility industry. Specifically, Salomon Smith Barney reviewed the following publicly announced acquiror/target transactions: American Electric Power Company, Inc./Central & South West Corporation (pending); MidAmerican Energy Holdings Company/IES Industries, Inc. (terminated); PECO Energy Company/PP&L Resources, Inc. (terminated); Union Electric Company/CIPSCO, Inc. (closed 1997); Cincinnati Gas & Electric Company/PSI Resources, Inc. (closed 1994); and KPL/KGE (closed 1992) (collectively, the "Selected Acquisition Transactions"). Salomon Smith Barney indicated to the Western Resources Board that the merger and acquisition transaction environment varies over time because of macroeconomic factors such as interest rates and equity market fluctuations and microeconomic factors such as industry results and growth expectations. Salomon Smith Barney noted that no transaction reviewed was identical to the Transactions. Salomon Smith Barney advised the Western Resources Board that, in analyzing the results of the precedent acquisition transactions, the Western Resources Board should consider the dramatic changes in recent years in the utility industry. Based on its review of the Selected Acquisition Transactions, Salomon Smith Barney derived a reference private market value range for KCPL based on multiples of the offer price to book value and offer price to LTM EPS (resulting mean multiples of 1.83x and 15.55x for the selected acquisition transactions). This analysis produced a private market value range for KCPL of $31.00 to $34.50.

  Discounted Cash Flow Valuation. Salomon Smith Barney also considered discounted cash flow valuations of the KCPL Utility Segment. Using a discounted cash flow methodology, Salomon Smith Barney valued the KCPL Utility Segment by estimating the present value of future free cash flows attributable to the KCPL Utility Segment that would be available to KCPL's debt and equity holders if the KCPL Utility Segment were to perform on a stand-alone basis in accordance with management forecasts, excluding the impact of potential synergies of the Transactions. Free cash flow represents the amount of cash generated and available for principal, interest and dividend payments after providing for ongoing business operations. For the KCPL Utility Segment, Salomon Smith Barney aggregated (a) the present value of the free cash flows over the applicable forecast period and (b) the present value of the range of terminal values described below. The terminal values for the KCPL Utility Segment were calculated as the product of EBITDA in the last year of the forecast period and a range of multiples (6.25x to 7.25x) chosen by Salomon Smith Barney for purposes of analysis. The range of terminal values is a method for analyzing the discounted cash flow values beyond the applicable forecast period. As part of the discounted cash flow valuation, Salomon Smith Barney used a range of discount rates (8.75% to 9.75%). For KCPL, Salomon Smith Barney also performed the discounted cash flow analysis using projections provided by the managements of KCPL and Western Resources that took into account the potential synergies from the Transactions identified by the managements of KCPL and Western Resources. Based on this analysis, and after valuing the KCPL Unregulated Businesses using the various analyses described herein, Salomon Smith Barney derived equity values per share, including the impact of synergies, ranging from $28.00 to $37.50 for the consolidated KCPL.

 WESTERN RESOURCES VALUATION

  Salomon Smith Barney obtained a valuation for Western Resources by analyzing the values of Western Resources' core regulated utility business (the "Western Resources Utility Segment") and other business holdings, consisting of ONEOK, Protection One, On-Site Energy, Hanover Compressor and certain investments (the "Western Resources Unregulated Businesses"). Salomon Smith Barney analyzed the Western Resources Utility Segment by performing a public market valuation and a discounted cash flow valuation. Salomon Smith Barney analyzed the Western Resources Unregulated Businesses by performing public market valuations. For the consolidated Western Resources, Salomon Smith Barney also analyzed stock price performance, a public market valuation and discounted cash flow. In performing certain of its analyses, Salomon Smith Barney considered forecasts for Western Resources prepared and provided by the management of Western Resources, which forecasts incorporated a variety of assumptions and estimates made by Western Resources reflecting its best judgments regarding its business and were not prepared with a view to public disclosure. In general, such forecasts included estimates for the performance of the Western Resources Utility Segment and for ONEOK, Protection One and Hanover Compressor. In total, revenues for Western Resources were projected to grow at a compound annual growth rate (1998 to 2001) of approximately 2.9% and operating income including other income and deductions (net of taxes) was projected to grow at a compound annual growth rate (1998 to 2001) of approximately 4.1%.

  Stock Price Performance. Salomon Smith Barney reviewed the share price performance of Western Resources Common Stock for the period from January 1, 1997 through March 13, 1998, as compared to the performance of the S&P Utilities Index and an index comprised (the "Western Resources Custom Index"), of Northern States Power Company, Florida Progress Corporation, TECO Energy, Inc. and Wisconsin Energy Corporation (collectively, the "Western Resources Selected Utility Companies"). Salomon Smith Barney noted that Western Resources generally outperformed both the Western Resources Custom Index and the S&P Utilities Index over the period, averaging 111% of its January 1, 1997 price, with a high of 138% and a low of 95%. Western Resources ended the period at 136% of the January 1, 1997 price. In contrast, the Western Resources Custom Index averaged 106% of its price at the beginning of the period, with a high of 122% and a low of 95%, and ended the period at 121% of the January 1, 1997 price. The S&P Utilities Index averaged 104% of its January 1, 1997 price, had a low of 91%, and ended the period at its high of 120% on March 13, 1997.

  Public Market Valuation. Salomon Smith Barney reviewed certain historical and projected financial and operating data relating to Western Resources on a stand-alone basis. Salomon Smith Barney also reviewed the financial and operating performance of the Western Resources Utility Segment relative to the Selected Utility Companies. Salomon Smith Barney reviewed the financial and operating performance of Western Resources from a consolidated perspective relative to the Western Resources Selected Utility Companies.

  In valuing the Western Resources Utility Segment, the data reviewed by Salomon Smith Barney for the Selected Utility Companies included (i) multiples of stock trading prices as of March 13, 1998 to estimated 1998 and 1999 EPS (with the mean multiples for the Selected Utility Companies being 14.0x for 1998 and 13.3x for 1999), (ii) indicated dividend payout (with the mean payout for the Selected Utility Companies being 82%), (iii) EPS five-year growth rate (with the mean rate for the Selected Utility Companies being 3% and the corresponding rate for Western Resources equaling such rate), (iv) firm value as a multiple of LTM EBIT (with the mean LTM EBIT multiple for the Selected Utility Companies being 10.9x) and (v) firm value as a multiple of LTM EBITDA (with the mean LTM EBITDA multiple for the Selected Utility Companies being 6.8x). Salomon Smith Barney also valued the Western Resources Unregulated Businesses using similar public market valuation analyses.

  In analyzing the public market valuation of Western Resources from a consolidated perspective, the data reviewed by Salomon Smith Barney for the Western Resources Selected Utility Companies included (i) multiples of stock trading prices as of March 13, 1998 to estimated 1998 and 1999 EPS (with the mean multiples for the Western Resources Selected Utility Companies being 14.5x for 1998 and 13.8x for 1999 and the corresponding multiples for Western Resources representing a 9.7% and a 7.6% premium, respectively, to such multiples), (ii) indicated dividend payout (with the mean payout for the Western Resources Selected Utility Companies being 73% and the corresponding payout for Western Resources representing an 8.1% premium to such payout) and
(iii) EPS five-year growth rate (with the mean rate for the Western Resources Selected Utility Companies being 4% and the corresponding rate for Western Resources representing a 14.3% discount to such rate). Based on this analysis and the utility segment analysis described above, Salomon Smith Barney derived a per share public market valuation range for Western Resources of $40.50 to $45.00.

  Discounted Cash Flow Valuation. Salomon Smith Barney also considered a discounted cash flow valuation of the Western Resources Utility Segment. In a manner similar to the discounted cash flow analysis used in valuing the KCPL Utility Segment, Salomon Smith Barney valued the Western Resources Utility Segment by estimating the present value of future free cash flows available to their respective debt and equity holders if the Western Resources Utility Segment were to perform on a stand-alone basis in accordance with management forecasts. For the Western Resources Utility Segment, Salomon Smith Barney aggregated (a) the present value of the free cash flows over the applicable forecast period and (b) the present value of the range of terminal values described below. The terminal values for the Western Resources Utility Segment were calculated as the product of EBITDA in the last year of the forecast period and a range of multiples (6.25x to 7.25x). As part of the discounted cash flow valuation, Salomon Smith Barney used a range of discount rates (8.75% to 9.75%). For the Western Resources Utility Segment, Salomon Smith Barney performed the discounted cash flow analysis using projections provided by the management of Western Resources. For the consolidated Western Resources, the analysis produced equity values per share ranging from $39.00 to $46.00.

 WESTAR ENERGY VALUATION

  Public Market Valuation. Salomon Smith Barney reviewed certain projected financial and operating data relating to Westar Energy on a stand-alone basis. Salomon Smith Barney also reviewed the projected financial and operating performance of Westar Energy relative to the Selected Utility Companies. The data reviewed by Salomon Smith Barney for the Selected Utility Companies included (i) multiples of stock trading prices as of March 13, 1998 to estimated 1999 EPS (with the mean multiple for the Selected Utility Companies being 13.3x) and (ii) indicated dividend payout (with the mean payout for the Selected Utility Companies being 82%). Based on this analysis, Salomon Smith Barney derived a per share public market valuation range for Westar Energy of $10.00 to $12.00.

  Discounted Cash Flow Valuation. Salomon Smith Barney also considered a discounted cash flow valuation of Westar Energy similar to the analysis used in valuing the KCPL Utility Segment. For Westar Energy, Salomon Smith Barney aggregated (a) the present value of the free cash flows over the applicable forecast period and (b) the present value of the range of terminal values described below. The terminal values for Westar Energy were calculated as the product of EBITDA in the last year of the forecast period and a range of multiples (6.25x to 7.25x). As part of the discounted cash flow valuation, Salomon Smith Barney used a range of discount rates (8.75% to 9.75%). Salomon Smith Barney also performed the discounted cash flow analysis using projections provided by the managements of KCPL and Western Resources that took into account the potential synergies from the Transactions identified by the managements of KCPL and Western Resources. Based on this analysis, including the impact of synergies, Salomon Smith Barney derived equity values per share ranging from $8.50 to $11.50.

 COMBINATION ANALYSES

  Certain Effects of the Merger. Based on potential prices per share of Western Resources Common Stock ranging from $31 to $51, Salomon Smith Barney noted that (a) the Conversion Ratio would range from 0.694x to 0.490x, (b) the value of the shares of Western Resources Common Stock to be distributed to the KCPL shareholders in connection with the Transactions would range from $21.50 to $25.00 and (c) the potential effects of the Transactions, based upon the various Conversion Ratios and projections, on Western Resources' EPS over the next three years would range from dilution of 12.2% to 2.1% in 1999, dilution of 11.0% to 0.4% in 2000 and dilution of 10.2% to accretion of 0.7% in 2001. Salomon Smith Barney noted that, at a price per share of Western Resources Common Stock of $42.31 (which was the price per share of Western Resources Common Stock on March 13, 1998), (a) the Conversion Ratio would be 0.555x, (b) the value of the shares of Western Resources Common Stock to be distributed to the KCPL shareholders in connection with the Transactions would be $23.50 and (c) the potential effects of the Transactions, based upon the Conversion Ratio and projections, on Western Resources' EPS over the next three years would result in dilution of 5.4%, 3.9% and 3.0%, respectively.

  In arriving at its opinion, Salomon Smith Barney performed a variety of financial analyses, the material ones of which are summarized above. The summary set forth above does not purport to be a complete description of the analyses performed by Salomon Smith Barney. In addition, Salomon Smith Barney believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all such analyses and factors, could create a misleading view of the process underlying the Salomon Smith Barney Opinion. The matters considered by Salomon Smith Barney in arriving at its opinion are based upon numerous macroeconomic, operating and financial assumptions with respect to industry performance, general business, regulatory and economic conditions and other matters, many of which are beyond the control of Western Resources and KCPL. Any estimates or financial projections incorporated or used in the analyses performed by Salomon Smith Barney are not necessarily indicative of actual past or future results or values, which may be significantly more or less favorable than such projections or estimates. Estimated values do not purport to be appraisals and do not necessarily reflect the prices at which businesses or companies may trade or be sold in the future.

  Western Resources selected Salomon Smith Barney as its financial advisor with respect to the Transactions because Salomon Smith Barney is an internationally recognized investment banking firm with substantial experience in transactions similar to the Transactions. Salomon Smith Barney is an investment banking firm engaged, among other things, in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the ordinary course of Salomon Smith Barney's trading and brokerage activities, Salomon Smith Barney (or its affiliates) may at any time hold long or short positions and may trade or otherwise effect transactions for its own account or for the account of customers in debt or equity securities of Western Resources or KCPL.

  Salomon Smith Barney has acted as financial advisor to Western Resources in connection with the Transactions and will receive a fee for its services. Pursuant to an engagement letter dated September 5, 1995 (the "1995 Engagement Letter"), Western Resources has paid Salomon Smith Barney total fees of $2,000,000 in connection with the Transactions. An additional fee of $4,000,000 will be payable to Salomon Smith Barney upon the closing of the Transactions. With respect to the Transactions, Western Resources has agreed to (i) reimburse Salomon Smith Barney for certain out-of-pocket expenses incurred by Salomon Smith Barney in connection with its services and (ii) indemnify Salomon Smith Barney and certain related persons against certain liabilities, including liabilities under the federal securities law. Salomon Smith Barney in the past has provided certain investment banking, financial advisory and financial services to Western Resources and has received customary fees and reimbursement of expenses for such services.

OPINION OF KCPL'S FINANCIAL ADVISOR

  On March 18, 1998, Merrill Lynch delivered its oral opinion, which opinion was subsequently confirmed in written opinions dated as of such date and as of the date of this Joint Proxy Statement/Prospectus, to the KCPL Board to the effect that, as of such dates, and based upon the assumptions made, matters considered and limits of review as set forth in such opinions, the proposed Aggregate Consideration to be received by the holders of KCPL Common Stock (other than Western Resources and its affiliates) was fair to such holders from a financial point of view. References herein to the "Merrill Lynch Opinion" refer to the opinion of Merrill Lynch dated as of the date of this Joint Proxy Statement/Prospectus.

  A COPY OF THE MERRILL LYNCH OPINION, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND CERTAIN LIMITATIONS ON THE SCOPE OF REVIEW UNDERTAKEN BY MERRILL LYNCH, IS ATTACHED AS ANNEX C TO THIS JOINT PROXY STATEMENT/PROSPECTUS. KCPL SHAREHOLDERS ARE URGED TO READ SUCH OPINION IN ITS ENTIRETY. THE MERRILL LYNCH OPINIONS WERE INTENDED FOR THE USE AND BENEFIT OF THE KCPL BOARD, WERE DIRECTED ONLY TO THE FAIRNESS OF THE AGGREGATE CONSIDERATION TO BE RECEIVED BY THE HOLDERS OF KCPL COMMON STOCK (OTHER THAN WESTERN RESOURCES AND ITS AFFILIATES) FROM A FINANCIAL POINT OF VIEW, AND DO NOT CONSTITUTE A RECOMMENDATION TO ANY KCPL SHAREHOLDER AS TO HOW SUCH SHAREHOLDER SHOULD VOTE WITH RESPECT TO THE MERGER AGREEMENT AND THE KCPL MERGER. THE SUMMARY OF THE MERRILL LYNCH OPINION SET FORTH IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE MERRILL LYNCH OPINION ATTACHED AS ANNEX C HERETO.

  In arriving at the Merrill Lynch Opinion, Merrill Lynch, among other things,
(i) reviewed certain publicly available business and financial information relating to KCPL and Western Resources that Merrill Lynch deemed to be relevant; (ii) reviewed certain publicly available business and financial information relating to ONEOK, Protection One and Hanover Compressor Co. ("Hanover"); (iii) reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of KCPL, Western Resources and Westar Energy (including, in the case of Western Resources, certain unaudited pro forma financial information provided by Western Resources relating to the acquisition of its interests in ONEOK and Protection One, certain information and financial forecasts prepared by management of Western Resources relating to ONEOK, and certain financial information relating to KGE and KPL, as well as the cost savings and synergies expected to result from the KCPL Merger and KGE Merger furnished to Merrill Lynch by KCPL and Western Resources (collectively, the "Expected Savings and Synergies"); (iv) reviewed a reserve report as of October 31, 1997 (the "Reserve Report"), prepared by KCPL and KCPL's independent reserve engineer (the "Reserve Engineer"); (v) conducted discussions with members of senior management and representatives of KCPL, Western Resources and Protection One concerning the matters described in clauses (i) through (iv) above, as well as their respective businesses and prospects before and after giving effect to the Mergers and the Expected Savings and Synergies; (vi) reviewed the historical market prices, trading activity and valuation multiples for KCPL Common Stock and Western Resources Common Stock and compared them with that of certain publicly traded companies that Merrill Lynch deemed to be relevant;
(vii) reviewed the results of operations of KCPL and Western Resources and compared them with those of certain publicly traded companies that Merrill Lynch deemed to be relevant; (viii) compared the proposed financial terms of the Transactions with the financial terms of certain other transactions that Merrill Lynch deemed to be relevant; (ix) participated in certain discussions and negotiations among representatives of KCPL and Western Resources and their financial and legal advisors; (x) reviewed the potential pro forma impact of the Mergers on Western Resources and Westar Energy; (xi) reviewed the Merger Agreement; and (xii) reviewed such other financial studies and analyses and took into account such other matters as Merrill Lynch deemed necessary, including Merrill Lynch's assessment of general economic, regulatory, market and monetary conditions.

  In preparing the Merrill Lynch Opinion, Merrill Lynch assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to Merrill Lynch or publicly available, and Merrill Lynch did not assume any responsibility for independently verifying such information or undertake an independent evaluation or appraisal of any of the assets or liabilities of the KCPL or Western Resources, and was not furnished with any such evaluation or appraisal other than the Reserve Report. In addition, Merrill Lynch did not assume any obligation to conduct, nor did it conduct any physical inspection of the properties or facilities of KCPL or Western Resources. With respect to the financial forecast information and the Expected Savings and Synergies furnished to or discussed with Merrill Lynch by KCPL or Western Resources, Merrill Lynch assumed that such information had been reasonably prepared in accordance with accepted industry practices and reflected the best currently available estimates and judgment of KCPL's or Western Resources' management as to the expected future financial performance of Western Resources or Westar Energy, as the case may be, and the Expected Savings and Synergies, and as to the expected future projected outcomes of various legal, regulatory and other contingencies. Additionally, Merrill Lynch assumed that the Reserve Report was reasonably prepared and reflected the best currently available estimates and judgments of KCPL and the Reserve Engineer as to KCPL's reserves, the future natural gas production volume and associated costs. Merrill Lynch further assumed that, for federal income tax purposes, the KCPL Merger would qualify as a tax-free reorganization under the provisions of
Section 368(a)(1)(F) of the Code and that the KGE Merger would qualify as a tax-free reorganization under the provisions of Sections 368(a)(1)(A) and
(a)(2)(E) of the Code.

  The Merrill Lynch Opinion was necessarily based upon market, regulatory, economic and other conditions as they existed and could be evaluated, and the information made available to Merrill Lynch, as of the date of the Merrill Lynch Opinion.

  In addition, Merrill Lynch also assumed that in the course of obtaining the necessary regulatory or other consents and approvals (contractual or otherwise) for the Transactions, no restrictions, including any divestiture requirements or other amendments or modifications, would be imposed that would have a material adverse effect on the contemplated benefits of the Transactions or the Expected Savings and Synergies.

  The Merrill Lynch Opinion does not address the underlying decision by KCPL to engage in the Transactions. In connection with the preparation of the Merrill Lynch Opinion, Merrill Lynch was not authorized by KCPL or the KCPL Board to solicit, nor did Merrill Lynch solicit, third-party indications of interest for the acquisition of all or any part of KCPL. Further, in rendering the Merrill Lynch Opinion, Merrill Lynch did not address the relative merits of the Transactions and the transactions contemplated by the Original Merger Agreement. In addition, Merrill Lynch expressed no opinion as to what the value of the Western Resources Common Stock would be following the announcement of or when issued upon the consummation of the Transactions or what the value of the Westar Energy Common Stock would be following the consummation of the Transactions.

  The following is a summary of certain financial and comparative analyses performed by Merrill Lynch in arriving at the Merrill Lynch opinion delivered to the KCPL Board on March 18, 1998.

 KCPL Valuation

  Merrill Lynch obtained estimated aggregate equity and estimated per share equity valuation ranges for KCPL by separately analyzing and calculating the values of KCPL's regulated utility business (the "KCPL Regulated Business") and unregulated businesses (the "KCPL Unregulated Businesses") operated by KLT.

  Merrill Lynch analyzed the KCPL Regulated Business by performing an analysis of publicly traded comparable companies and a discounted cash flow ("DCF") analysis. Merrill Lynch analyzed the KCPL Unregulated Businesses by performing comparable company trading analyses, DCF analyses, comparable acquisition analyses and by valuing certain KLT businesses at various multiples of book value. Merrill Lynch obtained an estimated aggregate equity valuation range of KCPL by subtracting from the estimated aggregate enterprise valuation range for KCPL net debt (including liquidation preference of preferred stock for KCPL at December 31, 1997).

  Based on these analyses, Merrill Lynch calculated estimated aggregate equity and estimated per share equity valuations for KCPL ranging from approximately $1.7 billion to $2.0 billion and $27.13 to $32.94, respectively.

 KCPL Stock Price Study

  Merrill Lynch reviewed the per share closing market prices of KCPL Common Stock for the period beginning January 2, 1996 and ending on March 13, 1998, and compared such movements to the movements during the same period of the Standard & Poor's Electric Utility Index (the "S&P Electric Utility Index") and the Standard & Poor's 500 Index (the "S&P 500 Index").

 KCPL Regulated Business

  Using the methodologies described below, Merrill Lynch arrived at an estimated enterprise valuation for the KCPL Regulated Business ranging from approximately $2.4 billion to $2.6 billion.

  Publicly Traded Comparable Company Analysis. Using publicly available information, Merrill Lynch compared certain financial and operating information and ratios (described below) for the KCPL Regulated Business with the corresponding financial and operating information and ratios for a group of publicly traded companies that Merrill Lynch deemed to be reasonably similar to the KCPL Regulated Business. The companies included in such analysis were: Ameren Corporation, Illinova Corporation, MidAmerican Energy Company, New Century Energy, Inc., NIPSCO Energy Services, Northern States Power Co., OGE Energy Corp., Utilicorp United Inc. and Wisconsin Energy Corporation (collectively, the "Regulated Business Comparables").

  Merrill Lynch derived implied enterprise valuation ranges from the KCPL Regulated Business by selecting, from the Regulated Business Comparables, certain multiples of 1997 EPS, 1998 EPS and 1999 EPS (which EPS estimates were obtained from the First Call Corporation ("First Call")), multiples derived by comparing market capitalization to EBITDA ("Market Cap/EBITDA"), multiples derived by comparing market value to book value ("Market Value/BV"), and dividend yields. The relevant multiple ranges for 1997 EPS, 1998 EPS and 1999 EPS, Market Cap/EBITDA and Market Value/BV and dividend yields were 14.0x to 18.1x, 13.9x to 16.5x, 13.1x to 15.3x, 6.5x to 9.3x, 1.5x to 2.7x, and 3.5% to
6.6%, respectively, compared to the corresponding multiples and dividend yield for the KCPL Common Stock of 14.4x, 14.4x, 13.6x, 7.6x, 2.0x and 5.3%, respectively. As used herein, "market capitalization" means market value plus liquidation value of preferred equity plus debt minus cash.

  Discounted Cash Flow Analysis. Merrill Lynch performed a DCF analysis for the KCPL Regulated Business using KCPL management's projections and calculated an estimated enterprise valuation range. The DCF was calculated assuming discount rates ranging from 7.5% to 8.5% and was comprised of the sum of the present values of (i) the projected unlevered free cash flows for the years 1998 through 2002, and (ii) the 2002 terminal value based upon three techniques: (a) a range of multiples from 6.0x to 6.5x of 2002 estimated EBITDA, (b) a range of multiples from 8.5x to 9.5x of 2002 estimated EBIT and
(c) a range of multiples from 14.0x to 16.0x of 2002 estimated tax-effected
EBIT.

 KCPL Unregulated Businesses

  Merrill Lynch derived an estimated enterprise valuation for the KCPL Unregulated Businesses using various valuation methodologies similar to those described above, including a comparable company trading analysis, a DCF analysis, a comparable acquisition analysis, and a multiple of book value approach.

 KCPL Comparable Transaction Analysis

  Merrill Lynch reviewed certain publicly available information regarding 15 selected business combinations in the utility industry announced since May 1995. Merrill Lynch compared the "offer value" (i.e., the offer price per share multiplied by the sum of the number of shares outstanding and the number of exercisable options outstanding (net of option proceeds)) of each such transaction as a percentage premium to the stock price of the acquired company prior to the date of announcement, and as a multiple of book value of the acquired company, the next fiscal years' estimated EPS of the acquired company at the date of announcement ("Forward EPS") and the "transaction value" (i.e., the offer value plus liquidation value of preferred equity plus debt minus cash) as a multiple of LTM EBITDA of the acquired company. The relevant percentage premiums of offer value to stock price for such transactions ranged from 2% to 46%, the relevant multiples of offer value to book value and Forward EPS ranged from 0.84x to 3.14x and 11.0x to 20.6x, respectively, and the relevant multiples of transaction value to LTM EBITDA ranged from 5.2x to 12.9x.

 Western Resources Valuation

  Based upon the valuation techniques described below, Merrill Lynch derived estimated aggregate equity and estimated per share equity valuation ranges for Western Resources. Merrill Lynch obtained the estimated aggregate equity valuation range for Western Resources by subtracting from the estimated enterprise valuation range of Western Resources net debt (including liquidation preference of preferred stock for Western Resources at December 31, 1997).

  Merrill Lynch obtained the estimated enterprise valuation range for Western Resources by separately analyzing and calculating the values of the regulated electric business (the "Western Resources Regulated Business"), and Western Resources' diversified investments, including its investments in ONEOK, Protection One, Hanover and other miscellaneous businesses (the "Western Resources Unregulated Businesses").


  Based on these analyses, Merrill Lynch calculated estimated aggregate equity and estimated per share equity valuations for Western Resources ranging from approximately $2.4 billion to $3.1 billion and $36.72 to $46.82, respectively.

 Western Resources Stock Price Study

  Merrill Lynch reviewed the per share closing market prices of Western Resources Common Stock for the period beginning January 2, 1996 and ending on March 13, 1998, and compared such movements to the movements during the same period of the S&P Electric Utility Index and the S&P 500 Index.

 Western Resources Regulated Business

  Using the methodologies described below, Merrill Lynch arrived at an estimated enterprise valuation for the Western Resources Regulated Business ranging from approximately $3.0 billion to $3.3 billion.

  Publicly Traded Comparable Company Analysis. Using publicly available information, Merrill Lynch compared certain financial and operating information and ratios (described below) for the Western Resources Regulated Businesses with the corresponding financial and operating information and ratios for the Regulated Business Comparables.

  Merrill Lynch derived implied enterprise valuation ranges from the Western Resources Regulated Business by selecting, from the Regulated Business Comparables, certain multiples of 1997 EPS, 1998 EPS and 1999 EPS (which EPS estimates were obtained from First Call), Market Cap/EBITDA, Market Value/BV, and dividend yields. The relevant multiple ranges for 1997 EPS, 1998 EPS and 1999 EPS, Market Cap/EBITDA and Market Value/BV and dividend yields were 14.0x to 18.1x, 13.9x to 16.5x, 13.1x to 15.3x, 6.5x to 9.3x, 1.5x to 2.7x, and 3.5%
to 6.6%, respectively, compared to the corresponding multiples for the Western Resources Common Stock (excluding for purposes of the Market Value/BV ratio the after-tax gain resulting from the sale of the Tyco Stock) of 20.5x, 15.9x, 14.8x, 7.9x, 1.9x and 5.1%, respectively.

  Discounted Cash Flow Analysis. Merrill Lynch performed a DCF analysis for the Western Resources Regulated Business using Western Resources' management projections and calculated an estimated enterprise valuation range. The DCF was calculated assuming discount rates ranging from 7.5% to 8.5% and was comprised of the sum of the present values of (i) the projected unlevered free cash flows for the years 1998 through 2002, and (ii) the 2002 terminal value based upon three techniques: (a) a range of multiples from 5.75x to 6.25x of 2002 estimated EBITDA, (b) a range of multiples from 8.0x to 9.0x of 2002 estimated EBIT and (c) a range of multiples from 13.0x to 15.0x of 2002 estimated tax-effected EBIT.

 Western Resources Unregulated Businesses

  Based upon the valuation techniques described below, Merrill Lynch derived an estimated valuation range for Western Resources' approximately 45% diluted equity ownership position in ONEOK (assuming conversion of the Series A Convertible Preferred Stock), its approximately 82% equity ownership position in Protection One, and its approximately 11% equity ownership position in Hanover.

  ONEOK Stock Price Performance and Public Market Perspective. Merrill Lynch reviewed the per share closing market prices of the common stock of ONEOK for the period beginning January 2, 1996 and ending on March 13, 1998, and compared the movements of such common stock to the movements during the same period of the S&P 500 Index. Merrill Lynch also reviewed selected public market information and research perspectives on ONEOK.

  ONEOK Publicly Traded Comparable Company Analysis. Using publicly available information, Merrill Lynch compared certain financial and operating information and ratios (described below) for ONEOK, with the corresponding financial and operating information and ratios for a group of publicly traded companies that Merrill Lynch deemed to be reasonably similar to ONEOK. The companies included in the ONEOK comparable company analysis were: AGL Resources Inc., Atmos Energy Corporation, Indiana Energy Inc., Laclede Gas Co., MCN Corporation, National Fuel Gas Company, New Jersey Resources Corp., Nicor Inc., Northwest Natural Gas Corporation and Piedmont Natural Gas Corporation (collectively, the "ONEOK Comparables").

  Merrill Lynch derived implied enterprise and aggregate common equity valuation ranges from the ONEOK Comparables by selecting, from the ONEOK Comparables, certain multiples of 1997 EPS, 1998 EPS and 1999 EPS (which EPS estimates were obtained from First Call), Market Value/BV and dividend yields. The relevant multiple ranges for 1997 EPS, 1998 EPS and 1999 EPS, Market Value/BV and dividend yields were 14.0x to 19.6x, 14.5x to 17.5x, 13.6x to 15.3x, 1.6x to 2.7x and 2.8% to 5.5%, respectively, compared to the corresponding multiples and dividend yield for the ONEOK common stock of 18.2x, 17.3x, 15.8x, 1.8x and 3.17%, respectively.

  Protection One Stock Price Performance and Public Market
Perspective. Merrill Lynch reviewed the per share closing market prices of the common stock of Protection One for the period beginning January 2, 1996 and ending on March 13, 1998, and compared the movements of such common stock to the movements during the same period of the S&P 500 Index. Merrill Lynch also reviewed selected public market information and research perspectives on Protection One.

  Protection One Discounted Cash Flow Analysis. Merrill Lynch performed a DCF analysis for Protection One using certain limited financial forecasts furnished by Protection One's management ("Base Case DCF"), as well as an alternate set of projections reflecting more conservative projected 5-year growth rates in revenues, EBITDA, unlevered net income and capital expenditures ("Alternate Case DCF"), and calculated estimated valuation ranges for Protection One.

  Each of the Base Case DCF and the Alternate Case DCF was calculated assuming discount rates ranging from 11.0% to 14.0% and was comprised of the sum of the present values of (i) the projected unlevered free cash flows for the years 1998 through 2002, and (ii) the 2002 terminal value based upon a range of multiples from 7.5x to 8.5x of 2002 estimated EBITDA.

  Hanover Stock Price Performance and Public Market Perspective. Merrill Lynch reviewed the per share closing market prices of the common stock of Hanover for the period beginning July 1, 1997 and ending on March 13, 1998, and compared such movements to the movements during the same period of the S&P 500 Index. Merrill Lynch also reviewed selected public market information and research perspectives on Hanover.

 Westar Energy Valuation Analysis

  Merrill Lynch obtained estimated aggregate equity and estimated per share equity valuation ranges for Westar Energy. Merrill Lynch obtained the estimated aggregate equity valuation for Westar Energy by adding the ranges of estimated equity valuations for the KCPL Regulated Business and the Western Resources Regulated Business derived using the valuation techniques described above, including a range of estimated present values of the Expected Savings and Synergies estimated by Western Resources. The present value of the Expected Savings and Synergies was estimated net of taxes and costs expected to be incurred to realize such synergies and using a discount rate of 9.0%, and, as a sensitivity analysis, assuming that Westar Energy realizes a range of the Expected Savings and Synergies estimated by Western Resources. Merrill Lynch obtained the estimated aggregate equity valuation range for Westar Energy by subtracting from the estimated enterprise valuation range of Westar Energy pro forma net debt of $2.7 billion. Based on such analyses, Merrill Lynch calculated estimated aggregate equity and estimated per share equity valuations for Westar Energy ranging from approximately $3.0 billion to $3.7 billion and $9.55 to $11.96, respectively.

 Pro Forma Combination Analyses

  Accretion/Dilution Analysis. Merrill Lynch compared certain pro forma effects resulting from the Mergers, including the EPS of KCPL Common Stock, using Western Resources management projections ("Western Resources Management Case") and KCPL management projections ("KCPL Management Case"), as well as an alternative set of projections reflecting more conservative projected growth rates in EPS for each of Western Resources and KCPL for the projected period (the "Western Resources Alternate Case" and the "KCPL Alternate Case," respectively). In performing its pro forma analysis, Merrill Lynch assumed the level of Expected Savings and Synergies estimated by Western Resources (the "Synergies Base Case"). As a sensitivity analysis, Merrill Lynch also performed its pro forma analysis assuming that Westar Energy realizes fifty percent of the Expected Savings and Synergies estimated by Western Resources (the "Synergies Sensitivity Case"). Such analyses were performed based upon the Conversion Ratio and assuming a Western Resources Index Price of $42.31.

  Such analyses indicated that, as to the projected EPS of the Western Resources Common Stock, the Mergers would be dilutive and then accretive for the projected period for the KCPL Management Case (for each of the Western Resources Management Case and the Western Resources Alternate Case using both the Synergies Base Case and the Synergies Sensitivity Case), and dilutive throughout the projected period for all other cases.

  Western Resources Pro Forma Analysis. Merrill Lynch obtained estimated aggregate enterprise, estimated aggregate equity, and estimated per share equity valuation ranges for Western Resources by performing a pro forma analysis of the Transactions. Merrill Lynch obtained the estimated aggregate enterprise valuation for Western Resources by subtracting from the range of estimated aggregate enterprise valuations the range of the stand-alone valuations of the Western Resources Regulated Business to be contributed to Westar Energy, and adding (i) the aggregate enterprise valuation for KLT, which will be distributed to Western Resources, and (ii) the aggregate valuation of Western Resources' pro forma 80.1% equity interest in Westar Energy.

  Based on such analyses, Merrill Lynch calculated an estimated pro forma aggregate equity valuation for Western Resources ranging from approximately $3.7 billion to $4.8 billion, and, based upon a range of the number of shares of Western Resources Common Stock estimated to be outstanding based on the Conversion Ratio and a Western Resources Index Price ranging from $38.28 to $47.00, an estimated pro forma per share equity valuation ranging from $36.01 to $50.28.

  Pro Forma Stock Ownership Analysis. Merrill Lynch reviewed the Conversion Ratio and the number of shares of Western Resources Common Stock to be issued to holders of KCPL Common Stock based upon a Western Resources Index Price ranging from $26.00 to $68.00. Such analysis indicated that current shareholders of KCPL would own a maximum of approximately 41% of the Western Resources Common Stock at a Western Resources Index Price of $26.00 and would own a minimum of 30% of the Western Resources Common Stock at a Western Resources Index Price of $68.00.

 Implied Transaction Value Analysis

  Merrill Lynch reviewed the ranges of aggregate values implied by the Transactions per share of the KCPL Common Stock. This analysis was based upon ranges of estimated equity valuations for Westar Energy derived using the valuation techniques described above, and ranges of implied values of the Western Resources Common Stock assuming different Western Resources Index Prices under the "collar" mechanism. Merrill Lynch also reviewed such aggregate values on a present value basis assuming that the Transactions close in one year or in two years.

  The summary set forth above does not purport to be a complete description of the analyses performed by Merrill Lynch in arriving at the Merrill Lynch opinions. The preparation of a fairness opinion is a complex analytic process not necessarily susceptible to partial or summary description. Merrill Lynch believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all such factors and analyses, could create a misleading view of the process underlying its analyses set forth in the Merrill Lynch opinions. Merrill Lynch did not assign relative weights to any of its analyses in preparing its opinions. The matters considered by Merrill Lynch in its analyses were based on numerous macroeconomic, operating and financial assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond KCPL's control and involve the application of complex methodologies and educated judgment. Any estimates incorporated in the analyses performed by Merrill Lynch are not necessarily indicative of actual past or future results or values, which may be significantly more or less favorable than such estimates. Estimated values do not purport to be appraisals and do not necessarily reflect the prices at which business segments or companies may be sold in the future, and such estimates are inherently subject to uncertainty. No public company utilized as a comparison is identical to KCPL, and none of the Regulated Business Comparables, the ONEOK Comparables or other business combinations used as a comparison is identical to the proposed Mergers. Accordingly, an analysis of publicly traded comparable companies is not mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics of the comparable companies and other factors that could affect the public trading value of the comparable companies or company to which they are being compared.

  Pursuant to the terms of an engagement letter dated February 26, 1998, KCPL paid Merrill Lynch a fee of $4 million upon the execution of the Merger Agreement and has agreed to pay Merrill Lynch an additional fee of $5 million payable upon the approval by the shareholders of KCPL of the Merger Agreement and the KCPL Merger, and an additional fee of $1 million upon the closing of the Transactions. KCPL has also agreed to reimburse Merrill Lynch for its reasonable out-of-pocket expenses (including the reasonable fees and disbursements of its legal counsel) and to indemnify Merrill Lynch and certain related persons from and against certain liabilities in connection with its engagement, including certain liabilities under the federal securities laws arising out of its engagement.

  The KCPL Board selected Merrill Lynch to render a fairness opinion because Merrill Lynch is an internationally recognized investment banking firm with substantial experience in transactions similar to the Transactions and because it is familiar with KCPL and its business. Merrill Lynch has from time to time provided financial advisory, financing and other services to KCPL and certain of its affiliates for which it has received fees for the rendering of such services. As part of its investment banking business, Merrill Lynch is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions.

  In the ordinary course of Merrill Lynch's business, Merrill Lynch may actively trade the securities of KCPL as well as the securities of Western Resources and its affiliates for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

INTERESTS OF CERTAIN PERSONS IN THE TRANSACTIONS

  In considering the recommendations of the KCPL Board and the Western Resources Board with respect to the Transactions, shareowners should be aware that certain members of the Western Resources Board and the KCPL Board and certain members of the managements of Western Resources and KCPL have certain interests in the Transactions that are in addition to or different from those as shareowners of Western Resources and KCPL generally. The Boards of Directors of each of KCPL and Western Resources were aware of these interests and considered them, among other matters, in approving the Merger Agreement and the Transactions.

  Board of Directors. The Merger Agreement provides that, at the KGE Effective Time, the Western Resources Board shall appoint three members of the KCPL Board to the Western Resources Board: William H. Clark, Robert J. Dineen and Robert H. West. In addition, each of the eleven current members of the Western Resources Board will continue in office following the KGE Effective Time. The Merger Agreement also provides that at the KGE Effective Time, Western Resources will cause the initial Board of Directors of Westar Energy to be comprised of six members designated by Western Resources and four members selected from the KCPL Board, as of the date of the Merger Agreement, designated by KCPL. Thereafter, directors of Westar Energy will be nominated and elected in accordance with the procedures set forth in the Westar Energy Articles and Westar Energy Bylaws.

  Management of Westar Energy Following the Transactions. Following the Transactions, John E. Hayes, Jr. will be the chairman of the Westar Energy Board and Drue Jennings will be Chief Executive Officer of Westar Energy.

  KCPL Stock Options. The Merger Agreement provides that prior to the KCPL Effective Time, KCPL will take such actions as may be necessary such that immediately prior to the KCPL Effective Time, each option to purchase shares of KCPL Common Stock and any KCPL Stock Options which are outstanding, whether or not then exercisable, will be canceled and entitle the holder of any then exercisable KCPL Stock Options, upon surrender of all outstanding KCPL Stock Options, to receive in consideration of such cancellation an amount in cash from KCPL equal to the result of multiplying the number of shares of KCPL Common Stock previously subject to such KCPL Stock Option by the difference between (i) the sum of (x) the fair market value of the number of shares of Western Resources Common Stock (as determined by the average closing price of the Western Resources Common Stock for the five (5) consecutive trading day period occurring immediately following the Western Resources Stock Distribution) that such optionee would have received if such optionee had exercised a KCPL Stock Option to purchase one (1) share of KCPL Common Stock immediately prior to the KCPL Effective Time and (y) the fair market value of the number of shares of Westar Energy Series A Common Stock (as determined by the average closing price of the Westar Energy Series A Common Stock for the five (5) consecutive trading day period occurring immediately following the Western Resources Stock Distribution) that such optionee would have received if such optionee had exercised a KCPL Stock Option to purchase one (1) share of KCPL Common Stock immediately prior to the KCPL Effective Time and (ii) the per share exercise price of such KCPL Stock Options. See "THE MERGER AGREEMENT--Stock Options."

  The value of the outstanding KCPL Stock Options held by interested persons, as of the last practicable date prior to the mailing of this Joint Proxy Statement/Prospectus, is contained in the following chart:

                                                            OPTIONS     TOTAL
SHAREHOLDER                                                   (1)     VALUE (2)
-----------                                                ---------- ----------
Drue Jennings............................................. 95,819.186 $1,718,825
Bernard Beaudoin.......................................... 31,128.381 $  601,063
Ronald Wasson............................................. 25,873.818 $  464,507
J. Turner White........................................... 23,106.986 $  382,000
Marcus Jackson............................................ 21,005.160 $  327,378

  The aggregate amount of cash that KCPL would be required to pay in consideration of cancellation of all KCPL Stock Options, including those in the above chart is $5,640,116.
--------
(1) Total number of shares represented by unexercised KCPL Stock Options and amounts equivalent to accrued dividends on options.
(2) Value of options is based on (a) the price of Western Resources Common Stock as of May 13, 1998, the best practicable date prior to mailing the Joint Proxy Statement/Prospectus, which would result in the distribution to KCPL's shareholders of $23.50 worth of Western Resources Common Stock for each share of KCPL Common Stock; and (b) a value of $12.00 per share of Series A Westar Energy Common Stock to be distributed to KCPL's shareholders for each share of KCPL Common Stock, and includes the value of dividends which would be paid upon exercise on June 19, 1998 to shareholders of record at the close of business on May 29, 1998.

  Western Resources Stock Options. The Transactions will not affect the vesting period or exercisability of any outstanding options to purchase Western Resources Common Stock.

  KCPL Severance Agreements. KCPL has entered into severance agreements (the "KCPL Severance Agreements") with certain of its senior executive officers to ensure their continued service and dedication to KCPL and their objectivity in considering on behalf of KCPL any transaction which would change the control of KCPL. Under the KCPL Severance Agreements, a senior executive officer would be entitled to receive a lump-sum cash payment and certain insurance benefits if during the three-year period after a change in control (as defined below) (or, if later, the three-year period following the consummation of a transaction, the approval of which, by KCPL's shareholders constitutes a change in control) such officer's employment was terminated (i) by KCPL other than for cause or upon death or disability, (ii) by such senior executive officer for "Good Reason" (as defined in the KCPL Severance Agreements), or (iii) by such senior executive officer for any reason during a 30-day period commencing one year after such change in control (or, if later, commencing one year following consummation of the transaction the approval of which by KCPL shareholders constitutes a change in control) (a "Qualifying Termination"). In this context, a "change in control" is defined as (i) an acquisition by a person or group of 20% or more of the KCPL Common Stock (other than an acquisition from or by KCPL or by a KCPL benefit plan), (ii) a change in a majority of the KCPL Board, or (iii) approval by the KCPL shareholders of a reorganization, merger or consolidation (unless such shareholders receive 60% or more of the stock of the surviving company) or a liquidation, dissolution or sale of substantially all of KCPL's assets.

  Upon a Qualifying Termination, KCPL must make a lump-sum cash payment to a senior executive officer of (i) such senior executive officer's base salary through the date of termination, (ii) a pro-rated bonus based upon the average of the bonuses paid to such senior executive officer for the last five fiscal years, (iii) any accrued vacation pay, (iv) three times such senior executive officer's highest base salary during the prior 12 months, (v) three times the average of the bonuses paid to such senior executive officer for the last five fiscal years, (vi) the actuarial equivalent of the excess of the senior executive officer's accrued pension benefits, computed as if the senior executive officer had three additional years of benefit accrual service, over the senior executive officer's vested accrued pension benefits and (vii) the value of any unvested KCPL contributions for the benefit of the senior executive officer under the KCPL Employee Savings Plus Plan. In addition, KCPL must offer health, disability and life insurance plan coverage to the senior executive officer and his dependents on the same terms and conditions that existed immediately prior to the Qualifying Termination for three years, or, if earlier, until such senior executive officer is covered by equivalent plan benefits. KCPL is also obligated to make certain "gross-up" payments in connection with tax obligations arising pursuant to payments under the KCPL Severance Agreements as well as to provide reimbursement of certain expenses relating to disputes arising thereunder.

  Western Resources Severance Agreements. Western Resources has entered into severance agreements (the "Western Resources Severance Agreements") with certain of its officers to ensure their continued service and dedication to Western Resources and their objectivity in considering on behalf of Western Resources any transaction which would result in a change in control of Western Resources. Under the Western Resources Severance Agreements, during the twelve-month period after a change in control, the covered officer would be entitled to receive a lump sum cash payment and certain insurance benefits if such officer's employment were terminated by Western Resources other than for cause or upon death, disability, or retirement, or by such officer for good reason (as described in the Western Resources Severance Agreements).

  Upon such termination, Western Resources must make a lump-sum cash payment to the covered officer, in addition to any other compensation to which the officer is entitled, of (i) two (three in the case of certain executive officers) times such officer's base salary, (ii) two (three in the case of certain executive officers) times the average of the bonuses paid to such officer for the last three fiscal years, and (iii) the actuarial equivalent of the excess of the officer's accrued pension benefits, computed as if the officer had two (three in the case of certain executive officers) additional years of benefit accrual service, over the officer's vested accrued pension benefits. In addition, Western Resources must offer health, disability and life insurance coverage to the officer and his or her dependents on the same terms and conditions that existed immediately prior to the termination for two (three in the case of certain executive officers) years, or, if earlier, until such officer is covered by equivalent benefits.

  Western Resources has also provided under an Executive Salary Continuation Plan (the "Plan") specified supplemental retirement benefits to its officers. If a change in control of Western Resources occurs, each participant in the Plan will as of the day next preceding such change in control be deemed to be 65 years of age as of the date of such change in control for purposes of determining retirement benefits and vesting under the Plan.

  In this context, a "change in control" is deemed to have occurred when: (i) a person becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 30% or more of the Voting Securities (as defined below); (ii) individuals who constitute the Western Resources Board on the date hereof (the "Incumbent Board") cease to constitute a majority thereof, provided that any person who becomes a director by approval of at least three quarters of the directors comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement in which such person is named as a nominee for director, without objection to such nomination) shall be considered a member of the Incumbent Board; (iii) the approval of Western Resources shareowners of the merger or consolidation of Western Resources (other than a merger or consolidation immediately following which the shareowners of Western Resources immediately prior thereto own, directly or indirectly, more than 75% of the Voting Securities of the merged or consolidated company) and the consummation of such transaction; (iv) the liquidation or dissolution of Western Resources; or (v) the sale of all or substantially all of the assets of Western Resources. "Voting Securities" shall mean Western Resources' outstanding securities ordinarily having the right to vote at elections of directors.

  Indemnification. Pursuant to the Merger Agreement, Westar Energy has agreed to indemnify each present and former director and officer of Western Resources, Westar Energy, KGE and KCPL against liabilities or expenses incurred in connection with claims relating to matters prior to the KGE Effective Time, and to maintain in effect directors' and officers' liability insurance for the benefit of the directors and officers of KCPL. See "THE MERGER AGREEMENT--Directors' and Officers' Indemnification."

DIVIDEND REINVESTMENT PLAN

  The letter of transmittal to be delivered to KCPL shareholders will provide that KCPL shareholders who hold their shares through the KCPL dividend reinvestment plan will have the option to place the shares of Western Resources Common Stock they will receive in the Western Resources Stock Distribution directly into the Western Resources direct stock purchase plan and the shares of Westar Energy they will receive in the KGE Merger into a dividend reinvestment plan intended to be established by Westar Energy at the KCPL Effective Time.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  Consequences to Exchanging Shareowners. In the opinion of Skadden Arps and Sullivan & Cromwell, (i) the KCPL Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code, (ii) the KGE Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code,
(iii) no gain or loss will be recognized by holders of KCPL Common Stock who exchange their KCPL Common Stock for Westar Energy Common Stock and Western Resources Common Stock in connection with the KCPL Merger and the KGE Merger (except to the extent that cash is received in lieu of fractional shares of Western Resources Common Stock), (iv) assuming there are no Dissenting Shares, the aggregate tax basis of a holder's KCPL Common Stock will be apportioned approximately 19.9% to the Westar Energy Common Stock and approximately 80.1% to the Western Resources Common Stock (including fractional shares) received in connection with the KCPL Merger and the KGE Merger and (v) a holder's holding period in KCPL Common Stock will carry over to the Westar Energy Common Stock and the Western Resources Common Stock (including fractional shares) received in connection with the KCPL Merger and the KGE Merger, provided such KCPL Common Stock was held as a capital asset at the KCPL Effective Time.

  Cash received in lieu of a fractional share generally will be treated as received in redemption for such fractional share, and gain or loss will be recognized in an amount equal to the difference between the amount of cash received and the adjusted tax basis allocated to the fractional share. Such gain or loss generally should constitute capital gain or loss, and will be long-term capital gain or loss if the holding period for such fractional share was greater than one year at the KGE Effective Time. Long-term capital gain of a non-corporate holder is generally subject to a maximum tax rate of 28% in respect of property held for more than one year and to a maximum tax rate of 20% in respect of property held in excess of 18 months.

  THE DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND DOES NOT ADDRESS THE STATE, LOCAL, FOREIGN INCOME AND OTHER TAX CONSEQUENCES OF THE MERGERS. FURTHER, THE DISCUSSION MAY NOT APPLY TO PARTICULAR CATEGORIES OF SHAREOWNERS OF KCPL OR WESTERN RESOURCES, INCLUDING (I) SHAREOWNERS WHO ACQUIRED SHARES OF KCPL COMMON STOCK PURSUANT TO THE EXERCISE OF EMPLOYEE STOCK OPTIONS OR OTHERWISE AS COMPENSATION, (II) INDIVIDUALS WHO ARE NOT CITIZENS OR RESIDENTS OF THE UNITED STATES, (III) FOREIGN

CORPORATIONS AND (IV) ENTITIES THAT ARE OTHERWISE SUBJECT TO SPECIAL TAX TREATMENT UNDER THE CODE (SUCH AS INSURANCE COMPANIES, SECURITIES DEALERS, FINANCIAL INSTITUTIONS, TAX-EXEMPT ENTITIES, REGULATED INVESTMENT COMPANIES AND PERSONS THAT HOLD KCPL COMMON STOCK AS PART OF A "STRADDLE," "HEDGING TRANSACTION," OR "CONVERSION TRANSACTION"). THE DISCUSSION IS BASED ON THE CODE AS IN EFFECT ON THE DATE OF THIS JOINT PROXY STATEMENT/PROSPECTUS, WHICH MAY DIFFER AT THE CLOSING DATE. SHAREOWNERS OF KCPL AND WESTERN RESOURCES ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGERS, INCLUDING THE APPLICATION TO THEM AND POSSIBLE EFFECT UPON THEM OF ANY PENDING LEGISLATION, THE ALTERNATIVE MINIMUM TAX, AND STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS.

ACCOUNTING TREATMENT

  Westar Energy will account for the KCPL Merger using the purchase method of accounting in accordance with the provisions of Accounting Principles Board Opinion No. 16, "Business Combinations." Accordingly, Westar Energy will record at its cost the fair value of the acquired assets less the fair value of the liabilities assumed, with the excess of such cost over the estimated fair value of such net assets reflected as goodwill. Amounts allocated will be based upon the estimated fair values at the KGE Effective Time and could vary significantly from the amounts assumed in the Unaudited Pro Forma Combined Condensed Financial Information of Western Resources, WREB and KCPL included herein. Westar Energy will account for the KGE Merger as a transfer of net assets between companies under common control. The assets and liabilities transferred would be accounted for at historical cost.

STOCK EXCHANGE LISTING OF THE WESTAR ENERGY COMMON STOCK AND WESTERN RESOURCES COMMON STOCK

  Westar Energy and Western Resources will apply for the listing on the NYSE of the Westar Energy Common Stock and the Western Resources Common Stock to be issued and distributed in the KCPL Merger and the Western Resources Stock Distribution. It is a condition to the consummation of the KGE Merger and the KCPL Merger that the Western Resources Common Stock and the Westar Energy Common Stock be approved for listing on the NYSE, subject to official notice of issuance. So long as Western Resources continues to meet applicable requirements, Western Resources Common Stock will continue to be listed on the NYSE and each of the other securities exchanges on which any of such securities are listed. In addition, until called for redemption, all classes and series of preferred stock of KCPL and Western Resources will remain listed on any securities exchange on which such preferred stock is presently listed.

FEDERAL SECURITIES LAW CONSEQUENCES

  All shares of Westar Energy Common Stock and Western Resources Common Stock issued in the Transactions will be freely transferable (except shares of Westar Energy Common Stock distributed to Western Resources), except that shares of Westar Energy Common Stock and Western Resources Common Stock received by persons who are deemed to be "affiliates" (as such term is defined under the Securities Act) of KCPL prior to the Mergers may be resold by them only in transactions permitted by the resale provisions of Rule 145 promulgated under the Securities Act (or Rule 144, in the case of such persons who become affiliates of Western Resources) or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of KCPL or Western Resources generally include individuals or entities that control, are controlled by, or are under common control with, such party and may include certain officers and directors of such party as well as principal stockholders of such party. The Merger Agreement requires KCPL to use all reasonable efforts to cause each of its affiliates to execute a written agreement to the effect that such affiliate will not offer or sell or otherwise dispose of (i) any shares of KCPL Common Stock during the period beginning 30 days prior to the KGE Effective Time and continuing until such time as results covering at least 30 days of post-KGE Effective Time operations of Western Resources have been published or (ii) any of the shares of Westar Energy Common Stock and Western Resources Common Stock issued to such affiliate in or pursuant to the Mergers in violation of the Securities Act or the rules and regulations promulgated by the SEC thereunder.

  This Joint Proxy Statement/Prospectus does not cover resales of Westar Energy Common Stock or Western Resources Common Stock received in the Transactions by any person who may be deemed to be an affiliate of KCPL or Western Resources.

DISSENTERS' RIGHTS

  KCPL. Section 351.455 of the MGBCL, a copy of which is attached hereto as Annex D, entitles each Dissenting Holder who follows the procedures set forth in Section 351.455 to receive the fair value of the holder's shares in cash. Under Section 351.455, a holder of KCPL Common Stock may dissent and Westar Energy, as the surviving corporation, will pay to such Dissenting Holder upon surrender of his or her certificate or certificates representing such shares, the fair value of such Dissenting Holder's shares as of the day prior to the KCPL Meeting, if such Dissenting Holder (i) files with KCPL prior to or at the KCPL Meeting a written objection to the KCPL Merger; (ii) does not vote in favor thereof; and (iii) within 20 days after the KCPL Effective Time makes a written demand to Western Resources for payment of the fair value of the shares held by such Dissenting Holder as of the day prior to the date of the KCPL Meeting. Such demand shall state the number and class of the shares owned by such Dissenting Holder. Written objections to the KCPL Merger and demands for the payment of fair value should be addressed to: KCPL, 1201 Walnut, Kansas City, Missouri 64106-2124, Attention: Ms. Jeanie Sell Latz, Senior Vice President-Corporate Services, Corporate Secretary and Chief Legal Officer. Shareholders who have not complied with all of these requirements shall be conclusively presumed to have consented to the KCPL Merger and shall be bound by the terms thereof. KCPL will provide written notice of the Effective Time of the KCPL Merger to all shareholders who have timely filed written notice of objection and not voted in favor of the KCPL Merger.

  A proxy marked "AGAINST" the KCPL Merger will not be deemed to be a written notice of objection to the KCPL Merger. A shareholder who wishes to dissent from the KCPL Merger and assert appraisal rights must provide a separate written notice of objection at or prior to the KCPL Meeting, must not vote "FOR" the KCPL Merger and must make written demand for payment within 20 days after the effective time of the KCPL Merger. A proxy marked "AGAINST" or "ABSTAIN" or a shareholder's failure to vote with respect to the KCPL Merger will suffice as not voting in favor of the KCPL Merger.

  A beneficial owner of shares who is not the record owner may not assert appraisal rights. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, or by a nominee, the written demand asserting appraisal rights must be executed by the fiduciary or nominee. If the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand must be executed by all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for a shareholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in executing the demand, he is acting as agent for the record owner.

  If within 30 days after the KCPL Effective Time the value of such shares is agreed upon between the Dissenting Holder and Western Resources, payment therefor shall be made within 90 days after the Effective Time, upon the surrender by such Dissenting Holder of the certificate or certificates representing such shares. Upon payment of the agreed value, the Dissenting Holder shall cease to have any interest in such shares, in Western Resources, or in Westar Energy.

  If within such 30-day period, a Dissenting Holder and Western Resources do not so agree as to value, then the Dissenting Holder may, within 60 days after the expiration of the 30-day period, file a petition in any court of competent jurisdiction within Jackson County, Missouri, asking for a finding and determination of the fair value of such shares, and shall be entitled to judgment against Western Resources for the amount of such fair value as of the day prior to the date of the KCPL Meeting, together with interest thereon to the date of such judgment. The judgment shall be payable only upon, and simultaneously with, the surrender to Western Resources of the certificate or certificates representing shares with respect to which appraisal rights have been exercised. Upon the payment of the judgment, the Dissenting Holder shall cease to have any interest in such shares, in Western Resources, or in Westar Energy. Unless the Dissenting Holder shall file such petition within the 60-day period, such shareholder and all persons claiming under such shareholder shall be conclusively presumed to have approved and ratified the KCPL Merger and shall be bound by the terms thereof.

  The right of a Dissenting Holder to be paid the fair value of the shareholder's shares shall cease if the shareholder fails to comply with the procedures set forth in Section 351.455 and described above, or if the Merger Agreement is terminated for any reason.

  The foregoing does not purport to be a complete statement of the procedures to be followed by shareholders desiring to exercise appraisal rights and, in view of the fact that exercise of such rights requires strict adherence to the relevant provisions of the MGBCL, shareholders who desire to exercise appraisal rights are advised to review with care all applicable provisions of law and to obtain legal counsel concerning proper compliance with applicable provisions of the MGBCL. See Annex D.

  Western Resources. Holders of Western Resources Common Stock and Western Resources Preferred Stock do not have dissenters' rights under the KGCC with respect to the Transactions.

REGULATORY MATTERS

  As indicated below, consummation of the Transactions is subject to numerous regulatory approvals which are presently anticipated to be received within the first half of 1999. Set forth below is a summary of the material regulatory requirements affecting the Transactions.

  State Approvals and Related Matters. KCPL currently is subject to the jurisdiction of the MPSC and the Kansas Commission with respect to its utility operations in those states and the issuance and assumption of debt or equity securities.

  Western Resources currently is subject to the jurisdiction of the Kansas Commission.

  Assuming the requisite regulatory approvals are obtained, Westar Energy will be subject to regulation by the MPSC, and the Kansas Commission.

  Public Utility Holding Company Act of 1935. Western Resources is a "holding company" for purposes of the 1935 Act and is currently exempt under Section 3(a)(1) of the 1935 Act pursuant to Rule 2 promulgated thereunder from all provisions of the 1935 Act except Section 9(a)(2), which generally requires approval of the SEC prior to the direct or indirect acquisition of 5% or more of the voting securities of an electric or gas utility company by any person that already owns, directly or indirectly, 5% or more of the voting securities of one or more gas or electric utility companies. KCPL is an electric utility company within the meaning of the 1935 Act, and is exempt from all provisions of the 1935 Act except Section 9(a)(2). Western Resources and KCPL anticipate that no approval of the SEC under Section 9(a)(2) of the 1935 Act will be required for the Transactions because, upon consummation of the Transactions, each of KCPL and KGE will be merged with and into Westar Energy, and Western Resources will own 5% or more of the voting securities of the same number of public utility companies (Westar Energy and ONEOK), within the meaning of the 1935 Act, as it did prior to consummation of the Transactions. Western Resources anticipates that, following consummation of the Transactions, it will continue to be exempt from all provisions of the 1935 Act except Section 9(a)(2). The Commission looks to a variety of factors in determining whether the standards for exemption are met. The Commission has, however, taken into account certain ratios and other numerical factors in assessing the availability of an exemption. Historically, the Commission appears to have placed the greatest emphasis on the ratio of in-state and out-of-state utility revenues for purposes of determining exempt status. As a result of the Transactions, Western Resources and Westar Energy, which are both Kansas corporations, will derive approximately 27% of their utility revenues from outside the state of Kansas, with approximately 24% of utility customers from outside the state of Kansas. These ratios are at the high end of the range of ratios of other companies that have claimed exemption from the 1935 Act under
Section 3(a)(1) pursuant to Rule 2, which permits a company to claim exemption by making an annual filing with the Commission. While there is no Commission order specifically approving these ratios in a case involving exemption under
Section 3(a)(1), the Commission has recently indicated its willingness to expand on its precedent with respect to available exemptions. It is a condition to Western Resources' obligation to effect the closing of the Transactions that Western Resources be reasonably satisfied that as of the KGE Effective Time, Western Resources will be exempt from all provisions of the 1935 Act except Section 9(a)(2) thereof. See "RISK FACTORS--Uncertainty Regarding Western Resources' Regulatory Status" and "THE MERGER AGREEMENT-- Conditions to Each Party's Obligation to Effect the KGE Merger and the KCPL Merger--Conditions to the Obligations of Western Resources, KGE and Westar Energy to Effect the KGE Merger."

  Federal Power Act. Section 203 of the Federal Power Act provides that no public utility shall sell or otherwise dispose of its jurisdictional facilities or, directly or indirectly, merge or consolidate such facilities with those of any other person or acquire any security of any other public utility without first having obtained authorization from the FERC. The approval of the FERC is required in order to consummate the Transactions. Under Section 203 of the Federal Power Act, the FERC will approve a merger if it finds such merger "consistent with the public interest." In reviewing a merger, the FERC generally evaluates: (i) whether the merger will adversely affect competition, (ii) whether the merger will adversely affect customer rates and (iii) whether the merger will impair the effectiveness of regulation. KCPL and Western Resources will file appropriate modifications to their combined application with the FERC requesting that the FERC approve the Transactions under Section 203 of the Federal Power Act (the "Application"). In connection with the Application, KCPL and Western Resources will also file a comparable transmission service tariff for the combined company under
Section 205 of the Federal Power Act, to become effective upon consummation of the Transactions.

  Furthermore, prior to the Transactions, the approval of the FERC under
Section 204 of the Federal Power Act may be required for Westar Energy to assume the debt of KCPL.

  Antitrust Considerations. The HSR Act and the rules and regulations promulgated thereunder provide that certain transactions (including the Mergers) may not be consummated until certain information has been submitted to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the Federal Trade Commission (the "FTC") and specified HSR Act waiting period requirements have been satisfied. The expiration or earlier termination of the HSR Act waiting period would not preclude the Antitrust Division or the FTC from challenging the Transactions on antitrust grounds. Neither KCPL nor Western Resources believes that the Transactions will violate federal antitrust laws. If the Transactions are not consummated within 12 months after the expiration or earlier termination of the initial HSR Act waiting period, KCPL and Western Resources would be required to submit new information to the Antitrust Division and the FTC, and a new HSR Act waiting period would have to expire or be earlier terminated before the Transactions could be consummated. KCPL and Western Resources intend to file their premerger notifications pursuant to the HSR Act at such time as they believe will result in the expiration or termination of the waiting period thereunder within 12 months before the anticipated consummation of the Transactions.

  Atomic Energy Act. Section 184 of the Atomic Energy Act provides that no person may transfer or assign a license or any rights thereunder, either directly or indirectly, without first having obtained authorization from the Nuclear Regulatory Commission ("NRC"). KCPL holds an interest in an NRC license (the "NRC Possession License") in connection with the ownership of an interest in Wolf Creek. KCPL is also a partial owner of WCNOC, which holds an NRC license (the "NRC Operating License") in connection with the operation of Wolf Creek. KGE also holds interests in the same licenses in connection with KGE's ownership of an interest in Wolf Creek and WCNOC. The approval of the NRC will be required prior to consummation of the Transactions. Accordingly, Western Resources and KCPL will request the approval of the Transactions and the transfer of the NRC Possession License under Section 184 of the Atomic Energy Act.

  Other. KCPL, KGE and Western Resources possess municipal franchises and environmental permits and licenses that (i) require the licensor to consent to the transfer of such franchises, permits and licenses and (ii) may need to be renewed, replaced or transferred as a result of the Transactions. Neither Western Resources nor KCPL anticipates any difficulties at the present time in obtaining such consents, renewals, replacements or transfers.

  General. Under the Merger Agreement, Western Resources, KGE, Westar Energy and KCPL have agreed to use all commercially reasonable efforts to obtain all governmental authorizations necessary or advisable to consummate or effect the Transactions. Various parties may seek intervention in these proceedings to oppose the Transactions or to have conditions imposed upon the receipt of necessary approvals. While Western Resources and KCPL believe that they will receive the requisite regulatory approvals for the Transactions, there can be no assurance as to the timing of such approvals or the ability of such parties to obtain such approvals on satisfactory terms or otherwise. It is a condition to the consummation of the Transactions that final orders approving the

Transactions be obtained from the various federal and state regulators described above on terms and conditions which would not have, or insofar as reasonably can be foreseen would not be likely to have, a material adverse effect on the business, assets, financial condition or results of operations of the combined company and its subsidiaries taken as a whole. It is a further condition to Western Resources' obligation to effect the Transactions that such final orders would not have, or insofar as reasonably can be foreseen would not be likely to have, a material adverse effect on the benefits anticipated by Western Resources in the Transactions. There can be no assurance that any such approvals will not contain terms or conditions that cause such approvals to fail to satisfy such conditions to the consummation of the Transactions. See "THE MERGER AGREEMENT--Conditions to Each Party's Obligation to Effect the KGE Merger and the KCPL Merger."

PLANS FOR WESTERN RESOURCES AND WESTAR ENERGY FOLLOWING THE TRANSACTIONS

  Western Resources. Following the Transactions, Western Resources will be the holding company for the Western Resources Companies. Western Resources will have no operating assets and its subsidiaries will be organized into regulated and unregulated lines of business.

  Western Resources has advised KCPL that it currently intends to maintain ownership of not less than 80.1% of the diluted outstanding shares of Westar Energy Common Stock immediately following the Transactions. For a description of certain restrictions imposed by the Merger Agreement on Western Resources' ability to purchase additional shares of Westar Energy Common Stock in the public market, see "--Control of Westar Energy Following the Transactions."

  Following the Transactions, the shares of Westar Energy Common Stock will trade on the NYSE. There can be no assurance that an active trading market for the shares of Westar Energy Common Stock will develop after consummation of the Transactions. The Westar Energy Common Stock may also experience volatility immediately following the Transactions until trading values become established. See "RISK FACTORS--Uncertainty Regarding Trading Prices of Westar Energy Common Stock Following the Transactions."

  Westar Energy. Following the Transactions, Westar Energy will be the new regulated electric utility operating entity of the Western Resources group, combining the operating assets of KGE, KPL and KCPL. Westar Energy will continue its existence under the laws of Kansas. See "BUSINESS OF WESTAR ENERGY FOLLOWING THE TRANSACTIONS."

CONTROL OF WESTAR ENERGY FOLLOWING THE TRANSACTIONS

  Immediately following the Transactions, Western Resources will control Westar Energy through Western Resources' ownership, assuming there are no Dissenting Shares, of 80.1% of the diluted outstanding shares of Westar Energy Common Stock. Although as a result of the Transactions Western Resources will have the ability to elect the entire Board of Directors of Westar Energy and to approve any matter requiring the approval of Westar Energy shareowners, Western Resources has agreed to certain arrangements relating to the election of directors of Westar Energy after the Closing. See "--Interests of Certain Persons in the Transactions." In addition, during the 10-year period following the Closing, the Merger Agreement provides that Western Resources may not, directly or indirectly, propose to enter into a merger or other business combination with Westar Energy or purchase, directly or indirectly, all or substantially all of the assets of Westar Energy. Notwithstanding the foregoing, the Merger Agreement provides that Western Resources may in any manner acquire up to 85% of the outstanding shares of Westar Energy Common Stock on a diluted basis and that Western Resources may make a tender offer or exchange offer for all the outstanding shares of Westar Energy Common Stock or enter into any merger or other business combination with Westar Energy if, in general, such action is at a price and on terms that are fair to the shareowners of Westar Energy and approved by a majority of the independent directors. See "THE MERGER AGREEMENT--Standstill Arrangements" and "RISK FACTORS--Control by the Principal Shareowner of Westar Energy."

                             THE MERGER AGREEMENT

  The following is a summary of the material provisions of the Merger Agreement. This summary is not a complete description of the Merger Agreement and is qualified in its entirety by reference to the Merger Agreement, which is attached as Annex A to this Joint Proxy Statement/Prospectus and is incorporated by reference herein. All capitalized terms used in this summary and not otherwise defined in this Joint Proxy Statement/Prospectus have the meanings attributed to them in the Merger Agreement. SHAREOWNERS OF WESTERN RESOURCES AND SHAREHOLDERS OF KCPL ARE URGED TO READ THE MERGER AGREEMENT IN ITS ENTIRETY.

THE TRANSACTIONS

  The Merger Agreement provides that, assuming the approval of the Merger Agreement, the KCPL Merger and (except for the KGE Merger, the Asset Contribution and the Stock Contribution) the other transactions contemplated thereby by KCPL Shareholders (the "KCPL Shareholder Approval"), the approval of the Merger Agreement, the Western Resources Share Issuance, the Contributions and the Articles Amendment by shareowners of Western Resources (the "Western Resources Shareowner Approval") and the satisfaction or waiver of the other conditions to the Mergers including obtaining the requisite regulatory approvals, the Transactions will result in the merger of KCPL with and into Westar Energy and the merger of KGE with and into Westar Energy, in each case with Westar Energy as the surviving corporation, Western Resources receiving shares of Westar Energy Common Stock representing, assuming there are no Dissenting Shares, 80.1% of the diluted outstanding shares of Westar Energy and 100% of the outstanding stock of KLT and KCPL shareholders receiving shares of Westar Energy Common Stock representing, assuming there are no Dissenting Shares, 19.9% of the diluted outstanding shares of Westar Energy.

  If the KCPL Shareholder Approval and the Western Resources Shareowner Approval are obtained and the other conditions to the Mergers are satisfied or waived, the closing of the Mergers (the "Closing") will take place at 10:00 a.m. on the tenth NYSE trading day immediately following the date on which the last of the conditions precedent in the Merger Agreement is fulfilled or waived, or at such other time and date as KCPL and Western Resources mutually agree (the "Closing Date").

  Subject to the condition that the opinions of Merrill Lynch and Salomon Smith Barney shall not have been withdrawn, KCPL and Western Resources have agreed to call, give notice of, convene and hold meetings of their respective shareowners as soon as reasonably practicable for the purpose of securing the Western Resources Shareowner Approval and the KCPL Shareholder Approval.

THE CONTRIBUTIONS

  Immediately prior to the KCPL Effective Time and as a condition precedent to the KGE Merger, Western Resources will transfer, or cause to be transferred, to KGE, and KGE will acquire, all of the right, title and interest of Western Resources in the KPL Assets. Concurrently with the Asset Contribution, KGE will assume and agree to pay, perform and discharge when due all the Assumed Liabilities. The Assumed Liabilities will also include an aggregate principal amount of indebtedness for borrowed money of Western Resources so that aggregate total indebtedness for borrowed money (including preferred stock) of KGE will equal $1.9 billion immediately prior to the KGE Effective Time. Except for the Assumed Liabilities, Western Resources will retain and have full responsibility for and obligation with respect to all claims, losses, indebtedness for borrowed money, guaranties, liabilities, leases and obligations of Western Resources and its Affiliates and Subsidiaries, other than Westar Energy after the KGE Effective Time.

  Immediately prior to the KGE Effective Time and as a condition precedent to the KGE Merger, Western Resources will contribute, or cause to be contributed, to KGE, shares of Western Resources Common Stock equal to the product of (x) the number of shares of KCPL Common Stock (other than shares of KCPL Common Stock beneficially owned by Western Resources or KCPL, Dissenting Shares, and shares of KCPL Common Stock in respect of which cash is to be paid in lieu of fractional shares) issued and outstanding immediately prior to the Stock Contribution and (y) the Conversion Ratio. The Conversion Ratio is determined by dividing $23.50 by the Western Resources Index Price and is subject to a collar mechanism. See "--Conversion of KCPL Common Stock" below.

CONVERSION OF KCPL COMMON STOCK

  The chart below sets forth a range of Western Resources Index Prices, the corresponding Conversion Ratio, the corresponding value of Western Resources Common Stock to be issued for each share of KCPL Common Stock in the Western Resources Stock Distribution and the estimated range of value for each share of Westar Energy Common Stock to be issued in the KCPL Merger. KCPL Shareholders may call (800) 621-0518 for the exact number of shares to be issued to them based on the most recent Western Resources Index Price. As shown in the chart and as discussed in "THE TRANSACTIONS," the total consideration to be received by KCPL shareholders will include shares of Westar Energy Common Stock; however, there can be no assurance as to the prices at which such Westar Energy Common Stock will trade once listed on the NYSE. See "RISK FACTORS--Uncertainty Regarding Trading Prices of Westar Energy Common Stock Following the Transactions."

                                           VALUE OF
                                       WESTERN RESOURCES               ESTIMATED
  WESTERN                              COMMON STOCK PER            VALUE PER SHARE OF
 RESOURCES        CONVERSION             SHARE OF KCPL               WESTAR ENERGY
INDEX PRICE        RATIO(1)              COMMON STOCK               COMMON STOCK(2)
-----------       ----------           -----------------           ------------------
  $58.47            0.449                   $26.25                   $10.00 - 12.00
-------------------------------------------------------------------------------------
   58.46            0.449                    26.25                    10.00 - 12.00
   58.00            0.453                    26.25                    10.00 - 12.00
   57.00            0.461                    26.25                    10.00 - 12.00
   56.00            0.469                    26.25                    10.00 - 12.00
   55.04            0.477                    26.25                    10.00 - 12.00
-------------------------------------------------------------------------------------
   55.03            0.477                    26.25                    10.00 - 12.00
   54.00            0.477                    25.76                    10.00 - 12.00
   53.00            0.477                    25.28                    10.00 - 12.00
   52.42            0.477                    25.00                    10.00 - 12.00
-------------------------------------------------------------------------------------
   52.41            0.477                    25.00                    10.00 - 12.00
   52.00            0.481                    25.00                    10.00 - 12.00
   51.00            0.490                    25.00                    10.00 - 12.00
   50.01            0.500                    25.00                    10.00 - 12.00
-------------------------------------------------------------------------------------
   50.00            0.500                    25.00                    10.00 - 12.00
   49.00            0.500                    24.50                    10.00 - 12.00
   48.00            0.500                    24.00                    10.00 - 12.00
   47.01            0.500                    23.51                    10.00 - 12.00
-------------------------------------------------------------------------------------
   47.00            0.500                    23.50                    10.00 - 12.00
   46.00            0.511                    23.50                    10.00 - 12.00
   45.00            0.522                    23.50                    10.00 - 12.00
   44.00            0.534                    23.50                    10.00 - 12.00
   43.00            0.547                    23.50                    10.00 - 12.00
   42.00            0.560                    23.50                    10.00 - 12.00
   41.00            0.573                    23.50                    10.00 - 12.00
   40.00            0.588                    23.50                    10.00 - 12.00
   39.00            0.603                    23.50                    10.00 - 12.00
   38.28            0.614                    23.50                    10.00 - 12.00
-------------------------------------------------------------------------------------
   38.27            0.614                    23.50                    10.00 - 12.00
   38.00            0.614                    23.33                    10.00 - 12.00
   37.00            0.614                    22.72                    10.00 - 12.00
   36.00            0.614                    22.10                    10.00 - 12.00
   35.02            0.614                    21.50                    10.00 - 12.00
-------------------------------------------------------------------------------------
   35.01            0.614                    21.50                    10.00 - 12.00
   34.00            0.632                    21.50                    10.00 - 12.00
   33.00            0.652                    21.50                    10.00 - 12.00
   32.00            0.672                    21.50                    10.00 - 12.00
   31.00            0.694                    21.50                    10.00 - 12.00
   29.79            0.722                    21.50                    10.00 - 12.00
-------------------------------------------------------------------------------------
   29.78            0.722                    21.50                    10.00 - 12.00

--------
(1)If the Western Resources Index Price is greater than $58.46, the Conversion Ratio will be fixed at 0.449 provided that if 0.449 multiplied by the Western Resources Index Price exceeds $30.00, the Conversion Ratio will mean the quotient (rounded to the nearest 1/100,000) obtained by dividing $30.00 by the Western Resources Index Price.
(2) Estimated based on analysis by KCPL and Western Resources assuming an expected initial dividend for the first year of operation of Westar Energy of $0.72 and a normal electric utility payout ratio of approximately 85%. The actual dividend policy of Westar Energy will be dependent upon numerous factors including current economic conditions, earnings and profitability. Based on current market conditions and comparable publicly traded electric utilities' dividend yields and price-to-earnings ratios, KCPL and Western Resources calculated an estimated value range of $10.00 to $12.00 per share of Westar Energy Common Stock based on a range of dividend yields above and below 6.5%, and a range of price-to-earnings ratios above and below 13.0x earnings. The estimated value per share of Westar Energy Common Stock is based upon an estimated aggregate enterprise valuation range for Westar Energy. There can be no assurance, however, as to the actual prices at which such Westar Energy Common Stock will trade once listed on the NYSE. Actual prices could be significantly higher or lower than the estimated range.

THE KCPL MERGER

  At the KCPL Effective Time, KCPL will be merged with and into Westar Energy in accordance with the laws of the States of Missouri and Kansas. Westar Energy will be the surviving corporation in the KCPL Merger and will continue its corporate existence under the laws of the State of Kansas. At the KCPL Effective Time, (i) the Articles of Incorporation of Westar Energy, as in effect immediately prior to the KCPL Effective Time, will be the articles of incorporation of Westar Energy until thereafter amended as provided by law and the Westar Energy Articles, and (ii) the Bylaws of Westar Energy, as in effect immediately prior to the KCPL Effective Time, will be the Bylaws of Westar Energy until thereafter amended as provided by law, the Westar Energy Articles, and such Bylaws. Subject to the foregoing, the additional effects of the KCPL Merger will be as provided in the applicable provisions of the MGBCL and the KGCC. The KCPL Merger will become effective upon the certification by the Secretary of State of the State of Kansas that the certificate of merger relating to the KCPL Merger has been duly filed.

  As of the KCPL Effective Time, by virtue of the KCPL Merger and upon surrender by the KCPL shareholders of the KCPL Common Stock, each issued and outstanding share of KCPL Common Stock (other than shares of KCPL Common Stock beneficially owned by KCPL either directly or through a wholly owned Subsidiary and Dissenting Shares), will represent one fully paid and nonassessable share of Westar Energy Series A Common Stock. No Dissenting Holder will be entitled to shares of Westar Energy Series A Common Stock or cash in lieu of fractional shares or any distributions unless and until the Dissenting Holder has failed to perfect or has effectively withdrawn or lost the right to dissent from the KCPL Merger under the MGBCL, in which case certificates representing such Dissenting KCPL Shares will be deemed to have been converted into shares of Westar Energy Series A Common Stock, and, to the extent such failure, withdrawal or loss occurs subsequent to the Closing Date, Western Resources and Westar Energy will issue shares of Western Resources Common Stock and Westar Energy Series A Common Stock in accordance with the Merger Agreement on the same basis as such shares were issued to other former KCPL Shareholders who participated in the Transactions. Any Dissenting Holder will be entitled to receive only the payment provided by Section 351.455 of the MGBCL with respect to Dissenting KCPL Shares owned by such Dissenting Holder.

  The Merger Agreement requires the KCPL Board to call for redemption before the KCPL Effective Time all outstanding shares of KCPL Preferred Stock at a redemption price equal to the amount set forth in the Restated Articles of Consolidation of KCPL, together with all dividends accrued and unpaid to the date of such redemption and take all other required actions so that all shares of KCPL Preferred Stock will be redeemed and no such shares will be deemed to be outstanding at the KCPL Effective Time or entitled to vote on the approval of the Merger Agreement and the transactions contemplated hereby.

  Immediately after the KCPL Effective Time but prior to the KGE Effective Time, Westar Energy will cause KLT to assume indebtedness for borrowed money of Westar Energy in excess of $800 million aggregate principal amount (including preferred stock).

THE KGE MERGER

  Upon the terms and subject to the conditions of the Merger Agreement, at the KGE Effective Time, KGE will be merged with and into Westar Energy in accordance with the laws of the State of Kansas. Westar Energy will be the surviving corporation in the KGE Merger and will continue its corporate existence under the laws of the State of Kansas. Westar Energy after the KGE Effective Time is sometimes referred to herein as the "Surviving Corporation." At the KGE Effective Time, (i) Westar Energy Articles, as in effect immediately prior to the KGE Effective Time, will be the articles of incorporation of the Surviving Corporation, until thereafter amended as provided by law and the Westar Energy Articles, and (ii) the Westar Energy Bylaws, as in effect immediately prior to the KGE Effective Time, will be the bylaws of the Surviving Corporation until thereafter amended as provided by law, the Westar Energy Articles, and such bylaws. Subject to the foregoing, the additional effects of the KGE Merger will be as provided in the applicable provisions of the KGCC. The KGE Merger will become effective upon the certification by the Secretary of State of the State of Kansas that the certificate of merger relating to the KGE Merger has been duly filed. Western Resources will not exercise dissenters' rights under the KGCC with respect to the KGE Merger.

  As of the KGE Effective Time, by virtue of the KGE Merger and without any action on the part of Western Resources, all of the issued and outstanding shares of KGE Common Stock will be converted into and become such number of shares of Westar Energy Series B Common Stock representing, assuming there are no Dissenting Shares, 80.1% of the diluted outstanding shares of Westar Energy and each share of the Western Resources Common Stock contributed to KGE pursuant to the Contributions will become fully paid and nonassessable. Immediately after consummation of the KCPL Merger and the KGE Merger, assuming there are no Dissenting Shares, the outstanding shares of Westar Energy Series A Common Stock will represent 19.9% of the diluted outstanding shares of Westar Energy.

ADDITIONAL TRANSACTIONS

  Immediately after the KGE Effective Time, Westar Energy will, in connection with the KGE Merger, distribute to holders of Westar Energy Series A Common Stock the Western Resources Common Stock contributed to KGE pursuant to the Stock Contribution. Each share of Westar Energy Series A Common Stock will be entitled to receive a distribution of that number of shares of Western Resources Common Stock equal to the product of (a) the number of shares of Western Resources Common Stock contributed to KGE pursuant to the Stock Contribution multiplied by (b) a quotient, the numerator of which is 1 and the denominator of which is the total number of shares of Westar Energy Series A Common Stock issued and outstanding immediately after the KCPL Effective Time. The term "Aggregate Consideration" means the number of shares of Westar Energy Series A Common Stock and the number of shares of Western Resources Common Stock, respectively, to be issued in the KCPL Merger to holders of KCPL Common Stock and distributed in the Western Resources Stock Distribution to holders (other than Western Resources) of Westar Energy Series A Common Stock. No certificates or scrip representing fractional shares of Western Resources Common Stock will be distributed. A holder of Westar Energy Series A Common Stock who would otherwise have been entitled to a fractional share of Western Resources Common Stock will be entitled to receive a cash payment in lieu of such fractional share in an amount equal to the product of such fraction multiplied by the Western Resources Index Price, without any interest thereon.

  Immediately after the KGE Effective Time, Westar Energy will distribute to Western Resources all of the outstanding shares of capital stock of KLT.

  Immediately after the Western Resources Stock Distribution, without any action on the part of Western Resources, each share of Westar Energy Series B Common Stock owned by Western Resources will automatically represent one fully paid and nonassessable share of Westar Energy Series A Common Stock.

SUBSIDIARIES

  The Merger Agreement defines (i) the term "Subsidiary" of a person to mean any corporation or other entity of which at least a majority of the voting power represented by the outstanding capital stock or other voting securities or interests having voting power under ordinary circumstances to elect a majority of the directors (or similar members of the governing body of a corporation or entity) will at the time be held, directly or indirectly, by such person and (ii) the terms "KCPL Subsidiary" and "Western Resources Subsidiary" to mean Subsidiaries of KCPL or Western Resources, as applicable, in which KCPL or Western Resources, as applicable, has an equity investment exceeding $25 million. The representations and warranties and covenants of KCPL and Western Resources in the Merger Agreement apply to the parties themselves and, where applicable, their respective Subsidiaries.

REPRESENTATIONS AND WARRANTIES

  The Merger Agreement contains customary representations and warranties by KCPL on the one hand and Western Resources, KGE and Westar Energy on the other hand, relating to, among other things and subject to certain qualifications, (a) their respective organizations, the organization of the KCPL Subsidiaries and of the Western Resources Subsidiaries and similar corporate matters; (b) their respective capital structures; (c) the authorization, execution, delivery, performance and enforceability of the Merger Agreement and related matters; (d) required regulatory approvals; (e) their compliance with applicable laws and agreements; (f) reports and financial statements filed with the SEC or other regulatory authorities and the accuracy of information contained therein; (g) the absence of any material adverse effect on their business, assets, financial condition, results of operations or prospects; (h) the absence of any adverse material claims, suits, actions, proceedings or investigations, and other litigation issues;
(i) the accuracy of information supplied by or on behalf of each of KCPL, Western Resources, Westar Energy and KGE for use in this Joint Proxy Statement/Prospectus; (j) tax matters; (k) retirement and other employee benefit plans and matters relating to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"); (l) agreements relating to certain employment and benefits matters; (m) labor matters; (n) compliance with all applicable material environmental laws, possession of all material environmental, health, and safety permits and other environmental issues; (o) the regulation of KCPL, Western Resources and KGE and their respective subsidiaries as public utilities in specified states and the status of KCPL and Western Resources under the 1935 Act; (p) votes required in connection with the Merger Agreement and the transactions contemplated thereby, such votes being the only votes required; (q) accounting for the transaction under the purchase method of accounting; (r) the delivery of fairness opinions by Merrill Lynch, in the case of KCPL, and Salomon Smith Barney, in the case of Western Resources; (s) the lack of status of KCPL and its affiliates or Western Resources and its affiliates, as the case may be, as an "Interested Shareholder" as defined in the Western Resources Articles or the KCPL Articles, as the case may be; (t) the adequacy of insurance; (u) the applicability of certain provisions in the KCPL Articles and the Western Resources Articles, as amended, relating to certain changes in control; (v) the inapplicability of anti-takeover statutes or regulations to KCPL, Western Resources, Western Resources Common Stock, KCPL Common Stock or the transactions contemplated by the Merger Agreement, as the case may be; (w) that KCPL has taken all corporate action necessary to terminate the Amended UtiliCorp Agreement, that, with certain exceptions, KCPL has no further obligations under such agreement or other agreements executed in connection therewith and that the aggregate amount of all fees and expenses paid or payable by KCPL to UtiliCorp as a result of such termination will not exceed $58 million; (x) Westar Energy being a corporation formed solely for the purpose of effecting the transactions contemplated by the Merger Agreement and that prior to the Closing will not have engaged in any business or other activity other than as contemplated by the Merger Agreement; (y) that Western Resources has good and sufficient title to all of the KPL Assets; (z) the condition of the KPL Assets; and (aa) the quality of the KPL Business accounts receivable.

CERTAIN COVENANTS

  KCPL agrees that during the period from March 18, 1998 until the KGE Effective Time, except (1) as permitted by the Merger Agreement, (2) as Western Resources otherwise consents in writing and (3) subject to regular conferral with, and, where applicable, the prior written approval of, Western Resources, as provided in the KCPL Business Plan, KCPL will, among other things: (a) carry on its business in the ordinary course consistent with prior practice; (b) not declare or pay any dividends on or make other distributions in respect of any of its capital stock, other than (i) dividends required to be paid on any KCPL preferred stock and (ii) regular quarterly dividends on shares of KCPL Common Stock with usual record and payment dates not, during any period of any fiscal year, in excess (except to the extent consistent with good business judgment and KCPL's past dividend practice) of the quarterly dividend most recently declared on such stock as of March 18, 1998; (c) not effect certain other changes in its capitalization other than redeeming any series of KCPL Preferred Stock or funding employee stock ownership plans in accordance with past practice; (d) not issue, sell or dispose of any capital stock or securities convertible into capital stock other than (i) intercompany issuances of capital stock and (ii) issuances in the ordinary course of business consistent with past practice of up to 2,000,000 shares of KCPL Common Stock to be issued during any fiscal year pursuant to employee benefit plans, stock option and other incentive compensation plans, directors plans and stock purchase and dividend reinvestment plans existing prior to March 18, 1998 and disclosed to Western Resources or pursuant to plans adopted after March 18, 1998 which are reasonably acceptable to Western Resources; (e) not incur indebtedness (or guarantees thereof), other than (i) indebtedness or guarantees or "keep well" or other agreements either in the ordinary course of business consistent with past practice or not aggregating more than $250 million, (ii) arrangements between KCPL and its respective Subsidiaries or among their Subsidiaries, (iii) except as set forth in KCPL's disclosure schedule to the Merger Agreement, (iv) in connection with the refunding of existing indebtedness, (v) in connection with the redemption of KCPL Preferred Stock as provided for in the Merger Agreement, or (vi) as may be necessary in connection with certain permitted acquisitions or capital expenditures. Notwithstanding (i)-(vi) above, the aggregate total indebtedness for borrowed money (including preferred stock) of KCPL and its Subsidiaries shall not exceed $1.4 billion at the KCPL Effective Time; (f) not engage in certain material acquisitions; (g) not make any capital expenditures during any fiscal year exceeding the amounts budgeted in the KCPL Business Plan; (h) except as set forth in KCPL's disclosure schedule, not sell or dispose of assets, other than dispositions in the ordinary course of business consistent with past practice; (i) not enter into, adopt, amend or increase the amount or accelerate the payment or vesting of, any benefit or amount payable under, any employee benefit plan or other contract, agreement, commitment, arrangement, plan, trust, fund or policy, except for normal increases in the ordinary course of business consistent with past practice that, in the aggregate, do not result in a material increase in benefits or compensatory expenses; (j) not enter into or amend any employment, severance or special pay arrangement with respect to the termination of employment, or other similar contract, agreement or arrangement with any director or officer or other employee other than in the ordinary course of business consistent with past practice; (k) not deposit into any trust (including any "rabbi trust") amounts in respect of any employee benefit obligations or obligations to directors, provided that transfers into any trust, other than a rabbi or other trust with respect to any non-qualified deferred compensation, may be made with past practice; (l) not engage in any activity that would cause a change in its status under the 1935 Act; (m) not make any changes in its accounting methods other than as required by law or in accordance with generally accepted accounting principles; (n) not enter into any material agreements with affiliates (other than wholly owned subsidiaries) on terms materially less favorable than could be reasonably expected to be obtained on an arm's-length basis; (o) confer with Western Resources regarding ongoing operations, notify Western Resources of any significant changes in KCPL's business and provide Western Resources with a copy of all governmental filings; (p) subject to applicable law, (i) discuss with Western Resources any proposed changes in its rates or charges (other than pass-through fuel and gas rates or charges) or standards of service or accounting, (ii) consult with Western Resources prior to making any filing (or any amendment thereto), or effecting any agreement, commitment, arrangement or consent with governmental regulators, and (iii) refrain from making any filing to change its rates on file with the FERC that would have a material adverse effect on the benefits associated with the Transactions; (q) use all commercially reasonable efforts to obtain certain third-party consents; (r) not take any action reasonably likely to materially breach the Merger Agreement or to render untrue, as of the closing date, any of its representations and warranties; (s) not take any action that is likely to jeopardize the qualification of KCPL's or Western Resources' outstanding revenue bonds as "exempt facility bonds" or as tax-exempt industrial development bonds; (t) except in the ordinary course of business and consistent with past practice, refrain from modifying, amending, terminating or renewing any material contract or agreement and waiving any material rights; (u) refrain from taking specified actions relating to tax matters; (v) maintain customary and adequate insurance and existing governmental permits;
(w) refrain from discharging or satisfying any material claims, liabilities or obligations, other than discharges (in the ordinary course of business or in accordance with their terms) of liabilities reflected in KCPL's most recent consolidated financial statements or incurred in the ordinary course of business; and (x) not amend or propose to amend its charter, bylaws or regulations except as contemplated in the Merger Agreement.

  Western Resources as to itself, KGE and Westar Energy has agreed that during the period from March 18, 1998 until the KGE Effective Time they will, among other things: (a) confer with KCPL regarding ongoing operations, notify KCPL of any significant changes and provide KCPL with a copy of all governmental filings; (b) use all commercially reasonable efforts to obtain certain third-party consents to the KGE Merger; (c) refrain from taking any action reasonably likely to materially breach the Merger Agreement or render untrue, as of the closing date any of their representations and warranties; (d) not permit Westar Energy to engage in any business or incur any liabilities or be a party to any contract or agreement, other than as contemplated by the Merger Agreement or as specifically agreed to in writing by KCPL; (e) that Westar Energy, as of the KGE Effective Time, will have sufficient cash to pay for all fractional share interests of Westar Energy Common Stock required to be paid under the Merger Agreement; and (f) use reasonable efforts to obtain for Westar Energy insurance customary for companies engaged in the electric utility business.

ADDITIONAL AGREEMENTS

  The Merger Agreement provides for certain mutual additional agreements from March 18, 1998 through the KGE Effective Time including the following: (a) reasonable access to information; (b) reasonable efforts in connection with the various aspects of this Joint Proxy Statement/Prospectus and the registration and listing of securities, including obtaining a "cold comfort" letter from Coopers & Lybrand in the case of KCPL and Arthur Andersen LLP in the case of Western Resources and a fairness opinion from Merrill Lynch in the case of KCPL and Salomon Smith Barney in the case of Western Resources; (c) making appropriate HSR filings and obtaining other regulatory approvals; and
(d) convening and holding the KCPL Meeting and the Western Resources Meeting of the Western Resources Board of Directors and the KCPL Board of Directors and, subject to their respective fiduciary obligations, recommending to their respective shareowners the approval of the Merger Agreement and those transactions therein required to be voted upon.

  The parties to the Merger Agreement agree on behalf of themselves and their Subsidiaries to execute such further documents and instruments and take such further action as may be reasonably requested by any other party in order to consummate the transactions contemplated by the Merger Agreement.

DIRECTORS' AND OFFICERS' INDEMNIFICATION

  The Merger Agreement provides that, to the extent, if any, not provided by an existing right of indemnification or other agreement or policy, from and after the KGE Effective Time, the Surviving Corporation will, to the fullest extent permitted by applicable law, indemnify, defend and hold harmless each person who was on or at any time prior to March 18, 1998, or who becomes prior to the KGE Effective Time, an officer, director or employee of KCPL, Westar Energy, Western Resources, KGE or any of their respective Subsidiaries (each an "Indemnified Party") against (i) all losses, expenses (including reasonable attorneys' fees and expenses), claims, damages or liabilities or, subject to the proviso of the next succeeding sentence, amounts paid in settlement, arising out of actions or omissions occurring at or prior to the KGE Effective Time (whether asserted or claimed prior to, at or after the KGE Effective
Time) that are, in whole or in part, based on or arising out of the fact that such person is or was a director, officer or employee of such party (the "Indemnified Liabilities") and (ii) all such Indemnified Liabilities to the extent they are based on or arise out of or pertain to the transactions contemplated by the Merger Agreement. In the event of any such loss, expense, claim, damage or liability (whether or not arising before the KGE Effective
Time), (i) the Surviving Corporation will pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel must be reasonably satisfactory to the Surviving Corporation, promptly after statements therefor are received and otherwise advance to such Indemnified Party upon request reimbursement of documented expenses reasonably incurred, in either case to the extent not prohibited by the KGCC, (ii) the Surviving Corporation will cooperate in the defense of any such matter and (iii) any determination required to be made with respect to whether an Indemnified Party's conduct complies with the standards set forth under the KGCC and the certificate of incorporation or bylaws of the Surviving Corporation will be made by independent counsel mutually acceptable to the Surviving Corporation and the Indemnified Party; provided, however, that the Surviving Corporation will not be liable for any settlement effected without its written consent (which consent must not be unreasonably withheld). The Merger Agreement further provides that the Indemnified Parties as a group may retain only one law firm with respect to each related matter except to the extent there is, in the opinion of counsel to an Indemnified Party, under applicable standards of professional conduct, a conflict on any significant issue between positions of such Indemnified Party and any other Indemnified Party or Indemnified Parties.

  In addition, the Merger Agreement requires that for a period of six years after the KGE Effective Time, the Surviving Corporation will cause to be maintained in effect policies of directors' and officers' liability insurance maintained by KCPL and Western Resources for the benefit of those persons who were covered by such policies on March 18, 1998, on terms no less favorable than the terms of such insurance coverage, provided that the

Surviving Corporation will not be required to expend in any year an amount exceeding 150% of the annual aggregate premiums currently paid by KCPL and Western Resources for such insurance. If the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation will be obligated to obtain a policy with the best coverage available, in the reasonable judgment of the Board of Directors of the Surviving Corporation, for a cost not exceeding such amount. The Merger Agreement also provides that to the fullest extent permitted by law, from and after the KGE Effective Time, all rights to indemnification existing in favor of the employees, agents, directors and officers of KCPL, Westar Energy, Western Resources and KGE and their respective Subsidiaries with respect to their activities as such prior to the KGE Effective Time, as provided in their respective articles of incorporation and bylaws in effect on March 18, 1998, or otherwise in effect on March 18, 1998, will survive the KGE Merger and will continue in full force and effect for a period of not less than six years from the KGE Effective Time.

CERTAIN EMPLOYMENT AGREEMENTS AND WORKFORCE MATTERS

  Subject to certain provisions of the Merger Agreement, the Surviving Corporation and its Subsidiaries will honor, without modification, all contracts, agreements, collective bargaining agreements and commitments of KCPL prior to March 18, 1998 that have been provided to Western Resources and disclosed in KCPL's disclosure schedule and that apply to any current or former employee or director of KCPL. Subject to applicable collective bargaining agreements, Western Resources will treat employees of the Surviving Corporation as a single workforce, and will use its best efforts to conduct its employee management practices on a fair and equitable basis, without regard to any employee's place of employment prior to the KGE Effective Time.

EMPLOYEE BENEFIT PLANS

  During the period from the KGE Effective Time to the first anniversary thereof, Westar Energy will provide benefits to employees of the Surviving Corporation who were employees of KCPL prior to the KGE Effective Time that are no less favorable in the aggregate than the benefits provided to employees of KCPL as of March 18, 1998. Between the first and second anniversaries of the KGE Effective Time, Westar Energy will either provide benefits that are no less favorable in the aggregate than benefits provided to KCPL employees as of March 18, 1998 or will provide benefits on the same terms as those applicable to other similarly situated former KGE employees. Thereafter, Westar Energy will provide benefits on the same terms as those applicable to other similarly situated former KGE employees unless unable to do so, in which case it will continue to provide benefits that are no less favorable in the aggregate than benefits provided to KCPL employees as of March 18, 1998 until such other benefits can be provided. The foregoing commitments do not apply to certain KCPL benefit plans which are set forth in the Merger Agreement.

  The consummation of the KCPL Merger and the KGE Merger will not be treated as a termination of employment under benefit plans of either Western Resources or KCPL, and participants in such plans will receive credit for past service with KCPL or Western Resources, as the case may be.

STOCK OPTIONS

  The Merger Agreement provides that prior to the KCPL Effective Time, KCPL will take such actions as may be necessary such that immediately prior to the KCPL Effective Time, each option to purchase shares of KCPL Common Stock and any accrued dividend rights granted on such KCPL Common Stock and any KCPL Stock Options which are outstanding, whether or not then exercisable, will be canceled and entitle the holder of any then exercisable KCPL Stock Options, upon surrender of all outstanding KCPL Stock Options, to receive in consideration of such cancellation an amount in cash from KCPL equal to the result of multiplying the number of shares of KCPL Common Stock previously subject to such KCPL Stock Option by the difference between (i) the sum of (x) the fair market value of the number of shares of Western Resources Common Stock (as determined by the average closing price of the Western Resources Common Stock for the five (5) consecutive trading day period occurring immediately following the Western Resources Stock Distribution) that such optionee would have received if such optionee had exercised a KCPL Stock Option to purchase one (1) share of KCPL Common Stock immediately prior to the KCPL Effective Time and (y) the fair market value of the number of shares of

Westar Energy Series A Common Stock (as determined by the average closing price of the Westar Energy Series A Common Stock for the five (5) consecutive trading day period occurring immediately following the Western Resources Stock Distribution) that such optionee would have received if such optionee had exercised a KCPL Stock Option to purchase one (1) share of KCPL Common Stock immediately prior to the KCPL Effective Time and (ii) the per share exercise price of such KCPL Stock Options.

NO SOLICITATIONS

  The Merger Agreement provides that from and after March 18, 1998, KCPL will not, and will not authorize or permit any of its officers, directors, employees, accountants, counsel, investment bankers, financial advisors and other representatives (collectively, "Representatives") to, directly or indirectly, initiate, solicit or encourage (including by way of furnishing information) or take any other action to facilitate knowingly any inquiries or the making of any proposal which constitutes or may reasonably be expected to lead to an Acquisition Proposal (as defined below) from any person, or engage in any discussion or negotiations relating thereto or accept any Acquisition Proposal; provided, however, that notwithstanding any other provision of the Merger Agreement, KCPL may (i) at any time prior to the time KCPL's shareholders will have voted to approve the Merger Agreement, engage in discussions or negotiations with a third party who (without any solicitation, initiation, encouragement, discussion or negotiation, directly or indirectly, by or with KCPL or its Representatives after March 18, 1998) seeks to initiate such discussions or negotiations and may furnish such third-party information concerning KCPL and its business, properties and assets if, and only to the extent that, (A)(x) the third party has first made an Acquisition Proposal that is financially superior to the transactions contemplated by the Merger Agreement and has demonstrated that financing for the Acquisition Proposal is reasonably likely to be obtained (as determined in good faith by the KCPL Board after consultation with its financial advisors) and (y) the KCPL Board concludes in good faith, after considering applicable provisions of state law, on the basis of oral or written advice of outside counsel that such action is necessary for the KCPL Board to act in a manner consistent with its fiduciary duties under applicable law and (B) prior to furnishing such information to or entering into discussions or negotiations with such person or entity, KCPL (x) provides prompt notice to Western Resources to the effect that it is planning to furnish information to or enter into discussions or negotiations with such person or entity and (y) receives from such person or entity an executed confidentiality agreement in reasonably customary form on terms not in the aggregate materially more favorable to such person or entity than the terms contained in the Confidentiality Agreement, (ii) comply with Rule 14e-2 promulgated under the Exchange Act with regard to a tender or exchange offer, and/or (iii) accept an Acquisition Proposal from a third party, provided KCPL first terminates the Merger Agreement pursuant to the provisions of Section 11.1(e) thereof. KCPL has agreed to cease and terminate any existing solicitation, initiation, encouragement, activity, discussion or negotiation with any parties conducted previously by KCPL or its Representatives with respect to the foregoing. KCPL has agreed to notify Western Resources orally and in writing of any such inquiries, offers or proposals (including, without limitation, the terms and conditions of any such proposal and the identity of the person making it) within 24 hours of the receipt thereof, keep Western Resources informed of the status and details of any such inquiry, offer or proposal and give Western Resources five days' advance notice of any agreement to be entered into with or any information to be supplied to any person making such inquiry, offer or proposal. "Acquisition Proposal" is defined to mean a proposal or offer (other than by Western Resources, KGE or Westar Energy) for a tender or exchange offer, a merger, consolidation or other business combination involving KCPL or any KCPL Subsidiary, or any proposal to acquire in any manner a substantial equity interest in or a substantial portion of the assets of KCPL or any KCPL Subsidiary.

OPERATIONS OF WESTAR ENERGY FOLLOWING THE TRANSACTIONS

  The Merger Agreement provides that at the KGE Effective Time, Western Resources will cause the initial Board of Directors of Westar Energy to be comprised of six persons designated by Western Resources and four persons selected from the Board of Directors of KCPL, in office as of March 18, 1998, designated by KCPL. Thereafter, directors of Westar Energy will be nominated and elected in accordance with the procedures set forth in the Westar Energy Articles and Westar Energy Bylaws.

  The Merger Agreement provides that at the KGE Effective Time, Western Resources will cause to be nominated to the Board of Directors of Western Resources (to such class of directors as Western Resources will determine in its sole discretion) the following persons: William H. Clark, Robert J. Dineen and Robert H. West. No persons will be substituted for the foregoing persons if any such person declines to serve or is not qualified as a director of Western Resources pursuant to the Western Resources Articles or the Western Resources Bylaws.

  The Merger Agreement provides that at the KGE Effective Time, (i) the executive headquarters of Westar Energy will be in Kansas City, Missouri, (ii) the customer service headquarters of Westar Energy will be in Wichita, Kansas, and (iii) the field operation headquarters of Westar Energy will be in Topeka, Kansas.

  Upon the KGE Effective Time, the dividend policy of Westar Energy will be set by the Board of Directors of Westar Energy so as to achieve a payout ratio that is consistent with comparable electric utility companies.

TAX-FREE STATUS

  The Merger Agreement provides that no party thereto will take any action nor permit any of its Subsidiaries or any employees, officers or directors of such party or of any of its Subsidiaries to take any action which would, or would be reasonably likely to, adversely affect the ability of the KCPL Merger or the KGE Merger to qualify for tax-free treatment under the Code, both to the parties and to their respective shareholders (except for any cash received in lieu of fractional shares), and each party shall use reasonable efforts to achieve such result.

REDEMPTION OF WESTERN RESOURCES PREFERRED STOCK

  The Merger Agreement provides that prior to the KGE Effective Time, the Western Resources Board will call for redemption all its outstanding shares of Preferred Stock and no such shares will be deemed to be outstanding at the KGE Effective Time or entitled to vote on the approval of the Merger Agreement and the transactions contemplated thereby.

CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE KGE MERGER AND THE KCPL
MERGER

  Mutual Conditions. The respective obligations of each party to effect the KGE Merger or the KCPL Merger, as the case may be, are subject to, among other things, the following mutual conditions: (a) the necessary approvals by the shareowners of KCPL and of Western Resources will have been obtained; (b) no temporary restraining order, preliminary or permanent injunction or other order will be in effect that prevents consummation of the KGE Merger or the KCPL Merger; (c) the Registration Statement of which this Joint Proxy Statement/Prospectus forms a part will have become effective and will not be the subject of a stop order; (d) the shares of Western Resources Common Stock issuable in the Stock Contribution and the Western Resources Stock Distribution and the shares of Westar Energy Common Stock issuable in the KCPL Merger and the KGE Merger will have been approved for listing on the NYSE upon official notice of issuance; (e) all material governmental authorizations, permits, consents, orders or approvals will have been obtained; and (f) all required licenses, permits or other authorizations will have been transferred or reissued to the Surviving Corporation on or before the Closing Date. There is no assurance that the foregoing conditions will be met.

  In addition to the foregoing conditions, the respective obligations of each party to effect the KGE Merger and the KCPL Merger, as the case may be, are subject to the following condition:

    Kansas Sales and Use Tax Condition

      Pursuant to the Merger Agreement, the obligation of each party to effect the Mergers is subject to the receipt by Western Resources, on or prior to the Closing Date, of confirmation from the Kansas tax authorities, in form and substance reasonably satisfactory to Western Resources, that no sales or use tax is payable in connection with the Asset Contribution. Kansas state and local governments impose a sales or use tax on the gross receipts from the sale of tangible personal property. Western Resources believes that the Asset Contribution does not constitute a "sale" for this purpose (or, alternatively, will constitute an exempt "nonrecurring" sale). In order for a sale to qualify as "nonrecurring," there must not be more than one sale of that type within a 12-month period.

      As a result of (i) the lack of written authority regarding whether the Asset Contribution constitutes a sale for purposes of the Kansas sales or use tax, and (ii) uncertainty as to whether, if the Asset Contribution is deemed to be a sale, Western Resources will make or will have made, another sale of the same type within a 12-month period (which is within Western Resources' control), there can be no assurance that Western Resources will receive confirmation from the Kansas tax authorities that no sales or use tax is payable. If such confirmation is not received by Western Resources (or if the form or substance of such confirmation is not reasonably satisfactory to Western Resources), there can be no assurance that the Mergers will be effected.

  Conditions to the Obligations of Western Resources, KGE and Westar Energy to Effect the KGE Merger. The obligations of Western Resources, KGE and Westar Energy to effect the KGE Merger are subject to the following additional conditions, among others, specified in the Merger Agreement: (a) KCPL will have performed in all material respects its agreements and covenants required to be performed at or prior to the KGE Effective Time; (b) KCPL's representations and warranties set forth in the Merger Agreement shall be true and correct as of the date of execution of the Merger Agreement and as of the Closing Date (except for those that expressly speak only as of a specific date or time, which need only be true and correct as of such date or time), except as would not reasonably be likely to result in a KCPL Material Adverse Effect;
(c) Western Resources shall have received from KCPL a certificate dated the Closing Date to the effect that the foregoing two conditions have been satisfied; (d) no KCPL Material Adverse Effect shall have occurred; (e) KCPL will have obtained certain third-party consents the lack of which would cause a KCPL Material Adverse Effect; (f) Western Resources will be reasonably satisfied that Final Orders relating to certain government approvals of the merger do not impose terms or conditions that would have or are reasonably likely to have a material adverse effect on the Surviving Corporation; (g) Western Resources shall have received an opinion from Sullivan & Cromwell to the effect that the KCPL Merger and the KGE Merger will each qualify as a reorganization within the meaning of Section 368 of the Code and that no gain or loss will be recognized by the shareowners of KGE or Western Resources as a result of the KGE Merger; (h) the aggregate number of Dissenting Shares shall be no greater than 5.5% of the outstanding shares of KCPL Common Stock as of the KCPL Effective Time; (i) the KCPL Merger shall have been consummated; and
(j) Western Resources will have received Affiliate Agreements from each Affiliate of KCPL. There is no assurance that the foregoing conditions will be met.

  In addition to the foregoing conditions, the obligations of Western Resources, KGE and Westar Energy to effect the KGE Merger are subject to the following additional conditions specified in the Merger Agreement:

    Exemption from the 1935 Act

      It is a condition to the obligations of Western Resources, KGE and Westar Energy to effect the Transactions that Western Resources will be reasonably satisfied that as of the KGE Effective Time, Western Resources will be exempt from all of the provisions of the 1935 Act other than Section 9(a)(2) thereof. See "RISK FACTORS--Uncertainty Regarding Western Resources' Regulatory Status" and "THE TRANSACTIONS-- Regulatory Matters--Public Utility Holding Company Act of 1935." Western Resources anticipates that, following consummation of the Transactions, it will be exempt under Section 3(a)(1) of the 1935 Act pursuant to Rule 2 thereunder from all provisions of the 1935 Act except Section 9(a)(2). To qualify for an exemption under Section 3(a)(1) of the 1935 Act, Westar Energy must be predominantly intrastate in character and carry on its utility business substantially in the state in which both Westar Energy and Western Resources are incorporated, Kansas. As a result of the Transactions, Westar Energy will derive utility revenues from outside of the state of Kansas in an amount at the high-end of the range of out-of-state utility revenues of utility subsidiaries of holding companies that currently are exempt from the 1935 Act pursuant to Section 3(a)(1) and Rule 2. In the event that Western Resources determines prior to the consummation of the Transactions that an exemption under Section 3(a)(1) of the 1935 Act is not available, Western Resources must either (i) waive this condition and become a registered holding company under the 1935 Act or (ii) determine to assert that this condition has not been satisfied and choose not to consummate the KGE Merger.

    Although Western Resources anticipates that after the Transactions it will qualify for an exemption under Section 3(a)(1) of the 1935 Act pursuant to Rule 2, there is no assurance that the SEC will not challenge Western Resources' stated intention to file for an exemption pursuant to Rule 2 or that this condition will be satisfied.

    Obtaining Statutory Approval Satisfactory to Western Resources

      It is a condition to the obligations of Western Resources, KGE and Westar Energy to effect the Transactions that the final orders necessary to consummate the Transactions are obtained from the various federal and state regulators on terms and conditions which would not have, or insofar as reasonably can be foreseen would not be likely to have, a material adverse effect on the benefits anticipated by Western Resources in the Transactions. In many utility mergers state regulators require a portion of savings from merger synergies to be allocated to customers as a condition for their approval of a transaction. Western Resources believes, and has discussed its position with KCPL, that in light of the rate reductions associated with merger synergies that are described below and already allocated to customers, any efforts by the relevant state regulators to seek further rate reductions would give Western Resources the right to trigger such condition. Western Resources and KCPL have each already implemented rate reductions in Kansas and Missouri. KCPL has (i) already implemented rate reductions to share anticipated merger synergies with customers in Missouri from its previously planned merger with UtiliCorp and (ii) entered into a stipulation in Kansas which states that the Kansas Commission staff and the Citizen's Utility Ratepayers Board will not request rate reductions or rate refunds from Western Resources, KCPL or their affiliates sooner than one year after consummation of the Mergers. Moreover, Western Resources believes that the rate reductions it has begun to implement in Kansas take into account synergies that are related to the Transactions. There is no assurance that the state regulators will not require Westar Energy to share additional merger related synergies with customers in Missouri or Kansas as a condition to their approval of the Transactions or that Western Resources will waive this condition and consummate the Transactions if state regulators require additional rate reductions. See "THE TRANSACTIONS--Regulatory Matters--General."

  Conditions to the Obligations of KCPL to Effect the KCPL Merger. The obligation of KCPL to effect the KCPL Merger is subject to the following additional conditions, among others, specified in the Merger Agreement: (a) Western Resources, KGE and Westar Energy will have performed in all material respects its agreements and covenants required to be performed at or prior to the KGE Effective Time; (b) the representations and warranties of Western Resources, KGE and Westar Energy set forth in the Merger Agreement shall be true and correct as of the date of execution of the Merger Agreement and as of the Closing Date (except for those that expressly speak only as of a specific date or time, which need only be true and correct as of such date or time), except as would not reasonably be likely to result in a Western Resources Material Adverse Effect; (c) KCPL shall have received from Western Resources a certificate dated the Closing Date to the effect that the foregoing two conditions have been satisfied; (d) no Western Resources Material Adverse Effect shall have occurred; (e) Western Resources, KGE and Westar Energy will have obtained certain third-party consents the lack of which would cause a Western Resources Material Adverse Effect; (f) KCPL shall be reasonably satisfied that Final Orders relating to certain government approvals of the merger do not impose terms or conditions that would have or are reasonably likely to have a material adverse effect on the Surviving Corporation; (g) KCPL shall have received an opinion from Skadden Arps to the effect that the KCPL Merger and KGE Merger will each qualify as a reorganization under Section 368(a) of the Code and that, other than in respect of cash paid in lieu of fractional shares, no gain or loss will be recognized by the shareholders of KCPL or Westar Energy as a result of either the KCPL Merger or the KGE Merger; and (h) the Asset Contribution and the Stock Contribution will have been consummated and all conditions to Western Resources' and Westar Energy's obligations to effect the KGE Merger have been satisfied or waived. There is no assurance that the foregoing conditions will be met.

AMENDMENT AND WAIVER

  The Merger Agreement may be amended by the Boards of Directors of the parties thereto, at any time before or after approval by the shareholders of KCPL and Western Resources and prior to the KGE Effective Time, but after such approvals, no such amendment will (a) alter or change the amount or kind of shares, rights or any of the proceedings of the treatment of shares under the terms of the KCPL Merger and the KGE Merger or (b) alter or change any of the terms and conditions of the Merger Agreement if any of the alterations or changes, alone or in the aggregate, would materially adversely affect the rights of holders of KCPL Common Stock or Western Resources Common Stock, except for alterations or changes that could otherwise be adopted by the Board of Directors of the Surviving Corporation without the further approval of such shareholders, as applicable. The Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties thereto.

  At any time prior to the KGE Effective Time, a party to the Merger Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party and (c) waive compliance with any of the agreements or conditions of the other party to the extent permitted by applicable law. Any agreement on the part of a party to any such extension or waiver will be valid if set forth in an instrument in writing signed on behalf of such party.

TERMINATION

  The Merger Agreement provides that only Western Resources and KCPL will have the right to terminate the Merger Agreement. (References to a party under this section will mean Western Resources, and KGE and Westar Energy, on the one hand, and KCPL, on the other hand.) The Merger Agreement may be terminated at any time prior to the Closing Date, whether before or after approval by the shareholders of the respective parties hereto contemplated by the Merger
Agreement: (a) by mutual written consent of the Boards of Directors of KCPL and Western Resources; (b)(i) by either party if there has been any breach of any representations, warranties, covenants or agreements on the part of the other set forth in the Merger Agreement, which breaches individually or in the aggregate would result in a Western Resources Material Adverse Effect or a KCPL Material Adverse Effect, as the case may be, and, which breaches have not been cured within 20 business days following receipt by the breaching party of notice of such breach or adequate assurance of such cure will not have been given by or on behalf of the breaching party within such 20-business day period, (ii) by either party, if the KCPL Board of Directors or any committee thereof (A) will withdraw or modify in any adverse manner its approval or recommendation of the Merger Agreement or the transactions contemplated hereby, (B) will fail to reaffirm such approval or recommendation upon Western Resources' request, (C) will approve or recommend any acquisition of KCPL, or a material portion of its assets or any tender offer for shares of capital stock of KCPL in each case, other than by Western Resources or an Affiliate thereof or (D) resolves, to take any of the actions specified in clause (A),
(B) or (C), or (iii) by either party, if any state or federal law, order, rule or regulation is adopted or issued, which has the effect, as supported by the written opinion of outside counsel for such party, of prohibiting the transactions contemplated hereby, or by any party hereto if any court of competent jurisdiction in the United States or any state will have issued an order, judgment or decree permanently restraining, enjoining or otherwise prohibiting the transactions contemplated hereby, and such order, judgment or decree will have become final and nonappealable; (c) by either party hereto, by written notice to the other party, if the KCPL Effective Time will not have occurred on or before December 31, 1999 (the "Termination Date"); provided, however, that the right to terminate the Merger Agreement will not be available to any party whose failure to fulfill any obligation under this Merger Agreement has been the cause of, or resulted in, the failure of the KCPL Effective Time to occur on or before this date; (d) by either party hereto, by written notice to the other party, if (i) the Western Resources Shareowners' Approval will not have been obtained at a duly held Western Resources Meeting, including any adjournments thereof, or the KCPL Shareholders' Approval will not have been obtained at a duly held KCPL Meeting, including any adjournments thereof or (ii) the Western Resources Shareowners' Approval and the KCPL Shareholders' Approval will not have been obtained on or before August 31, 1998; (e) by KCPL, prior to the approval of the Merger Agreement by the shareholders of KCPL, upon five days' prior notice to Western Resources, if, as a result of an Acquisition Proposal by a party other than Western Resources or any of its Affiliates, the Board of Directors of KCPL determines in good faith, after considering applicable provisions of state law, on the basis of oral or written advice of outside counsel that acceptance of the Acquisition Proposal is necessary for the KCPL Board of Directors to act in a manner consistent with its fiduciary duties under applicable law; provided, however, that (i) the Board of Directors of KCPL will have concluded in good faith, after considering applicable provisions of state law and after giving effect to all concessions which may be offered by Western Resources pursuant to clause (ii) below, on the basis of oral or written advice of outside counsel that such action is necessary for the Board of Directors to act in a manner consistent with its fiduciary duties under applicable law and (ii) prior to any such termination, KCPL will, and will cause its respective financial and legal advisors to, negotiate with Western Resources to make such adjustments in the terms and conditions of the Merger Agreement as would enable KCPL to proceed with the transactions contemplated herein; or (f) by either party hereto, by the delivery of written notice to the other party not later than 5:00 p.m., New York City time, on the fifth NYSE trading day prior to the scheduled KGE Effective Time (the parties agreeing that each party will have at least ten NYSE trading days' notice of the KGE Effective Time), if the Western Resources Index Price is less than or equal to $29.78.

  In the event of termination of the Merger Agreement by either KCPL or Western Resources pursuant to one of the situations enumerated above, there will be no liability on the part of any party hereto or their respective officers or directors under the Merger Agreement. Certain provisions of the Merger Agreement will, however, survive the termination.

TERMINATION FEES

  If (i) the Merger Agreement (A) is terminated by Western Resources under the circumstances described in clause (b)(i) above, (B) is terminated by KCPL under the circumstances described in clause (e) above, (C) is terminated as a result of KCPL's breach of its duty to perform its obligations in connection with obtaining the KCPL Shareholder Approval, or (D) is terminated because the shareholders of KCPL do not approve the transactions contemplated thereby,
(ii) at the time of such termination or prior to the meeting of KCPL's shareholders there will have been made an Acquisition Proposal or any of its Affiliates (whether or not such Acquisition Proposal will have been rejected or will have been withdrawn prior to the time of such termination or of such meeting) and (iii) within two and one-half years of the termination of the Merger Agreement KCPL or any of its Affiliates becomes a Subsidiary of the party which has made such Acquisition Proposal or a Subsidiary of an Affiliate of such party or accepts a written offer to consummate or consummates an Acquisition Proposal with such party or an Affiliate thereof, then KCPL (jointly and severally with its Affiliates), upon the signing of a definitive agreement relating to such Acquisition Proposal, or, if no such agreement is signed, then at the closing (and as a condition to the closing) of KCPL becoming such a Subsidiary or of such Acquisition Proposal, will pay to Western Resources a termination fee equal to $50 million in cash. If on or before the Termination Date all of the conditions to Closing specified in the Merger Agreement, other than the KCPL Tax Condition, have been fulfilled, and KCPL declines to waive the KCPL Tax Condition, then KCPL will reimburse to Western Resources its expenses in connection with the Merger Agreement up to $5 million.

  If on or before the Termination Date all of the conditions to the Closing set forth in the Merger Agreement (other than conditions relating to the 1935 Act, certain statutory approvals, FERC approval and Western Resources' receipt of a tax opinion from counsel) will have been fulfilled, and Western Resources declines to waive such conditions, then immediately following the Termination Date Western Resources will reimburse KCPL for any and all expenses of KCPL with respect to the Merger Agreement and the transactions contemplated thereby, up to a maximum reimbursement of KCPL by Western Resources of $5 million in the case of conditions relating to the statutory approvals or the tax opinion, $25 million in the case of the conditions relating to FERC approval, and $35 million in the case of the condition relating to the 1935 Act; provided, however, that Western Resources will be required to reimburse KCPL's expenses in respect of the failure of only one of the foregoing closing conditions to be satisfied.

EXPENSES

  Except as set forth above, all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring the expense, except that those expenses incurred in connection with the printing and filing of the Registration Statement of which this Joint Proxy Statement/Prospectus forms a part, as well as the filing fee relating thereto, will be shared equally by KCPL and Western Resources.

STANDSTILL ARRANGEMENTS

  If the Merger Agreement is terminated (i) by mutual consent of the parties,
(ii) by KCPL because of a breach by Western Resources of any of its representations or covenants, (iii) by either party because of any law or injunction that permanently prohibits the transactions contemplated by the Merger Agreement, (iv) subject to certain exceptions, if the KCPL Effective Time does not occur prior to December 31, 1999, or (v) by either party because Western Resources' shareowners do not approve the Contributions and the Articles Amendment, then Western Resources may not, for a period of three years following such termination, among other things, acquire, agree to acquire or make any proposal to acquire, directly or indirectly, any securities or property of KCPL or any of its subsidiaries, seek or propose to enter into a merger, tender offer, or sale of assets involving KCPL, or otherwise act to seek to control or influence the management, Board of Directors or policies of KCPL; provided, however, that the provisions set forth in the preceding sentence will cease to apply in the event that a third party, not acting in concert with Western Resources or not affiliated with Western Resources, makes a proposal to merge with KCPL or acquire KCPL or all or substantially all of the assets of KCPL, or acquires 10% or more of the KCPL Common Stock or if KCPL permits such action in writing.

  Except as set forth below, during the period beginning on, and ending on the tenth anniversary of, the Closing Date (unless earlier terminated pursuant to the provisions of the Merger Agreement), Western Resources will not, and will cause its Subsidiaries and Affiliates or those acting on their behalf not to, directly or indirectly, (A) in any manner acquire, agree to acquire, make any proposal to acquire or announce or disclose any intention to make a proposal to acquire, directly or indirectly, any Voting Securities, except pursuant to the KGE Merger in accordance with the terms and conditions of the Merger Agreement or (B) propose to enter into, or announce or disclose any intention to propose to enter into, directly or indirectly, any merger or business combination involving Westar Energy or to purchase, directly or indirectly, all or substantially all of the assets of Westar Energy. Notwithstanding the provisions of the previous sentence, following the Closing Date Western Resources may (i) in any manner acquire Voting Securities representing in the aggregate up to but not exceeding the greater of 85% of the Voting Securities on a diluted basis or 88.5% of the Voting Securities on a primary basis, or
(ii) make a tender offer or exchange offer for all outstanding shares of Westar Energy Common Stock or Voting Securities or propose to enter into, or announce or disclose the intention to propose to enter into any merger or business combination with Westar Energy or to purchase substantially all the assets of Westar Energy, provided that any such action satisfies the following additional requirements: (x) the offer must be a "tender offer" for purposes of, and must be made in compliance with, Rules 14d-1 and 13e-3 under the Exchange Act (or any successor provisions thereto), and (y) any such action must be at a price and on terms that are fair to the stockholders of Westar Energy (as determined by a majority of the Independent Directors after the receipt of a fairness opinion with respect to any such proposed transaction from a nationally recognized investment banking firm selected by a majority of the Independent Directors and reasonably acceptable to Western Resources) and must be approved by a majority of the Independent Directors.

                  AMENDMENT TO THE WESTERN RESOURCES ARTICLES

PROPOSED AMENDMENT

  The Western Resources Board has adopted a proposal to amend the Western Resources Articles and has directed that this proposed amendment be submitted to the Western Resources shareowners at the Western Resources Meeting. As described below, the Articles Amendment would increase, immediately prior to the Western Resources Share Issuance, the number of authorized shares of Western Resources Common Stock from 85,000,000 shares to 300,000,000 shares. Depending on the Conversion Ratio, a maximum of 44,698,100 shares may be used to consummate the Stock Contribution, and the remaining shares will be available, if and when needed, for issuance for any proper corporate purpose approved by the Western Resources Board, subject to the shareowner voting requirements.

  Current Provision. The Western Resources Articles currently provide for authorized capital stock of 95,600,000 shares, of which 85,000,000 shares are common stock, 4,000,000 shares are preference stock without par value, 600,000 shares are preferred stock of the par value One Hundred Dollars ($100) each and 6,000,000 shares are preferred stock without par value.

  Proposed Amendment. The Authorized Stock Amendment provides that the authorized shares of Western Resources Common Stock be increased from 85,000,000 shares to 300,000,000 shares. If the shareowners of Western Resources approve the Authorized Stock Amendment, the first part of Article IV of the Western Resources Articles will be amended to read in its entirety as follows:

  The amount of capital stock of this Corporation shall be 310,600,000 shares of which 300,000,000 shares is Common Stock of the par value of Five Dollars ($5.00) each, 4,000,000 shares is Preference Stock without par value, 600,000 shares is preferred stock of the par value of One Hundred Dollars ($100) each and 6,000,000 shares is preferred stock without par value, all such preferred stock being termed "Preferred Stock."

  Purpose and Effect of the Proposed Amendment. The purpose of the proposed increase in the number of authorized shares of Western Resources Common Stock is to ensure that sufficient shares are available, immediately prior to the Western Resources Share Issuance, to consummate the Stock Contribution and to ensure that additional shares will be available, if and when needed, for issuance from time to time for any proper purpose approved by the Western Resources Board, including issuances to raise capital or effect acquisitions, and for other corporate purposes. Although there are no present arrangements, agreements or understandings for issuance of such additional shares (other than the shares reserved for issuance in the Stock Contribution), the Western Resources Board believes that the availability of the additional authorized shares for issuance upon approval of the Western Resources Board without the necessity for, or the delay inherent in, a meeting of the Western Resources shareowners will be beneficial to Western Resources and its shareowners by providing Western Resources with the flexibility required to consider promptly and respond to future business needs and opportunities as they arise.

  If the proposed amendment is approved by the shareowners of Western Resources, the Board does not presently intend to seek further shareowner approval with respect to any particular issuance of shares, unless required by applicable law, by regulatory authorities, or by the policies, rules and regulations of the NYSE.

VOTE REQUIRED FOR APPROVAL

  As provided under the KGCC, the Western Resources Articles, the Western Resources Bylaws and the rules of the NYSE, as applicable, approval of the Articles Amendment requires the affirmative vote of a majority of the outstanding shares of Western Resources Common Stock entitled to vote at the Western Resources Meeting. Abstentions and broker non-votes will have the same effect as votes cast against approval of the Articles Amendment. Approval of the Articles Amendment is required in order to consummate the Transactions.

  THE WESTERN RESOURCES BOARD, BY A UNANIMOUS VOTE, RECOMMENDS THAT WESTERN RESOURCES SHAREOWNERS VOTE "FOR" THE ARTICLES AMENDMENT.

                  DESCRIPTION OF WESTAR ENERGY CAPITAL STOCK

  The following description of Westar Energy capital stock is not complete and is subject to and qualified in its entirety by reference to the KGCC and to the complete text of the Westar Energy Articles and the Westar Energy Bylaws which are attached as Annex F and G, respectively, to this Joint Proxy Statement/Prospectus and incorporated by reference herein.

AUTHORIZED CAPITAL STOCK

  Under the Westar Energy Articles, Westar Energy's authorized capital stock consists of 500,000,000 shares, without par value, of Series A Common Stock, 300,000,000 shares, without par value, of Series B Common Stock and 50,000,000 shares, without par value, of preferred stock.

WESTAR ENERGY COMMON STOCK

  The Westar Energy Bylaws provide that each outstanding share entitled to vote under the Westar Energy Articles is entitled to one vote on each matter submitted to a shareowner vote. The KGCC allows, but does not require, cumulative voting for the election of directors. Under the Westar Energy Bylaws, Westar Energy's shareowners have cumulative voting rights for the election of directors. Accordingly, each holder of shares eligible to vote for the election of directors may cast a number of votes in the aggregate equal to the number of shares held by that holder multiplied by the number of directors to be elected, and such votes may be cast for one candidate or distributed among two or more candidates at the shareowner's discretion. Subject to preferences that may be applicable to outstanding Westar Energy preferred stock, holders of Westar Energy Common Stock are entitled to share equally, share for share, when and as dividends are declared upon the Westar Energy Common Stock, whether payable in cash, in property or in shares of stock of Westar Energy. In the event of the distribution of assets on dissolution, the outstanding Westar Energy preferred stock, if any, shall rank prior to the Westar Energy Common Stock.

WESTAR ENERGY PREFERRED STOCK

  The Westar Energy Board of Directors is authorized to designate any series of Westar Energy preferred stock and the relative rights and preferences of each series. As of the date of this Joint Proxy Statement/Prospectus, no shares of Westar Energy preferred stock were issued or outstanding.

ANTI-TAKEOVER EFFECT OF CERTAIN PROVISIONS OF THE WESTAR ENERGY ARTICLES AND THE WESTAR ENERGY BYLAWS

  Certain provisions of the Westar Energy Articles and the Westar Energy Bylaws described above relating to Westar Energy's capitalization may have the effect of impeding the acquisition of control of Westar Energy. These provisions are designed to reduce, or have the effect of reducing, the vulnerability of Westar Energy to unsolicited takeover attempts which are unfair to Westar Energy shareowners. The Westar Energy Board of Directors could create and issue a series of preferred stock with rights, privileges or restrictions, and adopt a stockholder rights plan, having the effect of discriminating against an existing or prospective holder of such securities as a result of such security holder beneficially owning or commencing a tender offer for a substantial amount of Westar Energy Common Stock. One of the effects of authorized but unissued and unreserved shares of capital stock may be to render more difficult or discourage an attempt by a potential acquiror to obtain control of Westar Energy by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of Westar Energy's management. The issuance of such shares of capital stock may have the effect of delaying, deferring or preventing a change in control of Westar Energy without any further action by the shareowners of Westar Energy. Westar Energy has no present intention to adopt a stockholder rights plan, but could do so without shareowner approval at any future time.

TRANSFER AGENT AND REGISTRAR

  Western Resources will be the transfer agent and registrar for the Westar Energy Common Stock.

STOCK EXCHANGE LISTING; DELISTING AND DEREGISTRATION OF KCPL COMMON STOCK

  It is a condition to the KGE Merger and the KCPL Merger that the shares of Westar Energy Common Stock issuable in the Mergers be approved for listing on the NYSE prior to the KCPL Effective Time and the KGE Effective Time, as applicable, subject to official notice of issuance. If the Mergers are consummated, KCPL Common Stock will cease to be listed on the NYSE.

OTHER TERMS

  Holders of Westar Energy Common Stock shall not have preemptive rights.

                        COMPARISON OF SHAREOWNER RIGHTS

  As a consequence of the Transactions, shareholders of KCPL, a Missouri corporation, will become shareowners of Western Resources, a Kansas corporation, and Westar Energy, also a Kansas corporation. The rights of KCPL shareholders are currently governed by Missouri law (including the MGBCL), the KCPL Articles and the KCPL Bylaws. Upon consummation of the Transactions, the rights of KCPL shareholders who become shareowners of Western Resources and Westar Energy will be governed by Kansas law, the Western Resources Articles, the Western Resources Bylaws, the Westar Energy Articles and the Westar Energy Bylaws. The following is a summary of the principal differences between the rights of holders of KCPL Common Stock and those of Western Resources Common Stock and Westar Energy Common Stock following the Transactions.

  The following summary does not purport to be complete and is qualified by reference to the Kansas Law, the Missouri Law, the Westar Energy Articles, the Westar Energy Bylaws, the Western Resources Articles, the Western Resources Bylaws, the KCPL Articles and the KCPL Bylaws. Copies of all these documents are incorporated by reference herein and will be sent to holders of shares of Western Resources and KCPL upon request. Copies of all such laws and instruments may be obtained in the manner set forth above under "AVAILABLE INFORMATION."

SPECIAL MEETINGS OF SHAREOWNERS

  Section 351.225.3 of the MGBCL permits the board of directors or such other person or persons as may be authorized in the articles of incorporation or bylaws of a Missouri corporation to call a special meeting of shareholders. The KCPL Bylaws provide that, in general, a special meeting of shareholders may be called only by the Chairman of the KCPL Board, by the President, or at the written request of a majority of the KCPL Board.

  Section 17-6501(e) of the KGCC provides that special meetings of shareowners of a Kansas corporation may be called by the board of directors or by such person or persons as may be authorized by the articles of incorporation or bylaws. The Western Resources Bylaws provide that a special meeting of shareowners may be called by the Western Resources Board or the Chairman or President of Western Resources. The Westar Energy Articles provide that a special meeting of shareowners may be called only by the Chairman of the Board, the President, a shareowner owning in excess of 50% of the outstanding voting securities of Westar Energy, or the Westar Energy Board or by such other person as may be authorized by the Bylaws. The Westar Energy Bylaws do not authorize any others to call a special meeting of shareowners.

NUMBER OF DIRECTORS

  Section 351.315.1 of the MGBCL provides that a Missouri corporation shall have three or more directors, except that a corporation may have one or two directors if so stated in the articles of incorporation. The KCPL Articles provide that the number of directors shall be fixed by the KCPL Bylaws but shall not be less than three. The KCPL Bylaws fix the number of directors to be elected at the annual meeting of shareholders at nine (9). The number of directors may be increased by way of amendment of such Bylaws at an annual or special meeting of KCPL's shareholders called for such purpose by a majority of the shareholders present and entitled to vote at such meeting, provided a majority of the outstanding shares entitled to vote are present in person or by proxy.

  Section 17-6301(b) of the KGCC provides that the board of directors of a Kansas corporation shall consist of one or more members and the number of directors shall be fixed by, or in the manner provided in, the bylaws, unless the articles of incorporation establish the number of directors, in which case a change in the number of directors shall be made only by amendment of the articles of incorporation. The Western Resources Articles provide that the number of directors shall not be less than seven (7) nor more than fifteen
(15), the precise number to be set by the Western Resources Board, provided that, unless approved by a majority of shareowners entitled to vote, the number of directors shall not be reduced if such reduction would shorten the term of an existing director. The Westar Energy Articles provide that the number of directors will be fixed pursuant to the Bylaws. The Westar Energy Bylaws provide that the number of directors will be determined by a majority of the Westar Energy Board.

ADVANCE NOTICE OF SHAREOWNER NOMINATIONS OF DIRECTORS

  Under the KCPL Bylaws, nominations of persons for election to the KCPL Board may be made at a meeting of shareholders by any shareholder who is a shareholder of record on both the date notice of the meeting is given and on the record date for the meeting, provided that the Secretary of KCPL receives proper written notice of such nomination not less than sixty (60) days nor more than ninety (90) days prior to the meeting. If less than seventy (70) days' notice or prior public disclosure of the date of the meeting is given or made by KCPL to its shareholders, the notice of nomination must be received not later than the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed or public disclosure was made, whichever occurs first.

  To be in proper written form, a shareholder's notice to the Secretary must set forth: (a) as to each person whom the shareholder proposes to nominate for election as a director, (i) the name, age, business address and residence address of such person, (ii) the principal occupation or employment of such person, (iii) the class or series and number of shares of capital stock of KCPL that are owned beneficially or of record by such person and (iv) any other information relating to such person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to
Section 14 of the Exchange Act and the rules and regulations promulgated thereunder; and (b) as to the shareholder giving the notice, (i) the name and record address of such shareholder, (ii) the class or series and number of shares of capital stock of KCPL that are owned beneficially or of record by such shareholder, (iii) a description of all arrangements or understandings between such shareholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such shareholder, (iv) a representation that such shareholder intends to appear in person or by proxy at the meeting to nominate the persons named in the notice and (v) any other information relating to such shareholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. Such notice must be accompanied by a written consent of each proposed nominee being named as a nominee and to serve as a director if elected.

  The Western Resources Articles contain a similar advance notice provision. Nominations of persons for election to the Western Resources Board may be made at a meeting of shareowners by any shareowner who is a holder of record at the time the notice of such nomination is given and who shall be entitled to vote at the meeting, provided that the Secretary of Western Resources receives written notice not less than thirty-five (35) days nor more than fifty (50) days prior to the meeting. In the event that less than forty-five (45) days' notice or prior public disclosure of the date of the meeting is given or made by Western Resources to its shareowners, the notice of nomination must be received not later than the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed or public disclosure was made. For notice by the shareowner to be timely, it must be received in any event not later than the close of business on the seventh day preceding the day on which the meeting is to be held. Such notice shall contain (i) the names of the nominees and all other information required to be disclosed in a proxy statement for the election of directors or otherwise required by applicable law, (ii) the name and address of the shareowner making the nomination as they appear on the books of Western Resources, (iii) a representation that such shareowner is a holder of record of the stock entitled to vote at the meeting on the date of the notice and intends to appear in person or by proxy at the meeting to nominate the person(s) specified in the notice and (iv) a description of all arrangements or understandings between such shareowner and each nominee and any other person on whose behalf such nominations are being made.

  The Westar Energy Bylaws contain a similar advance notice provision. Notice of the name of any person to be nominated by any shareowner for election as a director must be delivered to the Secretary of Westar Energy at its principal executive office not less than sixty (60) nor more than ninety (90) days prior to the date of the meeting; provided, however, that if the date of the meeting is first publicly announced or disclosed (in a public filing or otherwise) less than seventy (70) days prior to the date of the meeting, such advance notice need be given not more than ten days after such date is first so announced or disclosed. Public notice is deemed to have been given more than seventy (70) days in advance of the annual meeting if Westar Energy has previously disclosed, in its bylaws or otherwise, that the annual meeting in each year is to be held on a determinable date, unless and until the Board of Directors determines to hold the meeting on a different date. Any shareowner desiring to nominate any person for election as a director of the Corporation must deliver with such notice a statement in writing setting forth the name of the person to be nominated, the number and class of all shares of each class of stock of Westar Energy beneficially owned by such person, the information regarding such person required by paragraphs (a), (e) and (f) of Item 401 of Regulation S-K adopted by the SEC (or the corresponding provisions of any regulation subsequently adopted by the SEC applicable to Westar Energy), such person's signed consent to serve as a director of Westar Energy if elected, such shareowner's name and address and the number and class of all shares of each class of stock of Westar Energy beneficially owned by such shareowner. The person presiding at the meeting, in addition to making any other determinations that may be appropriate to the conduct of the meeting, will determine whether such notice has been duly given and will direct nominees not be considered if such notice has not been given.

SHAREOWNER PROPOSAL PROCEDURES

  Pursuant to the KCPL Bylaws, business is properly brought before an annual meeting if any shareholder of KCPL who is a shareholder of record on both the date notice of the meeting is given and on the record date for the meeting provides the Secretary of KCPL with proper written notice not less than sixty
(60) days nor more than ninety (90) days prior to the meeting. If less than seventy (70) days' notice or prior public disclosure of the date of the meeting is given or made by KCPL to its shareholders, the notice by the shareholder must be received not later than the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed or public disclosure was made, whichever occurs first. The KCPL Bylaws require that a shareholder's notice include (i) a description of the proposed business and the reasons for conducting such business, (ii) the name and record address of such shareholder, (iii) the class or series and number of shares that are owned beneficially or of record by such shareholder, (iv) a description of any understanding between such shareholder and any other person regarding the proposal and any material interests of such shareholder in the proposal and (v) a representation that such shareholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting.

  The Western Resources Articles permit the bringing of any business at any meeting of the shareowners by any shareowner who is a holder of record at the time the notice of such business is given and who shall be entitled to vote at the meeting. The required notice must be received by the Secretary of Western Resources not less than thirty-five (35) days nor more than fifty (50) days prior to the meeting. In the event that less than forty-five (45) days' notice or prior public disclosure of the date of the meeting is given or made by Western Resources to its shareowners, the notice by the shareowner must be received not later than the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed or public disclosure was made. For notice by the shareholder to be timely, it must be received in any event not later than the close of business on the seventh day preceding the day on which the meeting is to be held. The notice shall contain
(i) a brief description of the business desired to be brought forth and the reasons for considering the business, (ii) the name and address of the shareowner as they appear on the books of Western Resources, (iii) a representation that such shareowner is a holder of record of the stock entitled to vote at the meeting on the date of the notice and intends to appear in person or by proxy to present the business specified in the notice and (iv) disclosure of any material interest of the shareowner in such proposal.

  The Westar Energy Bylaws provide that notice of any proposal to be presented by any shareowner at any annual or special meeting shall be delivered to the Secretary of Westar Energy at its principal executive office not less than sixty (60) nor more than ninety (90) days prior to the date of the meeting; provided, however, that if the date of the meeting is first publicly announced or disclosed (in a public filing or otherwise) less than seventy (70) days prior to the date of the meeting, such advance notice must be given not more than ten days after such date is first so announced or disclosed. Public notice is deemed given more than seventy (70) days in advance of the annual meeting if Westar Energy has previously disclosed, in its bylaws or otherwise, that the annual meeting in each year is to be held on a determinable date, unless and until the Westar Energy Board determines to hold the meeting on a different date. Any shareowner who gives notice of any such proposal shall deliver therewith the text of the proposal to be presented and a brief written statement of the reasons why such shareowner favors the proposal and setting forth such shareowner's name and address, the number and class of all shares of each class of stock of the corporation beneficially owned by such shareowner and any material interest of such shareowner in the proposal (other than as a shareowner). The person presiding at the meeting, in addition to making any other determinations that may be appropriate to the conduct of the meeting, will determine whether such notice has been duly given and will direct that proposals and nominees not be considered if such notice has not been given.

CLASSIFICATION OF BOARD OF DIRECTORS

  Section 351.315.1 of the MGBCL provides that any Missouri corporation may elect its directors for a term of one or more years, not to exceed three years, the time of service and mode of classification to be provided for by the articles of incorporation or the bylaws of the corporation; but, there shall be an annual election for such number or proportion of directors as may be found upon dividing the entire number of directors by the number of years composing a term. The KCPL Board has only one class of directors and the KCPL Bylaws provide that each director will be elected annually to a one-year term.

  Section 17-6301(d) of the KGCC provides that the directors of a Kansas corporation may be divided into one, two or three classes by the articles of incorporation or by the corporation's initial bylaws, or bylaws adopted by a vote of the shareowners; the term of office of those of the first class to expire at the next annual meeting; of the second class one year thereafter; of the third class two years thereafter; and at each annual election held after such classification and election, directors shall be chosen for a full term, as the case may be, to succeed those whose terms expire. The Western Resources Bylaws provide for three classes of directors as nearly equal in number as possible with no class containing fewer than two directors and with each holding office for a term of three years. The Westar Energy Articles do not provide for a classified board of directors.

VOTING/CUMULATIVE VOTING

  The KCPL Bylaws provide that each outstanding share entitled to vote under the KCPL Articles is entitled to one vote on each matter submitted to a shareholder vote. The MGBCL requires and the KGCC allows, but does not require, cumulative voting for the election of directors. Under the KCPL Bylaws, KCPL's shareholders have cumulative voting rights for the election of directors. Accordingly, each holder of shares eligible to vote for the election of directors may cast a number of votes in the aggregate equal to the number of shares held by that holder multiplied by the number of directors to be elected, and such votes may be cast for one candidate or distributed among two or more candidates at the shareholder's discretion.

  Subject to the voting rights of holders of Western Resources Preferred Stock and Western Resources Preference Stock as provided in the Western Resources Articles, each holder of Western Resources Voting Stock has one vote for each share of such stock held by him or her on all matters requiring action by the shareowners of Western Resources. The Western Resources Articles do not provide for cumulative voting for the election of directors.

  The Westar Energy Articles and Bylaws provide for cumulative voting of all shares entitled to vote for the election of directors. Accordingly, in all elections for directors, each holder of Westar Energy Common Stock shall have the right to cast as many votes in the aggregate as shall equal the number of shares held by him multiplied by the number of directors to be elected and may cast all such votes for a single candidate or may distribute such votes among two or more candidates.

REMOVAL OF DIRECTORS; FILLING VACANCIES ON THE BOARD OF DIRECTORS

  The KCPL Articles and the KCPL Bylaws are silent on the issue of removal of directors. Section 351.315.2 of the MGBCL provides, however, that one or more directors or the entire board of directors of a Missouri corporation may be removed at a duly called special meeting of shareholders called expressly for the purpose of removing one or more directors, with or without cause, by a vote of the holders of a majority of the shares then entitled to vote at an election of directors. In addition, in the case of a corporation having cumulative voting for the election of directors, such as KCPL, if less than the entire board of directors is to be removed, no director may be removed if the votes cast against such removal would be sufficient to elect the director by cumulative voting at a duly convened meeting to elect the entire KCPL Board. Additionally, Section 351.317 of the MGBCL provides that a majority of the entire KCPL Board may remove a director if, at the time of removal, such director fails to meet any qualifications for election stated in the KCPL Articles or KCPL Bylaws or if he is in breach of any agreement between such director and KCPL relating to his services to KCPL as a director or employee. Prior notice of such proposed removal must be given to all directors.

  The KCPL Bylaws provide that vacancies on the KCPL Board may be filled by a majority of the remaining directors, though less than a quorum, until the successor or successors are elected at a meeting of the KCPL shareholders.

  Section 17-6301(k) of the KGCC provides that any director or the entire board of directors of a Kansas corporation may be removed, with or without cause, by the holders of a majority of shares then entitled to vote at an election of directors, except that in the case of a corporation having a classified board of directors, such as Western Resources, shareowners may remove a director only for cause, unless the articles of incorporation provide otherwise, and the Western Resources Articles do not so provide. This requirement may not be modified, and no inconsistent provision may be adopted, without the affirmative vote of the holders of at least 80% of the outstanding shares of stock of Western Resources entitled to vote at any election. Under the Western Resources Bylaws, no director may be removed except for cause. Pursuant to Section 17-6301(k)(2) of the KGCC, in the case of a Kansas corporation with cumulative voting, if less than the entire board of directors is to be removed, no director may be removed without cause if the votes cast against such director's removal would be sufficient to elect such director if then cumulatively voted at an election of the entire board of directors or, in the case of a corporation having classes of directors, such as Western Resources, at an election of the class of directors of which such director is a part.

  Pursuant to the Western Resources Bylaws, vacancies in the Western Resources Board caused by death, resignation or otherwise may be filled at any meeting of the Western Resources Board and such replacement directors shall serve for the remainder of the term applicable to the vacancy being filled.

  The Westar Energy Bylaws provide that any vacancy on the Westar Energy Board will be filled by the affirmative vote of a majority of the remaining directors, unless otherwise provided by law and a director elected to fill a vacancy will serve for the unexpired term of his predecessor in office. Any vacancy to be filled because of an increase in the number of directors may be filled by election by the Westar Energy Board for a term continuing only until the next election of directors by the shareowners. Any director or the entire Westar Energy Board may be removed, with or without cause, by the holders of a majority of the shares entitled to vote at an election of directors, but if less than the entire Westar Energy Board is to be removed, no director may be removed without cause if the votes cast against such director's removal would be sufficient to elect such director if then cumulatively voted at an election of the entire Westar Energy Board.

SHAREOWNER ACTION BY WRITTEN CONSENT

  Under both Section 351.273 of the MGBCL and Section 17-6518 of the KGCC (except, with regard to the KGCC, as otherwise provided in the articles of incorporation of a Kansas corporation), any action which may be taken by shareowners at any annual or special meeting may be taken without a meeting by written consent, provided that such consent is unanimous.

  The Western Resources Articles are silent with respect to action by written consent. The Westar Energy Articles provide that any action required or permitted to be taken by shareowners may be taken without a meeting if a consent in writing, setting forth the action so taken, shall be signed by holders of all (or a majority if allowed by law) of the outstanding stock of Westar Energy entitled to vote on such action.

PREEMPTIVE RIGHTS

  MGBCL Section 351.305 states that preemptive rights are limited or denied only to the extent provided in the articles. KGCC Section 6002(b)(3) provides that preemptive rights may be granted in the articles. No shareowner of KCPL, Western Resources or Westar Energy has any preemptive rights with regard to shares of common or preferred stock.

AMENDMENT OF ARTICLES

  Pursuant to the KCPL Articles, the KCPL Articles may be amended in accordance with Missouri law, provided that in no event shall any such amendment be adopted without the affirmative vote of a majority of KCPL's outstanding shares entitled to vote. Section 351.090 of the MGBCL provides that the board of directors of a Missouri corporation may adopt a resolution setting forth the proposed amendment and directing that it be submitted to a vote at a meeting of shareholders, which may be either an annual or a special meeting, except that the proposed amendment need not be adopted by the board of directors and may be directly submitted to any annual or special meeting of shareholders. Missouri law further provides that written notice setting forth the proposed amendment or a summary of the changes to be effected shall be given to each shareholder of record entitled to vote thereon within the time and in the manner for the giving of notice of meetings of shareholders. If the meeting is an annual meeting, the proposed amendment or summary shall be included in the notice of the annual meeting. At the meeting, a vote of the shareholders entitled to vote shall be taken on the proposed amendment. Generally, the proposed amendment shall be adopted upon receiving the affirmative vote of a majority of the outstanding shares entitled to vote, unless any class of shares is entitled to vote as a class, in which event the proposed amendment shall be adopted upon receiving the affirmative vote of a majority of the outstanding shares of each class of shares entitled to vote as a class and of the total shares entitled to vote. If the articles of incorporation or bylaws provide for cumulative voting in the election of directors, such as KCPL's, the number of directors shall not be decreased to less than three by amendment if the number of shares voting against such amendment would be sufficient to elect a director in an election of three directors. However, pursuant to the KCPL Articles, the provisions in the KCPL Articles concerning certain business combinations, may not be changed without the affirmative vote of the holders of at least eighty percent (80%) of the outstanding shares of KCPL Common Stock entitled to vote. See "--Business Combinations" below. No amendment to the provisions of the KCPL Articles concerning indemnification shall adversely affect the rights of a person to obtain indemnification for actions occurring prior to the latest of (i) the effective date of such amendment, (ii) the expiration of such person's then current term of office with KCPL, if any, or (iii) the effective date of such person's resignation prior to the completion of his or her term of office, if any.

  Section 351.093 of the MGBCL provides that the holders of the outstanding shares of a class of stock of a Missouri corporation shall be entitled to vote as a class upon a proposed amendment, notwithstanding anything to the contrary under the corporate charter, if such amendment would modify or impair specific relative rights or preferences of such class of stock.

  The Western Resources Articles and Westar Energy Articles each provide that Western Resources and Westar Energy, respectively, reserves the right to amend, alter, change, or repeal any provision contained in the Western Resources Articles or the Westar Energy Articles, respectively, in the manner then or thereafter prescribed by the applicable provisions of the laws of the State of Kansas for amending the articles of incorporation of a Kansas corporation, and all rights conferred upon shareowners are granted subject to such reservation.

  Section 17-6602 of the KGCC provides that in connection with any and every amendment authorized by the KGCC after a corporation has received payment for any of its capital stock, the board of directors shall adopt a resolution setting forth the amendment proposed, declaring its advisability and either calling a special meeting of the shareowners entitled to vote for the consideration of such amendment or directing that the amendment proposed be considered at the next annual meeting of the shareowners. Written notice shall be given to each shareowner entitled to vote at the meeting within the time and in the manner for the giving of notice of meetings of shareowners. Such notice shall set forth such amendment in full or a brief summary of the changes to be effected. Subject to the above mentioned KGCC requirements, the Western Resources Articles and Westar Energy Articles may be amended if a majority of the outstanding stock entitled to vote and a majority of the outstanding stock of each class entitled to vote on the amendment as a class have been voted in favor of such amendment. In the case of a successful vote, a certificate setting forth the amendment and certifying that such amendment has been duly adopted shall be executed, acknowledged, filed and recorded. However, Article XI of the Western Resources Articles, concerning certain business combinations, may not be changed without the affirmative vote of 80% of the Western Resources Voting Stock and the affirmative vote of a majority of the Western Resources Voting Stock, other than the stock held by a Western Resources Interested Shareholder (as defined below).

AMENDMENT OF BYLAWS

  Pursuant to the KCPL Bylaws, the KCPL Board may make, alter, amend or repeal the KCPL Bylaws by a majority vote of the whole KCPL Board at any regular or special meeting of the KCPL Board, provided, in the case of a special meeting, that notice of such amendment has been given in the notice of such special meeting. The shareholders of KCPL may also amend the KCPL Bylaws at any shareholder meeting at which a quorum is present by a majority vote of the shareholders present and entitled to vote.

  Pursuant to the Western Resources Articles, the Western Resources Board may make and from time to time alter, amend or repeal any Western Resources Bylaw, subject to the power of the shareowners to amend, alter or repeal such Western Resources Bylaw, provided that notice of any such action shall be given to each stockholder having voting rights within sixty days of such action. The provisions of the Western Resources Bylaws regarding the classification of the Western Resources Board, the filling of vacancies by directors and the removal of directors may not be amended without the affirmative vote of at least eighty percent (80%) of the outstanding shares of Western Resources stock entitled to vote.

  Pursuant to the Westar Energy Articles, the Westar Energy Board is expressly authorized to adopt, amend or repeal the Bylaws of the corporation. Section 17-6009 of the KGCC, however, provides that the granting of such authority to the board of directors does not divest the shareowners of the power, nor limit their power to adopt, amend or repeal the bylaws.

BUSINESS COMBINATIONS

  Article XII of the KCPL Articles provides that an affirmative vote of the holders of at least eighty percent (80%) of the outstanding shares of KCPL Common Stock entitled to vote shall be required for the approval or authorization of any KCPL Business Combination (as defined below) with a KCPL Interested Shareholder (as defined below); provided that such eighty percent (80%) voting requirement shall not be applicable if: (a) such KCPL Business Combination shall have been approved by a majority of the KCPL Continuing Directors (as defined below); or (b) the cash or the KCPL Fair Market Value (as defined below) of the property, securities or other consideration to be received per share by the holders of KCPL Common Stock in such KCPL Business Combination is not less than the highest per share price paid by or on behalf of the KCPL Interested Shareholder for any shares of KCPL Common Stock during the five-year period preceding the announcement of such KCPL Business Combination. For purposes of the above-referenced provisions, a "KCPL Interested Shareholder" is defined as (i) any individual, corporation, partnership or other person or entity, which together with its "Affiliates" or "Associates" (as such terms are defined in Rule 12b-2 under the Exchange Act) is the "Beneficial Owner" (as such term is defined in Rule 13d-3 under the Exchange Act), in the aggregate of 5% or more of the outstanding KCPL Common Stock and (ii) any Affiliate or Associate of such KCPL Interested Shareholder; "KCPL Continuing Director" is defined as any director who is unaffiliated with the KCPL Interested Shareholder and was a director prior to such KCPL Interested Shareholder becoming a KCPL Interested Shareholder, and any successor of a KCPL Continuing Director if unaffiliated with the KCPL Interested Shareholder and recommended to succeed such KCPL Continuing Director by a majority of KCPL Continuing Directors; "KCPL Business Combination" means (i) any merger or consolidation of KCPL or any of its subsidiaries with or into a KCPL Interested Shareholder; (ii) any sale, lease, exchange, transfer or other disposition of any KCPL Substantial Part (as defined below) or a substantial part of the assets of a subsidiary of KCPL to a KCPL Interested Shareholder;
(iii) the issuance of any securities of KCPL to a KCPL Interested Shareholder other than an issuance on a pro rata basis to all holders of shares of the same class pursuant to a stock split or dividend; (iv) any recapitalization or reclassification that would increase the proportionate voting power of a KCPL Interested Shareholder; (v) any liquidation, spinoff, split-up or other dissolution of KCPL proposed on behalf of a KCPL Interested Shareholder; or
(vi) any agreement, contract, arrangement or understanding providing for any of the above transactions; "KCPL Substantial Part" means 10% or more of the KCPL Fair Market Value (as defined below) as reflected in the most recent balance sheet existing at the time the shareholders of KCPL would be required to approve or authorize the KCPL Business Combination involving the assets constituting any such KCPL Substantial Part; and "KCPL Fair Market Value" is defined as (i) in the case of stock, the highest closing sale price during the 30-day period immediately prior to the date in question of a share of such stock; and (ii) in the case of property other than cash or stock, the KCPL Fair Market Value of such property on the date in question as determined by a majority of the KCPL Continuing Directors.

  Article XI of the Western Resources Articles provides that an affirmative vote of at least eighty percent (80%) of the Western Resources Voting Stock and the affirmative vote of at least a majority of the Western Resources Voting Stock held by shareowners other than Western Resources Interested Shareholders (as defined below) shall be required for the approval or authorization of any Western Resources Business Combination (as defined below) with a Western Resources Interested Shareholder; provided that such 80% voting requirement shall not be applicable if: (a) such Western Resources Business Combination shall have been approved by a majority of the Western Resources Continuing Directors (as defined below); or (b) the cash or the Western Resources Fair Market Value (as defined below and as determined by a majority of the Western Resources Continuing Directors) of the property, securities or other consideration to be received per share of Western Resources stock in such Western Resources Business Combination is not less than the highest per share price paid by the Western Resources Interested Shareholder for any shares of the Western Resources stock. For purposes of the above-referenced provisions, a "Western Resources Interested Shareholder" is defined as (i) any individual, corporation, partnership or other person or entity, which together with its "Affiliates" or "Associates" (as such terms are defined in Rule 12b-2 under the Exchange Act) is the "Beneficial Owner" (as such term is defined in Rule 13d-3 under the Exchange Act) in the aggregate of 10% or more of the outstanding Western Resources Voting Stock and (ii) any Affiliate or Associate of such entity; "Western Resources Continuing Director" is defined as any director who was a director immediately prior to the Western Resources Interested Shareholder becoming a Western Resources Interested Shareholder; "Western Resources Fair Market Value" is defined as (i) in the case of stock, the highest closing sale price during the 30-day period immediately prior to the date in question of a share of such stock, and (ii) in the case of property other than cash or stock, the fair market value of such property on the date in question as determined by a majority of the Western Resources Continuing Directors; and "Western Resources Substantial Part" means 10% or more of the Western Resources Fair Market Value, as determined by a majority of the Continuing Directors, of the total consolidated assets of Western Resources and its subsidiaries taken as a whole as of the end of the most recent fiscal year.

  "Western Resources Business Combination" means: (i) any merger or consolidation of Western Resources or any of its subsidiaries with or into any Western Resources Interested Shareholder; (ii) any sale, lease, exchange, transfer or other disposition of any Western Resources Substantial Part or a substantial part of the assets of a subsidiary of Western Resources to a Western Resources Interested Shareholder; (iii) the issuance of any securities of Western Resources or a subsidiary thereof to a Western Resources Interested Shareholder other than an issuance on a pro rata basis to all holders of shares pursuant to a stock split or dividend; (iv) any recapitalization or reclassification that would increase the proportionate voting power of a Western Resources Interested Shareholder; (v) the adoption of any liquidation or dissolution of Western Resources proposed by or on behalf of a Western Resources Interested Shareholder; or (vi) any agreement, contract, arrangement or understanding providing for any of the above transactions.

  Neither the Westar Energy Articles nor the Westar Energy Bylaws contains a "Business Combination" provision.

VOTING RIGHTS IN CONNECTION WITH MERGERS AND CONSOLIDATIONS

  Pursuant to Sections 351.410, 351.420 and 351.425 of the MGBCL, a plan of merger or consolidation must be approved by the KCPL Board, submitted to the shareholders of KCPL for approval at a shareholder meeting, and must obtain the approval of the holders of at least two-thirds of the outstanding shares entitled to vote at such meeting.

  The KCPL Articles provide that the approval of a merger or consolidation shall require the vote of a majority of the outstanding shares of KCPL Preferred Stock, voting as a single class, except that such vote is not required (i) with respect to any merger or consolidation ordered, approved or permitted by the SEC under the 1935 Act or (ii) if provision for redemption of the KCPL Preferred Stock is made prior to the effective time of such merger or consolidation.

  Pursuant to Section 17-6701 of the KGCC and the Western Resources Articles, an agreement of merger or consolidation shall be approved by a resolution adopted by the Western Resources Board and approved by a majority of the outstanding shares of Western Resources Voting Stock, subject to certain exceptions.

  The Western Resources Articles provide that so long as Western Resources Preferred Stock is outstanding, Western Resources may not merge or consolidate with any other corporation (i) without the consent of the holders of at least a majority of the shares of Western Resources Preferred Stock then outstanding voting separately as a class and (ii) without the vote of the percentage or number of shares of any and all classes required by law or the Western Resources Articles; provided, however, that no consent of the holders of Western Resources Preferred Stock shall be required, except as otherwise required by law, with respect to (i) any merger ordered, approved or permitted by the SEC under the 1935 Act or (ii) if provision for redemption of the Western Resources Preferred Stock is made prior to the effective time of the merger or consolidation.

  Pursuant to Section 17-6701 of the KGCC and the Westar Energy Articles, an agreement of merger or consolidation shall be approved by a resolution adopted by the Westar Energy Board and approved by a majority of the outstanding shares of Westar Energy Common Stock. The Westar Energy Articles authorizes the Westar Energy Board to issue Preferred Stock with designations and powers, preferences and rights, including designating whether or not holders of the shares of a particular series will have voting rights, in addition to the voting rights provided by law, and the terms of such voting rights. In the event the Westar Energy Board designates Preferred Stock with such voting rights, the Preferred Stock may be able to vote with the Westar Energy Common Stock in connection with Mergers and Consolidations. No such designation currently exists in the Westar Energy Articles.

DISSENTERS' RIGHTS

  Pursuant to Section 351.455 of the MGBCL, if a shareholder of a Missouri corporation which is a party to a merger files with the corporation a written objection to such merger before or at the meeting at which the merger is submitted to a shareholder vote, does not vote in favor of the merger and, within twenty days after the merger is consummated (or, pursuant to Section 351.447, within twenty days after being notified of a short-form merger), makes written demand for the payment of the fair value of his common equity interest (determined as of the day prior to the date on which the vote approving the merger was taken), the new or surviving corporation must pay the fair value of such shares within ninety days after the date on which the merger was effected, and if within thirty days after the date on which the merger was effected, the dissenting shareholder and surviving corporation agree upon the value of the shares. Any shareholder who fails to make such a demand within twenty days after the merger is conclusively presumed to have consented thereto and is bound by the terms thereof. If after thirty days from the date on which such merger is effected the dissenting shareholder and the corporation do not agree on the value of the shares, then, within sixty days from the end of the thirty day period, the dissenting shareholder may file a petition in any court of competent jurisdiction within the county in which the registered office of the surviving or new corporation is situated, seeking a determination of the fair value of the shares, and shall be entitled to a judgment against such corporation for such fair value as of the day prior to the date of the merger vote.

  Section 17-6712 of the KGCC provides that if a shareowner of a Kansas corporation which is a party to any merger (including a short-form merger) files with the corporation a written objection to such merger before the meeting at which the merger is submitted to a shareowner vote, does not vote in favor of such merger and, within twenty days after receiving the required notice from the corporation regarding the effectiveness of such merger, makes written demand for the payment of the value of such shareowner's stock, the surviving corporation shall pay such value within thirty days after the expiration of the twenty-day period. If during a period of thirty days from the end of the above-referenced twenty-day period the corporation and the dissenting shareowner fail to agree on the value of the shares, the shareowner or the corporation may demand a determination of the value of the stock by an appraiser to be appointed by the district court, by filing a petition with the court within four months after expiration of the thirty days. The KGCC further provides, however, that unless otherwise provided in the articles of incorporation of a Kansas corporation, the above section does not apply to the holders of any class or series of a class of stock which, on the record date for the applicable meeting, was either registered on a national securities exchange or was held of record by at least 2,000 shareowners, and dissenters' rights do not apply to a merger that does not require the approval of the shareowners of the surviving corporation. The foregoing exceptions are not applicable in the case of certain mergers where the shareowners are required to accept for their stock anything except (i) stock or stock and cash in lieu of fractional shares of the corporation surviving the merger, (ii) stock or stock and cash in lieu of fractional shares of any other corporation which at the record date for the applicable meeting were either registered on a national securities exchange or held of record by not less than 2,000 shareowners, or (iii) a combination of (i) and (ii) above. Under this statute, subject to the above exceptions, Westar Energy's and Western Resources' shareowners do not have dissenters' rights and no such rights have been designated in Westar Energy's or Western Resources' Articles.

MISSOURI CONTROL SHARE ACQUISITION STATUTE

  Section 351.407 of the MGBCL (the "Missouri Control Share Acquisition Statute") regulates the voting rights of shares of Missouri corporations purchased in Missouri Control Share Acquisitions (as defined below). For purposes of this subsection, a "Missouri Control Share Acquisition" is the direct or indirect acquisition (other than an acquisition permitted by the Missouri Control Share Acquisition Statute, as discussed below) by any "Missouri Acquiring Person" of ownership of, or the power to direct the exercise of voting power with respect to, issued and outstanding shares of a "Missouri Issuing Public Corporation" (as defined below) that, except for the Missouri Control Share Acquisition Statute, would have voting power with respect to shares of such corporation that, when added to all other shares of such corporation owned by such person or in respect to which such person may exercise or direct the exercise of voting power, would entitle such person, immediately after acquisition of such shares, to exercise or direct the exercise of the voting power of such corporation in the election of directors within any of the following ranges of voting power: (i) one-fifth or more but less than one-third of all voting power; (ii) one-third or more but less than a majority of all voting power; or (iii) a majority or more of all voting power. "Missouri Issuing Public Corporation" means a corporation incorporated under the laws of the State of Missouri with 100 or more shareholders, a principal place of business, principal office or substantial assets in Missouri and (i) more than ten percent (10%) of its shareholders resident in Missouri, (ii) at least ten percent (10%) of its shares owned by Missouri residents or (iii) at least 10,000 shareholders resident in Missouri. KCPL meets these tests and is thus a Missouri Issuing Public Corporation.

  Pursuant to the Missouri Control Share Acquisition Statute, shares acquired in a Missouri Control Share Acquisition have no voting rights unless voting rights are granted by resolution of the shareholders of such corporation. For such a resolution to be adopted, it must be approved by the affirmative vote of: (i) a majority of all outstanding shares entitled to vote at a special meeting of shareholders voting by class if required by the terms of such shares; and (ii) a majority of all outstanding shares entitled to vote at such meeting voting by class if required by the terms of such shares, excluding all Missouri Interested Shares. For purposes of this Subsection, "Missouri Interested Shares" means the shares of such corporation in respect of which any of the following persons may exercise or direct the exercise of the voting power of the corporation in the election of directors: (a) a Missouri Acquiring Person or member of a group with respect to a Missouri Control Share Acquisition; (b) any officer of such corporation elected or appointed by the directors of such corporation; or (c) any employee of such corporation who is also a director of such corporation.

  Any Missouri Acquiring Person who proposes to make or has made a Missouri Control Share Acquisition may at his or her election deliver a "Missouri Acquiring Person Statement" (as described hereinafter) to such corporation at the corporation's principal office. The Missouri Acquiring Person Statement must set forth, among other things, certain information regarding the identity of the Missouri Acquiring Person, its holdings of shares of such corporation and details of such person's Missouri Control Share Acquisition or proposed Missouri Control Share Acquisition including the range of voting power under which the control share acquisition falls. If such Missouri Acquiring Person so requests at the time of delivery of a Missouri Acquiring Person Statement and gives an undertaking to pay the corporation's expenses of a special meeting, the directors of the corporation shall within ten days thereafter call a special meeting of shareholders of such corporation for the purpose of considering the voting rights to be accorded the shares acquired or to be acquired in the Missouri Control Share Acquisition. Unless the Missouri Acquiring Person agrees to a later date, such special meeting shall be held within fifty days after receipt by the corporation of such request.

  Under the Missouri Control Share Acquisition Statute, certain acquisitions of shares of a Missouri Issuing Public Corporation are deemed not to constitute Missouri Control Share Acquisitions, including among others, acquisitions of shares (i) pursuant to a will or other testamentary disposition, or by gift where such gift is made in good faith and not for the purpose of circumventing the Missouri Control Share Acquisition Statute, (ii) pursuant to a public offering, a private placement, or any other issuance of shares by such corporation, (iii) by, on behalf of, or pursuant to any benefit or other compensation plan or arrangement of the Missouri Issuing Public Corporation, (iv) pursuant to the conversion of debt securities into shares of such corporation under the terms of such debt securities, (v) pursuant to a binding contract, other than any contract created by, pursuant to, or in connection with a tender offer, whereby the holders of shares representing at least two-thirds of the voting power of such corporation, such holders acting simultaneously, agree to sell such shares to any person, (vi) pursuant to a merger or consolidation effected in compliance with Sections 351.410 to
351.458 of the MGBCL if the Missouri Issuing Public Corporation is a party to the agreement of merger or consolidation, (vii) pursuant to a binding contract with any person which, at any time within one year prior to the acquisition in question, owned shares representing more than fifty percent of the voting power of such corporation, (viii) by or from any person whose shares have been previously accorded voting rights pursuant to the Missouri Control Share Acquisition Statute; provided, that such acquisition entitles the person making the acquisition to exercise or direct the exercise of voting power of such corporation in the election of directors within a range of the voting power not in excess of the range of voting power associated with the shares to which voting rights have been previously accorded or (ix) pursuant to the satisfaction of a pledge or other security interest created in good faith and not for the purpose of circumventing section 351.407 of the MGBCL. In addition, a corporation may exempt itself from application of the Missouri Control Share Acquisition Statute by inserting a provision in its articles of incorporation or bylaws prior to the Missouri Control Share Acquisition, expressly electing not to be covered by the statute. The KCPL Articles and the KCPL Bylaws do not contain any such provision, thus the Missouri Control Share Acquisition Statute applies to KCPL.

KANSAS CONTROL SHARE ACQUISITION PROVISION

  Kansas law contains a substantially similar provision regarding the acquisition of controlling interests in corporations organized under Kansas law. Pursuant to Sections 17-1286 to 17-1298 of the Kansas Statutes Annotated (the "Kansas Control Share Acquisition Provision"), "Kansas Control Shares" are shares of a Kansas Issuing Public Corporation (as defined below) that would, except for the application of such statute, entitle their holder to exercise or direct the exercise of voting power in the election of directors within certain specified ranges (one-fifth or more but less than one-third, one-third or more but less than a majority and a majority or more). A "Kansas Control Share Acquisition" is an acquisition, directly or indirectly, by any person of ownership of or power to direct the voting of Kansas Control Shares, either pursuant to a single transaction or various transactions within a 120-day period, or pursuant to a plan to make a Kansas Control Share Acquisition. "Kansas Issuing Public Corporation" means a corporation organized under the laws of the State of Kansas with 100 or more shareowners, a principal place of business, principal office or substantial assets in Kansas and either more than ten percent (10%) of its shareowners resident in Kansas, more than ten percent (10%) of its shares owned by Kansas residents or at least 2,500 shareowners resident in Kansas. Western Resources meets these tests and is thus a Kansas Issuing Public Corporation.

  Kansas Control Shares acquired in a Kansas Control Share Acquisition shall have the same voting rights as before the acquisition only to the extent approved by a majority of all shares entitled to vote in the election of directors (voting by class if required by the terms of such shares) and a majority of all shares entitled to vote in the election of directors (voting by class if required by the terms of such shares) excluding all "Kansas Interested Shares" (as defined below). An acquiring person may deliver to the Kansas Issuing Public Corporation a statement (a "Kansas Acquiring Person Statement") regarding its acquisition of Kansas Control Shares containing the identity and other information about the acquiring person, the number of shares owned by the acquiring person, and the range of voting power under which the acquisition falls. The acquiring person may also request a special meeting of shareowners to consider the voting rights that will attach to his or her Kansas Control Shares. "Kansas Interested Shares" are those with respect to which (i) a person or members of a group that makes or proposes to make a Kansas Control Share Acquisition, (ii) an officer of a Kansas Issuing Public Corporation or (iii) an employee of a Kansas Issuing Public Corporation who is also a director of such Kansas Issuing Public Corporation exercises voting power.

  A Kansas Issuing Public Corporation can opt out of the Kansas Control Share Acquisition Provision with the adoption of a provision in either its articles of incorporation or its bylaws prior to the Kansas Control Share Acquisition stating that such provision does not apply. Any such opt-out is effective only with regard to Kansas Control Share Acquisitions which occur after the opt-out has become effective. The Western Resources Articles and Western Resources Bylaws do not contain any such "opt-out" provision. However, the Westar Energy Articles do contain such a provision. Thus, the Kansas Control Share Acquisition Statute applies to Western Resources, but not to Westar Energy.

  Unless otherwise provided in the Kansas Issuing Public Corporation's bylaws or articles of incorporation before a Kansas Control Share Acquisition has occurred or has been proposed, Kansas Control Shares may be redeemed only in their entirety by the Kansas Issuing Public Corporation if a Kansas Acquiring Person Statement has not been delivered to the Kansas Issuing Public Corporation by the tenth day after the Kansas Control Share Acquisition, or if such statement has been filed but the shareowners have voted not to accord voting rights to the Kansas Control Shares. A call for redemption must occur within thirty (30) days after the event that gives the Kansas Issuing Public Corporation the option to redeem the shares and the shares must be redeemed within sixty (60) days of such call.

  Under the Kansas Control Share Acquisition Provision, certain acquisitions of shares of a Kansas Issuing Public Corporation are deemed not to constitute Kansas Control Share Acquisitions, including among others, acquisitions of shares (i) pursuant to a will or other testamentary disposition, or by gift where such gift is made in good faith and not for the purpose of circumventing the Kansas Control Share Acquisition Provision, (ii) pursuant to a merger or consolidation effected in compliance with Sections 17-6701 et seq. of the KGCC if the Kansas Issuing Public Corporation is a party to the agreement of merger or consolidation, (iii) by the Kansas Issuing Public Corporation or (iv) by or from a person whose shares have been accorded voting rights in compliance with the Kansas Control Share Acquisition Provision if the acquisition entitles the person making the acquisition, directly or indirectly, alone or as part of a group, to exercise or direct the exercise of voting power of the corporation in the election of directors of the corporation within a range not in excess of the range of voting power associated with the shares as previously held.

MISSOURI BUSINESS COMBINATION STATUTE

  Section 351.459 of the MGBCL (the "Missouri Business Combination Statute") protects Missouri corporations from certain transactions.

  The Missouri Business Combination Statute prevents a Missouri corporation from engaging in any "Missouri Business Combination" (as defined below) with any "Missouri Interested Shareholder" (as defined below) of such corporation for a period of five years following such Missouri Interested Shareholder's Missouri Stock Acquisition Date (as defined below) unless such Missouri Business Combination or the purchase of stock made by such Missouri Interested Shareholder on such Missouri Interested Shareholder's Missouri Stock Acquisition Date is approved by the board of directors of such corporation on or prior to such Missouri Stock Acquisition Date. In this context, the term "Missouri Business Combination" includes, among other things, a merger or consolidation, certain sales, leases, exchanges, mortgages, transfers, pledges and similar dispositions of corporate assets or stock, the issuance or transfer to a Missouri Interested Shareholder of Stock with an aggregate market value equal to five percent or more of the issuer's total outstanding stock, the adoption of any plan or proposal for liquidation or dissolution proposed by a Missouri Interested Shareholder, and any reclassifications, recapitalizations and reorganizations that increase the proportionate voting power of the Missouri Interested Shareholder. A "Missouri Interested Shareholder" is defined generally as the beneficial owner (as such term is defined in the Missouri Business Combination Statute) of twenty percent (20%) or more of the outstanding voting stock of such corporation or an affiliate or associate (as such terms are defined in the Missouri Business Combination Statute) of such corporation who at any time within the preceding five years was the beneficial owner of twenty percent (20%) or more of the outstanding voting stock of such corporation. The "Missouri Stock Acquisition Date," with respect to any person and any Missouri corporation, means the date that such person first becomes a Missouri Interested Shareholder of such corporation.

  In addition, the Missouri Business Combination Statute provides that a Missouri corporation may not engage at any time in a Missouri Business Combination with a Missouri Interested Shareholder other than any of the following Missouri Business Combinations: (i) a Missouri Business Combination approved by the board of directors of such corporation prior to such Missouri Interested Shareholder's Missouri Stock Acquisition Date, or where the purchase of stock made by such Missouri Interested Shareholder on such Missouri Interested Shareholder's Missouri Stock Acquisition Date had been approved by the board of directors of such corporation prior to such Missouri Interested Shareholder's Missouri Stock Acquisition Date; (ii) a Missouri Business Combination approved by the affirmative vote of the holders of a majority of the outstanding voting stock not beneficially owned by such Missouri Interested Shareholder or any affiliate or associate of such Missouri Interested Shareholder at a meeting called for such purpose no earlier than five years after such Missouri Interested Shareholder's Missouri Stock Acquisition Date; and (iii) a Missouri Business Combination that meets detailed market value and procedural requirements as set forth in Section
351.459 of the MGBCL. Notwithstanding the foregoing, unless the board of directors of such corporation approved such Missouri Business Combination prior to the date on which such Missouri Interested Shareholder acquired such status, no such Missouri Business Combination may be engaged in for a period of five years after such date.

  The Missouri Business Combination Statute does not apply to: (i) corporations that do not have a class of voting stock registered with the SEC under Section 12 of the Exchange Act, unless the certificate of incorporation provides otherwise; (ii) corporations whose certificate of incorporation has been amended to provide that such corporation shall be subject to the provisions of such statute, which did not have a class of voting stock registered with the SEC pursuant to Section 12 of the Exchange Act on the effective date of such amendment, and which is a business combination with a Missouri Interested Shareholder whose stock acquisition date is prior to the effective date of such amendment; (iii) corporations the original certificate of incorporation of which contains a provision expressly electing not to be governed by such statute, or which adopted an amendment to such corporation's bylaws prior to August 1, 1986, expressly electing not to be governed by such statute, or which adopts an amendment to such corporation's bylaws, approved by the affirmative vote of the shareholders, other than Missouri Interested Shareholders and their affiliates and associates, expressly electing not to be governed by such statute, provided that such amendment to the bylaws shall not be effective until eighteen months after such vote of such corporation's shareholders and shall not apply to any Missouri Business Combination of such corporation with a Missouri Interested Shareholder whose Missouri Stock Acquisition Date is on or prior to the effective date of such amendment; (iv) corporations with a Missouri Interested Shareholder which became a Missouri Interested Shareholder inadvertently, if such Missouri Interested Shareholder, as soon as practicable, divests himself or herself of a sufficient amount of the voting stock of such corporation so that he or she no longer is the beneficial owner, directly or indirectly, of twenty percent (20%) or more of the outstanding voting stock of such corporation, and would not at any time within the five-year period preceding the announcement date with respect to such Missouri Business Combination have been a Missouri Interested Shareholder but for such inadvertent acquisition; and (v) any Missouri Business Combination with a Missouri Interested Shareholder who was the beneficial owner, directly or indirectly, of five percent or more of the outstanding voting stock of such corporation on December 1, 1985, and remained so to such Missouri Interested Shareholder's Missouri Stock Acquisition Date. KCPL has not adopted any provision in its Articles or Bylaws that would render this statute inapplicable to KCPL.

KANSAS BUSINESS COMBINATION STATUTE

  Sections 17-12,100 to 12,104 of the Kansas Statutes Annotated contain a statute (the "Kansas Business Combination Statute") that is substantially similar to the Missouri Business Combination Statute summarized above. The only material and relevant differences between the two statutes are described below.

  First, the term "interested stockholder," as defined in the Kansas Business Combination Statute ("Kansas Interested Stockholder"), is broader than the term "Missouri Interested Shareholder" in that it requires ownership of only fifteen percent (15%) of the outstanding voting stock of a Kansas corporation, as opposed to twenty percent (20%) or more under the Missouri Business Combination Statute. On the other hand, affiliates or associates (as such terms are defined in the Kansas Business Combination Statute) of a Kansas corporation are considered Kansas Interested Stockholders if their stock ownership with regard to such corporation has exceeded the above 15% threshold at any time within the three preceding years, while the Missouri Business Combination Statute determines such status based on a five-year period. Further, only the Kansas Business Combination Statute expressly excludes certain persons from the definition of "interested stockholders" under certain circumstances.

  Second, under Kansas law the prohibition of certain business combinations applies for a period of only three years following the date on which a stockholder became a Kansas Interested Stockholder, as opposed to a minimum period of five years in the case of the Missouri Business Combination Statute.

  Third, the two states' statutes differ in several respects regarding exceptions from the prohibition of certain business combinations. If a business combination within the scope of the Kansas Business Combination Statute is to be ratified by the stockholders of a Kansas corporation, such ratification requires the affirmative vote of at least 66 2/3% of the outstanding voting stock of such corporation which is not owned by the Kansas Interested Stockholder, while only a majority of the voting stock has to vote in favor of a Missouri Business Combination. Further, the Kansas Business Combination Statute generally exempts from its application certain business combinations which, upon their consummation, result in a Kansas Interested Stockholder owning at least 85% of the voting stock of the corporation in question. There is no analogous provision under Missouri law. By contrast, Kansas law does not contain any equivalent to Missouri's exemption from the Missouri Business Combination Statute of certain business combinations which meet market value and procedural requirements.

  As in the Missouri statute, the Kansas statute permits a corporation to "opt-out" of the Kansas Business Combination Statute. The Western Resources Articles do not contain any provision effecting such an "opt-out," while the Westar Energy Articles do contain such a provision. Thus, the Kansas Business Combination Statute applies to Western Resources, but not Westar Energy.

OTHER CONSTITUENCY STATUTE

  Section 351.347 of the MGBCL expressly authorizes directors to consider a variety of factors when analyzing acquisition proposals. The factors that the board of directors is authorized to consider include the adequacy of the consideration offered, compared not only to the board's estimate of the value of the corporation in a freely negotiated sale or the liquidation value of the corporation, but also the future value of the corporation over a period of years as an independent entity, discounted to current value; current political, economic and other factors bearing on security prices; whether the acquisition proposals might violate federal, state or local laws; social, legal and economic effects on employees, suppliers, customers and others associated with the corporation and the communities in which the corporation conducts its business; the financial conditions and earnings prospects of the bidder; and the competence, experience and integrity of the bidder.

  Kansas does not have a similar statute.

INDEMNIFICATION

  Under Section 351.355 of the MGBCL, a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. A corporation may indemnify any such person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation (except in certain circumstances where such person has been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation). The indemnification described above may cover not only expenses but also amounts paid in settlements, and is not exclusive of any other rights to which such person seeking indemnification may be otherwise entitled. Any indemnification accorded pursuant to the foregoing, unless ordered by a court, shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he or she has met the applicable standard of conduct set forth above. In addition to the indemnification described above, the MGBCL permits a corporation to grant further indemnity to such person if authorized or provided for in the articles of incorporation (or any amendment thereof) or in any bylaw that has been adopted by vote of the shareholders, except to the extent that such person's conduct was finally adjudged to have been knowingly fraudulent, deliberately dishonest, or to have constituted willful misconduct.

  The KCPL Articles provide that KCPL will indemnify to the fullest extent permitted by the MGBCL any person made or threatened to be made a party to a legal proceeding by reason of the fact that such person is or was a director, officer or employee of KCPL, or is or was serving at the request of KCPL as a director, officer or employee of another enterprise, against all expense, liability or loss (including attorneys' fees, judgments, fines and amounts to be paid in settlement) actually and reasonably incurred by such person. The KCPL Board has the discretion to indemnify agents of KCPL under similar terms. These indemnification rights are not exclusive of any other rights to which such persons are entitled by law or under any other KCPL authorizations. KCPL may, without shareholder approval, provide its officers, directors and employees with greater indemnification than the MGBCL offers, provided that such further indemnity may not be offered to a person whose conduct was finally adjudged to have been knowingly fraudulent or deliberately dishonest, or to have constituted willful misconduct.

  Pursuant to Section 17-6305 of the KGCC, a corporation shall have power to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation; and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. A corporation may indemnify any such person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation (except in certain circumstances where such person has been adjudged to be personally liable to the corporation). The indemnification described above may cover expenses, judgments and amounts paid in settlement, and is not exclusive of any other rights to which such person seeking indemnification may be otherwise entitled. These rights afforded under Section 17-6305 of the KGCC are not exclusive of any additional rights provided for by a corporation.

  The Western Resources Articles and the Westar Energy Bylaws each specifically reserve the corporations' rights to grant broader indemnification in the future.

  The Western Resources Articles and the Westar Energy Bylaws provide that each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of Western Resources or Westar Energy, respectively, or is or was serving at the request of Western Resources or Westar Energy, respectively, as a director, including service with respect to employee benefit plans, whether the basis of such proceeding is an alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by Western Resources or Westar Energy, as applicable, to an extent equal to that currently authorized by the KGCC. The Western Resources Articles specifically provide for indemnification to the fullest extent authorized by the KGCL

DIVIDENDS; DECLARATIONS AND PAYMENTS

  Under Section 351.220 of the MGBCL, the board of directors of a Missouri corporation may declare and the corporation may pay dividends on its outstanding shares in cash, property or its own shares, subject to the following limitations and provisions, among others: (1) no dividend shall be declared or paid at a time when the net assets of the corporation are less than its stated capital or when the payment thereof would reduce the net assets of the corporation below its stated capital or if certain other financial and accounting measures are not satisfied; and (2) no dividend shall be declared or paid contrary to any restrictions contained in the articles of incorporation. Under the KCPL Articles, dividends on common stock may be paid in accordance with the MGBCL.

  Under Section 17-6420 of the KGCC, the directors of a Kansas corporation, subject to any restrictions contained in its articles of incorporation, may declare and pay dividends upon the shares of its capital stock either (1) out of its surplus, as defined in and computed in accordance with Sections 17-6404 and 17-6604 of the KGCC, or (2) in case there shall be no such surplus, out of its net profits for the fiscal year in which the dividend is declared or the preceding fiscal year. If the capital of the corporation shall have been diminished by depreciation in the value of its property, by losses, or otherwise, to an amount less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets, the directors of such corporation shall not declare and pay out of such net profits any dividends until the deficiency in the amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets shall have been repaired. Under the Western Resources Articles, payment of dividends on common stock is subject to financial limitations if any Western Resources Preferred Stock is outstanding. These limitations reduce the maximum dividend Western Resources may declare or pay on common stock if the ratio of the capital represented by common stock to the total capital of Western Resources falls below certain levels. The Westar Energy Articles contain no restrictions on dividends.

SHAREOWNER INSPECTION

  Section 351.215 of the MGBCL permits shareholders, at all proper times, to inspect the books and records of a corporation under such regulations as may be prescribed by such corporation's bylaws. Neither the MGBCL nor Missouri case law, however, provides specific guidance as to whether a shareholder may appoint an agent for the purpose of examining books and records or the extent to which a shareholder must have a "proper purpose."

  The KCPL Bylaws provide that a shareholder has the right to inspect KCPL's books only to the extent that such right is conferred by law, the KCPL Articles, the KCPL Bylaws or a resolution of the KCPL Board. The KCPL Bylaws further provide that a shareholder desiring to examine the KCPL books shall present a demand to that effect in writing to KCPL, setting forth the books desired, purpose, date, probable duration and names of who will be present. The list of shareholders entitled to vote at any meeting will be kept on file at KCPL's registered office for ten days before such meeting and will be subject to inspection by KCPL's shareholders at any time during that period, during usual business hours.

  Under Section 17-6510 of the KGCC, any shareowner, in person or by attorney or other agent, upon written demand under oath, has the right during usual business hours to inspect for any proper purpose (as defined hereinafter), which purpose has to be stated, the corporation's stock register, list of shareowners or other books and records of the corporation. A "proper purpose" is a purpose reasonably related to such person's interest as a shareowner. A shareowner may apply to a court to compel inspection in the event the shareowner's request to examine the books and records is denied. In general, the corporation has the burden of proving an improper purpose where the shareowner requests to examine only the shareowner register or the shareowner list, whereas in all other circumstances, the shareowner has the burden of proving proper purpose. Accordingly, under Kansas law, a shareowner has more precise guidance as to the scope of permissible inspection, including the right to use an agent, and the need for and definition of a proper purpose for such an inspection.

                                    EXPERTS

  The consolidated financial statements of Western Resources incorporated by reference in this Joint Proxy Statement/Prospectus, the financial statements of KGE incorporated by reference in this Joint Proxy Statement/Prospectus and the financial statements of WREB listed in the report on page F-2 of this Joint Proxy Statement/Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

  The consolidated financial statements incorporated in this Joint Proxy Statement/Prospectus by reference to the Annual Report on Form 10-K of KCPL for the year ended December 31, 1997 have been audited by Coopers & Lybrand L.L.P., independent accountants, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                VALIDITY OF WESTERN RESOURCES COMMON STOCK AND
                          WESTAR ENERGY COMMON STOCK

  The validity of the shares of Western Resources Common Stock and Westar Energy Common Stock offered hereby will be passed upon for Western Resources and Westar Energy by Sullivan & Cromwell, 125 Broad Street, New York, New York 10004 in reliance on the opinion of John K. Rosenberg, General Counsel to Western Resources, with respect to Kansas law. As of June 9, 1998, Mr. Rosenberg owned directly and/or beneficially 4,790 shares of Western Resources Common Stock and 27,500 stock options under the 1996 Long Term Incentive Stock Option Plan.

                          FUTURE SHAREOWNER PROPOSALS

  If the Transactions are not consummated prior thereto, Western Resources and KCPL expect to hold their next annual meeting on May 4, 1999 and May 22, 1999, respectively. Shareowner proposals intended to be presented at such meetings must be received by Western Resources on or before December 8, 1998 and by KCPL on or before December 11, 1998, as applicable, and must otherwise comply with the requirements of Rule 14a-8 of the Exchange Act to be considered for inclusion in the proxy materials for such meetings.

          SELECTED INFORMATION CONCERNING WESTERN RESOURCES AND KCPL

BUSINESS OF WESTERN RESOURCES

  Western Resources' primary business activities are providing electric generation, transmission and distribution services to approximately 614,000 customers in Kansas; providing security alarm monitoring services to over one million customers located throughout the United States, providing natural gas transmission and distribution services to approximately 1.4 million customers in Oklahoma and Kansas through its investment in ONEOK and investing in international power projects. Rate regulated electric service is provided by KPL and KGE. Security services are provided by Protection One. KGE owns 47% of WCNOC, the operating company for Wolf Creek. Other Western Resources subsidiaries include Westar Capital, a private investment company, with investments in energy-related and technology-oriented businesses, and Westar Energy, Inc. and The Wing Group Ltd., non-utility subsidiaries.

  Following the Transactions, Western Resources will be a holding company with its rate regulated electric utility operations (KPL, KGE and KCPL) merged into a single subsidiary, Westar Energy, and all unregulated operations held in separate subsidiaries.

BUSINESS OF KCPL

  KCPL is a low-cost electric power producer providing energy-related products and services to customers in its service territory and worldwide. Headquartered in Kansas City, Missouri, KCPL serves the electric power needs of over 445,000 customers in and around the metropolitan Kansas City area. Included in a diverse customer base are about 391,000 residences, 51,000 commercial firms and 3,000 industrial firms, municipalities and other electric utilities. Low fuel costs and superior plant performance enable KCPL to serve its customers well while maintaining a leadership position in the bulk power market. KLT, a wholly owned subsidiary of KCPL, pursues opportunities in unregulated business ventures. KCPL's commitment to KLT and its holdings reflects KCPL's plans to enhance shareholder value by capturing growth opportunities in markets outside KCPL's regulated core utility business. KCPL owns a 47% interest in WCNOC and a 50% interest in LaCygne generating station.

  Additional information concerning KCPL and its subsidiaries is included in the KCPL documents filed with the SEC which are incorporated by reference herein. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

             BUSINESS OF WESTAR ENERGY FOLLOWING THE TRANSACTIONS

  Following the Transactions, Westar Energy will be the regulated electric utility operating entity of Western Resources, combining the operating assets of KGE, KPL and KCPL. Westar Energy will continue to use the trade names KGE for its electric utility operations in southeastern Kansas, including the Wichita metropolitan area, KPL in central and northeastern Kansas and KCPL in the Kansas City metropolitan area. Westar Energy will operate in the States of Kansas and Missouri, with more than one million customers and more than 8,000 megawatts of electric generation resources. Westar Energy will continue its existence under the laws of Kansas.

             MATERIAL CONTACTS BETWEEN KCPL AND WESTERN RESOURCES

  KGE, a wholly owned subsidiary of Western Resources, and KCPL have joint interests in the LaCygne Station (a coal-fired station consisting of two generating units aggregating approximately 1,350 megawatts capacity) and Wolf Creek (a nuclear powered generating station of approximately 1,166 megawatts capacity). Western Resources, KGE and KCPL are members of the MOKAN and Southwest Power Pools and in the normal course of business make purchases and sales of power to each other and enter into other agreements or arrangements with respect to their business operations.

  KCPL has been and is the operator of LaCygne Station and has billed KGE for its share of capital additions, fuel costs and other operating expenses. KGE and KCPL are parties to a variety of contracts relating to the operations and maintenance of LaCygne Station. Since 1992, KGE's costs have been as follows:

     1997........................................................... $64,583,000
     1996...........................................................  73,005,000
     1995...........................................................  65,078,000
     1994...........................................................  72,620,000
     1993...........................................................  80,464,000

  In 1981, KCPL, KGE and Kansas Electric Power Cooperative, Inc., a group of approximately 25 electric cooperatives, signed an Ownership Agreement with respect to Wolf Creek providing for undivided ownership shares of 47%, 47% and 6%, respectively. Wolf Creek was completed in 1985. In 1986, the joint owners organized WCNOC and entered into an Operating Agreement with WCNOC, which operates, maintains, repairs, decontaminates and decommissions Wolf Creek as provided in the Operating Agreement. The license to operate

Wolf Creek was transferred to WCNOC effective January 1, 1987. WCNOC withdraws necessary funds from each of the joint owners each month for their respective shares of all expenses for the operating and maintenance of, and for capital additions to, Wolf Creek. Total operating expenses relating to WCNOC for KGE's share of capital additions, fuel costs and other operating and maintenance expenses since 1992 are as follows:

     1997..........................................................  $98,951,000
     1996..........................................................   78,488,000
     1995..........................................................   97,506,000
     1994..........................................................  105,054,000
     1993..........................................................   85,414,000

  From time to time WCNOC may generate an "owner work order" pursuant to which one of the three owners contracts to provide a specific service to WCNOC for which that owner is paid by WCNOC; the amount of such billing is then reallocated to the joint owners in accordance with their ownership shares. Pursuant to an October 1, 1984 lease agreement, as amended, KCPL leases KGE's 345 KV transmission line from Wolf Creek to LaCygne Station. The rent paid by KCPL to KGE since 1992 for the use of the transmission line is as follows:

     1997............................................................ $1,972,000
     1996............................................................  1,989,000
     1995............................................................  1,991,000
     1994............................................................  1,984,000
     1993............................................................  1,980,000

  In the normal course of their operations, Western Resources and KGE purchase and interchange power with a number of electric utilities, including KCPL. The following table sets forth the total cost of purchased and interchanged power and energy purchased by Western Resources and KGE from KCPL and sold to KCPL by Western Resources and KGE:

                                                           PURCHASED     SOLD
                                                           ---------- ----------
     1997................................................. $2,187,000 $1,841,000
     1996.................................................    764,000  1,539,000
     1995.................................................    734,000  1,259,000
     1994.................................................    725,000  1,178,000
     1993.................................................    665,000  7,076,000

                    THE WESTERN RESOURCES ELECTRIC BUSINESS

GENERAL

  WREB is comprised of KPL, a rate regulated electric utility division of Western Resources, KGE, a rate regulated electric utility and wholly owned subsidiary of Western Resources and certain debt obligations of Western Resources identifiable to the KPL division. Western Resources takes certain corporate actions and makes commitments on behalf of KPL and KGE. Where such is the case, reference below is made directly to Western Resources, rather than to WREB, KGE or KPL.

  WREB supplies electric energy at retail to approximately 614,000 customers in 462 communities in Kansas. These include Wichita, Topeka, Lawrence, Manhattan, Salina and Hutchinson. WREB also supplies electric energy at wholesale to the electric distribution systems of 67 communities and 5 rural electric cooperatives. WREB has contracts for the sale, purchase or exchange of electricity with other utilities. WREB also receives a limited amount of electricity through parallel generation.

  WREB's electric sales volumes for the last five years were as follows:

                                               1997   1996   1995   1994   1993
                                              ------ ------ ------ ------ ------
                                                      (THOUSANDS OF MWH)
Residential..................................  5,310  5,265  5,088  5,003  4,960
Commercial...................................  5,803  5,667  5,453  5,368  5,100
Industrial...................................  5,714  5,622  5,619  5,410  5,301
Wholesale and Interchange....................  5,334  5,908  4,012  3,899  4,525
Other........................................    107    105    108    106    103
                                              ------ ------ ------ ------ ------
  Total...................................... 22,268 22,567 20,280 19,786 19,989

  WREB's electric sales for the last five years were as follows:

                          1997(1)      1996       1995       1994       1993
                         ---------- ---------- ---------- ---------- ----------
                                         (DOLLARS IN THOUSANDS)
Residential............. $  392,751 $  403,588 $  396,025 $  388,271 $  384,618
Commercial..............    339,167    351,806    340,819    334,059    319,686
Industrial..............    254,076    262,989    268,947    265,838    261,898
Wholesale and
 Interchange............    142,506    143,380    104,992    106,243    118,401
Other...................    101,493     35,670     36,086     27,370     19,934
                         ---------- ---------- ---------- ---------- ----------
  Total................. $1,229,993 $1,197,433 $1,146,869 $1,121,781 $1,104,537

--------
(1) The 1997 increase in other electric sales reflects power marketing sales.

CAPACITY

  The aggregate net generating capacity of WREB's system is presently 5,319 megawatts (MW). The system comprises interests in 22 fossil-fueled steam generating units, one nuclear generating unit (47% interest), seven combustion peaking turbines and two diesel generators located at eleven generating stations. Two units of the 22 fossil-fueled units (aggregating 100 MW of capacity) have been "mothballed" for future use.

  WREB's 1997 peak system net load occurred July 24, 1997 and amounted to 4,016 MW. WREB's net generating capacity together with power available from firm interchange and purchase contracts provided a capacity margin of approximately 18% above system peak responsibility at the time of the peak.

  Western Resources and twelve companies in Kansas and western Missouri have agreed to provide capacity (including margin), emergency and economy services for each other. This arrangement is called the MOKAN Power Pool. The pool participants also coordinate the planning of electric generating and transmission facilities.

  Western Resources is one of 54 members of the Southwest Power Pool ("SPP"). SPP's responsibility is to maintain system reliability on a regional basis. The region encompasses areas within the eight states of Kansas, Missouri, Oklahoma, New Mexico, Texas, Louisiana, Arkansas and Mississippi.

  Western Resources is a member of the Western Systems Power Pool ("WSPP"). Under this arrangement, over 172 electric utilities marketers throughout the western United States have agreed to market energy and to provide transmission services. WSPP's intent is to increase the efficiency of the interconnected power systems operations over and above existing operations. Services available include short-term and long-term economy energy transactions, unit commitment service, firm capacity and energy sales, energy exchanges and transmission service by intermediate systems.

  Western Resources has an agreement with Oklahoma Municipal Power Authority, whereby WREB received a prepayment in 1994 of approximately $41 million for capacity (42 MW) and transmission charges through the year 2013.

  KGE has an agreement with Midwest Energy, Inc. ("MWE"), whereby KGE will provide MWE with peaking capacity of 61 MW through the year 2008. KGE also entered into an agreement with Empire District Electric Company ("Empire"), whereby KGE will provide Empire with peaking and base load capacity (20 MW in 1994 increasing to 80 MW in 2000) through the year 2000. Western Resources has another agreement with Empire whereby WREB will provide Empire with peaking and base load capacity (10 MW in 1995 increasing to 162 MW in 2000) through the year 2010.

FUTURE CAPACITY

  WREB does not contemplate any significant expenditures in connection with construction of any major generating facilities for the next five years.

FUEL MIX

  WREB's coal-fired units comprise 3,311 MW of the total 5,319 MW of generating capacity and WREB's nuclear unit provides an additional 547 MW of capacity. Of the remaining 1,461 MW of generating capacity, units that can burn either natural gas or oil account for 1,377 MW, and units which burn only diesel fuel account for the remaining 84 MW.

  During 1997, low sulfur coal was used to produce 78% of WREB's electricity. Nuclear fuel produced 17% and the remainder was produced from natural gas, oil or diesel fuel. During 1998, based on WREB's estimate of the availability of fuel, coal will be used to produce approximately 77% of WREB's electricity and nuclear fuel will be used to produce approximately 18%.

  WREB's fuel mix fluctuates with the operation of nuclear-powered Wolf Creek which has an 18-month refueling and maintenance schedule. The 18-month schedule permits uninterrupted operation every third calendar year. Wolf Creek was taken off line on October 4, 1997 for its ninth refueling and maintenance outage which lasted approximately 58 days, during which time electric demand was met primarily by WREB's coal-fired generating units.

NUCLEAR

  The owners of Wolf Creek have on hand or under contract 100% of their uranium needs for 1998 and 59% of the uranium required to operate Wolf Creek through September 2003. The balance is expected to be obtained through spot market and contract purchases. KGE has three active contracts with the following companies for uranium: Cameco Corporation, Geomex Minerals, Inc. and Power Resources, Inc.

  A contractual arrangement is in place with Cameco Corporation for the conversion of uranium to uranium hexafluoride sufficient for the operation of Wolf Creek through the year 2001.

  KGE has two active contracts for uranium enrichment performed by Urenco and USEC. Contracted arrangements cover 80% of Wolf Creek's uranium enrichment requirements for operation of Wolf Creek through March 2005. The balance is expected to be obtained through spot market and term contract purchases.

  KGE has entered into all of its uranium, uranium hexafluoride and uranium enrichment arrangements during the ordinary course of business and is not substantially dependent upon these agreements. KGE believes there are other suppliers available at reasonable prices to replace, if necessary, these contracts. In the event that KGE was required to replace these contracts, it would not anticipate a substantial disruption of its business.

  Nuclear fuel is amortized to cost of sales based on the quantity of heat produced for the generation of electricity. Under the Nuclear Waste Policy Act of 1982, the Department of Energy ("DOE") is responsible for the permanent disposal of spent nuclear fuel. KGE pays the DOE a quarterly fee of one-tenth of a cent for each kilowatt-hour of net nuclear generation delivered and sold for future disposal of spent nuclear fuel. These disposal costs are charged to cost of sales and are currently recovered through rates.

  In 1996, a U.S. Court of Appeals issued a decision that the Nuclear Waste Act unconditionally obligated the DOE to begin accepting spent fuel for disposal in 1998. In late 1997, the same court issued another decision precluding the DOE from concluding that its delay in accepting spent fuel is "unavoidable" under its contracts with utilities due to lack of a repository or interim storage authority. By the end of 1997, KGE and other utilities had petitioned the DOE for authority to suspend payments of their quarterly fees until such time as the DOE begins accepting spent fuel. In January 1998, the DOE denied the petition of the utilities. KGE is considering its response to the DOE's action.

  A permanent disposal site may not be available for the industry until 2010 or later, although an interim facility may be available earlier. Under current DOE policy, once a permanent site is available, the DOE will accept spent nuclear fuel on a priority basis; the owners of the oldest spent fuel will be given the highest priority. As a result, disposal services for Wolf Creek may not be available prior to 2016. Wolf Creek has on-site temporary storage for spent nuclear fuel. Under current regulatory guidelines, this facility can provide storage space until about 2005. Wolf Creek has started plans to increase its on-site spent fuel storage capacity. That project, expected to be completed by 2000, should provide storage capacity for all spent fuel expected to be generated by Wolf Creek through the end of its licensed life in 2025.

  The Low-Level Radioactive Waste Policy Amendments Act of 1985 mandated that the various states, individually or through interstate compacts, develop alternative low-level radioactive waste disposal facilities. The states of Kansas, Nebraska, Arkansas, Louisiana and Oklahoma formed the Central Interstate Low-Level Radioactive Waste Compact and selected a site in northern Nebraska to locate a disposal facility. The present estimate of the cost for such a facility is about $154 million. WCNOC and the owners of the other five nuclear units in the compact have provided most of the pre-construction financing for this project.

  There is uncertainty as to whether this project will be completed. Significant opposition to the project has been raised by Nebraska officials and residents in the area of the proposed facility, and attempts have been made through litigation and proposed legislation in Nebraska to slow down or stop development of the facility.

COAL

  The three coal-fired units at Jeffrey Energy Center ("JEC") have an aggregate capacity of 1,839 MW (WREB's 84% share). Western Resources and KGE have a long-term coal supply contract with Amax Coal West, Inc. ("AMAX"), a subsidiary of Cyprus Amax Coal Company, to supply low sulfur coal to JEC from AMAX's Eagle Butte Mine or an alternative mine source at AMAX's Belle Ayr Mine, both located in the Powder River Basin in Campbell County, Wyoming. The contract expires December 31, 2020. The contract contains a schedule of minimum annual delivery quantities based on MMBtu provisions. The coal to be supplied is surface mined and has an average Btu content of approximately 8,300 Btu per pound and an average sulfur content of .43 lbs/MMBtu. The average delivered cost of coal for JEC was approximately $1.13 per MMBtu or $18.92 per ton during 1997.

  Coal is transported from Wyoming under a long-term rail transportation contract with Burlington Northern Santa Fe ("BNSF") and Union Pacific ("UP") railroads to JEC through December 31, 2013. Rates are based on net load carrying capabilities of each rail car. WREB provides 868 aluminum rail cars, under a 20-year lease, to transport coal to JEC.

  The two coal-fired units at LaCygne Station have an aggregate generating capacity of 677 MW (KGE's 50% share). The operator, KCPL, maintains coal contracts as summarized in the following paragraphs.

  LaCygne 1 uses low sulfur Powder River Basin coal which is supplied under a variety of spot market transactions discussed below. High Btu Kansas/Missouri coal is blended with the Powder River Basin coal and is secured from time to time under spot market arrangements. LaCygne 1 uses a blended fuel mix containing approximately 85% Powder River Basin Coal.

  LaCygne 2 and additional LaCygne 1 Powder River Basin coal is supplied through several contracts, expiring at various times through 1999. This low sulfur coal had an average Btu content of approximately 8,500 Btu per pound and a maximum sulfur content of .50 lbs/MMBtu. Transportation is covered by KCPL through its Omnibus Rail Transportation Agreement with BNSF and Kansas City Southern Railroad through December 31, 2000.

  During 1997, the average delivered cost of all local and Powder River Basin coal procured for LaCygne 1 was approximately $0.70 per MMBtu or $12.31 per ton and the average delivered cost of Powder River Basin coal for LaCygne 2 was approximately $0.67 per MMBtu or $11.32 per ton.

  The coal-fired units located at the Tecumseh and Lawrence Energy Centers have an aggregate generating capacity of 795 MW. Western Resources contracted with Cyprus Amax Coal Company's Foidel Creek Mine located in Routt County, Colorado for low sulfur coal through December 31, 1998. This coal is transported by UP and BNSF railroads under contracts expiring December 31, 1998. WREB anticipates that the Cyprus agreement will supply the minimum requirements of the Tecumseh and Lawrence Energy Centers and supplemental coal requirements will continue to be supplied from coal markets in Montana, Wyoming, Utah, Colorado and/or New Mexico. WREB is currently seeking coal supply through 2000 to replace the expiring Cyprus coal agreement. Additional spot market coal for 1998 has been secured from Kennecott Coal Company with rail transportation supplied by BNSF railroad. During 1997, the average delivered cost of coal for the Lawrence units was approximately $1.24 per MMBtu or $26.89 per ton and the average delivered cost of coal for the Tecumseh units was approximately $1.24 per MMBtu or $26.76 per ton. The coal supplied in 1997 had an average Btu content of approximately 10,842 Btu per pound and an average sulfur content of .42 lbs/MMBtu (See "--Environmental Matters").

  Western Resources and KGE have entered into all of their coal contracts during the ordinary course of business and WREB is not substantially dependent upon these contracts. WREB believes there are other suppliers for and plentiful sources of coal available at reasonable prices to replace, if necessary, fuel to be supplied pursuant to these contracts. In the event that WREB was required to replace its coal agreements, it would not anticipate a substantial disruption of its business.

  Western Resources and KGE have entered into all of their transportation contracts during the ordinary course of business. At the time of entering into these contracts, WREB was not substantially dependent upon these contracts due to the availability of competitive rail options. Due to recent rail consolidation, there are now only two rail carriers capable of serving WREB's original coal mines and its generating stations. In the event one of these carriers became unable to provide reliable service, WREB could experience a short-term disruption of its business. However, due to the obligation of the remaining carriers to provide service under the Interstate Commerce Act, WREB does not anticipate any substantial long-term disruption of its business.

NATURAL GAS

  WREB uses natural gas as a primary fuel in its Gordon Evans, Murray Gill, Abilene and Hutchinson Energy Centers and in the gas turbine units at its Tecumseh generating station. Natural gas is also used as a supplemental fuel in the coal-fired units at the Lawrence and Tecumseh generating stations. Natural gas for all facilities is supplied by readily available gas from the short-term economical spot market and will supply the system with the flexible natural gas supply to meet operational needs.

OIL

  WREB uses oil as an alternate fuel when economical or when interruptions to natural gas make it necessary. Oil is also used as a supplemental fuel at JEC and LaCygne generating stations. All oil burned by WREB during the past several years has been obtained through spot market purchases. At December 31, 1997, WREB had approximately 3 million gallons of No. 2 oil and 17 million gallons of No. 6 oil which it believes to be sufficient to meet emergency requirements and protect against lack of availability of natural gas and/or the loss of a large generating unit.

OTHER FUEL MATTERS

  Western Resources' and KGE's contracts to supply fuel for WREB's coal and natural gas-fired generating units, with the exception of JEC, do not provide full fuel requirements at the various stations. Supplemental fuel is procured on the spot market to provide operational flexibility and, when the price is favorable, to take advantage of economic opportunities.

  Set forth in the table below is information relating to the weighted average cost of fuel used by WREB.

     KPL PLANTS                                   1997  1996  1995  1994  1993
     ----------                                   ----- ----- ----- ----- -----
     Per Million Btu:
       Coal...................................... $1.17 $1.14 $1.15 $1.13 $1.13
       Gas.......................................  2.88  2.50  1.63  2.66  2.71
       Oil.......................................  3.72  4.01  4.34  4.27  4.41
     Cents per KWH Generation....................  1.32  1.30  1.31  1.32  1.31
     KGE PLANTS                                   1997  1996  1995  1994  1993
     ----------                                   ----- ----- ----- ----- -----
     Per Million Btu:
       Nuclear................................... $0.51 $0.50 $0.40 $0.36 $0.35
       Coal......................................  0.89  0.88  0.91  0.90  0.96
       Gas.......................................  2.56  2.30  1.68  1.98  2.37
       Oil.......................................  3.32  2.74  4.00  3.90  3.15
     Cents per KWH Generation....................  1.00  0.93  0.82  0.89  0.93

ENVIRONMENTAL MATTERS

  WREB currently holds all federal and state environmental approvals required for the operation of its generating units. WREB believes it is presently in substantial compliance with all air quality regulations (including those pertaining to particulate matter, sulfur dioxide and nitrogen oxides (NOx) promulgated by the State of Kansas and the Environmental Protection Agency ("EPA")).

  The federal sulfur dioxide standards, applicable to WREB's JEC and LaCygne 2 units, prohibit the emission of more than 1.2 pounds of sulfur dioxide per million Btu of heat input. Federal particulate matter emission standards applicable to these units prohibit: (1) the emission of more than 0.1 pounds of particulate matter per million Btu of heat input and (2) an opacity greater than 20%. Federal NOx emission standards applicable to these units prohibit the emission of more than 0.7 pounds of NOx per million Btu of heat input.

  The JEC and LaCygne 2 units have met: (1) the sulfur dioxide standards through the use of low sulfur coal; (2) the particulate matter standards through the use of electrostatic precipitators; and (3) the NOx standards through boiler design and operating procedures. The JEC units are also equipped with flue gas scrubbers providing additional sulfur dioxide and particulate matter emission reduction capability when needed to meet permit limits.

  The Kansas Department of Health and Environment ("KDHE") regulations, applicable to WREB's other generating facilities, prohibit the emission of more than 2.5 pounds of sulfur dioxide per million Btu of heat input at two of WREB's Lawrence generating units and 3.0 pounds at all other generating units. There is sufficient low sulfur coal under contract to allow compliance with such limits at Lawrence, Tecumseh and LaCygne 1 for the life of the contracts. All facilities burning coal are equipped with flue gas scrubbers and/or electrostatic precipitators.

  WREB must comply with the provisions of The Clean Air Act Amendments of 1990 that require a two-phase reduction in certain emissions. WREB has installed continuous monitoring and reporting equipment to meet the acid rain requirements. WREB does not expect material capital expenditures to be required to meet Phase II sulfur dioxide and nitrogen oxide requirements.

  All of WREB's generating facilities are in substantial compliance with the Best Practicable Technology and Best Available Technology regulations issued by the EPA pursuant to the Clean Water Act of 1977. Most EPA regulations are administered in Kansas by the KDHE.

REGULATION AND RATES

  WREB is subject as an operating electric utility to the jurisdiction of the Kansas Commission which has general regulatory authority over WREB's rates, extensions and abandonments of service and facilities, valuation of property, the classification of accounts and various other matters. WREB is subject to the jurisdiction of the FERC and the Kansas Commission with respect to the issuance of securities.

  Electric fuel costs are included in base rates. Therefore, if WREB wished to recover an increase in fuel costs, it would have to file a request for recovery in a rate filing with the Kansas Commission which could be denied in whole or in part. Any increase in fuel costs from the projected average which WREB did not recover through rates would reduce its earnings. The degree of any such impact would be affected by a variety of factors, however, and thus cannot be predicted.

  Additionally, WREB is subject to the jurisdiction of the FERC, including jurisdiction as to rates with respect to sales of electricity for resale. KGE is also subject to the jurisdiction of the NRC as to nuclear plant operations and safety.

EMPLOYEE RELATIONS

  As of December 31, 1997, Western Resources had 2,412 employees not including those primarily associated with Protection One, its security alarm monitoring business. Substantially all of these employees will become employees of Westar Energy following consummation of the Transactions. Western Resources did not experience any strikes or work stoppages during 1997. Western Resources' current contract with the International Brotherhood of Electrical Workers extends through June 30, 1999. The contract covers approximately 1,483 employees.

        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
         RESULTS OF OPERATIONS OF WESTERN RESOURCES ELECTRIC BUSINESS

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

  Certain statements discussed in this section are "forward-looking statements" within the meaning of various provisions of the Securities Act and the Exchange Act. When used in this discussion, the words "believes," "anticipates," "expects" "intends," "estimates," "projects," and similar expressions are intended to identify forward-looking statements. The forward-looking statements in this section are based on certain assumptions and analyses of WREB in light of historical trends, current conditions and expected future developments. These forward-looking statements, however, involve a number of business risks and uncertainties, any of which could cause actual results to differ materially from the forward-looking statements. These factors include: increases or decreases in production capacity; changes in market prices; industry cyclicality; cost of raw materials; future economic market or business conditions; federal and state legislative developments; the impact of electric utility deregulation on WREB's regulatory and competitive markets; and other factors beyond the control of WREB affecting anticipated operations, revenues and costs.

OVERVIEW

  WREB includes the net assets and operations of KPL, KGE and certain debt obligations of Western Resources identifiable to KPL. WREB provides electric generation, transmission and distribution services to approximately 614,000 customers in Kansas.

  The operations of WREB are currently subject to regulation by the Kansas Commission and the FERC. WREB currently applies accounting standards that recognize the economic effects of rate regulation in accordance with Statement of Financial Accounting Standards No. 71, "Accounting for the Effects of Certain Types of Regulation" (SFAS 71) and, accordingly, has recorded regulatory assets and liabilities when required by a regulatory order or when it is probable, based on regulatory precedent, that future rates will allow for recovery of a regulatory asset.

  WREB has historically been operated as an integrated part of Western Resources' overall business and has not been separated from Western Resources' other operations for managerial, accounting, administrative or other purposes. Consequently, the activities of WREB have been included in the consolidated financial statements of Western Resources. In the normal course of business, WREB has various transactions with Western Resources, including various expense allocations which are material in amount. Certain accounts, principally working capital accounts, are maintained by Western Resources on a common basis. In certain instances, amounts applicable to Western Resources' accounts which are not being contributed are accounted for in the same general ledger accounts as WREB. Where it was practical, a determination of amounts applicable to WREB was made. In other circumstances it was not possible to make this determination and allocation methodologies were used to quantify estimated amounts related to WREB. The allocation methodologies utilized are reasonable in the opinion of management.

  Western Resources takes certain actions and makes commitments on behalf of KPL and KGE. Where such is the case, reference below is made directly to Western Resources, rather than to WREB, KGE, or KPL.

  See "THE WESTERN RESOURCES ELECTRIC BUSINESS."

FINANCIAL CONDITION

  Three Months Ended March 31, 1998 compared to Three Months Ended March 31, 1997: Net income for WREB was $29 million in 1998 compared to $22 million in 1997. This increase was primarily attributable to increased other income.

  1997 compared to 1996: Net income for WREB was $77 million in 1997 compared to $170 million in 1996. The decline is primarily attributable to the following:

  . KCPL merger costs: In December 1997, WREB expensed $48 million of deferred costs associated with the Original Merger Agreement.

  . Rate reduction: A January 1997 agreement with the Kansas Commission, among others, was implemented in February 1997 and reduced electric rates by $46 million. During 1997, WREB also accrued future rate rebates of $10 million provided for under the agreement.

  . Operating expenses: Extended outages at the Wolf Creek and LaCygne generating stations increased power purchases by $13 million.

  These items and additional factors that affected WREB's results of operations between 1996 and 1997 are discussed in additional detail below. See "--Results of Operations."

  1996 compared to 1995: Net income for WREB was $170 million in 1996 compared to $177 million in 1995. This decline is primarily attributable to the interim rate reduction implemented by KGE in May 1996. This item and additional factors that affected WREB's results of operations between 1995 and 1996 are discussed in additional detail below. See "--Results of Operations."

RESULTS OF OPERATIONS

 SALES

  Revenues from sales are based on rates and sales volume. Rates charged for the sale and delivery of electricity are authorized by the Kansas Commission and the FERC and are designed to recover the cost of service and afford Western Resources shareowners a fair rate of return. Factors affecting future energy sales include the following:

    . The weather
    . Electric rates
    . Customer conservation efforts
    . Wholesale demand
    . The overall economy of the service area
    . Competitive forces

  Three Months Ended March 31, 1998 compared to Three Months Ended March 31, 1997: Sales increased 13.8% for the three month period because of revenues of $47 million from power marketing activity which began during the third quarter of 1997. This increase was partially offset by a 25.7% decrease in wholesale sales and WREB reduced electric retail rates implemented February 1, 1997. Reduced electric rates lowered first quarter 1998 sales by an estimated $5 million.

  1997 compared to 1996: 1997 sales increased three percent compared to 1996. This increase is attributable to sales of $70 million from the expansion of power marketing operations in 1997 which was partially offset by the rate reduction implemented in 1997. WREB's involvement in power marketing anticipates a deregulated electric utility industry. WREB is involved in both the marketing of electricity and risk management services to wholesale electric customers and the purchase of electricity for retail customers. WREB's power marketing activity has resulted in energy purchases and sales made in areas outside of WREB's historical marketing territory. In 1997, power marketing activities essentially broke even and had no impact on operating income.

  In May 1996, WREB implemented an interim $8.7 million rate reduction for KGE customers. In October 1996, Western Resources, on behalf of KPL and KGE, the Kansas Commission staff, the City of Wichita, and the Citizen's Utility Ratepayer Board agreed to further reduce WREB's retail electric rates. In January 1997, the Kansas Commission approved the agreement. Pursuant to the agreement with the Kansas Commission:

  . The May 1996 interim $8.7 million rate reduction for KGE customers was made permanent on February 1, 1997.

  . An annual rate reduction of $36 million for KGE customers was implemented on February 1, 1997.

  . An annual rate reduction of $10 million for KPL customers was implemented on February 1, 1997.

  . A rebate of $5 million was provided to WREB's customers in January 1998.

  . An annual rate reduction of $10 million for KGE customers will be implemented on June 1, 1998.

  . A rebate of $5 million will be provided to WREB's customers in January
    1999.

  . An annual rate reduction of $10 million for KGE customers will be implemented on June 1, 1999.

All rate reductions are cumulative. Rebates are one-time events and do not influence future rates.

  The 1997 rate reduction decreased 1997 sales by approximately $46 million as compared to 1996. The rate reductions will impact future sales. During 1997, WREB also accrued $10 million for the rebates which will be paid to WREB customers in January 1998 and January 1999.

  1996 compared to 1995: 1996 sales increased four percent compared to 1995. This increase is the result of greater demand for electricity caused primarily by colder winter and warmer spring weather. The increased demand was offset by the $8.7 million interim rate reduction in May 1996 (discussed above).

 COST OF SALES

  Cost of sales includes fuel and purchased power costs, including those related to power marketing. Electric fuel costs are included in base rates. To recover an increase in fuel costs, WREB is required to file a request for recovery in a rate filing with the Kansas Commission. An increase in fuel costs from the projected average which WREB did not recover through rates would reduce future earnings. The degree of any such impact would be affected by a variety of factors, however, and thus cannot be predicted.

  Three Months Ended March 31, 1998 compared to Three Months Ended March 31, 1997: Cost of sales was $38 million higher in 1998 than 1997. This increase was the result of an additional $47 million of expenses due to the expansion of power marketing activity. This increase was partially offset by an $8 million decrease in fuel used for generation resulting from decreased wholesale sales.

  1997 compared to 1996: 1997 cost of sales of $378 million increased $84 million over 1996. This increase is attributable to three primary factors: the expansion of power marketing in 1997, increased fuel and purchased power costs due to outages at two generating stations and coal inventory delivery limitations.

  Power marketing operations in 1997 increased cost of sales by $70 million. Purchased power and fuel costs increased cost of sales by $14 million. An extended scheduled outage at Wolf Creek in the fourth quarter reduced WREB's generation capacity and increased WREB's power purchases. An extended outage in the spring and summer at LaCygne generating station, a coal-fired facility, required WREB to meet customer demand by increasing power purchases and generating additional electricity by burning natural gas, a more expensive fuel. In addition, rail transportation limitations during 1997 required WREB to conserve coal inventories by increasing power purchases and generating electricity by burning natural gas.

  1996 compared to 1995: Cost of sales was $46 million higher in 1996 than 1995. Wolf Creek's planned refueling outage in early 1996 increased WREB's power purchases to meet customer demand. Higher net generation due to warmer weather during the second quarter of 1996 also contributed to the higher fuel and purchased power expenses.

 OPERATING EXPENSES

  Three Months Ended March 31, 1998 compared to Three Months Ended March 31, 1997: Operating expenses decreased 1.3% for the three month period primarily due to the decrease in amortization expense as a result of phase-in revenues being fully amortized in December 1997.

  1997 compared to 1996: Operating expenses were $90 million higher in 1997 compared to 1996. The significant factors contributing to this increase include a special charge related to the Original Merger Agreement with KCPL, increased amortization expense, increased operating and maintenance costs and increased employee benefit costs.

  During 1996 and 1997, WREB incurred and deferred costs of $53 million in Western Resources' efforts to acquire KCPL. WREB had planned to expense these costs in the first period following consummation of the Original Merger Agreement. In December 1997, representatives of Western Resources' financial advisor indicated they believed it was unlikely they would be in a position to issue a fairness opinion required for the Original Merger Agreement on the basis of the previously announced terms. As a result, Western Resources reviewed the deferred costs and determined that for accounting purposes, $48 million of the deferred costs incurred solely as a result of the Original Merger Agreement should be expensed. As of December 31, 1997, $5 million of costs related to the current Merger Agreement were deferred.

  The increase in depreciation and amortization expense between 1996 and 1997 relates primarily to accelerated amortization of the phase-in revenue regulatory asset of $9 million recorded in 1997. As a result of the accelerated amortization, the phase-in revenue regulatory asset was fully amortized as of December 31, 1997.

  1996 compared to 1995: The increase in operating expenses between 1995 and 1996 relates primarily to the inclusion of a full year of amortization of the KGE acquisition premium in 1996 compared to the partial year of amortization recorded in 1995. Amortization of the acquisition premium commenced in August 1995 The acquisition premium will be amortized at a rate of approximately $20 million (pre-tax) per year for 40 years. For further discussion of the KGE acquisition premium, see "--Other Information--Merger Implementation."

 OTHER INCOME (EXPENSE)

  Other income (expense) includes miscellaneous income and expenses not directly related to the operations of WREB. The decrease in other income between 1996 and 1997 is attributable to reduced income from WREB's corporate-owned life insurance policies. The decrease in other income (expense) between 1995 and 1996 is attributable to a gain on the sale of a utility plant recognized in the first quarter of 1995.

 INTEREST EXPENSE

  The decrease in interest expense between the three months ended March 31, 1998 and the three months ended March 31, 1997 relates to the retirement of short-term debt during the first quarter of 1998. The change in interest expense between 1996 and 1997 relates directly to the significant reduction in short-term debt between 1996 and 1997. The increase in interest expense between 1996 and 1995 relates directly to the significant increase in short-term debt between the two years.

 INCOME TAXES

  Three Months Ended March 31, 1998 compared to Three Months Ended March 31, 1997: The decrease in the effective income tax rate is primarily related to larger amounts of non-taxable income relative to a reduced amount of pre-tax income.

  1997 compared to 1996: The decrease in income tax expense of $49 million is primarily related to the $142 million decrease in income before income taxes. The decrease in the effective income tax rate is attributable to larger amounts of non-taxable income realized in 1997 relative to a reduced amount of pre-tax income.

  1996 compared to 1995: The decrease in income tax expense is attributable to the decrease in income before income taxes.

LIQUIDITY AND CAPITAL RESOURCES

 OVERVIEW

  WREB's liquidity is a function of its ongoing capital expenditure requirements and maintenance costs. It is designed to maintain and improve facilities which provide electric service and meet future customer service requirements. The ability to provide cash or debt to fund capital expenditures depends upon many things, including available resources, financial condition and current market conditions.

  Cash management for WREB has historically been administered by Western Resources through a centralized treasury system that services Western Resources' overall operations. Western Resources has provided for the liquidity needs of WREB when capital requirements of WREB have been in excess of internally generated funds.

  Other than operations, the primary source of short-term cash is funds provided by Western Resources and a $100 million unsecured line of credit of KGE. Subsequent to year-end, KGE's $100 million unsecured line of credit was converted into a Western Resources line of credit. As of December 31, 1997, WREB had approximately $45 million of short-term debt outstanding. Additional short-term debt was available through credit facilities of Western Resources. As of December 31, 1997, $50 million of KGE first mortgage bonds were registered with the SEC and were available for sale.

  WREB's stand-alone capital structure was 50% equity in net assets and 50% long-term debt at December 31, 1997 and 49% of equity in net assets and 51% long-term debt at December 31, 1996.

 CASH FLOWS FROM OPERATING ACTIVITIES

  Cash provided by operations increased substantially over 1996. This increase is largely attributable to costs related to the acquisition of KCPL that were incurred and deferred in 1996. The costs associated with the Original Merger Agreement were expensed and appear as a non-cash special charge to operations in 1997. Operating cash flow for the three months ended March 31, 1998 decreased from the three months ended March 31, 1997 primarily due to a larger decrease in accounts payable.

 CASH FLOWS USED IN INVESTING AND FINANCING ACTIVITIES

  Cash used in investing activities is directly related to WREB's ongoing construction program. Differences between 1996 and 1997 are attributable to the timing of these capital expenditures. During 1997, KGE paid off $177 million of short-term debt.

 SECURITY RATINGS

  Standard & Poor's Ratings Group ("S&P"), Fitch Investors Service ("Fitch") and Moody's Investors Service ("Moody's") are independent credit-rating agencies. These agencies' ratings indicate an assessment of Western Resources' and KGE's ability to pay interest and principal on debt securities. Western Resources' mortgage bonds and KGE's mortgage bonds are secured by certain assets of WREB.

  At December 31, 1997, ratings with these agencies were as follows:

                                                  WESTERN RESOURCES
                                                    MORTGAGE BOND   KGE MORTGAGE
      RATING AGENCY                                    RATING       BOND RATING
      -------------                               ----------------- ------------
      S&P........................................        A-             BBB+
      Fitch......................................        A-             A-
      Moody's....................................        A3             A3

  Following the announcement of the Merger Agreement with KCPL on March 18, 1998, S&P placed its ratings of Western Resources on CreditWatch with positive implications. Moody's changed the direction of its ongoing review of Western Resources' debt rating from possible downgrade to possible upgrade. Fitch reaffirmed ratings with potential positive impact.

 FUTURE CASH REQUIREMENTS

  Internally generated funds and new and existing credit agreements are expected to be sufficient to meet WREB's operating and capital expenditure requirements and debt service payments through the year 2000. Uncertainties affecting WREB's ability to meet these requirements with internally generated funds include the effect of competition and inflation on operating expenses, sales volume, regulatory actions, compliance with future environmental regulations, the availability of generating units and weather.

  WREB believes it will meet the needs of its customers without adding any major generation facilities in the next five years. The construction program will continue to focus on providing service to new customers and maintaining and improving present facilities. During 1997, construction expenditures for WREB's electric system were approximately $141 million and expenditures for nuclear fuel were approximately $19 million.

  Capital expenditures for 1998 through 2000 are anticipated to be as follows:

                                                                       NUCLEAR
                                                           ELECTRIC      FUEL
                                                          ----------- ----------
                                                          (DOLLARS IN THOUSANDS)
        1998............................................. $   119,300 $   22,700
        1999.............................................     117,400      4,000
        2000.............................................     115,000     22,800

  These expenditures are estimates prepared for planning purposes and may be revised.

OTHER INFORMATION

 MERGER IMPLEMENTATION

  In accordance with the order by the Kansas Commission approving the combination between Western Resources and KGE, amortization of the KGE acquisition premium commenced in August 1995. The amortization will amount to approximately $20 million (pre-tax) per year for 40 years. Amortization of the acquisition premium is currently being recovered through rates via a cost savings mechanism approved by the Kansas Commission.

  In January 1997, the Kansas Commission fixed the annual savings level at $40 million which provides complete recovery of the amortization expense and a return on the acquisition premium. WREB's management believes the savings level provides for complete recovery of the acquisition premium.

 COMPETITION AND ENHANCED BUSINESS OPPORTUNITIES

  The United States electric utility industry is evolving from a regulated monopolistic market to a competitive marketplace. The 1992 Energy Policy Act began deregulating the electric utility industry. The Energy Policy Act permitted the FERC to order electric utilities to allow third parties the use of their transmission systems to sell electric power to wholesale customers. A wholesale sale is defined as a utility selling electricity to a "middleman," usually a city or its utility company, for resale to the ultimate retail customer. As part of the 1992 combination with KGE, Western Resources agreed to open access of WREB's transmission system for wholesale transactions. The FERC also requires WREB to provide transmission services to others. During 1997, wholesale electric revenues represented approximately 12% of WREB's total electric sales.

  Various states have taken steps to allow retail customers the opportunity to purchase electric power from providers other than their local utility company. The Kansas legislature has created a Retail Wheeling Task Force (the "Task Force") to study the effects of a deregulated and competitive market for electric services. Legislators, regulators, consumer advocates and representatives from the electric industry comprise the Task Force. The Task Force submitted a bill to the Kansas legislature without recommendation. This bill seeks competitive retail electric service by July 1, 2001. The bill was introduced to the Kansas legislature in the opening days of the 1998 legislative session, but is not expected to come to a vote this year. The Task Force also is evaluating how to recover certain investments in generation and related facilities which were approved and incurred under the existing regulatory model. Some of these investments may not be recoverable in a competitive marketplace and are commonly called "Stranded Costs." See "-- Stranded Costs" below for further discussion. WREB has opposed the Task Force's bill. Until a bill is passed by the Kansas legislature, the impact on WREB cannot be predicted, but the impact could be material.

  Increased competition for retail electricity sales may reduce future earnings as compared to historical earnings. After all electric rate reductions associated with the agreement approved by the Kansas Commission in January 1997 are implemented, WREB's rates will range from 73% to 91% of the national average for retail customers. WREB expects to retain a substantial part of its current sales volume in a deregulated environment as a result of its competitive rates.

  While WREB expects a competitive environment to create opportunities, it may place pressure on WREB's future profit margins and credit ratings. Wholesale and industrial customers may pursue cogeneration, self-generation, retail wheeling, municipalization or relocation to other service territories in an attempt to cut their energy costs. Credit rating agencies are applying more stringent guidelines when rating utility companies due to increasing competition.

 STRANDED COSTS

  The definition of stranded costs for an electric utility business is the investment in and carrying costs on property, plant and equipment and other regulatory assets which exceed the amount that can be recovered in a competitive market. WREB currently applies accounting standards that recognize the economic effects of rate regulation and records regulatory assets and liabilities related to WREB's generation, transmission and distribution operations. If WREB determines it no longer meets the criteria of SFAS 71, WREB may have a material extraordinary non-cash charge to operations. Reasons for discontinuing SFAS 71 accounting treatment include increasing competition that restricts a company's ability to charge prices needed to recover costs already incurred and a significant change by regulators from a cost-based rate regulation to another form of rate regulation. WREB periodically reviews SFAS 71 criteria and believes the net regulatory assets, including those related to generation, are probable for future recovery. If WREB discontinues SFAS 71 accounting treatment based on competitive or other events, it may significantly impact the value of WREB's net regulatory assets and WREB's utility plant investments, particularly the Wolf Creek facility. See "-- Competition and Enhanced Business Opportunities" above for initiatives taken to restructure the electric industry in Kansas.

  Regulatory changes, including competition, could adversely impact WREB's ability to recover its investment in these assets. As of March 31, 1998, WREB has recorded regulatory assets of approximately $380 million which are currently subject to future recovery in rates. Of this amount, approximately $213 million is a receivable for future income tax benefits previously passed on to customers. The remainder of the regulatory assets are items that may give rise to stranded costs including coal contract settlement costs, deferred plant costs, debt issuance costs, and deferred employee benefit costs.

  In a competitive environment, WREB may not be able to fully recover its 47% investment in Wolf Creek. WREB may also have stranded costs from an inability to recover its environmental remediation costs and long-term fuel contract costs in a competitive environment. If WREB determines that it has stranded costs and cannot recover its investment in these assets, WREB's future net utility income may be lower than its historical net utility income unless WREB compensates for the loss of such income with other measures.

 DECOMMISSIONING

  Decommissioning is a nuclear industry term for the permanent shut-down of a nuclear power plant when the plant's license expires. The NRC will terminate a plant's license and release the property for unrestricted use when a company has reduced the residual radioactivity of a nuclear plant to a level mandated by the NRC. The NRC requires companies with nuclear power plants to prepare formal financial plans. These plans ensure that funds required for decommissioning will be accumulated during the estimated remaining life of the related nuclear power plant.

  The SEC has questioned the way electric utilities recognize, measure and classify decommissioning costs for nuclear electric generating stations in their financial statements. In response to the SEC's questions, the Financial Accounting Standards Board is reviewing the accounting for closure and removal costs, including decommissioning of nuclear power plants. If current accounting practices for nuclear power plant decommissioning are changed, the following could occur:

  --Annual decommissioning expenses could be higher than in 1997

  --Estimated costs for decommissioning could be recorded as a liability
   (rather than as accumulated depreciation)

  --Increased costs could be recorded as an additional investment in the Wolf
   Creek plant

WREB does not believe that such changes, if required, would adversely affect its operating results due to its current ability to recover decommissioning costs through rates.

 YEAR 2000 ISSUE

  Western Resources is currently addressing the effect of the Year 2000 issue on its reporting and operating systems, which includes the reporting and operating systems of WREB. The Year 2000 issue exists because many computer systems and applications abbreviate dates by eliminating the first two digits of the year, assuming that these two digits are always "19." Consequently, on January 1, 2000, some computer programs may incorrectly recognize the date as January 1, 1900 and may incorrectly process critical financial and operational information, or stop processing altogether because of the incorrect date abbreviation. Calculations using the year 2000 will affect computer applications before January 1, 2000.

  Western Resources has recognized the potential adverse effects the Year 2000 issue could have on WREB. In 1996 and 1997, Western Resources established a formal Year 2000 remediation program to investigate, identify and correct these problems in the computer systems of Western Resources, including WREB. The goal of the program is to identify and assess every critical system potentially affected by the Year 2000 date change and to repair or replace those systems found to be incompatible with Year 2000 dates.

  Western Resources plans to have the Year 2000 readiness efforts substantially completed by the end of 1998 and expects no significant operational impact on WREB's ability to serve customers, pay suppliers, or operate other areas of the business.

  Western Resources currently estimates that total costs to update all of WREB's systems for Year 2000 compliance will be approximately $7 million. In 1997, Western Resources expensed approximately $3 million of these costs and, based on current estimates, expects to incur about $4 million in 1998 to complete these efforts. There can be no assurance that WREB's vendors and suppliers will not be affected by the Year 2000 issue, and thereby affect WREB.

 AFFORDABLE HOUSING TAX CREDIT PROGRAM (AHTC)

  Western Resources received authorization from the Kansas Commission to invest up to $114 million in AHTC investments. An example of an AHTC project is housing for residents who are elderly or meet certain income requirements. At March 31, 1998, WREB had invested approximately $40 million to purchase qualified limited partnership interests. WREB is committed to investing approximately $40 million more in AHTC investments by January 1, 2000. These investments are accounted for using the equity method of accounting. Based upon a regulatory order, income generated from the AHTC investments, primarily tax credits, will be used to offset costs associated with postretirement and postemployment benefits offered to employees. Tax credits are recognized in the year generated.

         UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION

  The following unaudited pro forma combined condensed financial information presents the consolidated condensed balance sheets and statements of income for the following: (i) Western Resources and KCPL; and (ii) WREB and KCPL. The unaudited pro forma combined condensed financial information assumes the transactions are accounted for as a purchase. The unaudited pro forma combined condensed balance sheets as of March 31, 1998 give effect to the Transactions as if they had occurred on March 31, 1998. The unaudited pro forma combined condensed statements of income for the three months ended March 31, 1998 and for the year ended December 31, 1997 give effect to the Transactions as if they had occurred on January 1, 1997.

  The unaudited pro forma combined condensed financial information was prepared utilizing (i) the historical audited consolidated financial statements, including the notes thereto, of Western Resources (incorporated by reference) and KCPL (incorporated by reference), (ii) the historical audited financial statements, including the notes thereto, of WREB (included elsewhere in this Joint Proxy Statement/Prospectus), (iii) the historical unaudited interim consolidated financial statements, including the notes thereto, of Western Resources (incorporated by reference) and KCPL (incorporated by reference), and (iv) the historical unaudited interim financial statements, including the notes thereto, of WREB (included elsewhere in this Joint Proxy Statement/Prospectus). This information should be read in conjunction with the historical audited consolidated financial statements of Western Resources and KCPL, the historical audited financial statements of WREB, the historical unaudited interim consolidated financial statements of Western Resources and KCPL, and the historical unaudited interim financial statements of WREB. The unaudited pro forma combined condensed financial information is being presented for illustrative purposes only and is not necessarily indicative of the financial position or results of operations that might have occurred had the Transactions actually taken place on the dates indicated above, nor is it necessarily indicative of future results of operations or financial position.

  It should be noted that the 1997 historical income statements for Western Resources and KCPL included special non-recurring charges totaling approximately $108 million. Western Resources incurred approximately $48 million related to its efforts to acquire KCPL prior to achieving a merger agreement in February 1997 and KCPL incurred approximately $53 million related to contractual termination fees paid by KCPL to UtiliCorp and approximately $7 million related to the Original Merger Agreement. The impact of these special charges are included in the 1997 unaudited pro forma combined condensed statement of income for Westar Energy and Western Resources.

  There are no changes that are expected to be material in either Western Resources' or KCPL's accounting policies as a result of the Transactions. Both companies accrue unbilled revenue for energy delivered at the end of each reporting period, use composite depreciation methods at group rates specified pursuant to regulation and have certain other accounting policies which differ due to the nature of how regulators have allowed certain costs to be recovered from customers.

  The unaudited pro forma adjustments are based on preliminary assumptions and estimates made by management. The actual purchase price allocation and consideration exchanged for KCPL may differ from that reflected in the unaudited pro forma combined condensed financial statements based on fair values at the Closing Date.

THE TRANSACTIONS

  Under terms of the Merger Agreement, Western Resources and KCPL shareowners will combine the regulated electric utility assets of both companies in a newly formed company, Westar Energy. Upon closing the Transactions, KCPL shareholders will receive shares of Western Resources Common Stock, with a value of $23.50 per share, subject to a collar, and one share of Westar Energy for each share of KCPL they currently own. For purposes of the pro formas, total consideration is estimated at $31.00 per KCPL Common Share. This represents the average market closing price of KCPL Common Stock a few days before and after the announcement of the Merger Agreement. The actual consideration will be determined at the Closing Date based on the fair value of the consideration exchanged to acquire the KCPL Common Shares. Western Resources shareowners will continue to hold the Western Resources Common Stock they currently own.

  Westar Energy will assume $1.9 billion of Western Resources debt and $800 million of KCPL debt. Immediately after the KCPL Effective Time but prior to the KGE Effective Time, Westar Energy will cause KLT to assume indebtedness for borrowed money of Westar Energy in excess of $800 million aggregate principal amount (including preferred stock) and Westar Energy will transfer KLT, KCPL's unregulated subsidiary, to Western Resources. Immediately following the KCPL Merger, current KCPL shareholders will own, assuming there are no Dissenting Shares, 19.9% of the diluted outstanding shares of Westar Energy Common Stock and approximately 35% of the outstanding Western Resources Common Stock. Western Resources will own, assuming there are no Dissenting Shares, 80.1% of the diluted outstanding shares of Westar Energy Common Stock and current Western Resources shareowners will retain ownership of approximately 65% of the outstanding Western Resources Common Stock, assuming that the average price of Western Resources Common Stock for the 20-day averaging period is equal to the closing price of Western Resources on June 8, 1998 (the most recent date for which it was practicable to obtain market price data prior to printing this Joint Proxy Statement/Prospectus). Western Resources will maintain its 45% ownership of ONEOK, its 82% interest in its security alarm monitoring subsidiary Protection One, and its ownership of The Wing Group, an international power project developer.

  Western Resources pro forma shares outstanding and related earnings per common share information have been calculated assuming a Conversion Ratio of
0.60743 based on Western Resources' June 8, 1998 closing stock price of $38.6875. The actual Conversion Ratio will be based on a twenty-day average of the high and low sales prices of Western Resources Common Stock calculated for a period ending on the tenth business day immediately prior to the KGE Effective Time. Westar Energy pro forma shares outstanding and related earnings per common share information have been calculated assuming an exchange ratio of one share of Westar Energy Common Stock for each share of KCPL Common Stock outstanding.

  The Transactions are assumed to generate certain cost savings. The assumed cost savings have not been reflected in the unaudited pro forma combined condensed balance sheets and statements of income. Transaction costs incurred by Western Resources associated with the Transactions, including fees for advisors, attorneys and other consultants and incremental direct costs of completing the Transactions, are estimated to approximate $25 million. These costs will be included in the determination of total consideration for KCPL.

                               WESTERN RESOURCES

              UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET

                              AS OF MARCH 31, 1998
                                 (IN THOUSANDS)

                            WESTERN                          PRO FORMA
                           RESOURCES      KCPL(L)     ---------------------------
                          (HISTORICAL)  (HISTORICAL)  ADJUSTMENTS      COMBINED
                          ------------  ------------  -----------     -----------

                                     ASSETS
CURRENT ASSETS:
  Cash and cash equiva-
   lents................. $    13,876   $    19,566   $      --       $    33,442
  Accounts receivable
   (net).................     179,764        52,395          --           232,159
  Other current assets...     204,957        70,681          --           275,638
                          -----------   -----------   ----------      -----------
    Total current as-
     sets................     398,597       142,642          --           541,239
                          -----------   -----------   ----------      -----------
PROPERTY, PLANT AND
 EQUIPMENT:
  Property, plant and
   equipment.............   5,712,352     3,790,001          --         9,502,353
  Accumulated deprecia-
   tion..................  (1,942,068)   (1,434,468)         --        (3,376,536)
                          -----------   -----------   ----------      -----------
    Property, plant and
     equipment (net).....   3,770,284     2,355,533          --         6,125,817
                          -----------   -----------   ----------      -----------
OTHER ASSETS:
  Investment in ONEOK....     610,318           --           --           610,318
  Regulatory assets......     379,784       151,751          --           531,535
  Subscriber accounts....     737,316           --           --           737,316
  Goodwill (net).........   1,066,331           --     1,074,230 (a)    2,140,561
  Other..................     244,259       356,326       (5,900)(a)      594,685
                          -----------   -----------   ----------      -----------
    Total other assets...   3,038,008       508,077    1,068,330        4,614,415
                          -----------   -----------   ----------      -----------
    TOTAL ASSETS......... $ 7,206,889   $ 3,006,252   $1,068,330      $11,281,471
                          ===========   ===========   ==========      ===========

                      LIABILITIES AND SHAREOWNERS' EQUITY
CURRENT LIABILITIES:
  Short-term debt........ $   462,250   $     3,495   $      --       $   465,745
  Long-term debt due
   within one year.......       8,800        23,168          --            31,968
  Accounts payable.......      96,031        40,305          --           136,336
  Other current liabili-
   ties..................     458,293        80,495          --           538,788
                          -----------   -----------   ----------      -----------
    Total current liabil-
     ities...............   1,025,374       147,463          --         1,172,837
                          -----------   -----------   ----------      -----------
LONG-TERM LIABILITIES:
  Long-term debt (net)...   2,162,470       941,412      115,219 (f)    3,219,101
  Company-obligated
   mandatorily redeemable
   preferred securities..     220,000       150,000          --           370,000
  Deferred income taxes
   and investment tax
   credits...............   1,068,693       702,799          --         1,771,492
  Minority interests.....     167,512           --       544,065 (j)      711,577
  Other..................     470,821       106,683          --           577,504
                          -----------   -----------   ----------      -----------
    Total long-term lia-
     bilities............   4,089,496     1,900,894      659,284        6,649,674
                          -----------   -----------   ----------      -----------
SHAREOWNERS' EQUITY:
  Preferred and prefer-
   ence stock............      74,858        89,062     (113,920)(f)       50,000
  Common stock equity....   2,017,161       868,833      522,966 (h)    3,408,960
                          -----------   -----------   ----------      -----------
    Total shareowners'
     equity..............   2,092,019       957,895      409,046        3,458,960
                          -----------   -----------   ----------      -----------
    TOTAL LIABILITIES AND
     SHAREOWNERS' EQUI-
     TY.................. $ 7,206,889   $ 3,006,252   $1,068,330      $11,281,471
                          ===========   ===========   ==========      ===========

   The accompanying Notes to Unaudited Pro Forma Combined Condensed Financial
              Information are an integral part of this statement.

                               WESTERN RESOURCES

           UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME

                   FOR THE THREE MONTHS ENDED MARCH 31, 1998
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                 WESTERN                      PRO FORMA
                                RESOURCES     KCPL(L)    -----------------------
                               (HISTORICAL) (HISTORICAL) ADJUSTMENTS    COMBINED
                               ------------ ------------ -----------    --------
SALES:
  Energy.....................    $305,548     $195,635    $    --       $501,183
  Security...................      76,795          --          --         76,795
                                 --------     --------    --------      --------
    Total sales..............     382,343      195,635         --        577,978
                                 --------     --------    --------      --------
COST OF SALES:
  Energy.....................     106,260       43,928         --        150,188
  Security...................      23,993          --          --         23,993
                                 --------     --------    --------      --------
    Total cost of sales......     130,253       43,928         --        174,181
                                 --------     --------    --------      --------
GROSS PROFIT.................     252,090      151,707         --        403,797
OPERATING EXPENSES:
  Operating and maintenance..      76,329       60,418         --        136,747
  Depreciation and
   amortization..............      61,637       28,631       6,714 (b)    96,982
  Selling, general and
   administrative............      47,538       24,491         --         72,029
                                 --------     --------    --------      --------
    Total operating
     expenses................     185,504      113,540       6,714       305,758
                                 --------     --------    --------      --------
INCOME FROM OPERATIONS.......      66,586       38,167      (6,714)       98,039
OTHER INCOME (EXPENSE):
  Investment earnings........      14,552          --          --         14,552
  Minority interest..........        (213)         --       (5,750)(j)    (5,963)
  Other......................       9,036       (6,091)                    2,945
                                 --------     --------    --------      --------
    Total other income
     (expense)...............      23,375       (6,091)     (5,750)       11,534
                                 --------     --------    --------      --------
INCOME BEFORE INTEREST AND
 TAXES.......................      89,961       32,076     (12,464)      109,573
INTEREST EXPENSE.............      50,400       19,220       3,325 (f)    72,945
                                 --------     --------    --------      --------
INCOME BEFORE INCOME TAXES...      39,561       12,856     (15,789)       36,628
INCOME TAXES.................       9,093       (1,510)     (1,323)(g)     6,260
                                 --------     --------    --------      --------
NET INCOME...................      30,468       14,366     (14,466)       30,368
PREFERRED AND PREFERENCE
 DIVIDENDS...................       1,230          990      (1,272)(f)       948
                                 --------     --------    --------      --------
EARNINGS AVAILABLE FOR COMMON
 STOCK.......................    $ 29,238     $ 13,376    $(13,194)     $ 29,420
                                 ========     ========    ========      ========
AVERAGE COMMON SHARES
 OUTSTANDING.................      65,410       61,873     (24,289)(i)   102,994
BASIC EARNINGS PER COMMON
 SHARE.......................    $   0.45     $   0.22                  $   0.29

   The accompanying Notes to Unaudited Pro Forma Combined Condensed Financial
              Information are an integral part of this statement.

                               WESTERN RESOURCES

           UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME

                      FOR THE YEAR ENDED DECEMBER 31, 1997
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                              WESTERN                       PRO FORMA
                             RESOURCES     KCPL(L)    -------------------------
                            (HISTORICAL) (HISTORICAL) ADJUSTMENTS     COMBINED
                            ------------ ------------ -----------    ----------
SALES:
  Energy...................  $1,999,418    $895,943    $    --       $2,895,361
  Security.................     152,347         --          --          152,347
                             ----------    --------    --------      ----------
    Total sales............   2,151,765     895,943         --        3,047,708
                             ----------    --------    --------      ----------
COST OF SALES:
  Energy...................     928,324     193,756         --        1,122,080
  Security.................      38,800         --          --           38,800
                             ----------    --------    --------      ----------
    Total cost of sales....     967,124     193,756         --        1,160,880
                             ----------    --------    --------      ----------
GROSS PROFIT...............   1,184,641     702,187         --        1,886,828
OPERATING EXPENSES:
  Operating and
   maintenance.............     383,912     252,828         --          636,740
  Depreciation and
   amortization............     256,725     112,266      26,856 (b)     395,847
  Selling, general and
   administrative..........     312,927     103,258         --          416,185
  Special charges..........      88,152         --          --           88,152
                             ----------    --------    --------      ----------
    Total operating
     expenses..............   1,041,716     468,352      26,856       1,536,924
                             ----------    --------    --------      ----------
INCOME FROM OPERATIONS.....     142,925     233,835     (26,856)        349,904
                             ----------    --------    --------      ----------
OTHER INCOME (EXPENSE):
  Gain on sale of Tyco
   securities..............     864,253         --          --          864,253
  Investment earnings......      25,646         --          --           25,646
  Minority interest........       4,737         --      (21,809)(j)     (17,072)
  Other....................      28,403     (74,673)        --          (46,270)
                             ----------    --------    --------      ----------
    Total other income
     (expense).............     923,039     (74,673)    (21,809)        826,557
                             ----------    --------    --------      ----------
INCOME BEFORE INTEREST AND
 TAXES.....................   1,065,964     159,162     (48,665)      1,176,461
INTEREST EXPENSE...........     193,225      74,523       9,055 (f)     276,803
                             ----------    --------    --------      ----------
INCOME BEFORE INCOME
 TAXES.....................     872,739      84,639     (57,720)        899,658
INCOME TAXES...............     378,645       8,079      (3,601)(g)     383,123
                             ----------    --------    --------      ----------
NET INCOME.................     494,094      76,560     (54,119)        516,535
PREFERRED AND PREFERENCE
 DIVIDENDS.................       4,919       3,789      (4,918)(f)       3,790
                             ----------    --------    --------      ----------
EARNINGS AVAILABLE FOR
 COMMON STOCK..............  $  489,175    $ 72,771    $(49,201)     $  512,745
                             ==========    ========    ========      ==========
AVERAGE COMMON SHARES
 OUTSTANDING...............      65,128      61,895     (24,311)(i)     102,712
BASIC EARNINGS PER COMMON
 SHARE ....................  $     7.51    $   1.18                  $     4.99

   The accompanying Notes to Unaudited Pro Forma Combined Condensed Financial
              Information are an integral part of this statement.

                                 WESTAR ENERGY

              UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET

                              AS OF MARCH 31, 1998
                                 (IN THOUSANDS)

                                                             PRO FORMA
                              WREB        KCPL(L)     --------------------------
                          (HISTORICAL)  (HISTORICAL)  ADJUSTMENTS     COMBINED
                          ------------  ------------  -----------    -----------

                                     ASSETS
CURRENT ASSETS:
  Cash and cash equiva-
   lents................. $       112   $    19,566    $ (16,754)(c) $     2,924
  Accounts receivable
   (net).................     142,373        52,395       (9,939)(c)     184,829
  Other current assets...      98,789        70,681       (3,400)(c)     166,070
                          -----------   -----------    ---------     -----------
    Total current as-
     sets................     241,274       142,642      (30,093)        353,823
                          -----------   -----------    ---------     -----------
PROPERTY, PLANT AND
 EQUIPMENT:
  Property, plant and
   equipment.............   5,768,599     3,790,001      (34,276)(c)   9,524,324
  Accumulated deprecia-
   tion..................  (2,028,717)   (1,434,468)       1,574 (c)  (3,461,611)
                          -----------   -----------    ---------     -----------
    Property, plant and
     equipment (net).....   3,739,882     2,355,533      (32,702)      6,062,713
                          -----------   -----------    ---------     -----------
OTHER ASSETS:
  Regulatory assets......     379,784       151,751          --          531,535
  Goodwill...............         --            --       885,721 (a)     885,721
  Other..................     174,508       356,326       (5,900)(a)     236,969
                                                        (287,965)(c)
                          -----------   -----------    ---------     -----------
    Total other assets...     554,292       508,077      591,856       1,654,225
                          -----------   -----------    ---------     -----------
    TOTAL ASSETS......... $ 4,535,448   $ 3,006,252    $ 529,061     $ 8,070,761
                          ===========   ===========    =========     ===========

                      LIABILITIES AND SHAREOWNERS' EQUITY
CURRENT LIABILITIES:
  Other debt............. $       --    $    26,663    $ (14,663)(c) $    12,000
  Accounts payable.......      88,617        40,305       (2,644)(c)     126,278
  Other current liabili-
   ties..................     153,379        80,495         (153)(c)     233,721
                          -----------   -----------    ---------     -----------
    Total current liabil-
     ities...............     241,996       147,463      (17,460)        371,999
                          -----------   -----------    ---------     -----------
LONG-TERM LIABILITIES:
  Long-term debt (net)...   1,340,892       941,412     (178,644)(c)   2,318,000
                                                         214,340 (d)
  Company-obligated
   mandatorily redeemable
   preferred securities..         --        150,000      220,000 (d)     370,000
  Deferred income taxes
   and investment tax
   credits...............   1,083,388       702,799       (8,117)(c)   1,778,070
  Other..................     407,062       106,683      (15,048)(c)     498,697
                          -----------   -----------    ---------     -----------
    Total long-term lia-
     bilities............   2,831,342     1,900,894      232,531       4,964,767
                          -----------   -----------    ---------     -----------
SHAREOWNERS' EQUITY:
  Preferred and prefer-
   ence stock............         --         89,062      (89,062)(d)         --
  Common stock equity....   1,462,110       868,833      403,052 (h)   2,733,995
                          -----------   -----------    ---------     -----------
    Total shareowners'
     equity..............   1,462,110       957,895      313,990       2,733,995
                          -----------   -----------    ---------     -----------
    TOTAL LIABILITIES AND
     SHAREOWNERS'
     EQUITY.............. $ 4,535,448   $ 3,006,252    $ 529,061     $ 8,070,761
                          ===========   ===========    =========     ===========

        The accompanying Notes to Unaudited Pro Forma Combined Condensed
         Financial Information are an integral part of this statement.

                                 WESTAR ENERGY

           UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME

                   FOR THE THREE MONTHS ENDED MARCH 31, 1998
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                              PRO FORMA
                                   WREB       KCPL(L)    -----------------------
                               (HISTORICAL) (HISTORICAL) ADJUSTMENTS    COMBINED
                               ------------ ------------ -----------    --------
SALES........................    $305,235     $195,635    $    --       $500,870
COST OF SALES................     106,214       43,928         --        150,142
                                 --------     --------    --------      --------
GROSS PROFIT.................     199,021      151,707         --        350,728
OPERATING EXPENSES:
 Operating and maintenance...      72,869       60,418         --        133,287
 Depreciation and
  amortization...............      40,031       28,631       5,536 (b)    74,198
 Selling, general and
  administrative.............      26,814       24,491         --         51,305
                                 --------     --------    --------      --------
    Total operating
     expenses................     139,714      113,540       5,536       258,790
                                 --------     --------    --------      --------
INCOME FROM OPERATIONS.......      59,307       38,167      (5,536)       91,938
OTHER INCOME (EXPENSE).......       4,864       (6,091)      1,014 (c)      (213)
                                 --------     --------    --------      --------
INCOME BEFORE INTEREST AND
 TAXES.......................      64,171       32,076      (4,522)       91,725
INTEREST EXPENSE.............      24,305       19,220      (3,565)(c)    48,292
                                                             8,332 (e)
                                 --------     --------    --------      --------
INCOME BEFORE INCOME TAXES...      39,866       12,856      (9,289)       43,433
INCOME TAXES.................      10,638       (1,510)      8,727 (c)    14,541
                                                            (3,314)(g)
                                 --------     --------    --------      --------
NET INCOME...................      29,228       14,366     (14,702)       28,892
PREFERRED AND PREFERENCE
 DIVIDENDS...................         --           990        (990)(e)       --
                                 --------     --------    --------      --------
EARNINGS AVAILABLE FOR COMMON
 STOCK.......................    $ 29,228     $ 13,376    $(13,712)     $ 28,892
                                 ========     ========    ========      ========
AVERAGE COMMON SHARES
 OUTSTANDING.................                              310,920 (i)   310,920
BASIC EARNINGS PER COMMON
 SHARE.......................                                           $   0.09


   The accompanying Notes to Unaudited Pro Forma Combined Condensed Financial
              Information are an integral part of this statement.

                                 WESTAR ENERGY

           UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME

                      FOR THE YEAR ENDED DECEMBER 31, 1997
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                             PRO FORMA
                                 WREB       KCPL(L)    -------------------------
                             (HISTORICAL) (HISTORICAL) ADJUSTMENTS     COMBINED
                             ------------ ------------ -----------    ----------
SALES......................   $1,229,984    $895,943    $    --       $2,125,927
COST OF SALES..............      377,547     193,756         --          571,303
                              ----------    --------    --------      ----------
GROSS PROFIT...............      852,437     702,187         --        1,554,624
OPERATING EXPENSES:
  Operating and
   maintenance.............      296,609     252,828         --          549,437
  Depreciation and
   amortization............      183,339     112,266      22,143 (b)     317,748
  Selling, general and
   administrative..........      113,397     103,258         --          216,655
  Special charges..........       48,008         --          --           48,008
                              ----------    --------    --------      ----------
    Total operating
     expenses..............      641,353     468,352      22,143       1,131,848
                              ----------    --------    --------      ----------
INCOME FROM OPERATIONS.....      211,084     233,835     (22,143)        422,776
OTHER INCOME (EXPENSE).....       (4,068)    (74,673)     16,177 (c)     (62,564)
                              ----------    --------    --------      ----------
INCOME BEFORE INTEREST AND
 TAXES.....................      207,016     159,162      (5,966)        360,212
INTEREST EXPENSE...........       98,234      74,523     (13,541)(c)     185,392
                                                          26,176 (e)
                              ----------    --------    --------      ----------
INCOME BEFORE INCOME TAX-
 ES........................      108,782      84,639     (18,601)        174,820
INCOME TAXES...............       31,806       8,079      35,755 (c)      65,228
                                                         (10,412)(g)
                              ----------    --------    --------      ----------
NET INCOME.................       76,976      76,560     (43,944)        109,592
PREFERRED AND PREFERENCE
 DIVIDENDS.................          --        3,789      (3,789)(e)         --
                              ----------    --------    --------      ----------
EARNINGS AVAILABLE FOR COM-
 MON STOCK.................   $   76,976    $ 72,771    $(40,155)     $  109,592
                              ==========    ========    ========      ==========
AVERAGE COMMON SHARES OUT-
 STANDING..................                              310,920 (i)     310,920
BASIC EARNINGS PER COMMON
 SHARE.....................                                           $     0.35

        The accompanying Notes to Unaudited Pro Forma Combined Condensed
         Financial Information are an integral part of this statement.

     NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION

  The pro forma adjustments have been made to the unaudited pro forma combined condensed financial statements to reflect the following:

    (a) To record estimated goodwill resulting from the acquisition of KCPL. Estimated goodwill is based on the total estimated consideration in excess of the estimated fair value of the identifiable net assets acquired. All outstanding shares of KCPL will be acquired in the Transactions. The estimated consideration and purchase price allocation used for pro forma purposes are based on $31.00 per KCPL Common Share. This represents the average market closing prices of KCPL Common Stock a few days before and after the announcement of the Merger Agreement. The actual value of the consideration and the purchase price allocation will be determined at the Closing Date based on the fair value of the consideration exchanged to acquire KCPL Common Stock. For regulated electric utility assets, net book value is presently expected to approximate fair value. The fair value of KLT has been estimated at $320 million. KLT has net assets of approximately $131 million. Goodwill associated with KLT, which will be owned 100% by Western Resources, is reflected on the Western Resources unaudited pro forma combined condensed balance sheet and is not included on the Westar Energy unaudited pro forma combined condensed balance sheet.

  The calculation of estimated goodwill resulting from the acquisition of KCPL is as follows:

                                                                 IN THOUSANDS,
                                                                 EXCEPT PRICE
                                                                   PER SHARE
                                                                 -------------
   KCPL Common Shares issued.........................                 61,909
   Less: Treasury shares (shares held by a KCPL sub-
    sidiary).........................................                    (36)
                                                                  ----------
   Total KCPL Common Stock outstanding...............                 61,873
   Average KCPL Common Stock price...................             $    31.00
                                                                  ----------
   Estimated cost of KCPL Common Stock to be ac-
    quired...........................................             $1,918,063
   Plus: Estimated transaction costs (1).............                 25,000
                                                                  ----------
   Total estimated consideration.....................             $1,943,063
   Less: Estimated fair value of KCPL's identifiable
    net assets (net book value)......................               (868,833)
                                                                  ----------
   Total estimated goodwill recorded by Western Re-
    sources for
    KCPL purchase....................................             $1,074,230
   Estimated goodwill allocated to KLT...............
     KLT estimated fair value (2).................... $ 320,000
     Less: KLT net book value (3)....................  (131,491)
                                                      ---------
   Less: Estimated KLT goodwill recorded by Western
    Resources........................................ $ 188,509     (188,509)
                                                                  ----------
   Estimated goodwill recorded by Westar Energy......             $  885,721
                                                                  ----------

  --------
  (1) Transaction costs of approximately $5.9 million have been incurred by Western Resources through March 31, 1998 and are included in other assets on the historical Western Resources balance sheet. This adjustment reflects the reclassification of the $5.9 million of transaction costs to goodwill. Estimated transaction costs to be incurred subsequent to March 31, 1998 approximate $19.1 million.
  (2) Represents the estimated fair value of KLT, which is transferred to Western Resources at the time of the KGE Merger. The fair value of KLT does not include the KCPL debt assumed by KLT as discussed in (d) below.
  (3) Does not include the KCPL debt assumed by KLT as discussed in (d) below.

    (b) To record estimated goodwill amortization over a 40 year period. Goodwill has been recorded in the respective unaudited pro forma combined condensed statements of income as follows:


                                                             WESTERN    WESTAR
                                                            RESOURCES   ENERGY
                                                            ---------- --------
                                                              (IN THOUSANDS)
   Goodwill (See Note (a))................................. $1,074,230 $885,721
   Years...................................................         40       40
                                                            ---------- --------
   Annual estimated goodwill amortization.................. $   26,856 $ 22,143
   Quarterly estimated goodwill amortization............... $    6,714 $  5,536

    (c) To eliminate KLT balances from KCPL, which will be transferred to Western Resources in accordance with the terms of the Merger Agreement and will not be part of Westar Energy. The following amounts reflect the balances of KLT which are removed from the Westar Energy unaudited pro forma combined condensed balance sheet and statement of income.

                                 Balance Sheet
                             As of March 31, 1998

                                                                  (IN THOUSANDS)
Assets:
 Cash and cash equivalents.......................................    $ 16,754
 Accounts receivable (net).......................................       9,939
 Other current assets............................................       3,400
 Property, plant and equipment...................................      34,276
 Accumulated depreciation........................................      (1,574)
 Other assets....................................................     287,965
                                                                     --------
  Total Assets...................................................    $350,760
                                                                     ========
Liabilities and Stockholders' Equity:
 Other debt......................................................    $ 14,663
 Accounts payable................................................       2,644
 Other current liabilities.......................................         153
 Long-term debt (net)............................................     178,644
 Deferred income taxes and investment tax credits................       8,117
 Other long-term liabilities.....................................      15,048
 Common stock equity (Included in Note (j) adjustment)...........     131,491
                                                                     --------
  Total Liabilities and Stockholders' Equity.....................    $350,760
                                                                     ========

                              Statement of Income
                          For the Three Months Ended
                                March 31, 1998

                                                                  (IN THOUSANDS)
Other income (expense)...........................................    $(1,014)
Interest expense.................................................     (3,565)
Income tax benefit...............................................      8,727
                                                                     -------
  Net Income.....................................................    $ 4,148
                                                                     =======

                              Statement of Income
                              For the Year Ended
                               December 31, 1997

                                                                  (IN THOUSANDS)
Other income (expense)...........................................    $(16,177)
Interest expense.................................................     (13,541)
Income tax benefit...............................................      35,755
                                                                     --------
  Net Income.....................................................    $  6,037
                                                                     ========

    (d) To record adjustments to Westar Energy debt in accordance with the terms of the Merger Agreement. Westar Energy will assume an aggregate of $800 million of existing KCPL debt and an aggregate of $1.9 billion of existing KGE and Western Resources debt. Prior to the KCPL Effective Time, KCPL has agreed to redeem its outstanding preferred stock pursuant to the Merger Agreement. The redemption price is expected to approximate the carrying amount of the preferred stock. Immediately after the KCPL Effective Time but prior to the KGE Effective Time, Westar Energy will cause KLT to assume indebtedness for borrowed money (including that amount resulting from the redemption of KCPL preferred stock) of Westar Energy in excess of $800 million aggregate principal amount. Accordingly, the net adjustment to debt on the Westar Energy unaudited pro forma combined condensed balance sheet as of March 31, 1998 reflects the following:

                                                             COMPANY-
                                                             OBLIGATED
                                OTHER DEBT                  MANDATORILY
                             (SHORT-TERM AND                REDEEMABLE
                            CURRENT PORTION OF  LONG-TERM    PREFERRED
                                LONG TERM)     DEBT, (NET)  SECURITIES    TOTAL
                            ------------------ -----------  ----------- ----------
                                               (IN THOUSANDS)
    WREB...................      $    --       $ 1,340,892   $    --    $1,340,892
    KCPL...................        26,663          941,412    150,000    1,118,075
                                 --------      -----------   --------   ----------
    Total..................      $ 26,663      $ 2,282,304   $150,000   $2,458,967
                                 --------      -----------   --------   ----------
    Note (c) adjustment:
    (i): To transfer KLT
         debt to Western
         Resources (See
         Note (c)).........      $(14,663)     $  (178,644)  $    --    $ (193,307)
                                 --------      -----------   --------   ----------
    Note (d) adjustment:
    (ii): To redeem KCPL
          preferred stock
          with long-term
          debt.............      $    --       $    89,062   $    --    $   89,062
    (iii): To reduce KCPL
           debt to $800
           million.........           --          (213,830)       --      (213,830)
    (iv): To provide a
          total of $1.9
          billion of
          Western Resources
          debt to Westar
          Energy...........           --           339,108    220,000      559,108
                                 --------      -----------   --------   ----------
    Total Note (d)
     adjustment............      $             $   214,340   $220,000   $  434,340
                                 --------      -----------   --------   ----------
    Pro forma combined
     balance...............      $ 12,000      $ 2,318,000   $370,000   $2,700,000

    (e) To record the interest expense adjustment associated with the debt of Westar Energy as discussed in Note (d) above.

                                                     THREE MONTHS    YEAR ENDED
                                                    ENDED MARCH 31, DECEMBER 31,
                                                         1998           1997
                                                    --------------- ------------
                                                           (IN THOUSANDS)
    Note (c) adjustment:
    (i): To reduce interest expense related to
         transfer of KLT debt to Western Resources
         (See Note (c))...........................      $(3,565)      $(13,541)
                                                        -------       --------
    Note (e) adjustment:
    (ii): To reclassify dividends on KCPL
          preferred stock to interest expense.....      $   990       $  3,789
    (iii): To reflect additional interest expense
           on redemption of KCPL preferred stock..          601          2,227
    (iv): To reduce interest expense on KCPL debt
          in excess of $800 million...............       (3,742)       (18,398)
    (v): To increase interest expense associated
         with the transfer of Western Resources
         debt to Westar Energy....................       10,483         38,558
                                                        -------       --------
    Total Note (e) adjustment.....................      $ 8,332       $ 26,176

    (f) To record additional long-term debt resulting from the redemption of KCPL and Western Resources preferred stock in accordance with the Merger Agreement as follows:

                                                                   AS OF MARCH
                                                                     31, 1998
                                                                  --------------
                                                                  (IN THOUSANDS)
      Balance sheet adjustments:
      Western Resources Preferred Stock..........................    $ 24,858
      KCPL preferred stock.......................................      89,062
                                                                     --------
      Total preferred stock redeemed.............................     113,920
      Call premium on Western Resources Preferred Stock..........       1,299
                                                                     --------
      Long-term debt required to redeem preferred stock..........    $115,219

    To reclassify preferred dividends and record additional interest expense on the debt required to redeem Western Resources and KCPL preferred stock:

                                                    THREE MONTHS    YEAR ENDED
                                                   ENDED MARCH 31, DECEMBER 31,
                                                        1998           1997
                                                   --------------- ------------
                                                          (IN THOUSANDS)
    Statement of income adjustments:
    Reclassification of preferred stock
     dividends:
     Western Resources preferred dividends.......     $   (282)     $  (1,129)
     KCPL preferred dividends....................         (990)        (3,789)
                                                      --------      ---------
       Total dividend reclassification
        adjustment...............................     $ (1,272)     $  (4,918)
                                                      ========      =========
    Additional interest expense at an annual rate
     of 7%:
     Western Resources Preferred Stock
      redemption.................................     $    153      $     611
     KCPL preferred stock redemption.............          601          2,227
                                                      --------      ---------
       Total additional interest expense.........     $    754      $   2,838
                                                      ========      =========
    Interest expense adjustment summary:
     Call premium on Western Resources Preferred
      Stock......................................     $  1,299      $   1,299
     Reclassification of preferred dividends.....        1,272          4,918
     Additional interest expense.................          754          2,838
                                                      --------      ---------
       Total interest expense adjustment.........     $  3,325      $   9,055
                                                      ========      =========

  (g) To adjust income tax expense for the pro forma adjustments to taxable income as follows:

                                                    THREE MONTHS    YEAR ENDED
                                                   ENDED MARCH 31, DECEMBER 31,
                                                        1998           1997
                                                   --------------- ------------
                                                          (IN THOUSANDS)
   Westar Energy tax adjustment:
     Pro forma adjustments to taxable income.....     $ (8,332)     $ (26,176)
     Tax rate....................................       39.775%        39.775%
                                                      --------      ---------
     Westar Energy income tax adjustment.........     $ (3,314)     $ (10,412)
                                                      ========      =========
   Western Resources tax adjustment:
     Pro forma adjustments to taxable income.....     $ (3,325)     $  (9,055)
     Tax rate....................................       39.775%        39.775%
                                                      --------      ---------
     Western Resources income tax adjustment.....     $ (1,323)     $  (3,601)
                                                      ========      =========

    (h) To reflect the net increase in common shareowners' equity resulting from the aggregate impact of the pro forma adjustments as follows:

                                                                  AS OF
                                                              MARCH 31, 1998
                                                              --------------
                                                                (IN THOUSANDS)
   Westar Energy net increase................................   $ 403,052
   Western Resources net increase............................     522,966

    (i) Terms of the Merger Agreement allow KCPL shareholders to exchange each share of KCPL Common Stock held for $23.50 of Western Resources Common Stock, subject to certain limitations as set forth more fully herein and one share of Westar Energy Common Stock. Pro forma Western Resources average common shares outstanding and related basic earnings per common share have been calculated assuming a Conversion Ratio of 0.60743 based on Western Resources' June 8, 1998 closing stock price of $38.6875. The issuance of Western Resources Common Stock and Westar Energy Common Stock necessary to effect the Transactions is determined as follows:

      (i) To reflect the issuance of Western Resources Common Stock in connection with the Transactions:

                                                    THREE MONTHS    YEAR ENDED
                                                   ENDED MARCH 31, DECEMBER 31,
                                                        1998           1997
                                                   --------------- ------------
                                                      (IN THOUSANDS, EXCEPT
                                                        PER SHARE AMOUNTS)
   Consideration per share in Western Resources
    Common Stock.................................     $ 23.500       $ 23.500
   Divided by: Price per share of Western Re-
    sources Common Stock as of June 8, 1998......      38.6875        38.6875
                                                      --------       --------
   Exchange Ratio................................      0.60743        0.60743
   Multiplied by: KCPL Common Stock outstanding..       61,873         61,873
                                                      --------       --------
   Estimated shares of Western Resources Common
    Stock to be issued to acquire KCPL...........       37,584         37,584
                                                      --------       --------
   KCPL average Common Stock outstanding.........       61,873         61,895
   Less: Estimated shares of Western Resources
    Common Stock to be issued to acquire KCPL....      (37,584)       (37,584)
                                                      --------       --------
   Adjustment to Western Resources Common Stock..       24,289         24,311

      (ii) To reflect the issuance of Westar Energy Common Stock to Western Resources and KCPL shareowners. In accordance with the Merger
    Agreement, KCPL shareholders will receive one share of Westar Energy for each share of KCPL Common Stock currently held. Westar Energy Common Stock outstanding is calculated as follows:

                                                                   IN THOUSANDS
                                                                   ------------
        KCPL Common Stock outstanding, March 31, 1998 and Decem-
         ber 31, 1997............................................     61,873
        Divided by: Current KCPL shareholders' future interest in
         Westar Energy...........................................       19.9%
                                                                     -------
        Adjustment to issue Westar Energy Common Stock ..........    310,920

    (j) In accordance with the Merger Agreement, KCPL shareholders will own, assuming there are no Dissenting Shares, 19.9% of the diluted outstanding shares of Westar Energy Common Stock. Western Resources will own, assuming there are no Dissenting Shares, the remaining 80.1% of the diluted outstanding shares of Westar Energy Common Stock. Western Resources will consolidate Westar Energy for financial reporting purposes and record a minority interest on Western Resources' balance sheet and statement of income. Minority interests have been calculated on the balance sheet as follows:


                                                                MARCH 31, 1998
                                                                --------------
                                                                (IN THOUSANDS)
     Westar Energy pro forma common stock equity...............   $2,733,995
     Minority interest percentage..............................         19.9%
                                                                  ----------
     Minority interest reported on Western Resources pro forma
      balance sheet............................................   $  544,065

    Minority interest has been calculated on the statement of income as follows:

                                                   THREE MONTHS    YEAR ENDED
                                                  ENDED MARCH 31, DECEMBER 31,
                                                       1998           1997
                                                  --------------- ------------
                                                         (IN THOUSANDS)
     Westar Energy pro forma earnings available
      for common stock...........................     $28,892       $109,592
     Minority interest percentage................        19.9%          19.9%
                                                      -------       --------
     Minority interest reported on Western
      Resources pro forma statement of income....     $ 5,750       $ 21,809

    (k) Intercompany transactions between Western Resources and KCPL are immaterial.

    (l) Amounts have been reclassified to conform to Western Resources' commercial enterprise financial statement presentation format.

                       INDEX TO WREB FINANCIAL STATEMENTS


  Report of Independent Public Accountants................................  F-2
  Statements of Financial Position at December 31, 1997 and 1996..........  F-3
  Statements of Operations for the years ended December 31, 1997, 1996 and
   1995...................................................................  F-4
  Statements of Equity in Net Assets for the years ended December 31,
   1997, 1996 and 1995....................................................  F-5
  Statements of Cash Flows for the years ended December 31, 1997, 1996 and
   1995...................................................................  F-6
  Notes to Financial Statements...........................................  F-7
  Statements of Financial Position (unaudited) at March 31, 1998 and
   December 31, 1997...................................................... F-23
  Statements of Operations (unaudited) for the three months ended March
   31, 1998 and 1997...................................................... F-24
  Statements of Equity in Net Assets (unaudited) for the three months ended March 31, 1998 and 1997.......................................... F-25
  Statements of Cash Flows (unaudited) for the three months ended March
   31, 1998 and 1997...................................................... F-26
  Notes to Interim Financial Statements (unaudited)....................... F-27

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of Western Resources, Inc.:

We have audited the accompanying statements of financial position of the Western Resources Electric Business (a business unit of Western Resources, Inc.) as of December 31, 1997 and 1996, and the related statements of operations, equity in net assets and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of Western Resources, Inc.'s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Western Resources Electric Business, as of December 31, 1997 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Kansas City, Missouri
April 1, 1998

                      WESTERN RESOURCES ELECTRIC BUSINESS

                  (A BUSINESS UNIT OF WESTERN RESOURCES, INC.)

                        STATEMENTS OF FINANCIAL POSITION

                                                             DECEMBER 31,
                                                         ----------------------
                                                            1997        1996
                                                         ----------  ----------
                                                            (IN THOUSANDS)
                         ASSETS
CURRENT ASSETS:
  Cash and cash equivalents............................. $      114  $       84
  Accounts receivable (net).............................    150,239     138,900
  Inventories and supplies..............................     83,457      94,778
  Other current assets..................................     19,097      20,074
                                                         ----------  ----------
    Total current assets................................    252,907     253,836
                                                         ----------  ----------
PROPERTY, PLANT AND EQUIPMENT:
  Property, plant and equipment.........................  5,740,617   5,630,883
  Accumulated depreciation.............................. (1,982,114) (1,864,988)
                                                         ----------  ----------
    Property, plant and equipment (net).................  3,758,503   3,765,895
                                                         ----------  ----------
OTHER ASSETS:
  Regulatory assets.....................................    380,421     385,712
  Other.................................................    145,337     163,433
                                                         ----------  ----------
    Total other assets..................................    525,758     549,145
                                                         ----------  ----------
    TOTAL ASSETS........................................ $4,537,168  $4,568,876
                                                         ==========  ==========
          LIABILITIES AND EQUITY IN NET ASSETS
CURRENT LIABILITIES:
  Short-term debt....................................... $   45,000  $  222,300
  Accounts payable......................................    139,305      60,556
  Accrued taxes.........................................     47,844      45,745
  Accrued interest......................................     26,484      27,481
  Other current liabilities.............................     65,184      23,135
                                                         ----------  ----------
    Total current liabilities...........................    323,817     379,217
                                                         ----------  ----------
LONG-TERM LIABILITIES:
  Long-term debt (net)..................................  1,340,898   1,341,393
  Deferred income taxes and investment tax credits......  1,090,231   1,118,060
  Other.................................................    418,767     398,368
                                                         ----------  ----------
    Total long-term liabilities.........................  2,849,896   2,857,821
                                                         ----------  ----------
EQUITY IN NET ASSETS....................................  1,363,455   1,331,838
                                                         ----------  ----------
    TOTAL LIABILITIES AND EQUITY IN NET ASSETS.......... $4,537,168  $4,568,876
                                                         ==========  ==========

                See Accompanying Notes to Financial Statements.

                      WESTERN RESOURCES ELECTRIC BUSINESS
                  (A BUSINESS UNIT OF WESTERN RESOURCES, INC.)

                            STATEMENTS OF OPERATIONS

                                                FOR YEARS ENDED DECEMBER 31,
                                              ---------------------------------
                                                 1997        1996       1995
                                              ----------  ---------- ----------
                                                       (IN THOUSANDS)
SALES........................................ $1,229,984  $1,197,441 $1,146,869
COST OF SALES................................    377,547     293,552    247,832
                                              ----------  ---------- ----------
GROSS PROFIT.................................    852,437     903,889    899,037
OPERATING EXPENSES:
  Operating and maintenance..................    296,609     272,828    275,894
  Depreciation and amortization..............    183,339     170,094    150,997
  Selling, general and administrative........    113,397     108,252    115,569
  Special charges............................     48,008         --         --
                                              ----------  ---------- ----------
    Total operating expenses.................    641,353     551,174    542,460
                                              ----------  ---------- ----------
INCOME FROM OPERATIONS.......................    211,084     352,715    356,577
OTHER INCOME (EXPENSE).......................     (4,068)      3,663      5,184
                                              ----------  ---------- ----------
INCOME BEFORE INTEREST AND TAXES.............    207,016     356,378    361,761
INTEREST EXPENSE.............................     98,234     105,846    100,047
                                              ----------  ---------- ----------
INCOME BEFORE INCOME TAXES...................    108,782     250,532    261,714
INCOME TAXES.................................     31,806      80,872     85,110
                                              ----------  ---------- ----------
NET INCOME................................... $   76,976  $  169,660 $  176,604
                                              ==========  ========== ==========



                See Accompanying Notes to Financial Statements.

                      WESTERN RESOURCES ELECTRIC BUSINESS
                  (A BUSINESS UNIT OF WESTERN RESOURCES, INC.)

                       STATEMENTS OF EQUITY IN NET ASSETS

                                              FOR YEARS ENDED DECEMBER 31,
                                            ----------------------------------
                                               1997        1996        1995
                                            ----------  ----------  ----------
                                                     (IN THOUSANDS)
EQUITY IN NET ASSETS, BEGINNING OF YEAR.... $1,331,838  $1,473,395  $1,395,840
  Net income...............................     76,976     169,660     176,604
  Net change in equity.....................    (45,359)   (311,217)    (99,049)
                                            ----------  ----------  ----------
EQUITY IN NET ASSETS, END OF YEAR.......... $1,363,455  $1,331,838  $1,473,395
                                            ==========  ==========  ==========



                See Accompanying Notes to Financial Statements.

                      WESTERN RESOURCES ELECTRIC BUSINESS
                  (A BUSINESS UNIT OF WESTERN RESOURCES, INC.)

                            STATEMENTS OF CASH FLOWS

                                                FOR YEARS ENDED DECEMBER 31,
                                                -------------------------------
                                                  1997       1996       1995
                                                ---------  ---------  ---------
                                                       (IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income..................................  $  76,976  $ 169,660  $ 176,604
  Depreciation and amortization...............    183,339    170,094    150,997
  Special charges.............................     48,008        --         --
  Changes in working capital items:
    Accounts receivable (net).................    (11,339)      (562)    58,861
    Inventories and other current assets......     12,298     10,159    (20,660)
    Accounts payable..........................     78,749    (21,935)    12,921
    Accrued liabilities and other current
     liabilities..............................      8,908        336    (17,404)
                                                ---------  ---------  ---------
    Net cash flows from operating activities..    396,939    327,752    361,319
                                                ---------  ---------  ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Additions to property, plant and equipment
   (net)......................................   (159,760)  (138,475)  (179,090)
                                                ---------  ---------  ---------
    Net cash flows used in investing
     activities...............................   (159,760)  (138,475)  (179,090)
                                                ---------  ---------  ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Debt (repayments) borrowings (net)..........   (177,300)   156,300     16,000
  Change in equity in net assets and other....    (59,849)  (345,586)  (198,224)
                                                ---------  ---------  ---------
    Net cash flows used in financing
     activities...............................   (237,149)  (189,286)  (182,224)
                                                ---------  ---------  ---------
CHANGE IN CASH AND CASH EQUIVALENTS...........         30         (9)         5
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR..         84         93         88
                                                ---------  ---------  ---------
CASH AND CASH EQUIVALENTS, END OF YEAR........  $     114  $      84  $      93
                                                =========  =========  =========


                See Accompanying Notes to Financial Statements.

                      WESTERN RESOURCES ELECTRIC BUSINESS
                 (A BUSINESS UNIT OF WESTERN RESOURCES, INC.)

                         NOTES TO FINANCIAL STATEMENTS


1. DESCRIPTION OF BUSINESS

  The Western Resources Electric Business (WREB) is comprised of KPL, a rate regulated division of Western Resources, Inc. (Western Resources) and Kansas Gas and Electric Company (KGE), a rate regulated electric utility and wholly owned subsidiary of Western Resources. KGE owns 47% of Wolf Creek Nuclear Operating Corporation (WCNOC), the operating company for Wolf Creek Generating Station (Wolf Creek). KGE records its proportionate share of all transactions of WCNOC as it does for other jointly owned facilities. WREB is engaged in providing electric generation, transmission and distribution services to customers in Kansas. WREB is the predecessor entity to Westar Energy. Westar Energy expects to acquire Kansas City Power & Light (KCPL) as described in
Note 2.

  WREB has historically been operated as an integrated part of Western Resources' overall business and has not been separated from Western Resources' other operations for managerial, accounting, administrative or other purposes. Consequently, the activities of WREB have been included in the consolidated financial statements of Western Resources. In the normal course of business, WREB has various transactions with Western Resources, including various expense allocations which are material in amount. Certain accounts, principally working capital accounts, are maintained by Western Resources on a common basis. In certain instances, amounts applicable to Western Resources' accounts which are not being contributed are accounted for in the same general ledger accounts as WREB. Where it was practical, a determination of amounts applicable to WREB was made. In other circumstances it was not possible to make this determination and allocation methodologies were used to quantify estimated amounts related to WREB. The allocation methodologies utilized are reasonable in the opinion of management.

  Western Resources takes certain corporate actions and makes commitments on behalf of KPL and KGE. Where such is the case, reference below is made directly to Western Resources, rather than to WREB, KGE or KPL.

  These financial statements have been prepared from records maintained by Western Resources, and may not necessarily be indicative of the conditions which would have existed if WREB had been operated as an independent entity.

2. DESCRIPTION OF TRANSACTION

  On February 7, 1997, Western Resources signed the Original Merger Agreement with KCPL. In December 1997, representatives of Western Resources' financial advisor indicated they believed it was unlikely they would be in a position to issue a fairness opinion required for the merger on the basis of the previously announced terms. As a result, Western Resources reviewed WREB's deferred costs associated with the Original Merger Agreement and determined that for accounting purposes, $48 million of these deferred costs should be expensed. These costs were expensed in the fourth quarter of 1997 and are reflected as special charges in the accompanying 1997 Statement of Operations.

  The current Merger Agreement entered into by Western Resources, KGE, Westar Energy and KCPL combines the electric utility operations of Western Resources and KCPL. WREB will be the accounting acquiror and capitalized terms used in this note are consistent with terms as defined elsewhere in this Joint Proxy Statement/Prospectus.

  Pursuant to the Merger Agreement, immediately prior to the KCPL Effective Time and as a condition precedent to the KGE Merger, Western Resources will transfer, or cause to be transferred, to KGE, (i) all of the right, title and interest of Western Resources in, to and under the assets, property and interests owned by Western Resources that are used in, or related to or generated by, KPL, other than securities, the corporate headquarters of Western Resources and those assets necessary for the operation of Western Resources as a holding company after the Closing Date, and (ii) a number of shares of Western Resources Common Stock equal to the Issuance Number. Concurrently with the Contributions, KGE will assume (i) all debts arising out of, or relating to or

                      WESTERN RESOURCES ELECTRIC BUSINESS
                 (A BUSINESS UNIT OF WESTERN RESOURCES, INC.)

                         NOTES TO FINANCIAL STATEMENTS

generated by, the KPL Assets or the operations of KPL, and (ii) an aggregate principal amount of debt of Western Resources so that aggregate total indebtedness of KGE equals $1.9 billion immediately prior to the KGE Effective Time.

  Concurrently, as of the KCPL Effective Time and as a condition precedent to the KGE Merger, KCPL will be merged with and into Westar Energy, the separate corporate existence of KCPL will cease, Westar Energy will be the surviving corporation and Westar Energy will continue its corporate existence under the laws of Kansas. As of the KCPL Effective Time, each outstanding share of KCPL Common Stock (other than shares of KCPL Common Stock beneficially owned by Westar Energy or KCPL either directly or through a wholly owned subsidiary and Dissenting Shares) will represent one share of Westar Energy Series A Common Stock.

  As of the KGE Effective Time, KGE will be merged with and into Westar Energy, the separate corporate existence of KGE will cease, Westar Energy will be the surviving corporation and Westar Energy will continue its corporate existence under the laws of Kansas. Each outstanding share of KGE Common Stock will be converted into and become such number of shares of Westar Energy Series B Common Stock representing, assuming there are no Dissenting Shares, 80.1% of the diluted outstanding shares of Westar Energy Common Stock.

  Immediately after the KGE Effective Time, Westar Energy will, in connection with the KGE Merger, distribute to holders of Westar Energy Series A Common Stock the Western Resources Common Stock contributed to KGE pursuant to the Stock Contribution. After the KGE Effective Time, Westar Energy will, in connection with the KGE Merger, distribute to Western Resources all of the outstanding shares of capital stock of KLT, an unregulated wholly owned subsidiary of KCPL. Immediately after the Western Resources Stock Distribution, each share of Westar Energy Series B Common Stock will be converted into one share of Westar Energy Series A Common Stock. Upon closing the Transactions, Western Resources will own, assuming there are no Dissenting Shares, an 80.1% diluted interest in Westar Energy, KCPL shareholders will own, assuming there are no Dissenting Shares, the remaining 19.9% on a diluted basis and Western Resources will own 100% of KLT.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  GENERAL

  The accounting policies used by WREB are in accordance with generally accepted accounting principles. All material intercompany accounts and transactions have been eliminated. The operations are rate regulated and accounted for under the provisions prescribed by Statement of Financial Accounting Standards No. 71 "Accounting for the Effects of Certain Types of Regulation" (SFAS 71) and are subject to regulation by the State Corporation Commission of the State of Kansas (Kansas Commission) and the Federal Energy Regulatory Commission (FERC). SFAS 71 sets forth the application of generally accepted accounting principles for those companies whose rates are established or are subject to approval by an independent third-party regulator. The provisions of SFAS 71 require, among other things, that financial statements of a regulated enterprise reflect the actions of regulators, where appropriate. These actions may result in the recognition of revenues and expenses in time periods that are different than unregulated enterprises. When this occurs, costs are deferred as assets in the balance sheet (regulatory assets) and recorded as expenses when those amounts are reflected in rates. Also, regulators can impose liabilities upon a regulated company for amounts previously collected from customers and for recovery of costs that are expected to be incurred in the future (regulatory liabilities). The principal accounting policies used in the preparation of the financial statements of WREB are described below:

  USE OF ESTIMATES

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                      WESTERN RESOURCES ELECTRIC BUSINESS
                 (A BUSINESS UNIT OF WESTERN RESOURCES, INC.)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)


  CASH AND CASH EQUIVALENTS

  WREB considers highly liquid collateralized debt instruments purchased with a maturity of three months or less to be cash equivalents.

  PROPERTY, PLANT AND EQUIPMENT

  Property, plant and equipment is stated at cost which includes contracted services, direct labor and materials, indirect charges for engineering, supervision, general and administrative costs and an allowance for funds used during construction (AFUDC). The AFUDC rate was 5.81% for 1997, 5.71% for 1996 and 6.31% for 1995. The cost of additions to utility plant and replacement units of property is capitalized. Maintenance costs and replacement of minor items of property are charged to expense as incurred. When units of depreciable property are retired, they are removed from the plant accounts and the original cost plus removal charges less salvage value is charged to accumulated depreciation.

  In accordance with regulatory decisions made by the Kansas Commission, the acquisition premium of approximately $801 million, resulting from Western Resources' acquisition of KGE in 1992, is being amortized over 40 years. The acquisition premium is classified as property, plant and equipment. Accumulated amortization through December 31, 1997 totaled $48 million.

  DEPRECIATION

  Property, plant and equipment is depreciated on a straight-line basis using group rates approved by regulatory authorities that approximated 2.87%, 2.81% and 2.80% during 1997, 1996 and 1995, respectively. WREB periodically evaluates its depreciation rates considering past and expected future experience in the operation of its facilities.

  FUEL COSTS

  The cost of nuclear fuel in process of refinement, conversion, enrichment and fabrication is recorded as an asset at original cost and is amortized to expense based upon the quantity of heat produced for the generation of electricity. The accumulated amortization of nuclear fuel at December 31, 1997 and 1996 was $20.9 and $25.3 million, respectively. Fossil fuel inventories, consisting primarily of coal and oil, are recorded at average cost.

  REGULATORY ASSETS AND LIABILITIES

  Regulatory assets represent probable future sales associated with certain costs that will be recovered from customers through the ratemaking process. If WREB was required to terminate application of SFAS 71, the net regulatory assets would need to be charged against income. In addition, any amounts determined to represent stranded or uneconomic costs would need to be reevaluated. This may include a portion of WREB's investment in the Wolf Creek nuclear generating facility. This reevaluation may also result in an income statement charge. Regulatory assets reflected in the financial statements are as follows:

                                                                 DECEMBER 31,
                                                               -----------------
                                                                 1997     1996
                                                               -------- --------
                                                                (IN THOUSANDS)
     Recoverable taxes........................................ $212,996 $191,996
     Debt issuance costs......................................   75,336   78,176
     Deferred employee benefit costs..........................   37,875   28,970
     Deferred plant costs.....................................   30,979   31,272
     Coal contract settlement costs...........................   16,032   21,037
     Other regulatory assets..................................    7,203    7,944
     Phase-in revenues........................................      --    26,317
                                                               -------- --------
       Total regulatory assets................................ $380,421 $385,712
                                                               ======== ========

                      WESTERN RESOURCES ELECTRIC BUSINESS
                 (A BUSINESS UNIT OF WESTERN RESOURCES, INC.)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

    Recoverable income taxes: Recoverable income taxes represent amounts due from customers for accelerated tax benefits which have been flowed through to customers and are expected to be recovered when the accelerated tax benefits reverse.

    Debt issuance costs: Debt reacquisition expenses are amortized over the remaining term of the reacquired debt or, if refinanced, the term of the new debt. Debt issuance costs are amortized over the term of the associated debt.

    Deferred employee benefit costs: Deferred employee benefit costs will be recovered from income generated from WREB's Affordable Housing Tax Credit investment program.

    Deferred plant costs: Disallowances related to the Wolf Creek nuclear generating facility.

    Coal contract settlement costs: Deferred costs associated with the termination of certain coal purchase contracts. These costs are being amortized over periods ending in 2002 and 2013.

  WREB expects to recover all of its regulatory assets in rates. The regulatory assets noted above, with the exception of certain coal contract settlement costs and debt issuance costs, other than the refinancing of the LaCygne 2 lease (see Note 8), are not included in rate base and, therefore, do not earn a return. Phase-in revenues were fully amortized in 1997.

  INCOME TAXES

  The results of operations of WREB are included in Western Resources' consolidated federal and state income tax returns. WREB's annual provision for income taxes included in the Statements of Operations was determined as if WREB had filed a separate income tax return.

  Deferred income tax assets and liabilities are recognized for temporary differences in amounts recorded for financial reporting purposes and their respective tax bases. Investment tax credits previously deferred are being amortized to income over the life of the property which gave rise to the credits.

  SALES

  Energy sales are recognized as services are rendered and include estimated amounts for energy delivered but unbilled at the end of each year. Unbilled sales of $37 million and $38 million are recorded as a component of accounts receivable (net) on the Statements of Financial Position as of December 31, 1997 and 1996, respectively. WREB's allowance for doubtful accounts receivable totaled $3.0 million and $2.5 million at December 31, 1997 and 1996, respectively.

  AFFORDABLE HOUSING TAX CREDIT PROGRAM (AHTC)

  Western Resources has received authorization from the Kansas Commission to invest up to $114 million in AHTC investments. At December 31, 1997, WREB had invested approximately $17 million to purchase AHTC investments in limited partnerships. WREB is committed to investing approximately $55 million more in AHTC investments by January 1, 2000. These investments are accounted for using the equity method. Based upon an order received from the Kansas Commission, income generated from the AHTC investment, primarily tax credits, will be used to offset costs associated with postretirement and postemployment benefits. Tax credits are recognized in the year generated.

  RISK MANAGEMENT

  To minimize the risk from market fluctuations in the price of electricity, WREB utilizes financial and commodity instruments (derivatives) to reduce price risk. Gains or losses on derivatives associated with firm

                      WESTERN RESOURCES ELECTRIC BUSINESS
                 (A BUSINESS UNIT OF WESTERN RESOURCES, INC.)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

commitments are generally recognized as adjustments to cost of sales or sales when the associated transactions affect earnings. Gains or losses on derivatives associated with forecasted transactions are generally recognized when such forecasted transactions affect earnings.

  NEW PRONOUNCEMENTS

  Effective January 1, 1997, WREB adopted the provisions of Statement of Position 96-1, "Environmental Remediation Liabilities." This statement provides authoritative guidance for recognition, measurement, display and disclosure of environmental remediation liabilities in financial statements. Adoption of this statement did not have a material adverse effect upon WREB's overall financial position or results of operations.

4. COMMITMENTS AND CONTINGENCIES

  MANUFACTURED GAS SITES

  WREB has been associated with three former manufactured gas sites which may contain coal tar and other potentially harmful materials. Western Resources and the Kansas Department of Health and Environment (KDHE) entered into a consent agreement governing all future work at the three sites. The terms of the consent agreement allow WREB to investigate these sites and set remediation priorities based upon the results of the investigations and risk analyses. At December 31, 1997, the costs incurred from preliminary site investigation and risk assessment have been minimal.

  CLEAN AIR ACT

  WREB must comply with the provisions of The Clean Air Act Amendments of 1990 that require a two-phase reduction in certain emissions. WREB has installed continuous monitoring and reporting equipment to meet the acid rain requirements. WREB does not expect material capital expenditures to be required to meet Phase II sulfur dioxide and nitrogen oxide requirements.

  DECOMMISSIONING

  KGE accrues decommissioning costs over the expected life of Wolf Creek. The accrual is based on estimated unrecovered decommissioning costs which consider inflation over the remaining estimated life of the generating station and are net of expected earnings on amounts recovered from customers and deposited in an external trust fund.

  In February 1997, the Kansas Commission approved the 1996 Decommissioning Cost Study. Based on the study, KGE's share of Wolf Creek's decommissioning costs, under the immediate dismantlement method, is estimated to be approximately $624 million during the period 2025 through 2033, or approximately $192 million in 1996 dollars. These costs were calculated using an assumed inflation rate of 3.6% over the remaining service life from 1996 of 29 years.

  Decommissioning costs are currently being charged to operating expenses in accordance with prior Kansas Commission orders. Electric rates charged to customers provide for recovery of these decommissioning costs over the life of Wolf Creek. Amounts expensed approximated $3.7 million in 1997 and will increase annually to $5.6 million in 2024. These expenses are deposited in an external trust fund. The average after-tax expected return on trust assets is 5.7%.

  KGE's investment in the decommissioning fund, including reinvested earnings approximated $43.5 million and $33.0 million at December 31, 1997 and 1996, respectively. Trust fund earnings accumulate in the fund balance and increase the recorded decommissioning liability.

                      WESTERN RESOURCES ELECTRIC BUSINESS
                 (A BUSINESS UNIT OF WESTERN RESOURCES, INC.)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)


  The SEC has questioned the way electric utilities recognize, measure and classify decommissioning costs for nuclear electric generating stations in their financial statements. In response to the SEC's questions, the Financial Accounting Standards Board is reviewing the accounting for closure and removal costs, including decommissioning of nuclear power plants. If current accounting practices for nuclear power plant decommissioning are changed, the following could occur:

  --KGE's annual decommissioning expense could be higher than in 1997

  --The estimated cost for decommissioning could be recorded as a liability
   (rather than as accumulated depreciation)

  --The increased costs could be recorded as additional investment in the Wolf Creek plant

  WREB does not believe that such changes, if required, would adversely affect its operating results due to its current ability to recover decommissioning costs through rates.

  NUCLEAR INSURANCE

  KGE carries premature decommissioning insurance which has several restrictions. One of these is that it can only be used if Wolf Creek incurs an accident exceeding $500 million in expenses to safely stabilize the reactor, to decontaminate the reactor and reactor station site in accordance with a plan approved by the NRC and to pay for on-site property damages. This decommissioning insurance will only be available if the insurance funds are not needed to implement the NRC-approved plan for stabilization and decontamination.

  The Price-Anderson Act limits the combined public liability of the owners of nuclear power plants to $8.9 billion for a single nuclear incident. If this liability limitation is insufficient, the U.S. Congress will consider taking whatever action is necessary to compensate the public for valid claims. The Wolf Creek owners (Owners) have purchased the maximum available private insurance of $200 million. The remaining balance is provided by an assessment plan mandated by the NRC. Under this plan, the Owners are jointly and severally subject to a retrospective assessment of up to $79.3 million ($37.3 million, KGE's share) in the event there is a major nuclear incident involving any of the nation's licensed reactors. This assessment is subject to an inflation adjustment based on the Consumer Price Index and applicable premium taxes. There is a limitation of $10 million ($4.7 million, KGE's share) in retrospective assessments per incident, per year.

  The Owners carry decontamination liability, premature decommissioning liability and property damage insurance for Wolf Creek totaling approximately $2.8 billion ($1.3 billion, KGE's share). This insurance is provided by Nuclear Electric Insurance Limited (NEIL). In the event of an accident, insurance proceeds must first be used for reactor stabilization and site decontamination. KGE's share of any remaining proceeds can be used for property damage or premature decommissioning costs. Premature decommissioning coverage applies only if an accident at Wolf Creek exceeds $500 million in property damage and decommissioning expenses and only after trust funds have been exhausted.

  The Owners also carry additional insurance with NEIL to cover costs of replacement power and other extra expenses incurred during a prolonged outage resulting from accidental property damage at Wolf Creek. If losses incurred at any of the nuclear plants insured under the NEIL policies exceed premiums, reserves and other NEIL resources, KGE may be subject to retrospective assessments under the current policies of approximately $9 million per year.

  Although KGE maintains various insurance policies to provide coverage for potential losses and liabilities resulting from an accident or an extended outage, KGE's insurance coverage may not be adequate to cover the costs that could result from a catastrophic accident or extended outage at Wolf Creek. Any substantial losses not covered by insurance, to the extent not recoverable through rates, would have a material adverse effect on KGE's financial condition and results of operations.

                      WESTERN RESOURCES ELECTRIC BUSINESS
                 (A BUSINESS UNIT OF WESTERN RESOURCES, INC.)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)


  FUEL COMMITMENTS

  To supply a portion of the fuel requirements for its generating stations, WREB has entered into various commitments to obtain nuclear fuel and coal. Some of these contracts contain provisions for price escalation and minimum purchase commitments. At December 31, 1997, KGE's share of Wolf Creek's nuclear fuel commitments approximated $9.9 million for uranium concentrates expiring at various times through 2001, $35.1 million for enrichment expiring at various times through 2003 and $67.4 million for fabrication expiring at various times through 2025.

  At December 31, 1997, WREB's coal contract commitments in 1997 dollars under the remaining terms of the contracts were approximately $2.4 billion. The largest coal contract expires in 2020, with the remaining coal contracts expiring at various times through 2013.

  ENERGY ACT

  As part of the 1992 Energy Policy Act, a special assessment is being collected from utilities for a uranium enrichment decontamination and decommissioning fund. WREB's portion of the assessment for Wolf Creek is approximately $7 million, payable over 15 years. Management expects such costs to be recovered through the ratemaking process.

5. RATE MATTERS AND REGULATION

  KANSAS COMMISSION RATE PROCEEDINGS

  In January 1997, the Kansas Commission approved an agreement that reduced electric rates for both KPL and KGE. Significant terms of the agreement are as follows:

  . The May 1996 interim $8.7 million rate reduction for KGE customers was made permanent on February 1, 1997.

  . An annual rate reduction of $36 million for KGE customers was implemented on February 1, 1997.

  . An annual rate reduction of $10 million for KPL customers was implemented on February 1, 1997.

  . A rebate of $5 million was provided to WREB's customers in January 1998.

  . An annual rate reduction of $10 million for KGE customers will be implemented on June 1, 1998.

  . A rebate of $5 million will be provided to WREB's customers in January
    1999.

  . An annual rate reduction of $10 million for KGE customers will be implemented on June 1, 1999.

All rate decreases are cumulative. Rebates are one-time events and do not influence future rates.

                      WESTERN RESOURCES ELECTRIC BUSINESS
                 (A BUSINESS UNIT OF WESTERN RESOURCES, INC.)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)


6. SHORT-TERM BORROWINGS

  During 1997, KGE had arrangements with certain banks to provide unsecured short-term lines of credit on a committed basis totaling $100 million. Information regarding WREB's short-term borrowings, comprised of borrowings under WREB's separate credit agreements and bank loans, is as follows:

                                                             DECEMBER 31,
                                                         ----------------------
                                                          1997      1996
                                                         -------  --------
                                                          (IN THOUSANDS)
     Borrowings outstanding at year end:
       Lines of credit.................................  $   --   $200,000
       Bank loans......................................   45,000    22,300
                                                         -------  --------
         Total.........................................  $45,000  $222,300
                                                         =======  ========
     Weighted average interest rate on debt outstanding
      at year end (including fees).....................     6.44%     5.93%
     Weighted average short-term debt outstanding
      during the year..................................  $22,945  $147,556
     Weighted daily average interest rates during the
      year (including fees)............................     6.46%     5.83%

  Subsequent to December 31, 1997, KGE no longer maintains any separate lines of credit. Short-term liquidity needs are provided by Western Resources.

7. LONG-TERM DEBT

  The amount of Western Resources' first mortgage bonds authorized by its Mortgage and Deed of Trust (the Western Resources Mortgage), dated July 1, 1939, as supplemented, is unlimited. The amount of KGE's first mortgage bonds authorized by the KGE Mortgage and Deed of Trust (the KGE Mortgage) dated April 1, 1940, as supplemented, is limited to a maximum of $2 billion. Amounts of additional bonds which may be issued are subject to property, earnings, and certain restrictive provisions of each Mortgage. Electric plant is subject to the lien of the Western Resources Mortgage and KGE Mortgage except for transportation equipment.

  Debt discount and expenses are being amortized over the remaining lives of each issue.

                      WESTERN RESOURCES ELECTRIC BUSINESS
                 (A BUSINESS UNIT OF WESTERN RESOURCES, INC.)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)


  Long-term debt outstanding is as follows:

                                                              DECEMBER 31,
                                                          ---------------------
                                                             1997       1996
                                                          ---------- ----------
                                                             (IN THOUSANDS)
WESTERN RESOURCES*
First mortgage bond series:
  7 1/4% due 1999........................................ $  125,000 $  125,000
  8 7/8% due 2000........................................     75,000     75,000
  7 1/4% due 2002........................................    100,000    100,000
  8 1/2% due 2022........................................    125,000    125,000
  7.65% due 2023.........................................    100,000    100,000
                                                          ---------- ----------
                                                             525,000    525,000
                                                          ---------- ----------
Pollution control bond series:
  Variable due 2032(1)...................................     45,000     45,000
  Variable due 2032(2)...................................     30,500     30,500
  6.00% due 2033.........................................     58,420     58,420
                                                          ---------- ----------
                                                             133,920    133,920
                                                          ---------- ----------
KGE
First mortgage bond series:
  7.60% due 2003.........................................    135,000    135,000
  6 1/2% due 2005........................................     65,000     65,000
  6.20% due 2006.........................................    100,000    100,000
                                                          ---------- ----------
                                                             300,000    300,000
                                                          ---------- ----------
Pollution control bond series:
  5.10% due 2023.........................................     13,757     13,822
  Variable due 2027(3)...................................     21,940     21,940
  7.00% due 2031.........................................    327,500    327,500
  Variable due 2032(4)...................................     14,500     14,500
  Variable due 2032(5)...................................     10,000     10,000
                                                          ---------- ----------
                                                             387,697    387,762
                                                          ---------- ----------
Less:
  Unamortized debt discount..............................      5,719      5,289
                                                          ---------- ----------
Long-term debt (net)..................................... $1,340,898 $1,341,393
                                                          ========== ==========

    --------
    Rates at December 31, 1997:
    (1) 4.00%, (2) 4.05%, (3) 3.95%, (4) 3.85%, (5) 3.89%

    * The Western Resources first mortgage bond series and pollution control bond series are specifically identifiable to the KPL division. Proceeds from this debt have been primarily used to finance KPL property additions. For this reason, this debt has been reflected in the accompanying Statements of Financial Position.

                      WESTERN RESOURCES ELECTRIC BUSINESS
                 (A BUSINESS UNIT OF WESTERN RESOURCES, INC.)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

8. LEASES

  At December 31, 1997, WREB had leases covering various property and equipment. WREB currently has no significant capital leases. Rental payments for operating leases and estimated rental commitments are as follows:

                                                                   OPERATING
        YEAR ENDED DECEMBER 31,                                      LEASES
        -----------------------                                  --------------
                                                                 (IN THOUSANDS)
        1995....................................................    $ 60,085
        1996....................................................      61,170
        1997....................................................      59,996
        Future Commitments:
        1998....................................................      56,220
        1999....................................................      52,239
        2000....................................................      47,660
        2001....................................................      45,198
        2002....................................................      45,179
        Thereafter..............................................     640,873
                                                                    --------
        Total...................................................    $887,369
                                                                    ========

  In 1987, KGE sold and leased back its 50% undivided interest in the LaCygne 2 generating unit. The LaCygne 2 lease has an initial term of 29 years, with various options to renew the lease or repurchase the 50% undivided interest. KGE remains responsible for its share of operation and maintenance costs and other related operating costs of LaCygne 2. The lease is an operating lease for financial reporting purposes. Future minimum annual lease payments, included in the table above, required under the LaCygne 2 lease agreement are approximately $34.6 million for each year through 2002 and $576.6 million over the remainder of the lease.

  The gain realized at the date of the sale of LaCygne 2 has been deferred for financial reporting purposes, and is being amortized ($9.7 million per year) over the initial lease term in proportion to the related lease expense. KGE's net lease expense was approximately $27.3 million for 1997 and $22.5 million for 1996 and 1995.

9. INCOME TAXES

  Income tax expense is comprised of the following components:

                                                      YEAR ENDED DECEMBER 31,
                                                      -------------------------
                                                       1997     1996     1995
                                                      -------  -------  -------
                                                          (IN THOUSANDS)
Currently Payable:
  Federal............................................ $52,541  $59,818  $57,111
  State..............................................  12,039   18,449   18,450
Deferred:
  Federal............................................ (22,602)   9,597   16,391
  State..............................................  (4,089)    (899)    (680)
Amortization of Investment Tax Credits...............  (6,083)  (6,093)  (6,162)
                                                      -------  -------  -------
    Total Income Tax Expense......................... $31,806  $80,872  $85,110
                                                      =======  =======  =======

                      WESTERN RESOURCES ELECTRIC BUSINESS
                 (A BUSINESS UNIT OF WESTERN RESOURCES, INC.)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

  Deferred tax assets and deferred tax liabilities are as follows:

                                                              DECEMBER 31,
                                                          ---------------------
                                                             1997       1996
                                                          ---------- ----------
                                                             (IN THOUSANDS)
     Deferred Tax Assets:
       Deferred gain on sale-leaseback................... $   97,634 $   99,466
       Other.............................................     83,033     32,914
                                                          ---------- ----------
         Total Deferred Tax Assets....................... $  180,667 $  132,380
                                                          ========== ==========
     Deferred Tax Liabilities:
       Accelerated depreciation & other.................. $  615,182 $  596,311
       Acquisition premium...............................    298,582    306,662
       Deferred future income taxes......................    212,996    191,996
       Other.............................................     34,435     39,737
                                                          ---------- ----------
         Total Deferred Tax Liabilities.................. $1,161,195 $1,134,706
                                                          ========== ==========
     Deferred Investment Tax Credits..................... $  109,703 $  115,734
                                                          ========== ==========
     Accumulated Deferred Income Taxes, Net.............. $1,090,231 $1,118,060
                                                          ========== ==========

  In accordance with various rate orders, WREB has not yet collected through rates certain accelerated tax deductions which have been passed on to customers. As WREB believes it is probable that the net future increases in income taxes payable will be recovered from customers, it has recorded a deferred asset for these amounts. These assets are also a temporary difference for which deferred income tax liabilities have been provided.

  The effective income tax rates set forth below are computed by dividing total federal and state income taxes by the sum of such taxes and net income. The difference between the effective tax rates and the federal statutory income tax rates are as follows:

                                                  YEAR ENDED DECEMBER 31,
                                                  ---------------------------
                                                   1997      1996      1995
                                                  -------   -------   -------
Effective Income Tax Rate........................      29%       32%       32%
Effect of:
  State income taxes.............................      (5)       (4)       (4)
  Amortization of investment tax credits.........       6         2         2
  Corporate-owned life insurance.................       8         4         3
  Accelerated depreciation flow through and amor-
   tization, net.................................      (3)        1         1
  Other..........................................      --        --         1
                                                  -------   -------   -------
Statutory Federal Income Tax Rate................      35%       35%       35%
                                                  =======   =======   =======

10. EMPLOYEE BENEFIT PLANS

  The following pension, postretirement and postemployment data is based on actuarial estimates of WREB employees and retirees. These estimates were calculated based on approximately 2,300 employees and 3,070 retired WREB employees who are expected to be transferred from Western Resources to Westar Energy pursuant to the Merger Agreement. The amounts presented below are based upon estimates and assumptions which

                      WESTERN RESOURCES ELECTRIC BUSINESS
                 (A BUSINESS UNIT OF WESTERN RESOURCES, INC.)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

Western Resources management believes to be reasonable. A final determination of these amounts will be computed after all employees and retirees to be transferred have been identified. This calculation will be made on or about the Closing Date which is expected to occur by mid-1999.

PENSION

  The employees of WREB participate in Western Resources' pension plans, which are qualified noncontributory defined benefit pension plans covering substantially all employees. Pension benefits are based on years of service and the employee's compensation during the five highest paid consecutive years out of ten before retirement. Western Resources' policy is to fund pension costs accrued, subject to limitations set by the Employee Retirement Income Security Act of 1974 and the Code.

SALARY CONTINUATION

  Certain management employees, including executive officers of WREB, participate in Western Resources' non-qualified Executive Salary Continuation Program.

  The following tables provide information on the components of pension and salary continuation costs, funded status and actuarial assumptions for WREB:

                                                  YEAR ENDED DECEMBER 31,
                                                -----------------------------
                                                  1997       1996      1995
                                                ---------  --------  --------
                                                      (IN THOUSANDS)
Pension Expense:
  Service cost................................. $   7,416  $  7,555  $  6,862
  Interest cost on projected benefit
  obligation...................................    24,860    23,563    21,699
  (Gain) on plan assets........................   (78,000)  (45,593)  (71,007)
  Deferred investment gain.....................    50,878    21,006    49,011
  Net amortization.............................     1,048     1,534       423
  Other........................................     3,343        10     4,375
                                                ---------  --------  --------
    Net expense................................ $   9,545  $  8,075  $ 11,363
                                                =========  ========  ========
Reconciliation of Funded Status:
  Actuarial present value of benefit
  obligations:
    Vested..................................... $ 254,276  $250,698  $238,517
    Non-vested.................................    14,600    16,742    15,684
                                                ---------  --------  --------
      Total.................................... $ 268,876  $267,440  $254,201
                                                =========  ========  ========
Plan assets (principally debt and equity secu-
 rities) at fair value......................... $ 404,083  $342,394  $306,064
Projected benefit obligation...................   336,498   333,870   317,073
                                                ---------  --------  --------
Funded status..................................    67,585     8,524   (11,009)
Unrecognized transition asset..................       259       288       316
Unrecognized prior service costs...............    37,487    40,931    38,342
Unrecognized net (gain)........................  (132,466)  (70,445)  (50,452)
                                                ---------  --------  --------
Accrued liability.............................. $ (27,135) $(20,702) $(22,803)
                                                =========  ========  ========

                      WESTERN RESOURCES ELECTRIC BUSINESS
                 (A BUSINESS UNIT OF WESTERN RESOURCES, INC.)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

                                                   YEAR ENDED DECEMBER 31,
                                                -------------------------------
                                                  1997       1996       1995
                                                ---------  ---------  ---------
                                                       (IN THOUSANDS)
Actuarial Assumptions:
  Discount rate................................      7.50%      7.50%      7.50%
  Annual salary increase rate.................. 3.50-4.75%      4.75%      4.75%
  Long-term rate of return..................... 9.00-9.25% 8.50-9.00% 8.50-9.00%

POSTRETIREMENT BENEFITS

  WREB accrues the cost of postretirement benefits, primarily medical benefit costs, during the years an employee provides service.

  Based on actuarial projections and adoption of the transition method of implementation which allows a 20-year amortization of the accumulated benefit obligation, estimated postretirement benefits expense approximated $10.9 million, $10.5 million and $9.6 million for 1997, 1996 and 1995, respectively. The following table summarizes the status of WREB's postretirement benefit plans for financial statement purposes and the related amounts included in the accompanying Statements of Financial Position:

                                                   YEAR ENDED DECEMBER 31,
                                                  ----------------------------
                                                    1997      1996      1995
                                                  --------  --------  --------
                                                        (IN THOUSANDS)
Reconciliation of Funded Status:
  Actuarial present value of postretirement
  benefit obligations:
    Retirees..................................... $ 53,709  $ 50,698  $ 51,710
    Active employees fully eligible..............    6,792     6,660     4,860
    Active employees not fully eligible..........   22,834    24,058    21,697
                                                  --------  --------  --------
      Total......................................   83,335    81,416    78,267
Fair value of plan assets........................       75        50        29
                                                  --------  --------  --------
Funded status....................................  (83,260)  (81,366)  (78,238)
Unrecognized prior service costs.................   (4,696)   (5,167)   (5,638)
Unrecognized transition obligation...............   61,486    65,564    70,947
Unrecognized net (gain)..........................     (745)   (1,098)   (5,100)
                                                  --------  --------  --------
Accrued postretirement benefit costs............. $(27,215) $(22,067) $(18,029)
                                                  ========  ========  ========
                                                   YEAR ENDED DECEMBER 31,
                                                  ----------------------------
                                                    1997      1996      1995
                                                  --------  --------  --------
Actuarial Assumptions:
  Discount rate..................................    7.50%     7.50%     7.50%
  Annual salary increase rate....................    4.75%     4.75%     4.75%
  Long-term rate of return.......................    9.00%     9.00%     9.00%

  For measurement purposes, an annual health care cost growth rate of 9% was assumed for 1997, decreasing one percent per year to five percent in 2001 and thereafter. The health care cost trend rate has a significant effect on the accumulated projected benefit obligation. Increasing the trend rate by one percent each year would increase the present value of the accumulated projected benefit obligation by $2.7 million and the aggregate of the service and interest cost components by $0.2 million.

                      WESTERN RESOURCES ELECTRIC BUSINESS
                 (A BUSINESS UNIT OF WESTERN RESOURCES, INC.)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

  In accordance with an order from the Kansas Commission, WREB has deferred postretirement and postemployment expenses in excess of actual costs paid. In 1997, Western Resources received authorization from the Kansas Commission to invest in AHTC investments. Income from the AHTC investments will be used to offset the deferred and incremental costs associated with postretirement and postemployment benefits offered to WREB's employees. The income generated from the AHTC investments replaces the income stream from corporate-owned life insurance contracts purchased in 1992 and 1993 which was used for the same purpose.

POSTEMPLOYMENT BENEFITS

  WREB accrues postemployment benefits when the liability has been incurred. Estimated postemployment benefits have been calculated similar to pension and postretirement benefits. Estimated expense for WREB employees approximated $3.3 million, $2.8 million and $3.1 million for 1997, 1996 and 1995, respectively. At December 31, 1997 and 1996, the estimated liability for these benefits approximated $9.1 million and $8.2 million, respectively. The accounting and future regulatory requirements for postemployment benefits is the same as for postretirement benefits.

SAVINGS

  Western Resources maintains savings plans in which substantially all employees of WREB participate. WREB matches employees' contributions up to specified maximum limits. The funds of the plans are deposited with a trustee and invested at each employee's option in one or more investment funds, including a company stock fund. WREB's contributions were $3.4 million, $3.1 million and $3.5 million for 1997, 1996 and 1995, respectively.

11. LEGAL PROCEEDINGS

  WREB is involved in various legal, environmental and regulatory proceedings. Management believes that adequate provision has been recorded and accordingly believes that the ultimate dispositions of these matters will not have a material adverse effect upon WREB's overall financial position or results of operations.

12. FAIR VALUE OF FINANCIAL INSTRUMENTS

  The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value as set forth in Statement of Financial Accounting Standards No. 107 "Disclosures about Fair Value of Financial Instruments."

  Cash and cash equivalents, short-term borrowings and variable-rate debt are carried at cost which approximates fair value. The decommissioning trust is recorded at fair value and is based on the quoted market prices at December 31, 1997 and 1996. The fair value of fixed-rate debt is estimated based on quoted market prices for the same or similar issues or on the current rates offered for instruments of the same remaining maturities.

  The recorded amount of accounts receivable and other current financial instruments approximate fair value.
The fair value estimates presented herein are based on information available at December 31, 1997 and 1996. These fair value estimates have not been comprehensively revalued for the purpose of these financial statements since that date and current estimates of fair value may differ significantly from the amounts presented herein. Because WREB's operations are regulated, WREB believes that any gains or losses related to the retirement of debt would not have a material effect on WREB's financial position or results of operations.

                      WESTERN RESOURCES ELECTRIC BUSINESS
                  (A BUSINESS UNIT OF WESTERN RESOURCES, INC.)

                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)


  The carrying values and estimated fair values of WREB's financial instruments at December 31 are as follows:

                                                    DECEMBER 31,
                                     -------------------------------------------
                                        1997       1996       1997       1996
                                     ---------- ---------- ---------- ----------
                                        CARRYING VALUE          FAIR VALUE
                                     --------------------- ---------------------
                                                   (IN THOUSANDS)
Decommissioning trust............... $   43,514 $   33,041 $   43,514 $   33,041
Fixed-rate debt.....................  1,224,677  1,224,742  1,297,127  1,260,721

  WREB is involved in both the marketing of electricity and risk management services to wholesale electric customers and the purchase of electricity for WREB's retail customers. In addition to the purchase and sale of electricity, WREB engages in price risk management activities, including the use of forward contracts, futures, swap agreements and put and call options. The availability and use of these types of contracts allow WREB to manage and hedge its contractual commitments, reduce its exposure relative to the volatility of cash market prices and take advantage of selected arbitrage opportunities via open positions. Such open positions during 1997 were not material to WREB's financial position or results of operations.

  In general, WREB does not seek to take significant commodity risk for the purpose of generating margins in the ordinary course of its trading activities. WREB has established a risk management policy designed to limit WREB's exposure to price risk, and it continually monitors and reviews this policy to ensure that it is responsive to changing business conditions. This policy requires that, in general, positions taken with derivatives be offset by positions in physical transactions or other derivatives. Due to the illiquid nature of the emerging electric markets, net open positions in terms of price, volume and specified delivery point can occur.

                                                 DECEMBER 31,
                         -------------------------------------------------------------
                                      1997                           1996
                         ------------------------------ ------------------------------
                         NOTIONAL ESTIMATED             NOTIONAL ESTIMATED
                         VOLUMES    FAIR                VOLUMES    FAIR
                         (MWH'S)    VALUE   GAIN/(LOSS) (MWH'A)    VALUE   GAIN/(LOSS)
                         -------- --------- ----------- -------- --------- -----------
                                                (IN THOUSANDS)
Forward contracts....... 359,200   $9,086      $202        --        --         --
Options................. 924,000    1,790      (329)       --        --         --


13. PROPERTY, PLANT AND EQUIPMENT

  The following is a summary of property, plant and equipment:

                                                              DECEMBER 31,
                                                          ---------------------
                                                             1997       1996
                                                          ---------- ----------
                                                             (IN THOUSANDS)
Electric plant in service................................ $5,552,673 $5,437,783
Less--Accumulated depreciation...........................  1,895,084  1,778,824
                                                          ---------- ----------
                                                           3,657,589  3,658,959
Construction work in progress............................     60,006     68,263
Nuclear fuel (net).......................................     40,696     38,461
                                                          ---------- ----------
 Net Utility Plant.......................................  3,758,291  3,765,683
Non-utility plant in service (net).......................        212        212
                                                          ---------- ----------
 Net Property, Plant and Equipment....................... $3,758,503 $3,765,895
                                                          ========== ==========

                      WESTERN RESOURCES ELECTRIC BUSINESS
                 (A BUSINESS UNIT OF WESTERN RESOURCES, INC.)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

  The carrying value of long-lived assets, including intangibles, are reviewed for impairment whenever events or changes in circumstances indicate they may not be recoverable.

14. JOINT OWNERSHIP OF UTILITY PLANTS

                                     WREB'S OWNERSHIP AT DECEMBER 31, 1997
                               -------------------------------------------------
                                 IN-
                               SERVICE             ACCUMULATED
                                DATES   INVESTMENT DEPRECIATION NET (MW) PERCENT
                               -------- ---------- ------------ -------- -------
                                            (DOLLARS IN THOUSANDS)
LaCygne 1(a).................. Jun 1973 $  162,400   $109,481     343       50
Jeffrey 1(b).................. Jul 1978    291,624    131,397     617       84
Jeffrey 2(b).................. May 1980    290,468    121,854     617       84
Jeffrey 3(b).................. May 1983    403,046    153,084     605       84
Wolf Creek(c)................. Sep 1985  1,380,660    399,551     547       47

--------
(a) Jointly owned with KCPL
(b) Jointly owned with UtiliCorp.
(c) Jointly owned with KCPL and Kansas Electric Power Cooperative, Inc.

  Amounts and capacity represent WREB's share. WREB's share of operating expenses of the plants in service above, as well as such expenses for a 50% undivided interest in LaCygne 2 (representing 334 MW capacity) sold and leased back to WREB in 1987, are included in operating expenses in the accompanying Statements of Operations. WREB's share of other transactions associated with the plants is included in the appropriate classification in WREB's financial statements.

15. RELATED PARTY TRANSACTIONS

  WREB engages in various transactions with Western Resources and its affiliates that are characteristic of a consolidated group under common control. Western Resources has historically provided WREB with various financial and administrative functions and services for which WREB is charged associated direct costs and expenses. In addition, certain indirect administrative costs are allocated to the various business divisions of Western Resources, including WREB, principally based on formulas which consider such proportionate variables as number of customers, number of employees and property balances. The methods utilized, in the opinion of Western Resources' management, are reasonable.

  Direct and indirect corporate administrative costs including employee benefits, information systems support, accounting and office services, and other general and administrative costs charged to WREB by Western Resources approximated $96 million, $91 million and $95 million in 1997, 1996 and 1995, respectively. Such corporate administrative costs are included in operating and maintenance expense in the accompanying Statements of Operations. Western Resources provides financing and cash management for WREB through a centralized treasury system. WRI also provides for the liquidity needs of WREB.

                      WESTERN RESOURCES ELECTRIC BUSINESS
                  (A BUSINESS UNIT OF WESTERN RESOURCES, INC.)

                        STATEMENTS OF FINANCIAL POSITION
                                  (UNAUDITED)

                                                       MARCH 31,   DECEMBER 31,
                                                         1998          1997
                                                      -----------  ------------
                                                           (IN THOUSANDS)
                       ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.......................... $       112  $       114
  Accounts receivable (net)..........................     142,373      150,239
  Inventories and supplies...........................      88,573       83,457
  Other current assets...............................      10,216       19,097
                                                      -----------  -----------
    Total current assets.............................     241,274      252,907
                                                      -----------  -----------
PROPERTY, PLANT AND EQUIPMENT:
  Property, plant and equipment......................   5,768,599    5,740,617
  Accumulated depreciation...........................  (2,028,717)  (1,982,114)
                                                      -----------  -----------
    Property, plant and equipment (net)..............   3,739,882    3,758,503
                                                      -----------  -----------
OTHER ASSETS:
  Regulatory assets..................................     379,784      380,421
  Other..............................................     174,508      145,337
                                                      -----------  -----------
    Total other assets...............................     554,292      525,758
                                                      -----------  -----------
    TOTAL ASSETS..................................... $ 4,535,448  $ 4,537,168
                                                      ===========  ===========
        LIABILITIES AND EQUITY IN NET ASSETS
CURRENT LIABILITIES:
  Short-term debt.................................... $       --   $    45,000
  Accounts payable...................................      88,617      139,305
  Accrued taxes......................................      56,746       47,844
  Accrued interest...................................      24,073       26,484
  Other current liabilities..........................      72,560       65,184
                                                      -----------  -----------
    Total current liabilities........................     241,996      323,817
                                                      -----------  -----------
LONG-TERM LIABILITIES:
  Long-term debt (net)...............................   1,340,892    1,340,898
  Deferred income taxes and investment tax credits...   1,083,388    1,090,231
  Other..............................................     407,062      418,767
                                                      -----------  -----------
    Total long-term liabilities......................   2,831,342    2,849,896
                                                      -----------  -----------
EQUITY IN NET ASSETS.................................   1,462,110    1,363,455
                                                      -----------  -----------
    TOTAL LIABILITIES AND EQUITY IN NET ASSETS....... $ 4,535,448  $ 4,537,168
                                                      ===========  ===========

                See Accompanying Notes to Financial Statements.

                      WESTERN RESOURCES ELECTRIC BUSINESS
                  (A BUSINESS UNIT OF WESTERN RESOURCES, INC.)

                            STATEMENTS OF OPERATIONS
                                  (UNAUDITED)

                                                          FOR THE THREE MONTHS
                                                             ENDED MARCH 31,
                                                          ---------------------
                                                             1998       1997
                                                          ---------- ----------
                                                             (IN THOUSANDS)
SALES.................................................... $  305,235 $  268,308
COST OF SALES............................................    106,214     67,740
                                                          ---------- ----------
GROSS PROFIT.............................................    199,021    200,568
OPERATING EXPENSES:
  Operations and maintenance.............................     72,869     70,816
  Depreciation and amortization..........................     40,031     43,708
  Selling, General and administrative....................     26,814     26,969
                                                          ---------- ----------
    Total operating expenses.............................    139,714    141,493
                                                          ---------- ----------
INCOME FROM OPERATIONS...................................     59,307     59,075
OTHER INCOME (EXPENSE)...................................      4,864     (1,438)
                                                          ---------- ----------
INCOME BEFORE INTEREST AND TAXES.........................     64,171     57,637
INTEREST EXPENSE.........................................     24,305     24,985
                                                          ---------- ----------
INCOME BEFORE INCOME TAXES...............................     39,866     32,652
INCOME TAXES.............................................     10,638     10,780
                                                          ---------- ----------
NET INCOME............................................... $   29,228 $   21,872
                                                          ========== ==========


                See Accompanying Notes to Financial Statements.

                      WESTERN RESOURCES ELECTRIC BUSINESS
                  (A BUSINESS UNIT OF WESTERN RESOURCES, INC.)
                       STATEMENTS OF EQUITY IN NET ASSETS
                                  (UNAUDITED)


                                                          FOR THE THREE MONTHS
                                                             ENDED MARCH 31,
                                                          ---------------------
                                                             1998       1997
                                                          ---------- ----------
                                                             (IN THOUSANDS)
EQUITY IN NET ASSETS, BEGINNING OF YEAR.................. $1,363,455 $1,331,838
  Net Income.............................................     29,228     21,872
  Net change in equity...................................     69,427    155,162
                                                          ---------- ----------
EQUITY IN NET ASSETS, END OF YEAR........................ $1,462,110 $1,508,872
                                                          ========== ==========




                See Accompanying Notes to Financial Statements.

                      WESTERN RESOURCES ELECTRIC BUSINESS
                  (A BUSINESS UNIT OF WESTERN RESOURCES, INC.)

                            STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                              FOR THE THREE
                                                            MONTHS ENDED MARCH
                                                                   31,
                                                            -------------------
                                                              1998      1997
                                                            --------  ---------
                                                              (IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income............................................... $ 29,228  $  21,873
  Depreciation and amortization............................   40,031     43,708
  Changes in working capital items:
    Accounts receivable (net)..............................    7,866     25,352
    Inventories and other current assets...................    3,765      8,716
    Accounts payable.......................................  (50,688)    (4,687)
    Accrued liabilities and other current liabilities......   13,866     24,687
                                                            --------  ---------
    Net cash flows from operating activities...............   44,068    119,649
                                                            --------  ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Additions to property, plant and equipment (net).........  (21,410)   (27,957)
                                                            --------  ---------
    Net cash flows used in investing activities............  (21,410)   (27,957)
                                                            --------  ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Debt (repayments) borrowings (net).......................  (45,000)  (212,300)
  Change in equity in net assets and other.................   22,340    120,605
                                                            --------  ---------
    Net cash flows used in financing activities............  (22,660)   (91,695)
                                                            --------  ---------
CHANGE IN CASH AND CASH EQUIVALENTS........................       (2)        (3)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR...............      114         84
                                                            --------  ---------
CASH AND CASH EQUIVALENTS, END OF YEAR..................... $    112  $      81
                                                            ========  =========


                See Accompanying Notes to Financial Statements.

                      WESTERN RESOURCES ELECTRIC BUSINESS
                 (A BUSINESS UNIT OF WESTERN RESOURCES, INC.)

                     NOTES TO INTERIM FINANCIAL STATEMENTS
                                  (UNAUDITED)

1. FINANCIAL STATEMENTS

  The interim financial statements are unaudited but, in the opinion of management of the Western Resources Electric Business (WREB), reflect all adjustments (consisting of only normal recurring adjustments) necessary for a fair presentation of the financial position and operations for such periods in conformity with generally accepted accounting principles. The operations for any interim period are not necessarily indicative of operations for the full year. These financial statements should be read in conjunction with the audited financial statements and notes thereto of WREB contained elsewhere in this Registration Statement.

2. COMMITMENTS AND CONTINGENCIES

 Manufactured Gas Plant Sites

  WREB has been associated with three former manufactured gas sites which may contain coal tar and other potentially harmful materials. Western Resources and the Kansas Department of Health and Environment (KDHE) entered into a consent agreement governing all future work at the three sites. The terms of the consent agreement will allow WREB to investigate these sites and set remediation priorities based upon the results of the investigations and risk analysis. At March 31, 1998, the costs incurred for preliminary site investigation and risk assessment have been minimal.

 Affordable Housing Tax Credit Program (AHTC)

  At March 31, 1998, WREB had invested approximately $40.6 million to purchase AHTC investments in limited partnerships. The company is committed to investing approximately $40.5 million more in AHTC investments by January 1, 2000.

                                                                         ANNEX A



               AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                            WESTERN RESOURCES, INC.,

                        KANSAS GAS AND ELECTRIC COMPANY,

                                   NKC, INC.,

                                      AND

                       KANSAS CITY POWER & LIGHT COMPANY

                           DATED AS OF MARCH 18, 1998

                               TABLE OF CONTENTS

                                   ARTICLE I

                               The Contributions

                                                                           PAGE
                                                                           ----
 Section 1.1 The Asset Contribution.....................................   A-2
 Section 1.2 Liabilities Assumed........................................   A-2
 Section 1.3 Retained Liabilities.......................................   A-2
 Section 1.4 Instruments of Transfer....................................   A-2
 Section 1.5 Assignment or Assumption of Contract Rights................   A-3
 Section 1.6 The Stock Contribution.....................................   A-3
 Section 1.7 Certain Taxes..............................................   A-3

                                   ARTICLE II

                      Merger of KCPL With and Into New KC

 Section 2.1 The KCPL Merger............................................   A-4
 Section 2.2 Effects of the KCPL Merger.................................   A-4
 Section 2.3 Effective Time of the KCPL Merger..........................   A-4
 Section 2.4 Effect of the KCPL Merger on KCPL and New KC Capital
             Stock......................................................   A-4
 Section 2.5 Debt of New KC.............................................   A-5
 Section 2.6 Name of New KC.............................................   A-5

                                  ARTICLE III

                       Merger of KGE With and Into New KC

 Section 3.1 The KGE Merger.............................................   A-5
 Section 3.2 Effects of the KGE Merger..................................   A-5
 Section 3.3 Effective Time of the KGE Merger...........................   A-6
 Section 3.4 Effect of the KGE Merger on KGE Capital Stock..............   A-6
 Section 3.5 Effect of the KGE Merger on Certain Western Resources
             Common Stock...............................................   A-6

                                   ARTICLE IV

                            Additional Transactions

 Section 4.1 Distribution of Western Resources Common Stock.............   A-6
 Section 4.2 Distribution of KLT Capital Stock to Western Resources.....   A-6
 Section 4.3 Conversion of New KC Series B Common Stock Owned by Western
             Resources..................................................   A-6

                                   ARTICLE V

                                  The Closing

 Section 5.1 Closing....................................................   A-7

                                   ARTICLE VI

                     Representations and Warranties of KCPL

                                                                            PAGE
                                                                            ----
 Section 6.1  Organization and Qualification..............................  A-7
 Section 6.2  Subsidiaries................................................  A-7
 Section 6.3  Capitalization..............................................  A-7
 Section 6.4            Authority; Non-Contravention; Statutory Approvals;
              Compliance..................................................  A-8
 Section 6.5  Reports and Financial Statements............................  A-9
 Section 6.6  Absence of Certain Changes or Events........................  A-10
 Section 6.7  Litigation..................................................  A-10
 Section 6.8  Registration Statement and Proxy Statement..................  A-10
 Section 6.9  Tax Matters.................................................  A-10
 Section 6.10 Employee Matters; ERISA.....................................  A-12
 Section 6.11 Environmental Protection....................................  A-13
 Section 6.12 Regulation as a Utility.....................................  A-14
 Section 6.13 Vote Required...............................................  A-14
 Section 6.14               Article Twelfth of KCPL's Restated Articles of
              Consolidation...............................................  A-14
 Section 6.15 Opinion of Financial Advisor................................  A-15
 Section 6.16 Insurance...................................................  A-15
 Section 6.17 KCPL not a Related Person...................................  A-15
 Section 6.18 Takeover Statutes...........................................  A-15
 Section 6.19 Termination of UtiliCorp Agreement..........................  A-15

                                  ARTICLE VII

      Representations and Warranties of Western Resources, KGE and New KC

 Section 7.1  Organization and Qualification..............................  A-15
 Section 7.2  Subsidiaries................................................  A-16
 Section 7.3  Capitalization..............................................  A-16
 Section 7.4  Authority; Non-Contravention; Statutory Approvals;
              Compliance..................................................  A-17
 Section 7.5  Reports and Financial Statements............................  A-18
 Section 7.6  Absence of Certain Changes or Events........................  A-18
 Section 7.7  Litigation..................................................  A-19
 Section 7.8  Registration Statement and Proxy Statement..................  A-19
 Section 7.9  Tax Matters.................................................  A-19
 Section 7.10 Employee Matters; ERISA.....................................  A-20
 Section 7.11 Environmental Protection....................................  A-21
 Section 7.12 Regulation as a Utility.....................................  A-22
 Section 7.13 Vote Required...............................................  A-22
 Section 7.14 Article XI (Business Combination with Interested
               Shareholder) of Western Resources' Articles of
               Incorporation..............................................  A-22
 Section 7.15 Opinion of Financial Advisor................................  A-22
 Section 7.16 Insurance...................................................  A-23
 Section 7.17 Western Resources not an Interested Shareholder.............  A-23
 Section 7.18 Takeover Statutes...........................................  A-23
 Section 7.19 No Prior Operations of New KC...............................  A-23
 Section 7.20 Title to Properties.........................................  A-23
 Section 7.21 Condition of Assets.........................................  A-24
 Section 7.22 Accounts Receivable.........................................  A-24

                                  ARTICLE VIII

                   Conduct of Business Pending the KGE Merger

                                                                           PAGE
                                                                           ----
 Section 8.1  Covenants of KCPL.........................................   A-24
 Section 8.2  Covenants of Western Resources, New KC and KGE............   A-28

                                   ARTICLE IX

                             Additional Agreements

 Section 9.1  Access to Information.....................................   A-28
 Section 9.2  Joint Proxy Statement and Registration Statement..........   A-29
 Section 9.3  Regulatory Matters........................................   A-30
 Section 9.4  Shareholder Approval......................................   A-30
 Section 9.5  Directors' and Officers' Indemnification..................   A-30
 Section 9.6  Public Announcements......................................   A-31
 Section 9.7  Rule 145 Affiliates.......................................   A-32
 Section 9.8  Employee Agreements and Workforce Matters.................   A-32
 Section 9.9  Employee Benefit Plans....................................   A-32
 Section 9.10 Stock Options.............................................   A-33
 Section 9.11 No Solicitations..........................................   A-33
 Section 9.12 Board of Directors of New KC..............................   A-34
 Section 9.13 Post-Merger Operations....................................   A-34
 Section 9.14 Expenses..................................................   A-34
 Section 9.15 Transition Management.....................................   A-34
 Section 9.16 Purchase Accounting and Tax-Free Status...................   A-35
 Section 9.17 Further Assurances........................................   A-35
 Section 9.18 Interim Dividends.........................................   A-35
 Section 9.19 Redemption of Certain Western Resources $100 Preferred....   A-35

                                   ARTICLE X

                                   Conditions

 Section 10.1 Conditions to Each Party's Obligation to Effect the KGE
              Merger and the KCPL Merger................................   A-35
 Section 10.2 Conditions to Obligation of Western Resources, KGE and New
               KC to Effect the
               KGE Merger...............................................   A-36
 Section 10.3 Conditions to Obligation of KCPL to Effect the KCPL
              Merger....................................................   A-37

                                   ARTICLE XI

                       Termination, Amendment and Waiver

 Section 11.1 Termination...............................................   A-38
 Section 11.2 Effect of Termination.....................................   A-39
 Section 11.3 Termination Fee; Expenses.................................   A-39
 Section 11.4 Amendment.................................................   A-40
 Section 11.5 Waiver....................................................   A-40
 Section 11.6 Standstill Agreements.....................................   A-40

                                  ARTICLE XII

                               General Provisions

                                                                           PAGE
                                                                           ----
 Section 12.1  Non-Survival; Effect of Representations and Warranties....  A-42
 Section 12.2  Brokers...................................................  A-42
 Section 12.3  Notices...................................................  A-42
 Section 12.4  Miscellaneous.............................................  A-43
 Section 12.5  Interpretation............................................  A-43
 Section 12.6  Counterparts; Effect......................................  A-43
 Section 12.7  Parties' Interest.........................................  A-43
 Section 12.8  Waiver of Jury Trial and Certain Damages..................  A-43
 Section 12.9  Enforcement...............................................  A-44
 Section 12.10 Severability..............................................  A-44
 Section 12.11 Anti-dilution.............................................  A-44

                            INDEX OF PRINCIPAL TERMS

                                                                            PAGE
                                                                            ----
1935 Act...................................................................  A-7
4 1/2% Western Resources $100 Preferred.................................... A-16
4 1/4% Western Resources $100 Preferred.................................... A-16
5% Western Resources $100 Preferred........................................ A-16
Accounts Receivable........................................................ A-24
Acquisition Proposal....................................................... A-34
Affiliate.................................................................. A-15
Affiliate Agreement........................................................ A-32
Aggregate Consideration....................................................  A-6
Agreement..................................................................  A-1
Asset Contribution.........................................................  A-1
Assumed Liabilities........................................................  A-2
Atomic Energy Act..........................................................  A-9
Closing....................................................................  A-7
Closing Agreement.......................................................... A-11
Closing Date...............................................................  A-7
Code.......................................................................  A-1
Confidentiality Agreement.................................................. A-29
Control.................................................................... A-15
Controlled By.............................................................. A-15
Conversion Ratio...........................................................  A-3
Dissenting Shareholders....................................................  A-4
Dissenting Shares..........................................................  A-4
Easements.................................................................. A-24
Environmental Claim........................................................ A-14
Environmental Laws......................................................... A-14
Environmental Permits...................................................... A-13
ERISA...................................................................... A-12
Exchange Act...............................................................  A-9
FERC.......................................................................  A-9
Final Order................................................................ A-36
GAAP....................................................................... A-10
Governmental Authority.....................................................  A-9
Hazardous Materials........................................................ A-14
HSR Act.................................................................... A-30
Indemnified Liabilities.................................................... A-31
Indemnified Parties........................................................ A-31
Indemnified Party.......................................................... A-31
Investments................................................................ A-24
IRS........................................................................ A-12
Joint Proxy/Registration Statement......................................... A-29
KCPL.......................................................................  A-1
KCPL Benefit Plans......................................................... A-12
KCPL Business Plan......................................................... A-24
KCPL Common Stock..........................................................  A-3
KCPL Cumulative Preferred..................................................  A-7
KCPL Disclosure Schedule...................................................  A-7
KCPL Effective Time........................................................  A-4
KCPL Employees............................................................. A-32

                                                                            PAGE
                                                                            ----
KCPL Financial Statements.................................................. A-10
KCPL Material Adverse Effect............................................... A-10
KCPL Meeting............................................................... A-30
KCPL Merger................................................................  A-1
KCPL No Par Preferred......................................................  A-7
KCPL Preference Stock......................................................  A-7
KCPL Preferred Stock.......................................................  A-7
KCPL Required Consents.....................................................  A-8
KCPL Required Statutory Approvals..........................................  A-9
KCPL SEC Reports...........................................................  A-9
KCPL Shareholders' Approval................................................ A-14
KCPL Stock Options......................................................... A-33
KCPL Stock Plans...........................................................  A-8
KCPL Subsidiary............................................................  A-7
KGCC.......................................................................  A-4
KGE........................................................................  A-1
KGE Common Stock...........................................................  A-6
KGE Effective Time.........................................................  A-6
KGE Merger.................................................................  A-1
KLT........................................................................  A-5
KLT Stock Distribution.....................................................  A-6
KPL........................................................................  A-1
KPL Assets.................................................................  A-2
KPL Balance Sheet..........................................................  A-2
KPL Business...............................................................  A-1
Lien....................................................................... A-23
Merrill Lynch.............................................................. A-15
MGBCL......................................................................  A-4
New KC.....................................................................  A-1
New KC Articles............................................................  A-4
New KC By-Laws.............................................................  A-4
New KC Common Stock........................................................ A-16
New KC Series A Common Stock...............................................  A-4
New KC Series B Common Stock...............................................  A-6
Non-KPL Assets.............................................................  A-2
NRC........................................................................  A-9
NYSE.......................................................................  A-3
Original Agreement.........................................................  A-1
Original Execution Date....................................................  A-1
PBGC....................................................................... A-12
PCBs....................................................................... A-14
Permitted Liens............................................................ A-23
Power Act..................................................................  A-9
Proxy Statement............................................................ A-10
Registration Statement..................................................... A-10
Release.................................................................... A-14
Representatives............................................................ A-28
Salomon.................................................................... A-22
SEC........................................................................  A-9
Securities Act.............................................................  A-9

                                                                            PAGE
                                                                            ----
Series B Conversion........................................................  A-6
Stock Contribution.........................................................  A-1
Subsidiary.................................................................  A-7
Surviving Corporation......................................................  A-5
Task Force................................................................. A-34
Tax Return................................................................. A-11
Tax Ruling................................................................. A-11
Taxes...................................................................... A-10
Termination Date........................................................... A-39
Under Common Control With.................................................. A-15
UtiliCorp..................................................................  A-1
Utilicorp Agreement........................................................  A-1
UtiliCorp Confidentiality Agreement........................................ A-15
Violation..................................................................  A-8
Voting Debt................................................................  A-8
Western Resources..........................................................  A-1
Western Resources $100 Preferred........................................... A-16
Western Resources Articles................................................. A-15
Western Resources Benefit Plans............................................ A-20
Western Resources By-Laws.................................................. A-30
Western Resources Common Stock.............................................  A-3
Western Resources Disclosure Schedule...................................... A-16
Western Resources Financial Statements..................................... A-18
Western Resources Index Price..............................................  A-3
Western Resources Material Adverse Effect.................................. A-18
Western Resources Meeting.................................................. A-30
Western Resources No-Par Preferred......................................... A-16
Western Resources Preference Stock......................................... A-16
Western Resources Preferred Stock.......................................... A-16
Western Resources Required Consents........................................ A-17
Western Resources Required Statutory Approvals............................. A-17
Western Resources SEC Reports.............................................. A-18
Western Resources Shareholders' Approval................................... A-22
Western Resources Stock Distribution.......................................  A-6
Western Resources Subsidiary............................................... A-16

  AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of March 18, 1998, by and among Western Resources, Inc., a Kansas corporation ("Western Resources"), Kansas Gas and Electric Company, a Kansas corporation and wholly owned subsidiary of Western Resources ("KGE"), and NKC, Inc., a newly formed Kansas corporation and wholly owned subsidiary of Western Resources ("New KC"), on the one hand, and Kansas City Power & Light Company, a Missouri corporation ("KCPL"), on the other hand.

  WHEREAS, Western Resources and KCPL entered into an agreement and plan of merger (the "Original Agreement"), dated as of February 7, 1997 (the "Original Execution Date"), and wish to amend and restate the Original Agreement as specified herein;

  WHEREAS, Western Resources' rate regulated electric division ("KPL") is engaged in the production, purchase, transmission, distribution and sale of electricity (the "KPL Business");

  WHEREAS, immediately prior to the KCPL Effective Time (as defined in Section 3.3), Western Resources will contribute to KGE all of the KPL Assets (as defined in Section 1.1) and KGE will assume all of the Assumed Liabilities (as defined in Section 1.2, such contribution and assumption, the "Asset Contribution")), upon the terms and subject to the conditions set forth in this Agreement;

  WHEREAS, immediately prior to the KGE Effective Time, Western Resources will contribute to KGE shares of Western Resources Common Stock (as defined in Section 1.6 (the "Stock Contribution")), upon the terms and subject to the conditions set forth in this Agreement;

  WHEREAS, the boards of directors of each of Western Resources and KGE have approved the Asset Contribution and the Stock Contribution, upon the terms and subject to the conditions set forth in this Agreement;

  WHEREAS, the respective boards of directors of each of KCPL and NewKC have approved the merger of KCPL with and into New KC with New KC being the surviving corporation (the "KCPL Merger"), upon the terms and subject to the conditions set forth in this Agreement;

  WHEREAS, the respective boards of directors of each of New KC, Western Resources and KGE have approved the merger of KGE with and into New KC with New KC being the surviving corporation (the "KGE Merger"), upon the terms and subject to the conditions set forth in this Agreement;

  WHEREAS, it is intended that, for federal income tax purposes the KGE Merger and the KCPL Merger shall qualify as a reorganization under the provisions of
Section 368(a) of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the "Code");

  WHEREAS, for purposes of Section 354(a) of the Code, the Western Resources Common Stock distributed pursuant to the Western Resources Stock Distribution (as defined in Section 4.1 hereof) shall be treated as stock of Western Resources, a party to the reorganization, distributed in pursuance of the plan of reorganization;

  WHEREAS, Western Resources, KGE, KCPL and New KC desire to make certain representations, warranties, covenants and agreements in connection with this Agreement; and

  WHEREAS, KCPL and UtiliCorp United, Inc., a Delaware corporation ("UtiliCorp"), were parties to that certain Amended and Restated Agreement and Plan of Merger among KCPL, KC Merger Sub, Inc., a Delaware corporation, UtiliCorp and KC United Corp., a Delaware corporation, dated as of January 19, 1996, as amended and restated as of May 20, 1996 (the "UtiliCorp Agreement"), which KCPL has terminated in accordance with the terms thereof.

  NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound hereby, agree as follows:

                                   ARTICLE I

                               The Contributions

  Section 1.1 The Asset Contribution.

  (a) CONTRIBUTION. Immediately prior to the KCPL Effective Time and as a condition precedent to the KGE Merger, Western Resources shall contribute, or cause to be contributed, to KGE, and KGE shall acquire, all of the right, title and interest of Western Resources in, to and under the assets, property and interests owned by Western Resources that are used in, or related to or generated by, the KPL Business, of every type, character and description, tangible and intangible, real, personal and mixed, accrued, contingent or otherwise, wherever located and whether or not reflected on the books and records of Western Resources as of the Closing Date (as defined in Section 5.1) (the "KPL Assets"), other than securities, the corporate headquarters of Western Resources and those assets necessary for the operation of Western Resources as a holding company after the Closing Date, the categories of which are described in Section 1.1(b) of the Western Resources Disclosure Schedule (as defined in Section 7.2 hereof) (the "Non-KPL Assets").

  (b) KPL BALANCE SHEET; NON-KPL ASSETS. Section 1.1(b) of the Western Resources Disclosure Schedule sets forth (i) an unaudited pro forma balance sheet that represents in all material respects, as of December 31, 1997, the assets and liabilities of KPL, as though the Asset Contribution had been made on such date (the "KPL Balance Sheet"), and (ii) a list, as of the date hereof, of the Non-KPL Assets which are not reflected in such balance sheet. The KPL Assets shall include such assets, properties and interests as are necessary to enable New KC to operate the KPL Business in accordance with past practice. The Non-KPL Assets shall not include any asset, property or interest as is necessary to operate the KPL Business in accordance with past practice.

  (c) KPL BUSINESS AND KGE AT CLOSING. At the Closing, the KPL Business and KGE will contain substantially the same assets and liabilities as they did as of December 31, 1997, subject to modifications that reflect ordinary course operation of the KPL Business and KGE in accordance with past practice prior to the date hereof. Western Resources shall not make or permit to be made any changes in the accounting methods used with respect to the KPL Business or KGE, except as required by applicable law, rule, regulation or GAAP.

  Section 1.2 Liabilities Assumed. Concurrently with the Asset Contribution contemplated in Section 1.1, KGE shall assume and agree to pay, perform and discharge when due all debts, claims, losses, liabilities, leases and obligations whatsoever, including, without limitation, debts, indebtedness for borrowed money, guaranties, liabilities, obligations, and claims with respect to any contracts included in the KPL Business, that arise out of, or relate to or are generated by, the KPL Assets or the operations of the KPL Business, whether arising before or after the Asset Contribution and whether known or unknown, fixed or contingent (the "Assumed Liabilities"). The Assumed Liabilities shall also include an aggregate principal amount of indebtedness for borrowed money of Western Resources so that aggregate total indebtedness for borrowed money (including preferred stock) of KGE equals $1.9 billion immediately prior to the KGE Effective Time; provided, however, that the Assumed Liabilities shall not include indebtedness for borrowed money of Western Resources if KGE immediately prior to the KGE Effective Time already has indebtedness for borrowed money (including preferred stock) of $1.9 billion, it being understood that in no case shall the indebtedness for borrowed money (including preferred stock) of KGE exceed $1.9 billion immediately prior to the KGE Effective Time.

  Section 1.3 Retained Liabilities. Except for the Assumed Liabilities, Western Resources shall retain and have full responsibility for and obligation with respect to all debts, claims, losses, indebtedness for borrowed money, guaranties, liabilities, leases and obligations whatsoever of Western Resources and its Affiliates (as defined in Section 6.17 hereof) and Subsidiaries (as defined in Section 6.1 hereof) (other than New KC after the KGE Effective Time (as defined herein)).

  Section 1.4 Instruments of Transfer. The conveyance, transfer, assignment and delivery of the KPL Assets to KGE and the assumption of the Assumed Liabilities by KGE shall be effected by one or more assignments, assumption agreements, regulatory orders and any other transfer documents, as may be necessary, or as KCPL may reasonably request. As to the real property interests held in fee included in the KPL Assets, the conveyances shall be by special warranty deed, subject to Permitted Liens (as defined in Section 7.20).

  Section 1.5 Assignment or Assumption of Contract Rights. Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign or assume any claim, contract, lease, commitment or any claim or right or any benefit arising thereunder or resulting therefrom if an attempted assignment or assumption thereof, without the consent of a third party thereto, would constitute a breach thereof. If such consent is not obtained, or if an attempted assignment thereof would be ineffective or would affect the rights of Western Resources thereunder so that KGE or New KC would not in fact receive all such rights, Western Resources will cooperate with New KC in arrangements reasonably designed to provide for New KC, at the expense of New KC, the benefits under any such claims, contracts, licenses, leases or commitments including, without limitation, enforcement for the benefit of New KC of any and all rights of Western Resources against a third party thereto arising out of the breach or cancellation by such third party or otherwise; and any transfer or assignment to New KC by Western Resources of any property or property rights or any contract or agreement which shall require the consent or approval of any third party shall be made subject to such consent or approval being obtained; provided, however, that any third party consents to the assignment of such contracts shall provide that Western Resources shall be released in full from its obligations under such contracts.

  Section 1.6 The Stock Contribution.

  Immediately prior to the KGE Effective Time and as a condition precedent to the KGE Merger, Western Resources shall contribute, or cause to be contributed, to KGE, shares of partly paid Western Resources Common Stock, par value $5.00 per share (the "Western Resources Common Stock"). The amount of Western Resources Common Stock to be contributed to KGE pursuant to this Section shall be equal to the product of (x) the number of shares of Common Stock, without par value, of KCPL ("KCPL Common Stock") (other than shares of KCPL Common Stock beneficially owned by Western Resources or KCPL, Dissenting Shares (as defined in Section 2.4(a)) and shares (or any portion thereof) of KCPL Common Stock in respect of which cash is to be paid in lieu of fractional shares pursuant to Section 4.1) issued and outstanding immediately prior to the Stock Contribution times (y) the Conversion Ratio. The term "Conversion Ratio" means the quotient (rounded to the nearest 1/100,000) determined by dividing $23.50 by the Western Resources Index Price (as defined below); provided, however, that if the Western Resources Index Price (i) is greater than $58.46, the Conversion Ratio shall be fixed at 0.449, provided that if
0.449 multiplied by the Western Resources Index Price exceeds $30.00, the Conversion Ratio shall mean the quotient (rounded to the nearest 1/100,000) obtained by dividing $30.00 by the Western Resources Index Price, (ii) is greater than $55.03 but less than or equal to $58.46, the Conversion Ratio shall mean the quotient (rounded to the nearest 1/100,000) obtained by dividing $26.25 by the Western Resources Index Price, (iii) is greater than $52.41 but less than or equal to $55.03, the Conversion Ratio shall be fixed at 0.477, (iv) is greater than $50.00 but less than or equal to $52.41, the Conversion Ratio shall mean the quotient (rounded to the nearest 1/100,000) determined by dividing $25.00 by the Western Resources Index Price, (v) is greater than $47.00 but less than or equal to $50.00, the Conversion Ratio shall be fixed at 0.500, (vi) is greater than $35.01 but less than or equal to $38.27, the Conversion Ratio shall be fixed at 0.614, (vii) is greater than $29.78 but less than or equal to $35.01, the Conversion Ratio shall mean the quotient (rounded to the nearest 1/100,000 obtained by dividing $21.50 by the Western Resources Index Price or (viii) is less than or equal to $29.78, the Conversion Ratio shall be fixed at 0.722. The term "Western Resources Index Price" means the aggregate of the average of the high and low sales prices of Western Resources Common Stock (as reported on the New York Stock Exchange (the "NYSE") Composite Transactions reporting system as published in The Wall Street Journal or, if not published therein, in another authoritative source) on each of the twenty consecutive NYSE trading days ending the tenth NYSE trading day immediately preceding the KGE Effective Time, divided by 20. Notwithstanding the foregoing, no certificates or scrip representing fractional shares of Western Resources Common Stock shall be contributed to KGE in the Stock Contribution.

  Section 1.7 Certain Taxes. Each of New KC (after the KGE Merger) and Western Resources shall pay one half of the total of (i) all transfer, stamp, sales or use Taxes (as defined in Section 6.9) and any filing, recording, regulatory or similar fees or assessments payable or determined to be payable in connection with the execution, delivery or performance of this Agreement or the transactions contemplated hereby and (ii) all costs and expenses incurred by Western Resources or KGE arising out of or relating to obtaining any third party consents and approvals in connection with the Asset Contribution and the KGE Merger.

                                  ARTICLE II

                      Merger of KCPL With and Into New KC

  Section 2.1 The KCPL Merger. Upon the terms and subject to the conditions of this Agreement, at the KCPL Effective Time (as defined in Section 2.3), KCPL shall be merged with and into New KC in accordance with the laws of the States of Missouri and Kansas. New KC shall be the surviving corporation in the KCPL Merger and shall continue its corporate existence under the laws of the State of Kansas. The effects and the consequences of the KCPL Merger shall be as set forth in Section 2.2.

  Section 2.2 Effects of the KCPL Merger. At the KCPL Effective Time, (i) the Articles of Incorporation of New KC, as in effect immediately prior to the KCPL Effective Time, shall be the articles of incorporation of New KC (the "New KC Articles") until thereafter amended as provided by law and the New KC Articles, and (ii) the by-laws of New KC, as in effect immediately prior to the KCPL Effective Time, shall be the by-laws of New KC (the "New KC By-Laws") until thereafter amended as provided by law, the New KC Articles, and such by-laws. Subject to the foregoing, the additional effects of the KCPL Merger shall be as provided in the applicable provisions of the General and Business Corporation Law of Missouri (the "MGBCL") and the General Corporation Code of the State of Kansas (the "KGCC").

  Section 2.3 Effective Time of the KCPL Merger. On the Closing Date, a certificate of merger shall be executed and filed by New KC and KCPL with the Secretary of State of the State of Kansas pursuant to the KGCC and articles of merger shall be executed and filed with the Secretary of State of the State of Missouri pursuant to the MGBCL. The KCPL Merger shall become effective upon the certification by the Secretary of State of the State of Kansas that the certificate of merger relating to the KCPL Merger has been duly filed (the "KCPL Effective Time").

  Section 2.4 Effect of the KCPL Merger on KCPL and New KC Capital Stock.

  (a) CAPITAL STOCK OF KCPL. As of the KCPL Effective Time, by virtue of the KCPL Merger and upon surrender by any holder of shares of KCPL Common Stock of such shares, subject to Section 2.4(b) and Section 2.4(d), each issued and outstanding share of KCPL Common Stock (other than shares of KCPL Common Stock beneficially owned by KCPL either directly or through a wholly owned Subsidiary and shares of KCPL Common Stock ("Dissenting Shares") that are owned by shareholders ("Dissenting Shareholders") exercising appraisal rights pursuant to Section 351.455 of the MGBCL), shall represent one fully paid and nonassessable share of Series A Common Stock, without par value, of New KC ("New KC Series A Common Stock"). As of the KCPL Effective Time, by virtue of the KCPL Merger and without any action on the part of Western Resources, each share of New KC Series A Common Stock previously owned by Western Resources shall be cancelled.

  (b) CANCELLATION OF CERTAIN KCPL COMMON STOCK AND NEW KC COMMON STOCK. As of the KCPL Effective Time, by virtue of the KCPL Merger and without any action on the part of any holder of any capital stock of KCPL or New KC, any shares of KCPL Common Stock or New KC Common Stock that are owned by KCPL as treasury stock or otherwise or by New KC or by any wholly owned Subsidiary of New KC or KCPL shall be canceled and retired and shall cease to exist and no stock of New KC or other consideration shall be issued or delivered in exchange therefor.

  (c) REDEMPTION OF KCPL PREFERRED STOCK. Prior to the KCPL Effective Time, the Board of Directors of KCPL shall call for redemption all outstanding shares of KCPL Preferred Stock (as defined in Section 6.3) at a redemption price equal to the amount set forth in the Restated Articles of Consolidation of KCPL, together with all dividends accrued and unpaid to the date of such redemption and take all other required actions so that all shares of KCPL Preferred Stock shall be redeemed and no such shares shall be deemed to be outstanding at the KCPL Effective Time or entitled to vote on the approval of this Agreement and the transactions contemplated hereby.

  (d) DISSENTERS' RIGHTS. No Dissenting Shareholder shall be entitled to shares of New KC Series A Common Stock or cash in lieu of fractional shares thereof or any distributions pursuant to this Article II or Section 4.1 unless and until the holder thereof shall have failed to perfect or shall have effectively withdrawn or lost such holder's right to dissent from the KCPL Merger under the MGBCL, and any Dissenting Shareholder shall be entitled to receive only the payment provided by Section 351.455 of the MGBCL with respect to shares of KCPL Common Stock owned by such Dissenting Shareholder. If any Person who otherwise would be deemed a Dissenting Shareholder shall have failed to perfect properly or shall have effectively withdrawn or lost the right to dissent with respect to any shares of KCPL Common Stock, such shares of KCPL Common Stock shall thereupon be treated as though such shares of KCPL Common Stock had been converted into shares of New KC Series A Common Stock pursuant to Section 2.4(a) hereof, and, to the extent such failure, withdrawal or loss occurs subsequent to the Closing Date, Western Resources and New KC shall issue shares of Western Resources Common Stock and New KC Series A Common Stock in accordance with Sections 1.6 and 2.4(a), respectively, of this Agreement. KCPL shall give Western Resources and New KC (i) prompt notice of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable law received by KCPL relating to shareholders' rights of appraisal and (ii) the opportunity to direct all negotiations and proceedings with respect to demand for appraisal under the MGBCL. KCPL shall not, except with the prior written consent of Western Resources and New KC, voluntarily make any payment with respect to any demands for appraisals of Dissenting Shares, offer to settle or settle any such demands or approve any withdrawal of any such demands.

  Section 2.5 Debt of New KC. Immediately after the KCPL Effective Time but prior to the KGE Effective Time (as defined in Section 3.3), New KC shall cause KLT, Inc., a wholly owned subsidiary of New KC as a result of the KCPL Merger ("KLT"), to assume any indebtedness for borrowed money of New KC in excess of $800 million aggregate principal amount (including preferred stock).

  Section 2.6 Name of New KC. Prior to the KCPL Effective Time, Western Resources and KCPL shall agree as to a new name for New KC and shall take all actions necessary to change its name.

                                  ARTICLE III

                      Merger of KGE With and Into New KC

  Section 3.1 The KGE Merger. Upon the terms and subject to the conditions of this Agreement, at the KGE Effective Time, KGE shall be merged with and into New KC in accordance with the laws of the State of Kansas. New KC shall be the surviving corporation in the KGE Merger and shall continue its corporate existence under the laws of the State of Kansas. New KC after the KGE Effective Time is sometimes referred to herein as the "Surviving Corporation." The effects and the consequences of the KGE Merger shall be as set forth in
Section 3.2.

  Section 3.2 Effects of the KGE Merger.

  (a) NEW KC ARTICLES AND BY-LAWS. At the KGE Effective Time, (i) the articles of incorporation of New KC, as in effect immediately prior to the KGE Effective Time, shall be the articles of incorporation of the Surviving Corporation, until thereafter amended as provided by law and the New KC Articles, and (ii) the by-laws of New KC as in effect immediately prior to the KGE Effective Time, shall be the by-laws of the Surviving Corporation, until thereafter amended as provided by law, the New KC Articles, and such by-laws. Subject to the foregoing, the additional effects of the KGE Merger shall be as provided in the applicable provisions of the KGCC.

  (b) DISSENTERS' RIGHTS. Western Resources shall not exercise dissenters' rights under the KGCC with respect to the KGE Merger.

  Section 3.3 Effective Time of the KGE Merger. On the Closing Date, a certificate of merger shall be executed and filed by New KC and KGE with the Secretary of State of the State of Kansas pursuant to the KGCC. The KGE Merger shall become effective upon the certification by the Secretary of State of the State of Kansas that the certificate of merger relating to the KGE Merger has been duly filed (the "KGE Effective Time"), provided, that, the KGE Effective Time shall occur after the KCPL Effective Time.

  Section 3.4 Effect of the KGE Merger on KGE Capital Stock. As of the KGE Effective Time, by virtue of the KGE Merger and without any action on the part of Western Resources all of the issued and outstanding shares of Common Stock, without par value, of KGE ("KGE Common Stock"), shall be converted into and become such number of shares of Series B Common Stock, without par value, of New KC ("New KC Series B Common Stock"), representing, assuming there are no Dissenting Shares, 80.1% of the fully diluted outstanding shares of New KC. Immediately after consummation of the KCPL Merger and the KGE Merger, assuming there are no Dissenting Shares, the outstanding shares of New KC Series A Common Stock to be issued pursuant to Section 2.4(a) shall constitute 19.9% of the fully diluted outstanding shares of New KC.

  Section 3.5 Effect of the KGE Merger on Certain Western Resources Common Stock. As of the KGE Effective Time, by virtue of the KGE Merger the Western Resources Common Stock contributed to KGE pursuant to Section 1.6 hereof shall become fully paid and nonassessable.

                                  ARTICLE IV

                            Additional Transactions

  Section 4.1 Distribution of Western Resources Common Stock. Immediately after the KGE Effective Time, New KC shall, in connection with the KGE Merger, distribute to holders of New KC Series A Common Stock the Western Resources Common Stock contributed to KGE pursuant to the Stock Contribution to each holder of New KC Series A Common Stock (including any shares of Western Resources Common Stock issued pursuant to Section 2.4(d), the "Western Resources Stock Distribution"). Each share of New KC Series A Common Stock shall be entitled to receive a distribution of that number of shares of Western Resources Common Stock equal to the product of (a) the number of shares of Western Resources Common Stock contributed to KGE pursuant to the Stock Contribution times (b) a quotient, the numerator of which is 1 and the denominator of which is the total number of shares of New KC Series A Common Stock issued and outstanding immediately after the KCPL Effective Time. The number of shares of New KC Series A Common Stock and the number of shares of Western Resources Common Stock, respectively, to be issued in the KCPL Merger to holders of KCPL Common Stock and distributed in the Western Resources Stock Distribution to holders (other than Western Resources) of New KC Series A Common Stock are together sometimes referred to herein as the "Aggregate Consideration." Notwithstanding the foregoing, no certificates or scrip representing fractional shares of Western Resources Common Stock shall be distributed pursuant to this Section 4.1. A holder of New KC Series A Common Stock who would otherwise have been entitled to a fractional share of Western Resources Common Stock shall be entitled to receive a cash payment in lieu of such fractional share in an amount equal to the product of such fraction multiplied by the Western Resources Index Price, without any interest thereon.

  Section 4.2 Distribution of KLT Capital Stock to Western
Resources. Immediately after the KGE Effective Time, New KC shall distribute to Western Resources all of the outstanding shares of capital stock of KLT (the "KLT Stock Distribution").

  Section 4.3 Conversion of New KC Series B Common Stock Owned by Western Resources. Immediately after the Western Resources Stock Distribution, without any action on the part of Western Resources, each share of New KC Series B Common Stock owned by Western Resources shall automatically represent one fully paid and nonassessable share of New KC Series A Common Stock (the "Series B Conversion").

                                   ARTICLE V

                                  The Closing

  Section 5.1 Closing. The closing of the transactions contemplated hereby (the "Closing") shall take place at the offices of Sullivan & Cromwell, 125 Broad Street, New York, NewYork 10004 at 10:00 A.M., local time, on the tenth NYSE trading day immediately following the date on which the last of the conditions set forth in Article X hereof is fulfilled or has been waived or at such other time, date and place as Western Resources and KCPL shall mutually agree (the "Closing Date").

                                  ARTICLE VI

                    Representations and Warranties of KCPL

  KCPL makes the following representations and warranties to Western Resources, KGE and New KC:

  Section 6.1 Organization and Qualification. KCPL and each of the KCPL Subsidiaries (as defined below) is a corporation or other entity duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has all requisite power and authority, and has been duly authorized by all necessary approvals and orders to own, lease and operate its assets and properties to the extent owned, leased and operated and to carry on its business as it is now being conducted and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its assets and properties makes such qualification necessary other than in such jurisdictions where the failure so to qualify would not have a KCPL Material Adverse Effect (as defined in Section 6.6). As used in this Agreement, the term "Subsidiary" of a person shall mean any corporation or other entity (including partnerships and other business associations) of which at least a majority of the voting power represented by the outstanding capital stock or other voting securities or interests having voting power under ordinary circumstances to elect a majority of the directors or similar members of the governing body of such corporation or entity shall at the time be held, directly or indirectly, by such person. The term "KCPL Subsidiary" shall mean a Subsidiary of KCPL in which KCPL's equity investment exceeds $25 million.

  Section 6.2 Subsidiaries. Section 6.2 of the schedule delivered by KCPL to Western Resources on the date hereof (the "KCPL Disclosure Schedule") sets forth a list as of the date hereof of all the KCPL Subsidiaries. Neither KCPL nor any of the KCPL Subsidiaries is a "holding company," a "subsidiary company" or an "affiliate" of any public utility company within the meaning of
Section 2(a)(7), 2(a)(8) or 2(a)(11) of the Public Utility Holding Company Act of 1935, as amended (the "1935 Act"), respectively, and none of the KCPL Subsidiaries is a "public utility company" within the meaning of Section 2(a)(5) of the 1935 Act. Except as set forth in Section 6.2 of the KCPL Disclosure Schedule all of the issued and outstanding shares of capital stock of each KCPL Subsidiary are validly issued, fully paid, nonassessable and free of preemptive rights, and are owned, directly or indirectly, by KCPL free and clear of any liens, claims, encumbrances, security interests, charges and options of any nature whatsoever and there are no outstanding subscriptions, options, calls, contracts, voting trusts, proxies or other commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement, obligating any such KCPL Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of its capital stock or obligating it to grant, extend or enter into any such agreement or commitment.

  Section 6.3 Capitalization. As of the date hereof, the authorized capital stock of KCPL consists of 150,000,000 shares of KCPL Common Stock, without par value, 401,157 shares of Cumulative Preferred Stock, par value $100.00 per share ("KCPL Cumulative Preferred"), 1,572,000 shares of Cumulative No Par Preferred Stock, without par value ("KCPL No Par Preferred"), and 11,000,000 shares of Preference Stock, without par value ("KCPL Preference Stock") (KCPL Cumulative Preferred, KCPL No Par Preferred and KCPL Preference Stock hereinafter collectively referred to as the "KCPL Preferred Stock"). At the close of business on March 17, 1998, (i) 61,908,726 shares of KCPL Common Stock were issued, not more than 10,000,000 shares of KCPL

Common Stock were reserved for issuance pursuant to KCPL's Long Term Incentive Plan and Employee Savings Plus Plan (401(k) Plan) and Dividend Reinvestment Plan (such Plans, collectively, the "KCPL Stock Plans"), (ii) 35,811 shares of KCPL Common Stock were held by KCPL in its treasury or by its wholly owned Subsidiaries, (iii) 399,557 shares of KCPL Cumulative Preferred were issued and of such issued shares, 8,934 were held by KCPL in its treasury or by its wholly owned Subsidiaries, (iv) 500,000 shares of KCPL No Par Preferred were outstanding and none were held by KCPL or its Subsidiaries in its treasury,
(v) no shares of KCPL Preference Stock were outstanding, (vi) $150,000,000 of Company-Obligated Mandatorily Redeemable Preferred Securities of a subsidiary trust holding solely KCPL Subordinated Debentures, and (vii) no bonds, debentures, notes or other indebtedness having the right to vote (or convertible into securities having the right to vote) on any matters on which shareholders may vote ("Voting Debt"), were issued or outstanding. All outstanding shares of KCPL Common Stock and KCPL Preferred Stock are validly issued, fully paid and nonassessable and are not subject to preemptive rights. As of the date hereof, except as set forth in Section 6.3 of the KCPL Disclosure Schedule or pursuant to this Agreement and the KCPL Stock Plans, there are no options, warrants, calls, rights, commitments or agreements of any character to which KCPL or any Subsidiary of KCPL is a party or by which any of them are bound obligating KCPL or any Subsidiary of KCPL to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or any Voting Debt securities of KCPL or any Subsidiary of KCPL or obligating KCPL or any Subsidiary of KCPL to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. Except as set forth in Section 6.3 of the KCPL Disclosure Schedule, or other than in connection with the KCPL Stock Plans, after the KGE Effective Time, there will be no option, warrant, call, right, commitment or agreement obligating KCPL or any Subsidiary of KCPL to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of capital stock or any Voting Debt of KCPL or any Subsidiary of KCPL or obligating KCPL or any Subsidiary of KCPL to grant, extend or enter into any such option, warrant, call, right, commitment or agreement.

  Section 6.4 Authority; Non-Contravention; Statutory Approvals; Compliance.

  (a) AUTHORITY. KCPL has all requisite power and authority to enter into this Agreement and, subject the receipt of the applicable KCPL Shareholders' Approval (as defined in Section 6.13) and the applicable KCPL Required Statutory Approvals (as defined in Section 6.4(c)), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation by KCPL of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of KCPL, subject to obtaining the applicable KCPL Shareholders' Approval. This Agreement has been duly and validly executed and delivered by KCPL and, assuming the due authorization, execution and delivery hereof by Western Resources and KGE, constitutes the valid and binding obligation of KCPL enforceable against it in accordance with the terms of this Agreement.

  (b) NON-CONTRAVENTION. Except as set forth in Section 6.4(b) of the KCPL Disclosure Schedule, the execution and delivery of this Agreement by KCPL does not, and the consummation of the transactions contemplated hereby will not, in any respect, violate, conflict with or result in a material breach of any provision of, or constitute a material default (with or without notice or lapse of time or both) under, or result in the termination or modification of, or accelerate the performance required by, or result in a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or result in the creation of any material lien, security interest, charge or encumbrance upon any of the properties or assets of KCPL or any of the KCPL Subsidiaries (any such violation, conflict, breach, default, right of termination, modification, cancellation or acceleration, loss or creation, is referred to herein as a "Violation" with respect to KCPL and such term when used in Article VII having a correlative meaning with respect to Western Resources and KGE) pursuant to any provisions of (i) the Restated Articles of Consolidation, by-laws or similar governing documents of KCPL or any of the KCPL Subsidiaries, (ii) subject to obtaining the KCPL Required Statutory Approvals and the receipt of the KCPL Shareholders' Approval, any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any Governmental Authority (as defined in Section 6.4(c)) applicable to KCPL or any of the KCPL Subsidiaries or any of their respective properties or assets or (iii) subject to obtaining the third-party consents set forth in Section 6.4(b) of the KCPL Disclosure Schedule (the "KCPL

Required Consents"), any material note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which KCPL or any of the KCPL Subsidiaries is a party or by which it or any of its properties or assets may be bound or affected, except in the case of clause (ii) or (iii) for any such Violation which would not have a KCPL Material Adverse Effect.

  (c) STATUTORY APPROVALS. No declaration, filing or registration with, or notice to or authorization, consent or approval of, any court, federal, state, local or foreign governmental or regulatory body (including a stock exchange or other self-regulatory body) or authority (each, a "Governmental Authority") is necessary for the execution and delivery of this Agreement by KCPL or the consummation by KCPL of the transactions contemplated hereby except as described in Section 6.4(c) of the KCPL Disclosure Schedule or the failure of which to obtain would not result in a KCPL Material Adverse Effect (the "KCPL Required Statutory Approvals," it being understood that references in this Agreement to "obtaining" such KCPL Required Statutory Approvals shall mean making such declarations, filings or registrations; giving such notices; obtaining such authorizations, consents or approvals; and having such waiting periods expire as are necessary to avoid a violation of law).

  (d) COMPLIANCE. Except as set forth in Section 6.7, Section 6.10, or Section
6.11 of the KCPL Disclosure Schedule, or as disclosed in the KCPL SEC Reports (as defined in Section 6.5) filed prior to the date hereof, neither KCPL nor any of the KCPL Subsidiaries is in violation of, is, to the knowledge of KCPL, under investigation with respect to any violation of, or has been given notice or been charged with any violation of, any law, statute, order, rule, regulation, ordinance or judgment (including, without limitation, any applicable environmental law, ordinance or regulation) of any Governmental Authority, except for possible violations which individually or in the aggregate would not have a KCPL Material Adverse Effect. Except as set forth in Sections 6.7, 6.10 and 6.11 of the KCPL Disclosure Schedule or as disclosed in the KCPL SEC Reports filed prior to the date hereof, KCPL and the KCPL Subsidiaries have all permits, licenses, franchises and other governmental authorizations, consents and approvals necessary to conduct their businesses as presently conducted which are material to the operation of the businesses of KCPL and the KCPL Subsidiaries. Neither KCPL nor any of the KCPL Subsidiaries is in breach or violation of or in default in the performance or observance of any term or provision of, and no event has occurred which, with lapse of time or action by a third party, could result in a default by KCPL or any KCPL Subsidiary under (i) its articles of incorporation or by-laws or (ii) any contract, commitment, agreement, indenture, mortgage, loan agreement, note, lease, bond, license, approval or other instrument to which it is a party or by which KCPL or any KCPL Subsidiary is bound or to which any of its property is subject, except for possible violations, breaches or defaults which individually or in the aggregate would not have a KCPL Material Adverse Effect.

  Section 6.5 Reports and Financial Statements. The filings required to be made by KCPL and the KCPL Subsidiaries since January 1, 1994 under the Securities Act of 1933, as amended (the "Securities Act"); the Securities Exchange Act of 1934, as amended (the "Exchange Act"); the 1935 Act; the Federal Power Act (the "Power Act"); the Atomic Energy Act of 1954, as amended (the "Atomic Energy Act") and applicable state public utility laws and regulations have been filed with the Securities and Exchange Commission (the "SEC"), the Federal Energy Regulatory Commission (the "FERC"), the Nuclear Regulatory Commission ("NRC") or the appropriate state public utilities commission, as the case may be, including all forms, statements, reports, agreements (oral or written) and all documents, exhibits, amendments and supplements appertaining thereto, and complied, as of their respective dates, in all material respects with all applicable requirements of the appropriate statutes and the rules and regulations thereunder, except for such filings the failure of which to have been made or to so comply would not result in a KCPL Material Adverse Effect. "KCPL SEC Reports" shall mean each report, schedule, registration statement and definitive proxy statement filed with the SEC by KCPL pursuant to the requirements of the Securities Act or Exchange Act since January 1, 1994 (as such documents have since the time of their filing been amended). As of their respective dates, the KCPL SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim financial statements of KCPL included in the KCPL SEC Reports (collectively, the "KCPL Financial Statements") have been prepared in accordance with generally accepted accounting principles applied on a consistent basis ("GAAP") (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present the financial position of KCPL as of the dates thereof and the results of its operations and cash flows for the periods then ended, subject, in the case of the unaudited interim financial statements, to normal, recurring audit adjustments. True, accurate and complete copies of the Restated Articles of Consolidation and by-laws of KCPL, as in effect on the date hereof, are included (or incorporated by reference) in the KCPL SEC Reports.

  Section 6.6 Absence of Certain Changes or Events. Except as disclosed in
Section 6.6 of the KCPL Disclosure Schedule and in the KCPL SEC Reports filed prior to the date hereof, since December 31, 1996, KCPL and each of the KCPL Subsidiaries have conducted their business only in the ordinary course of business consistent with past practice (except that the operations of KLT and KCPL's marketing business have been conducted in the ordinary course of business consistent with the KCPL Business Plan (as defined in Section 8.1)) and there has not been any KCPL Material Adverse Effect. For purposes of this Agreement, a "KCPL Material Adverse Effect" shall mean the existence of any fact or condition which has or is reasonably likely to have a material adverse effect on the business, assets, financial condition, results of operations or prospects of KCPL and the KCPL Subsidiaries taken as a whole.

  Section 6.7 Litigation. Except as disclosed in the KCPL SEC Reports filed prior to the date hereof or as set forth in Sections 6.7, 6.9, 6.10 or 6.11 of the KCPL Disclosure Schedule, (a) there are no claims, suits, actions or proceedings by any court, governmental department, commission, agency, instrumentality or authority or any arbitrator, pending or, to the knowledge of KCPL, threatened, nor are there, to the knowledge of KCPL, any investigations or reviews by any court, governmental department, commission, agency, instrumentality or authority or any arbitrator pending or threatened against, relating to or affecting KCPL or any of the KCPL Subsidiaries which would have a KCPL Material Adverse Effect, (b) there have not been any significant developments since December 31, 1996 with respect to such disclosed claims, suits, actions, proceedings, investigations or reviews that would have a KCPL Material Adverse Effect and (c) there are no judgments, decrees, injunctions, rules or orders of any court, governmental department, commission, agency, instrumentality or authority or any arbitrator applicable to KCPL or any of the KCPL Subsidiaries, except for such that would not have a KCPL Material Adverse Effect.

  Section 6.8 Registration Statement and Proxy Statement. None of the information supplied or to be supplied by or on behalf of KCPL for inclusion or incorporation by reference in (a) the registration statement on Form S-4 or any post-effective amendment to a registration statement on Form S-4 to be filed with the SEC by Western Resources and New KC in connection with the issuance of shares of Western Resources Common Stock and New KC Common Stock (as defined in Section 7.3) pursuant to the transactions contemplated hereby (the "Registration Statement") will, at the time the Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (b) the joint proxy statement, in definitive form, relating to the meetings of KCPL and Western Resources shareholders to be held in connection with the KCPL Merger and KGE Merger and the transactions related thereto (the "Proxy Statement") will, at the dates mailed to shareholders and at the times of the meetings of shareholders to be held in connection with the KCPL Merger and KGE Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement and the Proxy Statement will comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder.

  Section 6.9 Tax Matters. "Taxes," as used in this Agreement, means any federal, state, county, local or foreign taxes, charges, fees, levies or other assessments, including all net income, gross income, sales and use, ad valorem, transfer, gains, profits, excise, franchise, real and personal property, gross receipt, capital stock, production, business and occupation, disability, employment, payroll, license, estimated, stamp, custom duties, severance or withholding taxes or charges imposed by any governmental entity, and includes any interest and penalties (civil or criminal) on or additions to any such taxes. "Tax Return," as used in this Agreement, means a report, return or other information required to be supplied to a governmental entity with respect to Taxes including, where permitted or required, combined or consolidated returns for any group of entities that includes KCPL or any KCPL Subsidiary or Western Resources, KGE or any Western Resources Subsidiary, as the case may be.

  Except as set forth in Section 6.9 of the KCPL Disclosure Schedule and except as would not result in a KCPL Material Adverse Effect:

    (a) FILING OF TIMELY TAX RETURNS. KCPL and each of the KCPL Subsidiaries have filed (or there has been filed on its behalf) all Tax Returns required to be filed by each of them under applicable law. All such Tax Returns were and are in all material respects true, complete and correct and filed on a timely basis.

    (b) PAYMENT OF TAXES. KCPL and each of the KCPL Subsidiaries have, within the time and in the manner prescribed by law, paid all Taxes that are currently due and payable, except for those contested in good faith and for which adequate reserves have been taken.

    (c) TAX RESERVES. KCPL and each of the KCPL Subsidiaries have established on their books and records reserves adequate to pay all Taxes and reserves for deferred income taxes in accordance with GAAP.

    (d) TAX LIENS. There are no Tax liens upon the assets of KCPL or any of the KCPL Subsidiaries except liens for Taxes not yet due.

    (e) WITHHOLDING TAXES. KCPL and each of the KCPL Subsidiaries have complied in all material respects with the provisions of the Code relating to the withholding of Taxes, as well as similar provisions under any other laws, and have, within the time and in the manner prescribed by law, withheld and paid over to the proper governmental authorities all amounts required.

    (f) AUDIT, ADMINISTRATIVE AND COURT PROCEEDINGS. No audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes or Tax Returns of KCPL or any of the KCPL Subsidiaries.

    (g) TAX RULINGS. Neither KCPL nor any of the KCPL Subsidiaries has received a Tax Ruling (as defined below) or entered into a Closing Agreement (as defined below) with any taxing authority. "Tax Ruling," as used in this Agreement, shall mean a written ruling of a taxing authority relating to Taxes. "Closing Agreement," as used in this Agreement, shall mean a written and legally binding agreement with a taxing authority relating to Taxes.

    (h) TAX SHARING AGREEMENTS. Except as between affiliates of KCPL as set forth in Sections 6.1 and 6.2 of the KCPL Disclosure Schedule, neither KCPL nor any KCPL Subsidiary is a party to any agreement relating to allocating or sharing of Taxes.

    (i) CODE SECTION 280G. Except for the KCPL Benefit Plans, neither KCPL, nor any of the KCPL Subsidiaries is a party to any agreement, contract or arrangement that could result in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code or any amount that would be non-deductible pursuant to Section 162(m) of the Code.

    (j) LIABILITY FOR OTHERS. Neither KCPL nor any of the KCPL Subsidiaries has any liability for Taxes of any person other than KCPL and the KCPL Subsidiaries (i) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), (ii) by contract, or
  (iii) otherwise.

    (k) SECTION 341(F). Neither KCPL nor any of the KCPL Subsidiaries has, with regard to any assets or property held or acquired by any of them, filed a consent to the application of Section 341(f)(2) of the Code, or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection(f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by KCPL or any of the KCPL Subsidiaries.

  Section 6.10 Employee Matters; ERISA. Except as set forth in Section 6.10 of the KCPL Disclosure Schedule:

    (a) BENEFIT PLANS. As of the date hereof, Section 6.10(a) of the KCPL Disclosure Schedule contains a true and complete list of each written or oral material employee benefit plan, policy or agreement covering employees, former employees or directors of KCPL and each of the KCPL Subsidiaries or their beneficiaries, or providing benefits to such persons in respect of services provided to any such entity, including, but not limited to, any employee benefit plans within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and any severance or change in control agreement (collectively, the "KCPL Benefit Plans"). Since January 1, 1996, there have been no new plans adopted nor changes, additions or modification to any existing plan.

    (b) CONTRIBUTIONS. All material contributions and other payments required to be made by KCPL or any of the KCPL Subsidiaries to any KCPL Benefit Plan (or to any person pursuant to the terms thereof) have been made or the amount of such payment or contribution obligation has been reflected in the KCPL Financial Statements.

    (c) QUALIFICATION; COMPLIANCE. Each of the KCPL Benefit Plans intended to be "qualified" within the meaning of Section 401(a) of the Code has been determined by the Internal Revenue Service (the "IRS") to be so qualified, and, to the knowledge of KCPL, no circumstances exist that are reasonably expected by KCPL to result in the revocation of any such determination. KCPL is in compliance in all material respects with, and each of the KCPL Benefit Plans is and has been operated in all material respects in compliance with, all applicable laws, rules and regulations governing such plan, including, without limitation, ERISA and the Code. Each KCPL Benefit Plan intended to provide for the deferral of income, the reduction of salary or other compensation, or to afford other income tax benefits, complies with the requirements of the applicable provisions of the Code or other laws, rules and regulations required to provide such income tax benefits. No prohibited transactions (as defined in Section 406 or 407 of ERISA or Section 4975 of the Code) have occurred for which a statutory exemption is not available with respect to any KCPL Benefit Plan, and which could give rise to liability on the part of KCPL, any KCPL Benefit Plan, or any fiduciary, party in interest or disqualified person with respect thereto that would be material to KCPL or would be material to KCPL if it were KCPL's liability.

    (d) LIABILITIES. With respect to the KCPL Benefit Plans, individually and in the aggregate, no event has occurred, and, to the knowledge of KCPL, there does not now exist any condition or set of circumstances, that could subject KCPL or any of the KCPL Subsidiaries to any material liability arising under the Code, ERISA or any other applicable law (including, without limitation, any liability to any such plan or the Pension Benefit Guaranty Corporation (the "PBGC")), or under any indemnity agreement to which KCPL or any of the KCPL Subsidiaries is a party, excluding liability for benefit claims and funding obligations payable in the ordinary course.

    (e) WELFARE PLANS. None of the KCPL Benefit Plans that are "welfare plans," within the meaning of Section 3(1) of ERISA, provide for any benefits with respect to current or former employees for periods extending beyond their retirement or other termination of service, other than continuation coverage required to be provided under Section 4980B of the Code or Part 6 of Title I of ERISA.

    (f) PAYMENTS RESULTING FROM THE KCPL MERGER OR KGE MERGER. The consummation or announcement of any transaction contemplated by this Agreement will not (either alone or upon the occurrence of any additional or further acts or events, including, without limitation, the termination of employment of any officers, directors, employees or agents of KCPL or any of the KCPL Subsidiaries) result in any (i) payment (whether of severance pay or otherwise) becoming due from KCPL or any of the KCPL Subsidiaries to any officer, employee, former employee or director thereof or to the trustee under any "rabbi trust" or similar arrangement, or (ii) benefit under any KCPL Benefit Plan becoming accelerated, vested or payable.

    (g) LABOR AGREEMENTS. As of the date hereof, neither KCPL nor any of the KCPL Subsidiaries is a party to any collective bargaining agreement or other labor agreement with any union or labor organization.

  To the knowledge of KCPL, as of the date hereof, there is no current union representation question involving employees of KCPL or any of the KCPL Subsidiaries, nor does KCPL know of any activity or proceeding of any labor organization (or representative thereof) or employee group to organize any such employees. Except as disclosed in the KCPL SEC Reports filed prior to the date hereof or except to the extent such would not have a KCPL Material Adverse Effect, (i) there is no unfair labor practice, employment discrimination or other material complaint against KCPL, or any of the KCPL Subsidiaries pending, or to the knowledge of KCPL, threatened, (ii) there is no strike, lockout or material dispute, slowdown or work stoppage pending or, to the knowledge of KCPL, threatened against or involving KCPL, and (iii) there is no proceeding, claim, suit, action or governmental investigation pending or, to the knowledge of KCPL, threatened in respect of which any director, officer, employee or agent of KCPL or any of the KCPL Subsidiaries is or may be entitled to claim indemnification from KCPL, or such KCPL Subsidiary pursuant to their respective articles of incorporation or by-laws or as provided in any indemnification agreements between such persons and KCPL or any KCPL Subsidiary.

  Section 6.11  Environmental Protection.

  (a) Except as set forth in Section 6.11 of the KCPL Disclosure Schedule or in the KCPL SEC Reports filed prior to the date hereof:

    (i) COMPLIANCE. KCPL and each of the KCPL Subsidiaries are in compliance with all applicable Environmental Laws (as defined in Section 6.11(b)(ii)) and neither KCPL nor any of the KCPL Subsidiaries has received any communication (written or oral), from any person or Governmental Authority that alleges that KCPL or any of the KCPL Subsidiaries is not in such compliance with applicable Environmental Laws except in each foregoing case where the failure to so comply would not have a KCPL Material Adverse Effect. To the knowledge of KCPL, compliance with all applicable Environmental Laws, will not require KCPL or any KCPL Subsidiary to incur costs that will be reasonably likely to result in a KCPL Material Adverse Effect.

    (ii) ENVIRONMENTAL PERMITS. KCPL and each of the KCPL Subsidiaries has obtained or has applied for all environmental, health and safety permits and governmental authorizations (collectively, the "Environmental Permits") necessary for the construction of their facilities or the conduct of their operations except where the failure to so obtain would not have a KCPL Material Adverse Effect, and all such Environmental Permits are in good standing or, where applicable, a renewal application has been timely filed and is pending agency approval, and KCPL and each of the KCPL Subsidiaries is in material compliance with all terms and conditions of the Environmental Permits.

    (iii) ENVIRONMENTAL CLAIMS. There is no Environmental Claim (as defined in Section 6.11(b)(i)) which would have a KCPL Material Adverse Effect pending (A) against KCPL or any of the KCPL Subsidiaries, (B) to the knowledge of KCPL, against any person or entity whose liability for any Environmental Claim KCPL or any of the KCPL Subsidiaries has or may have retained or assumed either contractually or by operation of law, or (C) against any real or personal property or operations which KCPL or any of the KCPL Subsidiaries owns, leases or manages, in whole or in part.

    (iv) RELEASES. KCPL has no knowledge of any Releases (as defined in Section 6.11(b)(iv)) of any Hazardous Material (as defined in Section 6.11(b)(iii)) that would be reasonably likely to form the basis of any Environmental Claim against KCPL or any of the KCPL Subsidiaries or against any person or entity whose liability for any Environmental Claim KCPL or any of the KCPL Subsidiaries has or may have retained or assumed either contractually or by operation of law except for any Environmental Claim which would not have a KCPL Material Adverse Effect.

    (v) PREDECESSORS. KCPL has no knowledge, with respect to any predecessor of KCPL or any of the KCPL Subsidiaries of any Environmental Claim which would have a KCPL Material Adverse Effect pending or threatened, or of any Release of Hazardous Materials that would be reasonably likely to form the basis of any Environmental Claim which would have a KCPL Material Adverse Effect.

  (b) DEFINITIONS. As used in this Agreement:

    (i) "Environmental Claim" means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, liens, investigations, proceedings or notices of noncompliance or violation (written or oral) by any person or entity (including any Governmental Authority) alleging potential liability (including, without limitation, potential responsibility for or liability for enforcement, investigatory costs, cleanup costs, governmental response costs, removal costs, remedial costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on or resulting from (A) the presence, Release or threatened Release into the environment of any Hazardous Materials at any location, whether or not owned, operated, leased or managed by KCPL or any of the KCPL Subsidiaries (for purposes of this Section 6.11) or by Western Resources, KGE or any of the Western Resources Subsidiaries (for purposes of Section 7.11); or (B) circumstances forming the basis of any violation or alleged violation of any Environmental Law or
  (C) any and all claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the presence or Release of any Hazardous Materials.

    (ii) "Environmental Laws" means all federal, state and local laws, rules and regulations relating to pollution, the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or protection of human health as it relates to the environment including, without limitation, laws and regulations relating to Releases or threatened Releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

    (iii) "Hazardous Materials" means (A) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation and transformers or other equipment that contain dielectric fluid containing polychlorinated biphenyls ("PCBs"); (B) any chemicals, materials or substances which are now defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants," or words of similar import under any Environmental Law and (C) any other chemical, material, substance or waste, exposure to which is now prohibited, limited or regulated under any Environmental Law in a jurisdiction in which KCPL or any of the KCPL Subsidiaries operates (for purposes of this Section 6.11) or in which Western Resources, KGE or any of the Western Resources Subsidiaries operates (for purposes of Section 7.11).

    (iv) "Release" means any release, spill, emission, leaking, injection, deposit, disposal, discharge, dispersal, leaching or migration into the atmosphere, soil, surface water, groundwater or property.

  Section 6.12 Regulation as a Utility. KCPL is regulated as a public utility in the States of Kansas and Missouri and in no other state. Except as set forth in Section 6.12 of the KCPL Disclosure Schedule, neither KCPL nor any "subsidiary company" or "affiliate" (as each such term is defined in the 1935
Act) of KCPL is subject to regulation as a public utility or public service company (or similar designation) by any other state in the United States or any foreign country.

  Section 6.13 Vote Required. Provided that the KCPL Preferred Stock has been redeemed pursuant to Section 2.4(c), the affirmative vote of two-thirds of the shares of KCPL Common Stock outstanding on the record date for the meeting at which such vote is taken is the only vote of the holders of any class or series of the capital stock of KCPL or any of its Subsidiaries that is required to approve this Agreement, the KCPL Merger, and (except for the KGE Merger, the Asset Contribution and the Stock Contribution) the other transactions contemplated hereby ("KCPL Shareholders' Approval").

  Section 6.14 Article Twelfth of KCPL's Restated Articles of
Consolidation. The provisions of Article Twelfth of KCPL's Restated Articles of Consolidation will not, prior to the termination of this Agreement, assuming the accuracy of the representation contained in Section 7.17 (without giving effect to the knowledge qualification thereof), apply to this Agreement, the Asset Contribution, the Stock Contribution, the KCPL Merger, the KGE Merger or to the other transactions contemplated hereby.

  Section 6.15 Opinion of Financial Advisor. KCPL has received the opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch"), dated as of the date hereof, to the effect that, as of the date thereof, the consideration to be received by the holders of KCPL Common Stock (other than Western Resources and its Affiliates (as defined in Section 6.17)) in the KCPL Merger and the Western Resources Stock Distribution, taken as a whole, is fair to such holders from a financial point of view to the holders of KCPL Common Stock.

  Section 6.16 Insurance. KCPL and each of the KCPL Subsidiaries is, and has been continuously since January 1, 1994, insured with financially responsible insurers in such amounts and against such risks and losses as are customary in all material respects for companies conducting the business as conducted by KCPL and the KCPL Subsidiaries during such time period. Except as set forth in
Section 6.16 of the KCPL Disclosure Schedule, neither KCPL nor any of the KCPL Subsidiaries has received any notice of cancellation or termination with respect to any material insurance policy of KCPL or any of the KCPL Subsidiaries. The insurance policies of KCPL and each of the KCPL Subsidiaries are valid and enforceable policies in all material respects.

  Section 6.17 KCPL not a Related Person. As of the date hereof, none of KCPL or, to KCPL's reasonable knowledge, any of its Affiliates (as defined below), is an "Interested Shareholder" as such term is defined in Article XI of the Restated Articles of Incorporation of Western Resources (the "Western Resources Articles"). As used in this Agreement, the term "Affiliate," except where otherwise defined herein, shall mean, as to any person, any other person which directly or indirectly controls, or is under common control with, or is controlled by, such person. As used in this definition, "Control" (including, with its correlative meanings, "Controlled By" and "Under Common Control With") shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

  Section 6.18 Takeover Statutes. No "fair price," "moratorium," "control share acquisition" or other similar anti-takeover statute or regulation (including Sections 351.407 and 351.459 of the MGBCL or Article Twelfth of KCPL's Restated Articles of Consolidation) is, or at the KCPL Effective Time or the KGE Effective Time will be, applicable to KCPL, Western Resources, KGE, New KC, the KCPL Common Stock, the Asset Contribution, the Stock Contribution, the KCPL Merger, the KGE Merger or the other transactions contemplated by this Agreement.

  Section 6.19 Termination of UtiliCorp Agreement. KCPL (i) has taken all corporate action necessary to terminate the UtiliCorp Agreement pursuant to the provisions of Section 9.1(d) thereof and except for provisions which survived the termination thereof, including the payment of any fees due to UtiliCorp thereunder, (ii) has no further obligation under the UtiliCorp Agreement or any other agreements executed in connection with any proposed transaction involving KCPL and UtiliCorp, other than continuing obligations under the Confidentiality Agreement, dated as of November 28, 1995 (the "UtiliCorp Confidentiality Agreement"), between KCPL and UtiliCorp. The aggregate amount of all fees and expenses paid or payable by KCPL to UtiliCorp as a result of such termination, whether pursuant to Section 9.2 of the UtiliCorp Agreement or otherwise, shall not exceed $58 million. At all times KCPL has fully complied in all respects with each of its obligations under the UtiliCorp Agreement, including without limitation Sections 7.11 and 9.1 thereof. Until the KGE Effective Time, Western Resources shall not be bound by or subject to, in any respect, directly or indirectly, any agreement between KCPL and UtiliCorp, including without limitation the UtiliCorp Agreement and the UtiliCorp Confidentiality Agreement.

                                  ARTICLE VII

                       Representations and Warranties of
                       Western Resources, KGE and New KC

  Each of Western Resources, KGE and New KC makes the following representations and warranties to KCPL:

  Section 7.1 Organization and Qualification. Each of Western Resources, KGE and New KC and each of the Western Resources Subsidiaries (as defined below) is a corporation or other entity duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, and except for New KC which has not engaged in any business or activity other than as contemplated by this Agreement to effect the transactions contemplated hereby, each has all requisite power and authority, and has been duly authorized by all necessary approvals and orders to own, lease and operate its assets and properties to the extent owned, leased and operated and to carry on its business as it is now being conducted and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its assets and properties makes such qualification necessary other than in such jurisdictions where the failure so to qualify would not have a Western Resources Material Adverse Effect (as defined in Section 7.6). As used in this Agreement, the term "Western Resources Subsidiary" shall mean a Subsidiary of Western Resources in which Western Resources' equity investment exceeds $25 million.

  Section 7.2 Subsidiaries. Section 7.2 of the schedule delivered by Western Resources to KCPL on the date hereof (the "Western Resources Disclosure Schedule") sets forth a list as of the date hereof of all the Western Resources Subsidiaries. KGE is a Western Resources Subsidiary. Except as set forth in Section 7.2 of the Western Resources Disclosure Schedule, all of the issued and outstanding shares of capital stock of each Western Resources Subsidiary and New KC are validly issued, fully paid, nonassessable and free of preemptive rights, and are owned, directly or indirectly, by Western Resources free and clear of any liens, claims, encumbrances, security interests, charges and options of any nature whatsoever, and there are no outstanding subscriptions, options, calls, contracts, voting trusts, proxies or other commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement, obligating any such Western Resources Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of its capital stock or obligating it to grant, extend or enter into any such agreement or commitment.

  Section 7.3 Capitalization. As of the date hereof, the authorized capital stock of Western Resources consists of (i) 85,000,000 shares of Western Resources Common Stock, par value $5.00 per share, (ii) 600,000 shares of Preferred Stock par value $100.00 per share (the "Western Resources $100 Preferred") and 6,000,000 shares of Preferred Stock without par value (the "Western Resources No Par Preferred"), and (iii) 4,000,000 shares of Preference Stock, without par value (the "Western Resources Preference Stock" and, together with the Western Resources $100 Preferred and the Western Resources No-Par Preferred, the "Western Resources Preferred Stock"). At the close of business on March 17, 1998, (i) 64,773,828 shares of Western Resources Common Stock were issued and outstanding, (ii) no shares of Western Resources Common Stock were held by Western Resources in its treasury or by its wholly owned Subsidiaries, (iii) 138,576 shares of 4 1/2% Series Preferred Stock, par value $100 per share (the "4 1/2% Western Resources $100 Preferred"), 60,000 shares of 4 1/4% Series Preferred Stock, par value $100 per share (the "4 1/4% Western Resources $100 Preferred"), 50,000 shares of 5% Series Preferred Stock, par value $100 per share (the "5% Western Resources $100 Preferred"), and no shares of Western Resources No-Par Preferred Stock were issued and outstanding, and of such issued shares, none were held by Western Resources in its treasury or by its wholly owned Subsidiaries, (iv) 500,000 shares of 7.58% Series Preference Stock were issued and outstanding, and of such issued shares, none were held by Western Resources in its treasury or by its wholly owned Subsidiaries, (v) $220,000,000 of Company-Obligated Manditorily Redeemable Preferred Securities of a subsidiary trust holding solely Western Resources Subordinated Debentures and (vi) no Voting Debt was issued or outstanding. As of the date hereof, the authorized capital stock of KGE consists of 1,000 shares of KGE Common Stock. As of the date hereof, 1,000 shares of KGE Common Stock were issued or outstanding, all of which were owned by Western Resources. As of the date hereof, the authorized capital stock of New KC consists of 500,000,000 shares of New KC Series A Common Stock, 300,000,000 shares of New KC Series B Common Stock, in each case without par value (collectively, the "New KC Common Stock"), and 50,000,000 shares of Preferred Stock, without par value. As of the date hereof and immediately prior to the KCPL Effective Time, 100 shares of New KC Series A Common Stock were issued and outstanding, all of which were owned by Western Resources. All outstanding shares of Western Resources Common Stock, New KC Common Stock, Western Resources Preferred Stock and KGE Common Stock are validly issued, fully paid and nonassessable and are not subject to preemptive rights and at the Closing, upon consummation of the KGE Merger and the KCPL Merger, all outstanding shares of

New KC Common Stock and the Western Resources Common Stock to be included in the Western Resources Stock Distribution will be validly issued, fully paid and nonassessable and not subject to any preemptive rights. As of the date hereof, except as disclosed in the Western Resources SEC Reports filed prior to the date hereof or as set forth in Section 7.3 of the Western Resources Disclosure Schedule or pursuant to this Agreement and the Western Resources Benefit Plans, there are no options, warrants, calls, rights, commitments or agreements of any character to which Western Resources, KGE, New KC or any Subsidiary of Western Resources or KGE is a party or by which any of them are bound obligating Western Resources, KGE, New KC or any Subsidiary of Western Resources or KGE to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or any Voting Debt securities of Western Resources, KGE, New KC or any Subsidiary of Western Resources or KGE or obligating Western Resources, KGE, New KC or any Subsidiary of Western Resources or KGE to grant, extend or enter into any such option, warrant, call, right, commitment or agreement.

  Section 7.4 Authority; Non-Contravention; Statutory Approvals; Compliance.

  (a) AUTHORITY. Each of Western Resources, New KC and KGE has all requisite power and authority to enter into this Agreement and, subject to the receipt of the applicable Western Resources Shareholders' Approval (as defined in Section 7.13) and the applicable Western Resources Required Statutory Approvals (as defined in Section 7.4(c)), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation by Western Resources, New KC and KGE of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Western Resources, KGE and New KC, subject to obtaining the applicable Western Resources Shareholders' Approval. This Agreement has been duly and validly executed and delivered by Western Resources, New KC and KGE and, assuming the due authorization, execution and delivery hereof by KCPL, constitutes the valid and binding obligation of Western Resources, New KC and KGE enforceable against each of them in accordance with the terms of this Agreement.

  (b) NON-CONTRAVENTION. Except as set forth in Section 7.4(b) of the Western Resources Disclosure Schedule, the execution and delivery of this Agreement by Western Resources, KGE and New KC do not, and the consummation of the transactions contemplated hereby will not, result in a Violation with respect to Western Resources, New KC, KGE or any of the Western Resources Subsidiaries pursuant to any provisions of (i) the certificate of incorporation, by-laws or similar governing documents of Western Resources, New KC, KGE or any of the Western Resources Subsidiaries, (ii) subject to obtaining the Western Resources Required Statutory Approvals and the receipt of the Western Resources Shareholders' Approval, any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any Governmental Authority applicable to Western Resources, New KC, KGE or any of the Western Resources Subsidiaries or any of their respective properties or assets or (iii) subject to obtaining the third-party consents set forth in
Section 7.4(b) of the Western Resources Disclosure Schedule (the "Western Resources Required Consents"), any material note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which Western Resources, KGE, New KC or any of the Western Resources Subsidiaries is a party or by which it or any of its properties or assets may be bound or affected, except in the case of clause (ii) or (iii) for any such Violation which would not have a Western Resources Material Adverse Effect.

  (c) STATUTORY APPROVALS. No declaration, filing or registration with, or notice to or authorization, consent or approval of, any Governmental Authority is necessary for the execution and delivery of this Agreement by Western Resources, New KC, KGE or the consummation by Western Resources, KGE and New KC of the transactions contemplated hereby except as described in Section 7.4(c) of the Western Resources Disclosure Schedule or the failure of which to obtain would not result in a Western Resources Material Adverse Effect (the "Western Resources Required Statutory Approvals," it being understood that references in this Agreement to "obtaining" such Western Resources Required Statutory Approvals shall mean making such declarations, filings or registrations; giving such notices; obtaining such authorizations, consents or approvals; and having such waiting periods expire as are necessary to avoid a violation of law).

  (d) COMPLIANCE. Except as set forth in Sections 7.4(d), 7.5, 7.9 and 7.11 of the Western Resources Disclosure Schedule or as disclosed in the Western Resources SEC Reports (as defined in Section 7.5) filed prior to the date hereof, none of Western Resources, KGE or any of the Western Resources Subsidiaries is in violation of, is, to the knowledge of Western Resources, under investigation with respect to any violation of, or has been given notice or been charged with any violation of, any law, statute, order, rule, regulation, ordinance or judgment (including, without limitation, any applicable environmental law, ordinance or regulation) of any Governmental Authority, except for possible violations which individually or in the aggregate would not have a Western Resources Material Adverse Effect. Except as disclosed in the Western Resources SEC Reports filed prior to the date hereof, or in Sections 7.7, 7.10 or 7.11 of the Western Resources Disclosure Schedule, Western Resources, KGE and the Western Resources Subsidiaries have all permits, licenses, franchises and other governmental authorizations, consents and approvals necessary to conduct their businesses as presently conducted which are material to the operation of the businesses of Western Resources and the Western Resources Subsidiaries. None of Western Resources, KGE or any of the Western Resources Subsidiaries is in breach or violation of or in default in the performance or observance of any term or provision of, and no event has occurred which, with lapse of time or action by a third party, could result in a default by Western Resources, KGE or any Western Resources Subsidiary under (i) its certificate of incorporation or by-laws or
(ii) any contract, commitment, agreement, indenture, mortgage, loan agreement, note, lease, bond, license, approval or other instrument to which it is a party or by which Western Resources or any Western Resources Subsidiary is bound or to which any of its property is subject, except for possible violations, breaches or defaults which individually or in the aggregate would not have a Western Resources Material Adverse Effect.

  Section 7.5 Reports and Financial Statements. Except as set forth in Section
7.5 of the Western Resources Disclosure Schedule, the filings required to be made by Western Resources, KGE and the Western Resources Subsidiaries since January 1, 1994 under the Securities Act, the Exchange Act, the 1935 Act, the Power Act, the Atomic Energy Act, and applicable state public utility laws and regulations have been filed with the SEC, the FERC, the NRC or the appropriate state public utilities commission, as the case may be, including all forms, statements, reports, agreements (oral or written) and all documents, exhibits, amendments and supplements appertaining thereto, and complied, as of their respective dates, in all material respects with all applicable requirements of the appropriate statutes and the rules and regulations thereunder, except for such filings the failure of which to have been made or to so comply would not result in a Western Resources Material Adverse Effect. "Western Resources SEC Reports" shall mean each report, schedule, registration statement and definitive proxy statement filed with the SEC by Western Resources and KGE pursuant to the requirements of the Securities Act or Exchange Act since January 1, 1994, as such documents have since the time of their filing been amended. As of their respective dates, the Western Resources SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim financial statements of Western Resources included in the Western Resources SEC Reports (collectively, the "Western Resources Financial Statements") have been prepared in accordance with GAAP (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present the financial position of Western Resources and KGE as of the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of the unaudited interim financial statements, to normal, recurring audit adjustments. True, accurate and complete copies of the Western Resources Articles, Western Resources' By-Laws, the articles of incorporation of KGE and the by-laws of KGE, as in effect on the date hereof, are included (or incorporated by reference) in the Western Resources SEC Reports.

  Section 7.6 Absence of Certain Changes or Events. Except as disclosed in
Section 7.6 of the Western Resources Disclosure Schedule and in the Western Resources SEC Reports filed prior to the date hereof, since December 31, 1996, Western Resources, KGE and each of the Western Resources Subsidiaries have conducted their business only in the ordinary course of business (except for acquisitions and dispositions) and there has not been any Western Resources Material Adverse Effect. For purposes of this Agreement, a "Western Resources Material Adverse Effect" shall mean the existence of any fact or condition which has or is reasonably likely to have a material adverse effect on the business, assets, financial condition, results of operations or prospects of Western Resources, KGE and the Western Resources Subsidiaries taken as a whole.

  Section 7.7 Litigation. Except as disclosed in the Western Resources SEC Reports filed prior to the date hereof or as disclosed in Section 7.7, 7.9,
7.10 or 7.11 of the Western Resources Disclosure Schedule, (a) there are no claims, suits, actions or proceedings by any court, governmental department, commission, agency, instrumentality or authority or any arbitrator, pending or, to the knowledge of Western Resources, threatened, nor are there, to the knowledge of Western Resources, any investigations or reviews by any court, governmental department, commission, agency, instrumentality or authority or any arbitrator pending or threatened against, relating to or affecting Western Resources, KGE, New KC or any of the Western Resources Subsidiaries which would have a Western Resources Material Adverse Effect, (b) there have not been any significant developments since December 31, 1996 with respect to such disclosed claims, suits, actions, proceedings, investigations or reviews that would have a Western Resources Material Adverse Effect and (c) there are no judgments, decrees, injunctions, rules or orders of any court, governmental department, commission, agency, instrumentality or authority or any arbitrator applicable to Western Resources, KGE, New KC or any of the Western Resources Subsidiaries, except for such that would not have a Western Resources Material Adverse Effect.

  Section 7.8 Registration Statement and Proxy Statement. None of the information supplied or to be supplied by or on behalf of Western Resources, New KC or KGE for inclusion or incorporation by reference in (a) the Registration Statement will, at the time the Registration Statement is filed by Western Resources and New KC with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (b) the Proxy Statement will, at the dates mailed to shareholders and at the times of the meetings of shareholders to be held in connection with the KCPL Merger and the KGE Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement and the Proxy Statement will comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder.

  Section 7.9 Tax Matters. Except as set forth in Section 7.9 of the Western Resources Disclosure Schedule and except as would not result in a Western Resources Material Adverse Effect:

    (a) FILING OF TIMELY TAX RETURNS. Western Resources, KGE and each of the Western Resources Subsidiaries have filed (or there has been filed on its behalf) all Tax Returns required to be filed by each of them under applicable law. All such Tax Returns were and are in all material respects true, complete and correct and filed on a timely basis.

    (b) PAYMENT OF TAXES. Western Resources, KGE and each of the Western Resources Subsidiaries have, within the time and in the manner prescribed by law, paid all Taxes that are currently due and payable, except for those contested in good faith and for which adequate reserves have been taken.

    (c) TAX RESERVES. Western Resources, KGE and each of the Western Resources Subsidiaries have established on their books and records reserves adequate to pay all Taxes and reserves for deferred income taxes in accordance with GAAP.

    (d) TAX LIENS. There are no Tax liens upon the assets of Western Resources, KGE or any of the Western Resources Subsidiaries except liens for Taxes not yet due.

    (e) WITHHOLDING TAXES. Western Resources, KGE and each of the Western Resources Subsidiaries have complied in all material respects with the provisions of the Code relating to the withholding of Taxes, as well as similar provisions under any other laws, and have, within the time and in the manner prescribed by law, withheld and paid over to the proper governmental authorities all amounts required.

    (f) AUDIT, ADMINISTRATIVE AND COURT PROCEEDINGS. No audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes or Tax Returns of Western Resources, KGE or any of the Western Resources Subsidiaries.

    (g) TAX RULINGS. None of Western Resources, KGE or any of the Western Resources Subsidiaries has received a Tax Ruling or entered into a Closing Agreement with any taxing authority.

    (h) TAX SHARING AGREEMENTS. Except as between affiliates of Western Resources as set forth in Sections 7.1 and 7.2 of the Western Resources Disclosure Schedule, none of Western Resources, KGE or any Western Resources Subsidiary is a party to any agreement relating to allocating or sharing of Taxes.

    (i) CODE SECTION 280G. Except for the Western Resources Benefit Plans, none of Western Resources, KGE or any of the Western Resources Subsidiaries is a party to any agreement, contract or arrangement that could result in the payment of any "excess parachute payments" within the meaning of
  Section 280G of the Code or any amount that would be non-deductible pursuant to Section 162(m) of the Code.

    (j) LIABILITY FOR OTHERS. None of Western Resources, KGE or any of the Western Resources Subsidiaries has any liability for Taxes of any person other than Western Resources, KGE and the Western Resources Subsidiaries
  (i) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), (ii) by contract, or (iii) otherwise.

    (k) SECTION 341(F). None of Western Resources, KGE or any of the Western Resources Subsidiaries has, with regard to any assets or property held or acquired by any of them, filed a consent to the application of Section 341(f)(2) of the Code, or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by Western Resources, KGE or any of the Western Resources Subsidiaries.

  Section 7.10 Employee Matters; ERISA. Except as set forth in Section 7.10 of the Western Resources Disclosure Schedule:

    (a) BENEFIT PLANS. Section 7.10(a) of the Western Resources Disclosure Schedule contains a true and complete list as of the date hereof of each written or oral material employee benefit plan, policy or agreement covering employees, former employees or directors of Western Resources, KGE and each of the Western Resources Subsidiaries or their beneficiaries, or providing benefits to such persons in respect of services provided to any such entity, including, but not limited to, any employee benefit plans within the meaning of Section 3(3) of ERISA and any severance or change in control agreement (collectively, the "Western Resources Benefit Plans").

    (b) CONTRIBUTIONS. All material contributions and other payments required to be made by Western Resources, KGE or any of the Western Resources Subsidiaries to any Western Resources Benefit Plan (or to any person pursuant to the terms thereof) have been made or the amount of such payment or contribution obligation has been reflected in the Western Resources Financial Statements (other than those related to Protection One, Inc.).

    (c) QUALIFICATION; COMPLIANCE. Each of the Western Resources Benefit Plans intended to be "qualified" within the meaning of Section 401(a) of the Code has been determined by the IRS to be so qualified, or to the knowledge of Western Resources, no circumstances exist that are reasonably expected by Western Resources to result in the revocation of any such determination or prevent any such plans from being qualified. Western Resources is in compliance in all material respects with, and each of the Western Resources Benefit Plans is and has been operated in all material respects in compliance with, all applicable laws, rules and regulations governing such plan, including, without limitation, ERISA and the Code. Each Western Resources Benefit Plan intended to provide for the deferral of income, the reduction of salary or other compensation, or to afford other income tax benefits, complies with the requirements of the applicable provisions of the Code or other laws, rules and regulations required to provide such income tax benefits. No prohibited transactions (as defined in Section 406 or 407 of ERISA or Section 4975 of the Code) have occurred for which a statutory exemption is not available with respect to any Western Resources Benefit Plan, and which could give rise to liability on the part of Western Resources, KGE, any Western Resources Benefit Plan, or any fiduciary, party in interest or disqualified person with respect thereto that would be material to Western Resources, KGE or would be material to Western Resources or KGE if it were Western Resources' or KGE's liability.

    (d) LIABILITIES. With respect to the Western Resources Benefit Plans, individually and in the aggregate, no event has occurred, and, to the knowledge of Western Resources, there does not now exist any condition or set of circumstances, that could subject Western Resources, KGE or any of the Western Resources Subsidiaries to any material liability arising under the Code, ERISA or any other applicable law (including, without limitation, any liability to any such plan or the PBGC), or under any indemnity agreement to which Western Resources, KGE or any of the Western Resources Subsidiaries is a party, excluding liability for benefit claims and funding obligations payable in the ordinary course.

    (e) PAYMENTS RESULTING FROM THE KCPL MERGER OR KGE MERGER. Except as disclosed in the Western Resources SEC Reports filed prior to the date hereof, the consummation or announcement of any transaction contemplated by this Agreement will not (either alone or upon the occurrence of any additional or further acts or events, including, without limitation, the termination of employment of officers, directors, employees or agents of Western Resources, KGE or any of the Western Resources Subsidiaries) result in any (i) payment (whether of severance pay or otherwise) becoming due from Western Resources, KGE or any of the Western Resources Subsidiaries to any officer, employee, former employee or director thereof or to the trustee under any "rabbi trust" or similar arrangement, or (ii) benefit under any Western Resources Benefit Plan becoming accelerated, vested or payable.

    (f) LABOR AGREEMENTS. As of the date hereof, (i) none of Western Resources, KGE or any of the Western Resources Subsidiaries is a party to any collective bargaining agreement or other labor agreement with any union or labor organization and (ii) to the knowledge of Western Resources, there is no current union representation question involving employees of Western Resources, KGE or any of the Western Resources Subsidiaries, nor does Western Resources know of any activity or proceeding of any labor organization (or representative thereof) or employee group to organize any such employees. Except as disclosed in the Western Resources SEC Reports filed prior to the date hereof or except to the extent such would not have a Western Resources Material Adverse Effect, (i) there is no unfair labor practice, employment discrimination or other material complaint against Western Resources, KGE or any of the Western Resources Subsidiaries pending, or to the knowledge of Western Resources, threatened, (ii) there is no strike, lockout or material dispute, slowdown or work stoppage pending or, to the knowledge of Western Resources, threatened against or involving Western Resources or KGE, and (iii) there is no proceeding, claim, suit, action or governmental investigation pending or, to the knowledge of Western Resources, threatened in respect of which any director, officer, employee or agent of Western Resources, KGE or any of the Western Resources Subsidiaries is or may be entitled to claim indemnification from Western Resources or such Western Resources Subsidiary pursuant to their respective articles of incorporation or by-laws or as provided in any indemnification agreements between such persons and Western Resources, KGE or any Western Resources Subsidiary.

  Section 7.11 Environmental Protection.

  (a) Except as set forth in the Western Resources SEC Reports filed prior to the date hereof or in Section 7.11 of the Western Resources Disclosure
Schedule:

    (i) COMPLIANCE. Western Resources, KGE and each of the Western Resources Subsidiaries is in compliance with all applicable Environmental Laws and none of Western Resources, KGE or any of the Western Resources Subsidiaries has received any communication (written or oral) from any person or Governmental Authority that alleges that Western Resources, KGE or any of the Western Resources Subsidiaries is not in such compliance with applicable Environmental Laws, except in each foregoing case where the failure to so comply would not have a Western Resources Material Adverse Effect. To the knowledge of Western Resources, compliance with all applicable Environmental Laws will not require Western Resources, KGE or any Western Resources Subsidiary to incur costs that will be reasonably likely to result in a Western Resources Material Adverse Effect.

    (ii) ENVIRONMENTAL PERMITS. Western Resources, KGE and each of the Western Resources Subsidiaries has obtained or has applied for all the Environmental Permits necessary for the construction of their facilities or the conduct of their operations, except where the failure to so obtain would not have a

  Western Resources Material Adverse Effect, and all such Environmental Permits are in good standing or, where applicable, a renewal application has been timely filed and is pending agency approval, and Western Resources, KGE and each of the Western Resources Subsidiaries are in material compliance with all terms and conditions of the Environmental Permits.

    (iii) ENVIRONMENTAL CLAIMS. There is no Environmental Claim which would have a Western Resources Material Adverse Effect pending (A) against Western Resources, KGE or any of the Western Resources Subsidiaries (B) to the knowledge of Western Resources, against any person or entity whose liability for any Environmental Claim Western Resources, KGE or any of the Western Resources Subsidiaries has or may have retained or assumed either contractually or by operation of law, or (C) against any real or personal property or operations which Western Resources, KGE or any of the Western Resources Subsidiaries owns, leases or manages, in whole or in part.

    (iv) RELEASES. Western Resources has no knowledge of any Releases of any Hazardous Material that would be reasonably likely to form the basis of any Environmental Claim against Western Resources, KGE or any of the Western Resources Subsidiaries or against any person or entity whose liability for any Environmental Claim Western Resources, KGE or any of the Western Resources Subsidiaries has or may have retained or assumed either contractually or by operation of law except for any Environmental Claim which would not have a Western Resources Material Adverse Effect.

    (v) PREDECESSORS. Western Resources has no knowledge, with respect to any predecessor of Western Resources, KGE or any of the Western Resources Subsidiaries, of any Environmental Claim which would have a Western Resources Material Adverse Effect pending or threatened, or of any Release of Hazardous Materials that would be reasonably likely to form the basis of any Environmental Claim which would have a Western Resources Material Adverse Effect.

  Section 7.12 Regulation as a Utility. As of the date hereof, (1) Western Resources and KGE are each regulated as a public utility in the State of Kansas and in no other state, and (2) Western Resources is an exempt Holding Company under the 1935 Act. Section 7.12 of the Western Resources Disclosure Schedule sets forth certain entities in which Western Resources has an ownership interest that may be subject to regulation as a public utility or public service company (or similar designation) in certain foreign countries.

  Section 7.13 Vote Required. (i) Provided that the Western Resources $100 Preferred has been redeemed pursuant to Section 9.19, the approval of this Agreement, the Asset Contribution, the Stock Contribution, and amendments to the Western Resources Articles, including, without limitation, increasing the number of shares of Western Resources Common Stock authorized, by a majority of the shares of Western Resources Common Stock outstanding on the record date for such vote is the only vote of the holders of any class or series of the capital stock of Western Resources or any of its Subsidiaries (other than KGE and New KC) required to approve this Agreement, the Asset Contribution, the Stock Contribution and the issuance of shares of Western Resources Common Stock to be contributed to KGE pursuant to the Stock Contribution and (ii) Western Resources, in its capacity as sole stockholder of New KC and KGE, has approved this Agreement, the Asset Contribution, the Stock Contribution and the KCPL Merger and KGE Merger, respectively, and the other transactions contemplated hereby (collectively, the "Western Resources Shareholders' Approval").

  Section 7.14 Article XI (Business Combination with Interested Shareholder) of Western Resources' Articles of Incorporation. The provisions of Article XI (business combination with interested shareholder) of the Western Resources Articles will not, prior to the termination of this Agreement, assuming the accuracy of the representation contained in Section 6.17 (without giving effect to the knowledge qualification thereof), apply to this Agreement, the Asset Contribution, the Stock Contribution, the KCPL Merger, the KGE Merger or to the transactions contemplated hereby.

  Section 7.15 Opinion of Financial Advisor. Western Resources has received the opinion of Salomon Smith Barney ("Salomon"), dated as of the date hereof, to the effect that, as of such date, the Aggregate Consideration is fair from a financial point of view to Western Resources.

  Section 7.16 Insurance. Except as set forth in Section 7.16 of the Western Resources Disclosure Schedule, Western Resources, KGE and each of the Western Resources Subsidiaries is, and has been continuously since January 1, 1994 (and, with respect to any Western Resources Subsidiary, if later than January 1, 1994, its date of acquisition by Western Resources), and New KC at the Closing will be, insured with financially responsible insurers in such amounts and against such risks and losses as are customary in all material respects for companies conducting the business as conducted by Western Resources, KGE and the Western Resources Subsidiaries during such time period and, as contemplated by this Agreement, the business to be conducted by New KC after the Closing. None of Western Resources, KGE or any of the Western Resources Subsidiaries has received any notice of cancellation or termination with respect to any material insurance policy of Western Resources, KGE or any of the Western Resources Subsidiaries or New KC. The insurance policies of Western Resources, KGE and each of the Western Resources Subsidiaries are, and the insurance policies of New KC at the Closing will be, valid and enforceable policies in all material respects.

  Section 7.17 Western Resources not an Interested Shareholder. As of the date hereof, none of Western Resources, KGE or, to its reasonable knowledge, any of its Affiliates is an "Interested Shareholder" as such term is defined in Article Twelfth of KCPL's Restated Articles of Consolidation.

  Section 7.18 Takeover Statutes. No "fair price," "moratorium," "control share acquisition" or other similar anti-takeover statute or regulation (including Sections 17-1286 et seq. and 17-12,100, et seq. of the KGCC or Article XVII of the Western Resources Articles) is, or at the KCPL Effective Time or the KGE Effective Time will be, applicable to KCPL, New KC, Western Resources, KGE, the New KC Common Stock, the KCPL Common Stock, the Asset Contribution, the Stock Contribution, the KCPL Merger, the KGE Merger or the other transactions contemplated by this Agreement.

  Section 7.19 No Prior Operations of New KC. New KC is a corporation formed solely for the purpose of effecting the transactions contemplated by this Agreement and prior to the date hereof New KC has not and prior to the Closing will not have engaged in any business or other activity other than as contemplated by this Agreement.

  Section 7.20 Title to Properties. (a) TITLE. Western Resources has good and sufficient title to all of the KPL Assets, including all of the properties and assets reflected in the KPL Balance Sheet and all properties and assets purchased or otherwise acquired since December 31, 1997. Such assets are sufficient to enable Western Resources to conduct the KPL Business as currently conducted without material interference, and, as of the date hereof, are free and clear of Liens other than Permitted Liens (in each case as defined below). Western Resources holds under valid lease agreements certain real and personal properties which constitute part of the KPL Assets or are reflected in the KPL Balance Sheet, and enjoys peaceful and undisturbed possession of such properties under such leases, other than any properties as to which such leases will have terminated in the ordinary course of business since the date of such filing. As of the date hereof, with respect to the KPL Business, neither Western Resources nor any of its predecessors has received any written notice of any adverse claim to the title to any properties owned by them or with respect to any lease under which any properties are held by them, other than any claims that, individually or in the aggregate, would not have a material adverse effect on the KPL Business. For the purposes of this
Section 7.20, the term "Lien" shall mean any mortgage, pledge, security interest, encumbrance, lien, claim, condition, equity interest, option, right of first refusal, charge or restriction of any kind (including any agreement to give any of the foregoing), any conditional sale or other title retention agreement, any lease in the nature thereof or the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction. For purposes of this Section 7.20, the term "Permitted Liens" shall mean (i) Liens for taxes and assessments, general and special, not yet due and payable, and (ii) Liens, encumbrances and other defects existing on the properties on the date hereof or which arise in the ordinary course of the KPL Business or which, individually or in the aggregate, do not and will not materially interfere with or impair the continued ownership, possession, use or operation of the KPL Assets.

  (b) EASEMENTS. With respect to the KPL Business, Western Resources is not in violation of the terms of any Easement (as defined below) except any such violations that individually or in the aggregate, would not have a material adverse effect on the KPL Business. Except as would not have a material adverse effect on the KPL Business, all Easements in favor of the KPL Business are valid and enforceable and grant the rights purported to be granted thereby and all rights necessary thereunder for the operation of the KPL Business. For purposes of this Section 7.20, "Easements" shall mean all easements, rights-of-way, permits, licenses, franchises, leases, surface leases, prescriptive rights and ways of necessity, whether or not of record.

  Section 7.21 Condition of Assets. To the knowledge of Western Resources, except as would not have a material adverse effect on the KPL Business, the buildings, plants, structures, and equipment of Western Resources relating to the KPL Business are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, or equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost.

  Section 7.22 Accounts Receivable. All Accounts Receivable (as defined below) with respect to the KPL Business, represent or will represent, as of the Closing, obligations arising from sales actually made or services actually performed in the ordinary course of business of Western Resources with respect to the KPL Business, subject to customary provisions for uncollectible accounts. To the knowledge of Western Resources, there is no contest, claim or right of set-off, under any contract or with any obligor of an Account Receivable relating to the KPL Business relating to the amount or validity of such Account Receivable which would have a material adverse effect on the KPL Business. For purposes of this Section 7.22, "Accounts Receivable" shall mean the accounts and other receivables, including unbilled revenues, of Western Resources to the extent arising primarily out of the KPL Business.

                                 ARTICLE VIII

                  Conduct of Business Pending the KGE Merger

  Section 8.1 Covenants of KCPL. KCPL agrees, as to itself and as to each of its Subsidiaries, that after the date hereof and prior to the KGE Effective Time or earlier termination of this Agreement, (i) except as expressly contemplated or permitted in this Agreement, (ii) except as Western Resources may otherwise agree in writing (which decision regarding agreement shall be made as soon as reasonably practicable), (iii) except as otherwise provided in the business plan of KCPL in the form previously disclosed to Western Resources and attached hereto as Section 8.1 of the KCPL Disclosure Schedule (the "KCPL Business Plan"); provided, however, that for purposes of the preceding clause (iii) KCPL shall obtain Western Resources' written agreement (which decision regarding agreement shall be made as soon as reasonably practicable) prior to making or committing to make any acquisitions or capital expenditures or incurring or committing to incur any indebtedness, including guarantees but not including the cost of routine regulated utility capital expenditures (such acquisitions, capital expenditures and indebtedness, collectively, "Investments") subsequent to the time when the aggregate value of the Investments made or committed to be made by KCPL as permitted by this
Section 8.1 exceeds in the aggregate $150,000,000 during the period January 1, 1997 through December 31, 1997 and which aggregate limits for each subsequent six-month period commencing January 1, 1998 through the Closing shall be $75,000,000 ($25,000,000 of which during each such six-month period may be expended or committed on items not included in the KCPL Business Plan), it being agreed that to the extent any such $150,000,000 or $75,000,000 aggregate amount is not made, committed or incurred during such one-year or any such six-month period, as the case may be, such amount or amounts shall be added to, and cumulated with, the amount or amounts available during subsequent time periods until the Closing (such aggregate limits to exclude the cost of routine regulated utility capital expenditures); and provided further that, KCPL shall be permitted to use the proceeds obtained from any disposition of assets for Investments in accordance with the KCPL Business Plan; provided, further, however, that KCPL shall confer on a regular and frequent basis with representatives of Western Resources in the course of KCPL's implementation of the KCPL Business Plan and any expenditures referred to in this Section 8.1:

    (a) ORDINARY COURSE OF BUSINESS. KCPL shall, and shall cause its respective Subsidiaries to, carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and use all commercially reasonable efforts to preserve intact their present business organizations and goodwill, preserve the goodwill and relationships with customers, suppliers and others having business dealings with them and, subject to prudent management of work force needs and ongoing programs currently in force, keep available the services of their present officers and employees, provided, however, that nothing shall prohibit KCPL or any of its Subsidiaries from transferring operations to KCPL or any of its wholly owned Subsidiaries. KCPL shall not, nor shall KCPL permit any of its Subsidiaries to, enter into a new line of business involving any material investment of assets or resources or any material exposure to liability or loss to KCPL and the KCPL Subsidiaries taken as a whole.

    (b) DIVIDENDS. KCPL shall not, nor shall it permit any of its Subsidiaries to, (i) declare or pay any dividends on or make other distributions in respect of any of their capital stock other than to KCPL or KCPL Subsidiaries and other than (A) dividends required to be paid on any KCPL Preferred Stock in accordance with the terms thereof and (B) regular quarterly dividends on KCPL Common Stock with usual record and payment dates not, during any period of any fiscal year, in excess (except to the extent consistent with good business judgment and KCPL's past dividend practice) of the quarterly dividend most recently declared on such stock as of the date hereof, (ii) split, combine or reclassify any of their capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of their capital stock or (iii) except as set forth in Section 8.1(b) of the KCPL Disclosure Schedule, redeem, repurchase or otherwise acquire any shares of their capital stock, other than (A) redemptions, purchases or acquisitions required by the terms of any series of KCPL Preferred Stock or
  (B) for the purpose of funding employee stock ownership plans in accordance with past practice. Notwithstanding the foregoing, KCPL may redeem the KCPL Preferred Stock pursuant to the provisions of Section 2.4(c).

    (c) ISSUANCE OF SECURITIES. Except as set forth in Section 8.1(c) of the KCPL Disclosure Schedule, since the Original Execution Date KCPL shall not, nor shall it permit any of its Subsidiaries to, issue, agree to issue, deliver, sell, award, pledge, dispose of or otherwise encumber or authorize or propose the issuance, delivery, sale, award, pledge, disposal or other encumbrance of, any shares of their capital stock of any class or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares or convertible or exchangeable securities, other than (i) intercompany issuances of capital stock and (ii) issuances in the ordinary course of business consistent with past practice of up to 2,000,000 shares of KCPL Common Stock during any fiscal year to be issued pursuant to employee benefit plans, stock option and other incentive compensation plans, director plans and stock purchase plans and dividend reinvestment plans existing prior to the date hereof and heretofore disclosed to Western Resources or pursuant to plans adopted after the date hereof which shall be reasonably acceptable to Western Resources. The parties shall promptly furnish to each other such information as may be reasonably requested including financial information and take such action as may be reasonably necessary and otherwise fully cooperate with each other in the preparation of any registration statement under the Securities Act and other documents necessary in connection with the issuance of securities as contemplated by this Section 8.1(c), subject to obtaining customary indemnities.

    (d) CHARTER DOCUMENTS. KCPL shall not amend or propose to amend its charter, by-laws or regulations, or similar organic documents, except as contemplated herein.

    (e) NO ACQUISITIONS. KCPL shall not, nor shall it permit any of its Subsidiaries to, acquire, or publicly propose to acquire, or agree to acquire, by merger or consolidation with, or by purchase or otherwise, an equity interest in or a substantial portion of the assets of, any business or any corporation, partnership, association or other business organization or division thereof, nor shall KCPL acquire or agree to acquire a material amount of assets other than in the ordinary course of business consistent with past practice.

    (f) CAPITAL EXPENDITURES. KCPL shall not, nor shall it permit any of its Subsidiaries to, make capital expenditures during any fiscal year in excess of the amount budgeted for capital expenditures for such fiscal year in the KCPL Business Plan.

    (g) NO DISPOSITIONS. Except as set forth in Section 8.1(g) of the KCPL Disclosure Schedule, KCPL shall not, nor shall it permit any of its Subsidiaries to, sell or dispose of any of their assets other than dispositions in the ordinary course of business consistent with past practice.

    (h) INDEBTEDNESS. KCPL shall not, nor shall it permit any of its Subsidiaries to, incur or guarantee any indebtedness (including any debt borrowed or guaranteed or otherwise assumed including, without limitation, the issuance of debt securities or warrants or rights to acquire debt) or enter into any "keep well" or other agreement to maintain any financial statement condition of another person or entity or enter into any arrangement having the economic effect of any of the foregoing other than
  (i) indebtedness or guarantees or "keep well" or other agreements in the ordinary course of business consistent with past practice (such as the issuance of commercial paper, the use of existing credit facilities or hedging activities), (ii) other indebtedness or "keep well" or other agreements not aggregating more than $250 million, (iii) arrangements between KCPL and its Subsidiaries or among its Subsidiaries, (iv) except as set forth in Section 8.1(h) of the KCPL Disclosure Schedule, (v) in connection with the refunding of existing indebtedness, (vi) in connection with the redemption of the KCPL Preferred Stock as set forth in Section 2.4(c), or (vii) as may be necessary in connection with acquisitions or capital expenditures provided for in the KCPL Business Plan. Notwithstanding anything contained herein to the contrary, the aggregate total indebtedness for borrowed money (including preferred stock) of KCPL and its Subsidiaries shall not exceed $1.4 billion at the KCPL Effective Time.

    (i) COMPENSATION, BENEFITS. Except as may be required by applicable law or as set forth in Section 8.1(i) of the KCPL Disclosure Schedule, KCPL shall not, nor shall it permit any of its Subsidiaries to, (i) enter into, adopt or amend or increase the amount or accelerate the payment or vesting of any benefit or amount payable under, any employee benefit plan or other contract, agreement, commitment, arrangement, plan, trust, fund or policy maintained by, contributed to or entered into by KCPL or any of its Subsidiaries or increase, or enter into any contract, agreement, commitment or arrangement to increase in any manner, the compensation or fringe benefits, or otherwise to extend, expand or enhance the engagement, employment or any related rights, of any director, officer or other employee of KCPL or any of its Subsidiaries, except for normal increases in the ordinary course of business consistent with past practice that, in the aggregate, do not result in a material increase in benefits or compensation expense to KCPL or any of its Subsidiaries; (ii) enter into or amend any employment, severance or special pay arrangement with respect to the termination of employment or other similar contract, agreement or arrangement with any director or officer or other employee other than in the ordinary course of business consistent with past practice; or (iii) deposit into any trust (including any "rabbi trust") amounts in respect of any employee benefit obligations or obligations to directors; provided that transfers into any trust, other than a rabbi or other trust with respect to any non-qualified deferred compensation, may be made in accordance with past practice.

    (j) 1935 ACT. KCPL shall not, nor shall KCPL permit any of its Subsidiaries to, except as required or contemplated by this Agreement, engage in any activities which would cause a change in KCPL's status, or that of its Subsidiaries, under the 1935 Act.

    (k) ACCOUNTING. KCPL shall not, nor shall it permit any of its Subsidiaries to, make any changes in its accounting methods, except as required by law, rule, regulation or GAAP.

    (l) AFFILIATE TRANSACTIONS. Except as set forth in Section 8.1(l) of the KCPL Disclosure Schedule, KCPL shall not, nor shall it permit any of its Subsidiaries to, enter into any material agreement or arrangement with any of their Affiliates (other than wholly owned Subsidiaries) on terms materially less favorable to such party than could be reasonably expected to have been obtained with an unaffiliated third-party on an arm's length basis.

    (m) COOPERATION, NOTIFICATION. KCPL shall (i) confer on a regular and frequent basis with one or more representatives of Western Resources to discuss, subject to applicable law, material operational matters and the general status of its ongoing operations, (ii) promptly notify Western Resources of any significant changes in its business, properties, assets, condition (financial or other), results of operations or prospects, and
  (iii) promptly provide Western Resources with copies of all filings made by KCPL or any of its Subsidiaries with any state or federal court, administrative agency, commission or other Governmental Authority in connection with this Agreement and the transactions contemplated hereby.

    (n) RATE MATTERS. Subject to applicable law, KCPL shall, and shall cause its Subsidiaries to, discuss with Western Resources any changes in its or its Subsidiaries' rates or the services it provides or charges (other than pass-through fuel and gas rates or charges), standards of service or accounting from those in effect on the date hereof and consult with Western Resources prior to making any filing (or any amendment thereto), or effecting any agreement, commitment, arrangement or consent with governmental regulators, whether written or oral, formal or informal, with respect thereto, and KCPL will not make any filing to change its rates or the services it provides on file with the FERC that would have a material adverse effect on the benefits associated with the business combination provided for herein.

    (o) THIRD-PARTY CONSENTS. KCPL shall, and shall cause its Subsidiaries to, use all commercially reasonable efforts to obtain all KCPL Required Consents. KCPL shall promptly notify Western Resources of any failure or prospective failure to obtain any such consents and, if requested by Western Resources, shall provide copies of all KCPL Required Consents obtained by KCPL to Western Resources.


    (p) NO BREACH, ETC. KCPL shall not, nor shall it permit any of its Subsidiaries to, willfully take any action that would or is reasonably likely to result in a material breach of any provision of this Agreement or in any of its representations and warranties set forth in this Agreement being untrue on and as of the Closing Date.

    (q) TAX-EXEMPT STATUS. KCPL shall not, nor shall it permit any of its Subsidiaries to, take any action that would likely jeopardize the qualification of KCPL's or Western Resources' outstanding revenue bonds which qualify on the date hereof under Section 142(a) of the Code as "exempt facility bonds" or as tax-exempt industrial development bonds under
  Section 103(b)(4) of the Internal Revenue Code of 1954, as amended, prior to the Tax Reform Act of 1986.

    (r) CONTRACTS. KCPL shall not, nor shall KCPL permit any Subsidiary of KCPL to, except in the ordinary course of business consistent with past practice, modify, amend, terminate, renew or fail to use reasonable business efforts to renew any material contract or agreement to which KCPL or any Subsidiary of KCPL is a party or waive, release or assign any material rights or claims.

    (s) INSURANCE. KCPL shall, and shall cause its Subsidiaries to, maintain with financially responsible insurance companies insurance in such amounts and against such risks and losses as are customary for companies engaged in the electric utility industry and employing methods of generating electric power and fuel sources similar to those methods employed and fuels used by KCPL or its Subsidiaries.

    (t) PERMITS. KCPL shall, and shall cause its Subsidiaries to, use reasonable efforts to maintain in effect all existing governmental permits which are material to the operations of KCPL or its Subsidiaries.

    (u) TAX MATTERS. KCPL shall not (i) make or rescind any material express or deemed election relating to taxes unless such election will have the effect of minimizing the tax liabilities of KCPL or any of its Subsidiaries, including elections for any and all joint ventures, partnerships, limited liability companies, working interests or other investments where KCPL has the capacity to make such binding elections,
  (ii) without the written consent of Western Resources, which consent will not be unreasonably withheld, settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to taxes unless such settlement or compromise results in (A) a change in taxable income or tax liability that will reverse in future periods and is therefore, by its nature, a timing difference or (B) a change in taxable income or tax liability that will not reverse in future periods and is therefore, by its nature, a permanent difference unless the tax liability resulting from the increase is less than $5 million, or (iii) change in any material respect any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of its federal income tax return for the taxable year ending December 31, 1996, except as may be required by applicable law or except for such changes that would reduce consolidated federal taxable income or alternative minimum taxable income.

    (v) DISCHARGE OF LIABILITIES. KCPL shall not, nor shall KCPL permit any of its Subsidiaries to, pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice (which includes the payment of final and unappealable judgments) or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of KCPL included in KCPL's reports filed with the SEC, or incurred in the ordinary course of business consistent with past practice.

  Section 8.2 Covenants of Western Resources, New KC and KGE. Western Resources agrees, as to itself, New KC and to each of its Subsidiaries, that after the date hereof and prior to the KGE Effective Time or earlier termination of this Agreement:

    (a) COOPERATION, NOTIFICATION. Western Resources shall (i) confer on a regular and frequent basis with one or more representatives of KCPL to discuss, subject to applicable law, material operational matters and the general status of its ongoing operations, (ii) promptly notify KCPL of any significant changes in its business, properties, assets, condition (financial or other), results of operations or prospects, and
  (iii) promptly provide KCPL with copies of all filings made by Western Resources or any of its Subsidiaries with any state or federal court, administrative agency, commission or other Governmental Authority in connection with this Agreement and the transactions contemplated hereby.

    (b) THIRD-PARTY CONSENTS. Western Resources shall, and shall cause its Subsidiaries and New KC to, use all commercially reasonable efforts to obtain all Western Resources Required Consents. Western Resources shall promptly notify KCPL of any failure or prospective failure to obtain any such consents and, if requested by KCPL, shall provide copies of all Western Resources Required Consents obtained by Western Resources to KCPL.

    (c) NO BREACH, ETC. Each of Western Resources, KGE and New KC shall not, nor shall they permit any of their respective Subsidiaries to, willfully take any action that would or is reasonably likely to result in a material breach of any provision of this Agreement or in any of its representations and warranties set forth in this Agreement being untrue on and as of the Closing Date.

    (d) NEW KC NOT TO ENGAGE IN OPERATIONS. Prior to the KCPL and KGE Effective Times, Western Resources shall not permit New KC to engage in any business or incur any liabilities or be a party to any contract or agreement, other than as contemplated by this Agreement or as specifically agreed to in writing by KCPL.

    (e) CASH FOR PAYMENT IN LIEU OF FRACTIONAL SHARES. New KC as of the KGE Effective Time will have sufficient cash available to pay for all fractional share interests of New KC Common Stock which would otherwise be issued pursuant to the KCPL Merger.

    (f) INSURANCE. Western Resources shall use reasonable efforts to obtain for New KC with financially responsible insurance companies insurance effective as of the Closing Date in such amounts and against such risks and losses as are customary for companies engaged in the electric utility industry and employing methods of generating electric power and fuel sources similar to those methods to be employed and fuels to be used by New KC.

                                  ARTICLE IX

                             Additional Agreements

  Section 9.1 Access to Information. Upon reasonable notice, each party shall, and shall cause its Subsidiaries to, afford to the officers, directors, employees, accountants, counsel, investment bankers, financial advisors and other representatives of the other parties (collectively, "Representatives") reasonable access, during normal business hours throughout the period prior to the KGE Effective Time, to all of its properties, books, contracts, commitments and records (including, but not limited to, Tax Returns) and, during such period, each party shall, and shall cause its Subsidiaries to, furnish promptly to the other (i) access to each report, schedule and other document filed or received by it or any of its Subsidiaries pursuant to the requirements of federal or state securities laws or filed with or sent to the SEC, the FERC, the NRC, the Department of Justice, the Federal Trade Commission, or any other federal or state regulatory agency or commission and
(ii) access to all information concerning themselves, their Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably requested by the other party in connection with any filings, applications or approvals required or contemplated by this Agreement or for any other reason related to the transactions contemplated by this Agreement. All documents and information supplied by one party to the other pursuant to this Section 9.1 shall be deemed to be "Evaluation Material" as defined in the Confidentiality Agreement, dated December 20, 1996, between KCPL and Western Resources, as it may be amended from time to time (the "Confidentiality Agreement"), and shall be kept confidential in accordance with the terms of such Agreement.

  Section 9.2 Joint Proxy Statement and Registration Statement.

  (a) PREPARATION AND FILING. The parties will prepare and file with the SEC as soon as reasonably practicable after the date hereof the Registration Statement and the Proxy Statement (together, the "Joint Proxy/Registration Statement"). The parties hereto shall each use reasonable efforts to (i) cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable after such filing and (ii) respond as promptly as practicable to any comments made by the SEC. Each party hereto shall also take such action as may be reasonably required to cause the shares of (i) Western Resources Common Stock issuable in connection with the Stock Contribution and the Western Resources Stock Distribution to be registered or to obtain an exemption from registration under applicable state "blue sky" or securities laws and (ii) New KC Common Stock issuable in connection with the KGE Merger and the KCPL Merger to be registered or to obtain an exemption from registration under applicable state "blue sky" or securities laws; provided, however, that no party shall be required to register or qualify as a foreign corporation or to take other action which would subject it to service of process in any jurisdiction where the Surviving Corporation will not be, following the KGE Merger, so subject. Each of the parties hereto shall furnish all information concerning itself which is required or customary for inclusion in the Joint Proxy/Registration Statement. The parties shall use reasonable efforts to cause the shares of (i) Western Resources Common Stock issuable in the Stock Contribution and the Western Resources Stock Distribution and (ii) New KC Common Stock issuable in the KCPL Merger and the KGE Merger, to be approved for listing on the NYSE upon official notice of issuance. The information provided by any party hereto for use in the Joint Proxy/Registration Statement shall be true and correct in all material respects without omission of any material fact which is required to make such information not false or misleading. No representation, covenant or agreement is made by any party hereto with respect to information supplied by any other party for inclusion in the Joint Proxy Statement/Registration Statement.

  (b) LETTER OF KCPL'S ACCOUNTANTS. KCPL shall use its best efforts to cause to be delivered to Western Resources letters of Coopers & Lybrand, dated a date within two business days before the date of the Joint Proxy/Registration Statement, and addressed to Western Resources, in form and substance reasonably satisfactory to Western Resources and customary in scope and substance for "cold comfort" letters delivered by independent public accountants in connection with registration statements on Form S-4.

  (c) LETTER OF WESTERN RESOURCES' ACCOUNTANTS. Western Resources shall use its best efforts to cause to be delivered to KCPL a letter of Arthur Andersen LLP, dated a date within two business days before the date of the Joint Proxy/Registration Statement, and addressed to KCPL, in form and substance reasonably satisfactory to KCPL and customary in scope and substance for "cold comfort" letters delivered by independent public accountants in connection with registration statements on Form S-4.

  (d) FAIRNESS OPINIONS. It shall be a condition to the mailing of the Joint Proxy/Registration Statement to the shareholders of KCPL and Western Resources that (i) KCPL shall have received an opinion from Merrill Lynch, dated the date of the Joint Proxy/Registration Statement, to the effect that, as of the date thereof, the consideration to be received by the holders of KCPL Common Stock (other than Western Resources and its Affiliates) in the KCPL Merger and the Western Resources Stock Distribution, taken as a whole, is fair to such holders from a financial point of view and (ii) Western Resources shall have received an opinion from Salomon, dated the date of the Joint Proxy/Registration Statement, to the effect that, as of the date thereof the Aggregate Consideration is fair from a financial point of view to Western Resources.

  Section 9.3 Regulatory Matters.

  (a) HSR FILINGS. Each party hereto shall file or cause to be filed with the Federal Trade Commission and the Department of Justice any notifications required to be filed by its respective "ultimate parent" company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the rules and regulations promulgated thereunder with respect to the transactions contemplated hereby. Such parties will use all commercially reasonable efforts to make such filings in a timely manner and to respond on a timely basis to any requests for additional information made by either of such agencies.

  (b) OTHER REGULATORY APPROVALS. Each party hereto shall cooperate and use its best efforts to promptly prepare and file all necessary documentation, to effect all necessary applications, notices, petitions, filings and other documents, and to use all commercially reasonable efforts to obtain all necessary permits, consents, approvals and authorizations of all Governmental Authorities necessary or advisable to obtain the KCPL Required Statutory Approvals and the Western Resources Required Statutory Approvals.

  Section 9.4 Shareholder Approval.

  (a) APPROVAL OF KCPL SHAREHOLDERS. Subject to the provisions of Section 9.4(c) and Section 9.4(d), KCPL shall, as soon as reasonably practicable after the date hereof (i) take all steps necessary to duly call, give notice of, convene and hold a meeting of its shareholders (the "KCPL Meeting") for the purpose of securing the KCPL Shareholders' Approval, (ii) distribute to its shareholders the Proxy Statement in accordance with applicable federal and state law and with its Restated Articles of Consolidation and by-laws, (iii) subject to the fiduciary duties of its Board of Directors, recommend to its shareholders the approval of the KCPL Merger, this Agreement and the transactions contemplated hereby, and (iv) cooperate and consult with Western Resources with respect to each of the foregoing matters.

  (b) APPROVAL OF WESTERN RESOURCES SHAREHOLDERS. Subject to the provisions of
Section 9.4(c) and Section 9.4(d), Western Resources shall, as soon as reasonably practicable after the date hereof (i) take all steps necessary to duly call, give notice of, convene and hold a meeting of its shareholders (the "Western Resources Meeting") for the purpose of securing the Western Resources Shareholders' Approval, (ii) distribute to its shareholders the Proxy Statement in accordance with applicable federal and state law and with the Western Resources Articles and the by-laws of Western Resources (the "Western Resources By-Laws"), (iii) subject to the fiduciary duties of its Board of Directors, recommend to its shareholders the approval of this Agreement and the transactions contemplated hereby, including without limitation the Asset Contribution, the Stock Contribution and the issuance of shares of Western Resources Common Stock to be contributed to KGE pursuant to the Stock Contribution, and (iv) cooperate and consult with KCPL with respect to each of the foregoing matters.

  (c) MEETING DATE. The Western Resources Meeting for the purpose of securing the Western Resources Shareholders' Approval and the KCPL Meeting for the purpose of securing the KCPL Shareholders' Approval shall be held as soon as practicable, or at such other time as KCPL and Western Resources shall mutually determine in writing.

  (d) FAIRNESS OPINIONS NOT WITHDRAWN. It shall be a condition to the obligation of KCPL to hold the KCPL Meeting that the opinion of Merrill Lynch, referred to in Section 9.2(d), shall not have been withdrawn, and it shall be a condition to the obligation of Western Resources to hold the Western Resources Meeting that the opinion of Salomon, referred to in Section 9.2(d), shall not have been withdrawn.

  Section 9.5 Directors' and Officers' Indemnification.

  (a) INDEMNIFICATION. To the extent, if any, not provided by an existing right of indemnification or other agreement or policy, from and after the KGE Effective Time, the Surviving Corporation shall, to the fullest extent permitted by applicable law, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the KGE Effective Time, an officer, director or employee of any of the parties hereto or their respective Subsidiaries (each an "Indemnified Party" and collectively, the "Indemnified Parties") against (i) all losses, expenses (including reasonable attorney's fees and expenses), claims, damages or liabilities or, subject to the proviso of the next succeeding sentence, amounts paid in settlement, arising out of actions or omissions occurring at or prior to the KGE Effective Time (and whether asserted or claimed prior to, at or after the KGE Effective Time) that are, in whole or in part, based on or arising out of the fact that such person is or was a director, officer or employee of such party (the "Indemnified Liabilities"), and (ii) all Indemnified Liabilities to the extent they are based on or arise out of or pertain to the transactions contemplated by this Agreement. In the event of any such loss, expense, claim, damage or liability (whether or not arising before the KGE Effective Time), (i) the Surviving Corporation shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to the Surviving Corporation, promptly after statements therefor are received and otherwise advance to such Indemnified Party upon request reimbursement of documented expenses reasonably incurred, in either case to the extent not prohibited by the KGCC, (ii) the Surviving Corporation will cooperate in the defense of any such matter and
(iii) any determination required to be made with respect to whether an Indemnified Party's conduct complies with the standards set forth under the KGCC and the certificate of incorporation or by-laws of the Surviving Corporation shall be made by independent counsel mutually acceptable to the Surviving Corporation and the Indemnified Party; provided, however, that the Surviving Corporation shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld). The Indemnified Parties as a group may retain only one law firm with respect to each related matter except to the extent there is, in the opinion of counsel to an Indemnified Party, under applicable standards of professional conduct, a conflict on any significant issue between positions of such Indemnified Party and any other Indemnified Party or Indemnified Parties.

  (b) INSURANCE. For a period of six years after the KGE Effective Time, the Surviving Corporation shall cause to be maintained in effect policies of directors and officers' liability insurance maintained by KCPL and Western Resources for the benefit of those persons who are currently covered by such policies on terms no less favorable than the terms of such current insurance coverage; provided, however, that the Surviving Corporation shall not be required to expend in any year an amount in excess of 150% of the annual aggregate premiums currently paid by KCPL and Western Resources for such insurance; and provided, further, that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall be obligated to obtain a policy with the best coverage available, in the reasonable judgment of the Board of Directors of the Surviving Corporation, for a cost not exceeding such amount.

  (c) SUCCESSORS. In the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person or entity, then and in either such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation shall assume the obligations set forth in this Section 9.5.

  (d) SURVIVAL OF INDEMNIFICATION. To the fullest extent permitted by law, from and after the KGE Effective Time, all rights to indemnification as of the date hereof in favor of the employees, agents, directors and officers of KCPL, New KC, Western Resources and KGE and their respective Subsidiaries with respect to their activities as such prior to the KGE Effective Time, as provided in their respective articles of incorporation and by-laws in effect on the date thereof, or otherwise in effect on the date hereof, shall survive the KGE Merger and shall continue in full force and effect for a period of not less than six years from the KGE Effective Time.

  (e) BENEFIT. The provisions of this Section 9.5 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her representatives.

  Section 9.6 Public Announcements. Subject to each party's disclosure obligations imposed by law, KCPL, New KC, Western Resources and KGE will cooperate with each other in the development and distribution of all news releases and other public information disclosures with respect to this Agreement or any of the transactions contemplated hereby and shall not issue any public announcement or statement with respect hereto or thereto without the consent of the other party (which consent shall not be unreasonably withheld).

  Section 9.7 Rule 145 Affiliates. KCPL shall identify in a letter to Western Resources all persons who are, and to KCPL's knowledge who will be at the Closing Date, "affiliates" of KCPL as such term is used in Rule 145 under the Securities Act. KCPL shall use all reasonable efforts to cause its affiliates (including any person who may be deemed to have become such an affiliate after the date of the letter referred to in the prior sentence) to deliver to Western Resources on or prior to the Closing Date a written agreement substantially in the form attached as Exhibit 9.7 (each an "Affiliate Agreement").

  Section 9.8 Employee Agreements and Workforce Matters.

  (a) CERTAIN EMPLOYEE AGREEMENTS. Subject to Section 9.9 and Section 9.10, the Surviving Corporation and its Subsidiaries shall honor, without modification, all contracts, agreements, collective bargaining agreements, severance agreements between KCPL and certain of its officers and commitments of the parties prior to the date hereof that have previously been provided to Western Resources and that are disclosed in Section 6.10 of the KCPL Disclosure Schedule and that apply to any current or former employee or current or former director of the parties hereto; provided, however, that this undertaking is not intended to prevent the Surviving Corporation from enforcing such contracts, agreements, collective bargaining agreements and commitments in accordance with their terms, including, without limitation, any reserved right to amend, modify, suspend, revoke or terminate any such contract, agreement, collective bargaining agreement or commitment.

  (b) WORKFORCE MATTERS. Subject to applicable bargaining agreements, Western Resources shall treat the employees of the Surviving Corporation as a single workforce, and shall use its best effort to conduct its employee management practices on a fair and equitable basis, without regard to any employee's place of employment prior to the KGE Effective Time.

  Section 9.9 Employee Benefit Plans.

  (a) COMPANY PLANS. (i) From the KGE Effective Time until the first anniversary of the KGE Effective Time, New KC shall provide to employees of the Surviving Corporation who were employees of KCPL prior to the KGE Effective Time ("KCPL Employees") benefits which are no less favorable in the aggregate than the benefits provided to employees of KCPL as of the date hereof, (ii) between the first and second anniversaries of the KGE Effective Time, New KC may either provide KCPL Employees benefits which are no less favorable in the aggregate than the benefits provided to employees of KCPL as of the date hereof or provide to KCPL Employees benefits on the same terms as those applicable to other similarly situated former KGE employees, and (iii) after the second anniversary of the KGE Effective Time, New KC shall provide to KCPL Employees benefits on the same terms as those applicable to other similarly situated former KGE employees. In the event New KC is unable to provide benefits to KCPL Employees on the same terms applicable to other similarly situated former KGE employees after the second anniversary of the KGE Effective Time, it shall continue to provide benefits which are no less favorable in the aggregate than the benefits provided to KCPL Employees as of the date hereof until such other benefits can be provided. For purposes of this Section 9.9(a), the term "benefits" shall not include the following plans of KCPL: the Long Term Incentive Plan for Executives, the Auto Allowance, the Financial/Tax Allowance, the Incentive Compensation Plan, the Executive Long-Term and Short-Term Incentive Plan, the RESULTS Incentive Compensation Plan, the KLT, Inc. Annual Incentive Pay Plan and Long Term Incentive Plan, the Ad Hoc Bonus Program, the Retention/Hiring Bonus Program, the Sales and Marketing Incentive Plans, and the Bulk Power Sales Incentive Plan.

  (b) EFFECT OF THE KCPL MERGER AND THE KGE MERGER. The consummation of the KCPL Merger or the KGE Merger shall not be treated as a termination of employment for purposes of any Western Resources Benefit Plan or KCPL Benefit Plan.

  (c) CREDIT FOR PAST SERVICE. Without limitation of the foregoing provisions of this Section 9.9, each participant in any benefit plan of the Surviving Corporation shall receive credit for service with KCPL, Western Resources or KGE, as the case may be, for purposes of (i) eligibility to participate, vesting and eligibility to receive benefits under any benefit plan of the Surviving Corporation or any of its Subsidiaries or affiliates and (ii) benefit accrual under any severance or vacation pay plan; provided, however, that such crediting of service shall not operate to duplicate any benefit to any such participant or the funding for any such benefit.

  Section 9.10 Stock Options. Prior to the KCPL Effective Time, KCPL shall take such actions as may be necessary such that immediately prior to the KCPL Effective Time, each option to purchase shares of KCPL Common Stock and any accrued dividend rights granted on such KCPL Common Stock (collectively, the "KCPL Stock Options") which is outstanding, whether or not then exercisable, shall be canceled and entitle the holder of any then exercisable KCPL Stock Options, upon surrender of all outstanding KCPL Stock Options, to receive in consideration of such cancellation an amount in cash from KCPL equal to the result of multiplying the number of shares of KCPL Common Stock previously subject to such KCPL Stock Option by the difference between (i) the sum of (x) the fair market value of the number of shares of Western Resources Common Stock (as determined by the average closing price of the Western Resources Common Stock for the five (5) consecutive trading day period occurring immediately following the distribution contemplated by Section 4.1) that such optionee would have received pursuant to Section 4.1 if such optionee had exercised a KCPL Stock Option to purchase one (1) share of KCPL Common Stock immediately prior to the KCPL Effective Time and (y) the fair market value of the number of shares of New KC Series A Common Stock (as determined by the average closing price of the New KC Series A Common Stock for the five (5) consecutive trading day period occurring immediately following the distribution contemplated by Section 4.1) that such optionee would have received pursuant to Section 2.4(a) if such optionee had exercised a KCPL Stock Option to purchase one (1) share of KCPL Common Stock immediately prior to the KCPL Effective Time and (ii) the per share exercise price of such KCPL Stock Options.

  Section 9.11 No Solicitations. From and after the date hereof, KCPL will not, and will not authorize or permit any of its Representatives to, directly or indirectly, solicit, initiate or encourage (including by way of furnishing information) or take any other action to facilitate knowingly any inquiries or the making of any proposal which constitutes or may reasonably be expected to lead to an Acquisition Proposal (as defined herein) from any person, or engage in any discussion or negotiations relating thereto or accept any Acquisition Proposal; provided, however, that notwithstanding any other provision hereof, KCPL may (i) at any time prior to the time KCPL's shareholders shall have voted to approve this Agreement, engage in discussions or negotiations with a third party who (without any solicitation, initiation, encouragement, discussion or negotiation, directly or indirectly, by or with KCPL or its Representatives after the date hereof) seeks to initiate such discussions or negotiations and may furnish such third party information concerning KCPL and its business, properties and assets if, and only to the extent that, (A) (x) the third party has first made an Acquisition Proposal that is financially superior to the transactions contemplated herein and has demonstrated that financing for the Acquisition Proposal is reasonably likely to be obtained (as determined in good faith by KCPL's Board of Directors after consultation with its financial advisors) and (y) KCPL's Board of Directors shall conclude in good faith, after considering applicable provisions of state law, on the basis of oral or written advice of outside counsel that such action is necessary for the KCPL Board of Directors to act in a manner consistent with its fiduciary duties under applicable law and (B) prior to furnishing such information to or entering into discussions or negotiations with such person or entity, KCPL (x) provides prompt notice to Western Resources to the effect that it is planning to furnish information to or enter into discussions or negotiations with such person or entity and (y) receives from such person or entity an executed confidentiality agreement in reasonably customary form on terms not in the aggregate materially more favorable to such person or entity than the terms contained in the Confidentiality Agreement, (ii) comply with Rule 14e-2 promulgated under the Exchange Act with regard to a tender or exchange offer, and/or (iii) accept an Acquisition Proposal from a third party, provided KCPL first terminates this Agreement pursuant to Section 11.1(e). KCPL shall immediately cease and terminate any existing solicitation, initiation, encouragement, activity, discussion or negotiation with any parties conducted heretofore by KCPL or its Representatives with respect to the foregoing. KCPL shall notify Western Resources orally and in writing of any such inquiries, offers or proposals (including, without limitation, the terms and conditions of any such proposal and the identity of the person making it), within 24 hours of the receipt thereof, shall keep Western Resources informed of the status and details of any such inquiry, offer or proposal, and shall give Western Resources five days' advance notice of any agreement to be entered into with or any information to be supplied to any person making such inquiry, offer or proposal. As used herein, "Acquisition Proposal" shall mean a proposal or offer (other than by Western Resources, KGE or New KC) for a tender or exchange offer, merger, consolidation or other business combination involving KCPL or any KCPL Subsidiary or any proposal to acquire in any manner a substantial equity interest in or a substantial portion of the assets of KCPL or any KCPL Subsidiary.

  Section 9.12 Board of Directors of New KC. At the KGE Effective Time, Western Resources shall cause the initial Board of Directors of New KC to be comprised of six persons designated by Western Resources, and four persons selected from the Board of Directors of KCPL, in office as of the date hereof, designated by KCPL. Thereafter, directors of New KC shall be nominated and elected in accordance with the procedures set forth in the New KC Articles and New KC By-Laws.

  Section 9.13 Post-Merger Operations.

  (a) PRINCIPAL CORPORATE OFFICES. At the KGE Effective Time, (i) the executive headquarters of New KC shall be in Kansas City, Missouri, (ii) the customer service headquarters of New KC shall be in Wichita, Kansas, and (iii) the field operation headquarters of New KC shall be in Topeka, Kansas.

  (b) CHARITIES. After the KGE Effective Time, the Surviving Corporation currently intends to provide charitable contributions and community support within the service areas of KCPL and Western Resources and each of their respective Subsidiaries at annual levels substantially comparable to the annual levels of charitable contributions and community support provided by KCPL and Western Resources and their respective Subsidiaries within their service areas during 1994 and 1995.

  (c) BOARD OF DIRECTORS OF WESTERN RESOURCES. At the KGE Effective Time, Western Resources shall cause to be nominated to the Board of Directors of Western Resources (to such class of directors as Western Resources shall determine in its sole discretion) the following persons: William H. Clark, Robert J. Dineen and Robert H. West. No persons shall be substituted for the foregoing persons if any such person is not qualified or declines to serve as a director of Western Resources pursuant to the Western Resources Articles or the Western Resources By-Laws.

  (d) TERMINATION OF LITIGATION. The parties hereto shall immediately dismiss, with each party bearing its own costs and litigation expenses, all proceedings pending between themselves and their affiliates, including without limitation KCPL v. Western Resources, Inc. et al., Civ. Action No. 96-552-CV-W-5 (W.D. Mo.), and each shall thereafter sign and deliver such further instruments as may be necessary in connection with such dismissals.

  (e) DIVIDENDS. Upon the KGE Effective Time, the dividend policy of New KC shall be set by the Board of Directors of New KC so as to achieve a payout ratio that is consistent with comparable electric utility companies.

  Section 9.14 Expenses. Subject to Section 11.3, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, except that those expenses incurred in connection with printing the Joint Proxy/Registration Statement, as well as the filing fee relating thereto, shall be shared equally by KCPL and Western Resources.

  Section 9.15 Transition Management. The parties shall create a special transition management task force (the "Task Force") which shall be jointly headed by representatives appointed by and reasonably acceptable to the Chief Executive Officers of Western Resources and KCPL. The Task Force shall examine various alternatives regarding the manner in which to best organize and manage the business of the Surviving Corporation after the KGE Effective Time, subject to applicable law.

  Section 9.16 Purchase Accounting and Tax-Free Status. Each party hereto agrees, as to itself and to each of its Subsidiaries, that after the date hereof and prior to the KGE Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted in this Agreement:

    (a) PURCHASE ACCOUNTING. Western Resources and New KC shall account for the KGE Merger and the KCPL Merger under the purchase method of accounting in accordance with the provisions of Accounting Principles Board Opinion No. 16, "Business Combinations."

    (b) TAX-FREE STATUS. None of the parties hereto shall, nor shall any party hereto permit any of its Subsidiaries or any employees, officers or directors of such party or of any of its Subsidiaries to, take any actions which would, or would be reasonably likely to, adversely affect the ability of the KCPL Merger or the KGE Merger to qualify for tax-free treatment under the Code, both to the parties and their respective shareholders (except for any cash received in lieu of fractional shares), and each party hereto shall use all reasonable efforts to achieve such result.

  Section 9.17 Further Assurances. Each party will, and will cause its Subsidiaries to, execute such further documents and instruments and take such further actions, including the application for any necessary regulatory approvals or exemptions, as may reasonably be requested by any other party in order to consummate the transactions contemplated hereby in accordance with the terms hereof.

  Section 9.18 Interim Dividends. The last record date of each of KCPL and Western Resources on or prior to the KGE Effective Time which relates to a regular quarterly dividend on KCPL Common Stock or Western Resources Common Stock, as the case may be, shall be the same date and shall be prior to the KGE Effective Time.

  Section 9.19 Redemption of Certain Western Resources $100 Preferred. Prior to the KGE Effective Time, the Board of Directors of Western Resources shall call for redemption all outstanding shares of 4 1/2% Western Resources $100 Preferred Stock, 4 1/4% Western Resources $100 Preferred Stock and 5% Western Resources $100 Preferred Stock at a redemption price equal to the amount set forth in the Western Resources Articles, together with all dividends accrued and unpaid to the date of such redemption and take all other required actions so that all shares of 4 1/2% Western Resources $100 Preferred Stock, 4 1/4% Western Resources $100 Preferred Stock and 5% Western Resources $100 Preferred Stock shall be redeemed and no such shares shall be deemed to be outstanding at the KGE Effective Time or entitled to vote on the approval of this Agreement and the transactions contemplated hereby.

                                   ARTICLE X

                                  Conditions

  Section 10.1 Conditions to Each Party's Obligation to Effect the KGE Merger and the KCPL Merger. The respective obligations of each party to effect the KGE Merger or the KCPL Merger, as the case may be, shall be subject to the satisfaction on or prior to the Closing Date of the following conditions, except, to the extent permitted by applicable law, that such conditions may be waived in writing pursuant to Section 11.5 by the joint action of the parties hereto:

    (a) SHAREHOLDER APPROVALS. The Western Resources Shareholders' Approval and the KCPL Shareholders' Approval shall have been obtained.

    (b) NO INJUNCTION. No temporary restraining order or preliminary or permanent injunction or other order by any federal or state court preventing consummation of the KGE Merger or the KCPL Merger shall have been issued and be continuing in effect, and the KGE Merger, the KCPL Merger and the other transactions contemplated hereby shall not have been prohibited under any applicable federal or state law or regulation.

    (c) REGISTRATION STATEMENT. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and no stop order suspending such effectiveness shall have been issued and remain in effect.

    (d) LISTING OF SHARES. The shares of Western Resources Common Stock issuable in the Stock Contribution and the Western Resources Stock Distribution and the shares of New KC Common Stock issuable in the KCPL Merger and the KGE Merger shall have been approved for listing on the NYSE upon official notice of issuance.

    (e) REQUIRED STATUTORY APPROVALS. The KCPL Required Statutory Approvals and the Western Resources Required Statutory Approvals shall have been obtained at or prior to the KCPL Effective Time and such approvals shall have become Final Orders (as defined below). A "Final Order" means action by the relevant regulatory authority which has not been reversed, stayed, enjoined, set aside, annulled or suspended, with respect to which any waiting period prescribed by law before the transactions contemplated hereby may be consummated has expired, and as to which all conditions to the consummation of such transactions prescribed by law, regulation or order have been satisfied.

    (f) PERMITS. To the extent that the continued lawful operations of the business of KCPL or any of its Subsidiaries after the KCPL Merger or to the extent that the continued lawful operations of the business of Western Resources, KGE, New KC, or any of their respective Subsidiaries after the KGE Merger require that any license, permit or other governmental approval be transferred to the Surviving Corporation or issued to the Surviving Corporation, such licenses, permits or other authorizations shall have been transferred or reissued to the Surviving Corporation at or before the Closing Date, except where the failure to transfer or reissue such licenses, permits or other authorizations would not have a material adverse effect on the business, assets, financial condition, results of operations or prospects of the Surviving Corporation and its Subsidiaries taken as a whole immediately after the KGE Effective Time.

    (g) TAX CONFIRMATION. Western Resources shall have received confirmation in form and substance reasonably satisfactory to Western Resources from the Kansas tax authorities that no sales or use tax is payable in connection with the Asset Contribution.

  Section 10.2 Conditions to Obligation of Western Resources, KGE and New KC to Effect the KGE Merger. The obligation of Western Resources, KGE and New KC to effect the KGE Merger shall be further subject to the satisfaction, on or prior to the Closing Date, of the following conditions, except as may be waived by Western Resources, KGE and New KC in writing pursuant to Section 11.5:

    (a) PERFORMANCE OF OBLIGATIONS OF KCPL. KCPL (and/or its appropriate Subsidiaries) will have performed in all material respects their agreements and covenants contained in or contemplated by this Agreement which are required to be performed by them at or prior to the KGE Effective Time including, without limitation, agreements and covenants contained in
  Section 2.4(c) hereof.

    (b) REPRESENTATIONS AND WARRANTIES. The representations and warranties of KCPL set forth in this Agreement shall be true and correct (i) on and as of the date hereof and (ii) on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date (except for representations and warranties that expressly speak only as of a specific date or time which need only be true and correct as of such date or time) except in each of cases (i) and (ii) for such failures of representations or warranties to be true and correct (without giving effect to any materiality qualification or standard contained in any such representations and warranties) which, individually or in the aggregate, would not result in a KCPL Material Adverse Effect.

    (c) CLOSING CERTIFICATES. Western Resources shall have received a certificate signed by the chief financial officer of KCPL, dated the Closing Date, to the effect that, to the best of such officer's knowledge, the conditions set forth in Section 10.2(a) and Section 10.2(b) have been satisfied.

    (d) KCPL MATERIAL ADVERSE EFFECT. No KCPL Material Adverse Effect shall have occurred.

    (e) KCPL REQUIRED CONSENTS. The KCPL Required Consents the failure of which to obtain would have a KCPL Material Adverse Effect, shall have been obtained.

    (f) AFFILIATE AGREEMENTS. Western Resources shall have received Affiliate Agreements, duly executed by each "Affiliate" of KCPL, substantially in the form of Exhibit 9.7, as provided in Section 9.7.

    (g) 1935 ACT. Western Resources shall be reasonably satisfied that, following the KGE Effective Time, it shall be exempt from all provisions of the 1935 Act other than Section 9(a)(2) thereof.

    (h) STATUTORY APPROVALS. Western Resources shall be reasonably satisfied that the Final Orders, other than any Final Order issued by FERC, with respect to the KCPL Required Statutory Approvals and the Western Resources Required Statutory Approvals shall not impose terms or conditions which, individually or in the aggregate, would have, or insofar as reasonably can be foreseen, are likely to have a material adverse effect on the business, assets, financial condition or results of operations of the Surviving Corporation or a material adverse effect on the benefits anticipated by Western Resources as a result of the consummation of the transactions contemplated by this Agreement.

    (i) FERC APPROVAL. Western Resources shall be reasonably satisfied that any Final Order issued by FERC with respect to the KCPL Required Statutory Approvals and the Western Resources Required Statutory Approvals shall not impose terms or conditions which, individually or in the aggregate, would have, or insofar as reasonably can be foreseen, are likely to have a material adverse effect on the business, assets, financial condition or results of operations of the Surviving Corporation or a material adverse effect on the benefits anticipated by Western Resources as a result of the consummation of the transactions contemplated by this Agreement.

    (j) TAX OPINION. Western Resources shall have received an opinion from Sullivan & Cromwell, counsel to Western Resources, in form and substance reasonably satisfactory to Western Resources, dated as of the Closing, substantially to the effect that (i) the KCPL Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code and (ii) the KGE Merger will qualify as a reorganization within the meaning of
  Section 368(a) of the Code and (iii) no gain or loss will be recognized by the shareholders of KGE or Western Resources as a result of the KGE Merger. In rendering such opinion, Sullivan & Cromwell may require and rely upon representations contained in certificates of officers of KCPL, Western Resources and others.

    (k) MAXIMUM NUMBER OF DISSENTING SHARES. The aggregate number of Dissenting Shares shall not be greater than 5.5% of the outstanding shares of KCPL Common Stock as of the KCPL Effective Time.

    (l) KCPL MERGER. The KCPL Merger shall have been consummated in accordance with the terms of this Agreement.

  Section 10.3 Conditions to Obligation of KCPL to Effect the KCPL Merger. The obligation of KCPL to effect the KCPL Merger shall be further subject to the satisfaction, on or prior to the Closing Date, of the following conditions, except as may be waived by KCPL in writing pursuant to Section 11.5:

    (a) PERFORMANCE OF OBLIGATIONS OF WESTERN RESOURCES, KGE AND NEW
  KC. Western Resources, KGE and New KC (and/or their appropriate
  Subsidiaries) will have performed in all material respects their agreements and covenants contained in or contemplated by this Agreement which are required to be performed by them at or prior to the KGE Effective Time.

    (b) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Western Resources, KGE and New KC set forth in this Agreement shall be true and correct (i) on and as of the date hereof and (ii) on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date (except for representations and warranties that expressly speak only as of a specific date or time which need only be true and correct as of such date or time) except in each of cases (i) and (ii) for such failures of representations or warranties to be true and correct (without giving effect to any materiality qualification or standard contained in any such representations and warranties) which, individually or in the aggregate, would not result in a Western Resources Material Adverse Effect.

    (c) CLOSING CERTIFICATES. KCPL shall have received a certificate signed by the chief financial officer of Western Resources, dated the Closing Date, to the effect that, to the best of such officer's knowledge, the conditions set forth in Section 10.3(a) and Section 10.3(b) have been satisfied.

    (d) WESTERN RESOURCES MATERIAL ADVERSE EFFECT. No Western Resources Material Adverse Effect shall have occurred.

    (e) WESTERN RESOURCES REQUIRED CONSENTS. The Western Resources Required Consents the failure of which to obtain would have a Western Resources Material Adverse Effect shall have been obtained.

    (f) STATUTORY APPROVALS. KCPL shall be reasonably satisfied that the Final Orders, other than any Final Order issued by FERC, with respect to the KCPL Required Statutory Approvals and the Western Resources Required Statutory Approvals shall not impose terms or conditions which, individually or in the aggregate, would have, or insofar as reasonably can be foreseen, are likely to have a material adverse effect on the business, assets, financial condition or results of operations of the Surviving Corporation.

    (g) FERC APPROVAL. KCPL shall be reasonably satisfied that any Final Order issued by FERC with respect to the KCPL Required Statutory Approvals and the Western Resources Required Statutory Approvals shall not impose terms or conditions which, individually or in the aggregate, would have, or insofar as reasonably can be foreseen, are likely to have a material adverse effect on the business, assets, financial condition or results of operations of the Surviving Corporation.

    (h) TAX OPINION. KCPL shall have received an opinion from Skadden, Arps Slate, Meagher & Flom, LLP, counsel to KCPL, in form and substance reasonably satisfactory to KCPL, dated as of the Closing, substantially to the effect that (i) the KCPL Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code, (ii) the KGE Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code, and
  (iii) other than in respect of cash paid in lieu of fractional shares, no gain or loss will be recognized by the shareholders of New KC or KCPL as a result of either the KCPL Merger or the KGE Merger. In rendering such opinion, Skadden, Arps Slate, Meagher & Flom, LLP may require and rely upon representations contained in certificates of officers of KCPL, Western Resources and others.

    (i) ASSET AND STOCK CONTRIBUTION; KGE MERGER. The Asset Contribution and the Stock Contribution shall have been consummated in accordance with the terms of this Agreement and all conditions to Western Resources' and New KC's obligations to effect the KGE Merger shall have been satisfied or waived.

                                  ARTICLE XI

                       Termination, Amendment and Waiver

  Section 11.1 Termination. For purposes of this Article XI, only Western Resources and KCPL shall have the right to terminate this Agreement. References to a party under this Article XI shall mean Western Resources, KGE and New KC, on the one hand, or KCPL, on the other hand. This Agreement may be terminated at any time prior to the Closing Date, whether before or after approval by the shareholders of the respective parties hereto contemplated by this Agreement:

    (a) by mutual written consent of the Boards of Directors of KCPL and Western Resources;

    (b)(i) by either party if there has been any breach of any representations, warranties, covenants or agreements on the part of the other set forth in this Agreement, which breaches individually or in the aggregate would result in a Western Resources Material Adverse Effect or a KCPL Material Adverse Effect, as the case may be, and, which breaches have not been cured within 20 business days following receipt by the breaching party of notice of such breach or adequate assurance of such cure shall not have been given by or on behalf of the breaching party within such 20 business-day period, (ii) by either party, if the KCPL Board of Directors or any committee thereof (A) shall withdraw or modify in any adverse manner its approval or recommendation of this Agreement or the transactions contemplated hereby, (B) shall fail to reaffirm such approval or recommendation upon Western Resources' request, (C) shall approve or recommend any acquisition of KCPL or a material portion of its assets or any tender offer for shares of capital stock of KCPL, in each case, other than by Western Resources or an Affiliate thereof or (D) shall resolve to take any of the actions specified in clause (A), (B) or (C), or (iii) by either party, if any state or federal law, order, rule or regulation is adopted or issued, which has the effect, as supported by the written opinion of outside counsel for such party, of prohibiting the transactions contemplated hereby, or by any party hereto if any court of competent jurisdiction in the United States or any state shall have issued an order, judgment or decree permanently restraining, enjoining or otherwise prohibiting the transactions contemplated hereby, and such order, judgment or decree shall have become final and nonappealable;

    (c) by either party hereto, by written notice to the other party, if the KCPL Effective Time shall not have occurred on or before December 31, 1999 (the "Termination Date"); provided, however, that the right to terminate the Agreement under this Section 11.1(c) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the KCPL Effective Time to occur on or before this date;

    (d) by either party hereto, by written notice to the other party, if (i) the Western Resources Shareholders' Approval shall not have been obtained at a duly held Western Resources Meeting, including any adjournments thereof, or the KCPL Shareholders' Approval shall not have been obtained at a duly held KCPL Meeting, including any adjournments thereof or (ii) the Western Resources Shareholders' Approval and the KCPL Shareholders' Approval shall not have been obtained on or before August 31, 1998;

    (e) by KCPL, prior to the approval of this Agreement by the shareholders of KCPL, upon five days' prior notice to Western Resources, if, as a result of an Acquisition Proposal by a party other than Western Resources or any of its Affiliates, the Board of Directors of KCPL determines in good faith, after considering applicable provisions of state law, on the basis of oral or written advice of outside counsel that acceptance of the Acquisition Proposal is necessary for the KCPL Board of Directors to act in a manner consistent with its fiduciary duties under applicable law; provided, however, that (i) the Board of Directors of KCPL shall have concluded in good faith, after considering applicable provisions of state law and after giving effect to all concessions which may be offered by Western Resources pursuant to clause (ii) below, on the basis of oral or written advice of outside counsel that such action is necessary for the Board of Directors to act in a manner consistent with its fiduciary duties under applicable law and (ii) prior to any such termination, KCPL shall, and shall cause its respective financial and legal advisors to, negotiate with Western Resources to make such adjustments in the terms and conditions of this Agreement as would enable KCPL to proceed with the transactions contemplated herein; or

    (f) by either party hereto, by the delivery of written notice to the other party not later than 5:00 p.m., New York City time, on the fifth NYSE trading day prior to the scheduled KGE Effective Time (the parties agreeing that each party shall have at least ten NYSE trading days' notice of the KGE Effective Time), if the Western Resources Index Price is less than or equal to $29.78.

  Section 11.2 Effect of Termination. In the event of termination of this Agreement by either KCPL or Western Resources pursuant to Section 11.1 there shall be no liability on the part of any party hereto or their respective officers or directors hereunder, except that Section 9.14 and Section 11.3, the agreement contained in the last sentence of Section 9.1, Section 12.2 and
Section 12.8 shall survive the termination.

  Section 11.3 Termination Fee; Expenses.

  (a) KCPL TERMINATION FEE. If (i) this Agreement (A) is terminated by Western Resources pursuant to Section 11.1(b)(i), (B) is terminated by KCPL pursuant to Section 11.1(e), (C) is terminated as a result of KCPL's breach of Section 9.4, or (D) is terminated because the shareholders of KCPL do not approve the transactions contemplated hereby, (ii) at the time of such termination or prior to the meeting of KCPL's shareholders there shall have been made an Acquisition Proposal involving KCPL or any of its Affiliates (whether or not such Acquisition Proposal shall have been rejected or shall have been withdrawn prior to the time of such termination or of such meeting) and (iii) within two and one-half years of the termination of this Agreement KCPL or any of its Affiliates becomes a Subsidiary of the party which has made such Acquisition

Proposal or a Subsidiary of an Affiliate of such party or accepts a written offer to consummate or consummates an Acquisition Proposal with such party or an Affiliate thereof, then KCPL (jointly and severally with its Affiliates), upon the signing of a definitive agreement relating to such Acquisition Proposal, or, if no such agreement is signed, then at the closing (and as a condition to the closing) of KCPL becoming such a Subsidiary or of such Acquisition Proposal, KCPL shall pay to Western Resources a termination fee equal to $50 million in cash. If on or before the Termination Date all of the conditions to Closing set forth in Sections 10.1, 10.2 and 10.3 hereof other than the condition set forth in Section 10.3(h) hereof shall have been fulfilled, and KCPL shall decline to waive such condition, then immediately following the Termination Date KCPL shall reimburse Western Resources for any and all expenses of Western Resources with respect to this Agreement and the transactions contemplated hereby, up to a maximum reimbursement of Western Resources by KCPL of $5 million.

  (b) WESTERN RESOURCES FEES. If on or before the Termination Date all of the conditions to the Closing set forth in Sections 10.1, 10.2 and 10.3 hereof other than any condition set forth in Sections 10.2(g), 10.2(h), 10.2(i) or 10.2(j) hereof shall have been fulfilled, and Western Resources shall decline to waive such condition, then immediately following the Termination Date Western Resources shall reimburse KCPL for any and all expenses of KCPL with respect to this Agreement and the transactions contemplated hereby, up to a maximum reimbursement of KCPL by Western Resources of $5 million in the case of the conditions set forth in Section 10.2 (h) or 10.2 (j), $25 million in the case of the conditions set forth in Section 10.2 (i), and $35 million in the case of Section 10.2 (g); provided, however, that Western Resources shall be required to reimburse KCPL's expenses in respect of the failure of only one of the foregoing closing conditions to be satisfied.

  (c) EXPENSES. The parties agree that the agreements contained in this
Section 11.3 are an integral part of the transactions contemplated by this Agreement and constitute liquidated damages and not a penalty. Notwithstanding anything to the contrary contained in this Section 11.3, if one party fails to promptly pay to the other any fee due under Sections 11.3(a) or (b), in addition to any amounts paid or payable pursuant to such sections, the defaulting party shall pay the costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee at the publicly announced prime rate of Citibank, N.A. from the date such fee was required to be paid.

  Section 11.4 Amendment. This Agreement may be amended by the Boards of Directors of the parties hereto, at any time before or after approval hereof by the shareholders of KCPL and Western Resources and prior to the KGE Effective Time, but after such approvals, no such amendment shall (a) alter or change the amount or kind of shares, rights or any of the proceedings of the treatment of shares under Article I, Article II, Article III and Article IV or
(b) alter or change any of the terms and conditions of this Agreement if any of the alterations or changes, alone or in the aggregate, would materially adversely affect the rights of holders of KCPL Common Stock or Western Resources Common Stock, except for alterations or changes that could otherwise be adopted by the Board of Directors of the Surviving Corporation, without the further approval of such shareholders, as applicable. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

  Section 11.5 Waiver. At any time prior to the KGE Effective Time, a party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions of the other party contained herein, to the extent permitted by applicable law. Any agreement on the part of a party hereto to any such extension or waiver shall be valid if set forth in an instrument in writing signed on behalf of such party.

  Section 11.6 Standstill Agreements.

  (a) UPON TERMINATION. If this Agreement is terminated pursuant to Section 11.1(a), 11.1(b), 11.1(c) or 11.1(d) hereof, other than for a termination (i) by Western Resources pursuant to Section 11.1(b)(i), (ii) by either party pursuant to Section11.1(b)(ii), (iii) by either party pursuant to
Section 11.1(d) as a result of the failure to obtain the KCPL Shareholder's Approval, and (iv) by either party pursuant to Section 11.1(c) if one or more of the conditions set forth in Section 10.2(a), 10.2(b), 10.2(c), 10.2(d), 10.2(e) and 10.2(f) shall not have been fulfilled or waived by Western Resources, for a period of three years from and after the date of such termination Western Resources shall not, and shall not permit any of its Subsidiaries to, unless permitted in writing by KCPL (a) in any manner acquire, agree to acquire or make any proposal to acquire, directly or indirectly, any securities or property of KCPL or any of its Subsidiaries, (b) seek or propose to enter into directly or indirectly, any merger, business combination, tender offer, exchange offer, sale or purchase of assets or securities, dissolution, liquidation, recapitalization, restructuring or similar transaction of or involving KCPL or any of its Subsidiaries or to purchase, directly or indirectly, a material portion of the assets of KCPL or any of its Subsidiaries, (c) make, or in any way participate, directly or indirectly, in any "solicitation" of "proxies" (as such terms are used in the proxy rules of the SEC) or consents to vote, or seek to advise or influence any person with respect to the voting of, any voting securities of KCPL or any of its Subsidiaries, (d) form, join or in any way participate in a "group" (within the meaning of Section13(d)(3) of the Exchange Act) with respect to any voting security of KCPL or any of its Subsidiaries, (e) otherwise act, alone or in concert with others, to seek to control or influence the management, Board of Directors or policies of KCPL, (f) have any discussions or enter into any arrangements, understandings or agreements (whether written or oral) with, or advise, finance, assist or encourage, any other persons in connection with any of the foregoing, or make any investment in any other person that engages, or offers or proposes to engage, in any of the foregoing (it being understood that, without limiting the generality of the foregoing, Western Resources shall not be permitted to act as a joint bidder or co-bidder with any other person with respect to KCPL or any of its Subsidiaries), or (g) make any publicly disclosed proposal regarding any of the foregoing. The provisions of this Section 11.6 shall cease to apply in the event that a third party, not acting in concert or affiliated with Western Resources, (i) makes a proposal to acquire or merge with KCPL or to acquire all or substantially all of the assets of KCPL or a KCPL Subsidiary or (ii) acquires 10% or more of the KCPL Common Stock.

  (b) NEW KC. (i) For the purposes of this Section 11.6(b), each of the following terms shall have the following meaning:

    "Western Resources Group" shall mean Western Resources, its Subsidiaries and Affiliates, and any person acting on behalf of Western Resources or any of such Subsidiaries or Affiliates.

    "Voting Securities" shall mean the shares of New KC Common Stock and any other issued and outstanding securities of New KC generally entitled to vote for the election of directors of New KC and other matters for which the holders of New KC Common Stock are entitled to vote.

    "Independent Director" shall mean any New KC director that is not an employee or director of Western Resources or an employee of New KC. Western Resources agrees that for so long as Western Resources shall own, directly or indirectly, more than 50 percent of the issued and outstanding Voting Securities of New KC, and in any case for not more than ten years from the Closing Date, Western Resources shall vote all shares of Voting Securities beneficially owned by Western Resources to elect, and New KC shall use its best efforts to cause to be elected, at least three Independent Directors to the board of directors of New KC.

  (ii) Except as set forth in clauses (iii) and (iv) below, during the period beginning on, and ending on the tenth anniversary of, the Closing Date (unless earlier terminated pursuant to the provisions of this Agreement), Western Resources shall not, and shall cause the other members of the Western Resources Group not to, directly or indirectly, (A) in any manner acquire, agree to acquire, make any proposal to acquire or announce or disclose any intention to make a proposal to acquire, directly or indirectly, any Voting Securities, except pursuant to the KGE Merger in accordance with the terms and conditions of this Agreement or (B) propose to enter into, or announce or disclose any intention to propose to enter into, directly or indirectly, any merger or business combination involving New KC or to purchase, directly or indirectly, all or substantially all of the assets of New KC.

  (iii) Notwithstanding the provisions of clause (ii) above, following the Closing Date Western Resources may in any manner acquire Voting Securities representing in the aggregate up to but not exceeding the greater of 85% of the Voting Securities on a fully diluted basis or 88.5% of the Voting Securities on a primary basis.

  (iv) Notwithstanding the provisions of clause (ii) above, following the Closing Date, Western Resources may make a tender offer or exchange offer for all outstanding shares of New KC Common Stock or Voting Securities or take any of the actions described in clause (ii)(B) above; provided that any such action satisfies the following additional requirements (x) if a tender offer, the offer must be a "tender offer" for purposes of, and must be made in compliance with, Rules 14d-1 and 13e-3 under the Exchange Act (or any successor provisions thereto), and (y) any such action must be at a price and on terms that are fair to the stockholders of New KC (as determined by a majority of the Independent Directors after the receipt of a fairness opinion with respect to any such proposed transaction from a nationally recognized investment banking firm selected by a majority of the Independent Directors and reasonably acceptable to Western Resources), and must be approved by a majority of the Independent Directors.

                                  ARTICLE XII

                              General Provisions

  Section 12.1 Non-Survival; Effect of Representations and Warranties. No representations or warranties in this Agreement shall survive the KGE Effective Time, except as otherwise provided in this Agreement.

  Section 12.2 Brokers. KCPL represents and warrants that, except for Merrill Lynch whose fees have been disclosed to Western Resources prior to the date hereof, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the KGE Merger, the KCPL Merger or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of KCPL. Western Resources, New KC and KGE represent and warrant that, except for Salomon, whose fees have been disclosed to KCPL prior to the date hereof, and except for certain soliciting dealer arrangements the material terms and conditions of which have been publicly disclosed by Western Resources, New KC or KGE prior to the date hereof, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the KGE Merger or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Western Resources, New KC or KGE.

  Section 12.3 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given (a) when delivered personally, (b) when sent by reputable overnight courier service, or (c) when telecopied (which is confirmed by copy sent within one business day by a reputable overnight courier service) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

    (i) If to KCPL, to:

              Kansas City Power & Light Company
              1201 Walnut
              Kansas City, Missouri 64106
              Attn: Chief Executive Officer
              Telecopy: (816) 556-2418
              Telephone: (816) 556-2200

              with a copy to:

              Skadden, Arps, Slate, Meagher & Flom, LLP
              919 Third Avenue
              New York, New York 10022
              Attn: Nancy A. Lieberman, Esq.
              Telecopy: (212) 735-2000
              Telephone: (212) 735-3000

    (ii) If to Western Resources, New KC or KGE, to:

              Western Resources, Inc.
              818 Kansas Ave.
              Topeka, Kansas 66612
              Attn: Chief Executive Officer

              with a copy to:

              John K. Rosenberg
              Executive Vice President and General Counsel
              818 Kansas Ave.
              Topeka, Kansas 66612

              and

              Sullivan & Cromwell
              125 Broad Street
              New York, New York 10004
              Attn: Francis J. Aquila, Esq.
              Telecopy: (212) 558-3588
              Telephone: (212) 558-4000

  Section 12.4 Miscellaneous. This Agreement (including the documents and instruments referred to herein) (a) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof other than the Confidentiality Agreement, (b) shall not be assigned by either party and (c) shall be governed by and construed in accordance with the laws of the State of Kansas applicable to contracts executed in and to be fully performed in such State, without giving effect to its conflicts of law rules or principles and except to the extent the provisions of this Agreement (including the documents or instruments referred to herein) are expressly governed by or derive their authority from the KGCC.

  Section 12.5 Interpretation. When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section or Exhibit of this Agreement, respectively, unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." When a reference is made in this Agreement to the "knowledge" of Western Resources, such reference shall also refer to the knowledge of New KC and KGE.

  Section 12.6 Counterparts; Effect. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

  Section 12.7 Parties' Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and, except for rights of Indemnified Parties as set forth in Section 9.5, nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

  Section 12.8 Waiver of Jury Trial and Certain Damages. Each party to this Agreement waives, to the fullest extent permitted by applicable law, (a) any right it may have to a trial by jury in respect of any action, suit or proceeding arising out of or relating to this Agreement and (b) without limitation to Section 11.3, any right it may have to receive damages from any other party based on any theory of liability for any special, indirect, consequential (including lost profits) or punitive damages.

  Section 12.9 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Kansas or in Kansas state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in the State of Kansas or any Kansas state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a federal or state court sitting in the State of Kansas.

  Section 12.10 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any person or entity or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons, entities or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

  Section 12.11 Anti-dilution. The Western Resources Index Price and the Conversion Ratio and any Western Resources share price referred to in this Agreement shall be appropriately adjusted in the case of any stock dividend, reclassification, recapitalization, split-up, combination or subdivision with respect to the common stock of Western Resources.

  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                          KANSAS CITY POWER & LIGHT COMPANY

         /s/ Jeanie Sell Latz                      /s/ A. Drue Jennings
Attest: _____________________________     By:__________________________________
               Secretary                             A. Drue Jennings
                                             Chairman of the Board, President

                                                and Chief Executive Officer


        /s/ Richard D. Terrill            WESTERN RESOURCES, INC.

Attest:______________________________
               Secretary                          /s/ John E. Hayes, Jr.

                                          By:__________________________________
                                                    John E. Hayes, Jr.

        /s/ Richard D. Terrill                   Chairman of the Board and
Attest:______________________________             Chief Executive Officer

               Secretary
                                          KANSAS GAS AND ELECTRIC COMPANY


                                                   /s/ William B. Moore

        /s/ Richard D. Terrill            By:__________________________________
Attest:______________________________                William B. Moore
               Secretary                         Chairman of the Board and
                                                         President

                                          NKC, INC.

                                                   /s/ John K. Rosenberg
                                          By:__________________________________
                                                     John K. Rosenberg
                                                         President

                                                                        ANNEX B

                     [LETTERHEAD OF SALOMON SMITH BARNEY]
                                                                   June 9, 1998

Board of Directors
Western Resources, Inc.
818 Kansas Avenue
Topeka, KS 66612

Members of the Board:

  You have requested our opinion as to the fairness, from a financial point of view, to Western Resources, Inc. ("Parent"), of the Aggregate Consideration (as defined below). Pursuant to the Amended and Restated Agreement and Plan of Merger (the "Merger Agreement") by and among Parent, Kansas Gas & Electric Company, a wholly owned subsidiary of Parent ("KGE"), NKC, Inc., a wholly owned subsidiary of Parent ("New KC") and Kansas City Power & Light Company ("KCPL"): (a) Parent will contribute to KGE certain assets, and KGE will assume certain liabilities and indebtedness, relating to Parent's rate-regulated electric division (the "Asset Contribution"); (b) Parent will contribute to KGE that number of shares of common stock, par value $5.00 per share ("Parent Common Stock"), of Parent (the "Parent Stock Contribution") equal to the product of (i) the number of shares of common stock, without par value ("KCPL Common Stock"), of KCPL issued and outstanding immediately prior to the Parent Stock Contribution times (ii) the Conversion Ratio (as defined below); (c) KCPL will merge (the "KCPL Merger") with and into New KC; and (d) KGE will merge (the "KGE Merger"; together with the KCPL Merger, the "Mergers") with and into New KC. The "Conversion Ratio" will be the quotient (rounded to the nearest 1/100,000) determined by dividing $23.50 by the average of the high and low sales prices of Parent Common Stock on each of the 20 consecutive trading days ending the tenth trading day immediately preceding the effectiveness of the KGE Merger (the "Western Resources Index Price"); provided, however, that if the Western Resources Index Price (i) is greater than $58.46, the Conversion Ratio shall be fixed at 0.449, but in no event shall the implied value of the Parent Common Stock exceed $30.00, (ii) is greater than $55.03 but less than or equal to $58.46, the Conversion Ratio shall be adjusted so that the implied value of the Parent Common Stock equals $26.25, (iii) is greater than $52.41 but less than or equal to $55.03, the Conversion Ratio shall be fixed at 0.477, (iv) is greater than $50.00 but less than or equal to $52.41, the Conversion Ratio shall be adjusted so that the implied value of the Parent Common Stock equals $25.00, (v) is greater than $47.00 but less than or equal to $50.00, the Conversion Ratio shall be fixed at 0.500, (vi) is greater than $35.01 but less than or equal to $38.27, the Conversion Ratio shall be fixed at 0.614, (vii) is greater than $29.78 but less than or equal to $35.01, the Conversion Ratio shall be adjusted so that the implied value of the Parent Common Stock equals $21.50 or (viii) is less than or equal to $29.78, the Conversion Price shall be fixed at 0.722.

  Upon the effectiveness of the KCPL Merger, each share of KCPL Common Stock issued and outstanding immediately prior to the effectiveness of the KCPL Merger (other than shares owned by New KCPL or KCPL either directly or through a wholly owned subsidiary) will be converted into and represent the right to receive one share of Series A Common Stock, without par value ("New KC Series A Common Stock"), of New KC (the "KCPL Merger Consideration"). Upon the effectiveness of the KGE Merger, all the shares of common stock, without par value, of KGE issued and outstanding immediately prior to the effectiveness of the KGE

Merger will be converted into such number of shares of Series B Common Stock, without par value ("New KC Series B Common Stock"), of New KC as represents, assuming there are no Dissenting Shares (as defined in the Merger Agreement), 80.1% of the fully diluted outstanding shares of New KC. Following the effectiveness of the Mergers, (i) New KC will distribute pro rata to the holders of the New KC Series A Common Stock the shares of Parent Common Stock contributed to KGE pursuant to the Parent Stock Contribution (the "Parent Stock Distribution"; together with the KCPL Merger Consideration, the "Aggregate Consideration"), (ii) New KC shall distribute to Parent (as holder of all the outstanding New KC Series B Common Stock) all the outstanding shares of capital stock of KLT Inc. and (iii) the New KC Series B Common Stock will be automatically converted into New KC Series A Common Stock (collectively, the "Post-Merger Transactions"). The Asset Contribution, the Parent Stock Contribution, the Mergers and the Post-Merger Transactions collectively are referred to herein as the "Transactions".

  In connection with rendering our opinion, we have reviewed certain publicly available information concerning Parent and KCPL and certain other financial information concerning Parent and KCPL, including financial forecasts, that were provided to us by Parent and KCPL, respectively. We have discussed the past and current business operations, financial condition and prospects of Parent and KCPL with certain officers and employees of Parent and KCPL. We have also considered such other information, financial studies, analyses, investigations and financial, economic and market criteria that we deemed relevant.

  In our review and analysis and in arriving at our opinion, we have assumed the consummation of, and taken into account, the Post-Merger Transactions. We have also assumed and relied upon the accuracy and completeness of the information reviewed by us for the purpose of this opinion and we have not assumed any responsibility for independent verification of such information. With respect to the financial forecasts of Parent and KCPL, we have been advised by the respective managements of Parent or KCPL that such forecasts have been reasonably prepared on bases reflecting their best currently available estimates and judgments, and we express no opinion with respect to such forecasts or the assumptions on which they are based. We have not assumed any responsibility for any independent evaluation or appraisal of any of the assets (including properties and facilities) or liabilities of Parent or KCPL. We have assumed that no gain or loss for federal income tax purposes will be recognized by (i) Parent, (ii) KGE, (iii) KCPL, (iv) New KC or (v) the shareholders of KGE or Parent as a result of the Transactions and that each Merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended.

  Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof. Our opinion as expressed below does not imply any conclusion as to the likely trading range for Parent Common Stock or New KC Series A Common Stock following the consummation of the Transactions, which may vary depending upon, among other factors, changes in interest rates, dividend rates, market conditions, general economic conditions and other factors that generally influence the price of securities. Our opinion does not address Parent's underlying business decision to effect the Transactions. Our opinion is directed only to the fairness to Parent, from a financial point of view, of the Aggregate Consideration, and does not constitute a recommendation concerning how holders of Parent capital stock should vote with respect to any matter related to the Transactions.

  Salomon Brothers Inc and Smith Barney Inc. (collectively doing business as "Salomon Smith Barney") have acted as financial advisor to the Board of Directors of Parent in connection with the Transactions and will receive a fee for our services, a significant portion of which is contingent upon consummation of the Transactions. In the ordinary course of business, we may actively trade the securities of Parent and KCPL for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. In addition, we have previously rendered certain investment banking and financial advisory services to Parent for which we have received customary compensation.

  It is understood that this letter is for the information of the Board of Directors of Parent only and is not to be reproduced, disseminated, quoted or referred to at any time, in any manner or used for any other purpose, nor shall public references be made to Salomon Smith Barney, without the prior written consent of Salomon Smith Barney.

  Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Aggregate Consideration is fair to Parent from a financial point of view.

                                          Very truly yours,

                                          /s/ Salomon Smith Barney

                                                                        ANNEX C

                 [LETTERHEAD OF MERRILL LYNCH, PIERCE, FENNER
                             & SMITH INCORPORATED]

                                 June 9, 1998

The Board of Directors
Kansas City Power & Light Company
1201 Walnut
Kansas City, Missouri 64106

Members of the Board of Directors:

  We understand that Kansas City Power & Light Company (the "Company") and Western Resources, Inc. ("Western") have entered into an Amended and Restated Agreement and Plan of Merger, dated as of March 18, 1998, by and among the Company, Western, Kansas Gas and Electric Company, a wholly owned subsidiary of Western ("KGE"), and NKC, Inc. ("New KC") (as so amended and restated, the "Restated Agreement"). Pursuant to the Restated Agreement, the Company will be merged with and into New KC in a transaction (the "Company Merger") in which each outstanding share of the Company's Common Stock, without par value (the "Company Shares"), other than any Company shares beneficially owned by the Company or New KC either directly or through a wholly owned subsidiary, all of which shall be canceled and retired, and other than Dissenting Shares (as defined in the Restated Agreement), shall be converted into one share of Series A Common Stock, without par value, of New KC (the "New KC Series A Common Stock"), and KGE will be merged with and into New KC in a transaction (the "KGE Merger"), in which each outstanding share of KGE's Common Stock, without par value (the "KGE Common Stock"), shall be converted into and become such number of shares of Series B Common Stock, without par value, of New KC (the "New KC Series B Common Stock"), representing, assuming there are no Dissenting Shares, 80.1% of the fully diluted outstanding shares of New KC.

  Prior to the effective time of the Company Merger and as a condition to the KGE Merger, it is contemplated that Western will contribute to KGE all of the KPL Assets (as defined in the Restated Agreement) and KGE shall assume all of the Assumed Liabilities (as defined in the Restated Agreement) of KPL, which will include a certain amount of debt of Western so that the aggregate total indebtedness for borrowed money (including preferred stock) of KGE will not exceed $1.9 billion (the "Asset Contribution"). It is also contemplated that prior to the effective time of the KGE Merger, Western will contribute to KGE that number of shares of common stock, par value $5.00 per share, of Western (the "Western Common Stock"), equal to the product of (x) the number of Company Shares, other than Company Shares beneficially owned by the Company or Western and other than Dissenting Shares, outstanding immediately prior to the effective time of the KGE Merger times (y) the Conversion Ratio, where the term "Conversion Ratio" means the quotient determined by dividing $23.50 by the aggregate of the average of the high and low sales prices of the Western Common Stock on each of the twenty consecutive trading days ending the tenth trading day immediately preceding the effective time of the KGE Merger, divided by 20 (the "Western Index Price"). The Restated Agreement also provides that if the Western Index Price (i) is greater than $58.46, the Conversion Ratio shall be fixed at 0.449, provided that if 0.449 multiplied by the Western Index Price exceeds $30.00, the Conversion Ratio shall mean the quotient obtained by dividing $30.00 by the Western Index Price, (ii) is greater than $55.03 but less than or equal to $58.46, the Conversion Ratio shall mean the quotient obtained by dividing $26.25 by the Western Index Price, (iii) is greater than $52.41 but less than or equal to $55.03, the Conversion Ratio shall be fixed at 0.477, (iv) is greater than $50.00 but less than or equal to $52.41, the Conversion Ratio shall mean the quotient determined by dividing $25.00 by the Western Index Price, (v) is greater than $47.00 but less than or equal to $50.00, the Conversion Ratio shall be fixed at 0.500, (vi) is greater than $35.01 but less than or equal to $38.27, the Conversion Ratio shall be fixed at 0.614, (vii) is greater that $29.78 but less than or equal to $35.01, the Conversion Ratio shall mean the quotient obtained by dividing $21.50 by the Western Index Price or (viii) is less than or equal to $29.78, the Conversion Ratio shall be fixed at 0.722. Such contribution of the Western Common Stock is hereinafter referred to as the "Stock Contribution".

  The Restated Agreement further provides that, immediately after the effective time of the KGE Merger, New KC shall, in connection with the KGE Merger, distribute to the holders of the New KC Series A Common Stock the Western Common Stock contributed to KGE pursuant to the Stock Contribution (the "Distribution"), whereby each holder of a share of New KC Series A Common Stock shall be entitled to receive that number of shares of Western Common Stock equal to the product of (x) the number of shares of Western Common Stock contributed to New KC in the Stock Contribution times (y) a quotient, the numerator of which is one and the denominator of which is the total number of shares of New KC Series A Common Stock outstanding immediately after the effective time of the Company Merger. In addition to the Distribution, the Restated Agreement also provides that immediately after the effective time of the KGE Merger, New KC shall transfer to Western all of the outstanding shares of capital stock of KLT, Inc., a wholly owned subsidiary of New KC that holds all indebtedness for borrowed money (including preferred stock) of New KC in excess of an aggregate principal amount of $800 million other than the indebtedness assumed by New KC pursuant to the KGE Merger.

  For purposes of our opinion, the Company Merger, the KGE Merger, the Distribution and the transactions contemplated by the Restated Agreement are collectively referred to herein as the "Transactions", and the aggregate amount of the New KC Series A Common Stock to be received by the holders of the Company Shares (other than Western and its affiliates) in the Company Merger and the aggregate amount of the Western Common Stock to be received by the holders of the New KC Series A Common Stock in the Distribution are collectively referred to herein as the "Consideration".

  You have asked us whether, in our opinion, the proposed Consideration to be received by the holders of the Company Shares (other than Western and its affiliates) in the Company Merger and the Distribution, taken as a whole, is fair to such holders from a financial point of view.

  In arriving at the opinion set forth below, we have, among other things:

    (1) Reviewed certain publicly available business and financial information relating to the Company and Western that we deemed to be relevant;

    (2) Reviewed certain publicly available business and financial information relating to ONEOK Inc. ("ONEOK"), Protection One, Inc. ("Protection One") and Hanover Compressor Co.;

    (3) Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of the Company, Western and New KC (including, in the case of Western, certain unaudited pro forma financial information provided by Western relating to the acquisition of its interests in ONEOK and Protection One, certain information and financial forecasts prepared by management of Western relating to ONEOK, and certain financial information relating to KGE and the KPL Business (as defined in the Restated Agreement)), as well as the cost savings and synergies expected to result from the Company Merger and the KGE Merger (collectively, the "Mergers") furnished to us by the Company and Western (collectively, the "Expected Savings and Synergies");

    (4) Reviewed a reserve report as of October 31, 1997 (the "Reserve Report"), prepared by the Company and the Company's independent reserve engineer (the "Reserve Engineer");

    (5) Conducted discussions with members of senior management and representatives of the Company, Western and Protection One concerning the matters described in clauses (1) through (4) above, as well as their respective businesses and prospects before and after giving effect to the Mergers and the Expected Savings and Synergies;

    (6) Reviewed the historical market prices, trading activity and valuation multiples for the Company Shares and the shares of Western Common Stock and compared them with that of certain publicly traded companies that we deemed to be relevant;

    (7) Reviewed the results of operations of the Company and Western and compared them with those of certain publicly traded companies that we deemed to be relevant;

    (8) Compared the proposed financial terms of the Transactions with the financial terms of certain others transactions that we deemed to be relevant;

    (9) Participated in certain discussions and negotiations among representatives of the Company and Western and their financial and legal advisors;

    (10) Reviewed the potential pro forma impact of the Mergers on Western and New KC;

    (11) Reviewed the Restated Agreement; and

    (12) Reviewed such other financial studies and analyses and took into account such other matters as we deemed necessary, including our assessment of general economic, regulatory, market and monetary conditions.

  In preparing our opinion, we have assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to us, discussed with or reviewed by or for us, or publicly available, and we have not assumed any responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of any of the assets or liabilities of the Company or Western, or been furnished with any such evaluation or appraisal other than the Reserve Report. In addition, we have not assumed any obligation to conduct, nor have we conducted, any physical inspection of the properties or facilities of the Company or Western. With respect to the financial forecast information and the Expected Savings and Synergies furnished to or discussed with us by the Company or Western, we have assumed that they have been reasonably prepared in accordance with accepted industry practices and reflect the best currently available estimates and judgment of the Company's or Western's management as to the expected future financial performance of Western or New KC, as the case may be, and the Expected Savings and Synergies, and as to the expected future projected outcomes of various legal, regulatory and other contingencies. Additionally, we have assumed that the Reserve Report has been reasonably prepared and reflects the best currently available estimates and judgments of the Company and the Reserve Engineer as to the Company's reserves, the future natural gas production volume and associated costs. We have further assumed that, for U.S. federal income tax purposes, the Company Merger will qualify as a tax-free reorganization under the provisions of Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended (the "Code"), and that the KGE Merger will qualify as a tax-free reorganization under the provisions of Sections 368(a)(1)(A) and (a)(2)(E) of the Code.

  Our opinion is necessarily based upon market, regulatory, economic and other conditions as they exist and can be evaluated on, and the information made available to us, as of the date hereof. We have assumed that in the course of obtaining the necessary regulatory or other consents and approvals (contractual or otherwise) for the Transactions, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that will have a material adverse effect on the contemplated benefits of the Transactions or the Expected Savings and Synergies.

  In connection with the preparation of this opinion, we have not been authorized by the Company or the Board of Directors of the Company to solicit, nor have we solicited, third-party indications of interest for the acquisition of all or any part of the Company.

  We are acting as financial advisor to the Company in connection with the Transactions and will receive a fee from the Company for our services, a significant portion of which is payable upon execution of the Restated Agreement and a significant portion of which is contingent upon the approval thereof by the shareholders of the Company. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. We have, in the past, provided financial advisory and financing services to the Company and certain of its affiliates and have received fees for the rendering of such services. In addition, in the ordinary course of our business, we may actively trade the Company Shares and other securities of the Company, as well as shares of Western Common Stock and other securities of Western and its affiliates, for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

  This opinion is for the use and benefit of the Board of Directors of the Company. Our opinion does not address the underlying decision by the Company to engage in the Transactions and does not constitute a recommendation to any shareholder as to how such shareholder should vote on the proposed Transactions. Further, in rendering our opinion, we did not address the relative merits of the Transactions and the transactions contemplated by the Agreement and Plan of Merger, dated as of February 7, 1997, by and between the Company and Western.

  We are not expressing any opinion herein as to what the value of the shares of Western Common Stock or Company Shares will be following the announcement of the Transactions or the value of the shares of Western Common Stock or the shares of New KC Series A Common Stock following the consummation of the Transactions.

  On the basis of, and subject to the foregoing, we are of the opinion that, as of the date hereof, the Consideration to be received by the holders of the Company Shares (other than Western and its affiliates) in the Company Merger and the Distribution, taken as a whole, is fair from a financial point of view to such holders.

                                          Very truly yours,

                                          /s/ Merrill Lynch, Pierce, Fenner &
                                              Smith Incorporated

                                                                        ANNEX D

               THE MISSOURI GENERAL AND BUSINESS CORPORATION LAW

351.455. SHAREHOLDER WHO OBJECTS TO MERGER MAY DEMAND VALUE OF SHARES, WHEN.--
1. If a shareholder of a corporation which is a party to a merger or consolidation shall file with such corporation, prior to or at the meeting of shareholders at which the plan of merger or consolidation is submitted to a vote, a written objection to such plan of merger or consolidation, and shall not vote in favor thereof, and such shareholder, within twenty days after the merger or consolidation is effected, shall make written demand on the surviving or new corporation for payment of the fair value of his shares as of the day prior to the date on which the vote was taken approving the merger or consolidation, the surviving or new corporation shall pay to such shareholder, upon surrender of his certificate or certificates representing said shares, the fair value thereof. Such demand shall state the number and class of the shares owned by such dissenting shareholder. Any shareholder failing to make demand within the twenty day period shall be conclusively presumed to have consented to the merger or consolidation and shall be bound by the terms thereof.

  2. If within thirty days after the date on which such merger or consolidation was effected the value of such shares is agreed upon between the dissenting shareholder and the surviving or new corporation, payment therefor shall be made within ninety days after the date on which such merger or consolidation was effected, upon the surrender of his certificate or certificates representing said shares. Upon payment of the agreed value the dissenting shareholder shall cease to have any interest in such shares or in the corporation.

  3. If within such period of thirty days the shareholder and the surviving or new corporation do not so agree, then the dissenting shareholder may, within sixty days after the expiration of the thirty day period, file a petition in any court of competent jurisdiction within the county in which the registered office of the surviving or new corporation is situated, asking for a finding and determination of the fair value of such shares, and shall be entitled to judgment against the surviving or new corporation for the amount of such fair value as of the day prior to the date on which such vote was taken approving such merger or consolidation, together with interest thereon to the date of such judgment. The judgment shall be payable only upon and simultaneously with the surrender to the surviving or new corporations of the certificate or certificates representing said shares. Upon the payment of the judgment, the dissenting shareholder shall cease to have any interest in such shares, or in the surviving or new corporation. Such shares may be held and disposed of by the surviving or new corporation as it may see fit. Unless the dissenting shareholder shall file such petition within the time herein limited, such shareholder and all persons claiming under him shall be conclusively presumed to have approved and ratified the merger or consolidation, and shall be bound by the terms thereof.

  4. The right of a dissenting shareholder to be paid the fair value of his shares as herein provided shall cease if and when the corporation shall abandon the merger or consolidation.

                                                                        ANNEX E

                                    FORM OF
                 CERTIFICATE OF AMENDMENT TO RESTATED ARTICLES
                       OF INCORPORATION, AS AMENDED, OF
                            WESTERN RESOURCES, INC.

  We,         , President and       , Secretary of the above named
corporation, a corporation organized and existing under the laws of the State of Kansas, do hereby certify that at a meeting of the Board of Directors of said corporation, the board adopted a resolution setting forth the following amendment to the Restated Articles of Incorporation and declaring their advisability:

  The first paragraph of Article IV shall be amended in its entirety to read as follows:

                                  ARTICLE IV

  The amount of capital stock of this Corporation shall be 310,600,000 shares of which 300,000,000 shares is Common Stock of the par value of Five Dollars ($5.00) each, 4,000,000 shares is Preference Stock without par value, 600,000 shares is preferred stock of the par value of One Hundred Dollars ($100) each and 6,000,000 shares is preferred stock without par value, all such preferred stock being termed "Preferred Stock."

  The remainder of such Article IV shall not be amended hereby.

  We further certify that thereafter, pursuant to said resolution, and in accordance with the bylaws of the corporation and the laws of the State of Kansas, the Board of Directors held a meeting of shareholders for consideration of the proposed amendments, and thereafter, pursuant to notice in accordance with the statutes of the State of Kansas, the shareholders convened and considered the proposed amendment.

  We further certify that at the meeting a majority of the shares of common stock entitled to vote, voted in favor of the proposed amendment.

  We further certify that the amendment was duly adopted in accordance with the provisions of K.S.A. 17-6602, as amended.

  We further certify that the capital of said corporation will not be reduced under or by reason of said amendment.

  IN WITNESS WHEREOF, we have hereunto set our hands and affixed the seal of
said corporation this     day of    , 1998.

                                          _____________________________________
                                                _________________________
                                                        President

                                          _____________________________________
                                                _________________________
                                                        Secretary

State of Kansas
County of Shawnee   H ss.:

  Be it remembered that before me, a Notary Public in and for the aforesaid
county and state, personally appeared       , President , and       , Secretary
of the corporation named in this document, who are known to me to be the same persons who executed the foregoing certificate and duly acknowledge that
execution of the same this     day of    , 1998.

                                                      Notary Public

                                                                        ANNEX F

                AMENDED AND RESTATED ARTICLES OF INCORPORATION
                                      OF
                                   NKC, INC.

  FIRST. The name of the Corporation is:

                                   NKC, INC.

  SECOND. The address of its registered office in the State of Kansas is 7500 West 110th Street, Overland Park, County of Johnson, Kansas 66210-2329. The name of its resident agent at such address is SMF Registered Services, Inc.

  THIRD. The Corporation is organized for profit and for the purpose of engaging in any lawful act or activity for which corporations may be organized under the Kansas General Corporation Code.

  FOURTH.

  (a) The total number of shares of all classes of stock which the Corporation shall have authority to issue is 850,000,000, of which 500,000,000 shares without par value shall be designated as Series A Common Stock, 300,000,000 shares without par value shall be designated as Series B Common Stock, and 50,000,000 shares without par value shall be designated as Preferred Stock.

  (b) The Series B Common Stock shall be convertible into Series A Common Stock if so provided in any merger agreement entered into by the Corporation and approved by the Board of Directors and stockholders of the Corporation. Except as provided in Article Seventh, each holder of Common Stock of the Corporation shall, at every stockholders' meeting, be entitled to cast one vote for each share of Common Stock of whatever class held by such stockholder, and shall be entitled to cast such vote for any and all purposes.

  (c) Shares of Preferred Stock may be issued in one or more series from time to time by the Board of Directors, and the Board of Directors is expressly authorized to fix by resolution or resolutions voting powers, full or limited, or no voting powers, and the designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations and restrictions thereof, of the shares of each series of Preferred Stock, including without limitation the following:

    (1) the distinctive serial designation of such series which shall distinguish it from other series;

    (2) the number of shares included in each series;

    (3) the dividend rate (or method of determining such rate) payable to the holders of the shares of such series, any conditions upon which such dividends shall be paid and the date or dates upon which such dividends shall be payable;

    (4) whether dividends on the shares of such series shall be cumulative and, in the case of shares of any series having cumulative dividend rights, the date or dates or method of determining the date or dates from which dividends on the shares of such series shall be cumulative;

    (5) the amount or amounts which shall be payable out of the assets of the Corporation to the holders of the shares of such series upon voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of the shares of such series;

    (6) the price or prices at which, the period or periods within which and the terms and conditions upon which the shares may be redeemed, in whole or in part, at the option of the Corporation or at the option of the holder or holders thereof or upon the happening of a specified event or events;

    (7) the obligation, if any, of the Corporation to purchase or redeem shares of such series pursuant to a sinking fund or otherwise and the price or prices at which, the period or periods within which and the terms and conditions upon which, the shares of such series shall be redeemed or purchased, in whole or in part, pursuant to such obligation;

    (8) whether or not the shares of such series shall be convertible or exchangeable, at any time or times at the option of the holder or holders thereof or at the option of the Corporation or upon the happening of a specified event or events, into shares of any other class or classes or any other series of the same or any other class or classes of stock of the Corporation, and the price or prices or rate or rates of exchange or conversion and any adjustments applicable thereto; and

    (9) whether or not the holders of the shares of such series shall have voting rights, in addition to the voting rights provided by law, and if so the terms of such voting rights.

  (d) The Kansas Control Share Acquisition Act (K.S.A. 17-1286 et seq.), as amended, shall not apply to "control share acquisitions" (as defined therein) of shares of this Corporation.

  (e) The Kansas Business Combinations With Interested Shareholders Act (K.S.A. 17-12,100 et seq.), as amended, shall not apply to any "business combination" (as defined therein) of the Corporation with any "interested stockholder" (as defined therein) of the Corporation.

  FIFTH. The Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal bylaws of the Corporation, subject to the rights of the stockholders to adopt, amend or repeal the bylaws.

  SIXTH. Elections of directors need not be by written ballot except and to the extent provided in the bylaws of the Corporation.

  SEVENTH. The number of directors of the Corporation from time to time shall be fixed by, or in the manner described in, the bylaws of the Corporation.

  At all elections of directors, each holder of Common Stock of the Corporation shall be entitled to as many votes as shall equal the number of votes which, except as provided by this paragraph, such holder would be entitled to cast for the election of directors with respect to such holder's shares of stock multiplied by the number of directors to be elected by each holder, and that such holder may cast such votes for a single director or may distribute them among the number to be voted for, or for any two or more of them as such holder may see fit.

  EIGHTH. Any action required or permitted to be taken by stockholders of the Corporation, including but not limited to the election of directors, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by holders of all of the outstanding stock of the Corporation entitled to vote on such action (or, to the extent authorized by law, by the holders of a majority of the outstanding stock of the Corporation entitled to vote on such action).

  NINTH. Special meetings of the stockholders of the Corporation may be called only by the Chairman of the Board, if any, the President, the Board of Directors of the Corporation, any single stockholder holding in excess of fifty percent of the outstanding voting securities of the Corporation, or such other person or persons as may be authorized by the bylaws.

  TENTH. A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that such exemption from liability or limitation thereof is not permitted under the Kansas General Corporation Code currently in effect or as the same may hereafter be amended. No amendment, modification or repeal of this Article TENTH shall adversely affect any right or protection of a director that exists at the time of such amendment, modification or repeal.

  ELEVENTH. Except as may be otherwise provided by statute, the Corporation shall be entitled to treat the registered holder of any shares of the Corporation as the owner of such shares and of all rights derived from such shares for all purposes, and the Corporation shall not be obligated to recognize any equitable or other claim to or interest in such shares or rights on the part of any other person, including, but without limiting the generality of the term "person" to, a purchaser, pledgee, assignee or transferee of such shares or rights, unless and until such person becomes the registered holder of such shares. The foregoing shall apply whether or not the Corporation shall have either actual or constructive notice of the claim by or the interest in such person.

  TWELFTH. Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them or between this Corporation and its stockholders or any class of them, any court of competent jurisdiction within the State of Kansas, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of K.S.A. 17-6901 and amendments thereto, or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of K.S.A. 17-6808 and amendments thereto, may order a meeting of the creditors or class of creditors, or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as such court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as consequence of such compromise or arrangement and the reorganization, if sanctioned by the court to which the application has been made, shall be binding on all the creditors or class of creditors, or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

  THIRTEENTH. The books of the Corporation may be kept (subject to any provision contained in the statutes of the State of Kansas) outside the State of Kansas at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

  FOURTEENTH. The Corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

  FIFTEENTH. The Corporation may agree to the terms and conditions upon which any director, officer, employee or agent accepts his office or position and in its bylaws, by contract or in any other manner may agree to indemnify and protect any director, officer, employee or agent of the Corporation, or any person who serves at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, to the fullest extent permitted by the laws of the State of Kansas.

                                                                        ANNEX G

                                    BYLAWS
                                      OF
                                   NKC, INC.
                          (adopted on March 30, 1998)

                              ARTICLE I. OFFICES

  The principal office of the Corporation in the State of Kansas shall be located in the City of Topeka, County of Shawnee. The Corporation may have such other offices either within or without the State of Kansas as the Board of Directors may designate or as the business of the Corporation may require from time to time.

                           ARTICLE II. STOCKHOLDERS

  SECTION 1. Annual Meeting. The annual meeting of the Stockholders shall be held on the fourth Tuesday in the month of May in each year, beginning with the year 1998, at the hour of 11 o'clock, a.m., or such other date and time as the Board of Directors may from time to time designate, for the purpose of electing directors and for the transaction of such other business as may come before the meeting. If the day fixed for the annual meeting shall be a legal holiday in the State of Kansas, such meeting shall be held on the next succeeding business day. If the election of directors shall not be held on the day designated herein for any annual meeting of the Stockholders, or at any adjournment thereof, the Board of Directors shall cause the election to be held at a special meeting of the Stockholders as soon thereafter as conveniently may be.

  SECTION 2. Special Meetings. Special meetings of Stockholders may be called at any time by the Chairman of the Board, if any, the President, the Board of Directors of the Corporation, any single stockholder holding in excess of fifty percent of the outstanding voting securities of the Corporation or by such other person or persons as may be authorized by these bylaws.

  SECTION 3. Place of Meeting. The Board of Directors may designate any place, either within or without the State of Kansas, unless otherwise prescribed by statute, as the place of meeting for any annual meeting or for any special meeting called by the Board of Directors. A waiver of notice signed by all Stockholders entitled to vote at a meeting may designate any place, either within or without the State of Kansas, unless otherwise prescribed by statute, as the place for the holding of such meeting. If no designation is made, or if a special meeting be otherwise called, the place of meeting shall be the principal office of the Corporation in the State of Kansas.

  SECTION 4. Notice of Meeting. Except as provided in the Articles of Incorporation, written notice stating the place, day and hour of the meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called, shall, unless otherwise prescribed by statute, be delivered not less than ten (10) nor more than sixty (60) days before the date of the meeting, either personally or by mail, by or at the direction of the President, or the Secretary, or the persons calling the meeting, to each Stockholder of record entitled to vote at such meeting. If mailed, such notice shall be deemed to be delivered when deposited in the United States mail, addressed to the Stockholder at his address as it appears on the stock transfer books of the Corporation, with postage thereon prepaid.

  SECTION 5. Closing of Transfer Books or Fixing of Record Date. For the purpose of determining Stockholders entitled to notice of or to vote at any meeting of Stockholders or any adjournment thereof, or Stockholders entitled to receive payment of any dividend, or in order to make a determination of Stockholders for any other proper purpose, the Board of Directors of the Corporation may provide that the stock transfer books shall be closed for a stated period but not to exceed, in any case, sixty (60) days. If the stock transfer books shall be closed for the purpose of determining Stockholders entitled to notice of or to vote at a meeting of Stockholders, such books shall be closed for at least ten (10) days immediately preceding such meeting. In lieu of closing the stock transfer books, the Board of Directors may fix in advance a date as the record date for any such determination of Stockholders, such date in any case to be not more than sixty
(60) days and, in case of a meeting of Stockholders, not less than ten (10) days prior to the date on which the particular action, requiring such determination of Stockholders, is to be taken. If the stock transfer books are not closed and no record date is fixed for the determination of Stockholders entitled to receive payment of a dividend, the date next preceding the date on which notice of the meeting is mailed or the date on which the resolution of the Board of Directors declaring such dividend is adopted, as the case may be, shall be the record date for such determination of Stockholders. When a determination of Stockholders entitled to vote at any meeting of Stockholders has been made as provided in this section, such determination shall apply to any adjournment thereof, unless the Board of Directors provides a new record date.

  SECTION 6. Quorum. A majority of the outstanding shares of the Corporation entitled to vote, represented in person or by proxy, shall constitute a quorum at a meeting of Stockholders. If less than a majority of the outstanding shares are represented at a meeting, a majority of the shares so represented may adjourn the meeting from time to time without further notice. If the adjournment is for more than 30 days, or if after adjournment a new record date is fixed for the subsequent session of the adjourned meeting, a notice of the subsequent session of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally noticed. The Stockholders present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough Stockholders to leave less than a quorum.

  SECTION 7. Proxies. At all meetings of Stockholders, a Stockholder may vote in person or by proxy executed in writing by the Stockholder or by his duly authorized attorney-in-fact. Such proxy shall be filed with the Secretary of the Corporation before or at the time of the meeting. No proxy shall be valid after twelve (12) months from the date of its execution, unless otherwise provided in the proxy.

  SECTION 8. Voting of Shares. Except as provided elsewhere in these bylaws or in the Articles of Incorporation, each outstanding share entitled to vote shall be entitled to one vote upon each matter submitted to a vote at a meeting of Stockholders.

  SECTION 9. Voting of Shares by Certain Holders. Shares standing in the name of another corporation may be voted by such officer, agent or proxy as the bylaws of such corporation may prescribe, or, in the absence of such provisions, as the Board of Directors of such corporation may determine.

  Shares held by an administrator, executor, guardian or conservator may be voted by him, either in person or by proxy, without a transfer of such shares into his name. Shares standing in the name of a trustee may be voted by him, either in person or by proxy, but no trustee shall be entitled to vote shares held by him without a transfer of such shares into his name.

  Shares standing in the name of a receiver may be voted by such receiver, and shares held by or under the control of a receiver may be voted by such receiver without the transfer thereof into his name if authority so to do be contained in an appropriate order of the court by which such receiver was appointed.

  A Stockholder whose shares are pledged shall be entitled to vote such shares until the shares have been transferred into the name of the pledgee, and thereafter the pledgee shall be entitled to vote the shares so transferred.

  Shares of its own stock belonging to the Corporation shall not be voted, directly or indirectly, at any meeting, and shall not be counted in determining the total number of outstanding shares at any given time.

  SECTION 10. Consent of Stockholders in Lieu of Meeting. Unless otherwise provided by law, any action required to be taken at a meeting of the Stockholders, or any other action which may be taken at a meeting of the Stockholders, may be taken without a meeting if a consent in writing, setting forth the action so taken, shall be signed by holders of all the outstanding stock of the Corporation entitled to vote with respect to the subject matter thereof (or, to the extent authorized by law, by the holders of a majority of the outstanding stock of the Corporation entitled to vote with respect to the subject matter thereof).

  SECTION 11. Advance Notice of Stockholder Proposals. At any annual or special meeting of Stockholders, proposals by Stockholders and persons nominated for election as directors by Stockholders shall be considered only if advance notice thereof has been timely given as provided herein and such proposals or nominations are otherwise proper for consideration under applicable law and the Articles of Incorporation and bylaws of the Corporation. Notice of any proposal to be presented by any Stockholder or of the name of any person to be nominated by any Stockholder for election as a director of the Corporation at any meeting of Stockholders shall be delivered to the Secretary of the Corporation at its principal executive office not less than 60 nor more than 90 days prior to the date of the meeting; provided, however, that if the date of the meeting is first publicly announced or disclosed (in a public filing or otherwise) less than 70 days prior to the date of the meeting, such advance notice shall be given not more than ten days after such date is first so announced or disclosed. Public notice shall be deemed to have been given more than 70 days in advance of the annual meeting if the Corporation shall have previously disclosed, in these bylaws or otherwise, that the annual meeting in each year is to be held on a determinable date, unless and until the Board of Directors determines to hold the meeting on a different date. Any Stockholder who gives notice of any such proposal shall deliver therewith the text of the proposal to be presented and a brief written statement of the reasons why such Stockholder favors the proposal and setting forth such Stockholder's name and address, the number and class of all shares of each class of stock of the Corporation beneficially owned by such Stockholder and any material interest of such Stockholder in the proposal (other than as a Stockholder). Any Stockholder desiring to nominate any person for election as a director of the Corporation shall deliver with such notice a statement in writing setting forth the name of the person to be nominated, the number and class of all shares of each class of stock of the Corporation beneficially owned by such person, the information regarding such person required by paragraphs (a), (e) and (f) of Item 401 of Regulation S-K adopted by the Securities and Exchange Commission (or the corresponding provisions of any regulation subsequently adopted by the Securities and Exchange Commission applicable to the Corporation), such person's signed consent to serve as a director of the Corporation if elected, such Stockholder's name and address and the number and class of all shares of each class of stock of the Corporation beneficially owned by such Stockholder. As used herein, shares "beneficially owned" shall mean all shares as to which such person, together with such person's affiliates and associates (as defined in Rule 12b-2 under the Securities Exchange Act of 1934), may be deemed to beneficially own pursuant to Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, as well as all shares as to which such person, together with such person's affiliates and associates, has the right to become the beneficial owner pursuant to any agreement or understanding, or upon the exercise of warrants, options or rights to convert or exchange (whether such rights are exercisable immediately or only after the passage of time or the occurrence of conditions). The person presiding at the meeting, in addition to making any other determinations that may be appropriate to the conduct of the meeting, shall determine whether such notice has been duly given and shall direct that proposals and nominees not be considered if such notice has not been given.

                        ARTICLE III. BOARD OF DIRECTORS

  SECTION 1. General Powers. The business and affairs of the Corporation shall be managed by or under the direction of its Board of Directors.

  SECTION 2. Number, Tenure and Qualifications. The number of directors of the Corporation shall be determined from time to time by a majority of the directors who may be duly elected, qualified and serving from time to time. Each director shall hold office until the next meeting of Stockholders and until his successor shall have been elected and qualified.

  SECTION 3. Regular Meetings. A regular meeting of the Board of Directors shall be held without other notice than this bylaw immediately after, and at the same place as, the annual meeting of Stockholders. The

Board of Directors may provide, by resolution, the time and place for the holding of additional regular meetings without other notice than such resolution.

  SECTION 4. Special Meetings. Special meetings of the Board of Directors may be called by or at the request of the Chairman of the Board, the President or a majority of the directors. The person or persons authorized to call special meetings of the Board of Directors may fix the place for holding any special meeting of the Board of Directors called by them.

  SECTION 5. Participation in Meetings by Conference Telephone
Permitted. Unless otherwise restricted by the Articles of Incorporation or these bylaws, members of the Board of Directors, or any committee designated by the Board of Directors, may participate in a meeting of the Board of Directors or of such committee, as the case may be, by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this bylaw shall constitute presence in person at such meeting.

  SECTION 6. Notice. Except as provided in the Articles of Incorporation, notice of any special meeting shall be given at least two (2) days previously thereto by written notice delivered personally or mailed to each director at his business address, or by telefacsimile or other similar means of delivery. If mailed, such notice shall be deemed to be delivered when deposited in the United States mail so addressed, with postage thereon prepaid. If notice is given by telefacsimile, such notice shall be deemed to be delivered when the telefacsimile is confirmed. Any director may waive notice of any meeting. The attendance of a director at a meeting shall constitute a waiver of notice of such meeting, except where a director attends a meeting for the express purpose of objecting to the transaction of any business because the meeting is not lawfully called or convened.

  SECTION 7. Quorum. A majority of the incumbent directors shall constitute a quorum for the transaction of business at any meeting of the Board of Directors, but if less than such majority is present at a meeting, the majority of the directors present may adjourn the meeting from time to time without further notice.

  SECTION 8. Manner of Acting. The act of the majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors.

  SECTION 9. Action Without a Meeting. Any action that may be taken by the Board of Directors at a meeting may be taken without a meeting if a consent in writing, setting forth the action so to be taken, shall be signed by all of the directors and filed with the minutes of the Board of Directors.

  SECTION 10. Vacancies. Any vacancy occurring on the Board of Directors may be filled by the affirmative vote of a majority of the remaining directors though less than a quorum of the Board of Directors, unless otherwise provided by law. A director elected to fill a vacancy shall be elected for the unexpired term of his predecessor in office. Any directorship to be filled by reason of an increase in the number of directors may be filled by election by the Board of Directors for a term of office continuing only until the next election of directors by the Stockholders. If the Corporation has a single director and a vacancy occurs, the vacancy will be filled by the Stockholders at a special meeting called for such purpose.

  SECTION 11. Resignation; Removal. Any director may resign at any time upon written notice to the Board of Directors or to the President or the Secretary of the Corporation. Such resignation shall take effect at the time specified therein, and unless otherwise specified therein no acceptance of such resignation shall be necessary to make it effective. Any director or the entire Board of Directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors, but if less than the entire board is to be removed, no director may be removed without cause if the votes cast against such director's removal would be sufficient to elect such director if then cumulatively voted at an election of the entire board.

  SECTION 12. Compensation. By resolution of the Board of Directors, each director may be paid his expenses, if any, of attendance at each meeting of the Board of Directors, and may be paid a stated salary as director or a fixed sum for attendance at each meeting of the Board of Directors or both. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor.

  SECTION 13. Presumption of Assent. A director of the Corporation who is present at a meeting of the Board of Directors at which action on any corporate matter is taken shall be presumed to have assented to the action taken at such meeting unless his dissent shall be entered in the minutes of the meeting or unless he shall file his written dissent to such action with the person acting as the Secretary of the meeting before the adjournment thereof or shall forward such dissent by registered mail to the Secretary of the Corporation immediately after the adjournment of the meeting. Such right to dissent shall not apply to a director who voted in favor of such action.

  SECTION 14. Committees.

  (a) The Board of Directors may, by resolution or resolutions passed by a majority of the whole Board, designate one or more committees, each committee to consist of one or more directors of the Corporation. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee.

  (b) In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member.

  (c) Any such committee, to the extent provided in the resolution of the Board of Directors or in these Bylaws, shall have and may exercise all of the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation and may authorize the seal of the Corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority of the Board of Directors with respect to amending the Articles of Incorporation, adopting an agreement of merger or consolidation, recommending to the Stockholders the sale, lease or exchange of all or substantially all of the Corporation's property and assets, recommending to the Stockholders a dissolution of the Corporation or a revocation of a dissolution, or amending the Bylaws of the Corporation; and, unless the resolution, these Bylaws or the Articles of Incorporation expressly so provide, no such committee shall have power or authority to declare a dividend or to authorize the issuance of stock or to adopt a certificate of ownership and merger.

  (d) All committees so appointed shall, unless otherwise provided by the Board of Directors, keep regular minutes of the transactions at their meetings and shall cause them to be recorded in books kept for that purpose in the office of the Corporation and shall report the same to the Board of Directors at its next meeting. The Secretary or an Assistant Secretary of the Corporation may act as secretary of the committee if the committee or the Board so requests.

                             ARTICLE IV. OFFICERS

  SECTION 1. Number. The officers of this Corporation shall be a Chairman of the Board, a President, a Secretary and a Treasurer (one person may serve as a Secretary/Treasurer), each of whom shall be elected by the Board of Directors. Such other officers, including one or more Vice Presidents, and assistant officers as may be deemed necessary may be elected or appointed by the Board of Directors.

  SECTION 2. Election and Term of Office. The officers of the Corporation to be elected by the Board of Directors shall be elected annually by the Board of Directors at the first meeting of the Board of Directors held after each annual meeting of the Stockholders. If the election of officers shall not be held at such meeting, such election shall be held as soon thereafter as conveniently may be. Each officer shall hold office until his successor shall have been duly elected and shall have qualified or until his death or until he shall have been removed in the manner hereinafter provided.

  SECTION 3. Removal. Any officer or agent may be removed by the Board of Directors whenever, in its judgment, the best interests of the Corporation will be served thereby, but such removal shall be without prejudice to the contract rights, if any, of the person so removed. Election or appointment of an officer or agent shall not of itself create contract rights.

  SECTION 4. Vacancies. A vacancy in any office because of death, resignation, removal, disqualification or otherwise, may be filled by the Board of Directors for the unexpired portion of the term.

  SECTION 5. Officer Powers. The officers of the Company may perform the duties and shall have the powers generally conferred upon their respective positions and shall have such other duties as may be prescribed by the Board of Directors from time to time.

  SECTION 6. Salaries. The salaries of the officers shall be fixed from time to time by the Board of Directors and no officer shall be prevented from receiving such salary by reason of the fact that he is also a director of the corporation.

                   ARTICLE V. LIABILITY AND INDEMNIFICATION

  SECTION 1. Limitation of Liability. No person shall be liable to the Corporation or its stockholders for any loss, damage, liability or expense suffered by the Corporation on account of any action taken or omitted to be taken by such person as a director or officer of the Corporation or of any Other Enterprise which such person serves or has served as a director or officer at the request of the Corporation, if such person (a) acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, or (b) took or omitted to take such action in reliance upon advice of counsel for the Corporation, or for such Other Enterprise, or upon statements made or information furnished by directors, officers, employees or agents of the Corporation, or of such Other Enterprise, which such person had no reasonable grounds to disbelieve.

  SECTION 2. Indemnification, Generally. In addition to and without limiting the rights to indemnification and advancement of expenses specifically provided for in the other sections of this Article V, the Corporation shall indemnify and advance expenses to each person who is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of any Other Enterprise (as hereafter defined), to the full extent permitted by the laws of the State of Kansas as in effect on the date of the adoption of these Bylaws and as may hereafter be amended.

  SECTION 3. Indemnification in Actions by Third Parties. The Corporation shall indemnify each person who has been or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, investigative or appellate, other than an action by or in the right of the Corporation, by reason of the fact that such person is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of any Other Enterprise, against all liabilities and expenses, including, without limitation, judgments, fines, amounts paid in settlement (provided that such settlement and all amounts paid in connection therewith are approved in advance by the Corporation using the procedures set forth in Section 6 of this Article V, which approval shall not be unreasonably withheld or delayed), attorneys' fees, ERISA excise taxes or penalties, and other expenses actually and reasonably incurred by such person in connection with such action, suit or proceeding (including, without limitation, the investigation, defense, settlement or appeal of such action, suit or proceeding) if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful; provided, however, that the Corporation shall not be required to indemnify or advance expenses to any such person or persons seeking indemnification or advancement of expenses in connection with an action, suit or proceeding initiated by such person or persons (including, without limitation, any cross-claim or counterclaim initiated by such person or persons) unless the initiation of such action, suit or proceeding was authorized by the Board of Directors of the Corporation. The termination of any such action, suit or proceeding by judgment, order, settlement, conviction or under a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, that such person had reasonable cause to believe that such person's conduct was unlawful.

  SECTION 4. Indemnification in Derivative Actions. The Corporation shall indemnify each person who has been or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that such person is or was a director or officer of the Corporation or is or was serving at the Corporation's request as a director or officer of any Other Enterprise against all expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action, suit or proceeding (including, without limitation, the investigation, defense, settlement or appeal of such action, suit or proceeding) if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, except that no indemnification under this Section 4 shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the court in which the action, suit or proceeding was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

  SECTION 5. Indemnification for Expenses. Notwithstanding the other provisions of this Article V, to the extent a person who is or was serving as a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of any Other Enterprise, has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Sections 3 and 4 of this Article V (including the dismissal of any such action, suit or proceeding without prejudice), or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

  SECTION 6. Determination of Right to Indemnification. Prior to indemnifying a person pursuant to the provisions of Sections 2, 3 and 4 of this Article V, unless ordered by a court and except as otherwise provided by this Section 5, the Corporation shall determine that such person has met the specified standard of conduct entitling such person to indemnification as set forth under Sections 2, 3 and 4 of this Article V. Any determination that a person shall or shall not be indemnified under the provisions of Sections 2, 3 and 4 of these Bylaws shall be made (a) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding, (b) if such quorum is not obtainable, or even if obtainable, if a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (c) by the stockholders, and such determination shall be final and binding upon the Corporation; provided, however, that in the event such determination is adverse to the person or persons to be indemnified hereunder, such person or persons shall have the right to maintain an action in any court of competent jurisdiction against the Corporation to determine whether or not such person has met the requisite standard of conduct and is entitled to such indemnification hereunder. If such court action is successful and the person or persons is determined to be entitled to such indemnification, such person or persons shall be reimbursed by the Corporation for all fees and expenses (including attorneys' fees) actually and reasonably incurred in connection with any such action (including, without limitation, the investigation, defense, settlement or appeal of such action).

  SECTION 7. Advancement of Expenses. Expenses (including attorneys' fees) actually and reasonably incurred by a person who may be entitled to indemnification hereunder in defending an action, suit or proceeding, whether civil, criminal, administrative, investigative or appellate, shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that such person is not entitled to indemnification by the Corporation. Notwithstanding the foregoing, no advance shall be made by the Corporation if a determination is reasonably and promptly made by (a) the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding for which the advancement is requested, (b) if a quorum is not obtainable, or even if obtainable, if a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (c) by the stockholders, that, based upon the facts known to the Board, independent legal counsel or stockholders at the time such determination is made, such person acted in bad faith and in a manner that such person did not believe to be in or not opposed to the best interests of the Corporation, or, with respect to any criminal proceeding, that such person believed or had reasonable cause to believe such person's conduct was unlawful. In no event shall any advancement of expenses be made in instances where the Board, independent legal counsel or stockholders reasonably determines that such person intentionally breached such person's duty to the Corporation or its stockholders.

  SECTION 8. Non-Exclusivity. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article V shall not be exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any statute, the Articles of Incorporation, these Bylaws, agreement, vote of stockholders or disinterested directors, policy of insurance or otherwise, both as to action in their official capacity and as to action in another capacity while holding their respective offices, and shall not limit in any way any right which the Corporation may have to make additional indemnifications with respect to the same or different persons or classes of persons. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article V shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors, administrators and estate of such a person.

  SECTION 9. Insurance. Upon resolution passed by the Board of Directors, the Corporation may purchase and maintain insurance on behalf of any person who is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of any Other Enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the Corporation would have the power to indemnify such person against such liability under this Article V.

  SECTION 10. Vesting of Rights. The rights granted by this Article V shall be vested in each person entitled to indemnification hereunder as a bargained-for, contractual condition of such person's serving or having served as a director or officer of the Corporation or serving at the request of the Corporation as a director or officer of any Other Enterprise and while this
Article V may be amended or repealed, no such amendment or repeal shall release, terminate or adversely affect the rights of such person under this
Article V with respect to any act taken or the failure to take any act by such person prior to such amendment or repeal or with respect to any action, suit or proceeding with respect to such act or failure to act filed after such amendment or repeal.

SECTION 11. Definitions. For purposes of this Article V, references to:

    (a) "the Corporation" shall, if and only if the Board of Directors shall determine, include, in addition to the resulting Corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors or officers or persons serving at the request of such constituent corporation as a director or officer of any Other Enterprise, so that any person who is or was a director or officer of such constituent corporation, or is or was serving at the request of such constituent corporation as a director or officer of any Other Enterprise, shall stand in the same position under the provisions of this Article V with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued;

    (b) "Other Enterprises" or "Other Enterprise" shall include, without limitation, any other corporation, limited liability company, partnership, joint venture, trust or employee benefit plan;

    (c) "director or officer of any Other Enterprise" shall include, without limitation, any person performing similar functions with respect to such Other Enterprise, whether incorporated or unincorporated;

    (d) "fines" shall include any excise taxes assessed against a person with respect to an employee benefit plan;

    (e) "defense" shall include investigations of any threatened, pending or completed action, suit or proceeding as well as appeals thereof and shall also include any defensive assertion of a cross-claim or counterclaim; and

    (f) "serving at the request of the Corporation" shall include any service as a director or officer of a corporation which imposes duties on, or involves services by, such director or officer with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the Corporation" as referred to in this Article V.

  For the purpose of this Article V, unless the Board of Directors of the Corporation shall determine otherwise, any director or officer of the Corporation who shall serve as a director or officer of any Other Enterprise of which the Corporation, directly or indirectly, is a stockholder or creditor, or in which the Corporation is in any way interested, shall be presumed to be serving as such director or officer at the request of the Corporation. In all other instances where any person shall serve as a director or officer of an Other Enterprise, if it is not otherwise established that such person is or was serving as such director or officer at the request of the Corporation, the Board of Directors of the Corporation shall determine whether such person is or was serving at the request of the Corporation, and it shall not be necessary to show any prior request for such service, which determination shall be final and binding on the Corporation and the person seeking indemnification.

  SECTION 12. Severability. If any provision of this Article V or the application of any such provision to any person or circumstance is held invalid, illegal or unenforceable for any reason whatsoever, the remaining provisions of this Article V and the application of such provisions to other persons or circumstances shall not be affected thereby and, to the fullest extent possible, the court finding such provision invalid, illegal or unenforceable shall modify and construe the provision so as to render it valid and enforceable as against all persons or entities and to give the maximum possible protection to persons subject to indemnification hereby within the bounds of validity, legality and enforceability. Without limiting the generality of the foregoing, if any director or officer of the Corporation, or any person who is or was serving at the request of the Corporation as a director or officer of any Other Enterprise, is entitled under any provision of this Article V to indemnification by the Corporation for some or a portion of the judgments, amounts paid in settlement, attorneys' fees, ERISA excise taxes or penalties, fines or other expenses actually and reasonably incurred by any such person in connection with any threatened, pending or completed action, suit or proceeding (including, without limitation, the investigation, defense, settlement or appeal of such action, suit or proceeding), whether civil, criminal, administrative, investigative or appellate, but not, however, for all of the total amount thereof, the Corporation shall nevertheless indemnify such person for the portion thereof to which such person is entitled.

                             ARTICLE VI. CONTRACTS

  The Board of Directors may authorize any officer or officers, agent or agents, to enter into any contract or execute and deliver any instrument in the name of and on behalf of the Corporation, and such authority may be general or confined to specific instances. If the Board takes no action to authorize an officer to enter into or execute contracts, the President, any Vice President or the Treasurer shall have authority to enter into and execute contracts and other instruments in the name of and on behalf of the Corporation.

            ARTICLE VII. CERTIFICATES FOR SHARES AND THEIR TRANSFER

  SECTION 1. Certificates for Shares. Certificates representing shares of the Corporation shall be in such form as shall be determined by the Board of Directors. Such certificates shall be signed by the President and by the Secretary or by such other officers authorized by law and by the Board of Directors so to do. All certificates for shares shall be consecutively numbered or otherwise identified. The name and address of the person to whom the shares represented thereby are issued, with the number of shares and date of issue, shall be entered in the stock transfer books of the Corporation. All certificates surrendered to the Corporation for transfer shall be canceled and no new certificate shall be issued until the former certificate for a like number shares shall have been surrendered and canceled, except that in case of a lost, destroyed or mutilated certificate, a new one may be issued therefor upon such terms and indemnity to the Corporation as the Board of Directors may prescribe.

  SECTION 2. Transfer of Shares. Transfer of shares of the Corporation shall be made only on the stock transfer books of the Corporation by the holder of record thereof or by his legal representative, who shall furnish proper evidence of authority to transfer, or by his attorney thereunto authorized by power of attorney duly executed and filed with the Secretary of the Corporation, and on surrender for cancellation of the certificate for such shares. The person in whose name shares stand on the books of the Corporation shall be deemed by the Corporation to be the owner thereof for all purposes.

  SECTION 3. Preemptive Rights. The holders of the common stock of this Corporation shall not have preemptive rights.

                           ARTICLE VIII. FISCAL YEAR

  The fiscal year of the Corporation shall be the calendar year.

                             ARTICLE IX. DIVIDENDS

  The Board of Directors may from time to time declare, and the Corporation may pay, dividends on its outstanding shares in the manner and upon the terms and conditions provided by law and its Articles of Incorporation.

                           ARTICLE X. CORPORATE SEAL

  This Corporation shall have a corporate seal.

                         ARTICLE XI. WAIVER OF NOTICE

  SECTION 1. Unless otherwise provided by law, whenever any notice is required to be given to any Stockholder or director of the Corporation under the provisions of these bylaws or under the provisions of the Articles of Incorporation or under the provisions of the Kansas General Corporation Code, a waiver thereof in writing, signed by the person or persons entitled to such notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.

  SECTION 2. Notwithstanding the provision for waiver of notice in Section 1 hereof, corporate action may be effected through a formal consent to the transaction of business signed by the directors of this Corporation.

                            ARTICLE XII. AMENDMENTS

  Subject to the right of the Stockholders to alter, amend or repeal the bylaws or adopt new bylaws, these bylaws may be altered, amended or repealed and new bylaws may be adopted by the Board of Directors at any special or regular meeting of the Board of Directors or by consent if all of the directors shall have consented to any such alterations, amendments, actions to repeal or the adoption of new or substituted bylaws.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Article XIII of the Western Resources Articles provides that a director of Western Resources shall not be personally liable to Western Resources or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) for paying a dividend or approving a stock repurchase in violation of the KGCC, or (iv) for any transaction from which the director derived an improper personal benefit. This provision is specifically authorized by
Section 17-6002(b)(8) of the KGCC.

  Article TENTH of the Westar Energy Articles provides that a director of Westar Energy will not be liable to Westar Energy or its shareowners for monetary damages for breach of fiduciary duty as a director, except to the extent that such exemption from liability or limitation is not permitted under the KGCC.

  Section 17-6305 of the KGCC (the "Indemnification Statute") provides for indemnification by a corporation of its corporate officers, directors, employees and agents or, if serving at the request of corporation, of any other corporation, partnership, joint venture, trust or other enterprise. The Indemnification Statute provides that a corporation may indemnify such persons who have been, are, or may become parties to an action, suit or proceeding due to their status as directors, officers, employees or agents of the corporation. Further, the Indemnification Statute grants authority to a corporation to implement its own broader indemnification policy. Article XIII of the Western Resources Articles, requires Western Resources to indemnify its directors and officers to the fullest extent provided by Kansas law, as the same may be amended. Further, as is provided for in Article XIII, Western Resources has entered into indemnification agreements with its directors, which provide indemnification broader than that available under Article XIII and the Indemnification Statute. Article V of the Bylaws of Westar Energy requires Westar Energy to indemnify its directors and officers and, if serving at the request of Westar Energy, directors and officers of Other Enterprises (as defined in the Westar Energy Bylaws) to the fullest extent permitted by the laws of the State of Kansas, as such laws may be amended.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

 EXHIBIT
   NO.                                 DESCRIPTION
 -------                               -----------
   2.1   Amended and Restated Agreement and Plan of Merger, dated as of March
         18, 1998, by and among Western Resources, KGE, Westar Energy and KCPL
         (included as Annex A to the Joint Proxy Statement/Prospectus contained in this Registration Statement).
   3.1   Restated Articles of Incorporation of Western Resources, as amended
         May 25, 1988 (incorporated herein by reference to Exhibit 4 to Western
         Resources' Registration Statement No. 33-23022)
   3.2   Certificate of Correction to Restated Articles of Incorporation of
         Western Resources (incorporated herein by reference to Exhibit 3(b) to
         Western Resources' Annual Report on Form 10-K for the year ended
         December 31, 1991)
   3.3   Amendment to Restated Articles of Incorporation of Western Resources
         (incorporated herein by reference to Exhibit 3 to Western Resources'
         Quarterly Report on Form 10-Q for the quarter ended June 30, 1994).
   3.4   Amendment to Restated Articles of Incorporation of Western Resources,
         as amended May 5, 1992 (incorporated herein by reference to Exhibit
         3(c) to Western Resources' Annual Report on Form 10-K for the year ended December 31, 1995).
   3.5   Amendment to Restated Articles of Incorporation of Western Resources,
         as amended May 7, 1996 (incorporated herein by reference to Exhibit
         3(a) to Western Resources' Quarterly Report on Form 10-Q for the
         quarter ended June 30, 1996).

 EXHIBIT
   NO.                                 DESCRIPTION
 -------                               -----------
   3.6   Form of Certificate of Amendment to Restated Articles of Incorporation
         of Western Resources, as amended (included as Annex E to the Joint
         Proxy Statement/Prospectus which is contained in this Registration
         Statement).
   3.7   Amendment to Restated Articles of Incorporation of Western Resources,
         as amended May 12, 1998 (incorporated herein by reference to Western
         Resources' Quarterly Report on Form 10-Q for the quarter ended March
         31, 1998).
   3.8   By-laws of Western Resources (incorporated herein by reference to
         Exhibit 3 to Western Resources' Quarterly Report on Form 10-Q for the
         quarter ended March 31, 1997).
   3.9   Amended and Restated Articles of Incorporation of Westar Energy, dated
         March 30, 1998 and effective April 6, 1998 (included as Annex F to the
         Joint Proxy Statement/Prospectus which is contained in this
         Registration Statement).
   3.10  By-laws of Westar Energy, dated March 30, 1998 and effective April 6,
         1998 (included as Annex G to the Joint Proxy Statement/Prospectus which is contained in this Registration Statement).
   4.1   See Exhibits 3.1-3.8 for provisions of the Restated Articles of
         Incorporation of Western Resources, as amended and By-laws of Western
         Resources defining rights of holders of common stock of Western
         Resources.
   4.2   See Exhibits 3.9 and 3.10 for provisions of the Articles of
         Incorporation and By-laws of Westar Energy defining rights of holders of common stock of Westar Energy.
   5.1   Opinion of Sullivan & Cromwell regarding the validity of securities of
         Western Resources being registered.
   5.2   Opinion of Sullivan & Cromwell regarding the validity of securities of
         Westar Energy being registered.
   5.3   Opinion of John K. Rosenberg, Executive Vice President and General
         Counsel to Western Resources, regarding the validity of securities of
         Western Resources being registered.
   5.4   Opinion of John K. Rosenberg, counsel to Westar Energy, regarding the validity of securities of Westar Energy being registered.
   8.1   Opinion of Sullivan & Cromwell regarding certain federal income tax matters.
   8.2   Opinion of Skadden, Arps, Slate, Meagher & Flom, L.L.P. regarding certain federal income tax matters.
  21.1   Subsidiaries of Western Resources (incorporated herein by reference to
         Exhibit 21 to the Annual Report on Form 10-K for the year ended
         December 31, 1996).
  23.1   Consent of Arthur Andersen L.L.P.
  23.2   Consent of Coopers & Lybrand L.L.P.
  23.3   Consents of Sullivan & Cromwell (included in the opinions filed as
         Exhibits 5.1, 5.2 and 8.1 to this Registration Statement).
  23.4   Consents of John K. Rosenberg (included in the opinions filed as
         Exhibits 5.3 and 5.4 to this Registration Statement).
  23.5   Consent of Skadden, Arps, Slate, Meagher & Flom, L.L.P. (included in
         Exhibit 8.2 to this Registration Statement).
  23.6   Consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated.
  23.7   Consent of Salomon Smith Barney.
  24.1   Powers of Attorney (previously filed).
  99.1   Western Resources Proxy Card.
  99.2   KCPL Proxy Card.

ITEM 22. UNDERTAKINGS.

  (a) The undersigned Registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities which remain unsold at the termination of the offering;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

  (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

  (c)(1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

  (2) The undersigned registrant hereby undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

  (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  (e) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

  (f) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, Western Resources, Inc., the Registrant, has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunder duly authorized, in the City of Topeka, State of Kansas, on the 9th day of June, 1998.

                                          Western Resources, Inc.
                                          (Registrant)

                                                  /s/ John E. Hayes, Jr.
                                          By: _________________________________
                                                    JOHN E. HAYES, JR.
                                              CHAIRMAN OF THE BOARD AND CHIEF
                                                     EXECUTIVE OFFICER

  Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

              SIGNATURE                        TITLE                 DATE

       /s/ John E. Hayes, Jr.          Chairman of the           June 9, 1998
-------------------------------------   Board and Chief
         JOHN E. HAYES, JR.             Executive Officer
                                        (Principal
                                        Executive Officer)

        /s/ Steven L. Kitchen          Executive Vice            June 9, 1998
-------------------------------------   President and Chief
          STEVEN L. KITCHEN             Financial Officer
                                        (Principal
                                        Financial and
                                        Accounting Officer)

                  *                    Director                  June 9, 1998
-------------------------------------
           FRANK J. BECKER

                  *                    Director                  June 9, 1998
-------------------------------------
            C.Q. CHANDLER

                  *                    Director                  June 9, 1998
-------------------------------------
         THOMAS R. CLEVENGER

                  *                    Director                  June 9, 1998
-------------------------------------
            JOHN C. DICUS

              SIGNATURE                         TITLE                DATE

                  *                     Director                 June 9, 1998
-------------------------------------
           DAVID H. HUGHES

                  *                     Director                 June 9, 1998
-------------------------------------
        RUSSELL W. MEYER, JR.

                  *                     Director                 June 9, 1998
-------------------------------------
           LOUIS W. SMITH

                  *                     Director                 June 9, 1998
-------------------------------------
           DAVID C. WITTIG

        /s/ John E. Hayes, Jr.
*By: ______________________________
          (JOHN E. HAYES, JR.
    AS ATTORNEY-IN-FACT FOR EACH OF
        THE PERSONS INDICATED)

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, NKC, Inc., the Registrant, has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunder duly authorized, in the City of Topeka, State of Kansas, on the 9th day of June, 1998.

                                         NKC, Inc.
                                         (Registrant)

                                                  /s/ John K. Rosenberg
                                         By: __________________________________
                                                   JOHN K. ROSENBERG
                                                       PRESIDENT

  Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

             SIGNATURE                       TITLE                 DATE

       /s/ John K. Rosenberg          President                June 9, 1998
------------------------------------   (Principal
         JOHN K. ROSENBERG             Executive Officer)

       /s/ Richard D. Terrill         Secretary and            June 9, 1998
------------------------------------   Treasurer
         RICHARD D. TERRILL            (Principal
                                       Financial and
                                       Accounting
                                       Officer)

       /s/ John K. Rosenberg          Director                 June 9, 1998
------------------------------------
         JOHN K. ROSENBERG

       /s/ Richard D. Terrill         Director                 June 9, 1998
------------------------------------
         RICHARD D. TERRILL

                                 EXHIBIT INDEX

 EXHIBIT
   NO.                             DESCRIPTION                             PAGE
 -------                           -----------                             ----
   2.1   Amended and Restated Agreement and Plan of Merger, dated as of
         March 18, 1998, by and among Western Resources, KGE, Westar
         Energy and KCPL (included as Annex A to the Joint Proxy
         Statement/Prospectus contained in this Registration Statement).
   3.1   Restated Articles of Incorporation of Western Resources, as
         amended May 25, 1988 (incorporated herein by reference to
         Exhibit 4 to Western Resources' Registration Statement No. 33-
         23022).
   3.2   Certificate of Correction to Restated Articles of Incorporation
         of Western Resources (filed as Exhibit 3(b) to Western
         Resources' Annual Report on Form 10-K for the year ended
         December 31, 1991).
   3.3   Amendment to Restated Articles of Incorporation of Western
         Resources (incorporated by reference to Exhibit 3 to Western
         Resources' Quarterly Report on Form 10-Q for the quarter ended
         June 30, 1994).
   3.4   Amendment to Restated Articles of Incorporation of Western
         Resources, as amended May 5, 1992 (incorporated by reference to
         Exhibit 3(c) to Western Resources' Annual Report on Form 10-K
         for the year ended December 31, 1995).
   3.5   Amendment to Restated Articles of Incorporation of Western
         Resources, as amended May 7, 1996 (incorporated by reference to
         Exhibit 3(a) to Western Resources' Quarterly Report on Form 10-
         Q for the quarter ended June 30, 1996).
   3.6   Form of Certificate of Amendment to Restated Articles of
         Incorporation of Western Resources, as amended (included as
         Annex E to the Joint Proxy Statement/Prospectus which is
         contained in this Registration Statement).
   3.7   Amendment to Restated Articles of Incorporation of Western
         Resources, as amended May 12, 1998 (incorporated herein by reference to Western Resources' Quarterly Report on Form 10-Q
         for the quarter ended March 31, 1998).
   3.8   By-laws of Western Resources (incorporated herein by reference to Exhibit 3 to Western Resources' Quarterly Report on Form 10-
         Q for the quarter ended March 31, 1997).
   3.9   Amended and Restated Articles of Incorporation of Westar
         Energy, dated March 30, 1998 and effective April 6, 1998
         (included as Annex F to the Joint Proxy Statement/Prospectus which is contained in this Registration Statement).
   3.10  By-laws of Westar Energy, dated March 30, 1998 and effective
         April 6, 1998 (included as Annex G to the Joint Proxy
         Statement/Prospectus which is contained in this Registration
         Statement).
   4.1   See Exhibits 3.1-3.8 for provisions of the Restated Articles of
         Incorporation of Western Resources, as amended, and By-laws of
         Western Resources defining rights of holders of common stock of
         Western Resources.
   4.2   See Exhibits 3.9 and 3.10 for provisions of the Articles of
         Incorporation and By-laws of Westar Energy defining rights of holders of common stock of Westar Energy.
   5.1   Opinion of Sullivan & Cromwell regarding the validity of
         securities of Western Resources being registered.


   5.2 Opinion of Sullivan & Cromwell regarding the validity of securities of Westar Energy being registered.
   5.3   Opinion of John K. Rosenberg, Executive Vice President and
         General Counsel to Western Resources, regarding the validity of securities of Western Resources being registered.
   5.4 Opinion of John K. Rosenburg, counsel to Westar Energy, regarding the validity of securities of Westar Energy being registered.
   8.1 Opinion of Sullivan & Cromwell regarding certain federal income tax matters.
   8.2   Opinion of Skadden, Arps, Slate, Meagher & Flom, L.L.P.
         regarding certain federal income tax matters.
  21.1 Subsidiaries of Western Resources (incorporated herein by reference to Exhibit 21 to the Annual Report on Form 10-K for the year ended December 31, 1996).
  23.1   Consent of Arthur Andersen L.L.P.

 EXHIBIT
   NO.                             DESCRIPTION                             PAGE
 -------                           -----------                             ----
  23.2   Consent of Coopers & Lybrand L.L.P.
  23.3   Consents of Sullivan & Cromwell (included in the opinions filed as Exhibits 5.1, 5.2 and 8.1 to this Registration Statement).
  23.4   Consents of John K. Rosenberg (included in the opinions filed as Exhibits 5.3 and 5.4 to this Registration Statement).
  23.5   Consent of Skadden, Arps, Slate, Meagher & Flom, L.L.P.
         (included in Exhibit 8.2 to this Registration Statement).
  23.6   Consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated.
  23.7   Consent of Salomon Smith Barney.
  24.1   Powers of Attorney (previously filed).
  99.1   Western Resources Proxy Card.
  99.2   KCPL Proxy Card.